UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12
COEUR D’ALENE MINES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4) and 0-11.
☑    Fee paid previously with preliminary materials.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $1.00 per share, of Coeur d’Alene Mines Corporation

(2)	Aggregate number of securities to which transaction applies:

260,976,363 shares of common stock

4,049,000 options to purchase shares of common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 260,976,363 shares of common stock multiplied by $3.41 per share; (B) options to purchase 4,049,000 shares of common stock multiplied by $3.01 (which is the difference between $3.41 and the weighted average exercise price of such options of $0.40 per share) and (C) $1,052,000 in cash that is payable in the transaction. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003070 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$903,168,888.30

(5)	Total fee paid:

$27,727.28

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

COEUR D’ALENE MINES CORPORATION
505 Front Avenue
Post Office Box I
Coeur d’Alene, Idaho 83814

October 19, 2007

Dear Coeur Shareholder:

You are cordially invited to attend a special meeting of shareholders of Coeur d’Alene Mines Corporation, to be held at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho at 9:30 am, local time, on December 3, 2007 to consider matters relating to the proposed acquisitions of Bolnisi Gold NL and Palmarejo Silver and Gold Corporation (the “Transactions”), as described in the attached proxy statement. Coeur’s Board of Directors unanimously believes that the Transactions are in the best interests of Coeur and its shareholders, because the combined company will be:

•	The world’s leading primary silver company in terms of: annual silver production and low production costs (once the Palmarejo Project commences operations), expected growth rate of production over the next two years, and exploration potential, along with a leading silver resource base;

•	Diversified geographically, with mining operations in North America, South America and Australia, ranging from exploration stage properties to development and operating properties;

•	Highly leveraged to commodity prices with unhedged production;

•	One of the world’s most liquid publicly-traded silver mining companies with listings on the NYSE and the Toronto Stock Exchange and an expected listing on the ASX in the form of CHESS Depositary Interests; and

•	Financially flexible with a large cash position, balance sheet strength, and enhanced access to capital markets.

At the special meeting, Coeur shareholders will be asked to vote on:

•	Proposal 1 — an amendment to Coeur’s articles of incorporation to increase the authorized number of shares of Coeur common stock from 500,000,000 to 750,000,000;

•	Proposal 2 — the issuance of shares of Coeur common stock in the Transactions;

•	Proposal 3 — authorization to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional votes to approve Proposals 1 and 2; and

•	such other matters as may be properly brought before the special meeting.

Coeur’s Board of Directors has unanimously approved the Transactions and the issuance of Coeur common stock in the Transactions. Accordingly, the Board of Directors unanimously recommends that Coeur shareholders vote FOR Proposals 1, 2 and 3.

The effectiveness of Proposals 1 and 2 is conditioned upon the approval of both proposals. Coeur shareholders can cast separate votes on each proposal, but unless the Coeur shareholders approve both proposals, neither will take effect.

There are certain risks associated with the Transactions, which are described in the attached proxy statement under the heading “Risk Factors,” beginning on page 31.

The Board of Directors hopes that you will attend the special meeting. However, whether or not you plan to attend the meeting, please sign, date and return the accompanying proxy card in the enclosed postage paid pre-addressed envelope, or otherwise return your proxy in a manner described in the accompanying proxy card, as soon as possible. Your vote is important, regardless of the number of shares you own, so please return your proxy card TODAY.

Sincerely,

DENNIS E. WHEELER
Chairman of the Board and Chief Executive Officer

The proxy statement and accompanying proxy card are dated October 19, 2007, and are first being mailed or given to Coeur shareholders on or about October 23, 2007.

The Transactions described in the attached proxy statement have not been approved or disapproved by the Securities and Exchange Commission or any other securities commission or authority, nor has any such commission or authority passed upon the fairness or merits of the Transactions or upon the accuracy or adequacy of the information contained in the attached proxy statement. Any representation to the contrary is a criminal offense.

COEUR D’ALENE MINES CORPORATION
505 Front Avenue
Post Office Box I
Coeur d’Alene, Idaho 83814

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 3, 2007

COEUR D’ALENE MINES CORPORATION

To the Shareholders of Coeur d’Alene Mines Corporation:

Notice is hereby given that a special meeting of shareholders of Coeur d’Alene Mines Corporation, an Idaho corporation (“Coeur”), will be held on December 3, 2007 at 9:30 am, local time at The Coeur d’Alene Resort and Conference Center located at Second Street and Front Avenue, Coeur d’Alene, Idaho, for the following purposes:

1. To consider and vote upon a proposal to amend and restate Coeur’s articles of incorporation to increase the authorized number of shares of Coeur common stock from 500,000,000 to 750,000,000.

2. To consider and vote on the proposed issuance of new shares of Coeur common stock, par value $1.00 per share, to Bolnisi Gold NL (“Bolnisi”) shareholders in connection with the combination of Bolnisi with Coeur and the proposed issuance of new shares of Coeur common stock to Palmarejo Silver and Gold Corporation (“Palmarejo”) shareholders in connection with the combination of Palmarejo and Coeur. The final number of new shares issued in connection with the combination will depend on whether existing Palmarejo options and warrants are exercised.

3. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt any of the foregoing proposals.

4. To consider and vote upon any other matters that properly come before the special meeting.

Only holders of record of Coeur common stock at the close of business on October 19, 2007, the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

By Order of our Board of Directors,

KELLI C. KAST
Secretary

Your Vote Is Important

Your vote is important. Accordingly, please complete, sign and return the enclosed proxy card or submit your proxy by telephone or over the Internet following the instructions on the proxy card. If you have any questions or need assistance, please call D.F. King & Co., Inc., which is assisting Coeur, toll-free at 1-800-901-0068.

Proxy Statement

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Currency

The functional currency of Coeur is the U.S. dollar. Unless otherwise specified, all references to “dollars,” “$,” or “US$” shall mean United States dollars. Bolnisi and Palmarejo use the Australian dollar (“A$”) and Canadian dollar (“C$”), respectively, as their functional currency.

Summary Term Sheet

This summary term sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the annexes. In addition, we incorporate by reference important business and financial information about us in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where Shareholders Can Find More Information About Coeur.” In this proxy statement, the terms “we,” “us,” “our,” “Coeur” and the “Company” refer to Coeur d’Alene Mines Corporation. In this proxy statement, we refer to Bolnisi Gold NL as “Bolnisi,” Palmarejo Silver and Gold Corporation as “Palmarejo,” Coeur Sub Two, Inc. as “Coeur Sub Two,” and Coeur d’Alene Mines Australia Pty Ltd as “Australian Bidco.”

•	The Companies. Coeur d’Alene Mines Corporation is one of the world’s leading primary silver producers and a growing gold producer. Coeur has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, Nevada, and Tanzania. Bolnisi Gold NL is an Australia-based company listed on the Australian stock exchange under the symbol “BSG” and whose principal asset is its indirect 72.8% (as of August 23, 2007) shareholding in outstanding common shares of Palmarejo. Palmarejo is a Canadian company listed on the TSX Venture Exchange under the symbol “PJO”. Palmarejo is engaged in the exploration and development of silver and gold properties located in the state of Chihuahua, in northern Mexico. Through its indirectly owned Mexican subsidiary, Palmarejo owns or has entered into agreements to acquire concessions comprising the Palmarejo-Trogan project.

•	The Proposed Transactions. Coeur, Bolnisi and Palmarejo are proposing to combine the three companies in a series of mergers. Coeur will indirectly acquire all the shares of Bolnisi pursuant to a scheme of arrangement and Coeur will indirectly acquire all the shares of Palmarejo pursuant to a plan of arrangement, each in exchange for Coeur common stock and cash. On May 3, 2007, Coeur, Coeur Sub Two, Australian Bidco and Bolnisi entered into a merger implementation agreement, or MIA, for Coeur to acquire the outstanding shares of Bolnisi in accordance with a scheme of arrangement to be submitted for approval by the Federal Court of Australia. On the same day, Coeur and Palmarejo entered into a merger implementation agreement for Coeur to acquire the outstanding shares of Palmarejo not indirectly owned by Bolnisi in accordance with a plan of arrangement to be submitted for approval by the Ontario Superior Court of Justice.

•	Consideration to be Paid. Coeur has agreed to issue 0.682 shares of Coeur common stock (or, at the election of the Bolnisi shareholder, CHESS Depositary Interests representing Coeur shares) and A$0.004 in cash (or approximately US$0.9 million in aggregate) for each Bolnisi ordinary share held on or about 5 days after the effective date of the scheme of arrangement. Coeur has agreed to issue 2.715 shares of Coeur common stock and C$0.004 in cash (or approximately US$0.2 million in aggregate) for each Palmarejo common share held immediately prior to the consummation of the combination excluding shares held by Bolnisi. Palmarejo will also issue new options to purchase Coeur shares that will be exchanged for all outstanding options to purchase Palmarejo shares. It is anticipated that this will result in Coeur issuing a total of approximately 261.0 million new shares, which excludes up to 11.0 million new shares that will be issuable upon the exercise of existing Palmarejo options and assumes that none of the existing Palmarejo warrants will be exercised before their expiration on October 19, 2007.

•	Purpose of Coeur Shareholder Vote. Coeur’s shareholders are being asked to consider and vote upon a proposal to amend our articles of incorporation to increase the authorized shares of Coeur common stock and to issue shares of common stock to shareholders of Bolnisi and Palmarejo. See “The Special Meeting of Coeur Shareholders” beginning on page 44.

•	Coeur’s Special Meeting. The Coeur shareholders’ vote will take place at a special meeting to be held at 9:30 am local time on December 3, 2007, at The Coeur d’Alene Resort and Conference Center located at Second Street and Front Avenue, Coeur d’Alene, Idaho.

•	Required Vote of Coeur’s Shareholders. The proposals must be adopted by the affirmative vote of a majority of the shares of Coeur common stock that are present or represented by proxy at the shareholder meeting. In addition, the total votes cast on the proposal to authorize the issuance of shares of Coeur common stock to shareholders of Bolnisi and Palmarejo must represent a majority of the shares of common stock outstanding on the date of the special meeting.

•	Record Date for Coeur’s Shareholders. You are entitled to vote at the special meeting if you owned shares of Coeur common stock at the close of business on October 19, 2007.

•	Coeur Voting Information. You will have one vote for each share of Coeur common stock that you owned at the close of business on the record date. If your shares are held in “street name” by a broker, you will need to provide your broker with instructions on how to vote your shares. Before voting your shares of Coeur common stock you should read this proxy statement in its entirety, including its annexes, and carefully consider how the Transactions affect you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope or submit your proxy by telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, please refer to “The Special Meeting of Coeur Shareholders” beginning on page 44.

•	Coeur’s Board Recommendation. Coeur’s board of directors unanimously recommends that Coeur’s shareholders vote FOR the amendment to Coeur’s articles of incorporation and the issuance of Coeur shares necessary to implement the Transactions.

•	Opinions of Coeur’s Financial Advisor. On May 2, 2007 and July 2, 2007 Coeur’s board of directors received a written opinion from CIBC World Markets Inc. each to the effect that, as of May 2, 2007 and July 2, 2007, respectively, and based upon and subject to the factors, assumptions, qualifications and limitations set forth in such opinion, the consideration to be paid by Coeur pursuant to the Transactions was fair, from a financial point of view, to Coeur.

•	Regulatory Approvals. Under the Corporations Act of 2001 (Cth) (“Corporations Act”), the Bolnisi Transaction requires court approval before it can become effective. The Corporations Act expressly prevents the Federal Court of Australia from granting approval unless: (1) a statement from the Australian Securities and Investments Commission (“ASIC”) that it has no objection to the Bolnisi Transaction is produced to the court; or (2) it is satisfied that the arrangement has not been proposed for the purpose of enabling any person to avoid the operation of any of the provisions of Chapter 6 of the Corporations Act (which relates to takeovers). Bolnisi intends to apply to ASIC for a statement that it has no objection to the Bolnisi Transaction and such no objection statement would be expected to be received on or about the Second Court Date, which we expect to occur on or about December 5, 2007. In addition to court approval, approval is also required from a majority of shareholders in each class of shares that are present and voting as well as 75% of the shareholders of Bolnisi present and voting. This meeting of Bolnisi shareholders is scheduled to occur on or about December 4, 2007. The Treasurer of the Commonwealth of Australia must also either issue a notice stating that the Commonwealth Government does not object to Coeur entering into and completing the Bolnisi Transaction or becomes, or be, precluded (any time before the Bolnisi Transaction becomes effective) from making an order in respect of the entry into or completion by Coeur of the Bolnisi Transaction under the Foreign Acquisition and Takeovers Act of 1975. In addition, permission must be obtained for the admission of Coeur Shares in the form of CDIs to quotation on the Australian Securities Exchange (“ASX”) by 8:00 am on the Second Court Date which is the day on which an application made to the Federal Court of Australia for orders under section 411(4)(b) of the Corporations Act approving the scheme of arrangement is heard. Any such approval may be subject to customary conditions and to the Scheme becoming Effective. Coeur also intends applying to ASX for a waiver of certain ASX Listing Rules.

Under the Canada Business Corporations Act, the Palmarejo Transaction requires court and shareholder approval. Palmarejo is expected to obtain an interim order from the Ontario Superior Court of Justice providing for the calling and holding of the Palmarejo special meeting and other procedural matters. Subject to the approval of the Palmarejo Transaction by two-thirds of the votes cast by Palmarejo shareholders represented in person or by proxy and by a majority of minority Palmarejo shareholders (being those shareholders other than Fairview (a wholly owned subsidiary of Bolnisi) and its affiliates and interested parties) at the Palmarejo special meeting and the approval of the Coeur share issuance and Coeur amendment to the articles of incorporation by the Coeur shareholders at the Coeur special meeting, the hearing in respect of a final order from the Ontario Superior Court of Justice is expected to take place on or about December 6, 2007.

•	Anticipated Closing of the Transactions. Coeur, Bolnisi and Palmarejo will complete the Transactions when all of the conditions to completion of the Transactions have been satisfied or waived. The parties are working toward satisfying these conditions and completing the Transactions as quickly as possible. The parties currently plan to complete the Transactions in the fourth quarter of 2007.

•	Additional Information. You can find more information about Coeur in the periodic reports and other information Coeur files with the Securities and Exchange Commission (the “SEC”). This information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see the section entitled “Where Shareholders Can Find More Information About Coeur” beginning on page 199. For a detailed description of the additional information available about Bolnisi, see the section entitled “Where Shareholders Can Find More Information About Bolnisi” beginning on page 200. Palmarejo files reports and other information with Canadian provincial securities commissions. These reports and information are available to the public free of charge on the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators (“SEDAR”) at www.sedar.com.

Questions and Answers about the Transactions and the Special Meeting

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the Transactions and the special meeting. You should still carefully read this entire proxy statement, including the attached Annexes.

Q:	What are Coeur, Bolnisi and Palmarejo proposing?

A:	Coeur, Bolnisi and Palmarejo are proposing to combine the three companies in a series of mergers. Coeur will acquire all the shares of Bolnisi pursuant to a scheme of arrangement and Coeur will acquire all the shares of Palmarejo pursuant to a plan of arrangement, each in exchange for Coeur common stock and cash. On May 3, 2007, Coeur, Coeur Sub Two, Australian Bidco and Bolnisi entered into a merger implementation agreement for Coeur to acquire the outstanding shares of Bolnisi in accordance with a scheme of arrangement to be submitted for approval by the Federal Court of Australia. On the same day, Coeur and Palmarejo entered into a merger implementation agreement for Coeur to acquire the outstanding shares of Palmarejo not indirectly owned by Bolnisi in accordance with a plan of arrangement to be submitted for approval by the Ontario Superior Court of Justice. Under the terms of the Bolnisi Transaction, Bolnisi shareholders will receive 0.682 Coeur shares (or, at the election of the Bolnisi shareholder, CHESS Depositary Interests representing Coeur shares) and a cash payment equal to A$0.004 (or approximately US$0.9 million in aggregate) for each Bolnisi ordinary share they own. In addition, new Palmarejo options to purchase Coeur shares will be exchanged for all outstanding options to purchase Palmarejo shares. Under the terms of the Palmarejo Transaction, Palmarejo shareholders will receive 2.715 Coeur shares and a cash payment equal to C$0.004 (or approximately US$0.2 million in aggregate) for each Palmarejo common share they own. It is anticipated that this will result in Coeur issuing a total of approximately 261.0 million new shares, which excludes up to 11.0 million new shares that will be issuable upon the exercise of existing Palmarejo options and assumes that none of the existing Palmarejo warrants will be exercised before their expiration on October 19, 2007.

Q:	How does the board of directors recommend that I vote?

A:	Coeur’s board of directors unanimously recommends that Coeur’s shareholders vote FOR the amendment to Coeur’s articles of incorporation and the issuance of Coeur shares necessary to implement the Transactions.

Q:	Why are Coeur, Bolnisi and Palmarejo proposing to combine?

A:	We believe that following commencement of production at the Palmarejo Project the combination of Coeur, Bolnisi and Palmarejo will create the world’s leading primary silver company in terms of growth rate, production costs, exploration potential, and silver resources. Once production commences for the Palmarejo Project, the combined company expects to become the largest primary silver producer in the world. The combined company is expected to be diversified geographically, with mining operations in North America, South America and Australia, ranging from exploration stage properties to development and operating properties, and will be highly leveraged to commodity prices with unhedged production. The combined company is expected to be one of the world’s most liquid publicly-traded silver mining companies with listings on the NYSE and the Toronto Stock Exchange and an expected listing on the ASX in the form of CHESS Depositary Interests. The combined company is expected to be financially flexible with a large cash position, balance sheet strength, and enhanced access to capital markets. Following the Transactions, the combined company is expected to have the scope, scale and financial strength to more efficiently develop existing opportunities and assets and to capitalize quickly on new growth and other opportunities within the mining industry.

Q:	Are there risks I should consider in deciding whether to vote for the proposed Transactions?

A:	Yes. The proposed transactions are subject to a number of risks and uncertainties. Coeur may not realize the benefits it currently anticipates due to the challenges associated with integrating the companies and other risks inherent in its mining business. See “Risk Factors” beginning on page 31.

Q:	How does Coeur intend to finance the Transactions?

A:	Coeur has agreed to issue 0.682 shares of Coeur common stock (or, at the election of the Bolnisi shareholder, CHESS Depositary Interests representing Coeur shares) and A$0.004 (or US$0.9 million in aggregate) in cash for each

Bolnisi ordinary share held immediately prior to the consummation of the combination. Coeur has agreed to issue 2.715 shares of Coeur common stock and C$0.004 (or US$0.2 million in aggregate) in cash for each Palmarejo common share held immediately prior to the consummation of the combination. It is anticipated that this will result in Coeur issuing a total of approximately 261.0 million new shares, which excludes up to 11.0 million new shares that will be issuable upon the exercise of existing Palmarejo options and assumes that none of the existing Palmarejo warrants will be exercised before their expiration on October 19, 2007.

Q:	When do Coeur, Bolnisi and Palmarejo expect to complete the Transactions?

A:	Coeur, Bolnisi and Palmarejo will complete the Transactions when all of the conditions to completion of the Transactions have been satisfied or waived. The parties are working toward satisfying these conditions and completing the Transactions as quickly as possible. The parties currently plan to complete the Transactions in the fourth quarter of 2007.

Q:	What will the share ownership, board of directors and management of Coeur look like after the combination?

A:	We estimate that upon completion of the Transactions, former shareholders of Bolnisi and Palmarejo will own approximately 48.29% of the outstanding common stock of the combined company. Assuming that all existing Palmarejo options are exercised before or after the consummation of the Transactions, former shareholders of Bolnisi and Palmarejo will own approximately 49.32% of the outstanding stock of the combined company. We do not expect any change in our board of directors or management following completion of the Transactions.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement and enclosed proxy card because, as of October 19, 2007, the record date for the special meeting, you owned shares of Coeur common stock. Only holders of record of shares of Coeur common stock as of the close of business on October 19, 2007, will be entitled to vote those shares at the special meeting. Our Board of Directors is providing these proxy materials to give you information to determine how to vote in connection with the special meeting of our shareholders.

This proxy statement describes the issues on which we would like you, as a shareholder, to vote. It also provides you with important information about these issues to enable you to make an informed decision as to whether to vote your shares of Coeur common stock for the matters described herein.

As more fully described herein, Coeur has agreed to acquire Bolnisi pursuant to a merger implementation agreement, made and entered into as of May 3, 2007, between Coeur, Coeur d’Alene Mines Australia Pty Ltd, Coeur Sub Two, Inc. and Bolnisi and Coeur has agreed to acquire Palmarejo pursuant to a merger implementation agreement, made and entered into as of May 3, 2007, between Coeur and Palmarejo.

We are holding a special meeting of shareholders in order to obtain the shareholder approval necessary to amend our articles of incorporation to increase the authorized shares of Coeur common stock and to issue shares of our common stock to shareholders of Bolnisi and Palmarejo. We will be unable to complete the Transactions unless the shareholders approve the proposals described in this proxy statement at the special meeting. We have included in this proxy statement important information about the Transactions and the special meeting. You should read this information carefully and in its entirety. We have attached a copy of the Bolnisi merger implementation agreement and the Palmarejo merger implementation agreement to this proxy statement as Annex A-1 and Annex B-1, respectively. The enclosed voting materials allow you to vote your shares without attending the special meeting.

Your vote is very important and we encourage you to complete, sign, date and mail your proxy card, as soon as possible, whether or not you plan to attend the special meeting. Convenient telephone and Internet voting options also are available. This proxy statement describes the issues on which we would like you, as a shareholder to vote.

Q:	When and where is the special meeting?

A:	The special meeting will be held at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho at 9:30 am, local time, on December 3, 2007.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of Coeur common stock at the close of business on October 19, 2007, the record date for the special meeting, may vote in person or by proxy at the special meeting.

Q:	What am I being asked to vote upon?

A:	You are being asked to consider and vote upon a proposal to increase the authorized shares of Coeur common stock from 500,000,000 to 750,000,000 in order to provide sufficient shares to issue to Bolnisi and Palmarejo shareholders in the Transactions and a proposal to authorize the issuance of shares of Coeur common stock to Bolnisi and Palmarejo’s shareholders. You are also being asked to consider and vote upon a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt such proposals. None of the proposed amendment to the existing articles of incorporation or the proposed share issuance will be implemented unless all are approved and the Transactions are completed.

Q:	What vote is required to approve the proposals?

A:	The proposals must be adopted by the affirmative vote of a majority of the shares of Coeur common stock that are present or represented by proxy at the shareholder meeting. In addition, the total votes cast on Proposal 2 must represent a majority of the shares of common stock outstanding on the date of the special meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of Coeur common stock that you own as of the record date.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the proposals from the beneficial owner.

Q:	How do I vote my Coeur common stock?

A:	Before you vote, you should read this proxy statement in its entirety, including its Annexes, and carefully consider how the Transactions affect you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope or submit your proxy by telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, see the section entitled “The Special Meeting — Record Date and Voting Information.”

Q:	What happens if I do not vote?

A:	The presence, in person or by proxy, of a majority of the shares of common stock outstanding on the date of the special meeting is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as present for purposes of determining whether a proposal has been approved. In addition, the total votes cast on Proposal 2 must represent a majority of the shares of common stock outstanding on the date of the special meeting. If you do not vote, your shares will not be counted towards the approval requirement.

Q:	What happens if I don’t indicate how to vote on my proxy?

A:	If you are a record holder of Coeur common stock and sign and send in your proxy card, but do not include instructions on how to vote, your shares will be voted FOR approval of the Coeur articles of incorporation amendment and the Coeur share issuance.

Q:	What happens if I sell my shares of Coeur common stock before the special meeting?

A:	The record date for shareholders entitled to vote at the special meeting is earlier than the expected date of the mergers. If you transfer your shares of Coeur common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an IRA must be voted under the rules governing the account.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of Coeur common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	What if I fail to instruct my broker?

A:	Without instructions, your broker will not vote any of your shares held in “street name.” Broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as present for purposes of determining whether a proposal has been approved.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must contact your broker or bank and obtain a “legal” proxy from the record holder.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

• First, you can send a written notice to the Coeur corporate secretary stating that you would like to revoke your proxy;

• Second, you can complete and submit a new proxy in writing, by telephone or over the Internet; or

• Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Who can help answer my questions?

A:	If you have questions about the Transactions and the special meeting, including the procedures for voting your shares, you should contact our proxy solicitor D.F. King & Co., Inc. toll-free at 1-800-901-0068 (banks and brokers may call collect at (212) 269-5550).

Introduction

This proxy statement and the accompanying form of proxy are being furnished to Coeur shareholders in connection with the solicitation of proxies by Coeur’s Board of Directors for use at the special meeting to be held at The Coeur d’Alene Resort and Conference Center located at Second Street and Front Avenue, Coeur d’Alene, Idaho, on December 3, 2007 at 9:30 am local time.

You are being asked to vote upon a proposal to increase the authorized shares of Coeur common stock from 500,000,000 to 750,000,000 in order to provide sufficient shares to issue to Bolnisi and Palmarejo shareholders in the Transactions and a proposal to authorize the issuance of shares of Coeur common stock to Bolnisi and Palmarejo’s shareholders.

The Companies

Coeur d’Alene Mines Corporation

Coeur d’Alene Mines Corporation is one of the world’s leading primary silver producers and a growing gold producer. Coeur has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, Nevada, and Tanzania.

Additional information about Coeur’s business is set forth in Coeur’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is available on the SEC’s website at www.sec.gov. See “Where Shareholders Can Find More Information About Coeur” on page 199.

Coeur d’Alene Mines Corporation
505 Front Avenue
Coeur d’Alene, Idaho 83814

Coeur d’Alene Mines Australia Pty Ltd

Coeur d’Alene Mines Australia Pty Ltd, an Australian corporation (“Australian Bidco”), was formed solely for the purpose of acquiring Bolnisi. Australian Bidco is a wholly-owned direct subsidiary of Coeur Sub Two and a wholly-owned indirect subsidiary of Coeur and has not engaged in any business except in anticipation of the Bolnisi Transaction.

Coeur d’Alene Mines Australia Pty Ltd
c/o CDE Australia Pty Ltd
Suite 1003
3 Spring Street
Sydney NSW 2000

Coeur Sub Two, Inc.

Coeur Sub Two, Inc., a Delaware corporation, was formed solely for the purpose of acquiring Bolnisi. Coeur Sub Two is a wholly-owned indirect subsidiary of Coeur and has not engaged in any business except in anticipation of the Bolnisi Transaction.

Coeur Sub Two, Inc.
c/o Coeur d’Alene Mines Corporation
505 Front Avenue
Coeur d’Alene, Idaho 83814

Bolnisi Gold NL

Bolnisi Gold NL is an Australia-based company listed on the Australian Stock Exchange under the symbol “BSG” and who is engaged in mining and exploration for gold and silver. Bolnisi’s principal asset is its indirect 72.8% (as of August 23, 2007) shareholding in the outstanding common shares of Palmarejo. Bolnisi also has a portfolio of Mexican-based exploration projects, which include the Yecora Gold-Silver project, Sonora, and the El Realito Gold-Silver project, Chihuahua.

Bolnisi Gold NL
Level 8
261 George Street
Sydney NSW 2000
Australia

Palmarejo Silver and Gold Corporation

Palmarejo Silver and Gold Corporation is engaged in the exploration and development of silver and gold projects, and is listed on the TSX Venture Exchange under the symbol “PJO”. Through its indirectly owned Mexican subsidiary, Palmarejo owns or has entered into agreements to acquire concessions comprising the Palmarejo-Trogan project. Additional information about Palmarejo’s business is set forth in Palmarejo’s Annual Information Form dated October 12, 2006, which is available under Palmarejo’s profile on SEDAR at www.sedar.com.

Palmarejo Silver and Gold Corporation
199 Bay Street, Suite 5300
Commerce Court West
Toronto, Ontario M5L 1B9
Canada

Cautionary Statements Concerning Forward-Looking Information

This proxy statement contains numerous forward-looking statements relating to Coeur’s, Bolnisi’s and Palmarejo’s gold and silver mining business, including estimated production data, expected operating schedules, expected operating and capital costs and other operating data and permit and other regulatory approvals. Such forward-looking statements are identified by the use of words such as “believes,” “intends,” “expects,” “hopes,” “may,” “should,” “plan,” “projected,” “contemplates,” “anticipates” or similar words. Actual production, operating schedules, results of operations, ore reserve and resource estimates and other projections and estimates could differ materially from those projected in the forward-looking statements. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include (i) the risk factors set forth below under “Risk Factors”, (ii) the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), (iii) changes in the market prices of gold and silver, (iv) the uncertainties inherent in Coeur’s, Bolnisi’s and Palmarejo’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, (v) the uncertainties inherent in the estimation of gold and silver ore reserves, (vi) changes that could result from Coeur’s future acquisition of new mining properties or businesses, (vii) the effects of environmental and other governmental regulations, and (viii) the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

All subsequent written and oral forward-looking statements attributable to Coeur or persons acting on Coeur’s behalf are expressly qualified in their entirety by the cautionary statements contained throughout this proxy statement.

All information contained in this proxy statement concerning Bolnisi has been supplied by Bolnisi and all information contained in this proxy statement concerning Palmarejo has been supplied by Palmarejo and in neither case has been independently verified by Coeur.

Selected Historical Financial Data of Coeur

The following table summarizes certain selected consolidated financial data with respect to Coeur and its subsidiaries and should be read in conjunction with Coeur’s historical consolidated financial statements and related notes attached as Annex C to this proxy statement.

Shareholders also should read this summary data with the unaudited pro forma condensed combined financial statements beginning on page 16.

	Six Months Ended June 30,		Year Ended December 31,
Income Statement Data:	2007	2006	2006	2005	2004	2003	2002
	(In thousands except per share data)

Revenues:
Sales of metal	$102,524	$98,895	$216,573	$156,284	$109,047	$93,620	$67,117

Costs and expenses:
Production costs applicable to sales	47,760	41,687	92,378	88,232	63,715	64,970	65,654
Depreciation and depletion	12,774	13,307	26,772	18,889	16,833	15,107	10,150
Administrative and general	11,884	9,618	19,369	20,624	17,499	12,264	8,806
Exploration	5,430	3,901	9,474	10,553	8,031	4,277	3,849
Pre-development	—	—	—	6,057	11,449	1,967	2,606
Other holding costs	—	—	—	—	—	4,478	3,608
Litigation settlements	507	469	2,365	1,600	—	—	—

Total costs and expenses	78,355	68,982	150,358	145,955	117,527	103,063	94,673

Other income (expense)
Interest and other income	8,866	7,314	18,654	8,385	3,165	2,064	4,080
Interest expense, net	(170)	(888)	(1,224)	(2,485)	(2,831)	(12,851)	(21,948)
Merger expenses	—	—	—	—	(15,675)	—	—
Loss on early retirement of debt	—	—	—	—	—	(41,564)	(19,061)

Total other income (expense)	8,696	6,426	17,430	5,900	(15,341)	(52,351)	(36,929)

Income (loss) from continuing operations before income taxes	32,865	36,339	83,645	16,229	(23,821)	(61,794)	(64,485)
Income tax (provision) benefit	(6,928)	(2,481)	(8,226)	(1,483)	5,785	7	—

Income (loss) from continuing operations	25,937	33,858	75,419	14,746	(18,036)	(61,787)	(64,485)
Income (loss) from discontinued operations	—	1,968	1,935	(4,195)	1,178	(2,139)	(16,334)
Gain on sale of net assets of discontinued operation	—	11,159	11,132	—	—	—	—
Cumulative effect of accounting change	—	—	—	—	—	(2,306)	—

Net income (loss)	$25,937	$46,985	$88,486	$10,551	$(16,858)	$(66,232)	$(80,819)

Other comprehensive income (loss)	516	1,740	2,391	447	(908)	(556)	(1,470)

Comprehensive income (loss)	$26,453	$48,725	$90,877	$10,998	$(17,766)	$(66,788)	$(82,289)

	Six Months Ended June 30,		Year Ended December 31,
Income Statement Data:	2007	2006	2006	2005	2004	2003	2002
	(In thousands except per share data)

Basic and Diluted Income (Loss) Per Share Data:
Basic Income (Loss) Per Share:
Income (loss) from continuing operations	$0.09	$0.13	$0.28	$0.06	$(0.08)	$(0.37)	$(0.82)
Income (loss) from discontinued operations	—	0.05	0.05	(0.02)	0.00	(0.01)	(0.21)
Cumulative effect of accounting change	—	—	—	—	—	(0.01)	—

Net income (loss)	$0.09	$0.18	$0.33	$0.04	$(0.08)	$(0.39)	$(1.03)

Diluted Income (Loss) Per Share:
Income (loss) from continuing operations	$0.09	$0.12	$0.26	$0.06	$(0.08)	$(0.37)	$(0.82)
Income (loss) from discontinued operations	—	0.04	0.04	(0.02)	0.00	(0.01)	(0.21)
Cumulative effect of accounting change	—	—	—	—	—	(0.01)	—

Net income (loss)	$0.09	$0.16	$0.30	$0.04	$(0.08)	$(0.39)	$(1.03)

Weighted average number of shares of common stock
Basic	277,720	265,049	271,357	242,915	215,969	168,186	78,193

Diluted	302,205	289,832	296,082	243,683	215,969	168,186	78,193

	June 30,		December 31,
Balance Sheet Data:	2007	2006	2006	2005	2004	2003	2002
	(In thousands except per share data)

Total assets	$883,912	$794,083	$849,626	$594,816	$525,777	$259,467	$173,491
Working capital	$311,379	$425,626	$383,082	$281,977	$345,894	$96,994	$2,661
Long-term debt	$180,000	$180,000	$180,000	$180,000	$180,000	$9,563	$66,797
Long-term liabilities	$211,844	$207,955	$210,117	$206,921	$198,873	$29,461	$81,200
Shareholders’ equity	$609,163	$537,290	$580,994	$341,553	$293,454	$197,478	$47,687

Selected Historical Financial Data of Bolnisi

The following selected historical financial data of Bolnisi is derived from Bolnisi’s audited financial statements for each of the years in the five year period ended June 30, 2007. As of August 23, 2007 Bolnisi owns approximately 72.8% of Palmarejo whose separate selected financial data is shown separately hereafter. The consolidated amounts shown below include the accounts of Palmarejo. This summary data should be read together with Bolnisi’s financial statements and the accompanying notes, included in Annex D to this proxy statement. Bolnisi’s financial statements are prepared in accordance with Australian Accounting Standards (“AASBS”), which differs from US GAAP in certain respects. A discussion of these differences is presented in the notes to Bolnisi’s financial statements contained in Annex D to this proxy statement. Selected historical financial data presented under US GAAP is also shown below. The following selected financial data is presented in Australian dollars. Historical results are not indicative of the results to be expected in the future.

Shareholders also should read this summary data with the unaudited pro forma condensed combined financial statements beginning on page 16.

	Bolnisi Historical Financial Data
	Year Ended June 30,
Australian Accounting Standards(1)	2007	2006	2005	2004	2003
	(Australian $ in thousands except per share data)

Revenue from sale of gold and silver	$—	$—	$—	$24,446	$49,487
— mining and treatment costs	—	—	—	(14,173)	(22,494)

Gross profit from the sale of gold and silver			—	10,273	26,993
Other revenues from ordinary activities	2,458	3,253	809	6,834	126
Expenses from ordinary activities	7,124	6,452	3,824	10,623	6,339

Profit from ordinary activities before related income tax expense	(4,666)	(3,199)	(3,015)	6,484	20,780
Income tax (expense)/benefit related to ordinary activities	—	(420)	(493)	(2,424)	(6,380)

Profit/(loss) after tax but before profit and loss of discontinued operation and gain on sale of discontinued operation	(4,666)	(3,619)	(3,508)	4,060	14,400
Profit and loss from discontinued operations and gain on sale of discontinued operations, net of tax	—	10,693	6,423	—	—

Profit/(loss) for the year	$(4,666)	$7,074	$2,915	$4,060	$14,400

Net profit (loss) attributable to outside equity interests	$(300)	$3,209	$574	$(3,449)	$(7,824)
Net profit (loss) attributable to members of the parent entity	$(4,366)	$3,865	$2,341	$611	$6,576
Basic earnings (loss) per share from continuing operations	$(.016)	$(.01)	$.013	$.004	$.04
Diluted earnings (loss) per share from continuing operations	$(.016)	$(.01)	$.013	$.004	$.04

	Bolnisi Historical Financial Data
	June 30,
	2007	2006	2005	2004	2003
	(Australian $ in thousands)

Balance sheet data
Total assets	$137,999	$144,111	$88,246	$50,886	$44,599
Working capital	16,056	91,387	45,015	21,869	19,355
Long-term debt	9,877	—	2,196	9,588	9,525
Shareholders’ equity	119,335	138,170	66,932	33,226	29,622

	Bolnisi Historical Financial Data
	Year Ended June 30,
US GAAP	2007	2006	2005
	(Australian $ in thousands
	except per share data)

Revenue from sale of gold and silver	$—	$—	$—
— mining and treatment costs	—	—	—
Gross profit from the sale of gold and silver			—

Other revenues from ordinary activities	2,458	3,253	809
Expenses from ordinary activities:	7,124	6,452	3,824
Exploration and predevelopment	18,328	21,636	12,776

Profit from ordinary activities before related income tax expense	(22,994)	(24,835)	(15,791)
Income tax (expense)/benefit related to ordinary activities	—	(420)	(493)

Profit/(loss) after tax but before profit and loss of discontinued operation and gain on sale of discontinued operation	(22,994)	(25,255)	(16,284)
Profit and loss from discontinued operations and gain on sale of discontinued operations, net of tax	—	10,693	6,423

Profit/(loss) for the year before outside equity interests	(22,994)	(14,562)	(9,861)
Net profit (loss) attributable to outside equity interests	5,292	1,945	8,097

Net profit (loss) attributable to members of the parent entity	$(17,702)	$(12,617)	$(1,764)

Basic earnings (loss) per share from continuing operations	$(.063)	$(.046)	$(.008)
Diluted earnings (loss) per share from continuing operations	$(.063)	$(.046)	$(.008)

	Bolnisi Historical Financial Data
	June 30,
	2007	2006	2005
	(Australian $ in thousands)

Balance sheet data
Total assets	$100,152	$114,410	$74,979
Working capital	16,056	91,387	45,015
Long-term debt	9,877	—	2,196
Shareholders’ equity	181,488	108,469	53,664

(1)	The consolidated financial statements for the years ended June 30, 2007, 2006 and 2005 are general purpose financial statements which have been prepared in accordance Australian equivalents to International Financial Reporting Standards (“AIFRS”), comprising Australian Accounting Standards (“AASBs”) (including Australian Accounting Interpretations) adopted by the Australian Accounting Standards Board (“AASB”) and the Corporations Act 2001. These consolidated financial statements of Bolnisi comply with International Financial Reporting Standards (“IFRS”) and interpretations adopted by the International Accounting Standards Board. For the years ended June 30, 2004 and 2003, the consolidated financial statements have been prepared in accordance with Accounting Standards, Urgent Issues Group Consensus Views, other authoritative pronouncements of the Australian Accounting Standards Board and the Corporations Act 2001.

Selected Historical Financial Data of Palmarejo

The following selected historical financial data of Palmarejo is derived from Palmarejo’s audited financial statements for the years ended June 30, 2007 and 2006 and for the 248-day period from Palmarejo’s inception to June 30, 2005. This summary data should be read together with Palmarejo’s financial statements and the accompanying notes, included in Annex E to this proxy statement. Palmarejo’s financial statements are prepared in accordance with Canadian GAAP, which differs from US GAAP in certain respects. A discussion of these differences is presented in the notes to Palmarejo’s financial statements contained in Annex E to this proxy statement. Selected historical financial data presented under US GAAP is also shown below. The following selected historical financial data is presented in Canadian dollars. Historical results are not indicative of the results to be expected in the future.

Shareholders also should read this summary data with the unaudited pro forma condensed combined financial statements beginning on page 16.

	Palmarejo Historical Financial Data
	Year Ended June 30,
Canadian GAAP	2007	2006	2005(1)
	(In thousands except per share data)
Operating data
Interest income	$1,805	$700	$73
Expenses and other	2,340	1,781	4,338

Net earnings (loss)	$(535)	$(1,081)	$(4,265)

Basic and diluted earnings per share	$(0.01)	$(0.01)	$(0.14)
Weighted average shares — basic and diluted	90,739	75,403	31,052

	June 30,
	2007	2006	2005
Balance sheet data
Total assets	$129,674	$104,350	$15,493
Working capital	5,116	67,059	(1,603)
Long-term debt	8,918	752	—
Shareholders’ equity	104,061	103,097	11,208

	Palmarejo Historical Financial Data
	Year Ended June 30,
US GAAP	2007	2006	2005(1)
	(In thousands except per share data)
Operating data
Interest income	$1,805	$700	$73
Expenses and other	19,072	20,771	9,050

Net earnings (loss)	$(17,267)	$(20,071)	$(8,977)

Basic and diluted earnings per share	$(0.19)	$(0.27)	$(0.29)
Weighted average shares — basic and diluted	90,739	75,403	31,052

	June 30,
	2007	2006	2005
Balance sheet data
Total assets	$81,694	$73,414	$10,781
Working capital	5,116	67,059	(1,603)
Long-term debt	8,918	752	—
Shareholders’ equity	56,081	72,161	6,496

(1)	The Company commenced operations during the year ended June 30, 2005. Operating data is provided for the 248-day period ended June 30, 2005.

Unaudited Pro Forma Condensed Combined Financial Statements

On May 3, 2007, Coeur, Coeur Sub Two, Australian Bidco and Bolnisi entered into a merger implementation agreement for Coeur to acquire all of the shares of Bolnisi in accordance with a scheme of arrangement to be submitted for approval by the Federal Court of Australia. On the same day, Coeur and Palmarejo entered into a merger implementation agreement for Coeur to acquire the outstanding shares of Palmarejo not directly owned by Bolnisi in accordance with a plan of arrangement to be submitted for approval by the Ontario Superior Court of Justice. Pursuant to these agreements, Coeur will indirectly acquire all the shares of Bolnisi pursuant to a scheme of arrangement and Coeur will indirectly acquire all the shares of Palmarejo pursuant to a plan of arrangement, each in exchange for Coeur common stock and cash.

Under the terms of the Transactions, Bolnisi shareholders will receive 0.682 Coeur shares for each Bolnisi share they own (or, at the election of the Bolnisi shareholder, CHESS Depositary Interests representing Coeur shares), and Palmarejo shareholders will receive 2.715 Coeur shares for each Palmarejo share they own. It is anticipated that this will result in Coeur issuing a total of approximately 261.0 million new shares, which excludes up to 11.0 million shares that are issuable in exchange for Palmarejo shares that may be issued upon the exercise of outstanding Palmarejo options. Upon closing, all unexercised Palmarejo options will be exchanged for options to acquire Coeur shares. In addition, Bolnisi and Palmarejo shareholders will receive a nominal cash payment equal to A$0.004/US$0.003 per Bolnisi share (or approximately US$0.9 million in aggregate) and C$0.004/US$0.003 per Palmarejo share (or approximately US$0.2 million in aggregate), respectively.

All holders of Palmarejo options will receive Palmarejo Replacement Options (as defined below) under the plan of arrangement. A “Palmarejo Replacement Option” will entitle the holder thereof to acquire the number of Coeur shares equal to the product of (i) the number of Palmarejo shares subject to the Palmarejo option immediately prior to the consummation of the Transactions, and (ii) 2.715 Coeur shares plus the portion of a Coeur share that, immediately prior to the consummation of the Transactions, has a fair market value equal to C$0.004 for each Palmarejo share that the holder was entitled to receive, provided that if the foregoing would result in the issuance of a fraction of a Coeur share, then the number of Coeur shares otherwise issued shall be rounded down to the nearest whole number of Coeur shares. The exercise price per Coeur share subject to any such Palmarejo Replacement Option shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to the quotient of (A) the exercise price per Palmarejo share subject to such Palmarejo Option immediately before the consummation of the Transactions divided by (B) 2.715 plus such portion of a Coeur share that, immediately prior to the consummation of the Transactions, has a fair market value equal to C$0.004 cash (provided that the aggregate exercise price payable on any particular exercise of Palmarejo Replacement Options shall be rounded up to the nearest whole cent). Except as set out above, the terms of each Palmarejo Replacement Option shall be the same as the terms of the Palmarejo option exchanged therefor pursuant to the Palmarejo Share Option Plan in the plan of arrangement and any agreement evidencing the grant thereof prior to the consummation of the Transactions.

The following unaudited pro forma condensed combined financial statements and notes have been prepared based on Coeur’s, Bolnisi’s and Palmarejo’s historical financial statements to assist shareholders in analyzing the potential financial results of the combined company. The Transactions are accounted for as purchases of assets and not as business combinations since Bolnisi and Palmarejo are considered to be in the development stage. The unaudited pro forma condensed combined financial statements are prepared on that basis, and are presented to give effect to the following two alternative scenarios: (i) the acquisition of Bolnisi and Palmarejo by Coeur and (ii) the acquisition of Bolnisi only (and not Palmarejo) by Coeur. For each of the alternative scenarios, the following unaudited pro forma condensed combined financial statements represent the combined company’s unaudited pro forma condensed combined balance sheet as of June 30, 2007, and unaudited pro forma condensed combined income statements for the six months ended June 30, 2007 and the year ended December 31, 2006. The unaudited pro forma condensed combined balance sheet gives effect to the acquisition(s) as if they occurred on the date of such balance sheet. The accompanying unaudited pro forma condensed combined income statements give effect to the acquisition(s) as if they occurred on January 1, 2006, the first day of Coeur’s year ended December 31, 2006.

Coeur’s historical information has been derived from its historical financial statements which were prepared and presented in accordance with U.S. GAAP.  Bolnisi’s historical consolidated financial statements are presented in Australian dollars and were prepared in accordance with AIFRS, which differs in certain respects from

U.S. GAAP. As described in the notes to Bolnisi’s financial statements included in Annex D to this proxy statement and the notes to these unaudited pro forma condensed combined financial statements, Bolnisi’s historical consolidated financial statements were adjusted to be presented under U.S. GAAP and were translated from A$ to US$. As presented in the notes to Palmarejo’s financial statements included in Annex E to this proxy statement and the notes to these unaudited pro forma condensed combined financial statements, pro forma adjustments have been made to the consolidated financial statements of Bolnisi (including Palmarejo) to conform with Coeur’s presentation under U.S. GAAP.

The pro forma adjustments are based upon available information and assumptions that management of Coeur believes are reasonable. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the notes accompanying those statements. The companies might have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the combination. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Coeur, Bolnisi and Palmarejo and the related notes included as annexes to this proxy statement.

Coeur d’Alene Mines Corporation

Unaudited Pro Forma Combined Consolidated Balance Sheet as of June 30, 2007
(Bolnisi and Palmarejo) (Note 1)

			Pro Forma		Pro Forma
	Coeur	Bolnisi	Adjustments		Combined
	(In thousands except per share data)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$236,232	$16,646	(d)	$(11,600)	$240,226
			(e)	(1,052)
Short-term investments	36,270	—		—	36,270
Receivables	38,732	4,393		—	43,125
Ore on leach pad	32,729	—		—	32,729
Metal and other inventory	18,353	—		—	18,353
Deferred taxes	3,872	—		—	3,872
Prepaid expenses and other	8,096	48		—	8,144

Total current assets	374,284	21,087		(12,652)	382,719

PROPERTY, PLANT AND EQUIPMENT
Property, plant & equipment, net	98,497	52,952		—	151,449

MINING PROPERTIES
Operational mining properties, net	13,098	—		—	13,098
Mineral interests, net	64,891	—		—	64,891
Non producing and development properties	258,979	—	(c)	1,483,371	1,729,294
			(f)	(13,056)

	435,465	52,952		1,470,315	1,958,732

OTHER ASSETS
Ore on leach pad, non current portion	37,374	—		—	37,374
Restricted cash and cash equivalents	21,652	—		—	21,652
Debt issuance costs, net	4,999	—		—	4,999
Deferred income taxes	1,389	—		—	1,389
Other	8,749	—		—	8,749

Total non-current assets	74,163	—		—	74,163

Total Assets	$883,912	$74,039		$1,457,663	$2,415,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$35,967	$5,360		$—	$41,327
Accrued liabilities and other	8,877	—		—	8,877
Accrued taxes	5,363	—		—	5,363
Accrued payroll and related benefits	7,005	—		—	7,005
Accrued interest payable	1,031	—		—	1,031
Current portion of reclamation and mine closure	4,662	—		—	4,662
Current portion of capital leases	—	2,098		—	2,098

Total current liabilities	62,905	7,458		—	70,363

LONG TERM LIABILITIES
1 1/4% Convertible senior Notes due 2024	180,000	—		—	180,000
Long-term debt	—	8,384		—	8,384
Reclamation and mine closure	27,579	—		—	27,579
Deferred income taxes	—	—	(c)	453,701	440,645
			(f)	(13,056)
Other long-term liabilities	4,265	—		—	4,265

Total non-current liabilities	211,844	8,384		440,645	660,873

STOCKHOLDERS’ EQUITY
Common stock	279,507	47,751	(a)	(47,751)	540,483
			(b)	260,976
Additional paid in capital	779,062	(6,730)	(a)	6,730	1,593,301
			(b)	782,930
			(g)	31,309
Accumulated deficit	(437,285)	3,997	(a)	(3,997)	(437,285)
Shares held in treasury	(13,190)	—	(b)	—	(13,190)
Minority interest	—	13,179	(a)	(13,179)	—
Accumulated other comprehensive income	1,069	—		—	1,069

Total stockholders’ equity	609,163	58,197		1,017,018	1,684,378

Total liabilities and stockholders’ equity	$883,912	$74,039		$1,457,663	$2,415,614

See accompanying notes to these pro forma financial statements.

Coeur d’Alene Mines Corporation

Unaudited Pro Forma Combined Income Statement for the Six Months Ended June 30, 2007
(Bolnisi and Palmarejo) (Note 1)

			Pro Forma			Pro Forma
	Coeur	Bolnisi	Adjustments			Combined
	(In thousands except per share data)

REVENUES
Sales of metals	$102,524	$—			$—	$102,524

COSTS AND EXPENSES
Production costs applicable to sales	47,760	—			—	47,760
Depreciation and depletion	12,774	—			—	12,774
Administrative and general	11,884	1,808			—	13,692
Exploration	5,430	9,695			—	15,125
Litigation settlement	507	—			—	507
Other	—	1,863			—	1,863

Total costs and expenses	78,355	13,366			—	91,721

Operating income (loss)	24,169	(13,366)			—	10,803
OTHER INCOME AND EXPENSES
Interest and other	8,866	654			—	9,520
Interest expense, net of capitalized interest	(170)	—			—	(170)

Total other income and expenses	8,696	654			—	9,350
Income (loss) before taxes	32,865	(12,712)			—	20,153
Income tax (provision) benefit	(6,928)	—			—	(6,928)

NET INCOME (LOSS)	$25,937	$(12,712)			$—	$13,225

BASIC AND DILUTED INCOME (LOSS) PER SHARE
Basic income (loss) per share	$0.09					$0.03

Diluted income (loss) per share	$0.09					$0.02

Weighted average number of shares of common stock:
Basic	277,720		(b	)	260,976	536,696
Diluted	302,205		(b	)	260,976	563,181

See accompanying notes to these pro forma financial statements.

Coeur d’Alene Mines Corporation

Unaudited Pro Forma Combined Income Statement for the Year Ended December 31, 2006
(Bolnisi and Palmarejo) (Note 1)

		Bolnisi and	Pro Forma			Pro Forma
	Coeur	Palmarejo	Adjustments			Combined
	(In thousands except per share data)

REVENUES
Sales of metals	$216,573	$—			$—	$216,573

COSTS AND EXPENSES
Production costs applicable to sales	92,378	—			—	92,378
Depreciation and depletion	26,772	—			—	26,772
Administrative and general	19,369	3,155			—	22,524
Exploration	9,474	15,013			—	24,487
Litigation settlement	2,365	—			—	2,365
Other	—	538			—	538

Total costs and expenses	150,358	18,706			—	169,064

Operating income (loss)	66,215	(18,706)			—	47,509
OTHER INCOME AND EXPENSES
Interest and other	18,654	1,957			—	20,611
Interest expense, net of capitalized interest	(1,224)	(440)				(1,664)

Total other income and expenses	17,430	1,517			—	18,947
Income (loss) from continuing operations before taxes	83,645	(17,189)			—	66,456
Income tax (provision) benefit	(8,226)	—				(8,226)

INCOME (LOSS) FROM CONTINUING OPERATIONS	$75,419	$(17,189)			$—	$58,230

BASIC AND DILUTED INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS
Basic income (loss) per share	$0.28					$0.11

Diluted income (loss) per share	$0.26					$0.10

Weighted average number of shares of common stock:
Basic	271,357		(b	)	260,976	532,333
Diluted	296,082		(b	)	260,976	557,058

See accompanying notes to these pro forma financial statements.

Coeur d’Alene Mines Corporation

Unaudited Pro Forma Combined Consolidated Balance Sheet as of June 30, 2007
(Bolnisi Only (and not Palmarejo)) (Note 2)

			Pro Forma			Pro Forma
	Coeur	Bolnisi	Adjustments			Combined
	(In thousands except per share data)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$236,232	$16,646	(d	)	$(11,600)	$240,309
			(e	)	(969)
Short-term investments	36,270	—			—	36,270
Receivables	38,732	4,393			—	43,125
Ore on leach pad	32,729	—			—	32,729
Metal and other inventory	18,353	—			—	18,353
Deferred taxes	3,872	—			—	3,872
Prepaid expenses and other	8,096	48			—	8,144

Total current assets	374,284	21,087			(12,569)	382,802

PROPERTY, PLANT AND EQUIPMENT
Property, plant & equipment, net	98,497	52,952			—	151,449

MINING PROPERTIES
Operational mining properties, net	13,098	—			—	13,098
Mineral interests, net	64,891	—			—	64,891
Non producing and development properties	258,979	—	(c	)	1,115,684	1,361,607
			(f	)	(13,056)

	435,465	52,952			1,102,628	1,591,045

OTHER ASSETS
Ore on leach pad, non current portion	37,374	—			—	37,374
Restricted cash and cash equivalents	21,652	—			—	21,652
Debt issuance costs, net	4,999	—			—	4,999
Deferred income taxes	1,389	—			—	1,389
Other	8,749	—			—	8,749

Total non-current assets	74,163	—			—	74,163

Total Assets	$883,912	$74,039			$1,090,059	$2,048,010

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$35,967	$5,360			$—	$41,327
Accrued liabilities and other	8,877	—			—	8,877
Accrued taxes	5,363	—			—	5,363
Accrued payroll and related benefits	7,005	—			—	7,005
Accrued interest payable	1,031	—			—	1,031
Current portion of reclamation and mine closure	4,662	—			—	4,662
Current portion of capital leases	—	2,098			—	2,098

Total current liabilities	62,905	7,458			—	70,363

LONG TERM LIABILITIES
1 1/4% Convertible senior Notes due 2024	180,000	—			—	180,000
Long-Term Debt	—	8,384			—	8,384
Reclamation and mine closure	27,579	—			—	27,579
Deferred income taxes	—	—	(c	)	366,846	353,790
			(f	)	(13,056)
Other long-term liabilities	4,265	—			—	4,265

Total non-current liabilities	211,844	8,384			353,790	574,018

Minority Interest	—	—	(g	)	13,179	13,179

STOCKHOLDERS’ EQUITY
Common stock	279,507	47,751	(a	)	(47,751)	474,247
			(b	)	194,740
Capital surplus	779,062	(6,730)	(a	)	6,730	1,365,609
			(b	)	586,547
Accumulated deficit	(437,285)	3,997	(a	)	(3,997)	(437,285)
Shares held in treasury	(13,190)	—			—	(13,190)
Minority interest	—	13,179	(g	)	(13,179)	—
Accumulated other comprehensive income	1,069	—			—	1,069

Total stockholders’ equity	609,163	58,197			723,090	1,390,450

Total liabilities and stockholders’ equity	$883,912	$74,039			$1,090,059	$2,048,010

See accompanying notes to these pro forma financial statements.

Coeur d’Alene Mines Corporation

Unaudited Pro Forma Combined Income Statement for the Six Months Ended June 30, 2007
(Bolnisi only (and not Palmarejo)) (Note 2)

			Pro Forma			Pro Forma
	Coeur	Bolnisi	Adjustments			Combined
	(In thousands except per share data)

REVENUES
Sales of metals	$102,524	$—			$—	$102,524

COSTS AND EXPENSES
Production costs applicable to sales	47,760	—			—	47,760
Depreciation and depletion	12,774	—			—	12,774
Administrative and general	11,884	1,808			—	13,692
Exploration	5,430	9,695			—	15,125
Litigation settlement	507	—			—	507
Other	—	1,863			—	1,863

Total costs and expenses	78,355	13,366			—	91,721
Operating income (loss)	24,169	(13,366)			—	10,803
OTHER INCOME AND EXPENSES
Interest and other	8,866	654			—	9,520
Interest expense, net of capitalized interest	(170)	—			—	(170)
Minority interest in loss of consolidated subsidiaries	—	3,606			—	3,606

Total other income and expenses	8,696	4,260			—	12,956
Income (loss) before taxes	32,865	(9,106)			—	23,759
Income tax (provision) benefit	(6,928)	—			—	(6,928)

NET INCOME (LOSS)	$25,937	$(9,106)			$—	$16,831

BASIC AND DILUTED INCOME (LOSS) PER SHARE
Basic income (loss) per share	$0.09					$0.04

Diluted income (loss) per share	$0.09					$0.03

Weighted average number of shares of common stock
Basic	277,720		(b	)	194,740	472,460
Diluted	302,205		(b	)	194,740	496,945

See accompanying notes to these pro forma financial statements.

Coeur d’Alene Mines Corporation

Unaudited Pro Forma Combined Income Statement for the Year Ended December 31, 2006
(Bolnisi only (and not Palmarejo)) (Note 2)

			Pro Forma			Pro Forma
	Coeur	Bolnisi	Adjustments			Combined
	(In thousands except per share data)

REVENUES
Sales of metals	$216,573	$—			$—	$216,573

COSTS AND EXPENSES
Production costs applicable to sales	92,378	—			—	92,378
Depreciation and depletion	26,772	—			—	26,772
Administrative and general	19,369	3,155			—	22,524
Exploration	9,474	15,013			—	24,487
Litigation settlement	2,365	—			—	2,365
Other	—	538			—	538

Total costs and expenses	150,358	18,706			—	169,064
Operating income (loss)	66,215	(18,706)			—	47,509
OTHER INCOME AND EXPENSES
Interest and other	18,654	1,957			—	20,611
Interest expense, net of capitalized interest	(1,224)	(440)			—	(1,664)
Minority interest in loss of consolidated subsidiaries	—	3,417			—	3,417

Total other income and expenses	17,430	4,934			—	22,364
Income (loss) from continuing operations before taxes	83,645	(13,772)			—	69,873
Income tax (provision) benefit	(8,226)	—			—	(8,226)

INCOME (LOSS) FROM CONTINUING OPERATIONS	$75,419	$(13,772)			$—	$61,647

BASIC AND DILUTED INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS
Basic income (loss) per share	$0.28					$0.13

Diluted income (loss) per share	$0.26					$0.13

Weighted average number of shares of common stock
Basic	271,357		(b	)	194,740	466,097
Diluted	296,082		(b	)	194,740	490,822

See accompanying notes to these pro forma financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1.	Pro Forma transaction adjustments for the acquisition of Bolnisi and Palmarejo as of June 30, 2007.

The unaudited pro forma condensed combined financial statements contained herein assume that the merger transaction had been completed on January 1, 2007 (for income statement purposes) and on June 30, 2007 (for balance sheet purposes).

The existing Coeur shareholders will hold the majority of the voting stock of the combined company. The existing members of the Coeur board of directors will be retained as directors of the combined company. Thereafter, the directors will be elected annually by the holders of the combined company’s shareholders. The composition of the senior management of the combined company will consist of existing Coeur senior management. Accordingly, Coeur is deemed to be the accounting acquiror. As a result, Bolnisi’s and Palmarejo’s assets and liabilities are recorded at their estimated fair values. The purchase price is based upon Coeur issuing a total of 261.0 million new shares. The number of Coeur shares to be issued is determined by multiplying the outstanding shares of Bolnisi ordinary shares at June 30, 2007 of 285,542,321 by the Bolnisi conversion ratio of 0.682, and multiplying the outstanding shares of Palmarejo common stock at June 30, 2007 of 91,251,738, less the 66,855,237 Palmarejo shares held by Bolnisi, by the Palmarejo conversion ratio of 2.715. In addition, the purchase price includes the fair value of new Palmarejo options to purchase Coeur shares that will be exchanged for the outstanding vested options to purchase Palmarejo shares of $31.3 million, cash payments totaling $1.1 million and estimated transaction costs of approximately $11.6 million, resulting in total consideration of approximately $1.1 billion. The estimated Coeur share price of $4.00 on May 3, 2007, the date the merger was agreed to and announced, was used to estimate the fair value of the Coeur shares to be issued in the Transactions. The exact market price of Coeur common stock on the date of closing will be used to ultimately determine the fair value of the Coeur shares issued in the Transactions.

For purposes of preparing the unaudited pro forma condensed combined financial statements for the merger transactions, management has made certain assumptions. The book value of Bolnisi’s and Palmarejo’s assets and liabilities, excluding development properties, at June 30, 2007 are assumed to approximate fair value and, as such, the excess purchase price, including the impact of deferred income taxes, has been allocated to mining properties.

The following represents the preliminary allocation of the purchase price if the Bolnisi and Palmarejo transactions had occurred on June 30, 2007:

(In thousands)

Consideration:
Coeur stock issued (260,976,363 shares at $4.00)	$1,043,905
Fair value of options issued	31,308
Cash payments	1,052
Transaction advisory fee and other transaction costs	11,600

Total purchase price	$1,087,865

Fair value of net assets acquired:
Cash	$16,646
Other current assets	4,393
Property, plant and equipment, net	52,952
Non producing and development properties	1,470,315
Other assets	46

Total assets	1,544,352

Less:
Current liabilities	7,458
Other long-term liabilities	8,384
Deferred tax liabilities	440,645

Total liabilities	456,487

Net assets	$1,087,865

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

The unaudited pro forma condensed combined financial statements for the Transactions include the following adjustments:

(a) To eliminate the Bolnisi’s historical stockholders’ equity accounts.

(b) To record the issuance of an estimated 260,976,363 shares of Coeur common stock to be issued to Bolnisi and Palmarejo shareholders based on the outstanding shares of Bolnisi ordinary shares at June 30, 2007 of 285,542,321 multiplied by the exchange ratio of 0.682 and the estimated outstanding shares of Palmarejo common stock of 91,251,738, less the 66,855,237 Palmarejo shares held by Bolnisi, multiplied by the exchange ratio of 2.715.

(c) To record the portion of the purchase price allocated to Bolnisi’s mining properties. In addition, deferred income taxes are recognized for the difference between the revised carrying amounts of Bolnisi’s assets and their associated income tax bases which will not change as a result of the Transactions.

This allocation is preliminary and is subject to change due to several factors including: changes in the fair values of Bolnisi’s assets and liabilities up to the closing date of the transaction; the actual merger costs incurred, the number of Palmarejo stock options outstanding at the closing date; valuations of assets and liabilities that may be required which have not been completed as of the date of this proxy statement. These changes will not be known until after the closing date of the merger transaction.

(d) To record the transaction advisory fees and estimated transaction costs to be incurred by Coeur as a result of the Bolnisi/Palmarejo-Coeur combination as follows:

(In thousands)

Advisory fees	$5,425
Legal fees	2,750
Other	3,425

$11,600

(e) To record the distribution of the cash consideration to be paid to Bolnisi and Palmarejo shareholders in the Transactions of $1,052,000.

(f) To record a deferred tax asset related to net operating losses in Mexico acquired in the transactions.

(g) To record the fair value attributable to Coeur share options to be issued in exchange for vested Palmarejo options.

Note 2.	Pro Forma transaction adjustments for the acquisition of Bolnisi only (and not Palmarejo) as of June 30, 2007.

The unaudited pro forma condensed combined financial statements contained herein assume that the Bolnisi merger transaction had been completed on January 1, 2007 (for income statement purposes) and on June 30, 2007 (for balance sheet purposes).

The existing Coeur shareholders will hold the majority of the voting stock of the combined company. The existing members of the Coeur board of directors will be retained as directors of the combined company. Thereafter, the directors will be elected annually by the holders of the combined company’s shareholders. The composition of the senior management of the combined company will consist of existing Coeur senior management. Accordingly, Coeur is deemed to be the accounting acquiror. As a result, Bolnisi’s assets and liabilities are recorded at their estimated fair values. The purchase price is based upon Coeur issuing a total of 261.0 million new shares. The number of Coeur shares to be issued is determined by multiplying the outstanding shares of Bolnisi ordinary shares at June 30, 2007 of 285,542,321 by the conversion ratio of 0.682, and cash payments totaling $1.0 million and estimated transaction costs of approximately $11.6 million, resulting in total consideration of approximately $791.5 million. The estimated Coeur share price of $4.00 on May 3, 2007, the date the merger was agreed to and

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

announced, was used to estimate the fair value of the Coeur shares to be issued in the Transactions. The exact market price of Coeur’s common stock on the date of closing will be used to ultimately determine the fair value of Coeur shares issued in the Transactions.

For purposes of preparing the unaudited pro forma condensed combined financial statements for the Bolnisi Transaction, management has made certain assumptions. The book value of Bolnisi’s assets and liabilities, excluding development properties, at June 30, 2007 are assumed to approximate fair value and, as such, the excess purchase price, including the impact of deferred income taxes, has been allocated to mining properties.

The following represents the preliminary allocation of the purchase price if the Bolnisi transaction had occurred on June 30, 2007:

(In thousands)

Consideration:
Coeur stock issued (194,739,863 shares at $4.00)	$778,959
Cash payments	970
Transaction advisory fee and other transaction costs	11,600

Total purchase price	$791,529

Fair value of net assets acquired:
Cash	$12,304
Other current assets	3,301
Property, plant and equipment, net	38,817
Non producing and development properties	1,102,628

Total assets	1,157,050

Less:
Current liabilities	5,589
Other long-term liabilities	6,142
Deferred tax liabilities	353,790

Total liabilities	365,521

Net assets	$791,529

The unaudited pro forma condensed combined financial statements for the Transactions include the following adjustments:

(a) To eliminate the components of Bolnisi’s historical stockholders’ equity accounts.

(b) To record the issuance of an estimated 194,739,863 shares of Coeur common stock to be issued to Bolnisi shareholders based on the outstanding shares of Bolnisi ordinary shares at June 30, 2007 of 285,542,321 multiplied by the exchange rate of 0.682.

(c) To record the portion of the purchase price allocable to Bolnisi’s mining properties. In addition, deferred income taxes are recognized for the difference between the revised carrying amounts of Bolnisi’s assets and their associated tax bases which will not change as a result of the Transactions.

This allocation is preliminary and is subject to change due to several factors including: changes in the fair values of Bolnisi’s assets and liabilities up to the closing date of the transaction; the actual merger costs incurred; valuations of assets and liabilities that may be required which have not been completed as of the date of these adjustments. These changes will not be known until after the closing date of the Transactions.

(d) To record the transaction advisory fees and estimated transaction costs to be incurred by Coeur as a result of the Bolnisi/Coeur combination as follows:

(In thousands)

Advisory fees	$5,425
Legal fees	2,750
Other	3,425

$11,600

(e) To record the distribution of the cash consideration to be paid to Bolnisi shareholders in the Transaction of $969,000.

(f) To record a deferred tax asset related to net operating losses in Mexico acquired in the transaction.

(g) To record reclassification of minority interest balance to comply with US GAAP presentation.

Note 3.	Non recurring charges resulting directly from the transaction.

The company expects to recognize compensation expense of approximately $14 million within the 12 months following consummation of the transaction. This expense is as a result of the conversion of options to purchase Palmarejo shares into options to purchase Coeur shares.

Note 4.	Bolnisi and Bolnisi and Palmarejo Balances.

The Bolnisi and the Bolnisi and Palmarejo balances presented in the pro forma financial statements have been adjusted to reflect U.S. generally accepted accounting principles and to present the balances in U.S. dollars. The balances were translated to U.S. dollars at foreign exchange rates applicable for each of the periods presented. The balance sheets were translated using a rate of .8488 in effect at the balance sheet date as of June 30, 2007. Revenues and expenses reflected in the income statements were translated at an average exchange rate of .8488 for the six month period ended June 30, 2007 and .7893 for the year ended December 31, 2006, which rates approximate the average foreign exchange rates for these periods.

Comparative Per Share Information

The following table summarizes unaudited per share information for Coeur, Bolnisi and Palmarejo separately on a historical basis and on an equivalent unaudited pro forma condensed combined basis. The unaudited pro forma condensed combined information is presented for illustrative purposes only. The companies might have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the combination. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Coeur, Bolnisi and Palmarejo and the related notes included as annexes to this proxy statement as well as the unaudited pro forma condensed combined financial statements and the related notes beginning on page 16. The historical book value per share is computed by dividing total shareholders’ equity by the average number of shares outstanding during the applicable period. The unaudited pro forma condensed combined income per share is computed by dividing the unaudited pro forma condensed combined income from continuing operations available to holders of common stock by the unaudited pro forma condensed combined weighted average number of shares outstanding. The unaudited pro forma condensed combined book value per share is computed by dividing total unaudited pro forma condensed combined shareholders’ equity by the unaudited pro forma condensed combined average number of shares outstanding during the applicable period. The historical per share information of Coeur, Bolnisi and Palmarejo was derived from the historical financial statements of Coeur, Bolnisi and Palmarejo and the related notes included as annexes to this proxy statement.

	Six Months Ended	Year Ended
Coeur - Historical	June 30, 2007	December 31, 2006

Historical per common share:
Income per basic share	$0.09	$0.28
Income per diluted share	$0.09	$0.26
Dividends declared	$—	$—
Book value per share	$2.19

Bolnisi - Historical (Australian Accounting	Year Ended
Standards) (in Australian dollars)	June 30, 2007

Historical per common share:
(Loss) per basic share	A$	(0.016)
(Loss) per diluted share	A$	(0.016)
Dividends declared	A$	—
Book value per share	A$	0.418

Unaudited Bolnisi (US GAAP)	Year Ended
(in Australian dollars)	June 30, 2007

Historical per common share:
(Loss) per basic share	A$	(0.063)
(Loss) per diluted share	A$	(0.063)
Dividends declared	A$	—
Book value per share	A$	0.186

Palmarejo - Historical (Canadian GAAP)
(in Canadian dollars)

Historical per common share:
(Loss) per basic share	C$	(0.01)
(Loss) per diluted share	C$	(0.01)
Dividends declared	C$	—
Book value per share	C$	1.14

Unaudited Palmarejo (US GAAP)
(in Canadian dollars)

Historical per common share:
(Loss) per basic share	C$	(0.19)
(Loss) per diluted share	C$	(0.19)
Dividends declared	C$	—
Book value per share	C$	0.61

Unaudited Pro Forma Condensed
Combined (Bolnisi and Palmarejo)	Six Months Ended	Year Ended
(US GAAP)	June 30, 2007	December 31, 2006

Unaudited pro forma condensed combined per common share:
Income per basic share	$0.03	$0.11
Income per diluted share	$0.02	$0.10
Dividends declared	$—	$—
Book value per share	$3.12

Unaudited Pro Forma Condensed
Combined (Bolnisi Only (and not Palmarejo))	Six Months Ended	Year Ended
(US GAAP)	June 30, 2007	December 31, 2006

Unaudited pro forma condensed combined per common share:
Income per basic share	$0.04	$0.13
Income per diluted share	$0.03	$0.13
Dividends declared	$—	$—
Book value per share	$2.94

Consolidated Capitalization

The following table shows: Coeur’s capitalization on June 30, 2007 and Coeur’s pro forma capitalization as of June 30, 2007, assuming the completion of the Bolnisi Transaction and assuming completion of the Bolnisi and Palmarejo Transactions.

	June 30, 2007
			Pro Forma
		Pro Forma	for the
		for the	Bolnisi and
		Bolnisi	Palmarejo
	Actual	Transaction	Transactions
	(In thousands except for per share data)

Cash, cash equivalents and short term investments	$272,502	$276,579	$276,496

Long-term debt:
1 1/4% convertible senior notes due January 2024	$180,000	$180,000	$180,000
Other long-term debt	—	8,384	8,384

Total long-term debt	180,000	188,384	188,384

Minority interest	—	13,179	—
Stockholders’ equity:
Common stock; par value $1.00 per share; 500,000,000 shares authorized and 279,506,709 shares issued and outstanding, actual; 750,000,000 shares authorized and 474,247,000 shares issued and outstanding, pro forma for the Bolnisi Transaction and 750,000,000 shares authorized and 540,483,000 shares issued and outstanding, pro forma as adjusted for the Bolnisi and Palmarejo Transactions(1)(2)	279,507	474,247	540,483
Additional paid in capital	779,062	1,365,609	1,593,301
Accumulated deficit	(437,285)	(437,285)	(437,285)
Shares held in treasury	(13,190)	(13,190)	(13,190)
Accumulated other comprehensive income	1,069	1,069	1,069

Total stockholders’ equity	609,163	1,390,450	1,684,378

Total capitalization	$789,163	$1,592,013	$1,872,762

(1)	The number of shares of common stock as reflected in the table above does not include:

• 23,684,211 shares of common stock reserved for issuance upon conversion of Coeur’s 1 1/4% convertible senior notes due January 2024 at the conversion price of $7.60,

• 5,780,157 shares of common stock reserved for issuance under Coeur’s 2003 Long-Term Incentive Plan,

• 575,282 shares of common stock reserved for issuance under Coeur’s 1989 Long-Term Incentive Plan,

• 369,486 shares of common stock reserved for issuance under Coeur’s 2005 Non-Employee Directors Equity Incentive Plan, and

• 465,787 shares of common stock reserved for the issuance under Coeur’s prior Non-Employee Directors Equity Incentive Plan.

(2)	The number of pro forma shares issued and outstanding for the Bolnisi and Palmarejo transactions do not include up to 10,993,035 shares to be issued in exchange for Palmarejo shares that may be issued upon the exercise of outstanding Palmarejo options or shares reserved for issuance upon the exchange of Palmarejo options into new Palmarejo options to purchase Coeur shares upon closing, and assumes that none of the existing Palmarejo warrants will be exercised before their expiration on October 19, 2007.

Risk Factors

You should carefully consider the following risk factors related to the Transactions and the anticipated business of Coeur after the closing of the Transactions, as well as the other information contained in this proxy statement, including the attached annexes, in evaluating whether to approve the shareholder proposals.

Risks Related to the Transactions

Coeur may not realize the cost savings and other benefits it currently anticipates due to challenges associated with integrating operations, personnel and other aspects of the companies and due to liabilities that may exist at Bolnisi and Palmarejo.

The Transactions are being entered into with the expectation that their successful completion will result in increased metal production, earnings and cash flow for the combined company. These anticipated increases will depend in part on whether Coeur’s, Bolnisi’s and Palmarejo’s operations can be integrated in an efficient and effective manner, and whether the project development in fact produces the benefits anticipated. Most operational and strategic decisions, and certain staffing decisions, with respect to the combined company have not yet been made and may not have been fully identified. These decisions and the integration of the three companies will present significant challenges to management, including the integration of systems and personnel of the three companies, and special risks, including possible unanticipated liabilities, significant one-time write-offs or restructuring charges, unanticipated costs, and the loss of key employees. There can be no assurance that there will be operational or other synergies realized by the combined company, or that the integration of the three companies’ operations, management and cultures will be timely or effectively accomplished, or ultimately will be successful in increasing earnings and reducing costs. In addition, the integration of Bolnisi and Palmarejo may subject Coeur to liabilities existing at one or both of Bolnisi and Palmarejo, some of which may be unknown. While Coeur has conducted due diligence on the operations of Bolnisi and Palmarejo, there can be no guarantee that Coeur is aware of any and all liabilities of Bolnisi and Palmarejo. These liabilities, and any additional risks and uncertainties related to the Transactions not currently known to Coeur or that Coeur may currently deem immaterial, could negatively impact Coeur’s business, financial condition and results of operations.

Coeur will incur significant transaction, combination-related and restructuring costs in connection with the Transactions.

Coeur, Bolnisi and Palmarejo will be obligated to pay transaction fees and other expenses related to the Transactions of approximately $11.6 million, including financial advisors’ fees, filing fees, legal and accounting fees, soliciting fees, regulatory fees and mailing costs. Furthermore, Coeur expects to incur significant costs associated with combining the operations of the three companies. However, it is difficult to predict the amount of these costs before Coeur begins the integration process. The combined company may incur additional unanticipated costs as a consequence of difficulties arising from efforts to integrate the operations of the three companies. Although Coeur expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, can offset incremental transaction, combination-related and restructuring costs over time, Coeur cannot give any assurance that this net benefit will be achieved in the near term, or at all.

Coeur shareholders will suffer immediate and substantial dilution to their equity and voting interests as a result of the issuance of Coeur common stock to the Bolnisi and Palmarejo shareholders.

In connection with the Transactions, Coeur will issue approximately 261.0 million shares of common stock, which excludes up to 11.0 million new shares that will be issuable upon the exercise of existing Palmarejo options and assumes that none of the existing Palmarejo warrants will be exercised before their expiration on October 19, 2007. Bolnisi and Palmarejo shareholders will own approximately 48.35% of the total number of shares of Coeur’s outstanding common stock following the completion of the Transactions. Assuming that all existing Palmarejo options are exercised before or after the consummation of the Transactions, former shareholders of Bolnisi and Palmarejo will own approximately 49.32% of the outstanding stock of the combined company. Accordingly, the issuance of Coeur common stock to the Bolnisi and Palmarejo shareholders will have the effect of reducing the percentage of equity and voting interest held by each of Coeur’s current shareholders. Furthermore, some Bolnisi and Palmarejo shareholders may not intend to hold shares of Coeur common stock. If a significant number of Bolnisi and Palmarejo shareholders seek to sell their shares of Coeur common stock, this may adversely affect the trading price of Coeur common stock.

Risks Relating to the Businesses of Coeur, Bolnisi and Palmarejo and the Combined Company

After the completion of the Transactions, the business of the combined company, as well as the price of Coeur common stock, will be subject to numerous risks currently affecting the businesses of Coeur, Bolnisi and Palmarejo.

Palmarejo has incurred losses and Coeur expects to continue incurring losses related to the Palmarejo Project and other properties.

There can be no assurance that significant losses will not occur at the Palmarejo Project in the near future or that the Palmarejo Project will be profitable in the future. Coeur’s operating expenses and capital expenditures may increase in subsequent years as needed consultants, personnel and equipment associated with advancing exploration, development and commercial production of the Palmarejo Project and any other properties Coeur may acquire are added. The amounts and timing of expenditures will depend on the progress of ongoing exploration and development, the results of consultants’ analyses and recommendations, the rate at which operating losses are incurred, and Coeur’s acquisition of additional properties and other factors, many of which are beyond Coeur’s control. While Coeur expects production at the Palmarejo Project to commence in 2009, there can be no assurance that this timetable will be met and Coeur expects to incur losses related to the Palmarejo Project until such time as the Palmarejo Project and any other properties Coeur may acquire enter into commercial production and generate sufficient revenues to fund its continuing operations. The development of the Palmarejo Project and any other properties Coeur may acquire will require the commitment of substantial resources to conduct the time-consuming exploration and development of properties. There can be no assurance that Coeur will generate any revenues or achieve profitability at the Palmarejo Project and any other properties Coeur may acquire.

Recently discovered settlement and subsidence issues at the Palmarejo Project may increase development costs and delay the start of production.

In early August 2007, Coeur representatives observed previously unnoticed ground settlement and subsidence in three main areas: the lower plant site, the upper plant site, and the site where the power plant is to be located. The initial engineering review conducted by Coeur technical personnel as well as third party engineering consultants concluded that the settlement and subsidence was occurring primarily due to issues with the original compaction and placement of fill material. This settlement became visible once heavy rainfall was experienced. Since that time, Coeur’s third party engineering consultants have conducted more extensive on-site analysis and have provided Coeur with a detailed report based on its review, which recommends specific remedial actions that should be initiated. Coeur estimates that these remedial actions may cost up to $15 million, which is an estimate endorsed by Coeur’s third party engineering consultants. Coeur anticipates production from the Palmarejo Project to commence in the first quarter of 2009, which takes into account the estimated time to complete these remedial activities. There can be no assurance that these preliminary estimates will prove accurate, and any inaccuracy in such estimates could materially adversely impact the development of the Palmarejo Project and Coeur’s financial condition and results of operations.

Coeur may be required to incur additional indebtedness to fund Coeur’s capital expenditures.

Coeur has historically financed its operations through the issuance of common stock and convertible debt, and may be required to incur additional indebtedness in the future. During 2004, Coeur commenced construction at the San Bartolome project and in 2005 Coeur commenced construction at the Kensington project. Construction of both projects could require a total capital investment of approximately $412 million of which approximately $142.0 million will be required in future periods. In addition, Coeur expects that the Palmarejo Project will require a total capital investment of approximately $1.3 billion of which approximately $200 million will be required in future periods. While Coeur believes that its cash, cash equivalents and short-term investments combined with cash flow generated from operations will be sufficient for it to make this level of capital investment, no assurance can be given that additional capital investments will not be required to be made at these or other projects. If Coeur is unable to generate enough cash to finance such additional capital expenditures through operating cash flow and the issuance of common stock, Coeur may be required to issue additional indebtedness. Any additional indebtedness would increase Coeur’s debt payment obligations, and may negatively impact its results of operations.

Prior to 2005, Coeur did not have sufficient earnings to cover fixed charges, which deficiency could occur in future periods.

As a result of Coeur’s net losses prior to 2005, its earnings were not adequate to satisfy fixed charges (i.e., interest, preferred stock dividends and that portion of rent deemed representative of interest) in each of the three years prior to 2005. The amounts by which earnings were inadequate to cover fixed charges were approximately $80.8 million in 2002, $63.9 million in 2003 and $22.7 million in 2004. Earnings have been sufficient to cover fixed charges subsequent to 2004. In addition, Coeur is required to make annual interest payments of approximately $2.25 million on the $180 million principal amount of its 1 1/4% Senior Convertible Notes due 2024 until their maturity.

Coeur expects to satisfy its fixed charges and other obligations in the future from cash flow from operations and, if cash flow from operations is insufficient, from working capital, which amounted to approximately $311.4 million at June 30, 2007. Prior to 2005, Coeur experienced negative cash flow from operating activities. The amount of net cash used in Coeur’s operating activities amounted to approximately $8.5 million in 2002, $5.1 million in 2003 and $18.6 million in 2004. During the years ended December 31, 2006 and 2005, Coeur generated $91.2 million and $6.7 million, respectively, of operating cash flow. The availability of future cash flow from operations or working capital to fund the payment of interest on the notes and other fixed charges will be dependent upon numerous factors, including Coeur’s results of operations, silver and gold prices, levels and costs of production at Coeur’s mining properties and the amount of Coeur’s capital expenditures and expenditures for acquisitions, developmental and exploratory activities.

The market prices of silver and gold are volatile. If silver and gold prices decline, Coeur may experience a decrease in revenues, a decrease in net income or an increase in losses, and a negative affect on its business.

Silver and gold are commodities. Their prices fluctuate and are affected by many factors beyond Coeur’s control, including interest rates, expectations regarding inflation, speculation, currency values, governmental decisions regarding the disposal of precious metals stockpiles, global and regional demand and production, political and economic conditions and other factors. Because Coeur currently derives approximately 69% of its revenues from continuing operations from sales of silver, Coeur’s earnings are primarily related to the price of this metal.

The market prices of silver (Handy & Harman) and gold (London Final) on September 19, 2007 were $12.98 and $725 per ounce, respectively. The prices of silver and gold may decline in the future. Factors that are generally understood to contribute to a decline in the price of silver include sales by private and government holders and a general global economic slowdown.

If the prices of silver and gold are depressed for a sustained period and Coeur’s net losses resume, Coeur may be forced to suspend mining at one or more of its properties until the prices increase, and to record additional asset impairment write-downs. Any lost revenues, continued or increased net losses or additional asset impairment write-downs would adversely affect Coeur’s results of operations.

Coeur may also suffer from declines in mineral prices. Since 1999, Coeur has not engaged in any silver hedging activities and is currently not engaged in any gold hedging activities. Accordingly, Coeur has no protection from declines in mineral prices or currency fluctuations.

Coeur may have to record additional write-downs, which could negatively impact its results of operations.

Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144) established accounting standards for impairment of the value of long-lived assets such as mining properties. SFAS 144 requires a company to review the recoverability of the cost of its assets by estimating the future undiscounted cash flows expected to result from the use and eventual disposition of the asset. Impairment must be recognized when the carrying value of the asset exceeds these cash flows, and recognizing impairment write-downs could negatively impact Coeur’s results of operations.

If silver or gold prices decline or Coeur fails to control production costs or realize the mineable ore reserves at its mining properties, Coeur may be required to recognize further asset write-downs. Coeur also may record other types of additional mining property write-downs in the future to the extent a property is sold by us for a price less than the carrying value of the property or if liability reserves have to be increased in connection with the closure and reclamation of a property. Additional write-downs of mining properties could negatively impact Coeur’s results of operations.

The Kensington property has been the subject of litigation involving a permit required to complete construction of a required tailings facility. On September 12, 2005 three environmental groups (“Plaintiffs”) filed a lawsuit in Federal District Court in Alaska against the U.S. Army Corps of Engineers (“Corps of Engineers”) and the U.S. Forest Service (“USFS”) seeking to invalidate the permit issued to Coeur Alaska, Inc. for Coeur’s Kensington mine. The Plaintiffs claim the Clean Water Act (“CWA”) Section 404 permit issued by the Corps of Engineers authorizing the deposition of mine tailings into Lower Slate Lake conflicts with the CWA. They additionally claim the USFS’s approval of the amended plan of operations is arbitrary and capricious because it relies on the 404 permit issued by the Corps of Engineers.

On November 8, 2005, the Corps of Engineers filed a Motion for Voluntary Remand with the court to review the permit issued to Coeur under the CWA Section 404 and requested that the court stay the legal proceeding filed by the Plaintiffs pending the outcome of review. On November 12, 2005, the Federal District Court in Alaska granted the remand of the permit to the Corps of Engineers for further review. On November 22, 2005, the Corps of Engineers advised Coeur that it was suspending the CWA Section 404 permit pursuant to the Court’s remand to further review the permit.

On March 29, 2006, the Corps of Engineers reinstated Coeur’s CWA Section 404 permit. On April 6, 2006 the lawsuit challenging the permit was re-opened, and Coeur Alaska, Inc. filed its answer to the Amended Complaint and Motion to Intervene as a Defendant-Intervenor in the action. Two other parties, the State of Alaska and Goldbelt, Inc., a local native corporation, also filed Motions to Intervene as Defendant-Intervenors as supporters of the Kensington project as permitted. Coeur, the State of Alaska and Goldbelt, Inc. were granted Defendant-Intervenor status and joined the agencies in their defense of the permits as issued.

On August 4, 2006, the Federal District Court in Alaska dismissed the Plaintiffs’ challenge and upheld the CWA Section 404 permit. On August 7, 2006 the Plaintiffs filed a Notice of Appeal of the decision to the Ninth Circuit Court of Appeals (“Circuit Court”) and on August 9, 2006 the Plaintiffs additionally filed a Motion for Injunction Pending Appeal with the Circuit Court. The Circuit Court granted a temporary injunction pending appeal on August 24, 2006, enjoining certain activities relating to the lake tailings facility. The Circuit Court further ordered an expedited briefing schedule on the merits of the legal challenge. As of October 13, 2006, the parties filed their briefs in the Circuit Court and participated in an oral argument on December 4, 2006.

On March 7, 2007, the Department of Justice (“DOJ”), on behalf of the Corps of Engineers, filed a motion for authorization under injunction pending appeal to permit construction of a western interception ditch which related to site stabilization due to spring snowmelt. On March 16, 2007, the Circuit Court panel issued an Order which denied the western interception ditch work plan. This Order further announced that the Circuit Court intended to reverse the District Court’s upholding of the CWA Section 404 permit, vacate the permit authorizing the lake tailings facility and remand the order to the District Court with instructions to enter summary judgments in favor of the Plaintiffs. The Court stated that it planned to publish an opinion in the case that would explain the reasons for its holding in greater detail and directed that all tailings pond construction-related activities cease. On May 22, 2007, the Ninth Circuit Court of Appeals reversed the District Court’s August 4, 2006 decision which had upheld Coeur’s 404 permit and issued its opinion that remanded the case to the District Court with instructions to vacate Coeur’s 404 permit as well as the USFS Record of Decision approving the general tailings disposal plan as well as the Goldbelt 404 permit to construct the Cascade Point Marine Facility. The DOJ, on behalf of the Corps of Engineers and the USFS, filed for an extension of time to file a Petition for Rehearing with the Ninth Circuit. The extension was granted on June 29, 2007. On August 20, 2007, Coeur Alaska filed a Petition for Rehearing En Banc with the Ninth Circuit Court of Appeals, as did the State of Alaska and Goldbelt, Inc. The Department of Justice, acting on behalf of the federal agencies USFS, EPA and Corps of Engineers, additionally filed a limited Petition for Rehearing with the Ninth Circuit panel seeking reconsideration of the mandate of the May 22, 2007 panel. The Court ordered a reply briefing by the plaintiffs which were filed on October 11, 2007. The petitions are currently pending. Coeur cannot now predict the potential for obtaining an appeal or if it will prevail upon appeal if one is granted.

This litigation has contributed to an increase in capital costs. While Coeur believes it will ultimately prevail in the defense of the awarded permits, in the event that Coeur does not prevail, it could be necessary to seek an alternate site for the tailings disposal facility. Coeur is not aware of an alternate site that could be permitted or would be economic. Therefore, it is possible that the failure to obtain reversal upon appeal could render the project uneconomic and an asset impairment would be necessary. Based upon Coeur’s estimates, an impairment writedown could be necessary should the expectation of the long-term price for gold decrease below approximately $535 per ounce. As of June 30, 2007, the carrying value of the long-lived assets associated with the Kensington project was $231 million.

Additionally, the value allocated to Bolnisi’s long-lived assets will be subject to assessments of recoverability under SFAS 144 and these assessments could result in writedowns of carrying values in future periods.

Coeur’s revenues and income (or loss) from its interest in the Endeavor and Broken Hill mines are dependent in part upon the performance of the operators of the mine.

In May and September 2005, Coeur acquired silver production and reserves at the Endeavor and Broken Hill mines in Australia, respectively. These mines are owned and operated by other mining companies. Coeur’s revenues and income (or loss) from its interest in the silver production at these mines are dependent in part upon the performance of the operators of these mines. If the operators of these mines are not able to produce silver at the same rate as they have in the past, Coeur’s revenues and income could decrease.

The estimation of ore reserves is imprecise and depends upon subjective factors. Estimated ore reserves may not be realized in actual production. Coeur’s reported reserves and operating results may be negatively affected by inaccurate estimates.

The ore reserve figures presented in Coeur’s public filings are estimates made by Coeur’s technical personnel. Reserve estimates are a function of geological and engineering analyses that require Coeur to make assumptions about production costs and future silver and gold prices. Reserve estimation is an imprecise and subjective process and the accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation, judgment and experience. Assumptions about silver and gold market prices are subject to great uncertainty as those prices have fluctuated widely in the past. Declines in the market prices of silver or gold may render reserves containing relatively lower grades of ore uneconomic to exploit, and Coeur may be required to reduce reserve estimates, discontinue development or mining at one or more of its properties, or write down assets as impaired. Should Coeur encounter mineralization or geologic formations at any of its mines or projects different from those Coeur predicted, Coeur may adjust its reserve estimates and alter its mining plans. Either of these situations may adversely affect Coeur’s actual production and its operating results.

Coeur based its ore reserve determinations as of December 31, 2006 on a long-term silver price average of $8.00 per ounce, with the exception of the San Bartolome mine which used $6.00 per ounce, the Endeavor mine which uses $10.00 per ounce and the Broken Hill mine which uses $10.12 per ounce of silver, and a long-term gold price average of $475 per ounce for all properties with the exception of the Kensington property which used a gold price of $550 per ounce. On September 19, 2007 silver and gold prices were $12.98 per ounce and $725 per ounce, respectively.

The estimation of the ultimate recovery of metals contained within the Rochester heap leach pad inventory is inherently inaccurate and subjective and requires the use of estimation techniques. Actual recoveries can be expected to vary from estimations.

The Rochester mine utilizes the heap leach process to extract silver and gold from ore. The heap leach process is a process of extracting silver and gold by placing ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained silver and gold, which are then recovered in metallurgical processes.

The key stages in the conversion of ore into silver and gold are: (i) the blasting process in which the ore is broken into large pieces; (ii) the processing of the ore through a crushing facility that breaks it into smaller pieces; (iii) the transportation of the crushed ore to the leach pad where the leaching solution is applied; (iv) the collection of the leach solution; (v) subjecting the leach solution to the precipitation process, in which gold and silver is converted back to a fine solid; (vi) the conversion of the precipitate into doré; and (vii) the conversion by a third party refinery of the doré into refined silver and gold bullion.

Coeur uses several integrated steps to scientifically measure the metal content of ore placed on the leach pads during the key stages. As the ore body is drilled in preparation for the blasting process, samples of the drill residue are assayed to determine estimated quantities of contained metal. Coeur estimates the quantity of ore by utilizing global positioning satellite survey techniques. Coeur then processes the ore through a crushing facility where the output is again weighed and sampled for assaying. A metallurgical reconciliation with the data collected from the mining operation is completed with appropriate adjustments made to previous estimates. Coeur then transports the crushed ore to the leach pad for application of the leaching solution. As the leach solution is collected from the leach pads, Coeur continuously samples for assaying. Coeur measures the quantity of leach solution with flow meters throughout the leaching and precipitation process. After precipitation, the product is converted to doré, which is the final product produced by the mine. Coeur again weighs, samples and assays the doré. Finally, a third party smelter converts the doré and determines final ounces of silver and gold available for sale. Coeur then reviews this end result and reconcile it to the estimates Coeur developed and used throughout the production process. Based on this review, Coeur adjusts its estimation procedures when appropriate.

Coeur’s reported inventories include metals estimated to be contained in the ore on the leach pads of $70.1 million as of June 30, 2007. Of this amount, $32.7 million is reported as a current asset and $37.4 million is reported as a non-current asset. The distinction between current and non-current is based upon the expected length of time necessary for the leaching process to remove the metals from the crushed ore. The historical cost of the metal that is expected to be extracted within twelve months is classified as current and the historical cost of metals contained within the crushed ore that will be extracted beyond twelve months is classified as non-current. The inventory of ore on the leach pads is stated at actual production costs incurred to produce and place ore on the leach pads during the current period, adjusted for the effects on monthly production costs of abnormal production levels.

The estimate of both the ultimate recovery expected over time, and the quantity of metal that may be extracted relative to such twelve-month period, requires the use of estimates which are inherently inaccurate since they rely upon laboratory test work. Test work consists of 60-day leach columns from which Coeur projects metal recoveries into the future. The quantities of metal contained in the ore are based upon actual weights and assay analysis. The rate at which the leach process extracts gold and silver from the crushed ore is based upon laboratory column tests and actual experience occurring over approximately nineteen years of leach pad operation at the Rochester mine. The assumptions Coeur uses to measure metal content during each stage of the inventory conversion process includes estimated recovery rates based on laboratory testing and assaying. Coeur periodically reviews its estimates compared to actual experience and revises its estimates when appropriate. The length of time necessary to achieve Coeur’s currently estimated ultimate recoveries of between 59% and 61.5% for silver, depending on the area being leached, and 93% for gold is estimated to be between 5 and 10 years. However, the ultimate recovery will not be known until leaching operations cease, which is currently estimated for approximately 2011.

When Coeur began leach operations in 1986, based solely on laboratory testing, Coeur estimated the ultimate recovery of silver and gold at 50% and 80%, respectively. Since 1986, Coeur has adjusted the expected ultimate recovery three times (once in each of 1989, 1997 and 2003) based upon actual experience gained from leach operations. In 2003, Coeur increased its estimated recoveries for silver and gold, respectively, to between 59% and 61.5%, depending on the area being leached for silver, and 93% for gold. The leach cycle at the Rochester Mine requires leaching to approximately the year 2011 for all recoverable metal to be recovered.

If Coeur’s estimate of ultimate recovery requires adjustment, the impact upon its inventory valuation and upon its income statement would be as follows:

	Positive/Negative			Positive/Negative
	Change in Silver Recovery			Change in Gold Recovery
	1%	2%	3%	1%	2%	3%

Quantity of recoverable ounces	1.7 million	3.5 million	5.2 million	13,214	26,428	39,642
Positive impact on future cost of production per silver equivalent ounce for increases in recovery rates	$1.28	$2.20	$2.90	$0.54	$1.01	$1.43
Negative impact on future cost of production per silver equivalent ounce for decreases in recovery rates	$1.90	$4.99	$10.98	$0.63	$1.36	$2.24

Inventories of ore on leach pads are valued based upon actual production costs incurred to produce and place such ore on the leach pad during the current period, adjusted for the effects on monthly production costs of abnormal production levels, less costs allocated to minerals recovered through the leach process. The costs consist of those production activities occurring at the mine site and include the costs, including depreciation, associated with mining, crushing and precipitation circuits. In addition, refining is provided by a third party refiner to place the metal extracted from the leach pad in a saleable form. These additional costs are considered in the valuation of inventory. Negative changes in Coeur’s inventory valuations and correspondingly on Coeur’s income statement would have an adverse impact on Coeur’s results of operations.

Coeur’s estimates of current and non-current inventories may not be realized in actual production and operating results, which may negatively affect Coeur’s business.

Coeur uses estimates, based on prior production results and experiences, to determine whether heap leach inventory will be recovered more than one year in the future, and is non-current inventory, or will be recovered within one year, and is current inventory. The estimates involve assumptions that may not prove to be consistent with Coeur’s actual production and operating results. Coeur cannot determine the amount ultimately recoverable until leaching is completed. If Coeur’s estimates prove inaccurate, Coeur’s operating results may be less than anticipated.

Silver mining involves significant production and operational risks. Coeur may suffer from the failure to efficiently operate its mining projects.

Silver mining involves significant degrees of risk, including those related to mineral exploration success, unexpected geological or mining conditions, the development of new deposits, climatic conditions, equipment and/or service failures, compliance with current or new governmental requirements, current availability of or delays in installing and commissioning plant and equipment, import or customs delays and other general operating risks. Problems may also arise due to the quality or failure of locally obtained equipment or interruptions to services (such as power, water, fuel or transport or processing capacity) or technical support, which results in the failure to achieve expected target dates for exploration or production activities and/or result in a requirement for greater expenditure. The right to export silver and gold may depend on obtaining certain licenses and quotas, the granting of which may be at the discretion of the relevant regulatory authorities. There may be delays in obtaining such licenses and quotas leading to the income receivable by Coeur being adversely affected, and it is possible that from time to time export licenses may be refused. Many of these risks are outside of the ability of Coeur’s management to control and may result in a materially adverse effect on Coeur’s operations and Coeur’s financial results.

Mineral exploration and development inherently involves significant and irreducible financial risks. Coeur may suffer from the failure to find and develop profitable mines.

The exploration for and development of mineral deposits involves significant financial risks, which even a combination of careful evaluation, experience and knowledge may not eliminate. Unprofitable efforts may result from the failure to discover mineral deposits. Even if mineral deposits are found, such deposits may be insufficient in quantity and quality to return a profit from production, or it may take a number of years until production is possible, during which time the economic viability of the project may change. Few properties which are explored are ultimately developed into producing mines. Mining companies rely on consultants and others for exploration, development, construction and operating expertise.

Substantial expenditures are required to establish ore reserves, extract metals from ores and, in the case of new properties, to construct mining and processing facilities. The economic feasibility of any development project is based upon, among other things, estimates of the size and grade of ore reserves, proximity to infrastructures and other resources (such as water and power), metallurgical recoveries, production rates and capital and operating costs of such development projects, and metals prices. Development projects are also subject to the completion of favorable feasibility studies, issuance and maintenance of necessary permits and receipt of adequate financing.

Once a mineral deposit is developed, whether it will be commercially viable depends on a number of factors, including: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; government regulations including taxes, royalties, land tenure; land use, importing and exporting of minerals and environmental protection; and mineral prices. Factors that affect adequacy of infrastructure include: reliability of roads, bridges, power sources and water supply; unusual or infrequent weather phenomena; sabotage; and government or other interference in the maintenance or provision of such infrastructure. All of these factors are highly cyclical. The exact effect of these factors cannot be accurately predicted, but the combination may result in not receiving an adequate return on invested capital.

Significant investment risks and operational costs are associated with Coeur’s exploration, development and mining activities, such as San Bartolome, Kensington and the Palmarejo Project. These risks and costs may result in lower economic returns and may adversely affect Coeur’s business.

Coeur’s ability to sustain or increase its present production levels depends in part on successful exploration and development of new ore bodies and/or expansion of existing mining operations.

Development projects, such as San Bartolome, Kensington and the Palmarejo Project, may have no operating history upon which to base estimates of future operating costs and capital requirements. Development project items such as estimates of reserves, metal recoveries and cash operating costs are to a large extent based upon the interpretation of geologic data obtained from a limited number of drill holes and other sampling techniques and feasibility studies. Estimates of cash operating costs are then derived based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the orebody, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climate conditions and other factors. As a result, actual cash operating costs and economic returns of any and all development projects may materially differ from the costs and returns estimated, and accordingly, Coeur’s business results of operations may be negatively affected.

Coeur’s marketing of metals concentrates could be adversely affected if there were to be a significant delay or disruption of purchases by its third party smelter customers. In particular, a significant delay or disruption in Coeur’s sales of concentrates as a result of the unexpected discontinuation of purchases by Coeur’s smelter customers could have a material adverse effect on Coeur’s operations.

Coeur currently markets its silver and gold concentrates to third party smelters in Mexico, Japan and Australia. The loss of any one smelter customer could have a material adverse effect on Coeur in the event of the possible unavailability of alternative smelters. No assurance can be given that alternative smelters would be timely available if the need for them were to arise, or that delays or disruptions in sales would not be experienced that would result in a materially adverse effect on Coeur’s operations and Coeur’s financial results. Furthermore, the marketing of metals is dependent on market fluctuations and the availability of processing facilities and storage and transportation infrastructure at economic tariff rates over which Coeur may have limited or no control.

Coeur’s silver and gold production may decline, reducing its revenues and negatively impacting its business.

Coeur’s future silver and gold production may decline as a result of an exhaustion of reserves and possible closure of mines. It is Coeur’s business strategy to conduct silver and gold exploratory activities at its existing mining and exploratory properties as well as at new exploratory projects, and to acquire silver and gold mining properties and businesses or reserves that possess mineable ore reserves and are expected to become operational in the near future. Coeur can provide no assurance that its silver and gold production in the future will not decline. Accordingly, Coeur’s revenues from the sale of silver and gold may decline, negatively affecting its results of operations.

There are significant hazards associated with Coeur’s mining activities, not all of which are fully covered by insurance. To the extent Coeur must pay the costs associated with such risks, its business may be negatively affected.

The mining business is subject to risks and hazards, including environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, cave-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. Although Coeur maintains insurance in an amount that Coeur considers to be adequate, liabilities might exceed policy limits, in which event Coeur could incur significant costs that could adversely affect its results of operation. Insurance fully covering many environmental risks (including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and production) is not generally available to Coeur or to other companies in the industry. The realization of any significant liabilities in connection with Coeur’s mining activities as described above could negatively affect Coeur’s results of operations.

Coeur is subject to significant governmental regulations, and its related costs and delays may negatively affect Coeur’s business.

Coeur’s mining activities are subject to extensive federal, state, local and foreign laws and regulations governing environmental protection, natural resources, prospecting, development, production, post-closure reclamation, taxes, labor standards and occupational health and safety laws and regulations including mine safety, toxic substances and other matters related to Coeur’s business. Although these laws and regulations have never required Coeur to close any mine, the costs associated with compliance with such laws and regulations are substantial. Possible future laws and regulations, or more restrictive interpretations of current laws and regulations by governmental authorities could cause additional expense, capital expenditures, restrictions on or suspensions of Coeur’s operations and delays in the development of its properties.

In addition, government approvals, approval of aboriginal people and permits are currently and may in the future be required in connection with the Palmarejo Project. To the extent such approvals are required and not obtained, Coeur may be curtailed or prohibited from planned mining operations or continuing its planned exploration or development of mineral properties at the Palmarejo Project.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.

Environmental regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees.

To the extent Coeur is subject to environmental liabilities, the payment of such liabilities or the costs that it may incur to remedy environmental pollution would reduce funds otherwise available to it and could have a material adverse effect on the combined company. If Coeur is unable to fully remedy an environmental problem, it might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect.

Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property and injury to persons resulting from the environmental, health and safety impacts of Coeur’s past and current operations, which could lead to the imposition of substantial fines, remediation costs, penalties and other civil and criminal sanctions. Substantial costs and liabilities, including for restoring the environment after the closure of mines, are inherent in Coeur’s operations. Although Coeur believes that it is in substantial compliance with applicable laws and regulations, Coeur cannot assure you that any such law, regulation, enforcement or private claim will not have a negative effect on its business, financial condition or results of operations.

Some of Coeur’s mining wastes are currently exempt to a limited extent from the extensive set of federal Environmental Protection Agency (“EPA”) regulations governing hazardous waste under the Resource Conservation and Recovery Act (“RCRA”). If the EPA designates these wastes as hazardous under RCRA, Coeur would be required to expend additional amounts on the handling of such wastes and to make significant expenditures to construct hazardous waste disposal facilities. In addition, if any of these wastes causes contamination in or damage to the environment at a mining facility, such facility may be designated as a “Superfund” site under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”). Under CERCLA, any owner or operator of a Superfund site since the time of its contamination may be held liable and may be forced to undertake extensive remedial cleanup action or to pay for the government’s cleanup efforts. Additional regulations or requirements are also imposed upon Coeur’s tailings and waste disposal areas in Alaska under the federal Clean Water Act (“CWA”) and in Nevada under the Nevada Water Pollution Control Law which implements the CWA. Airborne emissions are subject to controls under air pollution statutes implementing the Clean Air Act in Nevada and Alaska. Compliance with CERCLA, the CWA and state environmental laws could entail significant costs, which could have a material adverse effect on Coeur’s operations.

In the context of environmental permits, including the approval of reclamation plans, Coeur must comply with standards and regulations which entail significant costs and can entail significant delays. Such costs and delays could have a dramatic impact on Coeur’s operations. There is no assurance that future changes in environmental regulation, if any, will not adversely affect Coeur’s operations. Coeur intends to fully comply with all applicable environmental regulations.

Mining companies are required to obtain government permits to expand operations or begin new operations. The costs and delays associated with such approvals could affect Coeur’s operations, reduce Coeur’s revenues, and negatively affect the combined company’s business as a whole.

Mining companies are required to seek governmental permits for expansion of existing operations or for the commencement of new operations such as the Kensington development project and the Palmarejo Project. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings. The duration and success of permitting efforts are contingent on many factors that are out of Coeur’s control. The governmental approval process may increase costs and cause delays depending on the nature of the activity to be permitted, and could cause Coeur to not proceed with the development of a mine. Accordingly, this approval process could harm Coeur’s results of operations.

Reference is made to the discussion of the current litigation regarding the validity of the mine tailings permit at the Kensington property in Alaska that is set forth under the above risk factor entitled “Coeur may have to record additional write-downs, which could negatively impact its results of operations.”

Meanwhile, although Palmarejo currently holds all consents that it requires in order to carry out its current drilling and development program on the Palmarejo Project, Coeur cannot be certain that it will receive the necessary permits on acceptable terms to conduct further exploration and to develop the Palmarejo Project in accordance with its pre-feasibility study. The failure to obtain such permits, or delays in obtaining such permits, could increase costs and delay activities, and could adversely affect the Palmarejo Project.

Coeur’s business depends on good relations with its employees and key personnel.

Coeur could experience labor disputes, work stoppages or other disruptions in production that could adversely affect Coeur. As of June 30, 2007, unions represented approximately 22% of Coeur’s worldwide workforce. On that date, Coeur had 135 employees at its Cerro Bayo mine and 96 employees at its Martha mine who were working under a collective bargaining agreement. The agreement covering the Cerro Bayo mine expires on December 21, 2007 and a collective bargaining agreement covering the Martha mine expires on June 11, 2008. Additionally, Coeur relies on its management team, and the loss of a key individual or Coeur’s inability to attract qualified personnel in the future may adversely impact its business.

Coeur is an international company and is exposed to risks in the countries in which it has significant operations or interests. Foreign instability or variances in foreign currencies may cause unforeseen losses, which may affect Coeur’s business.

Any foreign operations or investment is subject to political and economic risks and uncertainties. These risks and uncertainties may include exchange controls; extreme fluctuations in currency exchange rates; high rates of inflation; labor unrest; civil unrest; military repression; expropriation and nationalization; renegotiation or nullification of existing concessions, licenses, permits and contracts; illegal mining; changes in taxation policies; restrictions on foreign exchange and repatriation, and laws or policies in the U.S. affecting foreign trade investment and taxation. Further, foreign operations or investment is subject to changes in government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, income taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety.

Chile, Argentina, Bolivia and Australia are the most significant foreign countries in which Coeur now directly or indirectly owns or operates mining properties or developmental projects. Coeur also conducts exploratory projects in these countries. With the acquisition of Palmarejo and Bolnisi, Coeur would also own a major mining operation in Mexico. Argentina, Bolivia, and Mexico, while currently economically and politically stable, have experienced political instability, provincial government pressures on mining operations, currency value fluctuations and changes in banking regulations in recent years. It is uncertain at this time how new mining or investment policies or shifts in political attitude may affect mining in these countries.

Coeur may enter into agreements which require Coeur to purchase currencies of foreign countries in which Coeur does business in order to ensure fixed exchange rates. In the event that actual exchange rates vary from those set forth in the hedge contracts, Coeur will experience U.S. dollar-denominated currency gains or losses. Future economic or political instabilities or changes in the laws of foreign countries in which Coeur has significant operations or interests and unfavorable fluctuations in foreign currency exchange rates could negatively impact its foreign operations and its business as a whole. Further, property ownership in a foreign country is generally subject to the risk of expropriation or nationalization with inadequate compensation.

Coeur is exposed to risks with respect to the legal systems in the countries in which it has significant operations or interests, and resolutions of any disputes may adversely affect its business.

Some of the jurisdictions in which Coeur currently and may in the future operate have less developed legal systems than would be found in more established economies like the United States. This may result in risks such as potential difficulties in obtaining effective legal redress in the courts of such jurisdictions, whether in respect of a breach of law or regulation, or in an ownership dispute; a higher degree of discretion on the part of governmental authorities; the lack of judicial or administrative guidance on interpreting applicable rules and regulations;

inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; or relative inexperience of the judiciary and courts in such matters.

In certain jurisdictions the commitment of local business people, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements may be uncertain, creating particular concerns with respect to licenses and agreements for business. These may be susceptible to revision or cancellation and legal redress may be uncertain or delayed. There can be no assurance that joint ventures, licenses, license applications or other legal arrangements will not be adversely affected by the actions of government authorities or others and the effectiveness of and enforcement of such arrangements in these jurisdictions cannot be assured.

Any of Coeur’s future acquisitions may result in significant risks, which may adversely affect its business.

An important element of Coeur’s business strategy is the opportunistic acquisition of silver and gold mines, properties and businesses or interests therein. While it is Coeur’s practice to engage independent mining consultants to assist in evaluating and making acquisitions, any mining properties or interests Coeur may acquire may not be developed profitably or, if profitable when acquired, that profitability might not be sustained. In connection with any future acquisitions, Coeur may incur indebtedness or issue equity securities, resulting in increased interest expense, or dilution of the percentage ownership of existing shareholders. Coeur intends to seek shareholder approval for any such acquisitions to the extent required by applicable law, regulations or stock exchange rules. Coeur cannot predict the impact of future acquisitions on its business or the price of its common stock. Unprofitable acquisitions, or additional indebtedness or issuances of securities in connection with such acquisitions, may impact the price of Coeur’s common stock and negatively affect Coeur’s results of operations.

Coeur is continuously considering possible acquisitions of additional mining properties or interests therein that are located in other countries, and could be exposed to significant risks associated with any such acquisitions.

In the ordinary course of Coeur’s business, Coeur is continuously considering the possible acquisition of additional significant mining properties or interests therein that may be located in countries other than those in which Coeur now has operations or interests. Consequently, in addition to the risks inherent in the valuation and acquisition of such mining properties, as well as the subsequent development, operation or ownership thereof, Coeur could be subject to additional risks in such countries as a result of governmental policies, economic instability, currency value fluctuations and other risks associated with the development, operation or ownership of mining properties or interests therein. Such risks could adversely affect Coeur’s results of operations.

Coeur’s ability to find and acquire new mineral properties is uncertain. Accordingly, Coeur’s prospects are uncertain for the future growth of its business.

Because mines have limited lives based on proven and probable ore reserves, Coeur is continually seeking to replace and expand its ore reserves. Identifying promising mining properties is difficult and speculative. Furthermore, Coeur encounters strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing silver and gold. Competition in the precious metals mining industry is primarily for mineral rich properties which can be developed and can produce economically; the technical expertise to find, develop, and operate such properties; the labor to operate the properties; and the capital for the purpose of funding such properties. Many companies have greater financial resources than Coeur does. Consequently, Coeur may be unable to replace and expand current ore reserves through the acquisition of new mining properties or interests therein on terms Coeur considers acceptable. As a result, Coeur’s revenues from the sale of silver and gold may decline, resulting in lower income and reduced growth.

Third parties may dispute Coeur’s unpatented mining claims, which could result in the discovery of defective titles and losses affecting its business.

The validity of unpatented mining claims, which constitute a significant portion of Coeur’s property holdings in the United States, is often uncertain and may be contested. Although Coeur has attempted to acquire satisfactory title to undeveloped properties, Coeur, in accordance with mining industry practice, does not generally obtain title opinions until a decision is made to develop a property. As a result, some titles, particularly titles to undeveloped properties, may be defective. Defective title to any of Coeur’s mining claims could result in litigation, insurance claims, and potential losses affecting its business as a whole.

The acquisition of title to concessions and similar property interests is a detailed and time consuming process. Title to, and the area of, concessions and similar property interests may be disputed.

No assurances can be given that title defects to the Palmarejo Project do not exist. The Palmarejo Project may be subject to prior unregistered agreements, interests or native land claims and title may be affected by undetected defects. There may be valid challenges to the title of any of the claims comprising the Palmarejo Project that, if successful, could impair development and/or operations. A defect could result in Coeur losing all or a portion of its right, title, estate and interest in and to the properties to which the title defect relates. Also, while Coeur believes that the registration defects relating to certain non-material properties as described herein will be remedied; there can be no assurance as to timing or successful completion.

Coeur will not own all of the concessions comprising the Palmarejo Project, and Coeur’s failure to comply with its contractual commitments on such properties may result in their loss.

Planet Gold, S.A. de C.V., a wholly-owned indirect subsidiary of Palmarejo, is the registered owner of most but not all of the concessions comprising the Palmarejo Project. If Coeur fails to meet payments or work commitments on these properties, Coeur may lose its interests in a portion of the Palmarejo Project or forfeit some of the concessions.

The Special Meeting of Coeur Shareholders

The enclosed proxy is solicited on behalf of Coeur’s Board of Directors for use at a special meeting of Coeur’s shareholders to be held on December 3, 2007, at 9:30 am local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho. Coeur intends to commence mailing of this proxy statement and the accompanying proxy card to Coeur’s shareholders on or about October 23, 2007.

At the special meeting, Coeur’s shareholders are being asked to consider and vote on:

•	Proposal 1 — an amendment to Coeur’s articles of incorporation to increase the authorized number of shares of Coeur common stock from 500,000,000 to 750,000,000;

•	Proposal 2 — the issuance of shares of Coeur common stock in the Transactions; and

•	Proposal 3 — adjourn or postpone the special meeting to solicit additional votes to approve Proposals 1 and 2.

Coeur does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Coeur’s Board of Directors has unanimously approved the Transactions, the amendment to Coeur’s articles of incorporation and the issuance of Coeur common stock in the Transactions. Accordingly, the Board of Directors unanimously recommends that Coeur shareholders vote FOR Proposals 1, 2, and 3.

The effectiveness of Proposals 1 and 2 is conditioned upon the approval of both proposals. Coeur shareholders can cast separate votes on each proposal, but unless the Coeur shareholders approve both proposals, neither will take effect.

There are certain risks associated with the Transactions, which are described under the heading “Risk Factors,” beginning on page 31.

Record Date and Voting Information

Only holders of record of Coeur common stock at the close of business on October 19, 2007 are entitled to notice of and to vote at the special meeting. At the close of business on October 15, 2007, 278,465,840 shares of Coeur common stock were outstanding and entitled to vote. A list of Coeur’s shareholders will be available for review at Coeur’s executive offices during regular business hours after the date of this proxy statement and through the date of the special meeting. Each holder of record of Coeur common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Coeur common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If a shareholder’s shares are held of record by a broker, bank or other nominee and the shareholder wishes to vote in person at the special meeting, the shareholder must contact his or her broker or bank and obtain from the record holder a “legal” proxy issued in the shareholder’s name. Brokers who hold shares in “street name” for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as Proposals 1, 2, and 3. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.” Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “FOR” the adoption of the amendment to Coeur’s articles of incorporation, “FOR” the issuance of shares of Coeur common stock in the Transactions, “FOR”

the approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt Proposals 1 and 2, and, in the discretion of the persons named in the proxy with respect to any other business that may properly come before the special meeting or any adjournment of the special meeting. You may also vote in person by ballot at the special meeting.

The proposals must be adopted by the affirmative vote of a majority of the shares of Coeur common stock that are present or represented by proxy at the shareholder meeting. In addition, the total votes cast on Proposal 2 must represent a majority of the shares of common stock outstanding on the date of the special meeting.

The approval of Proposal 3 to adjourn the special meeting if there are not sufficient votes to adopt Proposals 1 and 2 requires the affirmative vote of shareholders holding a majority of the shares present in person or by proxy at the special meeting. The persons named as proxies may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against Proposal 1 or 2 will be voted in favor of any adjournment of the special meeting.

How You Can Vote

Each share of Coeur common stock outstanding on October 19, 2007, the record date for shareholders entitled to vote at the special meeting, is entitled to vote at the special meeting.

If you are a shareholder of record, you may vote your shares in any of the following ways:

Voting by mail.  If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

Voting by telephone.  You can vote your proxy by telephone by calling the toll free number 1-888-693-8683. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Voting by telephone is also available 24 hours a day, seven days a week, until 6:00 a.m. EDT on the morning of the special meeting. If you vote by telephone, do not return your proxy card(s).

Voting by Internet.  You can also vote your proxy via the Internet. The website for Internet voting is www.cesvote.com, and voting is also available 24 hours per day, seven days a week, until 6:00 a.m. EDT on the morning of the special meeting. If you vote via the Internet, you should not return your proxy card(s). Instructions on how to vote via the Internet are located on the proxy card enclosed with this proxy statement. Have a your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting form.

Voting in Person.  You can also vote by appearing and voting in person at the special meeting.

If your stock is held in “street name” by a bank or broker, please follow the instruction provided by your bank or broker.

If you vote your shares of Coeur common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card, or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of Coeur common stock will be voted “FOR” the adoption of the amendment to Coeur’s articles of incorporation, the issuance of shares of Coeur common stock in the Transactions, and the approval of any proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the proposals. You should return a proxy by mail, by telephone, or via the Internet even if you plan to attend the special meeting in person.

Proxies; Revocation

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it anytime before it is voted. It may be revoked and/or changed at any time before it is voted at the special meeting by:

•	giving written notice of revocation to Coeur’s Corporate Secretary;

•	submitting another proper proxy via the Internet, by telephone, or a later-dated written proxy; or

•	attending the special meeting and voting by paper ballot in person. Your attendance at the special meeting alone will not revoke your proxy.

If your Coeur shares are held in the name of a bank, broker, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you must contact your bank or broker and obtain a “legal” proxy, executed in your favor from the holder of record to be able to vote in person at the special meeting.

Expenses of Proxy Solicitation

Coeur will pay the costs of soliciting proxies for the special meeting. Officers, directors and employees of Coeur may solicit proxies by telephone, mail, the Internet or in person. However, they will not be paid for soliciting proxies. Coeur will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from, those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. D.F. King has been retained by Coeur to assist it in the solicitation of proxies, using the means referred to above, and will receive a fee estimated not to exceed $125,000, plus reimbursement of out-of-pocket expenses.

Adjournments

Although it is not expected, the special meeting may be adjourned for any reason by either the Chairman of the meeting or the holders of a majority in voting power of the stock entitled to vote at the meeting. When a meeting is adjourned to another time or place, notice need not be provided of the place (if any), date and time, and the means of remote communications (if any) for shareholders and proxy holders to be deemed present in person and vote at such adjourned meeting if the adjournment is announced at the meeting. If, however, the date of the adjourned meeting is more than 30 days after the date for which the special meeting was originally called, or if a new record date is fixed, notice of place (if any), date and time, and the means of remote communications (if any) must be provided. Such notice will be mailed to you or transmitted electronically to you and will be provided not less than 10 days nor more than 60 days before the date of the adjourned meeting and will set forth the purpose of the meeting.

Other Matters

Coeur’s Board of Directors is not aware of any business to be brought before the special meeting other than that described in this proxy statement.

Presence of Accountants

Representatives of KPMG LLP, Coeur’s independent registered public accountants, are expected to attend the Coeur special meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

Description of the Transactions

General

On May 3, 2007, Coeur, Coeur Sub Two, Australian Bidco and Bolnisi entered into a merger implementation agreement for Coeur to acquire all of the shares of Bolnisi in accordance with a scheme of arrangement to be submitted for approval by the shareholders of Bolnisi and, if approved, the Federal Court of Australia. On the same day, Coeur and Palmarejo entered into a merger implementation agreement for Coeur to acquire the outstanding shares of Palmarejo not indirectly owned by Bolnisi in accordance with a plan of arrangement to be submitted for approval by the Ontario Superior Court of Justice. Under the terms of the Bolnisi Transaction, Bolnisi shareholders will receive 0.682 Coeur shares (or, at the election of the Bolnisi shareholder, CHESS Depositary Interests representing Coeur shares) and a cash payment equal to A$0.004 (or US$0.9 million in aggregate) for each Bolnisi share they own. Under the terms of the Palmarejo Transaction, Palmarejo shareholders will receive 2.715 Coeur shares and a cash payment equal to C$0.004 (or US$0.2 million in aggregate) for each Palmarejo share they own. It is anticipated that this will result in Coeur issuing a total of approximately 261.0 million new shares excludes up to 11.0 million new shares that will be issuable upon the exercise of existing Palmarejo options and assumes that none of the existing Palmarejo warrants will be exercised before their expiration on October 19, 2007.

Background of the Transactions

Coeur regularly reviews, as part of its strategic planning process, the acquisition of silver and gold mines, properties and businesses or interests therein in order to enhance shareholder value and its competitive and financial position. Coeur’s criteria for identifying these acquisition opportunities include: significant production profile, low-cost production, highly-prospective land position that can lead to new discoveries and additions to resources and reserves, and the location of the asset in an attractive mining jurisdiction.

Mr. Dennis Wheeler, Coeur’s chairman, president and chief executive officer, originally met with Mr. Norman Seckold, chairman of Bolnisi and Palmarejo, on October 10, 2005 to express Coeur’s potential interest in acquiring the Palmarejo Project. No agreement of any type was reached between Coeur and Bolnisi at that time.

In September 2006, Coeur approached CIBC World Markets Inc. (“CIBC World Markets”), through its affiliate CIBC Australia Limited, to assist it in identifying and evaluating various strategic or financial alternatives relating to Bolnisi and/or Palmarejo. Coeur selected CIBC World Markets for this assignment based on CIBC World Market’s qualifications, experience and reputation, its familiarity with Coeur and Coeur’s business and the significance of the proposed transaction for Coeur. Coeur requested that CIBC World Markets approach Mr. Seckold to establish whether, and under what circumstances, Bolnisi and/or Palmarejo might be receptive to a transaction proposal from Coeur.

Representatives of CIBC World Markets met with Mr. Seckold on September 20, 2006. Mr. Seckold indicated that Bolnisi and Palmarejo would be receptive to a potential proposal from Coeur.

On November 17, 2006, Coeur, Bolnisi and Palmarejo executed a confidentiality agreement. From November 17, 2006 to and including the date that the definitive agreements were signed and thereafter as provided by the terms of the definitive agreements, Coeur conducted a due diligence review of public and non-public materials provided by Bolnisi and Palmarejo, met with certain members of Bolnisi and Palmarejo management and visited the Palmarejo Project site in Mexico.

Representatives of Coeur completed an initial due diligence visit to the Palmarejo Project site from December 7, 2006 to December 10, 2006. Representatives of Coeur completed a more detailed follow-up due diligence visit to the Palmarejo Project site as well as to the offices of Palmarejo’s technical consultants, Mine Development Associates, between January 22, 2007 and January 26, 2007. During February 2007, Mr. Wheeler was briefed on the findings from the Palmarejo Project site visits by the Coeur due diligence team.

On March 1, 2007, Coeur formally appointed CIBC World Markets as its financial advisor.

On March 20, 2007, in connection with a regularly scheduled board of directors meeting, the Coeur board of directors discussed the possibility of a transaction involving Bolnisi and Palmarejo. Representatives of CIBC World Markets attended this meeting. Coeur management provided their preliminary perspectives with respect to a possible combination of Coeur with Bolnisi and Palmarejo. At this meeting, after discussion of the merits and risks of the transaction, the board of directors authorized senior management of Coeur to continue discussions with Bolnisi and Palmarejo regarding a possible combination.

On March 23, 2007, Mr. Wheeler called Mr. Seckold to schedule a meeting in Sydney. Mr. Wheeler and Mr. Seckold met in Sydney on April 3, 2007 to discuss the basis on which Bolnisi and Palmarejo would be receptive to discussions in respect of a transaction with Coeur and discussions continued.

On April 3, 2007, Coeur authorized its legal advisors to prepare and commence negotiation of the forms of definitive transaction documents.

On April 6, 2007, the parties ceased discussions based on an inability to move negotiations forward. On April 12, 2007, the parties agreed to resume discussions. Thereafter, the parties and their financial advisors also had further discussions regarding the appropriate method for determining the exchange ratios and other terms for the proposed transaction, and Mr. Wheeler periodically provided the Coeur board of directors with telephonic updates on the status of discussions with Bolnisi and Palmarejo and discussed with members of the Coeur board of directors potential benefits and risks of the proposed transaction.

On April 15, 2007, Bolnisi formally engaged Cormark Securities Inc. as its financial advisor.

On April 16, 2007, a special meeting was held by the Palmarejo board of directors. The Palmarejo board of directors approved the creation of a special committee comprised of three independent directors. The special committee of the Palmarejo board of directors was to consider a potential transaction with Coeur as well as investigate other strategic alternatives, among other things. The engagement of Dundee Securities Corporation (“Dundee”) as financial advisor to the Palmarejo special committee was discussed and a draft engagement letter was presented to the Palmarejo board of directors.

At an April 19, 2007 meeting of the Palmarejo special committee, following a discussion of the scope of the Dundee engagement and the services to be provided, the Palmarejo special committee formally appointed Dundee to act as its financial advisor in connection with the potential transaction with Coeur. In addition, subsequently in April 2007, the Palmarejo special committee retained the services of Westwind Partners Inc., to provide a separate and independent valuation required under Canadian securities laws.

At meetings in Sydney from April 23 – 25, 2007, Mr. Wheeler met with both Mr. Seckold and Mr. James Crombie, Palmarejo’s president and chief executive officer, during which certain preliminary indicative terms of the transaction were discussed, subject to resolution of a number of material issues.

Between April 25, 2007 and April 27, 2007, senior technical management of Coeur conducted an additional due diligence site visit to the Palmarejo Project.

Between April 25, 2007 and May 2, 2007, Bolnisi’s and Palmarejo’s legal and financial advisors conducted due diligence on Coeur and its business, including reviewing public and non-public documents, meeting with various members of Coeur management, visiting Coeur’s offices in Santiago, Chile, visiting Coeur’s Rochester Mine in Nevada and visiting Coeur’s headquarters in Coeur d’Alene, Idaho.

On May 2, 2007, at a special meeting of the Coeur board of directors, Mr. Wheeler reviewed for the board the status of negotiations and updated the board with the developments since his last communications and the last meeting. Coeur’s legal advisors presented the final terms of the proposed Transactions and responded to questions by the board of directors members. The board discussed and reviewed with Coeur’s advisors the post-signing diligence period and termination right. Members of Coeur’s management provided a detailed summary of the results to that date of the technical diligence and of Coeur’s plans with respect to the mine. In addition, CIBC World Markets provided the Coeur board of directors with its opinion to the effect that, as of May 2, 2007, and based upon and subject to the factors, assumptions, qualifications and limitations set forth in its opinion, the consideration to be paid by Coeur pursuant to the Transactions was fair, from a financial point of view, to Coeur. After discussion and deliberation of the merits and risks of the transaction, the Coeur board of directors unanimously approved the form of definitive agreements and the transactions contemplated by those agreements and authorized Coeur’s management to finalize and execute the definitive agreements and other related agreements, subject to continuation of the due diligence as provided for in the definitive agreements.

On May 2, 2007 at a meeting of Palmarejo’s special committee, Palmarejo’s special committee financial advisor, Dundee Securities Corporation, reviewed with the Palmarejo special committee its financial analysis of the 2.715 exchange ratio provided for in the Palmarejo Transaction and delivered an opinion to the Palmarejo special committee to the effect that, as of May 2, 2007 and based on and subject to the matters described in its opinion, the 2.715 exchange ratio was fair, from a financial point of view, to the holders of Palmarejo shares. The special committee’s separate and independent financial advisor, Westwind Partners Inc., also made a presentation to the special committee of its valuation report. Palmarejo’s legal advisors presented the final terms of the proposed Transactions and responded to questions by the special committee members. After these presentations and further discussion, the Palmarejo special committee voted unanimously to approve the Palmarejo Transaction and the execution of the definitive agreement. The Palmarejo special committee subsequently recommended that the full Palmarejo board of directors approve the Palmarejo Transaction.

On May 2, 2007 at a meeting of Palmarejo’s board of directors, held immediately after the meeting of the Palmarejo special committee, the chairman of the Palmarejo special committee reported on the opinion received from Dundee, on the recommendation of the Palmarejo special committee and on the reasons for its recommendation. Presentations were made by Dundee Securities Corporation and Westwind Partners Inc. The full Palmarejo board of directors voted unanimously to approve the Palmarejo Transaction and the execution of the definitive agreement.

On May 3, 2007 at a meeting of Bolnisi’s board of directors held in Australia, Bolnisi’s legal advisors presented the final terms of the proposed transaction and responded to questions by the board of directors members. After this presentation and further discussion, the Bolnisi board of directors voted unanimously to approve the Bolnisi Transaction and to authorize the execution of the definitive agreements and other related agreements.

The definitive agreements were thereafter executed on behalf of each of the companies, and each of Bolnisi’s directors entered into the call option agreements contemplated by the Bolnisi Transaction. See “The Transactions — Option Deeds.” The Transactions were publicly announced on May 3, 2007.

The Merger Implementation Agreement with Bolnisi initially entitled Coeur to conduct additional diligence with respect to Bolnisi until June 8, 2007. From the period from May 3, 2007 through June 8, 2007, Coeur and its representatives conducted additional due diligence on Bolnisi and the Palmarejo Project. On June 8, 2007, Coeur and Bolnisi agreed to extend Coeur’s additional due diligence period by 14 days, to June 22, 2007 to give Coeur further time to complete its review of Bolnisi and the Palmarejo Project. On June 22, 2007, Coeur and Bolnisi again agreed to extend Coeur’s additional due diligence period for an additional period until July 3, 2007.

On June 29, 2007, representatives of Bolnisi and Bolnisi management and representatives of Coeur and Coeur management met in Sydney to discuss their due diligence findings and outlook for the Palmarejo Project, which included, without limitation, revisions to the operational and financial projections for the Palmarejo Project. On July 2, 2007, Coeur’s board of directors met to discuss the results of the due diligence review and the outcome of the meeting between Coeur’s management and representatives and Bolnisi. At this meeting, CIBC World Markets delivered an opinion, which was subsequently confirmed in writing, to the effect that, as of July 2, 2007, and based upon and subject to the factors, assumptions, qualifications and limitations set forth in its written opinion, the consideration to be paid by Coeur pursuant to the Transactions was fair, from a financial point of view, to Coeur. At the meeting, the Coeur board determined to proceed with the Transactions. Thereafter, upon the expiration of the additional due diligence period, Coeur, Bolnisi and Palmarejo announced that Coeur had completed its due diligence investigation pursuant to the Bolnisi Merger Implementation Agreement.

Coeur’s Reasons for the Transactions; Recommendation of Coeur’s Board of Directors

Coeur regularly reviews, as part of its strategic planning process, the acquisition of silver and gold mines, properties and businesses or interests therein in order to enhance shareholder value and its competitive and financial position. Because mines have limited lives based on proven and probable ore reserves, Coeur is continually seeking to replace and expand its ore reserves.

On May 2, 2007 and on July 2, 2007, following completion of due diligence, Coeur’s board of directors, after an extensive review and thorough discussion of all facts and issues it considered relevant with respect to the proposed transactions, concluded unanimously that the Transactions are fair to, and in the best interests of, the shareholders of Coeur, and authorized Coeur’s executive officers to enter into the definitive agreements and recommend to shareholders of Coeur that they vote in favor of the shareholder proposals contained herein.

The key strategic benefits identified by Coeur’s board of directors for entering into the Transactions are summarized below:

•	upon completion of the Transactions and following commencement of production at the Palmarejo Project, Coeur is expected to be positioned as the world’s leading primary silver producer in terms of annual silver production;

•	Coeur expects to possess one of the largest silver resource bases among its peers, providing Coeur with the opportunity to convert these resource ounces into reserves over time and create a substantial production profile for many years;

•	the addition of the Palmarejo Project to Coeur’s existing pipeline of new projects that are currently under construction is expected to result in a dominant production growth rate among its peers;

•	the Palmarejo Project’s anticipated low operating costs are expected to materially reduce Coeur’s overall cash costs per ounce of silver produced, making Coeur one of the lowest cost producers in its sector;

•	the addition of the Palmarejo Project to Coeur’s portfolio will geographically diversify Coeur’s asset mix and provide entry into a prolific mining area of Mexico, which is the world’s second largest silver producing country;

•	the combination of Coeur’s prospective exploration portfolio and the Palmarejo properties is expected to provide considerable exploration upside potential for Coeur’s shareholders; and

•	Coeur expects to remain one of the world’s most liquid publicly-traded silver mining companies based on average daily historical trading volume. Coeur is currently listed on both the NYSE and TSX, and, in connection with the Transactions, Coeur intends to seek listing of its shares on the ASX in the form of CHESS Depositary Interests.

In reaching their conclusion and making their recommendation, the members of Coeur’s board of directors relied on their knowledge of Coeur and the industry in which it is involved, on the information provided by Coeur and its advisors and on the advice of its legal and financial advisors. The Coeur board of directors considered numerous other factors to be in favor of the Transactions, including among other things, the following:

•	the fairness opinion provided by CIBC World Markets on May 2, 2007, subsequently confirmed in writing, to the effect that, as of May 2, 2007, and based upon and subject to the factors, assumptions, qualifications and limitations set forth in such opinion, the consideration to be paid by Coeur pursuant to the Transactions was fair, from a financial point of view, to Coeur;

•	the fairness opinion provided by CIBC World Markets on July 2, 2007, subsequently confirmed in writing, to the effect that, as of July 2, 2007, and based upon and subject to the factors, assumptions, qualifications and limitations set forth in such opinion, the consideration to be paid by Coeur pursuant to the Transactions was fair, from a financial point of view, to Coeur;

•	each of the directors of Bolnisi had agreed to enter into a call option deed, which, between them, would grant Coeur the right under certain circumstances to acquire up to 19.9% of Bolnisi’s outstanding shares held by the directors at the same price as that offered by Coeur to other Bolnisi shareholders under the Bolnisi Transaction;

•	the current economic, industry and market trends affecting Coeur; and

•	the current and historical trading prices of Coeur’s shares and shares of its peer companies and the anticipated market reaction to the announcement of the Transactions.

The members of Coeur’s board of directors also considered adverse factors associated with the Transactions, including among other things, the following:

•	the fact that there was inherent uncertainty about the estimates of the future development costs that would need to be incurred at the Palmarejo Project;

•	the fact that there was inherent uncertainty about the quality and ultimate recoverability of the ore body at the Palmarejo Project;

•	the fact that Coeur may be obligated to pay a termination fee under certain circumstances;

•	the fact that if the Transactions are not completed, Coeur may be adversely affected due to potential disruptions in its operations and market perceptions;

•	the fact that the completion of the Transactions would be subject to satisfaction of various conditions, including, but not limited to, completion of additional diligence to be conducted by Coeur, the requirement that Bolnisi obtain the report of an independent expert as to whether the proposed scheme is in the best interests of Bolnisi’s shareholders and receipt of Federal Court of Australia approval of the Bolnisi Transaction and the Ontario Supreme Court of Justice approval of the Palmarejo Transaction; and

•	the fact that Coeur would agree to a “no shop” clause for the duration of the Transactions.

This discussion of the information and factors considered by the Coeur board of directors is not intended to be exhaustive but addresses the major information and factors considered by the Coeur board of directors in its consideration of the Transactions. In reaching its conclusion, the Coeur board of directors did not find it practical to assign, and did not assign, any relative or specific weight to the different factors that were considered, and individual members of the Coeur board of directors may have given different weight to different factors.

May 2, 2007 Opinion of CIBC World Markets (Coeur’s Financial Advisor)

Coeur retained CIBC Australia Limited to act as its financial advisor and to render opinions, through its affiliate, CIBC World Markets in connection with the Transactions. At the special meeting of the Coeur board of directors on May 2, 2007, CIBC World Markets rendered its oral opinion to the Coeur board of directors, which was subsequently confirmed by a written opinion to the Coeur board of directors dated May 2, 2007, to the effect that, as of that date and based upon and subject to the factors, assumptions, qualifications and limitations set forth in such opinion, the consideration to be paid by Coeur pursuant to the Transactions was fair, from a financial point of view, to Coeur.

The full text of the opinion of CIBC World Markets dated May 2, 2007, which sets forth, among other things, the assumptions made, the procedures followed, matters considered and qualifications and limitations of the review undertaken by CIBC World Markets in rendering its opinion, is attached as Annex F-1 to this document. The summary of the CIBC World Markets opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. Coeur shareholders should read this opinion carefully and in its entirety. CIBC World Markets provided its opinion for the information and assistance of the Coeur board of directors in connection with its consideration of the Transactions, and the opinion related only to the fairness, from a financial point of view, of the consideration to be paid by Coeur pursuant to the Transactions. The CIBC World Markets opinion did not express an opinion as to any other aspect or implication of the Transactions or related transactions, the terms of the merger implementation agreements (and the exhibits thereto) or any agreement, arrangement or undertaking entered into in connection with such transactions, the fairness of the Transactions (or the merger consideration) to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Coeur, or as to the underlying decision by Coeur to engage in the Transactions. The CIBC World Markets opinion is not a recommendation to any Coeur shareholder as to how it should vote or act on any matter relating to the Transactions and should not be relied upon by any Coeur shareholder as such.

In preparing its opinion, CIBC World Markets reviewed the merger implementation agreements, as well as certain publicly available business and financial information relating to Coeur, Bolnisi and Palmarejo, all as noted in the CIBC World Markets opinion under the heading “Scope of Review”. CIBC World Markets reviewed certain other information relating to Coeur, Bolnisi and Palmarejo, including certain information prepared by and provided to CIBC World Markets by the managements of Coeur, Bolnisi and Palmarejo regarding their respective businesses and prospects and certain publicly available estimates and forecasts relating to the business and prospects of each of Coeur, Bolnisi and Palmarejo prepared by certain research analysts and met with the managements of Coeur, Bolnisi and Palmarejo to discuss the business and prospects of Coeur, Bolnisi and Palmarejo, respectively. CIBC World Markets also considered certain financial and stock market data of Coeur, Bolnisi and Palmarejo, and CIBC World Markets compared that data with similar data for other publicly held companies in businesses CIBC World Markets deemed similar to those of Coeur, Bolnisi and Palmarejo, and CIBC World Markets considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have been effected or announced. CIBC World Markets also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that CIBC World Markets deemed relevant.

In connection with its review, CIBC World Markets did not assume any responsibility for independent verification of any of the foregoing information and, as permitted under the terms of its engagement agreements with Coeur, CIBC World Markets relied on such information being complete and accurate in all material respects without any independent verification. CIBC World Markets was not requested to conduct, and did not conduct any valuation or appraisal of any assets or liabilities (contingent or otherwise) of Coeur, Bolnisi or Palmarejo (nor was it furnished with any valuations or appraisals), nor did it evaluate the solvency or fair value of Coeur, Bolnisi or Palmarejo under any state or federal laws relating to bankruptcy, insolvency or similar matters. CIBC World

Markets did not assume any obligation to conduct any physical inspection of the properties or facilities of Coeur, Bolnisi or Palmarejo, did not meet with independent auditors of Coeur, Bolnisi or Palmarejo and relied upon and assumed the accuracy and fair presentation of the audited financial statements of Coeur, Bolnisi and Palmarejo and the reports of the auditors thereon. In relying on financial analyses and forecasts provided to or discussed with it by Coeur, Bolnisi and Palmarejo, CIBC World Markets assumed that they had been reasonably prepared and reflect the best currently available estimates and judgment by Coeur’s, Bolnisi’s or Palmarejo’s management as to the expected future results of operations and financial condition of Coeur, Bolnisi or Palmarejo, as the case may be. CIBC World Markets expressed no view as to such analyses or forecasts or the assumptions on which they were based. CIBC World Markets also assumed that the Transactions will have the tax consequences described in discussions with, and materials furnished to it by, representatives of Coeur, that, in all respects material to its analysis, the other transactions contemplated by the merger implementation agreements will be consummated as described in the respective merger implementation agreements and that the final forms of the merger implementation agreements would be substantially similar to the last draft thereof reviewed by it, without waiver, modification or amendment of any material term, condition or agreement thereof. CIBC World Markets also assumed that the representations and warranties made by Coeur, Bolnisi and Palmarejo in the merger implementation agreements were and will be true and correct in all respects material and that the Transactions will be completed substantially in accordance with the merger implementation agreements and all applicable laws and that this document will satisfy all applicable legal requirements. CIBC World Markets is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Coeur with respect to such issues. CIBC World Markets further assumed that all governmental, regulatory or other consents and approvals (contractual or otherwise) necessary for the consummation of the Transactions will be obtained without any material adverse effect on Coeur, Bolnisi and Palmarejo or on the contemplated benefits of the Transactions.

The CIBC World Markets opinion was necessarily based on financial, economic, market and other conditions as they existed and could be evaluated on, and the information made available to it as of, the date of its opinion. Subsequent developments may affect its opinion, and CIBC World Markets does not have any obligation to update, revise, or reaffirm its opinion. The CIBC World Markets opinion was provided to the Coeur board of directors in connection with and for the sole purposes of its evaluation of the Transactions. The CIBC World Markets opinion is limited to the fairness, from a financial point of view, of the consideration to be paid by Coeur pursuant to the Transactions and CIBC World Markets is expressing no opinion as to the fairness of the Transactions (or the merger consideration) to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Coeur or as to the underlying decision by Coeur to engage in the Transactions. The opinion of CIBC World Markets did not address the relative merits of the Transactions as compared to alternative transactions or strategies that might be available to Coeur, nor did it address Coeur’s underlying business decision to effect the Transactions. CIBC World Markets was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Coeur. CIBC World Markets is expressing no opinion as to the price or value of the Coeur common stock or Bolnisi ordinary shares or Palmarejo common shares at any time. The CIBC World Markets opinion does not constitute a recommendation to any shareholder of Coeur as to how such shareholder should vote or act on any matter relating to the Transactions or any other matter.

Financial Analyses of Coeur’s Financial Advisors

In preparing its opinion, CIBC World Markets performed a variety of generally accepted financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, CIBC World Markets considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. CIBC World Markets believes that the summary provided and the analyses described herein must be considered as a whole and that selecting any portion of its analyses, without considering all analyses and factors, would create an incomplete view of the process underlying its analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described herein were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of CIBC World Markets with respect to the actual value of Coeur, Bolnisi or Palmarejo.

In performing its analysis, CIBC World Markets made, and was provided by Coeur management with, numerous assumptions with respect to industry performance, general business, market, financial and economic conditions and other matters, many of which are beyond the control of CIBC World Markets and Coeur, Bolnisi and Palmarejo. Analyses based on estimates or forecasts of future results are not necessarily indicative of future results or actual values, which may be significantly more or less favourable than those suggested by such analyses. The analysis does not purport to be an appraisal or to reflect the prices at which Coeur common stock will trade following the announcement or consummation of the Transactions. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Coeur, Bolnisi, Palmarejo or their respective advisors, none of Coeur, Bolnisi, Palmarejo or CIBC World Markets, nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

CIBC World Markets was not requested to, and it did not, recommend the specific form or amount of consideration offered by Coeur pursuant to the Transactions, which consideration was determined through negotiations between Coeur, Bolnisi and Palmarejo. The decision to enter into the Transactions and related transactions was solely that of the Coeur board of directors, Bolnisi and Palmarejo. The opinion of CIBC World Markets and CIBC World Markets’ related financial analyses were among many factors considered by the Coeur board of directors in its evaluation of the Transactions and should not be viewed as determinative of the views of the Coeur board of directors or Coeur’s management with respect to the Transactions or the consideration to be paid by Coeur pursuant to the Transactions.

The following is a summary of the material financial analyses performed by CIBC World Markets in connection with rendering its opinion. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand CIBC World Markets’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of CIBC World Markets’ financial analyses. Considering the data in the tables below without considering the full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets’ analyses and opinion.

CIBC World Markets performed its analyses with respect to each of Coeur, Bolnisi and Palmarejo on a stand-alone and a pro-forma basis based on:

•	Consensus analyst estimates, derived as the average of a range of market analysts’ estimates. The estimates selected represented the most recent publications of those analysts covering the relevant company, with a specific cut-off date for Bolnisi and Palmarejo coverage of November 2006 to ensure that reports reflected the most recent drilling updates from the Palmarejo Project.

•	Coeur management’s production and cost projections for each of Coeur and the Palmarejo Project, overlaid with consensus equity analyst projections of future commodity prices (“Internal Estimates”). CIBC World Markets derived a net asset value per share for Palmarejo based on the discounted cashflow value of the Palmarejo Project adjusted for net cash and other long term liabilities. Since the only currently measurable assets of Bolnisi are its investment in Palmarejo and net cash, the net asset value of Bolnisi was derived by multiplying the derived value per share of Palmarejo by the number of shares owned by Bolnisi, plus net cash held by Bolnisi.

For the purpose of performing many of its analyses, CIBC World Markets concluded that it was appropriate to look only at the relative financial metrics of the Palmarejo Project rather than aggregating 100% of the relevant Bolnisi financial metric with the minority share of the Palmarejo financial metric. This approach was selected as it most accurately reflects the substance of the Transactions which is that Coeur will own 100% of the Palmarejo Project as a result of the Transactions and so will have full ownership and access to the earnings and cashflows of the Palmarejo Project.

All market data used by CIBC World Markets was as of April 25, 2007, on which day Coeur’s closing price on the NYSE was $4.03.

Implied Valuation Analyses

CIBC World Markets performed various implied valuation analyses of the ordinary shares of Coeur, Palmarejo shares and Bolnisi ordinary shares, as described below. For purposes of the implied valuation analyses, diluted shares of Palmarejo were calculated assuming that outstanding options and warrants are to be acquired based on a Black Scholes valuation as at the date of the Transactions.

Net Asset Value (NAV) Analysis.  CIBC World Markets analysed implied exchange ratios based on two separate methodologies for calculating the NAV (defined as the discounted cash flow value of operating assets plus fair value of non-operating assets such as cash less fair value of non-operating liabilities such as debt) of each of Coeur, Bolnisi and Palmarejo:

1. Analyst consensus figures for each company.

2. Discounted cashflow analysis of each company based on Coeur management estimates.

Comparing analyst consensus NAVs for Bolnisi and Palmarejo to that of Coeur implied exchange ratios of 0.709 and 2.870 respectively.

A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value”. “Present value” refers to the current value of one or more future cash payments from the asset, which we refer to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors.

In selecting appropriate discount rates to employ, CIBC World Markets gave consideration to the discount rates employed by analysts covering the three companies. It was noted that the average discount rate employed by analysts covering Coeur was 5.9% while the average for both Bolnisi and Palmarejo was 5%. These discount rates are in line with standard market practice amongst precious metals analysts who generally employ 5% as a ‘base’ discount rate for all companies, adjusted, where necessary, for company specific risk factors.

Based on these analyst consensus discount rates and risk factors, CIBC World Markets employed a range of 5% – 7% for discount rates to be applied to each company. The implied exchange ratios derived from this analysis are set out in the table below:

	Discount	Palmarejo Project
	rate	5%		6%		7%

	5%	Bolnisi —	0.825	Bolnisi —	0.776	Bolnisi —	0.729
		Palmarejo —	3.366	Palmarejo —	3.161	Palmarejo —	2.964
Coeur	6%	Bolnisi —	0.943	Bolnisi —	0.887	Bolnisi —	0.837
		Palmarejo —	3.847	Palmarejo —	3.612	Palmarejo —	3.388
	7%	Bolnisi —	1.074	Bolnisi —	1.010	Bolnisi —	0.953
		Palmarejo —	4.384	Palmarejo —	4.116	Palmarejo —	3.860

Comparable Companies Analysis.  CIBC World Markets calculated implied exchange ratios on a price to NAV, price to cashflow and price to earnings basis for each of Coeur, Bolnisi and Palmarejo. Calculations were effected by deriving a per share value for each company based on analyst consensus NAV, cashflow and earnings figures multiplied by the relevant average multiple for appropriate comparable trading companies.

For cashflow and earnings, estimates for 2009 were employed as this is expected to be the first full year of production at the Palmarejo Project and so is the most appropriate period to use.

Based on its experience with companies in the mining industry, CIBC World Markets selected the following companies as being potentially relevant to an evaluation of the per share value of Coeur:

		P/2009E	P/2009E
	P/NAV	Cashflow	Earnings

Coeur comparable company set(1)
Hecla Mining	1.85x	10.2x	14.9x
Gammon Lake	1.37x	n/a	n/a
Pan American Silver	1.62x	n/a	14.0x
Apex Silver	0.92x	2.6x	4.9x
Silver Wheaton	1.61x	19.3x	17.8x
Average	1.47x	10.7x	12.9x

(1)	Calculated based on last price on April 25, 2007

Similarly, the following companies were selected as being potentially relevant to an evaluation of the per share value of Bolnisi and Palmarejo:

		P/2009E	P/2009E
	P/NAV	Cashflow	Earnings

Bolnisi and Palmarejo comparable company set(1)
Endeavour Silver	0.95x	8.1x	14.5x
First Majestic	1.18x	n/a	n/a
Fortuna Silver Mines	1.21x	n/a	n/a
Minefinders	1.30x	n/a	n/a
Scorpio Mining	n/a	8.9x	10.3x
Silver Standard	2.51x	25.6x	n/a
Average	1.43x	14.19x	12.40x

(1)	Calculated based on last price on April 25, 2007

Applying each of these multiples to consensus analyst estimates of NAV, 2009 cashflow and 2009 earnings for each of Coeur, Bolnisi and Palmarejo, the following implied exchange ratios were calculated:

		P/2009E	P/2009E
	P/NAV	Cashflow	Earnings

Bolnisi/Coeur	0.709	0.696	0.480
Palmarejo/Coeur	2.87	2.756	2.560

Precedent Transactions Analysis.  In identifying an appropriate universe of precedent transactions, CIBC World Markets gave consideration to the fact that there are a very limited number of silver corporate transactions due to the lack of listed pure silver companies. Furthermore, there are even fewer examples of asset transactions, with many silver transactions being acquisitions of silver streams and therefore not directly comparable.

Hence, CIBC World Markets elected to employ gold industry corporate transactions as a proxy due to the similar valuation methodologies employed and the fact that silver is often a by-product of gold production (and vice-versa).

Using company filings, company presentations and information from Bloomberg and Thomson, CIBC World Markets examined a total of 26 global corporate gold transactions since 2001:

Target	Acquiror	Date

Cumberland Resources Ltd.	Agnico-Eagle Mines Ltd.	February 2007
Bema Gold Corp.	Kinross Gold Corp.	November 2006
Cambior Inc.	IAMGold Corp.	September 2006
Western Areas Ltd.	Gold Fields Ltd.	September 2006
Glamis Gold Ltd.	Goldcorp Inc.	August 2006
Viceroy Exploration Ltd.	Yamana Gold Inc.	August 2006
Desert Sun Mining Corp.	Yamana Gold Inc.	February 2006
Gallery Gold Ltd.	IAMGold Corp.	December 2005
Bolivar Gold Corp.	Gold Fields Ltd.	November 2005
Placer Dome Inc.	Barrick Gold Corp.	October 2005
Young-Davidson Mines Ltd.	Northgate Minerals Corp.	September 2005
Afcan Mining Corp.	Eldorado Gold Corp.	May 2005
Riddarhyttan Resources AB	Agnico-Eagle Mines Ltd.	May 2005
Wheaton River Minerals Ltd.	Goldcorp Inc.	December 2004
Ashanti Goldfields Company Ltd.	AngloGold Limited	May 2003
Repadre Capital Corp.	IAMGold Corp.	October 2002
TVX Gold Inc.	Kinross Gold Corp.	June 2002
Echo Bay Mines Ltd.	Kinross Gold Corp.	June 2002
AurionGold Ltd.	Placer Dome Inc.	May 2002
Brancote Holdings Plc	Meridian Gold Inc.	April 2002
Francisco Gold Corp.	Glamis Gold Ltd.	March 2002
Hill 50 Ltd.	Harmony Gold Mining Co Ltd.	October 2001
Normandy Mining Ltd.	Newmont Mining Corp.	September 2001
Delta Gold Ltd.	Goldfields Ltd.	September 2001
PacMin Mining Corp Ltd.	Sons of Gwalia Ltd.	August 2001
Homestake Mining Company	Barrick Gold Corp.	June 2001

In each case, two key metrics were evaluated:

1. Price to NAV

2. Total Acquisition Cost (“TAC”) per ounce of recoverable gold as a percentage of the spot gold price at the date of announcement.

Price to NAV

Price to NAV is calculated as the equity value of a transaction divided by the analyst consensus NAV of the company being acquired. For the 26 precedent transactions, the lowest price to NAV was 0.80x, the highest was 4.06x and the average was 1.73x.

Based on market prices as at April 25, 2007 and the consensus analyst estimate of the Palmarejo Project NAV, the calculated price to NAV of the proposed Transactions was 1.31x.

Total Acquisition Cost

TAC is a recognized market methodology for assessing precious metals transactions and is arrived at by aggregating:

•	Estimated cash operating cost per recovered reserve ounce (typically approximated by proven and probable reserves multiplied by the expected recovery factor);

•	Capital expenditure per recovered reserve ounce; and

•	Enterprise value of offer per recovered reserve ounce.

This TAC per ounce is then expressed as a percentage of the gold spot price at the date of the transaction.

Due to the lack of a formal reserve estimate at the Palmarejo Project, Coeur management’s “base case” estimate of life of mine production was employed as a proxy for recoverable ounces. To ensure consistency of source, Coeur management’s estimates of cash operating cost and capital costs were also employed.

For the 26 precedent transactions, the lowest TAC percentage was 66% and the highest was 146%, with an average of 104%. This compares to the calculated TAC percentage for the proposed Transactions of 105%.

Historical Exchange Ratios.  CIBC World Markets calculated the implied exchange ratio for Bolnisi/Coeur and Palmarejo/Coeur based on each company’s volume weighted average share price for each trading day for the two years prior to April 20, 2007. This analysis showed that while the implied exchange ratios on the first day of analysis were 0.105 and 0.658 for Bolnisi and Palmarejo respectively, the appreciation in the price of both companies has resulted in implied exchange ratios at April 20, 2007 of 0.639 and 2.471.

Other

Relative Financial Contribution Analysis.  CIBC World Markets calculated the relative financial contributions of Coeur and the Palmarejo Project to the combined estimated NAV (derived from both analyst consensus estimates and Internal Estimates), market capitalization and target market capitalization (calculated as average analyst target price for each company multiplied by shares issued and outstanding) and 2009 earnings and cashflow of the companies, based on analyst estimates. Such analysis indicated that Coeur would have contributed 52% of the combined estimated analysts’ NAV, 48% of combined management estimated NAV, 54% of combined market capitalization, 57% of combined target market capitalization, 55% of the combined estimated 2009 earnings and 60% of the combined 2009 estimated cashflow.

Pro-forma Accretion/Dilution Analysis.  CIBC World Markets prepared an analysis of cashflow per share (defined as cashflow from operations), earnings per share and NAV per share potential accretion/dilution for Coeur pro-forma for the Transactions. Cashflow per share and earnings per share were based on 2009 analyst estimates while NAV was assessed on both an analyst estimate basis and using NAVs calculated by CIBC World Markets financial models employing Internal Estimates.

The Transactions were found to be 6% accretive on Internal Estimates and 2% dilutive on analyst NAV as well as 10% dilutive on 2009 earnings per share and 15% dilutive on 2009 cashflow per share.

Implied Transactions Multiples.  CIBC World Markets calculated the implied transaction multiple based on a deal value of $1.1 billion (based on Coeur’s closing price on April 25, 2007). Based on analyst estimates of NAV, 2009 earnings and 2009 cashflow, implied transaction multiples were derived and compared to the comparable company multiples employed in the Comparable Companies Analysis (described above). For each metric, the implied transaction multiple was in line with or below those of the comparable companies.

July 2, 2007 Opinion of CIBC World Markets (Coeur’s Financial Advisor)

At the special meeting of the Coeur board of directors on July 2, 2007, CIBC World Markets rendered its oral opinion to the Coeur board of directors, which was subsequently confirmed by a written opinion to the Coeur board of directors dated July 2, 2007, to the effect that, as of that date and based upon and subject to the factors, assumptions, qualifications and limitations set forth in such opinion, the consideration to be paid by Coeur pursuant to the Transaction was fair, from a financial point of view, to Coeur.

The full text of the opinion of CIBC World Markets dated July 2, 2007, which sets forth, among other things, the assumptions made, the procedures followed, matters considered and qualifications and limitations of the review undertaken by CIBC World Markets in rendering its opinion, is attached as Annex F-2 to this document. The summary of the CIBC World Markets opinion set forth herein is qualified in its entirety by reference to the full text of the opinion. Coeur shareholders should read this opinion carefully and in its entirety. CIBC World Markets provided its opinion for the information and assistance of the Coeur board of directors in connection with its consideration of the Transactions, and the opinion related only to the fairness, from a financial point of view, of the consideration to be paid by Coeur pursuant to the Transactions. The CIBC World Markets opinion did not express an opinion as to any other aspect or implication of the Transactions or related transactions, the terms of the merger implementation agreements (and the exhibits thereto) or any agreement, arrangement or undertaking entered into in connection with such transactions, the fairness of the Transactions (or the merger consideration) to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Coeur, or as to the underlying decision by Coeur to engage in the Transactions. The CIBC World Markets opinion is not a recommendation to any Coeur shareholder as to how it should vote or act on any matter relating to the Transactions and should not be relied upon by any Coeur shareholder as such.

In preparing its opinion, CIBC World Markets reviewed the merger implementation agreements, as well as certain publicly available business and financial information relating to Coeur, Bolnisi and Palmarejo, all as noted in the CIBC World Markets opinion under the heading “Scope of Review”. CIBC World Markets reviewed certain other information relating to Coeur, Bolnisi and Palmarejo, including certain information prepared by and provided to CIBC World Markets by the managements of Coeur, Bolnisi and Palmarejo regarding their respective businesses and prospects, including operational and financial projections prepared by Coeur incorporating the findings of Coeur’s post-announcement due diligence on the Palmarejo Project, and certain publicly available estimates and forecasts relating to the business and prospects of each of Coeur, Bolnisi and Palmarejo prepared by certain research analysts and met with the managements of Coeur, Bolnisi and Palmarejo to discuss the business and prospects of Coeur, Bolnisi and Palmarejo, respectively. CIBC World Markets also considered certain financial and stock market data of Coeur, Bolnisi and Palmarejo, and CIBC World Markets compared that data with similar data for other publicly held companies in businesses CIBC World Markets deemed similar to those of Coeur, Bolnisi and Palmarejo, and CIBC World Markets considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have been effected or announced. CIBC World Markets also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that CIBC World Markets deemed relevant.

In connection with its review, CIBC World Markets did not assume any responsibility for independent verification of any of the foregoing information and, as permitted under the terms of its engagement agreements with Coeur, CIBC World Markets relied on such information being complete and accurate in all material respects without any independent verification. CIBC World Markets was not requested to conduct, and did not conduct any valuation or appraisal of any assets or liabilities (contingent or otherwise) of Coeur, Bolnisi or Palmarejo (nor was it furnished with any valuations or appraisals), nor did it evaluate the solvency or fair value of Coeur, Bolnisi or Palmarejo under any state or federal laws relating to bankruptcy, insolvency or similar matters. CIBC World Markets did not assume any obligation to conduct any physical inspection of the properties or facilities of Coeur, Bolnisi or Palmarejo, did not meet with independent auditors of Coeur, Bolnisi or Palmarejo and relied upon and assumed the accuracy and fair presentation of the audited financial statements of Coeur, Bolnisi and Palmarejo and the reports of the auditors thereon. In relying on financial analyses and forecasts provided to or discussed with it by Coeur, Bolnisi and Palmarejo, CIBC World Markets assumed that they had been reasonably prepared and reflect the best currently available estimates and judgment by Coeur’s, Bolnisi’s or Palmarejo’s management as to the expected future results of operations and financial condition of Coeur, Bolnisi or Palmarejo, as the case may be. CIBC World Markets expressed no view as to such analyses or forecasts or the assumptions on which they were based. CIBC World Markets also assumed that the Transactions will have the tax consequences described in discussions with, and materials furnished to it by, representatives of Coeur and that, in all respects material to its analysis, the other transactions contemplated by the merger implementation agreements will be consummated as described in the respective merger implementation agreements. CIBC World Markets also assumed that the representations and warranties made by Coeur, Bolnisi and Palmarejo in the merger implementation agreements were and will be true and correct in all respects material and that the Transactions will be completed substantially in accordance with the merger implementation agreements and all applicable laws and that this document will satisfy all applicable legal requirements. CIBC World Markets is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Coeur with respect to such issues. CIBC World Markets further assumed that all governmental, regulatory or other consents and approvals (contractual or otherwise) necessary for the consummation of the Transactions will be obtained without any material adverse effect on Coeur, Bolnisi and Palmarejo or on the contemplated benefits of the Transactions.

The CIBC World Markets opinion was necessarily based on financial, economic, market and other conditions as they existed and could be evaluated on, and the information made available to it as of, the date of its opinion. Subsequent developments may affect its opinion, and CIBC World Markets does not have any obligation to update, revise, or reaffirm its opinion. The CIBC World Markets opinion was provided to the Coeur board of directors in connection with and for the sole purposes of its evaluation of the Transactions. The CIBC World Markets opinion is limited to the fairness, from a financial point of view, of the consideration to be paid by Coeur pursuant to the Transactions and CIBC World Markets is expressing no opinion as to the fairness of the Transactions (or the merger consideration) to, or any consideration of, the holders of any class of securities, creditors or other constituencies of Coeur or as to the underlying decision by Coeur to engage in the Transactions. The opinion of CIBC World Markets did not address the relative merits of the Transactions as compared to alternative transactions or strategies that might be available to Coeur, nor did it address Coeur’s underlying business decision to effect the Transactions. CIBC World Markets was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Coeur. CIBC World Markets is expressing no opinion as to the price or value of the Coeur common stock or Bolnisi ordinary shares or Palmarejo common shares at any time. The CIBC World Markets opinion does not constitute a recommendation to any shareholder of Coeur as to how such shareholder should vote or act on any matter relating to the Transactions or any other matter.

Financial Analyses of Coeur’s Financial Advisors

In preparing its opinion, CIBC World Markets performed a variety of generally accepted financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, CIBC World Markets considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. CIBC World Markets believes that the summary provided and the analyses described herein must be considered as a whole and that selecting any portion of its analyses, without considering all analyses and factors, would create an incomplete view of the process underlying its analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described herein were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of CIBC World Markets with respect to the actual value of Coeur, Bolnisi or Palmarejo.

In performing its analysis, CIBC World Markets made and was provided by Coeur management with numerous assumptions with respect to industry performance, general business, market, financial and economic conditions and other matters, many of which are beyond the control of CIBC World Markets and Coeur, Bolnisi and Palmarejo. Analyses based on estimates or forecasts of future results are not necessarily indicative of future results or actual values, which may be significantly more or less favourable than those suggested by such analyses. The analysis does not purport to be an appraisal or to reflect the prices at which Coeur common stock will trade following the announcement or consummation of the Transactions. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Coeur, Bolnisi, Palmarejo or their respective advisors, none of Coeur, Bolnisi, Palmarejo or CIBC World Markets, nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

CIBC World Markets was not requested to, and it did not, recommend the specific form or amount of consideration offered by Coeur pursuant to the Transactions, which consideration was determined through negotiations between Coeur, Bolnisi and Palmarejo. The decision to enter into the Transactions and related transactions was solely that of the Coeur board of directors, Bolnisi and Palmarejo. The opinion of CIBC World Markets and CIBC World Markets’ related financial analyses were among many factors considered by the Coeur board of directors in its evaluation of the Transactions and should not be viewed as determinative of the views of the Coeur board of directors or Coeur’s management with respect to the Transactions or the consideration to be paid by Coeur pursuant to the Transactions.

The following is a summary of the material financial analyses performed by CIBC World Markets in connection with rendering its opinion. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand CIBC World Markets’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of CIBC World Markets’ financial analyses. Considering the data in the tables below without considering the full narrative descriptions of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets’ analyses and opinion.

CIBC World Markets performed its analyses with respect to each of Coeur, Bolnisi and Palmarejo on a stand-alone and a pro-forma basis based on:

•	Consensus analyst estimates, derived as the average of a range of market analysts’ estimates. The estimates selected represented the most recent publications of those analysts covering the relevant company, with a specific cut-off date for Bolnisi and Palmarejo coverage of November 2006 to ensure that reports reflected the most recent drilling updates from the Palmarejo Project.

•	Coeur management’s production and cost projections for each of Coeur and the Palmarejo Project, in the latter case including operational and financial projections prepared by Coeur incorporating the findings of Coeur’s post-announcement due diligence on the Palmarejo Project, overlaid with consensus equity analyst projections of future commodity prices (“Internal Estimates”). CIBC World Markets derived a net asset value per share for Palmarejo based on the discounted cashflow value of the Palmarejo Project adjusted for net cash and other long term liabilities. Since the only currently measurable assets of Bolnisi are its investment in Palmarejo and net cash, the net asset value of Bolnisi was derived by multiplying the derived value per share of Palmarejo by the number of shares owned by Bolnisi, plus net cash held by Bolnisi.

For the purpose of performing many of its analyses, CIBC World Markets concluded that it was appropriate to look only at the relative financial metrics of the Palmarejo Project rather than aggregating 100% of the relevant Bolnisi financial metric with the minority share of the Palmarejo financial metric. This approach was selected as it most accurately reflects the substance of the Transactions which is that Coeur will own 100% of the Palmarejo Project as a result of the Transactions and so will have full ownership and access to the earnings and cashflows of the Palmarejo Project.

For the purpose of performing many of its analyses, CIBC World Markets used an ‘unaffected share price’ for each of Coeur, Bolnisi and Palmarejo. CIBC World Markets concluded that it was appropriate to use an ‘unaffected share price’ for each of Coeur, Bolnisi and Palmarejo, where necessary, in its analyses, derived by averaging the outcomes of the following two analyses:

•	Adjusting the pre-announcement share price of each of Coeur, Bolnisi and Palmarejo as at May 2, 2007 by reference to the movement in the silver price since the public announcement of the Transaction on May 3, 2007 until June 27, 2007 (adjusted for each company’s respective historical beta to such silver price); and

•	Adjusting the pre-announcement share price of each of Coeur, Bolnisi and Palmarejo as at May 2, 2007 by reference to the movement in the Philadelphia Stock Exchange Gold & Silver Index since the date of the public announcement of the Transaction on May 3, 2007 until June 27, 2007 (adjusted for each company’s respective historical beta to such index). The Philadelphia Stock Exchange Gold & Silver Index was chosen as it is comprised of both U.S. and Canadian gold and silver producers and explorers.

Implied Valuation Analyses

CIBC World Markets performed various implied valuation analyses of the ordinary shares of Coeur, Palmarejo and Bolnisi common shares, as described below. For purposes of the implied valuation analyses, diluted shares of Palmarejo were calculated assuming that outstanding options and warrants are to be acquired based on a Black Scholes valuation as at the date of the Transactions.

Net Asset Value (NAV) Analysis.  CIBC World Markets analysed implied exchange ratios based on two separate methodologies for calculating the NAV (defined as the discounted cash flow value of operating assets plus fair value of non-operating assets such as cash less fair value of non-operating liabilities such as debt) of each of Coeur, Bolnisi and Palmarejo:

1. Analyst consensus figures for each company

2.	Discounted cash flow analysis of each company based on Coeur management estimates including operational and financial projections prepared by Coeur incorporating the findings of Coeur’s post-announcement due diligence on the Palmarejo Project.

Comparing analyst consensus NAVs for Bolnisi and Palmarejo to that of Coeur implied exchange ratios of 0.742 and 2.902 respectively.

A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value”. “Present value” refers to the current value of one or more future cash payments from the asset, which we refer to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors.

In selecting appropriate discount rates to employ, CIBC World Markets gave consideration to the discount rates employed by analysts covering the three companies. It was noted that the average discount rate employed by analysts covering Coeur was 5.9% while the average for both Bolnisi and Palmarejo was 5%. These discount rates are in line with standard market practice amongst precious metals analysts who generally employ 5% as a ‘base’ discount rate for all companies, adjusted, where necessary, for company specific risk factors.

Based on these analyst consensus discount rates for each company, the implied exchange ratios derived from this analysis were 0.694 per Bolnisi share and 2.955 per Palmarejo share.

Comparable Companies Analysis.  CIBC World Markets calculated implied exchange ratios on a price to NAV, price to cashflow and price to earnings basis for each of Coeur, Bolnisi and Palmarejo. Calculations were effected by deriving a per share value for each company based on analyst consensus NAV, cashflow and earnings figures multiplied by the relevant average multiple for appropriate comparable trading companies.

For cashflow and earnings, estimates for 2009 were employed as this is expected to be the first full year of production at the Palmarejo Project and so is the most appropriate period to use.

Based on its experience with companies in the mining industry, CIBC World Markets selected the following companies as being potentially relevant to an evaluation of the per share value of Coeur:

			P/2009E		P/2009E
Coeur Comparable Company Set(1)	P/NAV		Cashflow		Earnings

Hecla Mining	1.56	x	10.5	x	14.8	x
Gammon Gold	1.62	x	8.7	x	12.4	x
Pan American Silver	1.53	x	11.2	x	16.1	x
Apex Silver	n/a		8.5	x	12.6	x
Silver Wheaton	1.48	x	14.0	x	15.4	x
Average	1.47	x	9.7	x	13.1	x

(1)	Calculated based on last price on June 27, 2007

Similarly, the following companies were selected as being potentially relevant to an evaluation of the per share value of Bolnisi and Palmarejo:

			P/2009E		P/2009E
Bolnisi and Palmarejo Comparable Company Set(1)	P/NAV		Cashflow		Earnings

Endeavour Silver	1.63	x	12.6	x	22.7	x
First Majestic	1.04	x	n/a		n/a
Minefinders	1.01	x	4.4	x	5.0	x
Scorpio Mining	n/a		5.6	x	4.9	x
Silver Standard	1.38	x	n/a		n/a
Average	1.27	x	7.5	x	10.9	x

(1)	Calculated based on last price on June 27, 2007

Applying each of these multiples to consensus analyst estimates of NAV, 2009 cashflow and 2009 earnings for each of Coeur, Bolnisi and Palmarejo, the following implied exchange ratios were calculated:

		P/2009E	P/2009E
	P/NAV	Cashflow	Earnings

Bolnisi/Coeur	0.640	0.455	0.451
Palmarejo/Coeur	2.516	1.741	2.344

Precedent Transactions Analysis.  In identifying an appropriate universe of precedent transactions, CIBC World Markets gave consideration to the fact that there are a very limited number of silver corporate transactions due to the lack of listed pure silver companies. Furthermore, there are even fewer examples of asset transactions, with many silver transactions being acquisitions of silver streams and therefore not directly comparable.

Hence, CIBC World Markets elected to employ gold industry corporate transactions as a proxy due to the similar valuation methodologies employed and the fact that silver is often a by-product of gold production (and vice-versa).

Using company filings, company presentations and information from Bloomberg and Thomson, CIBC World Markets examined a total of 26 global corporate gold transactions since 2001:

Target	Acquiror	Date

Cumberland Resources Ltd.	Agnico-Eagle Mines Ltd.	February 2007
Bema Gold Corp.	Kinross Gold Corp.	November 2006
Cambior Inc.	IAMGold Corp.	September 2006
Western Areas Ltd.	Gold Fields Ltd.	September 2006
Glamis Gold Ltd.	Goldcorp Inc.	August 2006
Viceroy Exploration Ltd.	Yamana Gold Inc.	August 2006
Desert Sun Mining Corp.	Yamana Gold Inc.	February 2006
Gallery Gold Ltd.	IAMGold Corp.	December 2005
Bolivar Gold Corp.	Gold Fields Ltd.	November 2005
Placer Dome Inc.	Barrick Gold Corp.	October 2005
Young-Davidson Mines Ltd.	Northgate Minerals Corp.	September 2005
Afcan Mining Corp.	Eldorado Gold Corp.	May 2005
Riddarhyttan Resources AB	Agnico-Eagle Mines Ltd.	May 2005
Wheaton River Minerals Ltd.	Goldcorp Inc.	December 2004
Ashanti Goldfields Company Ltd.	AngloGold Limited	May 2003
Repadre Capital Corp.	IAMGold Corp.	October 2002
TVX Gold Inc.	Kinross Gold Corp.	June 2002
Echo Bay Mines Ltd.	Kinross Gold Corp.	June 2002
AurionGold Ltd.	Placer Dome Inc.	May 2002
Brancote Holdings Plc	Meridian Gold Inc.	April 2002
Francisco Gold Corp.	Glamis Gold Ltd.	March 2002
Hill 50 Ltd.	Harmony Gold Mining Co Ltd.	October 2001
Normandy Mining Ltd.	Newmont Mining Corp.	September 2001
Delta Gold Ltd.	Goldfields Ltd.	September 2001
PacMin Mining Corp Ltd.	Sons of Gwalia Ltd.	August 2001
Homestake Mining Company	Barrick Gold Corp.	June 2001

In each case, two key metrics were evaluated —

(a) Price to NAV

(b) Total Acquisition Cost (“TAC”) per ounce of recoverable gold as a percentage of the spot gold price at the date of announcement.

Price to NAV

Price to NAV is calculated as the equity value of a transaction divided by the analyst consensus NAV of the company being acquired. For the 26 precedent transactions, the lowest price to NAV was 0.80x, the highest was 4.06x and the average was 1.73x.

Based on the “unaffected share price” and the consensus analyst estimate of the Palmarejo Project NAV, the calculated price to NAV of the proposed Transactions was 1.25x.

Total Acquisition Cost

TAC is a recognized market methodology for assessing precious metals transactions and is arrived at by aggregating:

•	Estimated cash operating cost per recovered reserve ounce (typically approximated by proven and probable reserves multiplied by the expected recovery factor);

•	Capital expenditure per recovered reserve ounce; and

•	Enterprise value of offer per recovered reserve ounce.

This TAC per ounce is then expressed as a percentage of the gold spot price at the date of the transaction.

Due to the lack of a formal reserve estimate at the Palmarejo Project, Coeur management’s “base case” estimate of life of mine production, incorporating the findings of Coeur’s post-announcement due diligence on the Palmarejo Project, was employed as a proxy for recoverable ounces. To ensure consistency of source, Coeur management’s estimates of cash operating cost and capital costs were also employed, incorporating the findings of Coeur’s post-announcement due diligence on the Palmarejo Project.

For the 26 precedent transactions, the lowest TAC percentage was 66% and the highest was 146%, with an average of 104%. This compares to the calculated TAC percentage for the proposed Transactions of 92%.

Historical Exchange Ratios.  CIBC World Markets calculated the implied exchange ratio for Bolnisi/Coeur and Palmarejo/Coeur based on each company’s volume weighted average share price for each trading day for the two years prior to April 20, 2007. This analysis showed that while the implied exchange ratios on the first day of analysis were 0.105 and 0.658 for Bolnisi and Palmarejo respectively, the appreciation in the price of both companies has resulted in implied exchange ratios at April 20, 2007 of 0.639 and 2.471.

Other

Relative Financial Contribution Analysis.  CIBC World Markets calculated the relative financial contributions of Coeur and the Palmarejo Project to the combined estimated NAV (derived from both analyst consensus estimates and Internal Estimates), market capitalization and target market capitalization (calculated as average analyst target price for each company multiplied by shares issued and outstanding) and 2009 earnings and cashflow of the companies, based on analyst estimates. Such analysis indicated that Coeur would have contributed 51% of the combined estimated analysts’ NAV, 52% of combined management estimated NAV, 54% of combined market capitalization (based on the “unaffected share prices” for each of Coeur, Bolnisi and Palmarejo), 56% of combined target market capitalization, 52% of the combined estimated 2009 earnings and 58% of the combined 2009 estimated cash flow.

Pro-forma Accretion/Dilution Analysis.  CIBC World Markets prepared an analysis of cashflow per share (defined as cashflow from operations), earnings per share and NAV per share potential accretion/dilution for Coeur pro-forma for the Transactions. Cashflow per share and earnings per share were based on 2009 analyst estimates while NAV was assessed on both an analyst estimate basis and using NAVs calculated by CIBC World Markets financial models employing Internal Estimates.

The Transactions were found to be 2% dilutive on Internal Estimates and 1% dilutive on analyst NAV as well as 4% dilutive on 2009 earnings per share and 12% dilutive on 2009 cashflow per share.

Implied Transactions Multiples.  CIBC World Markets calculated the implied transaction multiple based on a deal value of $1.05 billion (based on Coeur’s “unaffected share price”). Based on analyst estimates of NAV, 2009 earnings and 2009 cash flow, implied transaction multiples were derived and compared to the comparable company multiples employed in the Comparable Companies Analysis (described above). For each metric, the implied transaction multiple was in line with or below those of the comparable companies.

Miscellaneous

Coeur selected CIBC World Markets based on CIBC World Markets’ qualifications, experience and reputation, and its familiarity with Coeur and its business. CIBC World Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The CIBC World Markets opinions were approved for delivery to the Coeur board by a committee of CIBC World Markets’ managing directors and internal counsel, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

CIBC World Markets is a full service securities firm engaged in securities trading and brokerage activities and provides investment banking advice and other financial services. In the ordinary course of its business, CIBC World Markets and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, debt, equity and other securities and financial instruments (including bank loans and other obligations) of Coeur, Bolnisi and Palmarejo. CIBC World Markets and its affiliates have, from time to time, provided investment banking and other financial services to Coeur, and may in the future provide such services to Coeur, for which CIBC World Markets and its affiliates have received, and would expect to receive, compensation. Neither CIBC World Markets nor its affiliates are currently providing any investment banking or other financial services to Bolnisi, Palmarejo or any of their affiliates in connection with the Transactions. Coeur has agreed to pay CIBC Australia Limited a fee of approximately US$5 million for its financial advisory services in connection with the Transactions, a significant portion of which is contingent upon the successful completion of the Transactions, and a fee of US$750,000 for the delivery of the CIBC World Markets opinion on May 2, 2007. In addition, Coeur paid a fee of US$250,000 for the delivery of the CIBC World Markets opinion on July 2, 2007, which amount will be deducted from the amount described above which is payable to CIBC World Markets for financial advisory services upon the successful completion of the Transactions. Coeur has also agreed to reimburse CIBC Australia for its reasonable expenses and to indemnify CIBC Australia Limited and its related parties from and against certain liabilities arising out of its engagement.

Regulatory Approvals

Under the Corporations Act, the Bolnisi Transaction requires court approval before it can become effective. The Corporations Act expressly prevents the Federal Court of Australia from granting approval unless: (1) a statement from ASIC that it has no objection to the Bolnisi Transaction is produced to the court; or (2) it is satisfied that the arrangement has not been proposed for the purpose of enabling any person to avoid the operation of any of the provisions of Chapter 6 of the Corporations Act (which relates to takeovers). Bolnisi intends to apply to ASIC for a statement that it has no objection to the Bolnisi Transaction and such no objection statement would be expected to be received on or about the Second Court Date, which is expected to occur on or about December 5. In addition to court approval, approval is also required from a majority of shareholders in each class of shares that are present and voting as well as 75% of the shareholders of Bolnisi present and voting. This meeting of Bolnisi shareholders is scheduled to occur on or about December 4. 2007. The Treasurer of the Commonwealth of Australia must also either issue a notice stating that the Commonwealth Government does not object to Coeur entering into and completing the Bolnisi Transaction or becomes, or be, precluded (any time before the Bolnisi Transaction becomes effective) from making an order in respect of the entry into or completion by Coeur of the Bolnisi Transaction under the Foreign Acquisition and Takeovers Act of 1975. In addition, permission must be obtained for the admission of Coeur Shares in the form of CDIs to quotation on the ASX by 8:00 a.m. on the Second Court Date (which is the day on which an application made to the Federal Court of Australia for orders under Section 411(4)(b) of the Corporations Act approving the scheme of arrangement is heard). Any such approval may be subject to customary conditions and to the Scheme becoming Effective. Coeur also intents applying to ASX for a waiver of certain ASX Listing Rules.

Under the Canada Business Corporations Act (“CBCA”), the Palmarejo Transaction requires court and shareholder approval. Palmarejo is expected to obtain an interim order from the Ontario Superior Court of Justice providing for the calling and holding of the Palmarejo special meeting and other procedural matters. Subject to the approval of the Palmarejo Transaction by two-thirds of the votes cast by Palmarejo shareholders represented in person or by proxy and by a majority of minority Palmarejo shareholders (being those shareholders other than Fairview (a wholly owned subsidiary of Bolnisi) and its affiliates and interested parties) at the Palmarejo special meeting and the approval of the Coeur share issuance and Coeur amendment to the articles of incorporation by the Coeur shareholders at the Coeur special meeting, the hearing in respect of a final order from the Ontario Superior Court of Justice is expected to take place on or about December 6, 2007.

Canadian Securities Law Matters

Ontario Securities Comission Rule 61-501 — Insider Bids, Issuer Bids, Business Combination and Related Party Transactions (“Rule 61-501”) is intended to regulate certain transactions to ensure the protection and fair treatment of minority securityholders.

The Palmarejo Transaction is a “business combination” under Rule 61-501 because it involves a transaction that would result in Coeur, indirectly owning all the equity securities of Palmarejo. Rule 61-501 provides that, unless exempted, a corporation proposing to carry out a business combination or a going private transaction, respectively, is required to obtain a formal valuation of the affected securities from a qualified and independent valuator and to provide the holders of the affected securities with a summary of such valuation.

Rule 61-501 also requires that, in addition to any other required securityholder approval, in order to complete a business combination or a going private transaction, respectively, the approval of a simple majority of the votes cast by “minority” shareholders of each class of affected securities, voting separately as a class, must be obtained. In relation to the Palmarejo Transaction and for purposes of proxy statement, the “Minority Shareholders” of Palmarejo are all Palmarejo Shareholders other than:

•	interested parties, including Coeur, Bolnisi, Fairview and their respective directors and senior officers and any other interested party to the Transaction within the meaning of OSC Rule 61-501,

•	any other related party of Coeur, Bolnisi or Fairview or of an interested party within the meaning of Rule 61-501, subject to the exceptions set out therein, and

•	any person that is a joint actor with any of the foregoing for the purposes of OSC Rule 61-501.

Judicial Developments

Prior to the adoption of Rule 61-501, Canadian courts had, in few instances, granted preliminary injunctions to prohibit transactions that constituted going-private transactions (as defined in the CBCA) or business combinations within the meaning of Rule 61-501. The trend both in legislation, including the CBCA, and in Canadian judicial decisions has been towards permitting going-private transactions and business combinations to proceed subject to compliance with requirements designed to ensure procedural and substantive fairness to the minority shareholders. Shareholders should consult their legal advisors for a determination of their legal rights.

Interests of Coeur, Bolnisi and Palmarejo Directors and Officers in the Transactions

As described below under “The Transactions — Description of Bolnisi MIA — Option Deeds”, each of the directors of Bolnisi, and/or an associate(s) of each such director, entered into an Option Deed with Coeur on May 3, 2007.

No director or officer of Palmarejo had any substantial interest in the Transactions, direct or indirect, at any time during the fiscal year ended June 30, 2007.

Treatment of Palmarejo Warrants and Options

Palmarejo Options

All holders of Palmarejo options will receive Palmarejo Replacement Options (as defined below) under the plan of arrangement. A “Palmarejo Replacement Option” will entitle the holder thereof to acquire the number of Coeur shares equal to the product of (i) the number of Palmarejo shares subject to the Palmarejo option immediately prior to the consummation of the Transactions, and (ii) 2.715 Coeur shares plus the portion of a Coeur share that, immediately prior to the consummation of the Transactions, has a fair market value equal to C$0.004 for each Palmarejo share that the holder was entitled to receive, provided that if the foregoing would result in the issuance of a fraction of a Coeur share, then the number of Coeur shares otherwise issued shall be rounded down to the nearest whole number of Coeur shares. The exercise price per Coeur share subject to any such Palmarejo Replacement Option shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to the quotient of (A) the exercise price per Palmarejo share subject to such Palmarejo Option immediately before the consummation of the Transactions divided by (B) 2.715 plus such portion of a Coeur share that, immediately prior to the consummation of the Transactions, has a fair market value equal to C$0.004 cash (provided that the aggregate exercise price payable on any particular exercise of Palmarejo Replacement Options shall be rounded up to the nearest whole cent). Except as set out above, the terms of each Palmarejo Replacement Option shall be the same as the terms of the Palmarejo option exchanged therefor pursuant to the Palmarejo Share Option Plan in the plan of arrangement and any agreement evidencing the grant thereof prior to the consummation of the Transactions.

Coeur intends to file a registration statement on Form S-3 to register the re-sale of Coeur shares to be issued upon exercise of the existing Palmarejo options.

Palmarejo Warrants

Upon completion of the plan of arrangement, and in accordance with the terms of the Palmarejo warrants, each holder of a Palmarejo warrant outstanding immediately prior to the consummation of the Transactions will receive upon the subsequent exercise or conversion of such holder’s Palmarejo warrant in accordance with its terms, and will accept in lieu of each Palmarejo share to which such holder was theretofore entitled upon such exercise or conversion but for the same aggregate consideration payable therefor, 2.715 shares of Coeur stock, plus C$0.004. Coeur intends to file a shelf registration statement on Form S-3 to register the Coeur shares to be issued upon exercise of the existing Palmarejo warrants.

Pro Forma Economic Ownership of Coeur

Upon the completion of the Transactions, we estimate that Coeur’s current shareholders will own approximately 51.65% of the outstanding economic interest in the combined company, and that Bolnisi and Palmarejo’s former shareholders will own approximately 48.35% of the outstanding economic interest in the combined company. Assuming that all existing Palmarejo options are exercised before or after the consummation of the Transactions, former shareholders of Bolnisi and Palmarejo will own approximately 49.32% of the outstanding stock of the combined company, while the current Coeur shareholders will own approximately 50.68%.

Accounting Treatment

Coeur will account for the Transactions as an asset acquisition under US GAAP. The purchase price will be allocated to Bolnisi’s and Palmarejo’s identifiable assets and liabilities based on their estimated fair market values at the date of the completion of the Transactions, and any excess of the purchase price over those fair market values will be allocated to mining properties. Final valuations of property, plant and equipment, and intangible and other assets have not yet been completed as management is still reviewing the existence, characteristics and useful lives of Bolnisi’s and Palmarejo’s intangible assets. The completion of the valuation work could result in significantly different amortization expenses and balance sheet classifications. After completion of the Transactions, the results of operations of Bolnisi and Palmarejo will be included in the consolidated financial statements of Coeur.

Material U.S. Federal Income Tax Consequences

There are no material U.S. federal income tax consequences to Coeur’s current shareholders that will result from the issuance of Coeur shares in the Transactions.

ASX Listing of CHESS Depositary Interests; Supplemental Listings on NYSE and TSX

In connection with the Bolnisi Transaction, Coeur has agreed to seek listing of its shares on the ASX in the form of CHESS Depositary Interests. Coeur’s Australian legal advisers are liaising with ASX in relation to the waivers that Coeur may be able to obtain from certain of the ASX Listing Rules. A formal application for listing of the CHESS Depositary Interests will be made once this process is complete. Permission must be obtained for the admission of Coeur Shares in the form of CDIs to quotation on the ASX by 8:00 a.m. on the Second Court Date (any such approval may be subject to customary conditions and to the Scheme becoming Effective).

In connection with the Transactions, Coeur has agreed to obtain supplemental listing approval from the NYSE and the TSX for the Coeur shares that will be issued in the Transactions.

Issuance and Resale of Coeur Shares

The Coeur shares to be issued pursuant to the Transactions have not been, and will not be registered under the United States Securities Act of 1933, as amended (the “1933 Act”) or the securities laws of any other jurisdiction. The Coeur shares to be issued in the Transactions will be issued pursuant to an exemption from the prospectus requirements of Canadian securities law and from the registration requirements provided by Section 3(a)(10) of the 1933 Act based on the approval of the plan of arrangement and scheme of arrangement by the Ontario Superior Court of Justice and the Federal Court of Australia, respectively. In the event that the exemption from registration under Section 3(a)(10) of the 1933 Act is not available for any reason to exempt the issuance of the Coeur shares in the Transactions from the registration requirements of the 1933 Act, then Coeur has agreed to take all necessary action to file a registration statement on Form S-4 (or on such other form that may be available to Coeur) in order to register such Coeur shares and all commercially reasonable efforts to cause such registration statement to become effective prior to the closing of the Transactions.

Section 3(a)(10) of the 1933 Act exempts securities issued in exchange for one or more bona fide outstanding securities from the general requirement of registration where the fairness of the terms and conditions of the issuance and exchange of the securities have been approved by any court or authorized governmental entity, after a hearing upon the fairness of the terms and conditions of exchange at which all persons to whom the securities will be issued have the right to appear and to whom adequate notice of the hearing has been given. If the Federal Court of Australia and the Ontario Superior Court of Justice approve the scheme of arrangement and plan of arrangement, respectively, their approval will constitute the basis for the Coeur shares to be issued without registration under the 1933 Act in reliance on the exemption from the registration requirements of the 1933 Act by Section 3(a)(10) of the 1933 Act.

We expect the Federal Court of Australia to issue an order on October 25, 2007 to convene a meeting of the Bolnisi shareholders to consider the resolution to approve the scheme of arrangement and, subject to the approval of the scheme of arrangement by the Bolnisi shareholders and the approval of the Coeur articles of incorporation amendment and the Coeur share issuance by the Coeur shareholders, a hearing for the Federal Court of Australia’s order in respect of approval of the scheme of arrangement is expected to be held on or about December 5, 2007.

We expect the Ontario Superior Court of Justice to issue the interim order on October 29, 2007 and, subject to the approval of the plan of arrangement by the Palmarejo shareholders and the approval of the Coeur articles of incorporation amendment and the Coeur share issuance by the Coeur shareholders, a hearing for the Ontario Superior Court of Justice’s final order on the fairness of the arrangement is expected to be held on or about December 6, 2007.

The shares of Coeur common stock issued in the Transactions will be freely transferable under U.S. federal securities laws, except by persons who are deemed to be “affiliates” (as that term is defined under the 1933 Act) of Bolnisi or Palmarejo prior to the Transactions or persons who are affiliates of Coeur after the Transactions. Shares held by Bolnisi, Palmarejo or Coeur affiliates may be resold only in transactions permitted by Rule 901 in combination with Rule 903 or Rule 904 of Regulation S under the 1933 Act, the resale provisions of Rule 145(d)(1), (2) or (3) under the 1933 Act or as otherwise permitted under the 1933 Act. Rule 145(d)(1) generally provides that “affiliates” of Bolnisi and Palmarejo may not sell securities of Coeur received in the Transactions unless the sale is effected by use of an effective registration statement or in compliance with the volume, current public information, manner of sale and timing limitations set forth in paragraphs (c), (e), (f) and (g) of Rule 144 under the 1933 Act. These limitations generally permit sales made by an affiliate in any three-month period that do not exceed the greater of 1% of the outstanding shares of Coeur common stock or the average weekly reported trading volume in such securities over the four calendar weeks preceding the placement of the sell order, provided the sales are made in unsolicited, open market “broker transactions” and that current public information on Coeur is available. Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that directly or indirectly control, are controlled by, or are under common control with, that issuer and may include officers and directors of the issuer as well as beneficial owners of 10% or more of any class of capital stock of the issuer. Rules 145(d)(2) and (3) generally provide that these limitations lapse for non-affiliates of Coeur (who were affiliates of Bolnisi or Palmarejo prior to exchange of shares in the Transactions) after a period of one or two years, respectively, from the date of share issuances, depending upon whether specified currently available information continues to be publicly available with respect to Coeur.

The Transactions

This section of this proxy statement describes material aspects of the proposed Transactions. Although we believe that the description covers the material terms of the Transactions, this summary may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the complete text of the merger implementation agreements, which are attached as Annex A-1 and B-1 to this proxy statement and incorporated into this proxy statement by reference. You should carefully read this entire proxy statement and the other documents we refer you to for a more complete understanding of the Transactions. In addition, we incorporate important business and financial information into this proxy statement by reference. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where Shareholders Can Find More Information About Coeur” that begins on page 199 of this proxy statement.

Description of Bolnisi MIA

This section of the proxy statement summarizes some of the material provisions of the Bolnisi merger implementation agreement (“Bolnisi MIA”), but is not intended to be an exhaustive discussion of the Bolnisi MIA. The following summary is qualified in its entirety by reference to the complete text of the Bolnisi MIA, which is attached as Annex A-1 to this proxy statement and incorporated into this proxy statement by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Bolnisi MIA and not the summary set forth in this section or any other information contained in this proxy statement. We urge you to read the Bolnisi MIA carefully and in its entirety. Capitalized terms in this section which are not otherwise defined in this proxy statement have the meaning set out in the Bolnisi MIA.

The summary of the Bolnisi MIA in this proxy statement has been included to provide you with information regarding some of its material provisions. The Bolnisi MIA contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to public disclosures to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

On May 3, 2007, Coeur, Coeur d’Alene Mines Australia Pty Ltd (“Coeur Australia”), Coeur Sub Two, Inc., and Bolnisi entered in the Bolnisi MIA, under which it was agreed that, subject to the terms and conditions set forth in the Bolnisi MIA, Coeur Australia would acquire all of the Bolnisi Shares for a price equal to A$0.004 in cash and 0.682 Coeur shares (or, at the election of the Bolnisi Shareholder, CHESS Depositary Interests (“CDIs”) representing Coeur Shares) per Bolnisi share pursuant to a scheme of arrangement (the “Scheme”).

Amendment to Bolnisi MIA

On September 23, 2007, the parties agreed to an amendment of the Bolnisi MIA which addressed three principal issues. First, the parties agreed to a conditional extension to the Bolnisi MIA which allows for SEC review timing. This conditional amendment provides that if any SEC review is not complete in time for the transaction to complete by December 3, 2007 — the current scheduled End Date in the Bolnisi MIA, then such End Date will be extended to 45 days from completion of the SEC review. If that date falls in the Australian Court vacation period, it will be extended instead to February 15, 2008, and any extension under this is subject to a final End Date of February 15, 2008. As used herein, “Revised End Date” means the End Date as so extended.

Second, the Option Deeds, granted to Coeur by the Bolnisi directors at the time the Bolnisi MIA was executed, have conditionally been extended so that if the End Date of the Bolnisi MIA is extended to the Revised End Date due to SEC review timing, there is a corresponding extension of the Option Deeds.

Third, in accordance with the procedures outlined in the Bolnisi MIA, Coeur, Coeur Australia and Coeur Sub Two, Inc. have consented to Bolnisi and or Palmarejo entering into a letter of intent with Macquarie Bank Limited for a $20.0 million credit facility to fund ongoing development of the Palmarejo Project. Under the terms of Coeur’s consent, Coeur is permitted to repay any amounts due by Bolnisi or Palmarejo to avoid Macquarie taking possession of any collateral under the bridge facility.

Conditions Precedent to the Scheme of Arrangement

The Bolnisi MIA provides that the obligations of the parties to complete the transactions contemplated by the Bolnisi MIA are subject to the satisfaction of each of the following conditions precedent to the extent and in the manner set out in the Bolnisi MIA:

(a) the Treasurer of the Commonwealth of Australia either issues a notice stating that the Commonwealth Government does not object to Coeur entering into and completing the Bolnisi MIA or become, or be, precluded (at the date of the Bolnisi MIA or at any time before the Transaction becomes Effective) from making an order in respect of the entry into or completion by Coeur of the Bolnisi MIA under the Foreign Acquisitions and Takeovers Act 1975 (the “FATA”);

(b) all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any other applicable antitrust legislation shall have expired or been otherwise terminated in respect of the Scheme;

(c) ASIC and ASX issue or provide any consents or approvals or do other acts necessary to implement the transactions contemplated by the Scheme;

(d) Bolnisi Shareholders:

i. pass a resolution by the requisite majority to change the status of Bolnisi from a public company to a proprietary company limited by shares conditional upon the Federal Court of Australia approving the Scheme either unconditionally or on conditions that are customary or usual and the Scheme becoming Effective; and

ii. approve the Scheme at the meeting of Bolnisi Shareholders convened by the Federal Court of Australia by the requisite majorities;

(e) permission for the additional listing of Coeur’s shares on the TSX and NYSE to be issued as part of the Scheme consideration shall have been granted by 8:00 a.m. on the second court date which is the first day on which an application made to the Federal Court of Australia for orders under section 411(4)(b) of the Corporations Act 2001 (Cth) (the “Act”) approving the Scheme is heard (the “Second Court Date”) (any such approval may be subject to customary conditions and the Scheme becoming Effective);

(f) permission for the listing of Coeur’s shares in the form of CDIs to quotation on ASX is granted by 8:00 a.m. on the Second Court Date (any such approval may be subject to customary conditions and the Scheme becoming Effective);

(g) the Federal Court of Australia approves the Scheme in accordance with Section 411(4)(b) of the Act either unconditionally or on conditions that are customary or usual;

(h) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the Transaction be in effect at 5:00 p.m. on the day before the Second Court Date;

(i) before the meeting of Bolnisi Shareholders to consider the scheme, the Coeur Shareholders shall pass all resolutions necessary in respect of the application for quotation of the Coeur shares in the form of CDIs on ASX, to increase the number of authorized shares of Common Stock of Coeur and to issue such number of Coeur shares required to pay the Scheme Consideration at a meeting of Coeur Shareholders by the requisite majorities under the laws and regulations of the state of Idaho and the NYSE; and

(j) any required licenses, approvals, waivers, consents, permits, orders, business conditions or change of control consents in relation to the Scheme are obtained.

Each of the conditions set out in paragraphs (a), (b), (d), (g) and (i) may not be waived, whereas the conditions set out in paragraphs (c), (e), (f), (h) and (j) may only be waived by agreement in writing between the parties.

The Scheme is subject to and conditional upon the Palmarejo Transaction becoming effective under Canadian law unless Coeur in its sole discretion waives this condition within five Business Days of the meeting of Bolnisi Shareholders to consider the Scheme taking place.

Additional conditions precedent to the obligations of Coeur

The Bolnisi MIA provides that the obligations of the parties to complete the transactions contemplated by the Bolnisi MIA are also subject to the fulfillment of each of the following conditions precedent, each of which may be waived by Coeur:

(a) no Bolnisi Material Adverse Change is in existence at 5:00 p.m. on the day before the Second Court Date;

(b) no Bolnisi Prescribed Occurrence has occurred as at 5:00 p.m. on the day before the Scheme Meeting and at 5:00 p.m. on the day before the Second Court Date;

(c) no representation given by Bolnisi under clause 7.3 of the Bolnisi MIA has become materially incorrect before 5:00 p.m. on the day before the Second Court Date;

(d) between the date of the Bolnisi MIA and 5:00 p.m. on the day before the Second Court Date, Coeur does not become aware of any matter, event, action or circumstance:

(i) which is materially adverse in that it would result in a decline of 5% or more in the consolidated net assets of Bolnisi for the financial year ended 30 June 2006 in relation to Bolnisi or its Related Bodies Corporate;

(ii) in respect of which Bolnisi has not complied with its disclosure obligations under ASX Listing Rule 3.1 at any time; and

(iii) which was not previously disclosed to Coeur;

(e) between the date of the Bolnisi MIA and the Scheme Meeting, no director of Bolnisi changes or withdraws his recommendation to Bolnisi shareholders to vote in favor of the Scheme; and

(f) completion by Coeur of satisfactory due diligence on Bolnisi.

Additional Conditions Precedent to the Obligations of Bolnisi

The obligations of the parties to complete the transaction as contemplated by the Bolnisi MIA are also subject to the following conditions precedent, each of which may be waived by Bolnisi:

(a) no Coeur Material Adverse Change is in existence at 5:00 p.m. on the day before the Second Court Date;

(b) no Coeur Prescribed Occurrence has occurred as at 5:00 p.m. on the day before the Scheme Meeting and at 5:00 p.m. on the day before the Second Court Date;

(c) no representation given by Coeur under clause 7.1 of the Bolnisi MIA has become materially incorrect before 5:00 p.m. on the day before the Second Court Date; and

(d) between the date of the Bolnisi MIA and 5:00 p.m. on the day before the Second Court Date, Bolnisi does not become aware of any matter, event, action or circumstance:

(i) which is materially adverse in that it would result in a decline of 5% or more in the consolidated net assets of Coeur for the financial year ended 31 December 2006 in relation to Coeur or its Related Bodies Corporate;

(ii) in respect of which Coeur has not complied with its continuous disclosure obligations under applicable Canadian or United States securities legislation; and

(iii) which was not previously disclosed to Bolnisi.

Consultation on Failure of Condition Precedent

If any event occurs which would prevent any of the conditions precedent from being satisfied, or there is an occurrence that is reasonably likely to prevent the condition precedent being satisfied by the date specified in the Bolnisi MIA for its satisfaction or the Scheme has not become effective by the Revised End Date, the parties agree to consult in good faith to determine whether the Transaction may proceed by way of alternative means or methods, change the date of the application made to the Federal Court of Australia for an order under Section 411(4)(b) of the Act approving the Scheme or adjourning that application (as applicable) to another date agreed between Coeur and Bolnisi (being a date no later than five Business Days before the Revised End Date) or extend the relevant date or Revised End Date. If the parties are unable to reach such agreement within five Business Days of becoming aware of the relevant occurrence or relevant date or by the Revised End Date, then unless that condition precedent is waived as provided in the Bolnisi MIA, either party may terminate the Bolnisi MIA without, except as otherwise provided in the Bolnisi MIA, any liability to the other party because of that termination, unless the relevant occurrence or the failure of the condition precedent to be satisfied, or of the Scheme to become Effective, arises out of a breach by the terminating party of provisions of the Bolnisi MIA relating to the conditions precedent or obligations contained in the Bolnisi MIA.

Representations and Warranties

The Bolnisi MIA contains representations and warranties on the part of Bolnisi relating to the following matters, among others: execution, delivery and performance of the Bolnisi MIA, the valid incorporation and organization of Bolnisi, Bolnisi having good title to relevant property owned by it, and Bolnisi’s books and records accurately, fairly and reasonably reflecting the transactions, disposals, assets of and results of operations of Bolnisi and its subsidiaries.

The Bolnisi MIA also contains representations and warranties of Coeur, relating to the following matters, among others: execution, delivery and performance of the Bolnisi MIA, the due organization and good standing of Coeur, Coeur having good title to relevant property owned by it, Coeur’s books and records accurately, fairly and reasonably reflecting the transactions, disposals/assets of and results of operations of Coeur and its subsidiaries, the Transaction not constituting a change of control under certain plans and agreements and Coeur taking all action so that the transactions contemplated by the Bolnisi MIA do not result in the grant of rights to any person under a Rights Agreement entered into by Coeur and Chase Mellon Shareholder Services, LLC on May 11, 1999.

Obligations

By Bolnisi

Bolnisi must execute all documents and do all acts and things within its power as may be necessary or desirable for the implementation and performance of the Scheme on a basis consistent with the Bolnisi MIA. In particular, Bolnisi must (amongst other things) from the date of the Bolnisi MIA up to and including the Implementation Date, conduct, and ensure that each of its subsidiaries conducts, their respective businesses in the ordinary and proper course of business, which will be limited solely to the operation of the matters set out in the Project Plan Description (as defined in the Bolnisi MIA) and make all reasonable efforts to keep available the services of their officers and employees and preserve their relationships with customers, suppliers, licensors, licensees and others having business dealings with Bolnisi and any subsidiary of Bolnisi.

The Bolnisi board of directors must unanimously recommend to Bolnisi shareholders that (1) the Scheme is in the best interests of Bolnisi and Bolnisi shareholders, (2) Bolnisi shareholders vote in favor of all the resolutions to be proposed at the Scheme Meeting or approve the Scheme and (3) the Bolnisi shareholders vote in favor of the Change of Status Resolution (as defined in the Bolnisi MIA) subject to the Independent Expert opining that the Scheme is in the best interests of Ordinary Shareholders and no superior proposal emerging (whether by way of scheme or bid). In addition, Bolnisi must ensure, among other things: the preparation of materials related to the Scheme Meeting, the calling and holding of the Scheme Meeting, the applications for orders of the Court, and the provision of information and assistance to Coeur.

By Coeur

Coeur, Coeur Australia and Coeur Sub Two must execute all documents and do all acts and things within its power as may be necessary or desirable for the implementation and performance of the scheme of arrangement.

Coeur must also ensure that it, Coeur Australia and Coeur Sub Two, Inc, conduct their respective businesses in the ordinary and proper course of business, which requires that Coeur not make any acquisitions, disposals or capital expenditures or incur any indebtedness, in excess of US$200,000,000 and make all reasonable efforts to keep available the services of their officers and employees and preserve their relationships with customers, suppliers, licensors, licensees and others having business dealings with Coeur and any subsidiary of Coeur.

Coeur must also ensure, among other things: that the Treasurer of Australia is notified of the Scheme as soon as practicable after the date of the Bolnisi MIA, the provision of information and assistance to Bolnisi, the convening of a meeting of the Coeur Board (or sub-committee of it) to approve the Bolnisi scheme booklet, that it uses its best endeavors to procure that the Coeur Shares are approved for listing on the TSX and NYSE and that the Coeur Shares in the form of CDIs are approved for listing on ASX (subject to the condition that the shares and CDIs are issued, with effect from the Business Day following the Effective Date of the Scheme), and that Bolnisi is provided with reasonable access to information for the purpose of implementation the Transaction.

Termination

Either Party

Either Party may terminate the Bolnisi MIA by written notice to the other at any time before 8:00 a.m. on the Second Court Date if:

(a) the other party is in material breach of any provision of the Bolnisi MIA, provided that the party wishing to terminate has given written notice to the other setting out the relevant circumstances and stating an intention to terminate, and the relevant circumstances have continued to exist for 10 Business Days (or any shorter period ending at 5:00 p.m. on the day before the Second Court Date) from the time the notice is given;

(b) a court of competent jurisdiction (whether foreign or Australian) or a Regulatory Authority has taken any action permanently restraining or otherwise prohibiting the Transaction, or has refused to do anything necessary to permit the Transaction, and the action or refusal has become final and cannot be appealed;

(c) the other party breaches its obligations under the exclusivity provisions in the Bolnisi MIA; or

(d) the Break Fee is paid.

If any event occurs which would prevent any of the conditions precedent being satisfied or there is an occurrence that is reasonably likely to prevent the conditions precedent being satisfied by the date specified in the Bolnisi MIA for its satisfaction or the Scheme has not become Effective by the Revised End Date and the parties after consulting in good faith, are unable to reach agreement within 5 Business Days of becoming aware of the relevant occurrence or relevant date or by the Revised End Date, then unless that condition precedent is waived as provided in the Bolnisi MIA, either party may terminate the Bolnisi MIA without any liability to the other party because of that termination except as otherwise provided in the Bolnisi MIA, unless the relevant occurrence or the failure of the condition precedent to be satisfied, or of the Scheme to become Effective, arises out of a breach by the terminating party of their obligations regarding implementation or the requirements of the provisions relating to the satisfaction of the conditions precedent.

By Coeur

Coeur may terminate the Bolnisi MIA by written notice to Bolnisi at any time before 8:00 a.m. on the Second Court Date if:

(a) at the Scheme Meeting or any adjournment or postponement of it at which the Scheme is voted on, the Scheme is not approved before the Revised End Date by the requisite majorities of the Bolnisi shareholders required under the Act;

(b) any member of the Bolnisi Board withdraws or changes his recommendation in relation to the Scheme for any reason; or

(c) a Bolnisi Material Adverse Change or a Bolnisi Prescribed Occurrence takes place.

By Bolnisi

Bolnisi may terminate the Bolnisi MIA by written notice to Coeur at any time before 8:00 a.m. on the Second Court Date if a Coeur Material Adverse Change or a Coeur Prescribed Occurrence takes place.

Exclusivity

During the period from the date of the Bolnisi MIA until the earlier of its termination or the Revised End Date, Bolnisi and Coeur must not, and must ensure that their Representatives do not, except with the prior consent of the other party:

(a) directly or indirectly solicit, encourage, initiate or invite any inquiries, discussions or proposals in relation to, or which may reasonably be expected to lead to, a Third Party Proposal for that party;

(b) initiate or participate in any discussions or negotiations in relation to, or which may reasonably be expected to lead to, a Third Party Proposal for that party; or

(c) communicate to any person an intention to do any of the things referred to in (a) or (b) above.

In connection therewith, Bolnisi or Coeur must notify the other party if it receives:

(a) any approach, inquiry or proposal made to, and any attempt or intention on the part of any person to initiate or continue any negotiations or discussions with, Bolnisi or Coeur or any of their Representatives with respect to, or that could reasonably be expected to lead to, any Third Party Proposal, whether unsolicited or otherwise; or

(b) any request for information relating to Bolnisi or Coeur or any of their subsidiaries or any of its businesses or operations or any request for access to the books or records of Bolnisi or Coeur or any of their subsidiaries, which Bolnisi or Coeur (as applicable) has reasonable grounds to suspect may relate to a current or future Third Party Proposal.

In addition, each must notify the other party if there is a breach of the exclusivity provisions of the Bolnisi MIA or if its Representatives provide any information relating to Bolnisi or Coeur (as the case may be) or any of their subsidiaries or any of their businesses or operations to any person in connection with or for the purpose of a current or future Third Party Proposal. Such notice must be accompanied by all relevant details of the relevant event, including the identity of the person or persons taking any action referred to in (a) and (b) above and the terms and conditions of any Third Party Proposal or any proposed Third Party Proposal (to the extent known). Bolnisi or Coeur (as applicable) must give notice of these matters at least 48 hours before the Bolnisi Board or Coeur Board (as applicable) recommends acceptance by its shareholders of an offer for their shares under a Third Party Proposal, or otherwise recommends that shareholders approve the Third Party Proposal.

The exclusivity provisions set out in the Bolnisi MIA do not require Bolnisi or Coeur or any of their respective directors to do or refrain from doing anything with respect to a Third Party Proposal (which was not solicited by the party in breach of the exclusivity provisions and in respect of which the notice provisions were complied with), provided that the Bolnisi Board or Coeur Board (as applicable) has determined in good faith and acting reasonably after consultation with its financial advisors and receiving legal advice from external legal advisors that failing to respond to such Third Party Proposal would be likely to constitute a breach of the directors’ fiduciary or statutory obligations.

Payment of Costs

Break Fee

Each of Bolnisi and Coeur have agreed to pay to the other the Break Fee equal to US$7.78 million in certain circumstances. Bolnisi must pay to Coeur the Break Fee if the Bolnisi MIA is terminated or the Scheme is not implemented as a result of:

(a) the non-satisfaction of any conditions precedent relating to Bolnisi Shareholder approvals, a Bolnisi Material Adverse Change, a Bolnisi Prescribed Occurrence, the Bolnisi representations or the Bolnisi continuous disclosure, provided that, immediately before the termination or, if the Bolnisi MIA has not been terminated, when Court approval was due to be sought, no matter has occurred which would prevent the satisfaction of the conditions precedent clauses relating to Regulatory Approvals, the listing of Coeur Shares, Restraints, a Coeur Material Adverse Change, a Coeur Prescribed Occurrence, or Coeur representations from being satisfied;

(b) Bolnisi not using its best endeavors to cause the satisfaction of the conditions precedent regarding Bolnisi Shareholder approval or Court approval to be satisfied, provided that all other conditions precedent have been or are reasonably likely to be satisfied;

(c) any Bolnisi Board member withdrawing or changing his recommendation or supporting a Third Party Proposal for Bolnisi;

(d) a Third Party Proposal for Bolnisi being announced or made before the Second Court Date and, by the Revised End Date, the person making the Third Party Proposal for Bolnisi acquiring voting power of 50% or more in Bolnisi; or

(e) Bolnisi breaching its obligations under the exclusivity provisions in the Bolnisi MIA.

Coeur must pay to Bolnisi the Break Fee if the Bolnisi MIA is terminated or the Scheme is not implemented as a result of:

(a) the non-satisfaction of any conditions precedent relating to permission for listing of Coeur Shares on the TSX and NYSE, a Coeur Material Adverse Change, a Coeur Prescribed Occurrence, the Coeur representations, Coeur Shareholder approval or the Coeur continuous disclosure, provided that, immediately before the termination or, if the Bolnisi MIA has not been terminated, when Court approval was due to be sought, no matter has occurred which would prevent the satisfaction of the condition precedent clauses relating to Regulatory Approvals, Restraints, a Bolnisi Material Adverse Change, a Bolnisi Prescribed Occurrence, or the Bolnisi representations from being satisfied;

(b) Coeur not using its best endeavors to cause the satisfaction of the condition precedent regarding Coeur Shareholder approval to be satisfied, provided that all other conditions precedent have been or are reasonably likely to be satisfied; or

(c) Coeur breaching its obligations under the exclusivity provisions in the Bolnisi MIA.

Costs and Expenses

Except as otherwise provided in the Bolnisi MIA, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of the Bolnisi MIA and the proposed, attempted or actual implementation of the Scheme.

Option Deeds

Each of the Directors of Bolnisi, and/or an affiliate of each such Director, entered into an Option Deed on May 3, 2007 with Coeur. These Option Deeds give Coeur the option to call for the transfer to it of an aggregate of 19.9% of all shares in Bolnisi from the shares in Bolnisi held by the Directors and/or their affiliates. The options are exercisable from the earlier of November 3, 2007 and the date which it becomes likely that the Scheme will not become effective by November 3, 2007. The options expire the earlier of December 3, 2007 and the date of the implementation of the Scheme, which is expected to be on or about December 20, 2007. Once the option to acquire the shares in Bolnisi is exercised, the transfer of the shares in Bolnisi is to be completed in 10 business days after the option notice is given and the exercise price payable by Coeur is the same as the purchase price to be paid by Coeur for each Bolnisi Share in the Transactions, being a price equal to A$0.004 in cash and 0.682 Coeur shares per Bolnisi share.

The grantors of the options have agreed to a conditional extension of the options granted under the Option Deeds so that if the End Date of the MIA is extended to the Revised End Date due to SEC review timing, there is a corresponding extension of the options.

Description of Palmarejo Merger Implementation Agreement (MIA)

The following is a summary of certain material terms of the Palmarejo MIA, a copy of which is attached as Annex B-1 to this proxy statement. This summary does not contain all of the information about the Palmarejo MIA. Therefore, you should read the Palmarejo MIA carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the Palmarejo MIA and not by this summary or any other information contained in this proxy statement.

The Palmarejo MIA contains representations and warranties made by the parties thereto. These representations and warranties, which are set forth in the Palmarejo MIA, were made by and to the parties thereto for the purposes of the Palmarejo MIA and are subject to qualifications and limitations agreed by the parties in connection with negotiating and entering into the Palmarejo MIA. In addition, these representations and warranties were made of specified dates, may be subject to a contractual standard of materiality different from what may be viewed as material to Coeur shareholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Palmarejo MIA.

On May 3, 2007, Coeur and Palmarejo entered in the Palmarejo MIA, under which it was agreed that, subject to the terms and conditions set forth in the Palmarejo MIA, Coeur would acquire, indirectly, all of the Palmarejo Shares for a price equal to C$0.004 in cash and 2.715 Coeur shares per Palmarejo share pursuant to a plan of arrangement, subject to applicable withholding taxes (other than Palmarejo shares held by Fairview (a wholly owned subsidiary of Bolnisi) or its subsidiaries, which will be acquired indirectly by Coeur pursuant to the Bolnisi Transaction).

Amendment to Palmarejo MIA

On September 23, 2007, the parties agreed to an amendment of the Palmarejo MIA, which amendment is similar to the amendment to the Bolnisi MIA. Under the Palmarejo amendment, the parties agreed to a conditional extension to the Palmarejo MIA which allows for SEC review timing. This conditional amendment provides that if any SEC review is not complete in time for the transaction to complete by December 3, 2007 — the current scheduled End Date in the Palmarejo MIA, then such End Date will be extended to 45 days from completion of the SEC review. If that date falls in the Australian Court vacation period, it will be extended instead to February 15, 2008, and any extension under this is subject to a final End Date of February 15, 2008. As noted above, as used herein, “Revised End Date” means the End Date as so extended.

Conditions Precedent to the Arrangement

Mutual Conditions Precedent

The Palmarejo MIA provides that the obligations of the parties to complete the transactions contemplated by the Palmarejo MIA are subject to the satisfaction of each of the following conditions precedent to the extent and in the manner set out in the Palmarejo MIA:

(a) all regulatory approvals shall have been issued or provided or, in the case of waiting or suspensory periods, expired or terminated before the effective date of the plan of arrangement;

(b) the plan of arrangement shall have received the necessary approvals of the Palmarejo shareholders under the CBCA, and in accordance with applicable law;

(c) permission for the additional listing of Coeur’s shares on the TSX and NYSE to be issued as part of the plan of arrangement consideration shall have been granted by 8:00 a.m. on the effective date of the plan of arrangement (any such approval may be subject to customary conditions and to the plan of arrangement becoming effective);

(d) the necessary court approvals shall have been obtained either unconditionally or on conditions that are customary or usual;

(e) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the transaction be in effect at the effective time of the plan of arrangement;

(f) the Coeur shareholders shall have approved the proposals set forth in this proxy statement by the requisite majorities under applicable law and the rules and regulations of the NYSE and TSX;

(g) any required licenses, approvals, waivers, consents, permits, orders, business conditions or change of control consents in relation to the plan of arrangement are obtained or the expiry of all applicable waiting periods; and

(h) the proposed Bolnisi Transaction becoming effective under Australian law.

Each of the conditions set out in paragraphs (a) to (e) may not be waived, whereas the conditions set out in paragraphs (g) and (h) may only be waived by agreement in writing between the parties.

Additional conditions precedent to the obligations of Coeur

The Palmarejo MIA provides that the obligations of Coeur to complete the transactions contemplated by the Palmarejo MIA are also subject to the fulfillment of each of the following conditions precedent, each of which may be waived by Coeur:

(a) no Palmarejo Material Adverse Change has occurred and is continuing at the effective time of the plan of arrangement;

(b) no Palmarejo Prescribed Occurrence has occurred prior to the effective time of the plan of arrangement;

(c) no representation given by Palmarejo has become materially incorrect at the effective time of the plan of arrangement;

(d) between the date of the Palmarejo MIA and the effective time of the plan of arrangement, Coeur has not become aware of any matter, event, action or circumstance:

(i) that would be a Palmarejo Material Adverse Change;

(ii) in respect of which Palmarejo has not complied with its continuous disclosure obligations under applicable Law at any time; and

(iii) which was not previously disclosed to Coeur;

(e) between the date of the Palmarejo MIA and the plan of arrangement Meeting, no director of Palmarejo changes or withdraws his recommendation to Palmarejo Shareholders to vote in favor of the plan of arrangement; and

(f) the aggregate number of Palmarejo Shares in respect of which dissent rights shall have been properly exercised in connection with the plan of arrangement shall not exceed 10% of the outstanding Palmarejo Shares.

Additional Conditions Precedent to the Obligations of Palmarejo

The obligations of Palmarejo to complete the transaction as contemplated by the Palmarejo MIA are also subject to the following conditions precedent, each of which may be waived by Palmarejo:

(a) no Coeur Material Adverse Change has occurred and is continuing at the effective time of the plan of arrangement;

(b) no Coeur Prescribed Occurrence has occurred prior to the effective time of the plan of arrangement;

(c) no representation given by Coeur has become materially incorrect at the effective time of the plan of arrangement;

(d) between the date of the Palmarejo MIA and the Effective Date, Palmarejo does not become aware of any matter, event, action or circumstance:

(i) that would be a Coeur Material Adverse Change;

(ii) in respect of which Coeur has not complied with its continuous disclosure obligations under applicable Law at any time; and

(iii) which was not previously disclosed to Palmarejo; and

(e) between the date of the Palmarejo MIA and the Coeur Meeting, the Coeur Board shall have not changed or withdrawn its recommendation to Coeur Shareholders to vote in favor of the Coeur Resolutions.

Consultation on Failure of Condition Precedent

If any event occurs which would prevent any of the conditions precedent from being satisfied, or there is an occurrence that is reasonably likely to prevent the condition precedent being satisfied by the date specified in the Palmarejo MIA for its satisfaction or the plan of arrangement has not become effective by the Revised End Date, the parties agreed to use all commercially reasonable efforts to cooperate and to take all actions proper and advisable under applicable Law to consummate the Transaction on terms consistent with the Palmarejo MIA. If the parties are unable to reach such agreement within five Business Days of becoming aware of the relevant occurrence or relevant date or by the Revised End Date, then unless that condition precedent is waived as provided in the Palmarejo MIA, either party may terminate the agreement without, except as otherwise provided in the agreement, any liability to the other party because of that termination, unless the relevant occurrence or the failure of the condition precedent to be satisfied, or of the plan of arrangement to become effective, arises out of a breach by the terminating party of its conditions precedent or obligations.

Representations and Warranties

The Palmarejo MIA contains customary representations and warranties on the part of Palmarejo relating to the following matters, among others: organization and qualification, ownership of subsidiaries, capitalization, authority relative to the Palmarejo MIA, no violations, publicly filed documents and undisclosed liabilities, absence of certain changes, disclosure and information supplied, compliance, restrictions on business activities, contracts, tax matters, title and environmental matters, employment matters, books and records, insurance, litigation, board approval, brokers and expenses, financial advisors’ opinion, dispositions of property, absence of reduction of resources, disclosure controls and procedures, internal control over financial reporting, upwards reporting, stock exchange compliance, personal loans, reporting status and cease trade orders.

The Palmarejo MIA also contains customary representations and warranties of Coeur, relating to matters that include: organization and qualification, ownership of subsidiaries, capitalization, authority relative to the Palmarejo MIA, publicly filed documents and undisclosed liabilities, the information supplied by Coeur, absence of certain changes, lack of restrictions on business activities, title, insurance, litigation, board approval, brokers, compliance with laws, stock option pricing, reserves, disclosure controls and procedures, absence of rights agreements and compliance with Foreign Corrupt Practices Act.

Covenants

Conduct of Businesses

In the Palmarejo MIA, Palmarejo agreed to certain customary negative and affirmative covenants relating to the operation of its business between the date of execution of the Palmarejo MIA and the Effective Date, including that Palmarejo shall conduct and ensure that each of its subsidiaries conducts, their respective businesses in the ordinary and proper course of business consistent with past practice, which will be limited in all material respects to the operation of the matters set out in the Project plan of arrangement Description, and make all reasonable efforts to keep available the services of their officers and employees and preserve their relationships with customers, suppliers, licensers, licensees and others having business dealings with Palmarejo and any subsidiary of Palmarejo.

Similarly, Coeur has also agreed to conduct, and ensure that each of its subsidiaries conducts, their respective businesses in the ordinary and proper course of business, which requires that Coeur not make any acquisitions, disposals or capital expenditures or incur any indebtedness, in excess of US$200,000,000 and make all reasonable efforts to keep available the services of their offices and employees and preserve their relationships with customers, suppliers, licensers, licensees and others having business dealings with Coeur and any subsidiary of Coeur.

Other Covenants of Palmarejo

In addition, Palmarejo agreed to execute all documents and do all acts and things within its power as may be necessary or desirable for the implementation and performance of the plan of arrangement on a basis consistent with the Palmarejo MIA, including matters relating to: the continuing recommendation of the Palmarejo Board that Palmarejo Shareholders vote in favor of the plan of arrangement, the preparation of materials related to the plan of arrangement Meeting, the calling and holding of the plan of arrangement Meeting, the applications for the Interim and Final Orders of the Court, providing information and assistance to Coeur, and other matters related to the completion of the Transaction.

Other Covenants of Coeur

In the Palmarejo MIA, Coeur agreed to execute all documents and do all acts and things within its power as may be necessary or desirable for the implementation and performance of the plan of arrangement on a basis consistent with the Palmarejo MIA, including matters relating to: the continuing recommendation of the Coeur Board that Coeur Shareholders vote in favor of the Coeur Resolutions, the preparation of materials related to the Coeur Meeting, the calling and holding of the Coeur Meeting, the listing on the NYSE and TSX of the Coeur Shares to be issued as part of the plan of arrangement Consideration, providing information and assistance to Palmarejo, and other matters related to the completion of the Transaction.

Termination

Either Party

Either Party may terminate the Palmarejo MIA by written notice to the other at any time before the effective time of the plan of arrangement if:

(a) the other party is in material breach of any provision of the Palmarejo MIA, provided that the party wishing to terminate has given written notice to the other setting out the relevant circumstances and stating an intention to terminate, and the relevant circumstances have continued to exist for 10 Business Days (or any shorter period ending at the effective time of the plan of arrangement) from the time the notice is given;

(b) a court of competent jurisdiction (whether foreign or Canadian) or a Regulatory Authority has taken any action permanently restraining or otherwise prohibiting the Transaction, or has refused to do anything necessary to permit the Transaction, and the action or refusal has become final and cannot be appealed;

(c) the other party breaches its obligations under the exclusivity provisions in the Palmarejo MIA; or

(d) if any of the events for which the Break Fee is payable occurs, then upon payment of the Break Fee.

By Coeur

Coeur may terminate the Palmarejo MIA by written notice to Palmarejo at any time before the effective time of the plan of arrangement if:

(a) at the plan of arrangement Meeting or any adjournment or postponement of it at which the plan of arrangement is voted on, the plan of arrangement is not approved before the Revised End Date by the requisite majorities of the Palmarejo Shareholders required under the CBCA and applicable Law;

(b) any member of the Palmarejo Board withdraws or changes his recommendation in relation to the plan of arrangement for any reason; or

(c) a Palmarejo Material Adverse Change or a Palmarejo Prescribed Occurrence takes place.

By Palmarejo

Palmarejo may terminate the Palmarejo MIA by written notice to Coeur at any time before the effective time of the plan of arrangement if:

(a) at the Coeur Meeting or any adjournment or postponement of it at which the Coeur Resolutions are voted on, the Coeur Resolutions are not approved before the Revised End Date by the requisite majority of the Coeur Shareholders required under applicable Law;

(b) the Coeur Board withdraws or changes its recommendation in relation to the Coeur Resolutions for any reason; or

(c) a Coeur Material Adverse Change or a Coeur Prescribed Occurrence takes place.

Exclusivity

During the period from execution of the Palmarejo MIA until its termination or the Revised End Date, Palmarejo and Coeur must not, and must ensure that their Representatives do not, except with the prior consent of the other party:

(a) directly or indirectly solicit, encourage, initiate or invite any inquiries, discussions or proposals in relation to, or which may reasonably be expected to lead to, a Third Party Proposal for that party;

(b) initiate or participate in any discussions or negotiations in relation to, or which may reasonably be expected to lead to, a Third Party Proposal for that party; or

(c) communicate to any person an intention to do any of the things referred to in (a) or (b) above.

In connection therewith, Palmarejo or Coeur must notify the other party if it receives:

(a) any approach, inquiry or proposal made to, and any attempt or intention on the part of any person to initiate or continue any negotiations or discussions with, Palmarejo or Coeur or any of their Representatives with respect to, or that could reasonably be expected to lead to, any Third Party Proposal, whether unsolicited or otherwise; or

(b) any request for information relating to Palmarejo or Coeur or any of their subsidiaries or any of its businesses or operations or any request for access to the books or records of Palmarejo or Coeur or any of their subsidiaries, which Palmarejo or Coeur (as applicable) has reasonable grounds to suspect may relate to a current or future Third Party Proposal.

In addition, each must notify the other party if there is a breach of the exclusivity provisions of the Palmarejo MIA or if its Representatives provide any information relating to Palmarejo or Coeur (as the case may be) or any of their subsidiaries or any of their businesses or operations to any person in connection with or for the purpose of a current or future Third Party Proposal. Such notice must be accompanied by all relevant details of the relevant event, including the identity of the person or persons taking any action referred to and the terms and conditions of any Third Party Proposal or any proposed Third Party Proposal (to the extent known). In addition, Palmarejo or Coeur (as applicable) must give notice of these matters at least 48 hours before the Palmarejo Board or Coeur Board (as applicable) recommends acceptance by its shareholders of an offer for their shares under a Third Party Proposal, or otherwise recommends that shareholders approve the Third Party Proposal.

The exclusivity provisions set out in the Palmarejo MIA do not require Palmarejo or Coeur or any of their respective directors to do or refrain from doing anything with respect to a Third Party Proposal (which was not solicited by the party in breach of the exclusivity provisions and in respect of which the notice provisions were complied with), provided that the Palmarejo Board or Coeur Board (as applicable) has determined in good faith and acting reasonably after taking into account the extent considered appropriate by such board, all financial, legal, regulatory and other aspects of such proposal and the person making such proposal and after consultation with its financial advisors and external legal counsel that (A) such Third Party Proposal (i) is reasonably capable of being completed without undue delay, (ii) is on terms and conditions more favorable from a financial point of view to the Palmarejo or Coeur Shareholders (as applicable) than those contemplated by the Palmarejo MIA, and (iii) has committed financing, to the extent required, and (B) failing to take or refrain from taking the proposed action in respect of that Third Party Proposal would likely constitute a breach of the directors’ fiduciary or statutory obligations.

Payment of Costs

Break Fee

The parties have agreed to pay to the other the Break Fee equal to US$3.07 million in certain circumstances. Palmarejo must pay to Coeur the Break Fee if the Palmarejo MIA is terminated or the plan of arrangement is not implemented as a result of:

(a) the non-satisfaction of any conditions precedent relating to Palmarejo Shareholder approvals, a Palmarejo Material Adverse Change, a Palmarejo Prescribed Occurrence, the Palmarejo representations and the Palmarejo continuous disclosure, provided that, immediately before the termination or, if the agreement has not been terminated, when court approval was due to be sought, no matter has occurred which would prevent the satisfaction of the condition precedent clauses relating to Regulatory Approvals, the listing of Coeur Shares, no restraints, a Coeur Material Adverse Change, a Coeur Prescribed Occurrence, Coeur representations or the Coeur Shareholder approval;

(b) Palmarejo not using all commercially reasonable endeavors to cause the satisfaction of the conditions precedent regarding Palmarejo Shareholder approval and Court approval to be satisfied, provided that all other conditions precedent have been or are reasonably likely to be satisfied;

(c) any Palmarejo Board member withdrawing or changing his recommendation or supporting a Third Party Proposal for Palmarejo;

(d) a Third Party Proposal for Palmarejo being announced or made before the effective date of the plan of arrangement and, within seven months of the date of the Palmarejo MIA, the person making the Third Party Proposal for Palmarejo acquiring voting power of 50% or more in Palmarejo (other than an acquisition effected only as a result of a change in ownership of Bolnisi); or

(e) Palmarejo breaching its obligations under the exclusivity provisions in the Palmarejo MIA.

Coeur must pay to Palmarejo the Break Fee if the Palmarejo MIA is terminated or the plan of arrangement is not implemented as a result of:

(a) the non-satisfaction of any conditions precedent relating to permission for listing of Coeur Shares on the TSX and NYSE, a Coeur Material Adverse Change, a Coeur Prescribed Occurrence, the Coeur representations, Coeur Shareholder approval and the Coeur continuous disclosure, provided that, immediately before the termination or, if the agreement has not been terminated, when Court approval was due to be sought, no matter has occurred which would prevent the satisfaction of the condition precedent clauses relating to Regulatory Approvals, no restraints, a Palmarejo Material Adverse Change, a Palmarejo Prescribed Occurrence, or the Palmarejo representations;

(b) Coeur not using all commercially reasonable endeavors to cause the satisfaction of the condition precedent regarding Coeur Shareholder approval to be satisfied, provided that all other conditions precedent have been or are reasonably likely to be satisfied; or

(c) Coeur breaching certain of its obligations under the exclusivity provisions in the Palmarejo MIA.

Costs and Expenses

Except as otherwise provided in the Palmarejo MIA, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of the Palmarejo MIA and the proposed, attempted or actual implementation of the plan of arrangement.

Description of Palmarejo Plan of Arrangement

The following is a summary of certain material terms of the Palmarejo plan of arrangement, a copy of which is attached as Annex E to this proxy statement. This summary and certain capitalized terms referred to in this summary do not contain all the information about the plan of arrangement. Therefore, you should read the plan of arrangement carefully and in its entirety.

Upon the arrangement becoming effective, the following transactions will occur and will be deemed to occur in the order and at the times set out in the plan of arrangement:

(a) the Palmarejo shares held by any dissenting holders shall be deemed to have been transferred without any act or formality to Canadian Bidco (as defined in the plan of arrangement) (free and clear of any liens) in exchange for:

$0.004 in cash; and

2.715 Coeur Shares;

(the “Consideration”)

(b) each Palmarejo share outstanding at the effective time of the plan of arrangement and held by a Palmarejo shareholder other than (i) a dissenting holder who is ultimately entitled to be paid the fair value of the Palmarejo shares held by such dissenting holder or (ii) Coeur, Canadian Bidco or any Affiliate (as defined in the plan of arrangement) thereof, which, for greater certainty, includes Fairview (which shall not be exchanged under the plan of arrangement and shall remain outstanding as a Palmarejo share held by Coeur, Canadian Bidco or any Affiliate thereof), shall be transferred without any further act or formality by the holder to Canadian Bidco in exchange for the Consideration;

(c) with respect to each Palmarejo Share transferred pursuant to (a) and (b), (i) the holder of each such Palmarejo share shall cease to be the holder of that Palmarejo share and the name of such holder shall be removed from the applicable registers as the holder of Palmarejo shares, and (ii) Canadian Bidco shall be recorded as the registered holder of the Palmarejo shares so acquired and shall be deemed the legal and beneficial owner thereof (free and clear of any liens and encumbrances);

(d) each Palmarejo option outstanding immediately prior to the effective time of the plan of arrangement shall be exchanged for a new option granted by Palmarejo (a “Palmarejo Replacement Option”) to acquire 2.715 Coeur shares for each Palmarejo share that such holder was entitled to receive under its Palmarejo option, provided that if the foregoing would result in the issuance of a fraction of a Coeur share, then the number of Coeur shares otherwise issued shall be rounded down to the nearest whole number of Coeur shares. The exercise price per Coeur share subject to any such Palmarejo Replacement Option shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to the quotient of (A) the exercise price per Palmarejo share subject to such Palmarejo Option immediately before the consummation of the Transactions divided by (B) 2.715 plus such portion of a Coeur share that, immediately prior to the consummation of the Transactions, has a fair market value equal to C$0.004 cash (provided that the aggregate exercise price payable on any particular exercise of Palmarejo Replacement Options shall be rounded up to the nearest whole cent). Except as set out above, the terms of each Palmarejo Replacement Option shall be the same as the terms of the

Palmarejo option exchanged therefor pursuant to the Palmarejo Option Plan (as defined in the plan of arrangement) and any agreement evidencing the grant thereof prior to the effective time of the plan of arrangement; and

(e) Palmarejo may file an election with the CRA upon the consummation of the Transactions, to be effective on such date and prior to the steps contemplated below, to cease to be a public corporation for the purposes of the ITA.

In accordance with the terms of the Palmarejo warrants, each holder of a Palmarejo warrant outstanding immediately prior to the effective time of the plan of arrangement shall receive upon the subsequent exercise of such holder’s Palmarejo warrant, in accordance with its terms, and shall accept in lieu of each Palmarejo share to which such holder was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, the Consideration.

Exchange of Certificates for Consideration

At or before the time of filing of the Articles of Arrangement, Canadian Bidco shall deposit the aggregate Consideration with the Depositary in escrow for the benefit of Palmarejo shareholders.

After the effective time of the plan of arrangement, upon surrender to the Depositary for cancellation of a certificate that immediately prior to the effective time of the plan of arrangement represented outstanding Palmarejo shares, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Palmarejo shareholder of such surrendered certificate shall be entitled to receive in exchange therefor, and Coeur shall cause the Depositary to deliver to such Palmarejo shareholder, the Consideration that such Palmarejo shareholder has the right to receive under the plan of arrangement (less any withholding amounts) and any certificate so surrendered shall forthwith be cancelled. Until surrendered, each certificate which immediately prior to the effective time of the plan of arrangement represented Palmarejo shares shall be deemed after the effective time of the plan of arrangement to represent only the right to receive upon surrender, the Consideration in lieu of such certificate (less any withholding amounts).

Cancellation of Rights after Six Years

Any certificate formerly representing Palmarejo shares not duly surrendered on or before the sixth anniversary of the consummation of the Transactions shall cease to represent a claim by or interest of any former Palmarejo shareholder of any kind or nature against or in Palmarejo, Coeur or Canadian Bidco. On such date, all Palmarejo shares to which the former holder of such certificate was entitled shall be deemed to have been surrendered to Canadian Bidco and consideration to which such former holder was entitled shall be deemed to have been surrendered to Coeur. Accordingly, persons who tender certificates for Palmarejo shares after the sixth anniversary of the consummation of the Transactions will not receive Coeur shares, will not own any interest in Coeur and will not be paid any cash or other compensation.

Lost Certificates

If a certificate which immediately prior to the time of the consummation of the Transactions represented Palmarejo shares is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Palmarejo shareholder so claiming, the Depository will issue the Consideration payable to such Palmarejo shareholder deliverable in accordance with the Palmarejo shareholder’s affidavit of loss.

Withholding Rights

Palmarejo, Canadian Bidco, Coeur and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Palmarejo shareholder such amounts as they are required or permitted to deduct and withhold with respect to such payment under applicable tax law and treat the amounts withheld and remitted to the appropriate taxing authority as having been paid to the Palmarejo shareholder.

Ineligible Overseas Shareholders

Where a Palmarejo shareholder is an Ineligible Overseas Shareholder (as defined in the plan of arrangement), the number of Coeur shares to which the Palmarejo shareholder would otherwise have been entitled will be issued to a nominee who will sell those Coeur shares as soon as practicable and in any event not more than 28 days after the date of the consummation of the Transactions and remit to the Palmarejo shareholder the net proceeds in full satisfaction of that Palmarejo shareholder’s rights in relation to Coeur shares under the plan of arrangement.

Effective Time of Transactions

The closing of the Transactions will take place following the satisfaction or waiver of the conditions described below under “Description of the Bolnisi MIA — Conditions Precedent to the Arrangement” and “Description of the Palmarejo MIA — Conditions Precedent to the Arrangement,” unless Coeur, Bolnisi and Palmarejo agree in writing to another time. The parties intend to complete the Transactions as soon as practicable following the adoption of the Bolnisi MIA by Bolnisi’s shareholders, the adoption of the Palmarejo MIA by the Palmarejo shareholders and the approval by Coeur’s shareholders of the proposals set forth in this proxy and the satisfaction or waiver of the conditions to closing of the Transactions set forth in the Bolnisi MIA and Palmarejo MIA. The parties to the Transactions expect to complete the merger in the fourth quarter of 2007. Because the Transactions are subject to a number of conditions, the exact timing of the Transactions cannot be determined.

Proposal No. 1

Amendment to Articles of Incorporation

General

Coeur’s Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to shareholders for their approval an amendment to Article II of Coeur’s Restated and Amended Articles of Incorporation increasing the total number of shares of its authorized common stock from 500 million shares to 750 million shares.

The form of the proposed amendment to Coeur’s Restated and Amended Articles of Incorporation is attached as Annex I to this proxy statement. The proposed amendment will become effective upon the filing of the amendment with the Idaho Secretary of State, which Coeur plans to do immediately prior to the closing of the Transactions.

Reasons for the Proposed Amendment

Coeur’s Board of Directors recommends approval of the proposed amendment so that it will be able to have sufficient authorized but unissued and unreserved shares to issue the shares pursuant to the Transactions and to permit the pursuit and effectuation of corporate transactions requiring the issuance of common stock in the future. Those transactions include:

•	the issuance of common stock in connection with the growth and expansion of Coeur’s business, including acquisition of mining properties or other companies engaged in the mining business;

•	the issuance of common stock or securities convertible into common stock in connection with financing and recapitalization transactions;

•	the future authorization of additional shares of common stock for issuance under Coeur’s executive compensation program and Non-Employee Directors’ Stock Option Plan; and

•	the issuance of common stock in connection with other corporate transactions that implement proper business purposes determined by the Board of Directors to be in the best interests of Coeur and its shareholders.

As explained below, only 189,616,131 shares of unissued, unreserved common stock remain available for future issuance.

Coeur needs to increase the number of its presently authorized shares in order to issue the number of shares required by the Transactions. In addition, the Board of Directors believes that additional authorized shares should be available in the future in order to permit Coeur to pursue the various transactions described above and to provide for its growth and financial stability. Many of the above transactions arise under circumstances requiring prompt action and do not allow the necessary time to seek shareholder approval to authorize additional shares. The Board of Directors believes that it is very important for it to have the flexibility to be able to act promptly in the best interests of Coeur and its shareholders when circumstances such as those described above arise.

Coeur plans to pursue the acquisition from time to time of other mining companies, mining properties or interests in mining properties in the future. In the event the proposed increase in authorized shares of common stock is approved by shareholders, such future acquisitions may be effected for a consideration that includes the issuance of shares of Coeur common stock, or other securities convertible into Coeur common stock, in partial or full payment of the purchase price. Coeur anticipates that the terms of any acquisitions in which it issue shares will be determined through direct negotiations with the securities holders or controlling persons of the entities or properties being acquired. Factors taken into account in determining the terms may include cash flow, reserves and mineralized material, earnings power, quality of management, properties, market location and position and growth potential. Other than with respect to the Transactions, Coeur has not entered into any agreements nor made any decisions with respect to the issuance of any shares in connection with any future acquisitions. If Coeur determines to issue shares of common stock in connection with future acquisitions, Coeur will not seek shareholder approval of such issuance unless required as discussed below under “Future Shareholder Approval of Common Stock Issuances.” The issuance of any such shares of common stock will have no effect on the rights of existing shareholders.

Currently Authorized Common Stock

Of the 500 million currently authorized shares of Coeur common stock, 278,465,840 shares were outstanding and 1,059,211 shares were held as treasury stock at October 15, 2007. In addition, as of that date, a total of 30,858,818 shares of common stock had been reserved for possible issuance in the future for the following purposes:

•	23,684,211 shares were reserved for issuance upon the conversion of Coeur’s $180 million principal amount of outstanding 1.25% Convertible Senior Notes due 2024;

•	5,780,157 shares of common stock reserved for issuance under Coeur’s 2003 Long-Term Incentive Plan,

•	559,177 shares of common stock reserved for issuance under Coeur’s 1989 Long-Term Incentive Plan,

•	369,486 shares of common stock reserved for issuance under Coeur’s 2005 Non-Employee Directors Equity Incentive Plan, and

•	465,787 shares of common stock reserved for issuance under Coeur’s prior Non-Employee Directors Equity Incentive Plan.

In view of the fact that a total of 310,383,869 shares of Coeur common stock are either outstanding, held as treasury stock or reserved for future issuance as described above, there remains only 189,616,131 shares of unissued, unreserved shares available for future issuance and Coeur expects that it will issue approximately 261.0 million shares in the Transactions, which excludes up to 11.0 million new shares that will be issuable upon the exercise of existing Palmarejo options and assumes that none of the existing Palmarejo warrants will be exercised before their expiration on October 19, 2007.

Future Shareholder Approval of Common Stock Issuances

The additional shares of common stock sought by the proposed amendment would be available for future issuance without future action by shareholders, unless such action would be required by applicable law or the rules of the NYSE. Generally, NYSE rules require shareholder approval of proposed issuances of additional shares that would result in an increase of 20% or more in the total number of shares of common stock outstanding before any such proposed issuance, subject to exemptions for certain public and private offerings for cash and an exception where the delay in securing shareholder approval would seriously jeopardize Coeur’s financial viability and where Coeur’s reliance on such exception is expressly approved by the Audit Committee of its Board of Directors. Shareholder approval also is required under NYSE rules prior to an issuance of common stock that would result in a change of control of Coeur. Furthermore, NYSE rules require shareholder approval under certain circumstances with respect to certain stock option or purchase plans and with respect to proposed issuances of common stock, or of securities convertible into or exercisable for common stock, to directors, officers or substantial shareholders of Coeur or its affiliates.

Potential for Anti-Takeover Effect

Although the Board of Directors’ purpose for seeking an increase in the number of authorized shares of our common stock is not intended for anti-takeover purposes, it should be noted that authorized but unissued shares of common stock, if issued, could be used by incumbent management to make more difficult and thereby discourage an attempt to acquire control of Coeur even though its shareholders might deem such an acquisition desirable. For example, the shares could be privately placed with purchasers who might support the Board of Directors in opposing a hostile take-over bid. The issuance of the new shares could also be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business transactions or alter or amend provisions of Coeur’s Restated and Amended Articles of Incorporation. To the extent that it would impede any such attempts, the issuance of additional shares of common stock following effectiveness of the proposed amendment to Coeur’s Restated and Amended Articles of Incorporation could potentially serve to perpetuate the existing management.

Required Vote and Board of Directors’ Recommendation

In order to become effective, the proposed amendment must be approved by the holders of a majority of the shares of common stock that are present or represented by proxy at the special meeting, assuming a quorum is present.

YOUR BOARD RECOMMENDS THAT YOU VOTE
“FOR”
PROPOSAL 1 — AMENDMENT TO ARTICLES OF INCORPORATION

Proposal No. 2

Issuance of Coeur Common Stock

Purpose and Effect of Proposed Issuance of Stock

Coeur is seeking your approval of the proposed issuance of Coeur common stock to Bolnisi’s shareholders in connection with the Bolnisi Transaction and to Palmarejo’s shareholders in connection with the Palmarejo Transaction.

The proposed issuance of Coeur common stock will result in dilution in the percentage ownership interest of Coeur’s existing shareholders. The exact amount of such dilution cannot be determined until the time of issuance; however, if Coeur had issued, as of June 30, 2007 the estimated number of shares of Coeur’s common stock contemplated by the Transactions, which would aggregate approximately 261.0 million shares, which excludes up to 11.0 million new shares that will be issuable upon the exercise of existing Palmarejo options and assumes that none of the existing Palmarejo warrants will be exercised before their expiration on October 19, 2007, then based upon approximately 279.5 million shares of Coeur’s common stock outstanding as of that date, the shares of Coeur’s common stock outstanding would have increased by approximately 93.4%.

Requirement for Shareholder Approval

Coeur’s listing application with the NYSE requires shareholder approval for the issuance of Coeur common stock that represents in the aggregate more than 20% of the issued and outstanding shares of Coeur common stock.

As of October 15, 2007, 278,465,840 shares of Coeur common stock were issued and outstanding and 1,059,211 shares were held as treasury stock. Upon the consummation of the Bolnisi Transaction and the Palmarejo Transaction, Bolnisi’s shareholders and Palmarejo’s shareholders will acquire an aggregate of up to approximately 279.8 million shares of Coeur common stock, which represents more than 20% of the shares of Coeur common stock issued and outstanding prior to the consummation of the Transactions.

Required Vote and Board of Directors’ Recommendation

In order to become effective, the proposed amendment must be approved by the holders of a majority of the shares of common stock that are present or represented by proxy at the special meeting, assuming a quorum is present. In addition, NYSE rules require that the number of votes cast on the proposal must represent over 50% in interest of all securities entitled to vote on the proposal.

YOUR BOARD RECOMMENDS THAT YOU VOTE
“FOR”
PROPOSAL 2 — ISSUANCE OF COEUR COMMON STOCK

Proposal No. 3

Authorization to Adjourn or Postpone Special Meeting

Coeur may ask its shareholders to vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the proposal to amend Coeur’s articles of incorporation or the proposal to approve the issuance of shares of Coeur common stock in the Transactions. Coeur does not currently intend to propose adjournment at the special meeting if there are sufficient votes to approve these proposals at the date the special meeting is initially convened. If the proposal to adjourn the special meeting for the purpose of soliciting additional proxies for either proposal or both proposals, if necessary, is submitted to Coeur’s shareholders for approval, the approval requires a majority of the shares represented at the meeting to be cast in favor of adjournment.

Information Concerning Coeur

Business

Introduction

Coeur d’Alene Mines Corporation is a large primary silver producer located in North America and is engaged, through its subsidiaries, in the operation and/or ownership, development and exploration of silver and gold mining properties and companies located primarily within the United States (Nevada and Alaska) South America (Chile, Argentina and Bolivia), Australia (New South Wales) and Africa (Tanzania).

Overview of Mining Properties and Interests

Coeur’s most significant operating and development-stage mining properties and interests are:

•	The Rochester mine is a silver and gold surface mining operation located in northwestern Nevada and is 100% owned and operated by Coeur. It is one of the largest primary silver mines in the United States. During 1999, Coeur acquired the mineral rights to the Nevada Packard property, which is located one and one-half miles south of the Rochester mine, and commenced mining there in the first quarter of 2003.

•	Coeur owns 100% of the Cerro Bayo mine in southern Chile, which comprises a high grade gold and silver underground mine and processing facilities. The Cerro Bayo deposit was discovered during 2000. Initial mining operations commenced in late 2001 and processing started in April 2002. Coeur carries on an active exploration program on its 205 square mile property package.

•	Coeur owns 100% of the capital stock of Coeur Argentina S.R.L., which owns and operates the underground high-grade silver Martha mine located in Santa Cruz, Argentina, approximately 270 miles southeast of the Cerro Bayo mine. Mining operations commenced at the Martha mine in June 2002. Coeur carries on an active exploration program at its Martha mine and on its other land in Santa Cruz which totals over 600 square miles.

•	Coeur acquired, in May 2005, all of the silver production and reserves, up to 20.0 million payable ounces, contained at the Endeavor mine in Australia which is owned and operated by Cobar Operations Pty. Limited (“Cobar”), a wholly-owned subsidiary of CBH Resources Ltd. (“CBH”) for up to $39.1 million. The Endeavor mine is an underground zinc/lead/silver mine located in New South Wales, Australia which has been in production since 1983.

•	Coeur acquired, in September 2005, all of the silver production and reserves, up to 17.2 million payable ounces, contained at the Broken Hill mine in Australia, which is owned and operated by Perilya Broken Hill Ltd. (“PBH”) for $36.0 million. The Broken Hill Mine is located in New South Wales, Australia and is an underground zinc/lead/silver mine.

•	Coeur owns 100% of Empresa Minera Manquiri S.A. (“Manquiri”), a Bolivian company that controls the mining rights for the San Bartolome project, which is an open pit silver mine in Bolivia where an updated feasibility study was completed in 2004 and construction activities have commenced. Coeur expects commercial production from the San Bartolome project to commence in early 2008.

•	Coeur owns 100% of the Kensington property, located north of Juneau, Alaska, which is a development-stage gold property. An updated feasibility study was completed for the property during 2004 and construction activities commenced in 2005. A lawsuit has been filed in Federal Appellate Court challenging a certain permit necessary for construction of a required tailings facility. Coeur is currently conducting construction activities not impacted by the temporary injunction pending appeal. Coeur believes production could commence in late 2007, subject to successful and timely resolution of the permitting challenge and pending litigation described below. On September 12, 2005 three environmental groups (“Plaintiffs”) filed a lawsuit in Federal District Court in Alaska against the Corps of Engineers and the USFS seeking to invalidate permits issued to Coeur Alaska, Inc. for Coeur’s Kensington mine. The Plaintiffs claim the CWA Section 404 permit issued by the Corps of Engineers authorizing the deposition of mine tailings into Lower Slate Lake conflicts with the CWA. They additionally claim the USFS’s approval of the Amended Plan of Operations is arbitrary and capricious because it relies on the 404 permit issued by the Corps of Engineers.

On August 4, 2006, the Federal District Court in Alaska dismissed the Plaintiffs’ challenge and upheld the CWA Section 404 permit. On August 7, 2006 the Plaintiffs filed a Notice of Appeal of the decision to the Ninth Circuit Court of Appeals (Circuit Court) and on August 9, 2006 Plaintiffs additionally filed a Motion for Injunction Pending Appeal with the Circuit Court. The Circuit Court granted a temporary injunction pending appeal on August 24, 2006, enjoining certain activities relating to the lake tailings facility. The Circuit Court further ordered an expedited briefing schedule on the merits of the legal challenge. On October 13, 2006, the parties filed their briefs in the Circuit Court and subsequently participated in an oral argument on December 4, 2006. On March 7, 2007, the Department of Justice (“DOJ”), on behalf of the Corps of Engineers, filed a motion for authorization under injunction pending appeal to permit construction of a western interception ditch which related to site stabilization due to spring snowmelt. On March 16, 2007, the Circuit Court panel issued an Order which denied the western interception ditch work plan. On May 22, 2007, the Ninth Circuit Court of Appeals reversed the District Court’s August 4, 2006 decision which had upheld Coeur’s 404 permit and issued its opinion that remanded the case to the District Court with instructions to vacate Coeur’s 404 permit as well as the USFS Record of Decision approving the general tailings disposal plan as well as the Goldbelt 404 permit to construct the Cascade Point Marine Facility. The DOJ, on behalf of the Corps of Engineers and the USFS, filed for an extension of time to file a Petition for Rehearing with the Ninth Circuit. The extension was granted on June 29, 2007. On August 20, 2007, Coeur Alaska filed a Petition for Rehearing En Banc with the Ninth Circuit Court of Appeals, as did the State of

Alaska and Goldbelt, Inc. The Department of Justice, acting on behalf of the federal agencies USFS, EPA and Corps of Engineers, additionally filed a limited Petition for Rehearing with the Ninth Circuit panel seeking reconsideration of the mandate of the May 22, 2007 panel. The Court ordered reply briefing by the Plaintiffs which were filed on October 11, 2007. The petitions are currently pending. Coeur cannot now predict the potential for obtaining an appeal or if it will prevail upon appeal if one is granted.

Coeur also has interests in other properties which are subject to silver or gold exploration activities upon which no mineable ore reserves have yet been delineated.

Exploration Stage Mining Properties

Coeur, either directly or through wholly-owned subsidiaries, owns, leases and has interests in certain exploration-stage mining properties located in the United States, Chile, Argentina, Bolivia and Tanzania. In keeping with its overall efforts to focus its resources, Coeur conducted the majority of its exploration activities during 2006 on or near existing properties where infrastructure and production facilities are already in place. During 2007, Coeur expects to invest approximately $15.3 million in exploration and reserve development.

Business Strategy

Coeur’s business strategy is to capitalize on the ore reserve/mineralized material bases located at its operating mines and the expertise of its management team to continue as one of the world’s leading primary silver production companies through long-term, cash flow generating growth. The principal elements of Coeur’s business strategy are to: (i) increase Coeur’s silver production and reserves; (ii) decrease cash costs and increase production at Coeur’s existing silver mining operations; (iii) transform development-stage properties into producing mines; (iv) acquire operating mines, mineral interests, exploration and/or development properties with a goal of reducing Coeur’s overall cash and total costs per ounce of silver produced, providing immediate positive cash flow return and expanding its silver production base and reserves; and (v) continue to explore for new silver and gold discoveries and evaluate new opportunities to expand its production through acquisitions and exploration.

Sources of Revenue

The Rochester mine, Cerro Bayo mine and Martha mine, each operated by Coeur, and the Endeavor mine and Broken Hill mine operated by others, constituted Coeur’s principal sources of mining revenues in 2006. The following table sets forth information regarding the percentage contribution to Coeur’s total revenues (i.e., revenues from the sale of concentrates and doré) by the sources of those revenues during the past five years:

	Coeur Percentage
	Ownership at	Percentage of Total Revenues(2) for the
	December 31,	Years Ended December 31,
Mine/Company	2006	2006	2005	2004	2003	2002

Rochester Mine	100%	47%	45%	59%	48%	78%
Cerro Bayo Mine	100	23	38	32	43	17
Martha Mine	100	16	13	9	9	5
Endeavor Mine(1)	100	3	1	—	—	—
Broken Hill Mine(1)	100	11	3	—	—	—

		100%	100%	100%	100%	100%

(1)	Ownership interest reflects Coeur’s ownership interest in the property’s silver reserves. Other constituent metals are owned by another non-affiliated entity.

(2)	On June 1, 2006, Coeur completed its sale of Coeur Silver Valley (Galena). Coeur’s interest in the Galena mine was 100% prior to the sale. Revenues from the Galena mine are reflected in Discontinued Operations.

Definitions

The following sets forth definitions of certain important mining terms used in this proxy statement.

“Ag” is the abbreviation for silver.

“Au” is the abbreviation for gold.

“Cash Costs” are costs directly related to the physical activities of producing silver and gold, and include mining, processing, transportation and other plant costs, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties and in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals, including gold, are deducted from the above in computing cash costs per ounce. Cash Costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash Costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

“Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of Coeur’s mining properties for a specific period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses Cash Costs per Ounce produced as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a U.S. dollar per ounce basis. By calculating the cash costs from each of Coeur’s mines on the same unit basis, management can easily determine the gross margin that each ounce of gold and silver produced is generating. While this represents a key indicator of the performance of Coeur’s mining properties you are cautioned not to place undue reliance on this single measurement. To fully evaluate a mine’s performance, management also monitors U.S. Generally Accepted Accounting Principles (“GAAP”) based profit/(loss), depreciation and amortization expenses and capital expenditures for each mine as presented in Note Q — Segment Information in the Notes to Coeur’s Consolidated Financial Statements. Total Cash Costs per Ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes.

“Concentrate” is a product containing the valuable metal and from which most of the waste material in the ore has been eliminated.

“Cut-off Grade” is the lowest grade of mineral resource considered economic; used in the calculation of reserves in a given deposit.

“Cyanidation” is a method of extracting gold or silver by dissolving it in a weak solution of sodium or potassium cyanide.

“Dilution” is an estimate of the amount of waste or low-grade mineralized rock which will be mined with the ore as part of normal mining practices in extracting an ore body.

“Doré” is unrefined gold and silver bullion bars which contain gold, silver and minor amounts of impurities which will be further refined to almost pure metal.

“Gold” is a metallic element with minimum fineness of 999 parts per 1000 parts pure gold.

“Heap Leaching Process” is a process of extracting gold and silver by placing broken ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained gold and silver, which are then recovered in metallurgical processes.

“Mineralized Material” is gold and silver bearing material that has been physically delineated by one or more of a number of methods including drilling, underground work, surface trenching and other types of sampling. This material has been found to contain a sufficient amount of mineralization of an average grade of metal or metals to have economic potential that warrants further exploration evaluation. While this material is not currently or may never be classified as reserves, it is reported as Mineralized Material only if the potential exists for reclassification into the reserves category. This material cannot be classified in the reserves category until final technical, economic and legal factors have been determined. Under the United States Securities and Exchange Commission’s standards, a mineral deposit does not qualify as a reserve unless it can be economically and legally extracted at the time of reserve determination and it constitutes a proven or probable reserve (as defined below).

“Non-cash Costs” are costs that are typically accounted for ratably over the life of an operation and include depreciation, depletion and amortization of capital assets, accruals for the costs of final reclamation and long-term monitoring and care that are usually incurred at the end of mine life, and the amortization of the cost of property acquisitions.

“Ore Reserve” is the part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

“Probable Reserve” is a part of a mineralized deposit which can be extracted or produced economically and legally at the time of the reserve determination. The quantity and grade and/or quality of a Probable Reserve is computed from information similar to that used for a Proven Reserve, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for Proven Reserves, is high enough to assume continuity between points of observation. Mining dilution, where appropriate, has been factored into the estimation of Probable Reserves.

“Proven Reserve” is a portion of a mineral deposit which can be extracted or produced economically and legally at the time of the reserve determination. The quantity of a Proven Reserve is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and the sites for inspections, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of a Proven Reserve is well-established. Mining dilution, where appropriate, has been factored into the estimation of proven reserves.

“Run-of-mine Ore” is mined ore which has not been subjected to any pretreatment, such as washing, sorting or crushing prior to processing.

“Silver” is a metallic element with minimum fineness of 995 parts per 1000 parts pure silver.

“Stripping Ratio” is the ratio of the number of tons of waste material to the number of tons of ore extracted at an open-pit mine.

“Ton” means a short ton which is equivalent to 2,000 pounds, unless otherwise specified.

“Total Costs” are the sum of Cash Costs and Non-cash Costs.

Properties

Silver and Gold Mining Properties

North America

Rochester Mine

The Rochester mine is a silver and gold surface mine located in Pershing County, Nevada, which is located approximately 25 road miles northeast of the town of Lovelock. The mine commenced operations in 1986. Coeur owns 100% of the Rochester mine by virtue of its 100% ownership of its subsidiary, Coeur Rochester, Inc. (“Coeur

Rochester”). The property consists of 22 patented and 589 unpatented contiguous mining claims, including 54 mill-site claims and 53 unpatented, leased claims totaling approximately 11,000 acres.

Coeur acquired the Rochester property from Asarco Incorporated in 1983 and commenced mining in 1986. No mining or processing was conducted at Rochester by the prior owner. Coeur acquired initial interest in the adjacent Nevada Packard property in 1996, completed the full purchase in 1999 and commenced mining in 2003. Very limited mining and processing was conducted at Nevada Packard by the prior owner. Collectively, the Rochester and Nevada Packard properties comprise Coeur’s Rochester silver and gold mining and processing operation.

Production at the Rochester mine in 2006 was approximately 5.1 million ounces of silver and 71,900 ounces of gold, compared to 5.7 million ounces of silver and 70,298 ounces of gold in 2005. Cash Costs per Ounce of silver decreased by 42% to $2.80 per ounce in 2006, compared to $4.82 per ounce in 2005, primarily due to increased byproduct credits.

At the Rochester mine, silver production was 1,182,796 ounces and gold production was 14,289 ounces during the first quarter of 2007 compared to 1,148,363 ounces of silver and 16,117 ounces of gold in the first quarter of 2006. Total Cash Costs per Ounce increased to $4.92 from $4.32 in the first quarter of 2006. The increase in Cash Costs per Ounce was primarily due to decreased by-product credits and higher operating costs.

The mine utilizes the Heap Leaching Process to extract both silver and gold from ore mined using conventional open pit methods. Approximately 34,800 tons of ore and waste per day were mined in 2006, compared to 47,300 tons per day in 2005. The average ore to waste strip ratio for the remaining life of the mine will vary based primarily on future gold and silver prices; however, it is anticipated to be less than 1:1. Mining of the existing Ore Reserves was completed in 2007. While mining operations have been discontinued, it is expected that metal production will continue as a result of residual leaching until approximately 2011.

Ore is crushed and transported by conveyor to a loadout facility where it is transferred to 150-ton trucks which transport the crushed ore to leach pads where solution is applied via drip irrigation to dissolve the silver and gold contained in the ore. Certain low-grade ores are hauled directly, as run-of-mine, by 100-ton haul trucks to leach pads where solution is applied to dissolve the silver and gold contained in the ore. The solutions containing the dissolved silver and gold are pumped to a processing plant where zinc precipitation is used to recover the silver and gold from solution as doré. The doré is transported to a refinery for final processing after which the silver and gold is sold on established markets through third party broker dealers. The property, plant and equipment are maintained in good working condition through a regular preventive maintenance program and periodic improvements as required. Mining is conducted with open pit methods. Power is provided to the mine and processing facility from the public grid servicing the local communities.

Based upon actual operating experience and certain metallurgical testing, Coeur estimates ultimate recovery rates from the crushed ore of between 59% and 61.5% for silver, depending on the area being leached, and 93% for gold. The leach cycle at the Rochester mine requires leaching to approximately the year 2011 for all recoverable metal to be recovered. A significant proportion of metal recovery occurs after mining is completed.

At the Nevada Packard satellite deposit, located south of the Rochester deposit, Coeur commenced mining of silver in the first quarter of 2003. Mining at Nevada Packard was completed in mid-2007.

Coeur’s capital expenditures at the Rochester mine totaled approximately $1.2 million in 2006. Coeur plans capital expenditures at the Rochester mine of $0.3 million in 2007.

Asarco Incorporated (“Asarco”), the prior owner, had a net smelter royalty interest which is payable only when the market price of silver equals or exceeds $21.34 per ounce up to maximum rate of 5%. No royalties were required to be paid by Coeur during the three years ended December 31, 2006.

Silver and gold mineralization is hosted in folded and faulted volcanic rocks of the Rochester Formation and overlying Weaver Formation. Silver and gold, consisting of silver sulfosalt minerals, argentite, argentian tetrahedrite and minor native gold, are contained in zones of multiple quartz veins and veinlets with variable but lesser amounts of pyrite.

Year-end Proven and Probable Ore Reserves — Rochester Mine
(includes Nevada Packard)

	2006	2005	2004
	(1,3,4,5,6)	(1,3,4,5,6)

Tons (000’s)	3,720	10,168	23,998
Ounces of silver per ton	0.66	0.86	0.86
Contained ounces of silver (000’s)	2,436	8,765	20,731
Ounces of gold per ton	0.007	0.011	0.009
Contained ounces of gold	26,400	112,650	213,000

Year-end Mineralized Material

	2006	2005	2004

Tons (000’s)	15,235	15,646	35,064
Ounces of silver per ton	0.94	1.03	0.86
Ounces of gold per ton	0.007	0.010	0.005

Operating Data

	2006	2005	2004
	(2)

Production
Tons ore mined (000’s)	9,804	9,023	10,751
Tons crushed/leached (000’s)	10,399	9,327	8,976
Ore grade silver (oz./ton)	0.74	0.91	0.74
Ore grade gold (oz./ton)	0.010	0.010	0.009
Recovery/Ag oz(4)	65.9%	67.5%	61.5%
Recovery/Au oz(4)	68.9%	76.2%	64.2%
Silver produced (oz.)	5,113,504	5,720,489	5,669,074
Gold produced (oz.)	71,891	70,298	69,456
Cost per Ounce of Silver
Cash Costs(2)	$2.80	$4.82	$3.93
Non-cash Costs	3.04	1.84	1.73

Total production costs	$5.84	$6.66	$5.66

(1)	Metal prices used in calculating Proven Reserves and Probable Reserves were $8.00 per ounce of silver and $475 per ounce of gold in 2006.

(2)	Cash Costs per Ounce of silver or gold represent a non-GAAP measurement that management uses to monitor and evaluate the performance of its mining operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs.”

(3)	The Ore Reserves are open pit minable reserves and include no additional factors for mining dilution or recovery.

(4)	The leach cycle at Rochester requires 5 to 10 years to recover gold and silver contained in the ore. Coeur estimates the ultimate recovery to be approximately 61.5% for silver and 93% for gold. However, ultimate recoveries will not be known until leaching operations cease which is currently estimated for 2011. Current recovery may vary significantly from ultimate recovery. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Ore on Leach Pad.”

(5)	Reserve estimates were prepared by Coeur’s technical staff.

(6)	Ore Reserves are defined by a drill grid of at least 65 feet by 140 feet for proven and at least 100 feet by 200 feet for probable and may include open pit mine production sampling information, especially for Proven Reserves. In practice, ore reserve blocks are defined by the number of proximal composites and three-dimensional geologic controls. For Proven Reserves, the number of composites must be at least 4 at Rochester and 20 at Nevada Packard with a maximum search distance of 75 feet. For Probable Reserves, the number of composites must be at least 4 at Rochester and 5 at Nevada Packard with a maximum search distance of 150 feet for Rochester and 120 feet at Nevada Packard. Mineralized material is similarly classified.

South America

Chile — Cerro Bayo Mine

The Cerro Bayo District covers about 205 square miles and is located south of Coyhaique, the capital of Region XI in southern Chile, and approximately 17 miles west of the town of Chile Chico. The Cerro Bayo mine project lies on the east side of the Andes mountain range at an elevation ranging from 600 to 4,500 feet and is serviced by a gravel road from Chile Chico. The mineral rights for the Cerro Bayo property are fully-owned by Compania Minera Cerro Bayo Ltd., a wholly-owned subsidiary of Coeur, encompassing a continuous block of 57,095 acres of mining claims. An additional 11,613 acres of exploration concessions are owned by Coeur. These concessions and separate surface use agreements from private owners, cover the reserves of the property as well as the necessary rights to permit mining.

Coeur acquired the property in 1990 from Freeport Chilean Exploration Company. No mining or processing was conducted by the prior owner. Initial mining and processing commenced by Coeur in 1995 at the Laguna Verde area in the western portion of the holdings. Mining and processing temporarily ceased in late 2000 then recommenced in 2002 at the Cerro Bayo area on the east. The entire holdings and infrastructure are now referred to as the Cerro Bayo District. Construction of two ramps to intersect the high-grade Lucero Vein in the Cerro Bayo zone on the east side of its holdings, commenced in November 2001. Additional mineralized high-grade gold and silver vein systems were discovered since then from surface and underground exploration.

Production at the Cerro Bayo mine in 2006 was approximately 2.3 million ounces of silver and 40,923 ounces of gold compared to 2.9 million ounces of silver and 61,058 ounces of gold in 2005. Cash Costs per Ounce of silver produced increased to $3.04 in 2006 from $0.54 in 2005 primarily due to increased production costs and lower production levels.

At the Cerro Bayo mine in Southern Chile, silver production was 351,948 ounces and 9,428 ounces of gold in the first quarter of 2007 compared to 515,822 ounces of silver and 8,794 ounces of gold in the first quarter of 2006. The decline in silver production was primarily due to a 41.7% decrease in tons mined as a result of Coeur transitioning its mining activities to higher-grade areas of the mine. Total Cash Costs per Ounce in the first quarter of 2007 was $1.21 per ounce compared to $3.46 per ounce in 2006. The decrease in Cash Costs per Ounce is primarily due to lower overall operating costs primarily attributed to lower tons mined and higher grades.

The ore processing mill for the Cerro Bayo mine uses a standard flotation process to produce a high grade gold and silver concentrate. During 2006, the concentrate processed at this mill was sold to third-party smelters, primarily in Japan and Mexico. The mill has a design capacity of 1,650 tons per day. During 2006, Coeur experienced recovery rates of approximately 94.7% for silver and 92.9% for gold. Electrical power is generated on-site by diesel generators and process water is obtained from a combination of the adjacent General Carrera Lake and from tailings re-circulation. The property, plant and equipment are maintained in good working condition through a regular preventive maintenance program and periodic improvements as required. Mining is conducted utilizing underground methods. Total capital expenditures at the Cerro Bayo property in 2006 were $7.6 million and Coeur plans approximately $11.1 million of additional capital expenditures there in 2007.

During 2006, Coeur continued its exploration and development program in the district with its efforts concentrated in the Cerro Bayo and Laguna Verde zones in the east and west sections of Coeur’s land holdings. In 2006, Coeur spent approximately $5.3 million on exploration and mine development for new gold and silver mineralization and reserve definition and completed nearly 232,000 feet of core drilling. Coeur plans to continue its extensive exploration and mine development programs in the district in 2007 with a budget of $4.7 million for this work.

Silver and gold mineralization is hosted in epithermal quartz veins and veinlets and lesser amounts of stockworks and breccias within generally sub-horizontal volcanic rocks of the Ibanez Formation. Veins and veinlets occur in sub-parallel clusters largely trending north-northwest and dipping steeply to the west and east. The main ore minerals of silver and gold are silver sulfosalt minerals, argentite and electrum (a naturally-occurring gold and silver alloy). Numerous epithermal veins located within the 205 square mile property package in the Cerro Bayo district offer exploration and development opportunities for Coeur. To date, Coeur has discovered over 100 veins, the majority of which are located within nine miles of its existing ore processing facilities. During 2006, exploration continued to focus on the Marcela Sur and Cascada veins. Marcela Sur, situated about 1,000 meters west of the current mining operations in main Cero Bayo zone, was discovered beneath 50 to 70 meters of post-mineral gravels. Cascada lies south of the Cerro Bayo mining operations.

Year-end Proven and Probable Ore Reserves — Cerro Bayo Mine

	2006	2005	2004
	(1,3,4,5,6,7)

Tons (000’s)	634	935	862
Ounces of silver per ton	9.69	8.00	7.09
Contained ounces of silver (000’s)	6,144	7,476	6,109
Ounces of gold per ton	0.19	0.14	0.13
Contained ounces of gold	122,000	131,600	115,900

Year-end Mineralized Material

	2006	2005	2004

Tons (000’s)	2,509	4,113	3,829
Ounces of silver per ton	8.23	6.19	4.29
Ounces of gold per ton	0.15	0.10	0.13

Operating Data

	2006	2005	2004
	(2)

Production
Tons ore milled	428,346	403,695	456,941
Ore grade silver (oz./ton)	5.76	7.52	7.51
Ore grade gold (oz./ton)	0.103	0.163	0.137
Recovery silver (%)	94.5	94.7	94.2
Recovery gold (%)	93.0	92.8	91.8
Silver produced (oz.)	2,331,060	2,875,047	3,235,192
Gold produced (oz.)	40,923	61,058	57,558
Cash Costs(2)	$3.04	$0.54	$1.01
Non-cash Costs	2.42	1.76	1.42

Total production costs	$5.46	$2.30	$2.43

(1)	Metal prices used to calculate Proven Reserves and Probable Reserves were $8.00/ounce of Ag and $475/ounce of Au.

(2)	Cash Costs per Ounce of silver or gold represent a non-GAAP measurement that management uses to monitor and evaluate the performance of its mining operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs.”

(3)	The Ore Reserves are minable reserves within underground mine designs and include factors for mining dilution and recovery.

(4)	Underground mine reserves include dilution of 5% to 25% at zero grade. Mining recovery averages between 90% to 95% for underground reserves.

(5)	Metallurgical recovery factors of 93.8% and 91.6% should be applied to the in-place silver and gold reserves ounces, respectively.

(6)	Reserve estimates were prepared by Coeur’s technical staff.

(7)	Proven Reserves and Probable Reserves are defined by a drill spacing of no more than 35 meters and may include underground production sampling information, especially for Proven Reserves. In practice, ore reserve blocks are defined by the number of proximal composites and three-dimensional geologic controls. For Proven Reserves the number of composites must be at least 1 with a maximum search distance of generally 15 meters. For Probable Reserves, the number of composites must be at least 2 with a maximum search distance of generally 35 meters. Mineralized material is similarly classified.

Annex J (“Certain Information Regarding Properties of Coeur d’Alene Mines Corporation”) contains more recent estimated amounts of Proven Reserves and Probable Reserves and mineralized material at the Cerro Bayo mine.

Argentina — Martha Mine

The Martha mine, owned and operated by Coeur Argentina S.R.L., a wholly-owned subsidiary of Coeur, is located in the Santa Cruz Province of southern Argentina. Access to the mine is provided by all-weather gravel roads 30 miles northeast of the town of Gubernador Gregores and approximately 270 miles southeast of Cerro Bayo.

The mineral rights for the Martha property are fully-owned by Coeur Argentina S.R.L., encompassing a continuous block of 137,978 acres of exploration claims, 83,813 acres of discovery claims, and 351 acres of exploitation claims. The concessions cover the reserves of the property as well as the necessary rights to permit mining. The property and equipment are maintained in good working condition through a regular preventive maintenance program and periodic improvements as required. Power is provided by Company-owned diesel generators.

Coeur acquired the property in 2002 through the purchase of a subsidiary of Yamana Resources Inc. for $2.5 million. The prior owner conducted minor underground mining on the near-surface portion of the Martha vein from late 2000 to mid 2001. Coeur is obligated to pay a 2% net smelter royalty on silver and gold production to Royal Gold Corporation.

Coeur transports ore mined utilizing underground methods at the Martha mine by truck for processing at the Cerro Bayo mill, which is located 270 miles northwest of the Martha mine. The transport costs to ship the ore to the Cerro Bayo mill from the Martha mine have necessitated a focus on the highest grade portions of the veins discovered at the Martha mine; however, lower grade mineralized material exists, but is not included in reserves. During 2007, Coeur began construction of a milling facility at the Martha mine, which is expected to reduce operating costs and may allow the process of lower grade ore. The mill is expected to cost $13.9 million and is expected to be completed in late-2007.

In June 2002, Coeur commenced shipping of high-grade Martha mine ore to the Cerro Bayo mill. All of the production came from the Martha vein, which was one of six known veins on the Martha mine property prior to Coeur’s acquisition of the property. Also in 2002, exploration discovered both extensions of the Martha mine vein and the R4 Zone within the vein, which is located 300 feet southwest of the main Martha mine mining areas.

Production at the Martha mine in 2006 was approximately 2.7 million ounces of silver and 3,440 ounces of gold compared to 2.1 million ounces of silver and 2,589 ounces of gold in 2005. Cash Costs per Ounce of silver produced was $4.88 in 2006 compared to $4.60 in 2005. At the Martha mine in Southern Argentina, silver production was 623,098 ounces in the first quarter of 2007 compared to 543,486 ounces in the first quarter of 2006. The increase in silver production was primarily due to higher silver and gold grades partially offset by lower tons mined. Total Cash Costs per Ounce in the first quarter of 2007 were $6.11 per ounce compared to $4.93 per ounce in

2006. The increase in total Cash Costs per Ounce was primarily due to higher costs of labor and taxes, including increased royalties resulting from higher realized metal prices in the first quarter of 2007 compared to the first quarter of 2006.

During 2006, Coeur spent $3.6 million on exploration and mine development at the Martha mine, and at Coeur’s other properties in the Santa Cruz province, to discover new silver- and gold-bearing veins and define new reserves. During 2007, Coeur expects to spend $4.7 million on exploration for the discovery of new mineralization and reserve development, across its large land holdings in the province of Santa Cruz which totals over 600 square miles. In 2006, exploration defined extensions at depth and on strike on the Martha, R4, Catalina and Francisca ore-bearing structures which were a major focus of the year’s program. In addition to the effort around the Martha mine this year, Coeur added four new exploration properties referred to as the El Aguila, Sol del Mayo, Sascha and Joaquin properties. Silver reserves at December 31, 2006 increased by 50% to 6.1 million ounces from 2005.

Silver and gold mineralization is hosted in epithermal quartz veins and veinlets within, generally sub-horizontal volcanic rocks of the Chon Aike Formation. The veins and veinlets occur as sub-parallel clusters largely trending west-northwest and dipping steeply to the southwest. The main ore minerals of silver and gold are silver sulfosalt minerals, argentite, electrum (a naturally-occurring gold and silver alloy) and native silver.

Total capital expenditures at the Martha mine in 2006 were $2.5 million and Coeur plans approximately $2.9 million of additional capital expenditures there in 2007.

Year-end Proven and Probable Ore Reserves — Martha Mine

	2006	2005	2004
	(1,3,4,5,6)

Tons (000’s)	99	67	57
Ounces of silver per ton	61.33	60.29	68.56
Contained ounces of silver (000’s)	6,084	4,054	3,930
Ounces of gold per ton	0.09	0.08	0.08
Contained ounces of gold	8,800	5,400	4,600

Year-end Mineralized Material

	2006	2005	2004

Tons (000’s)	112	134	74
Ounces of silver per ton	42.91	45.37	52.75
Ounces of gold per ton	0.05	0.05	0.06

Operating Data

	2006	2005	2004
	(2)

Production
Tons ore milled	35,843	35,293	30,276
Ore grade silver (oz./ton)	79.93	62.53	59.94
Ore grade gold (oz./ton)	0.104	0.079	0.084
Recovery silver (%)	94.7	94.9	94.2
Recovery gold (%)	92.5	92.9	91.6
Silver produced (oz.)	2,712,846	2,093,464	1,709,069
Gold produced (oz.)	3,440	2,589	2,318
Cash Costs(2)	$4.88	$4.60	$4.08
Non-cash Costs	0.48	0.41	0.97

Total production costs	$5.36	$5.01	$5.05

(1)	Metal prices used in calculating Proven Reserves and Probable Reserves were $8.00/ounce of Ag and $475/ounce of Au.

(2)	Cash Costs per Ounce of silver or gold represent a non-GAAP measurement that management uses to monitor and evaluate the performance of its mining operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs.”

(3)	The Ore Reserves are underground minable reserves and include 10 to 25% factors for dilution at zero grade and a mining recovery of 90% to 95%.

(4)	Metallurgical recovery factors of 91.9% and 89.0% should be applied to the silver and gold reserve ounces, respectively.

(5)	Reserve estimates were prepared by Coeur’s technical staff.

(6)	Proven Reserves and Probable Reserves are defined by a drill spacing of no more than 25 meters and may include underground production sampling information, especially for Proven Reserves. In practice, ore reserve blocks are defined by the number of proximal composites and three-dimensional geologic controls. For Proven Reserves the number of composites must be at least 2 with a maximum search distance of generally 18 meters. For Probable Reserves, the number of composites must be at least 2 with a maximum search distance of generally 25 meters. Mineralized material is similarly classified.

Annex J (“Certain Information Regarding Properties of Coeur d’Alene Mines Corporation”) contains more recent estimated amounts of Proven Reserves and Probable Reserves and mineralized material at the Martha mine.

Australia

Endeavor Mine

The Endeavor mine is located in north central New South Wales, Australia. Access to the mine is by paved roads 30 miles to the northwest from the community of Cobar.

On May 23, 2005, Coeur acquired all of the silver production and reserves, up to a maximum 17.7 million payable ounces, contained at the Endeavor mine in Australia, which is owned and operated by Cobar Operations Pty. Limited (“Cobar”), a wholly-owned subsidiary of CBH Resources Ltd. (“CBH”), for $39.1 million. The Endeavor mine is located 720 km northwest of Sydney in New South Wales and has been in production since 1983. Under the terms of the original agreement, CDE Australia, a wholly-owned subsidiary of Coeur, paid Cobar $15.4 million of cash at the closing. In addition, CDE Australia will pay Cobar approximately $23.7 million upon the receipt of a report confirming that the reserves at the Endeavor mine are equal to or greater than the reported ore reserves for 2004. In addition to these upfront payments, Coeur originally committed to pay Cobar an operating cost contribution of $1.00 for each ounce of payable silver plus a further increment when the silver price exceeds $5.23 per ounce. This further increment was to have begun on the second anniversary of this agreement and is 50% of the amount by which the silver price exceeds $5.23 per ounce. A cost contribution of $0.25 per ounce is also payable by Coeur in respect of new ounces of silver Proven Reserves and Probable Reserves as they are discovered.

On March 28, 2006, CDE Australia Pty, Ltd. (CDE Australia), reached an agreement with CBH Resources Ltd. to modify the terms of the original silver purchase agreement. Under the modified terms, CDE Australia owns all silver production and reserves up to a total of 20.0 million ounces, up from 17.7 million ounces in the original agreement. Coeur has received approximately 0.7 million payable ounces through June 30, 2007 and the current Ore Reserve contains approximately 15.3 million payable ounces based on current metallurgical recovery and current smelter contract terms. Expansion of the Ore Reserve will be required to achieve the maximum payable ounces of silver production as set forth in the modified contract. It is expected that future expansion of the Ore Reserve will occur as a result of the conversion of portions of the property’s existing inventory of mineralized material and future exploration discoveries. CBH conducts regular exploration to discover new mineralization and to define reserves from surface and underground drilling platforms. The silver price-sharing provision is deferred until such time as Coeur has received approximately 2 million cumulative ounces of silver from the mine or June 2007, whichever is later. In addition, the silver price-sharing threshold increased to US$7.00 per ounce, from the previous level of US$5.23 per ounce.

In connection with the modification of the terms of the agreement, CDE Australia agreed to provide CBH with an advance of up to A$15.0 million of the A$30 million that remains to be paid under the terms of the original agreement. The remaining payment from Coeur to CBH is subject to the Endeavor mine achieving certain operational benchmarks. The advance, in the form of a loan facility, will bear interest at 7.75% per annum once drawn by CBH. The term is for a twelve month period with an option for CBH to extend the term for an additional six months. No advances have been drawn under the facility as of December 31, 2006.

The Endeavor mine is an underground lead/zinc/silver mine. Silver, lead, zinc and lesser amounts of copper mineralization at the Endeavor mine is contained within sulfide lenses hosted in fine-grained sedimentary rocks of the Paleozoic-aged Ampitheatre Group. Sulphide lenses are elliptically-shaped, steeply-dipping to the southwest and strike to the northwest. Principal ore minerals are galena, sphalerite and chalcopyrite. Silver occurs with both lead and zinc rich sulphide zones. The mine employs bulk mining methods and utilizes a conventional flotation mill to produce a concentrate that is sold to a third party smelter. Silver recovery averaged approximately 63.5% in 2006 and 45.0% from May 28, 2005 to December 31, 2005.

The reserves at the Endeavor mine are covered by five Consolidated Mining Leases issued by the state of New South Wales to CBH Resource Ltd. The leases form a contiguous block of 10,121 acres in size. The property and equipment are maintained in good working condition, by CBH Resources, through a regular preventive maintenance program and periodic improvements as required. Power to the mine and processing facilities is provided by the grid servicing the local communities. CBH Resources Ltd. conducts regular exploration to define new reserves at the mine from both underground and surface core drilling platforms. For fiscal year 2006/2007 (July — June), the 2007 exploration budget at the mine is A$1.7 million (US$1.3 million). Coeur is not required to contribute to ongoing capital costs at the mine.

On October 24, 2005, CBH announced that mining operations at the Endeavor mine had been suspended below the No. Four haulage level following an uncontrolled fall of waste ground into the mine’s 6Z2 crown pillar stope. Limiting production to above this level was done as a safety precaution due to the proximity of the 6Z2 crown pillar stope to the main haulage decline. In late November 2005, CBH announced that mine operations had recommenced below the No. Four haulage level, but at a reduced production rate. Based on the progress made to date in correcting issues related to the ground fall, Coeur expects the Endeavor mine to resume normal operations during 2007.

Production at the Endeavor mine in 2006 was approximately 482,000 ounces of silver compared to 316,000 ounces of silver in 2005. Cash Costs per Ounce of silver produced was $2.85 in 2006 compared to $2.05 in 2005. Production at the Endeavor mine in the first quarter of 2007 was 160,277 ounces of silver compared to 84,280 ounces of silver in the first quarter of 2006. Total Cash Costs per Ounce of silver produced was $3.19 in the first quarter of 2007 compared to $2.13 in the first quarter of 2006.

Proven and Probable Ore Reserves — Endeavor Mine

	2006	2005
	(1,2,3,4)

Tons (000’s)	21,385	12,125
Ounces of silver per ton	1.50	1.93
Contained ounces of silver (000’s)	31,983	23,341

Mineralized Material

	2006	2005

Tons (000’s)	9,370	8,488
Ounces of silver per ton	3.00	2.03

Operating Data (Coeur’s Share)

	2006	2005
	(2,5)

Production
Tons ore milled	750,115	463,129
Ore grade silver (oz./ton)	1.01	1.52
Recovery silver (%)	63.5	45.0
Silver produced (oz.)	481,991	316,169
Cash Costs(6)	$2.85	$2.05
Non-cash Costs	1.02	1.30

Total production costs	$3.87	$3.35

(1)	Ore Reserves are reported as of June 30, 2006, which is the end of the most recent fiscal year of the operator, CBH. Metal prices used were $10.00/ounce of silver.

(2)	The Ore Reserves are underground minable reserves and include an 11% average factor for mining dilution and mining recovery factors ranging from 40% to 100%.

(3)	Metallurgical recovery factor of 55% should be applied to the silver reserve ounces.

(4)	Classification of reserves is based on spacing from drill hole composites to reserve block centers. For Proven Reserves the maximum distance is 25 meters and for Probable Reserves it is greater than 25 meters and less than 40 meters. Mineralized material is similarly classified.

(5)	The Endeavor property was purchased on May 23, 2005. Operating data is presented commencing as of that date.

(6)	Cash Costs per Ounce of silver or gold represent a non-GAAP measurement that management uses to monitor and evaluate the performance of its mining operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs.”

Broken Hill Mine

The Broken Hill mine is located in western New South Wales, Australia. Access to the mine is by paved roads leading from the adjacent community of Broken Hill.

On September 8, 2005, Coeur acquired all of the silver production and reserves, up to 17.2 million payable ounces (24.5 million contained ounces), contained at the Broken Hill mine in Australia, which is owned and operated by Perilya Broken Hill Ltd. (“PBH”) for $36.0 million. In addition CDE Australia will pay PBH an operating cost contribution of approximately $2.00 for each ounce of payable silver. Under the terms of the agreement, PBH may earn up to US$6.0 million of additional consideration by meeting certain silver production thresholds over the next eight years. No additional payments were made during 2006.

The Broken Hill mine is an underground lead/zinc/silver mine. Silver, lead and zinc mineralization at Broken Hill is contained within sulfide lenses hosted in metasedimentary and igneous rocks of Precambrian-aged Broken Hill and underlying Thackaringa groups. In general sulphide lenses are tabular in shape steeply dipping to the north-northwest and striking east-northeast. Principal ore minerals are galena, sphalerite and chalcopyrite. Silver occurs with both lead-rich and zinc-rich sulphide zones but is higher grade in the lead zones. The mine uses bulk mining methods and utilizes a conventional flotation mill to produce a concentrate that is sold to third party smelters in Australia. Silver recovery averaged approximately 74.2% in 2006 and 75.4% from September 8, 2005 to December 31, 2005.

While Coeur is entitled to all of the silver production and reserves up to a maximum of 17.2 million payable ounces, as of June 30,2007 Coeur has received 3,345,822 payable ounces and the current Ore Reserve contains approximately 12.4 million payable ounces based on current metallurgical recovery and current smelter contract terms. Expansion of the Ore Reserve will be required to achieve the maximum payable ounces of silver production as set forth in the contract. It is expected that future expansion of the Ore Reserves will occur as a result of conversion of portions of the property’s inventory of mineralized material and future exploration discoveries on the property. Perilya conducts regular exploration to discover new mineralization and define reserves from surface and underground drilling platforms. For its fiscal year 2006/2007 (July/June), Perilya has budgeted A$3.5 million (US$2.7 million) for this work. Coeur is not required to contribute to ongoing capital costs at the mine.

The reserves at Broken Hill are covered by nine Consolidated Mining Leases issued by the state of New South Wales to Perilya Broken Hill Ltd. The leases form a northeast elongate contiguous block of 18,502 acres in size. The property and equipment are maintained in good working condition by Perilya Broken Hill Ltd., through a regular preventive maintenance program and periodic improvements as required. Power to the mine and processing facilities is provided by the grid servicing the local community. Perilya Broken Hill Ltd. conducts regular exploration to define new reserves, largely from underground core drilling platforms.

Coeur’s share of silver production in 2006 from the Broken Hill mine amounted to approximately 2.2 million ounces of silver compared to 657,093 ounces of silver in 2005. The Cash Costs per Ounce of silver production, which includes the operating cost contribution and smelting, refining and transportation costs, was $3.09 in 2006 compared to $2.72 in 2005. Production at the Broken Hill Mine in the first quarter of 2007 was 302,848 ounces compared to 557,311 ounces in the first quarter of 2006. The decrease in silver production is primarily due to a 43% decrease in tons mined as a result of a mine fatality which temporarily halted certain operating activities. Normal production levels have resumed. Total Cash Costs per Ounce of silver production was $3.16 in the first quarter of 2007 compared to $2.89 in the first quarter of 2006.

Proven and Probable Ore Reserves — Broken Hill Mine

	2006	2005
	(1,2,3,4,5)

Tons (000’s)	12,908	11,519
Ounces of silver per ton	1.40	1.30
Contained ounces of silver (000’s)	18,015	14,955

Mineralized Material

	2006	2005

Tons (000’s)	10,872	10,825
Ounces of silver per ton	3.82	1.93

Operating Data (Coeur’s share) (3)

	2006	2005
	(2)	(6)

Production
Tons ore milled	2,288,355	667,140
Ore grade silver (oz./ton)	1.28	1.31
Recovery (%)	74.2	75.4
Silver produced (oz.)	2,174,585	657,093
Cost per Ounce of Silver
Cash Costs(2)	$3.09	$2.72
Non-cash Costs	2.35	2.75

Total production costs	$5.44	$5.47

(1)	Ore Reserves are effective as of June 30, 2006. Metal prices used were $10.12/ounce of silver.

(2)	Cash Costs per Ounce of silver or gold represent a non-GAAP measurement that management uses to monitor and evaluate the performance of its mining operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs.”

(3)	The Ore Reserves are underground minable reserves and include factors for mining dilution and recovery. Dilution ranges from 0% to 20% additional tonnage while recovery ranges from 80% to 100% of the diluted tonnage and averages 85%.

(4)	Metallurgical recovery factor of 74% should be applied to the silver reserve ounces.

(5)	The Proven Reserves and Probable Reserves are a combination of zinc, lead and silver mineralization remnant from historic mining and new parts or extensions of the mine. Proven Reserves and Probable Reserves must be accessible as defined by the site specific conditions of the mine. Furthermore, reserves are defined by definition drilling on a grid of 40 meters horizontally by 20 meters vertically and over 70% of the Proven Reserves are drilled on a 20 meter by 10 meter grid.

(6)	The Broken Hill property was purchased on September 8, 2005. Operating data is presented commencing as of that date.

Discontinued Operation — Coeur Silver Valley

On June 1, 2006, Coeur completed the sale of 100% of the shares of its wholly-owned subsidiary Coeur Silver Valley, Inc. to U.S. Silver Corporation for $15 million in cash and additional consideration received of $1.1 million for working capital. Coeur Silver Valley was a wholly-owned subsidiary of Coeur which owned and operated the Galena underground silver mine, an operating mine, and the Coeur and Caladay properties, that adjoin to the Galena mine, located in the heart of the Coeur d’Alene Mining District. Coeur Silver Valley’s property consists of 6,131 acres of Company-owned fee land, patented mining claims and unpatented claims in addition to 4,800 acres of leased claims. Coeur Silver Valley’s operations are accessed by paved road from U.S. Interstate 90 south of the town of Wallace, Idaho. Silver Valley recommenced operations at the Coeur mine in June 1996 and continued mining existing reserves there through July 2, 1998 when known reserves were depleted. Silver Valley resumed production at the Galena Mine in May 1997 and operations continued to the date of the sale.

The Galena mine property is located immediately west of the City of Wallace in Shoshone County in northern Idaho. The property consists of 52 patented mining claims and 25 unpatented mining claims totaling approximately 1,100 acres.

The Galena mine is an underground silver-copper mine and is served by two vertical shafts. The No. 3 shaft is the primary production shaft and is 5,800 feet deep. The Galena shaft primarily provides utility access for water, electrical power and sand backfill for underground operations down to the 2,400 level.

The mine utilizes conventional and mechanized cut and fill mining methods with sand backfill to extract ore from the high grade silver-copper vein deposits that constitute the majority of the ore reserves. Silver and copper are recovered by a flotation mill that produces a silver rich concentrate which is sold to third-party smelters in Canada. Silver recovery through the mill averaged 96% in 2006, 97% in 2005 and 97% in 2004.

Waste material from the milling process is deposited in a tailings pond located approximately two miles from the minesite. The tailings containment pond, which is expanded on an as needed basis, has capacity for approximately seven additional years at current production rates.

Silver production at the Galena mine in 2006, up to the date of the sale, was approximately 768,674 ounces of silver versus 2.1 million ounces in 2005. Cash Costs per Ounce for 2006 were $9.75 compared to $8.37 in 2005. Total capital expenditures by Silver Valley at the Galena mine in 2006 were $0.6 million.

Silver mineralization at Coeur Silver Valley is hosted in near vertical fracture filling veins that cut through quartzite and argillite of the Upper Revett Formation. Veins consist of siderite with variable amounts of pyrite and quartz. The silver ore minerals are tetrahedrite and argentiferous galena. Lead is contained in galena and copper in tetrahedrite and chalcopyrite.

Year-end Proven and Probable Ore Reserves — Galena Mine

	2006	2005

Tons (000’s)	444	718
Ounces of silver per ton	24.50	18.84
Contained ounces of silver (000’s)	10,879	13,518

Year-end Mineralized Material

	2006	2005

Tons (000’s)	2,580	2,169
Ounces of silver per ton	11.74	10.92

Operating Data

	2006	2005	2004

Production
Tons ore milled	52,876	128,502	169,413
Ore grade silver (oz./ton)	15.15	16.53	21.43
Recovery (%)	96	97	97
Silver produced (oz.)	768,674	2,060,338	3,521,813
Gold produced (oz.)	180	282	354
Cost per Ounce of Silver
Cash Costs(1)	$9.75	$8.37	$5.46
Non-cash Costs	0.89	0.97	0.56

Total production costs	$10.64	$9.34	$6.02

(1)	Cash Costs per Ounce of silver or gold represent a non-GAAP measurement that management uses to monitor and evaluate the performance of its mining operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs.”

Silver and Gold Development Properties

Bolivia — San Bartolome Silver Project

The San Bartolome silver development project is located on the flanks of the Cerro Rico mountain near the town of Potosi, Bolivia. Access to the property is by paved and all-weather gravel roads leading south from the adjacent city of Potosi. Coeur acquired 100% of the equity in Empresa Minera Manquiri S.A. (“Manquiri”) from Asarco on September 9, 1999. Manquiri’s principal asset is the mining rights to the San Bartolome project, a silver property located near the city of Potosí, Bolivia, on the flanks of the Cerro Rico Mountain. The silver mineralization is hosted in gravel (pallaco) and reworked gravel (sucu) deposits that occur on the flanks of Cerro Rico. Cerro Rico is a prominent mountain in the region that reaches an elevation of over 15,400 feet. It is composed of Tertiary-aged volcanic and intrusive rocks that were emplaced into and over older sedimentary, basement rocks. Silver, along with tin and base metals, is located in multiple veins that occur in a northeast trending belt that transects Cerro Rico. The upper parts of the Cerro Rico mineralized system was subsequently eroded and redeposited into the flanking pallaco and sucu deposits. Silver is hosted in all portions of the pallacos and sucus with the best grades segregated to the coarser-grained silicified fragments. These deposits lend themselves to simple, free digging surface mining techniques and can be extracted without drilling and blasting. Of the several pallaco deposits which are controlled by Coeur and surround Cerro Rico, three are of primary importance and are known as Huacajchi, Diablo (consisting of Diablo Norte, and Diablo Este) and Santa Rita.

The mineral rights for the San Bartolome project are held through joint venture and long-term lease agreements with several independent mining cooperatives and the Bolivian State Mining Company (“COMIBOL”). Manquiri controls 67 square kilometers under lease from COMIBOL and 16,600 acres under lease from the cooperatives at San Bartolome and approximately 17.8 square miles of concessions at the Khori Huasi property, a gold exploration target south of Potosi. The San Bartolome lease agreements are generally subject to a 4% production royalty payable partially to the cooperatives and partially to COMIBOL. During 2003, Coeur acquired additional mining rights known as the Plahipo project which includes the mining rights to oxide dumps adjacent to the original property package. The properties are currently subject to annual payments for these mining rights totaling approximately $2.5 million. Power is supplied to the development activities by the local power utility. Power for the future processing facility will be provided from the national grid via a four-mile high tension line.

Silver was first discovered in the area around 1545. Mining of silver and lesser amounts of tin has been conducted nearly continuously since that time from multiple underground mines driven into Cerro Rico. Coeur acquired the rights to the San Bartolome project in May 1999 from ASARCO Incorporated. The prior owner did not conduct any mining or processing of the surface ores at San Bartolome.

Coeur completed a preliminary feasibility study in 2000, which concluded that an open pit mine was potentially capable of producing approximately 6 million ounces of silver annually. In 2003, SRK, an independent consulting firm, was retained to review the reserve/resource estimate to include additional sampling data to incorporate additional resources acquired with the Plahipo project at Cerro Rico. During 2003, Coeur retained Fluor Daniel Wright to prepare an updated feasibility study which was completed at the end of the third quarter of 2004. The study provides for the use of a cyanide milling flow sheet with a wet preconcentration screen circuit which will result in the production of a doré that may be treated by a number of refiners under a tolling agreement which results in the return of refined silver to Coeur that is readily marketed by metal banks and brokers to the ultimate customer. Coeur estimates the capital cost (excluding political risk insurance premiums and capitalized interest) at San Bartolome to be approximately $174 million. In the second quarter of 2004, Coeur obtained all operating permits. Coeur estimates the cash cost of production in the initial four years to average approximately $4.00 per ounce of silver produced.

Based on the current development schedule, Coeur believes that commercial production could begin in early 2008.

Coeur expended approximately $14.6 million in 2006 and plans to incur construction costs of approximately $119.4 million in 2007.

The San Bartolome project involves risks that are inherent in any mining venture, as well as particular risks associated with the location of the project. The estimate of mineralized material indicated by the geologic studies performed to date are preliminary in nature and may differ materially after further metallurgical testing is completed. Also, managing mining projects in the altiplano area of Bolivia, where Cerro Rico is located, presents logistical challenges. The political and cultural differences of Bolivia may also present challenges.

Coeur has obtained a political risk insurance policy from the Overseas Private Insurance Corporation (“OPIC”) and a private insurer. The combined policies are in the amount of $155 million and covers 85% of any loss arising from expropriation, political violence or currency inconvertibility. The policies are expected to cost approximately $3.4 million during the course of construction and $0.21 per ounce of silver produced when the project commences commercial production.

Probable Ore Reserves — San Bartolome Project

	April 30,	December 31,	December 31,	December 31,
	2007	2006	2005	2004
	(1,2,3,4,5)

Tons (000’s)	46,068	46,176	46,176	46,176
Ounces of silver per ton	3.37	3.29	3.29	3.29
Contained ounces of silver (000’s)	155,389	151,882	151,882	151,882

Mineralized Material — San Bartolome Project

	April 30,	December 31,	December 31,	December 31,
	2007	2006	2005	2004

Tons (000’s)	12,143	1,166	1,166	1,166
Ounces of silver per ton	2.70	3.44	3.44	3.44

(1)	Metal prices used in calculating Proven Reserves and Probable Reserves were $8.00 per ounce of silver.

(2)	The Ore Reserves are open pit minable reserves and include an average 10% factor for mining dilution and 97% for mining recovery.

(3)	An average metallurgical recovery factor of 61.3% should be applied to the mined silver reserve ounces.

(4)	Reserve estimates were prepared by Coeur’s technical staff.

(5)	Proven Reserves and Probable Reserves are defined by surface sampling — drill holes or vertical shafts — with an average spacing of no more than 70 meters. In practice, ore reserve blocks are defined by the number of proximal composites and three-dimensional geologic controls. For Probable Reserves, the number of composites must be at least 8 with a maximum search distance of less than 275 meters. San Bartolome has only Probable Reserves. Mineralized material is similarly classified.

Alaska — Kensington Gold Project

The Kensington gold development project, consisting of the Kensington and adjacent Jualin properties, is located on the east side of the Lynn Canal about 45 miles north-northwest of Juneau, Alaska. The mine will be an underground gold mine accessed by a horizontal tunnel and will utilize conventional and mechanized underground mining methods. The ore will be processed in a flotation mill that produces a concentrate which will be sold to third party smelters. Waste material will be deposited in an impoundment facility on the property. Power is supplied to the site by on-site diesel generators. Access to the project is presently by helicopter, float plane or boat from Juneau.

The Kensington property, which contains the project’s reserves, consists of over 6,100 acres of patented and unpatented federal mining claims and state claims. The adjacent Jualin property to the south consists of 9,236 acres of patented and unpatented federal mining claims and state claims.

On July 7, 1995, Coeur, through its wholly-owned subsidiary, Coeur Alaska, Inc. (“Coeur Alaska”), acquired the 50% ownership interest of Echo Bay Exploration Inc. (“Echo Bay”) in the Kensington property from Echo Bay and Echo Bay Alaska, Inc. (collectively the “Sellers”), giving Coeur 100% ownership of the Kensington property. The Kensington project consists of approximately 6,000 acres, of which approximately 750 acres are patented claims. The property is located on the east side of Lynn Canal between Juneau and Haines, Alaska. Coeur Alaska is obligated to pay Echo Bay a scaled net smelter return royalty on 1.0 million ounces of future gold production after Coeur Alaska recoups the $32.5 million purchase price and its construction and development expenditures incurred after July 7, 1995 in connection with placing the property into commercial production. The royalty ranges from 1% at $400 gold prices to a maximum of 2 1/2% at gold prices above $475, with the royalty to be capped at 1.0 million ounces of production.

In the second quarter of 2004, Coeur completed an updated feasibility study based on an alternative operating scenario which would eliminate the need for a man camp, simplify operating logistics and focus mining on higher-grade areas of the deposit (thereby reducing significantly the size of the mill facilities). This plan significantly reduced capital and operating costs while preserving the ability to expand production as market conditions warrant. In the second quarter of 2005, Coeur received its final construction permits and updated the construction and operating cost estimates set forth in the feasibility study. As of December 31, 2006, Coeur estimated the total cost of construction to be approximately $238 million as compared with the previous cost estimate of $190 million. Coeur expects the Cash Costs per Ounce of production to be approximately $310 in the initial years of operation.

During the fourth quarter of 2004, the U.S. Forest Service issued its Record of Decision (“ROD”) for the Final Supplemental Environmental Impact Statement (“FSEIS”). An environmental group, Southeast Alaska Conservation Council (“SEACC”), and a group of other community and private environmental groups, appealed the issuance of the ROD. On March 23, 2005, the USFS upheld the decision to approve the FSEIS. On June 28, 2005, Coeur received the EPA’s National Pollution Discharge Elimination System (“NPDES”) Permit. In addition, Coeur received its CWA Section 404 permit from the Corps of Engineers, which authorized the construction of a Lower Slate Lake tailings facility, millsite road improvements and a Slate Creek Cove dock facility. All permits were reviewed for consistency by both the Alaska Coastal Management and Department of Governmental Coordination, which issued its final permit certification.

On September 12, 2005 three environmental groups (“Plaintiffs”) filed a lawsuit in Federal District Court in Alaska against the Corps of Engineers and the USFS seeking to invalidate the permit issued to Coeur Alaska for Coeur’s Kensington mine. The Plaintiffs claim the CWA Section 404 permit issued by the Corps of Engineers authorizing the deposition of mine tailings into Lower Slate Lake conflicts with the CWA. They additionally claim the USFS’s approval of the Amended Plan of Operations is arbitrary and capricious because it relies on the CWA Section 404 permit issued by the Corps of Engineers.

On November 8, 2005, the Corps of Engineers filed a Motion for Voluntary Remand with the court to review the permit issued to Coeur under the CWA Section 404 permit and requested that the court stay the legal proceeding filed by the Plaintiffs pending the outcome of review. On November 12, 2005, the Federal District Court in Alaska granted the remand of the permit to the Corps of Engineers for further review. On November 22, 2005, the Corps of Engineers advised Coeur that it was suspending the CWA Section 404 permit pursuant to the Court’s remand to further review the permit.

On March 29, 2006, the Corps of Engineers reinstated Coeur’s CWA Section 404 permit. On April 6, 2006 the lawsuit challenging the permit was re-opened, and Coeur Alaska filed its answer to the Amended Complaint and Motion to Intervene as a Defendant-Intervenor in the action. Two other parties, the State of Alaska and Goldbelt, Inc., a local native corporation, also filed Motions to Intervene as Defendant-Intervenors as supporters of the Kensington project as permitted. Coeur, the State of Alaska and Goldbelt, Inc. were granted Defendant-Intervenor status and joined the agencies in their defense of the permits as issued.

On August 4, 2006, the Federal District Court in Alaska dismissed the Plaintiffs’ challenge and upheld the CWA Section 404 permit. On August 7, 2006 the Plaintiffs filed a Notice of Appeal of the decision to the Ninth Circuit Court of Appeals (“Circuit Court”) and on August 9, 2006 Plaintiffs additionally filed a Motion for Injunction Pending Appeal with the Circuit Court. The Circuit Court granted a temporary injunction pending appeal on August 24, 2006, enjoining certain activities relating to the lake tailings facility. The Circuit Court further ordered an expedited briefing schedule on the merits of the legal challenge. As of October 13, 2006, the parties filed their briefs in the Circuit Court and participated in an oral argument on December 4, 2006.

On March 7, 2007, the Department of Justice (“DOJ”), on behalf of the Corps of Engineers, filed a motion for authorization under injunction pending appeal to permit construction of a western interception ditch which related to site stabilization due to spring snowmelt. On March 16, 2007, the Circuit Court panel issued an Order which denied the western interception ditch work plan. On May 22, 2007, the Ninth Circuit Court of Appeals reversed the District Court’s August 4, 2006 decision which had upheld Coeur’s 404 permit and issued its opinion that remanded the case to the District Court with instructions to vacate Coeur’s 404 permit as well as the USFS Record of Decision approving the general tailings disposal plan as well as the Goldbelt 404 permit to construct the Cascade Point Marine Facility. The DOJ, on behalf of the Corps of Engineers and the USFS, filed for an extension of time to file a Petition for Rehearing with the Ninth Circuit. The extension was granted on June 29, 2007. On August 20, 2007, Coeur Alaska filed a Petition for Rehearing En Banc with the Ninth Circuit Court of Appeals, as did the State of Alaska and Goldbelt, Inc. The Department of Justice, acting on behalf of the federal agencies USFS, EPA and Corps of Engineers, additionally filed a limited Petition for Rehearing with the Ninth Circuit panel seeking reconsideration of the mandate of the May 22, 2007 panel. The Court ordered reply briefing by the Plaintiffs on August 27, 2007 which were filed on October 11, 2007. The petitions are currently pending. Coeur cannot now predict the potential for obtaining an appeal or if it will prevail upon appeal if one is granted.

No assurance can be given as to whether or when regulatory permits and approvals granted to Coeur may be further challenged, appealed or contested by third parties or issuing agencies, or as to whether Coeur will place the Kensington project into commercial production.

During 2006, Coeur invested $121.6 million in connection with the development of the mine. Coeur plans to spend approximately $70 million on the project during 2007.

The Kensington ore deposit consists of multiple precious metals bearing mesothermal, quartz, carbonate, pyrite vein swarms and discrete quartz-pyrite veins hosted in the Cretaceous age Jualin diorite. The gold-telluride-mineral calaverite is associated with the pyrite mineralization.

Year-end Proven and Probable Ore Reserves — Kensington Property

	2006	2005	2004
	(1,2,3,4,5)

Tons (000’s)	4,419	4,206	4,206
Ounces of gold per ton	0.31	0.25	0.25
Contained ounces of gold	1,352,140	1,050,000	1,050,000

Year-end Mineralized Material

	2006	2005	2004

Tons (000’s)	4,320	3,116	3,116
Ounces of gold per ton	0.20	0.27	0.27

(1)	A gold price of $550 per ounce was used to determine Ore Reserves.

(2)	The Ore Reserves are underground minable reserves and include factors for mining dilution and recovery. An allowance of 25.6% additional tonnage at 0.124 ounce per ton is included for internal dilution. A factor for external dilution, averaging 10.2% at 0.056 ounces per ton, is also included. An average 97% factor for mining recovery is included.

(3)	Average metallurgical recovery factor of 95.3% should be applied to the contained gold reserve ounces.

(4)	Reserve estimates were prepared by Coeur’s technical staff. Snowden Mining Industry Consultants, an independent consultant group, performed an independent review of Coeur’s updated resource estimate model used to prepare the Ore Reserve estimates.

(5)	The Kensington gold development project contains only Probable Reserves. The reserves are defined with over 408,000 feet of core drilling, largely from underground drilling fans, and 27,000 feet of underground workings. In practice, reserve blocks are defined by the number of proximal composites and three-dimensional geologic controls. Probable Reserve blocks must at least 2 drill holes spaced not more than 60 feet from the block center. Mineralized material is similarly classified.

Not all Kensington ore zones have been fully delineated internally, or at depth or on strike and several peripheral zones and veins remain to be explored. In 2006, Coeur continued the exploration program started in the third quarter of 2005 designed to increase the size and geologic continuity of gold mineralization in its mineralized material inventory and ultimately result in an increase in ore reserves. At Kensington, Coeur Alaska completed 34,035 ft of drilling during the second half of 2005 and an additional 32,249 ft of drilling in 2006. For the year, a total of $1.5 million was spent on this developmental program. As a result of this program, ore reserves increased by approximately 29% to 1.35 million ounces of gold.

Exploration and Development Activity

Coeur, either directly or through its wholly-owned subsidiaries, owns, leases and has interests in certain exploration-stage mining properties located in the United States, Chile, Argentina, Tanzania and Bolivia. Exploration and mine development expenditures of approximately $9.5 million, $10.6 million and $8.0 million were incurred by Coeur in 2006, 2005 and 2004, respectively.

US — Kensington/Jualin

Coeur possesses the right to develop the Jualin property, an exploratory property located adjacent to the Kensington Property. A combined total of 18,667 feet of exploration drilling was completed in 2005 and 2006 at Jualin. Coeur plans for an aggressive drilling program for 2007 to follow up on the encouraging results from these programs. Coeur’s rights to use and develop the Jualin property are subject to an Amended Lease Agreement dated August 5, 2005 between Hyak Mining Company Inc. as Lessor and Coeur Alaska Inc. as Lessee which expires in August 2020 with provision for lease extension. Approximately $0.9 million was spent in exploration in 2006.

Chile — Cerro Bayo Mine

Coeur continued to have exploration success at its 100%-owned Cerro Bayo gold/silver mining operation in southern Chile. Approximately $5.3 million was spent in exploration, of which $2.6 million was capitalized as mine development during 2006. A total of nearly 232,000 feet of core drilling was completed during the year to discover new mineral resources and define new mineral reserves. The majority of this work was devoted to expansion and definition of Ore Reserves at the recently discovered Marcela Sur and Cascada vein systems.

Coeur believes that there is potential to discover additional high grade veins within the entire Cerro Bayo district, which is over 13.6 miles east — west by 7.5 miles north-south. The exploration budget for 2007 is estimated to be $4.7 million.

Argentina — Martha Mine

In 2006, Coeur’s efforts consisted of mapping, sampling and nearly 87,000 feet of core and reverse circulation drilling for a total expenditure of $3.6 million, of which $0.7 million was capitalized as mine development. An ongoing drill program during 2007 is planned near to the Martha mine totaling approximately $3.0 million to explore for additional high-grade veins.

Argentina — Other Properties

Coeur also continued reconnaissance in Santa Cruz Province where its activities resulted in identification and acquisition of four new exploration-stage properties believed to be prospective for silver and gold mineralization. These properties consist of the El Aguila, Sol de Mayo (Costa), Sascha and Joaquin. El Aguila and Sol del Mayo are controlled by private Argentine interest. Coeur has the right to purchase both properties from the owners, who will retain a production royalty, after completion of staged work and payment obligations. Sascha and Joaquin are controlled by Mirasol Resources Ltd. a publicly-traded, Canadian exploration company. Coeur has the right to earn up to a 71% managing interest in a joint venture with Mirasol in return for staged work and payment obligations. Coeur plans to continue to map, sample and drill targets on its new holdings in 2007 and has budgeted $2.6 million for these activities.

Tanzania, Africa

During the first quarter of 2004, Coeur acquired ten prospecting licenses for properties located in the Lake Victoria Gold Belt of Tanzania, Africa and in 2005 added an eleventh, Saragurwa. Except for Saragurwa, which is owned by a private Tanzanian interest, all properties are held 100% by a Tanzanian subsidiary of Coeur via prospecting or primary mining license provisions of the Tanzania Mining Code.

During 2006, initial exploration work consisted of mapping, trenching, sampling and acquisition and interpretation of detailed airborne geophysical data. As a result of this work, a large zone of anomalous gold-in-soil values, measuring over 1.2 miles long in an east-west orientation, by over 0.3 miles wide was defined on the Kiziba Hill property, a 105 square kilometer sized property which lies on the same belt of Archean-aged rocks, commonly termed “greenstone”, which host the Geita gold mine to the east. Greenstones, a mixture of volcanic, sedimentary and intrusive rocks, are a major host to gold mineralization around the globe. Gold anomalies were also defined on the Bunda 1 property to the northeast of the city of Mwanza.

In 2006, over 44,000 feet of shallow, rotary air blast drilling was conducted over the gold-in-soil anomalies at Kiziba Hill. This work verified the bedrock’s surface gold anomalies and aided in producing a map of the bedrock beneath the laterite cover, which in places reached over 75 feet in thickness. Basal rotary air blast gold anomalies are spatially coincident with contacts between volcanic rocks and later intrusive rocks of felsic (granitic) composition and along major east-wet shear/fault zones. In December 2006, core drilling commenced on the Saragurwa option property and will continue into 2007.

During 2006, Coeur spent $1.4 million on exploration activities in Tanzania and expects to spend approximately $1.8 million in 2007.

Certain scientific and technical information with respect to each of Coeur’s properties is disclosed in Annex J (“Certain Information Regarding Properties of Coeur d’Alene Mines Corporation”).

Industry Overview

Coeur is one of the world’s leading primary silver producers. Coeur produced 13.6 million ounces of silver in 2006 and had silver reserves of 216.5 million ounces as of January 1, 2007. Coeur also has a presence in the gold market, having produced more than 116,000 ounces of gold in 2006 with gold reserves of 1.5 million ounces as of January 1, 2007.

Silver Market Overview

According to the World Silver Survey 2007 (the “Silver Survey”) which is an annual survey of the world silver market that compiles estimates of the world supply and demand, the average annual price of silver in 2006 was $11.55 per ounce, which not only represented a 58% increase over the prior year but also a 26-year high. In addition, the volatility of silver price almost doubled to 45% and the trading range jumped to 53% in 2006. Silver was the leader in price increase compared to gold (36% increase) and platinum (27% increase). The primary factor driving the increase was the continued strength in investment demand, which gained momentum in 2005 and remained resilient throughout 2006. Much of the demand last year was due to the successful launch of Barclays’ Global Investors iShares Silver Trust Exchange Traded Fund (“ETF”) in April 2006. Since the ETF-driven peak of almost $15 in May 2006, the price of silver has been sustained at high, double-digit levels. The ETF currently holds over 135 million ounces of silver.

Demand

Despite higher and more volatile silver prices, global silver fabrication declined by less than 1% in 2006 to 840.5 million ounces. Industrial applications, which comprised more than 50% of total fabrication in 2006, experienced a 6% gain to 430.0 million ounces and achieved its fifth consecutive year of growth. This category is a key component of demand and is generally driven by external factors, such as technology and the level of industrial production, rather than price. The largest segment of industrial demand is electrical and electronics fabrication, which benefited from higher sales into consumer electronics, the automobile sector, and the photo voltaic industry. On a regional basis, industrial growth was driven by gains of 10.4% from China and 10% from Japan. In addition, the United States achieved a record level of industrial silver use in 2006, with a 6% increase to 106.8 million ounces. Although industrial applications have experienced strong overall growth, it represents the largest share of total fabrication and as a result, may render silver vulnerable to major setbacks in global industrial production.

Offsetting the gains in industrial application were losses in jewelry, silverware and photography fabrication. Jewelry fabrication experienced a 4.6% decline in 2006 to 165.8 million ounces, mostly due to higher prices that generated a 28% slump in India. However, Indonesian and Chinese jewelry fabrication grew by 18% and 16%, respectively. Also, silver jewelry has become more popular with younger consumers and sales have been drifting toward more well-known brands. Silverware demand experienced a 11.3% decline in 2006 to 59.1 million ounces, caused by lower fabrication in price sensitive countries and structural taste shifts. India was responsible for about 60% of the silverware decline. According to the Silver Survey, despite these losses, both jewelry and silverware are expected to remain fairly robust in 2007 as long as prices remain steady.

Photographic demand continued to fall, decreasing by 10.1% in 2006 to 145.8 million ounces. The losses resulted from lower consumer film demand in response to the growth of digital imaging technology. The Silver Survey predicts that photographic demand will continue to fall in 2007 but the decline in volume should moderate. And finally, global silver coin fabrication fell below 40 million ounces for the first time in three years in 2006.

The following table provides a summary of global silver demand:

	2005	2006	% Change
	(In million ounces)

DEMAND:
Fabrication
Industrial Applications	405.8	430.0	6.0%
Photography	162.1	145.8	(10.1)%
Jewelry	173.8	165.8	(4.6)%
Silverware	66.6	59.1	(11.3)%
Coins & Medals	40.0	39.8	(0.5)%

Total Fabrication	848.3	840.5	(0.9)%
Net Government Purchases	N/A	N/A	N/A
Producer De-hedging	N/A	6.8	N/A
Implied Net Investment	77.2	64.5	(16.5)%

Total Demand	925.5	911.8	(1.5)%

Supply

Sources of global silver supply can be divided into two main categories: supply from mine production and supply from above-ground stocks. Supply from above-ground stocks consists of scrapped fabricated products and the release of metal from private and government-owned silver bullion stocks. In 2006, global silver supply declined by 1.5%.

Global mine production, which accounted for approximately 77% of total supply in 2006, increased only marginally to 646.1 million ounces. Although notable gains occurred in Peru, Mexico and China, Australian output decreased by 28% as production declined 21.7 million ounces in response to events at BHP Billiton’s Cannington mine in Queensland, formerly the world’s largest silver operation. Additionally, the decline of the ore grade at the Eskay Creek gold mine in Canada, which is planned for closure next year, accounted for a significant portion of Canada’s overall silver production losses. More than 70% of silver output is a by-product of mining other metals. Silver generated at primary mines, which accounts for 25% of total production, declined 10% to 161.4 million ounces. Cash costs at primary silver mines fell 16% to an average of $2.74 per ounce.

The top five silver producing nations in 2006 were Peru, Mexico, China, Australia, and Chile. The top five silver producing companies were Mexico’s Industrias Peñoles with 46.9 million ounces, Poland’s KGHM Polska Miedz (a copper company) with 39.9 million ounces, Australia’s BHP Billiton with 37 million ounces, Kazakhstan’s Kazakhmys with 21.5 million ounces and Russia’s Polymetal with 17.3 million ounces. The Silver Survey forecasts an uninterrupted increase in global mine supply through 2008, with a 3% increase occurring in 2007. The Silver Survey further predicts that Australian silver production will recover and new mine supply in South America and Mexico will come on line.

Silver from above-ground stocks on a net basis dropped by 4% in 2006 to 194.4 million ounces in response to a shift of net producer hedging to the demand side. Scrap supply increased by less than 1% to 188.0 million ounces while net government sales increased by 17.9% to 77.7 million ounces. The large increase in government sales was due to significant increases in Russian sales along with ongoing sales from Indian government silver stocks, though a decline in Chinese sales had an offsetting effect. The delta-adjusted silver hedge book at year-end 2006 was reported at 82 million ounces, an 8% decline from the 2005 year-end position. And finally, implied net investment decreased by 17% to 64.5 million ounces in 2006.

The following table provides a summary of the world silver supply:

	2005	2006	% Change
	(In million ounces)

SUPPLY:
Mine Production	645.7	646.1	0.1%
Net Government Sales	65.9	77.7	17.9%
Old Silver Scrap	186.4	188.0	0.9%
Producer Hedging	27.6	N/A	N/A
Implied Net Disinvestment	N/A	N/A	N/A

Total Supply	925.6	911.8	(1.5)%

Gold Market Overview

The annual average price of gold was approximately $604 per ounce in 2006, which represented a 36% increase over the prior year. According to the Gold Survey 2007 (the “Gold Survey”) which is an annual survey of the world silver market that compiles estimates of the world supply and demand, the annual average price in 2007 is expected to break the record of $614.50 set in 1980, as high oil prices and inflation trigger speculative investment demand.

Demand

Jewelry fabrication fell by 16% in 2006, with a 30% decline occurring in the first half of the year followed by a rebound during the second half. Some of the largest losses occurred in the Middle East and in East Asia, though China experienced a slight growth while India’s decline was comparatively muted. Heavy western trade destocking resulted in significant fabrication losses in Italy and a drop in U.S. imports. However, other fabrication grew by just over 10% in 2006, with strong gains in electronics, official coins and imitation coins and only small losses in dental.

Implied net investment fell by almost 20% in 2006 to a little under 400 tons. The decline was caused by a swing from a buy side dominated market to a more two-way market with activity on both the buy and sell sides. In contrast, other institutional and high net worth arenas such as the OTC market, experienced higher levels of investor interest. More retail focused areas of investment remained relatively quiet while (non-western) bar hoarding declined by 14% in 2006.

Producer de-hedging more than quadrupled in 2006 to just over 370 tons. Corporate activity had a strong impact on the first half, whose volumes were almost three times those of the second half. At the end of 2006, the combined producer hedge book recorded levels that were last observed in 1994.

Supply

Global gold production fell to a 10-year low in 2006, when output declined by 3% or 79 tonnes. The largest losses occurred in Asia, despite China’s 8% gain, and in North America, Africa and Oceania. Africa actually experienced modest gains from new mines but they were offset by losses from South Africa, whose production declined by 7.5% to an 84-year low. Latin America, the only region to experience any notable growth, increased output by 7%. Argentina, Mexico, Venezuela, Brazil, Bolivia, Colombia and Chile contributed to the production increase, despite the fact that the world’s largest mine, Yanacocha in northern Peru, recorded a sharp 22% drop in output. Global cash costs increased by $45 per ounce in 2006 as a result of inflated energy, consumables and labor costs.

Net official sector sales decreased by more than 50% in 2006 to reach their lowest level since 1997. The decrease was caused by a fall in Central Bank Gold Agreement sales and a shift to small scale net purchases by other countries. Scrap surged to record levels of just over 1,100 tons. With the exception of India, most of the scrap gains occurred in countries that have traditionally been price sensitive. Industrialized countries also experienced strong growth in volume.

According to the CPM Group’s Gold Yearbook 2007, both global supply and mine production are expected to increase in 2007, as additional output is generated from new mines and old expanded mines. CPM also found that more money was being spent on mine exploration and development than ever before. Global exploration expenditure increased from an estimated $5 billion in 2005 to $7 billion in 2006. Roughly 50 mines with a combined annual capacity of 14.5 million ounces are being developed in Indonesia, South Africa, Australia and Canada with scheduled startup dates occurring between 2007 and 2011.

Silver and Gold Prices

Coeur’s operating results are substantially dependent upon the world market prices of silver and gold. Coeur has no control over silver and gold prices, which can fluctuate widely. The volatility of such prices is illustrated by the following table, which sets forth the high and low prices of silver (as reported by Handy and Harman) and gold (London Final) per ounce during the periods indicated:

	Year Ended December 31,
	2006		2005		2004
	High	Low	High	Low	High	Low

Silver	$14.93	$8.84	$9.11	$6.38	$8.24	$5.57
Gold	$725.00	$524.75	$536.50	$411.10	$454.20	$375.00

Marketing

Coeur markets its metals products and concentrates primarily to bullion trading banks and third party smelters. These customers then sell the metals to end users for use in industry applications such as electronic circuitry, jewelry and silverware production and the manufacture and development of photographic film. Sales of metals to bullion trading banks amounted to approximately 47%, 45% and 59% of total sales of metals in 2006, 2005 and 2004, respectively, and sales of metal concentrates to third party smelters amounted to approximately 53%, 55% and 41% of total metal sales in 2006, 2005 and 2004, respectively. Generally, the loss of a single bullion trading bank customer would not adversely affect Coeur in view of the liquidity of the product and availability of alternative trading banks. In 2006, Coeur had sales of concentrates to two third party smelters, Met-Mex Penoles and Zinifex, which each constituted 10% or more of Coeur’s total metal sales. A significant delay or disruption as the result of a disruption in Coeur’s contracts could have a materially adverse effect on Coeur’s operations if it were unable to locate an alternate smelter to treat its concentrates.

Coeur had no future silver or gold production hedged at December 31, 2006 and has no plans to hedge its silver in the future. Coeur has historically sold the gold from its mines both pursuant to forward contracts and at spot prices prevailing at the time of sale. Silver has been sold at spot prices prevailing at the time of sale.

Government Regulation

General

Coeur’s commitment to environmental responsibility has been recognized in 24 awards received since 1987, which included the Dupont/Conoco Environmental Leadership Award, awarded to Coeur on October 1, 1991 by a judging panel that included representatives from environmental organizations and the federal government, the “Star” award granted on June 23, 1993 by the National Environmental Development Association, and the Environmental Waikato Regional Council award for Golden Cross environmental initiative granted on May 15, 1995 and in March 2004 the Habitat Restoration Award from the Nevada Division of Wildlife for developing habitat at the Rochester mine. In 1994, Coeur’s Chairman and Chief Executive Officer, and in 1997, Coeur’s Vice President of Environmental and Governmental Affairs, were awarded the American Institute of Mining, Metallurgical and Petroleum Engineers’ Environmental Conservation Distinguished Service Award. In 2006, Coeur’s Kensington Gold Project was awarded the prestigious 2006 Hardrock Mineral Community Outreach and Economic Security Award presented by the U.S. Bureau of Land Management (BLM) in recognition of responsible mineral resource development while demonstrating an understanding of sustainable development.

Coeur’s activities are subject to extensive federal, state and local laws governing the protection of the environment, prospecting, development, production, taxes, labor standards, occupational health, mine safety, toxic substances and other matters. Although Coeur is usually involved in regulatory proceedings for renewal or reissuance of various permits, such regulations have never caused Coeur to close any mine. The costs associated with compliance with such regulatory requirements are substantial and possible future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in the development and continued operation of Coeur’s properties, the extent of which cannot be predicted. In the context of environmental permitting, including the approval of reclamation plans, Coeur must comply with known standards and regulations which may entail significant costs and delays. Although Coeur has been recognized for its commitment to environmental responsibility and believes it is in substantial compliance with applicable laws and regulations, amendments to current laws and regulations, the more stringent implementation thereof through judicial review or administrative action or the adoption of new laws could have a materially adverse effect upon Coeur.

For the years ended December 31, 2006, 2005 and 2004, Coeur expended $5.6 million, $4.9 million and $4.2 million, respectively, in connection with routine environmental compliance activities at its operating properties and expects to expend approximately $4.0 million for that purpose in 2007. Future environmental expenditures will be determined by governmental regulations and the overall scope of Coeur’s operating and development activities.

Federal Environmental Laws

Certain mining wastes from extraction and beneficiation of ores are currently exempt from the extensive set of EPA regulations governing hazardous waste, although such wastes may be subject to regulation under state law as a solid or hazardous waste. The EPA has worked on a program to regulate these mining wastes pursuant to its solid waste management authority under the RCRA. Certain ore processing and other wastes are currently regulated as hazardous wastes by the EPA under the RCRA. If Coeur’s mine wastes were treated as hazardous waste or such wastes resulted in operations being designated as a “Superfund” site under CERCLA for cleanup, material expenditures would be required for the construction of additional waste disposal facilities or for other remediation expenditures. Under CERCLA, any present owner or operator of a Superfund site or an owner or operator at the time of its contamination generally may be held liable and may be forced to undertake remedial cleanup action or to pay for the government’s cleanup efforts. Additional regulations or requirements may also be imposed upon Coeur’s tailings and waste disposal in Alaska under the CWA and state law counterparts, and in Nevada under the Nevada Water Pollution Control Law which implements the CWA. Air emissions are subject to controls under Nevada’s and Alaska’s air pollution statutes implementing the Clean Air Act.

Proposed Mining Legislation

Legislation has been introduced regularly in the U.S. Congress over the last decade to change the Mining Law of 1872 as amended (“Mining Law”) under which Coeur holds unpatented mining claims on federal lands. A significant portion of Coeur’s U.S. mining properties are on unpatented mining claims on federal lands. It is possible that the Mining Law may be amended or be replaced by more onerous legislation in the future. Previously proposed legislation contained a production royalty obligation, new environmental standards and conditions, additional reclamation requirements and extensive new procedural steps which would be likely to result in delays in permitting. In addition, the Forest Service and the Bureau of Land Management have considered revising regulations governing operations under the Mining Law on federal lands they administer, which, if implemented, may result in additional procedures and environmental conditions and standards on those lands.

Any reform of the Mining Law or Bureau of Land Management and Forest Service regulations thereunder based on these initiatives could increase the costs of mining activities on unpatented mining claims, or could materially impair the ability of Coeur to develop or continue operations which derive ore from federal lands, and as a result could have an adverse effect on Coeur and its results of operations. Until such time, if any, as new reform legislation or regulations are enacted, the ultimate effects and costs of compliance on Coeur cannot be estimated.

Foreign Government Regulations

The mining properties of Coeur that are located in Chile and Argentina are subject to various government laws and regulations pertaining to the protection of the air, surface water, ground water and the environment in general, as well as the health of the work force, labor standards and the socioeconomic impacts of mining facilities upon the communities. A recently established State Council for the Environment (“CODEMA”) has responsibility to define policy, approve plans and programs, control regulatory activities and enforce compliance. Coeur believes it is in substantial compliance with all applicable laws and regulations to which it is subject in Chile and Argentina.

The Republic of Bolivia, where the San Bartolome project is located, has adopted laws and guidelines for environmental permitting that are similar to those in effect in the United States and other South American countries. The permitting process requires a thorough study to determine the baseline condition of the mining site and surrounding area, an environmental impact analysis, and proposed mitigation measures to minimize and offset the environmental impact of mining operations. Coeur has received all permits required to build and operate the San Bartolome mine.

Coeur does not directly hold any interest in mining properties in Australia. However, under the respective Silver Sale Agreements with CBH Resources Limited and Perilya Broken Hill Limited, Coeur has purchased the silver reserves and resources in the ground of these mining companies. These two companies are responsible for the mining operation and compliance with government regulations and Coeur is not responsible for compliance. Coeur is however at risk for any production stoppages resulting from non-compliance. The mining properties of CBH and Perilya are subject to a range of state and federal government laws and regulations pertaining to the protection of the air, surface water, ground water, noise, site rehabilitation and the environment in general, as well as the occupational health and safety of the work force, labor standards and the socio-economic impacts of mining facilities among local communities. In addition, the various federal and state native title legislation recognizes and protects the rights and interests in Australia of Aboriginal and Torres Strait Islander people in land and waters, according to their traditional laws and customs, and may restrict mining and exploration activity and/or result in additional costs. CBH and Perilya are required to deal with a number of governmental departments in development and exploitation of their respective mining properties. Coeur is not aware of any substantial non-compliance with applicable laws and regulations to which its partners are subject in Australia.

Maintenance of Claims

United States

At mining properties in the United States, including the Rochester and Kensington mines, operations are conducted in part upon unpatented mining claims, as well as patented mining claims. Pursuant to applicable federal law it is necessary, in order to maintain the unpatented claims, to pay to the Secretary of the Interior, on or before August 31 of each year, a claim maintenance fee of $125 per claim. This claim maintenance fee is in lieu of the assessment work requirement contained in the Mining Law. In addition, in Nevada, holders of unpatented mining claims are required to pay the county recorder of the county in which the claim is situated an annual fee of $3.50 per claim. No maintenance fees are payable for patented claims. Patented claims are similar to land held by an owner who is entitled to the entire interest in the property with unconditional power of disposition.

Chile

In Chile, operations are conducted upon mineral concessions granted by the national government. For exploitation concessions (somewhat similar to a U.S. patented claim), to maintain the concession, an annual tax is payable to the government before March 31 of each year in the approximate amount of $1.14 per hectare. For exploration concessions, to maintain the right, the annual tax is approximately $0.30 per hectare. An exploration concession is valid for a five-year period. It may be renewed for new periods unless a third party claims the right to explore upon the property, in which event the exploration concession must be converted to an exploitation concession in order to maintain the rights to the concession.

Argentina

Minerals are owned by the Argentine government, which allows individual provinces to impose a maximum 3% mine-mouth royalty on mineral production. The first step in acquiring mining rights is filing a cateo, which gives exclusive prospecting rights for the requested area for a period of time, generally up to three years. Maximum size of each cateo is 10,000 hectares; a maximum of 20 cateos can be held by a single entity (individual or company) in any one province.

The holder of a cateo has exclusive right to establish a Manifestation of Discovery (“MD”) on that cateo, but MD’s can also be set without a cateo on any land not covered by someone else’s cateo. MDs are filed as either a vein or disseminated discovery. A square protection zone can be declared around the discovery — up to 840 hectares for vein MD or up to 7,000 hectares for a disseminated MD. The protection zone grants the discoverer exclusive rights for an indefinite period, during which the discoverer must provide an annual report presenting a program of exploration work and investments related to the protection zone. A MD can later be upgraded to a Mina (mining claim), which give the holder the right to begin commercial extraction of minerals.

Bolivia

The Bolivian national mining company, Corporacion Minera Bolivia (“Comibol”), is the underlying owner of all of the mining rights relating to the San Bartolome project, with the exception of the Thuru property, which is owned by the Cooperativa Reserva Fiscal, a local miners cooperative. Comibol’s ownership derives from the Supreme Decree 3196 in October 1952, when the government nationalized most of the mines in Potosi, except for Thuru. Except for Thuru, Comibol has leased the mining rights for the surface sucu or pallaco gravel deposits to several Potosi cooperatives. The cooperatives in turn have subleased their mining rights to Manquiri through a series of “joint venture” contracts. In addition to those agreements with the cooperatives, Coeur, through its subsidiary Manquiri, holds additional mining rights under lease agreements. All of Manquiri’s mining and surface rights collectively constitute the San Bartolome project.

Australia

At mining properties in Australia operated by CBH Resources Limited and Perilya Broken Hill Limited, operations are conducted on designated Mining Leases issued by the relevant state government mining department. Mining Leases are issued for a specific term and include a range of environmental and other conditions including the payment of production royalties, annual lease fees and the use of cash or a bank guarantee as security for reclamation liabilities. The amounts required to be paid to secure reclamation liabilities are determined on a case by case basis. In addition, both CBH Resources Limited and Perilya Broken Hill Limited hold a range of exploration titles permits which are also issued by the respective state government mining departments for specified terms and require payment of annual fees and completion of designated expenditure programs on the leases to maintain title. In Australia, minerals in the ground are owned by the state until severed from the ground through mining operations.

Employees

The number of full-time employees at August 1, 2007 of Coeur and its subsidiaries was:

United States Corporate Staff and Office	37
Rochester Mine	145
Kensington Property	71
South America Corporate Staff and Office	65
Cerro Bayo Mine(1)	481
Martha mine/Argentina(1)	141
San Bartolome	72
Australia	2
Tanzania	4

Total	1,018

(1)	Coeur maintains two labor agreements in South America, consisting of a labor agreement with Syndicato de Trabajadores de Compañía Minera Cerro Bayo Ltd. at its Cerro Bayo mine in Chile and with Associacion Obrera Minera Argentina at its Martha mine in Argentina. The agreement at Cerro Bayo is effective from December 22, 2005 to December 21, 2007 and the agreement at the Martha mine is effective from June 12, 2006 to June 11, 2008. As of August 1, 2007, Coeur had approximately 34% of its worldwide labor force covered by collective bargaining agreements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations includes references to total Cash Costs per Ounce of silver produced both on an individual mine basis and on a consolidated basis. Total Cash Costs per Ounce represent a non-GAAP measurement that management uses to monitor and evaluate the performance of its mining operations. A reconciliation of total cash costs per ounce to GAAP “Production Expenses” is also provided herein and should be referred to when reading the total cash costs per ounce measurement.

General

The results of Coeur’s operations are significantly affected by the market prices of silver and gold which may fluctuate widely and are affected by many factors beyond Coeur’s control, including, without limitation, interest rates, expectations regarding inflation, currency values, governmental decisions regarding the disposal of precious metals stockpiles, global and regional political and economic conditions, and other factors.

Coeur’s business strategy is to capitalize on the Ore Reserve/mineralized material bases located at its operating mines and the expertise of its management team to continue as a leading primary silver production company through long-term, cash flow generating growth. The principal elements of Coeur’s business strategy are to: (i) increase Coeur’s silver production and reserves; (ii) decrease Cash Costs and increase production at Coeur’s existing silver mining operations; (iii) transform development-stage properties into producing mines; (iv) acquire operating mines, mineral interests, exploration and/or development properties with a view to reducing Coeur’s Cash Costs and Total Costs, provide short-term positive cash flow return and expand its silver production base and reserves; and (v) continue to explore for new silver and gold discoveries primarily near its existing mine sites and evaluate new opportunities to expand its production through acquisitions and exploration.

The average price of silver (Handy & Harman) and gold (London Final) for the first six months of 2007 was $13.33 and $658 per ounce, respectively. The market price of silver and gold on August 6, 2007 was $12.98 per ounce and $672 per ounce, respectively.

Coeur’s operating mines are the Rochester mine in Nevada, the Cerro Bayo mine in Chile and the Martha mine in Argentina. In addition, Coeur owns all of the silver production and reserves, up to certain limits, at the Endeavor and Broken Hill mines in Australia, which are owned and operated by other companies. As of June 1, 2006, Coeur completed the sale of Coeur Silver Valley to U.S. Silver Corporation for $15 million in cash plus an estimated $1.1 million working capital adjustment.

The Bolnisi and Palmarejo Transactions

On May 3, 2007, Coeur entered into definitive agreements with Bolnisi and Palmarejo to combine the three companies. Bolnisi is the majority shareholder of Palmarejo, holding 73.6% of its outstanding shares. Under the terms of the agreements, Bolnisi shareholders will receive 0.682 Coeur shares for each Bolnisi share they own (or, at the election of the Bolnisi shareholder, CHESS Depositary Interests representing Coeur shares), and Palmarejo shareholders (other than Bolnisi) will receive 2.715 Coeur shares for each Palmarejo share they own. It is anticipated that this will result in Coeur issuing a total of approximately 261.0 million new shares, which excludes up to 11.0 million new shares that will be issuable upon the exercise of existing Palmarejo options and assumes that none of the existing Palmarejo warrants will be exercised before their expiration on October 19, 2007. In addition, Bolnisi and Palmarejo shareholders will receive a cash payment equal to A$0.004 per Bolnisi share and C$0.004 per Palmarejo share.

The Transactions are subject to approval by the shareholders of Coeur (solely with respect to the proposals set forth in this proxy statement), Bolnisi and Palmarejo, and the satisfaction of customary closing conditions (including completion of regulatory reviews and receipt of regulatory approvals, including those of antitrust agencies). The consummation of each of the Bolnisi Transaction and the Palmarejo Transaction is also conditioned upon the consummation of the other transaction, although Coeur has the right to waive this condition if the Palmarejo Transaction does not proceed, and still proceed with the Bolnisi Transaction. Both arrangements require approval by the applicable courts in Canada and Australia. Assuming timely completion of the required regulatory processes and receipt of the required shareholder and Court approvals, Coeur expects the Transactions to be completed in the fourth quarter of 2007.

Operating Statistics From Continuing Operations

The following table presents information by mine and consolidated sales information for the six-month periods ended June 30, 2007 and 2006 and the years ended December 31, 2004, 2005 and 2006:

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004

Rochester
Tons processed	4,148,753	5,269,447	10,399,416	9,327,180	12,435,346
Ore grade/Ag oz	0.67	0.72	0.74	0.91	0.74
Ore grade/Au oz	.007	.011	0.01	0.01	0.01
Recovery/Ag oz(A)	86.2%	60.9%	65.9%	67.5%	61.5%
Recovery/Au oz(A)	103.6%	58.3%	68.9%	76.2%	64.2%
Silver production ounces	2,410,029	2,301,658	5,113,504	5,720,489	5,669,074
Gold production ounces	28,435	34,382	71,891	70,298	69,456
Cash cost/oz	$3.71	$3.46	$2.80	$4.82	$3.93
Total cost/oz	$6.96	$6.70	$5.84	$6.66	$5.66
Cerro Bayo
Tons milled	157,545	215,636	428,346	403,695	456,941
Ore grade/Ag oz	4.82	6.43	5.76	7.52	7.51
Ore grade/Au oz	.133	.094	0.10	0.16	0.14
Recovery/Ag oz	95.0%	94.2%	94.5%	94.7%	94.2%
Recovery/Au oz	93.7%	92.1%	93.0%	92.8%	91.8%
Silver production ounces	721,448	1,305,568	2,331,060	2,875,047	3,235,192
Gold production ounces	19,646	18,729	40,923	61,058	57,558
Cash cost/oz	$4.26	$2.47	$3.04	$0.54	$1.01
Total cost/oz	$8.07	$4.63	$5.46	$2.30	$2.43
Martha Mine
Tons milled	17,864	15,666	35,843	35,293	30,276
Ore grade/Ag oz	84.77	79.75	79.93	62.53	59.94
Ore grade/Au oz	.115	.105	0.10	0.08	0.08
Recovery/Ag oz	94.6%	94.2%	94.7%	94.9%	94.2%
Recovery/Au oz	93.3%	92.0%	92.5%	92.9%	91.6%
Silver production ounces	1,432,124	1,176,500	2,712,846	2,093,464	1,709,069
Gold production ounces	1,924	1,509	3,440	2,589	2,318
Cash cost/oz	$5.59	$5.04	$4.88	$4.60	$4.08
Total cost/oz	$6.00	$5.50	$5.36	$5.01	$5.05
Endeavor
Tons milled	537,865	221,778	750,115	463,129	—
Ore grade/Ag oz	0.96	1.20	1.01	1.52	—
Recovery/Ag oz	55.1%	62.1%	63.5%	45.0%	—
Silver production ounces	284,718	165,170	481,991	316,169	—
Cash cost/oz	$3.06	$2.45	$2.85	$2.05	—
Total cost/oz	$4.04	$3.75	$3.87	$3.35	—
Broken Hill
Tons milled	749,388	1,106,911	2,288,355	667,140	—
Ore grade/Ag oz	1.22	1.35	1.28	1.31	—
Recovery/Ag oz	85.0%	72.2%	74.2%	75.4%	—
Silver production ounces	779,342	1,085,353	2,174,585	657,093	—
Cash cost/oz	$3.19	$3.07	$3.09	$2.72	—
Total cost/oz	$5.15	$5.82	$5.44	$5.47	—
CONSOLIDATED PRODUCTION
TOTALS
Silver ounces	5,627,661	6,034,249	12,813,986	11,662,262	10,613,335
Gold ounces	50,005	54,620	116,254	133,945	129,332
Cash cost per oz/silver	$4.15	$3.46	$3.33	$3.53	$3.06
Total cost/oz	$6.45	$5.78	$5.53	$5.13	$4.58
CONSOLIDATED SALES TOTALS
Silver ounces sold	5,481,913	6,127,744	12,841,634	12,579,634	9,669,283
Gold ounces sold	50,152	54,891	116,400	146,749	117,257
Realized price per silver ounce	$13.60	$11.82	$12.03	$7.47	$6.72
Realized price per gold ounce	$655	$620	$623	$452	$409

(A)	The leach cycle at Rochester requires an extended period to recover gold and silver contained in the ore. Coeur estimates the ultimate recovery to be approximately 61.5% for silver and 93% for gold. However, ultimate recoveries will not be known until leaching operations cease which is currently estimated for 2011. Current recovery may vary significantly from ultimate recovery. See Critical Accounting Policies and Estimates — Ore on Leach Pad.

Total Cash Costs per Ounce is a non-US-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all US-GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of Cash Costs to production costs set forth below.

Operating Statistics and Reserve Estimates

Coeur’s total production from continuing operations in 2006 was 12.8 million ounces of silver and 116,254 ounces of gold, compared to 11.7 million ounces of silver and 133,945 ounces of gold in 2005. Total estimated proven and probable reserves at December 31, 2006 were approximately 216.5 million ounces of silver and 1.5 million ounces of gold, compared to silver and gold reserves at December 31, 2005 of approximately 221.4 million ounces and 1.3 million ounces, respectively.

The following table shows the estimated amounts of Proven Reserves and Probable Reserves and mineralized material at Coeur’s following mine locations at year-end 2006:

	Proven and Probable(1)					Mineralized Material
	Tons	Grade	Grade	Ounces AG	Ounces AU	Tons	Grade	Grade
	(000’s)	Ag oz/t	Au oz/t	(000’s)	(000’s)	(000’s)	Ag oz/t	Au oz/t

Rochester	3,720	0.66	0.007	2,436	26	15,235	0.94	0.007
Cerro Bayo	634	9.69	0.19	6,144	122	2,509	8.23	0.15
Martha mine	99	61.33	0.09	6,084	9	112	42.91	0.05
San Bartolome	46,176	3.29	—	151,882	—	12,143	2.70	—
Kensington	4,419	—	0.31	—	1,352	4,320	—	0.20
Endeavor(2)	21,385	1.50	—	31,983	—	9,370	3.00	—
Broken Hill(2)	12,908	1.40	—	18,015	—	10,872	3.82	—

Total tons	89,341			216,544	1,509

	Total tons	Ag oz/t	Au oz/t	Total tons	Ag oz/t	Au oz/t
	(000’s)	(Wt. Avg.)	(Wt. Avg.)	(000’s)	(Wt. Avg.)	(Wt. Avg.)

Summary by metal:
Silver	84,922	2.55	—	39,264	2.89	—
Gold	8,872	—	0.17	22,176	—	0.06

(1)	Reserves using silver price of $8.00 and gold price of $475, except for Endeavor which uses a $10.00 silver price and Broken Hill which uses a $10.12 silver price and Kensington which uses a gold price of $550.

(2)	Reserves are provided by the operator as of June 30, 2006, the end of the operator’s most recent fiscal year. These totals do not include additions or depletions through December 31, 2006.

Annex J (“Certain Information Regarding Properties of Coeur d’Alene Mines Corporation”) contains more recent estimated amounts of Proven Reserves and Probable Reserves and mineralized material at Coeur’s mines.

The Ore Reserves at December 31, 2006 may change with fluctuations in the price of gold and silver. The following table shows the estimated changes to Ore Reserves at mines operated by Coeur at different pricing ranges.

Proven and Probable Ore Reserve Sensitivity to Prices

	Per Ounce	Per Ounce	Tons	Ounces AG	Ounces AU
	Silver Price	Gold Price	(000’s)	(000’s)	(000’s)

Rochester	$8.00	$475	3,720	2,436	26
	$9.50	$510	4,229	2,972	30
	$11.25	$550	4,368	2,986	29
	$12.00	$600	4,533	3,077	30
Cerro Bayo	$8.00	$475	634	122	6
	$9.50	$510	643	124	6
	$11.25	$550	646	124	6
	$12.00	$600	668	128	6
Martha mine	$8.00	$475	99	9	6
	$9.50	$510	102	9	6
	$11.25	$550	102	9	6
	$12.00	$600	102	9	6
Kensington		$475	3,710		1,220
		$510	4,102		1,294
		$550	4,419		1,352
		$600	4,594		1,380

Operating Statistics From Discontinued Operation

The following table presents information for Coeur Silver Valley which was sold on June 1, 2006:

	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004

Silver Valley/Galena
Tons milled	—	52,876	52,876	128,502	169,413
Ore grade/Silver oz	—	15.15	15.15	16.53	21.43
Recovery/Silver oz	—	96.0%	96.0%	97.0%	97.0%
Silver production ounces	—	768,674	768,674	2,060,338	3,521,813
Cash cost/oz	—	$9.75	$9.75	$8.37	$5.46
Total cost/oz	—	$10.64	$10.64	$9.34	$6.02
Gold production	—	180	180	282	354

Reconciliation of Non-GAAP Cash Costs to GAAP Production Costs

The tables below present reconciliations between Non-GAAP cash costs per ounce to production costs applicable to sales including depreciation, depletion and amortization (GAAP).

Total cash costs include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, net of by-product revenues earned from all metals other than the primary metal produced at each unit. Total cash costs are a performance measure and provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by precious metals companies in an effort to provide a comparable standard, however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies.

Production costs applicable to sales including depreciation, depletion and amortization, is the most comparable financial measure calculated in accordance with GAAP to total cash costs. The sum of the production costs applicable to sales and depreciation, depletion and amortization for our mines as set forth in the tables below is included in Coeur’s Consolidated Statement of Operations and Comprehensive Loss.

Six Months Ended June 30, 2007

	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
	(In thousands except ounces and per ounce costs)

Production of Silver (ounces)	2,410,029	721,448	1,432,124	284,718	779,342	5,627,661
Cash Costs per ounce	$3.71	$4.26	$5.59	$3.06	$3.19	$4.15

Total Cash Costs (Non-GAAP)	$8,934	$3,071	$7,999	$873	$2,483	$23,360
Add/Subtract:
Third party smelting costs	—	(1,452)	(982)	(616)	(968)	(4,018)
By-product credit(1)	18,696	12,914	1,271	—	—	32,881
Other adjustments	650	—	—	—	—	650
Change in inventory	(3,276)	(2,333)	518	32	(54)	(5,113)
Depreciation, depletion and amortization	7,181	2,749	584	279	1,528	12,321

Production costs applicable to sales, including depreciation, depletion and amortization (GAAP)	$32,185	$14,949	$9,390	$568	$2,989	$60,081

Six Months Ended June 30, 2006

	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
	(In thousands except ounces and per ounce costs)

Production of Silver (ounces)	2,301,658	1,305,568	1,176,500	165,170	1,085,353	6,034,249
Cash Costs per ounce	$3.46	$2.47	$5.04	$2.45	$3.07	$3.46

Total Cash Costs (Non-GAAP)	$7,972	$3,222	$5,932	$405	$3,336	$20,867
Add/Subtract:
Third party smelting costs	—	(1,792)	(781)	(257)	(1,334)	(4,164)
By-product credit(1)	20,476	11,171	893	—	—	32,540
Other adjustments	936	—	—	—	—	936
Change in inventory	(7,022)	(1,596)	(223)	(54)	403	(8,492)
Depreciation, depletion and amortization	6,518	2,820	540	214	2,985	13,077

Production costs applicable to sales, including depreciation, depletion and amortization (GAAP)	$28,880	$13,825	$6,361	$308	$5,390	$54,764

Year Ended December 31, 2006

	Rochester	Cerro Bayo	Martha	Endeavor(1)	Broken Hill(1)	Total
	(In thousands except ounces and per ounce costs)

Production of Silver (ounces)	5,113,504	2,331,060	2,712,846	481,991	2,174,585	12,813,986
Cash costs per Ounce	$2.80	$3.04	$4.88	$2.85	$3.09	$3.33

Total Cash Costs (Non-GAAP)	$14,299	$7,089	$13,240	$1,373	$6,712	$42,713
Add/Subtract:
Third Party Smelting Costs	—	(3,475)	(1,853)	(948)	(2,620)	(8,896)
By-Product Credit(2)	43,697	24,861	2,079	—	—	70,637
Other Adjustment	1,803	—	—	—	—	1,803
Change in Inventory	(12,489)	(1,105)	(518)	(39)	272	(13,879)
Depreciation, depletion and amortization	15,548	5,638	1,297	490	5,120	28,093

Production costs applicable to sales (including depreciation, depletion and amortization (GAAP)	$62,858	$33,008	$14,245	$876	$9,484	$120,471

Year Ended December 31, 2005

	Rochester	Cerro Bayo	Martha	Endeavor(1)	Broken Hill(1)	Total
	(In thousands except ounces and per ounce costs)

Production of Silver (ounces)	5,720,489	2,875,047	2,093,464	316,169	657,093	11,662,262
Cash Costs per Ounce	$4.82	$0.54	$4.60	$2.05	$2.72	$3.53

Total Cash Costs (Non-GAAP)	$27,575	$1,542	$9,637	$648	$1,790	$41,192
Add/Subtract:
Third Party Smelting Costs	—	(2,783)	(1,165)	(370)	(570)	(4,888)
By-Product Credit(2)	31,601	27,114	1,152	—	—	59,867
Other Adjustment	140	—	—	—	—	140
Change in Inventory	(14,769)	7,421	(328)	—	(403)	(8,079)
Depreciation, depletion and amortization	10,542	5,064	843	411	1,807	18,667

Production costs applicable to sales (including depreciation, depletion and amortization (GAAP)	$55,089	$38,358	$10,139	$689	$2,624	$106,899

Year Ended December 31, 2004

	Rochester	Cerro Bayo	Martha	Endeavor	Broken Hill	Total
	(In thousands except ounces and per ounce costs)

Production of Silver (ounces)	5,669,074	3,235,192	1,709,069	—	—	10,613,335
Cash Costs per Ounce	$3.93	$1.01	$4.08	—	—	$3.06

Total Cash Costs (Non-GAAP)	$22,287	$3,253	$6,975	—	—	$32,515
Add/Subtract:
Third Party Smelting Costs	—	(4,106)	(887)	—	—	(4,993)
By-Product Credit(1)	28,646	23,845	951	—	—	53,442
Other Adjustment	(403)	110	—	—	—	(293)
Change in Inventory	(13,380)	(3,212)	(364)	—	—	(16,956)
Depreciation, depletion and amortization	9,827	4,588	1,652	—	—	16,067

Production costs applicable to sales (including depreciation, depletion and amortization (GAAP)	$46,977	$24,478	$8,327	—	—	$79,782

The following tables present a reconciliation between non-GAAP cash costs per ounce to GAAP production costs applicable to sales reported in Discontinued Operations (see Note D to Coeur’s historical consolidated financial statements for the year ended December 31, 2006 attached as Annex C to this proxy statement):

	Six Months
	Ended June 30,		Year Ended December 31,
Coeur Silver Valley/Galena	2007	2006(2)	2006(2)	2005	2004
	(In thousands except ounces and per ounce costs)

Production of Silver (ounces)	—	768,674	768,674	2,060,338	3,521,813
Cash Costs per ounce	—	$9.75	$9.75	$8.37	$5.46

Total Cash Costs (Non-GAAP)	—	$7,498	$7,498	$17,248	$19,231
Add/Subtract:
Third party smelting costs	—	(1,464)	(1,464)	(3,091)	(5,117)
By-product credit(1)	—	1,473	1,473	2,722	3,766
Change in inventory	—	726	726	(181)	757
Depreciation, depletion and amortization	—	681	681	1,996	1,967

Production costs applicable to sales, including depreciation, depletion and amortization (GAAP)	—	$8,914	$8,914	$18,694	$20,604

(1)	By-product credits are based upon production units and the period’s average metal price for the purposes of reporting cash costs per ounce.

(2)	Amounts represent two and five months ended May 31, 2006, respectively.

Exploration Activity

Cerro Bayo Mine (Chile)

Exploration at Cerro Bayo during the second quarter of 2007 focused on reserve development/delineation drilling and discovery of new mineralization. Approximately 17,100 meters (56,200 feet) were drilled in the two programs. The majority of the drilling (56%) was devoted to definition of new reserves around the current mine operations areas. During the quarter, this work resulted in the discovery of three new veins known as the Dagny, Fabiola and Coyita veins. Drilling commenced on the Dagny vein in the quarter. Results from both programs are expected to produce additional reserves and mineralized material though the impact of the new drilling will not be fully evaluated until the program is completed.

Martha Mine (Argentina)

At Martha, a total of approximately 4,000 meters (13,000 feet) of drilling was completed during the second quarter to expand reserves and discover new mineralization. The majority of this drilling (76%) was devoted to discovery of new mineralization. Results obtained from drilling R4 Deep, Francisca and Catalina continues to expand the strike and depth of the mineralization in those veins, which were discovered in 2004. Drilling will continue throughout the year on these and other targets in the Martha mine district.

In addition to its exploration program near the Martha mine, Coeur also conducts exploration in other parts of the Santa Cruz province of Argentina. In the first half of 2007, Coeur focused this effort on the Sascha and Sol de Mayo properties. Sascha is one of two properties on which Coeur has an option to earn up to a 71% interest in a joint venture with Mirasol Resources Ltd. During the quarter, Coeur drilled approximately 2,300 meters (7,500 feet) of core at both Sascha and Sol de Mayo.

Tanzania (Africa)

In the second quarter, Coeur continued exploration on its properties in the Lake Victoria Goldfields District of northern Tanzania. Core and reverse circulation drilling was conducted on the Saragurwa and Kiziba Hill properties in the quarter and total 3,571 meters (11,716 feet).

Puchuldiza, Chile

Puchuldiza is a large, epithermal, hot spring deposit in a setting very similar to other such gold deposits in the USA, New Zealand and Japan. Gold mineralization can be found throughout the property in systems of veins, veinlets and stockworks developed in explosion breccias and silicified zones.

On November 28, 2001, Coeur signed an agreement with Barrick Gold Corporation relating to Coeur’s Puchuldiza gold property located approximately 250 kms northeast of the port city of Iquique in northern Chile. Under the terms of the agreement, Barrick can earn a 75% interest in the property in return for exploration expenditures of $2.25 million over the next five years (the initial period). For an additional $5.8 million in exploration spending, Barrick can increase its property interest to 85%. Coeur, however, can recover its full 25% interest by making a cash payment to Barrick equivalent to 25% of Barrick’s additional expenditure of $5.8 million, plus a 50% penalty.

Since 2001, Barrick has spent approximately $1.95 million on geologic mapping, geochemical and geophysical surveys and drilling on the Puchuldiza property. A total of 4,375 meters (14,350 feet) of drilling in 17 core holes has been completed. Results of their work have been encouraging enough for Barrick to plan follow-up work. Coeur granted to Barrick a 24-month extension of the initial period and Barrick must spend a cumulative total of $2.45 million by the end of the initial period to earn a 75% interest.

Development Projects:

San Bartolome (Bolivia)

During 2004, Coeur completed an updated feasibility study, obtained all required permits and commenced construction of the San Bartolome mine. Coeur estimates the direct capital cost of the project, excluding political risk insurance premiums and capitalized interest, to be approximately $174 million, and the annual production to be approximately 6 to 9 million ounces of silver over a mine life of approximately 14 years.

During the first six months of 2007, construction work activity has increased in all project areas including the process plant and tailings facility. Current work includes concrete foundation work in the crusher, stockpile and mill areas, tank installation in the leach and Counter Current Decantation thickener areas and continued work at the tailings facility. Detailed engineering and procurement activities were completed in June with any remaining activities to be performed at site. All of the major construction contracts have been committed for the project. As of

June 30, 2007, seven major contractors were employed on site with a total employment of approximately 950 workers, most of whom are Bolivian, and the project has recorded 1 million man-hours without a lost time accident. At the end of July, Coeur began stockpiling oxide dump material adjacent to the plant site in anticipation of the mill start up.

During the six months ended June 30, 2007, Coeur expended approximately $27.7 million and plans to incur additional engineering, procurement and construction costs of approximately $120.7 million in 2007. Coeur plans to complete construction activities toward the end of 2007.

The San Bartolome project involves risks that are inherent in any mining venture, as well as particular risks associated with the location of the project. The estimate of mineralized material indicated by the geologic studies performed to date are preliminary in nature and may differ materially after further metallurgical testing is completed. Also, managing mining projects in the altiplano area of Bolivia, where Cerro Rico is located, presents logistical challenges. The political and cultural differences of Bolivia may also present challenges.

Coeur has obtained a political risk insurance policy from the Overseas Private Insurance Corporation (“OPIC”) and another private insurer. The policy is in the amount of $155 million and covers 85% of any loss arising from expropriation, political violence or currency inconvertibility. The policy is expected to cost approximately $3.4 million during the course of construction and $0.21 per ounce of silver produced when the project commences commercial production.

Coeur updated its ore reserves for San Bartolome in the second quarter of 2007 using additional sampling, revised operating and capital costs and silver price.

Kensington (Alaska)

The Kensington project consists of approximately 6,000 acres, of which approximately 750 acres are patented claims. The property is located on the east side of Lynn Canal between Juneau and Haines, Alaska. Coeur Alaska is obligated to pay Echo Bay a scaled net smelter return royalty on 1.0 million ounces of future gold production after Coeur Alaska recoups the $32.5 million purchase price and its construction and development expenditures incurred after July 7, 1995, in connection with placing the property into commercial production. The royalty ranges from 1% at $400 gold prices to a maximum of 2 1/2% at gold prices above $475, with the royalty to be capped at 1.0 million ounces of production.

During the fourth quarter of 2004, the USFS issued its ROD for the FSEIS. On June 28, 2005, Coeur received the EPA’s NPDES Permit. In addition, Coeur received its CWA Section 404 permit from the Corps of Engineers, which authorized the construction of a Lower Slate Lake tailings facility, millsite road improvements and a Slate Creek Cove dock facility. All permits were reviewed for consistency by both the Alaska Coastal Management and Department of Governmental Coordination, which issued its final ACMP permit certification.

On September 12, 2005 three environmental groups (“Plaintiffs”) filed a lawsuit in Federal District Court in Alaska against the Corps of Engineers and the USFS seeking to invalidate permits issued to Coeur Alaska, Inc. for Coeur’s Kensington mine. The Plaintiffs claim the CWA Section 404 permit issued by the Corps of Engineers authorizing the deposition of mine tailings into Lower Slate Lake conflicts with the CWA and is thus illegal. They additionally claim the USFS’s approval of the Amended Plan of Operations is arbitrary and capricious because it relies on the CWA Section 404 permit issued by the Corps of Engineers.

On August 4, 2006, the Federal District Court in Alaska dismissed the Plaintiffs’ challenge and upheld the CWA Section 404 permit. On August 7, 2006 the Plaintiffs filed a Notice of Appeal of the decision to the Ninth Circuit Court of Appeals (“Circuit Court”) and on August 9, 2006 the Plaintiffs additionally filed a Motion for Injunction Pending Appeal with the Circuit Court. The Circuit Court granted a temporary injunction pending appeal on August 24, 2006, enjoining certain activities relating to the lake tailings facility. The Circuit Court further ordered an expedited briefing schedule on the merits of the legal challenge. As of October 13, 2006, the parties filed their briefs in the Circuit Court and participated in an oral argument in December 2006.

On March 7, 2007, the Department of Justice (“DOJ”), on behalf of the Corps of Engineers, filed a motion for authorization under injunction pending appeal to permit construction of a western interception ditch which related to site stabilization due to spring snowmelt. On March 16, 2007, the Circuit Court panel issued an Order which denied the western interception ditch work plan. On May 22, 2007, the Ninth Circuit Court of Appeals reversed the District Court’s August 4, 2006 decision which had upheld Coeur’s 404 permit and issued its opinion that remanded the case to the District Court with instructions to vacate Coeur’s 404 permit as well as the USFS Record of Decision approving the general tailings disposal plan as well as the Goldbelt 404 permit to construct the Cascade Point Marine Facility. The DOJ, on behalf of the Corps of Engineers and the USFS, filed for an extension of time to file a Petition for Rehearing with the Ninth Circuit. The extension was granted on June 29, 2007. On August 20, 2007, Coeur Alaska filed a Petition for Rehearing En Banc with the Ninth Circuit Court of Appeals, as did the State of Alaska and Goldbelt, Inc. The Department of Justice, acting on behalf of the federal agencies USFS, EPA and Corps of Engineers, additionally filed a limited Petition for Rehearing with the Ninth Circuit panel seeking reconsideration of the mandate of the May 22, 2007 panel. The Court ordered reply briefing by the Plaintiffs on August 27, 2007 which were filed on October 11, 2007. The petitions are currently pending. Coeur cannot now predict the potential for obtaining an appeal or if it will prevail upon appeal if one is granted.

Coeur is unable to predict the outcome of the litigation or the impact of the temporary injunction. Coeur is continuing to move forward with all construction activities at the mine not related to the temporarily enjoined lake tailings facility area activities.

No assurance can be given as to whether or when regulatory permits and approvals granted to Coeur may be further challenged, appealed or contested by third parties or issuing agencies, or as to whether Coeur will place the Kensington project into commercial production. Coeur currently estimates the total cost of construction to be approximately $238 million. The date of commencement of production is uncertain and dependent upon the outcome of the legal challenge.

Total expenditures by Coeur at the Kensington property in the six months ended June 30, 2007 were $58.6 million. Such expenditures were used to continue the permitting and development activities. Coeur plans to incur additional construction cost of approximately $10 million during the remainder of 2007, subject to the ultimate outcomes of the litigation appeal process.

Critical Accounting Policies and Estimates

Coeur’s management considers the following policies to be most critical in understanding the judgments that are involved in preparing Coeur’s consolidated financial statements and the uncertainties that could impact its results of operations, financial condition and cash flows. Coeur’s consolidated financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. Coeur has identified the policies below as critical to its business operations and the understanding of its results of operations. Management’s Discussion and Analysis of Financial Condition and Results of Operations are based on Coeur’s consolidated financial statements, which have been prepared in conformity with GAAP. The preparation of these statements requires that Coeur’s management make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of its financial statements, and the reported amounts of revenue and expenses during the reporting period. Coeur management bases these estimates on historical experience and on assumptions that it considers reasonable under the circumstances; however, reported results could differ from those based on the current estimates under different assumptions or conditions. The impact and any associated risks related to these policies on Coeur’s business operations are discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations. The areas requiring the use of management’s estimates and assumptions relate to recoverable ounces from proven and probable reserves that are the basis of future cash flow estimates and units-of-production depreciation and amortization calculations; useful lives utilized for depreciation, depletion, amortization and accretion of future cash flows for long lived assets; estimates of recoverable gold and silver ounces in ore on leach pad; reclamation and remediation costs; valuation allowance for deferred tax assets; and post-employment and other employee benefit liabilities. For a detailed discussion on the application of these and other accounting policies, see Note B to Coeur’s historical consolidated financial statements for the quarter ended June 30, 2007.

Revenue Recognition

Revenue includes sales value received for Coeur’s principal product, silver, and associated by-product revenues from the sale of by-product metals consisting primarily of gold and copper. Revenue is recognized when title to silver and gold passes to the buyer and when collectibility is reasonably assured. The passing of title to the customer is based on terms of the sales contract. Product pricing is determined at the point revenue is recognized by reference to active and freely traded commodity markets, for example, the London Bullion Market for both gold and silver, in an identical form to the product sold.

Under Coeur’s concentrate sales contracts with third-party smelters, final gold and silver prices are set on a specified future quotational period, typically one to three months, after the shipment date based on market metal prices. Revenues are recorded under these contracts at the time title passes to the buyer based on the forward price for the expected settlement period. The contracts, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. Final settlement is based on the average applicable price for a specified future period, and generally occurs from three to six months after shipment. Final sales are settled using smelter weights, settlement assays (average of assays exchanged and/or umpire assay results) and are priced as specified in the smelter contract. Coeur’s provisionally priced sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of concentrates at the forward price at the time of sale. The embedded derivative does not qualify for hedge accounting. The embedded derivative is recorded as a derivative asset in prepaid expenses and other, or a derivative liability on the balance sheet and is adjusted to fair value through revenue each period until the date of final gold and silver settlement. The form of the material being sold, after deduction for smelting and refining is in an identical form to that sold on the London Bullion Market. The form of the product is metal in flotation concentrate, which is the final process for which Coeur is responsible.

The effects of forward sales contracts are reflected in revenue at the date the related precious metals are delivered or the contracts expire. Third party smelting and refining costs are recorded as a reduction of revenue.

At June 30, 2007, Coeur had outstanding provisionally priced sales of $73.1 million consisting of 3.8 million ounces of silver and 34,159 ounces of gold. For each one cent per ounce change in realized silver price, revenue would vary (plus or minus) approximately $38,300; and for each one dollar per ounce change in realized gold price, revenue would vary (plus or minus) approximately $34,200. At December 31, 2006, Coeur had outstanding provisionally priced sales of $74.5 million consisting of 4.6 million ounces of silver and 29,577 ounces of gold, which had a fair value of approximately $75.6 million including the embedded derivative. For each one cent per ounce change in realized silver price, revenue would vary (plus or minus) approximately $45,700 and for each one dollar per ounce change in realized gold price, revenue would vary (plus or minus) approximately $29,600. At December 31, 2005, Coeur had outstanding provisionally priced sales of $47.0 million consisting of 3.5 million ounces of silver and 40,000 ounces of gold. For each one cent per ounce change in realized silver price, revenue would vary (plus or minus) approximately $35,400 and for each one dollar per ounce change in realized gold price, revenue would vary (plus or minus) approximately $40,000.

Estimates

The preparation of its financial statements requires Coeur to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of Coeur’s financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates. The most critical accounting principles upon which Coeur’s financial status depends are those requiring estimates of recoverable ounces from Proven and Probable Reserves and/or assumptions of future commodity prices. There are a number of uncertainties inherent in estimating quantities of reserves, including many factors beyond Coeur’s control. Ore Reserve estimates are based upon engineering evaluations of samplings of drill holes and other openings. These estimates involve assumptions regarding future silver and gold prices, the geology of Coeur’s mines, the mining methods Coeur uses and the related costs Coeur incur to develop and mine Coeur’s reserves. Changes in these assumptions could result in material adjustments to Coeur’s reserve estimates. Coeur uses reserve estimates in determining the units-of-production depreciation and amortization expense, as well as in evaluating mine asset impairments.

Coeur reviews and evaluate Coeur’s long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Coeur utilizes the methodology set forth in Statement of Financial Accounting Standard (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to evaluate the recoverability of capitalized mineral property costs. An impairment is considered to exist if total estimated future cash flows or probability-weighted cash flows on an undiscounted basis is less than the carrying amount of the assets, including property, plant and equipment, mineral property, development property, and any deferred costs. The accounting estimates related to impairment are critical accounting estimates because the future cash flows used to determine whether an impairment exists is dependent on reserve estimates and other assumptions, including silver and gold prices, production levels, and capital and reclamation costs, all of which are based on detailed engineering life-of-mine plans. An impairment loss exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Any impairment loss recognized represents the excess of the asset’s carrying value as compared to its estimated fair value. Coeur reviews the carrying value of its assets whenever events or changes in circumstances indicate that the carrying amount of its assets may not be fully recoverable. During the first quarter of 2007, Coeur performed an asset impairment assessment on the Kensington project as a result of a triggering event. Coeur did not record any write-downs during the periods ended March 31, 2007 and 2006. Coeur did not record any impairments during the years ended December 31, 2006, 2005 and 2004.

Coeur depreciates its property, plant and equipment, mining properties and mine development using the units-of-production method over the estimated life of the ore body based on Coeur’s proven and probable recoverable reserves or on a straight-line basis over the useful life, whichever is shorter. The accounting estimates related to depreciation and amortization are critical accounting estimates because (1) the determination of reserves involves uncertainties with respect to the ultimate geology of Coeur’s reserves and the assumptions used in determining the economic feasibility of mining those reserves and (2) changes in estimated Proven and Probable Reserves and useful asset lives can have a material impact on net income.

Ore on Leach Pad

The Rochester mine utilizes the Heap Leach Process to extract silver and gold from ore. The Heap Leach Process is a process of extracting silver and gold by placing ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained silver and gold, which are then recovered in metallurgical processes.

The key stages in the conversion of ore into silver and gold are (i) the blasting process in which the ore is broken into large pieces; (ii) the processing of the ore through a crushing facility that breaks it into smaller pieces; (iii) the transportation of the crushed ore to the leach pad where the leaching solution is applied; (iv) the collection of the leach solution; (v) subjecting the leach solution to the precipitation process, in which gold and silver is converted back to a fine solid; (vi) the conversion of the precipitate into dorè; and (vii) the conversion by a third party refinery of the dorè into refined silver and gold bullion.

Coeur uses several integrated steps to scientifically measure the metal content of ore placed on the leach pads during the key stages. As the ore body is drilled in preparation for the blasting process, samples of the drill residue are assayed to determine estimated quantities of contained metal. Coeur estimates the quantity of ore by utilizing global positioning satellite survey techniques. Coeur then processes the ore through a crushing facility where the output is again weighed and sampled for assaying. A metallurgical reconciliation with the data collected from the mining operation is completed with appropriate adjustments made to previous estimates. Coeur then transports the crushed ore to the leach pad for application of the leaching solution. As the leach solution is collected from the leach pads, Coeur continuously samples for assaying. Coeur measures the quantity of leach solution by flow meters throughout the leaching and precipitation process. After precipitation, the product is converted to dorè, which is the final product produced by the mine. Coeur again samples and assay the dorè. Finally, a third party smelter converts the dorè into refined silver and gold bullion. At this point Coeur is able to determine final ounces of silver and gold available for sale. Coeur then review this end result and reconcile it to the estimates Coeur had used and developed throughout the production process. Based on this review, Coeur adjusts its estimation procedures when appropriate.

Coeur’s inventories include metals estimated to be contained in the ore on leach pad of $70.1 million as of June 30, 2007. Of this amount, $32.7 million is reported as a current asset and $37.4 million is reported as a noncurrent asset. The distinction between current and noncurrent is based upon the expected length of time necessary for the leaching process to remove the metals from the broken ore. The historical cost of the metal that is expected to be extracted within twelve months is classified as current and the historical cost of metals contained within the broken ore that will be extracted beyond twelve months is classified as noncurrent. The ore on leach pad inventory is stated at actual production costs incurred to produce and place ore on the leach pad during the current period, adjusted for the effects on monthly production costs of abnormal production levels.

The estimate of both the ultimate recovery expected over time, and the quantity of metal that may be extracted relative to such twelve month period, requires the use of estimates which are inherently inaccurate since they rely upon laboratory testwork. Testwork consists of 60 day leach columns from which Coeur projects metal recoveries into the future. The quantities of metal contained in the ore are based upon actual weights and assay analysis. The rate at which the leach process extracts gold and silver from the crushed ore is based upon laboratory column tests and actual experience occurring over approximately twenty years of leach pad operation at the Rochester Mine. The assumptions Coeur uses to measure metal content during each stage of the inventory conversion process includes estimated recovery rates based on laboratory testing and assaying. Coeur periodically reviews its estimates compared to actual experience and revises its estimates when appropriate. The length of time necessary to achieve Coeur’s currently estimated ultimate recoveries of 61.5% for silver and 93% for gold is estimated to be between 5 and 10 years. However, the ultimate recovery will not be known until leaching operations cease, which is currently estimated for 2011.

When Coeur began operations at the Rochester mine in 1986, based solely on laboratory testing, Coeur estimated the ultimate recovery of silver and gold at 50% and 80%, respectively. Since 1986, Coeur has adjusted the expected ultimate recovery 3 times (once in each of 1989, 1997 and 2003) based upon actual experience gained from leach operations. In 1989, Coeur increased its estimated recoveries for silver and gold to 55% and 85%, respectively. The change was accounted for prospectively as a change in estimate, which had the effect of increasing the estimated recoverable ounces of silver and gold contained in the heap by 1.6 million ounces and 10,000 ounces, respectively. In 1997, Coeur revised its estimated recoveries for silver and gold to 59% and 89%, respectively, which increased the estimated recoverable ounces of silver and gold contained in the heap by 4.7 million ounces and 39,000 ounces, respectively. Finally, in 2003, Coeur revised its estimated recoveries for silver and gold to 61.5% and 93%, respectively, which increased the estimated recoverable ounces of silver and gold contained in the heap by 1.8 million ounces and 41,000 ounces, respectively.

If Coeur’s estimate of ultimate recovery requires adjustment, the impact upon Coeur’s inventory valuation and upon Coeur’s income statement would be as follows:

	Positive/Negative			Positive/Negative
	Change in Silver Recovery			Change in Gold Recovery
	1%	2%	3%	1%	2%	3%

Quantity of recoverable ounces	1.7 million	3.5 million	5.2 million	13,214	26,428	39,642
Positive impact on future cost of production per silver equivalent ounce for increases in recovery rates	$1.28	$2.20	$2.90	$0.54	$1.01	$1.43
Negative impact on future cost of production per silver equivalent ounce for decreases in recovery rates	$1.90	$4.99	$10.98	$0.63	$1.36	$2.24

Inventories of ore on the leach pads are valued based upon actual production costs incurred to produce and place such ore on the leach pads during the current period, adjusted for the effects on monthly production of costs of abnormal production levels, less costs allocated to minerals recovered through the leach process. The costs consist of those production activities occurring at the mine site and include the costs, including depreciation, associated with mining, crushing and precipitation circuits. In addition, refining is provided by a third party refiner to place the metal extracted from the leach pad in a saleable form. These additional costs are considered in the valuation of inventory.

Reclamation and Remediation Costs

Reclamation and remediation costs are based principally on legal and regulatory requirements. Management estimates costs associated with reclamation of mining properties as well as remediation cost for inactive properties. Such costs related to active mines are accrued and charged over the expected operating lives of the mines using the units-of-production method.

The estimated undiscounted cash flows generated by Coeur’s assets and the estimated liabilities for reclamation and remediation are determined using Coeur’s assumptions about future costs, mineral prices, mineral processing recovery rates, production levels and capital and reclamation costs. Such assumptions are based on Coeur’s current mining plan and the best available information for making such estimates. On an ongoing basis, management evaluates its estimates and assumptions; however, actual amounts could differ from those based on such estimates and assumptions.

Income Taxes

Coeur computes income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires an asset and liability approach which results in the recognition of deferred tax liabilities and assets for the expected future tax consequences or benefits of temporary differences between the financial reporting basis and the tax basis of assets and liabilities, as well as operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse.

In assessing the realizability of deferred tax assets, Coeur’s management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Coeur’s management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. A valuation allowance has been provided for the portion of Coeur’s net deferred tax assets for which it is more likely than not that they will not be realized.

Results of Operations

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Revenues.  Sales of metal from continuing operations in the six months ended June 30, 2007 increased by $3.6 million, or 3.7%, over the same period of 2006 to $102.5 million. The increase in product sales of metal was primarily attributable to higher realized metal prices, partially offset by a decrease in the quantity of ounces sold during the six months ended June 30, 2007 compared to the same period in 2006. In the six months ended June 30, 2007, Coeur sold 5.5 million ounces of silver and 50,200 ounces of gold compared to 6.1 million ounces of silver and 54,900 ounces of gold for the same period in 2006. Realized silver and gold prices were $13.60 and $655 per ounce, respectively, in the six months ended June 30, 2007 compared to $11.82 and $620, respectively, in the comparable period of 2006.

Included in revenues is the by-product revenue associated with by-product metal sales consisting of gold. In the six months ended June 30, 2007, by-product revenues totaled $33.3 million compared to $33.4 million for the same period of 2006. The decrease in by-product revenues is primarily due to a decrease in the number of gold ounces sold offset by an increase in the realized prices for gold. Coeur believes, based on best estimates, that presentation of these revenue streams as by-products will continue to be appropriate in the future.

In the six months ended June 30, 2007, Coeur’s continuing operations produced a total of 5,627,661 ounces of silver and 50,005 ounces of gold, compared to 6,034,249 ounces of silver and 54,620 ounces of gold in the same period of 2006. The decrease in silver production is primarily due to decreased production from the Cerro Bayo and Broken Hill mines, offset by increased production from the Rochester, Martha and Endeavor mines.

Costs and Expenses.  Production costs applicable to sales from continuing operations in the six months ended June 30, 2007 increased by $6.1 million, or 14.6%, from the same period of 2006 to $47.8 million. The increase in the six months ended June 30, 2007 is primarily due to higher costs of labor, fuel, power and other consumables.

Depreciation and depletion decreased by $0.5 million, or 4%, for the first six months of 2007 compared to the first six months of 2006 primarily due to lower depletion expense from the Rochester mine.

Administrative and general expenses increased by $2.3 million, or 24%, in the six months ended June 30, 2007 compared to the same period in 2006 due to business development activities primarily related to the proposed Bolnisi and Palmarejo merger.

Exploration expenses increased by $1.5 million in the six months ended June 30, 2007 compared to the same period in 2006 as a result of increased exploration activity.

Litigation settlement expense increased slightly in the first six months of 2007 to $0.5 million as a result of accruals pursuant to the Federal Natural Resource settlement decree dated May 14, 2001. Under the terms of the settlement, Coeur is required to pay a net smelter royalty on all of its domestic and foreign operations until the earlier of May 14, 2021 or once the cumulative amount of $3.0 million has been paid. Coeur has made its final payment to the U.S. government called for under the May 2001 settlement agreement.

Other Income and Expenses.  Interest and other income in the six months ended June 30, 2007 increased by $1.6 million to $8.9 million compared with the same period of 2006. The increase was primarily due to higher levels of invested cash and short-term investments on hand during the six months ended June 30, 2007 compared to the same period in 2006.

Interest expense was $0.2 million in the six months ended June 30, 2007 compared to $0.9 million in the six months ended June 30, 2006. The decrease in interest expense is due to an increase in the amounts of interest expense capitalized as a result of higher capital expenditures at the Kensington and San Bartolome development projects. Capitalized interest was $1.1 million in the six months ended June 30, 2007 compared to $0.4 million in the same period of 2006.

Income Taxes.  For the six months ended June 30, 2007, Coeur reported an income tax provision of approximately $6.9 million compared to an income tax provision of $2.5 million in the same period of 2006. The following table summarizes the components of Coeur’s income tax provision for the six months ended June 30, 2007 and 2006.

	Six Months Ended
	June 30,
	2007	2006

Current:
United States — Alternative minimum tax	$(309)	$(469)
United States — Foreign withholding	(666)	(492)
Foreign — Argentina	(2,906)	(2,511)
Foreign — Australia	(1,773)	(2,141)
Deferred:
Foreign — Argentina	(174)	492
Foreign — Australia	(361)	199
Foreign — Chile	(739)	2,441

Income tax provision	$(6,928)	$(2,481)

During the six months ended June 30, 2007, due to higher metals prices, Coeur recognized a current provision in the U.S. and certain foreign operating jurisdictions. Further, Coeur accrued foreign withholding taxes of approximately $0.7 million on inter-company transactions from the U.S. parent to the Argentina and Australia subsidiaries. Finally, Coeur recognized a $1.3 million deferred tax provision in foreign jurisdictions from utilization of tax loss carryforwards in Chile and the recognition of taxable temporary differences in Argentina and Australia.

During the six months ended June 30, 2007, Coeur recorded $0.5 million in income tax provision resulting from its assessment of prior period tax contingencies across its various tax jurisdictions.

During the six months ended June 30, 2006, due to significantly higher metals prices, Coeur recognized a current provision in the U.S. and certain foreign operating jurisdictions. Further, Coeur recognized a $2.4 million deferred tax benefit in Chile related to the release of valuation allowance on net operating loss carryforwards due to significantly higher metal prices and additional proven and probable reserves.

Results of Discontinued Operations.  On June 1, 2006, Coeur completed the sale of 100% of the shares of Coeur Silver Valley Inc. to U.S. Silver Corporation for $15 million in cash plus a post-closing working capital adjustment of $1.1 million. Pursuant to FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, Coeur Silver Valley was classified as an asset held for sale and the results of operations reported in discontinued operations for all periods presented. Coeur recognized a gain of approximately $11.2 million on the sale in the six months ended June 30, 2006.

The following is a summary of Coeur’s discontinued operations included in the consolidated statements of operations for the six months ended June 30, 2006 (in thousands):

Six Months Ended
June 30, 2006

Sales of metal	$11,223
Production costs applicable to sales	(8,233)
Depreciation and depletion	(681)
Mining exploration	(279)
Other	(62)

Income from discontinued operations	$1,968
Gain on sale of net assets of discontinued operations	11,159

Net income from discontinued operations	$13,127

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues.  Sales of metal from continuing operations in the year ended December 31, 2006 increased by $60.3 million, or 39%, over the year ended December 31, 2005 to $216.6 million. The increase in sales of metal was primarily attributable to increased metal prices realized, partially offset by a decrease in the quantity of ounces of gold sold during 2006 as compared to 2005. In 2006, Coeur sold 12.8 million ounces of silver and 116,400 ounces of gold, compared to sales of 12.6 million ounces of silver and 146,749 ounces of gold in 2005. In the year ended December 31, 2006, Coeur realized average silver and gold prices of $12.03 and $623, respectively, compared with realized average prices of $7.47 and $452, respectively, in the prior year.

Included in revenues is the by-product revenue associated with by-product metal sales consisting of gold. In 2006, by-product revenues totaled $68.8 million compared to $64.4 million in 2005. The increase is due to an increase in realized prices for gold. Coeur believes, based on the best estimates, that presentation of these revenue streams as by-products from its current operations will continue to be appropriate in the future.

In the year ended December 31, 2006, Coeur produced a total of 12.8 million ounces of silver and 116,254 ounces of gold compared to 11.7 million ounces of silver and 133,945 ounces of gold in 2005. The increase in silver production in 2006, as compared to 2005, was primarily due to higher silver production from the Martha mine and the silver production from the Endeavor and Broken Hill mines, in which Coeur acquired certain silver production and reserves on May 23, 2005 and September 8, 2005, respectively, offset by decreased silver production at the Rochester and Cerro Bayo mines.

Costs and Expenses.  The following table sets forth year 2006 versus year 2005 costs and expenses:

The increase in production costs applicable to sales for the year is primarily the result of production costs associated with the Endeavor and Broken Hill mines, in which Coeur acquired the silver production and reserves on May 23, 2005 and September 8, 2005, respectively.

Depreciation and amortization increased in the year ended December 31, 2006 by $7.9 million, or 42%, over the prior year, primarily due to the increase in depletion associated with the newly acquired Endeavor and Broken Hill mines, and at the Rochester mine as a result of changes in its ore reserve estimates.

Administrative and general expenses decreased $1.3 million in the year ended December 31, 2006 compared to 2005 due primarily to a $1.4 million decrease in general corporate services and outside audit services related to financial reporting compliance activities, partially offset by a $0.1 million increase in holding costs on inactive properties.

Total exploration expenses decreased $1.1 million in the year ended December 31, 2006 compared to 2005, primarily as a result of lower exploration activities at the Kensington, Cerro Bayo and Martha mines.

Pre-development expense decreased $6.1 million due to the classification of the Kensington project as a development-stage property in third quarter of 2005.

Litigation settlement expenses increased by $0.8 million in 2006 to $2.4 million. During 2006, Coeur commenced payments pursuant to the Federal Natural Resource Settlement Decree dated May 14, 2001. Under the terms of the settlement, Coeur is required to pay royalties on all of its domestic and foreign operating properties, up to a cumulative maximum of $3.0 million, amounting to a 2% net smelter royalty on silver production if the price of silver exceeds $6.50 per ounce, and a $5.00 per ounce royalty on gold production if the price of gold exceeds $325 per ounce. The royalty payment obligation commenced on May 14, 2006 and expires after May 14, 2021. As of December 31, 2006, $2.5 million (including discontinued operations) of the $3.0 million has been paid. It is expected that the remaining $0.5 million will be paid in the first half of 2007.

During 2005, Coeur recorded a litigation settlement of $1.6 million related to Coeur’s settlement of the suit by Credit Suisse First Boston. See Note R to Coeur’s historical consolidated financial statements for the year ended December 31, 2006 attached as Annex C to this proxy statement.

Other Income and Expenses.  Interest and other income in the year ended December 31, 2006 increased by $11.5 million compared with the year ended December 31, 2005. The increase was primarily due to higher levels of invested cash and short-term investments on hand and higher interest rates earned on Coeur’s cash, cash equivalents and short-term investments. Interest expense decreased $1.3 million in the year ended December 31, 2006 compared to 2005, due to increased capitalized interest expense associated with the higher capital expenditures at the Kensington and San Bartolome development projects. Capitalized interest was $1.4 million in 2006 compared to $0.2 million in 2005.

Income Taxes.  For the year ended December 31, 2006, Coeur recorded an income tax provision of approximately $8.2 million compared to $1.5 million in 2005. The following table summarizes the components regarding Coeur’s income tax (provision) benefit for the years ended December 31, 2006 and 2005:

	Year Ended
	December 31,
	2006	2005

Current:
United States — Alternative minimum tax	$(900)	$212
United States — Foreign withholding	(713)	—
Foreign — Argentina	(4,842)	(66)
Foreign — Australia	(4,673)	—
Deferred:
Foreign — Argentina	65	929
Foreign — Australia	(93)	(404)
Foreign — Chile	2,930	(2,154)

Income tax benefit (provision)	$(8,226)	$(1,483)

In 2006, due to significantly higher metals prices, additional Proven and Probable Reserves, and a full year of operation in Australia, Coeur recognized a current provision in the U.S. and all foreign operating jurisdictions. Further, Coeur accrued foreign withholding taxes of approximately $0.7 million on interest payable on inter-company loans from the U.S. Parent to the Argentina and Australia subsidiaries. Finally, Coeur recognized an additional $2.9 million deferred tax benefit in Chile as anticipated metals prices and projections of future pre-tax income are sufficient to utilize the remaining net operating loss carry-forwards in Chile.

In 2005, Coeur recognized a $0.2 million current U.S. benefit from the refund of prior year alternative minimum taxes, an estimated current provision in Argentina, and $0.9 million Argentina deferred tax benefit from the anticipated utilization of other deductible temporary differences. Further, Coeur recognized a $0.4 million Australia deferred tax provision on originating temporary differences, and a $2.2 million Chile deferred tax provision related to the utilization of net operating loss carry-forwards for which deferred tax assets were previously recognized.

Results of Discontinued Operations.  On June 1, 2006, Coeur completed the sale of 100% of the shares of Coeur Silver Valley Inc. to U.S. Silver Corporation for $15 million in cash. Pursuant to FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, Coeur Silver Valley has been classified as an asset held for sale and reported in discontinued operations for the years ended December 31, 2006 and 2005. Coeur recognized a gain of approximately $11.1 million on the sale in 2006.

The following is a summary of Coeur’s discontinued operations included in the consolidated statements of operations for the years ended December 31, 2006 and 2005 (in thousands):

	Year Ended December 31,
	2006	2005

Sales of metal	$11,223	$16,052
Production costs applicable to sales	(8,233)	(16,698)
Depreciation and depletion	(681)	(1,996)
Mining exploration	(279)	(1,361)
Other	(95)	(192)

Income (loss) from discontinued operations, net of taxes	1,935	(4,195)
Gain on sales of net assets of discontinued operations	11,132	—

Net income (loss) for discontinued operations, net of taxes	$13,067	(4,195)

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues.  Sales of metal in the year ended December 31, 2005 increased by $47.2 million, or 43%, over the year ended December 31, 2004 to $156.3 million. The increase in sales was primarily attributable to an increase in the quantity of silver and gold sold during 2005 and increased metal prices realized in 2005 as compared to 2004. In 2005, Coeur sold 12.6 million ounces of silver and 146,749 ounces of gold, compared to sales of 9.7 million ounces of silver and 117,257 ounces of gold in 2004. In the year ended December 31, 2005, Coeur realized average silver and gold prices of $7.47 and $452, respectively, compared with realized average prices of $6.72 and $409, respectively, in the prior year.

Included in revenues is the by-product revenue associated with by-product metal sales consisting of gold. In 2005, by-product revenues totaled $64.4 million compared to $45.9 million in 2004. The increase is primarily due to an increase in the quantity of gold sold and higher gold prices realized in 2005 compared to 2004. Coeur believes, based on the best estimates, that presentation of these revenue streams as by-products from its current operations will continue to be appropriate in the future.

In the year ended December 31, 2005, Coeur produced a total of 11.7 million ounces of silver and 133,945 ounces of gold compared to 10.6 million ounces of silver and 129,332 ounces of gold in 2004. The higher silver production in 2005, as compared to 2004, was primarily due higher silver production from the Rochester and Martha mines. In addition, on May 23, 2005, Coeur acquired silver production and reserves contained at the Endeavor mine in Australia, which is owned and operated by Cobar Operations Pty. Limited, a subsidiary of CBH Resources Ltd. Coeur’s share of silver production there amounted to 316,169 ounces. On September 8, 2005, Coeur acquired silver production and reserves contained at the Broken Hill mine in Australia, which is owned and operated by Perilya Broken Hill Ltd. Coeur’s share of silver production at that mine from September 8, 2005 to December 31, 2005 amounted to 657,093 ounces.

Costs and Expenses.  The following table sets forth year 2005 versus year 2004 costs and expenses:

The increase in production costs applicable to sales for the year is primarily the result of higher diesel, utility and operating materials and supply costs at Coeur’s mining operations and Coeur’s operating costs associated with Coeur’s newly acquired interests in the Endeavor and Broken Hill mines.

Depreciation and amortization increased in the year ended December 31, 2005 by $2.1 million, or 12%, over the prior year, primarily due to the increased depletion associated with Coeur’s newly acquired interests in the Endeavor and Broken Hill mines.

Administrative and general expenses increased $3.1 million in the year ended December 31, 2005 compared to 2004 due primarily to higher outside audit services of $1.4 million related to financial reporting compliance activities, higher compensation costs of $0.7 million and $1.0 million in increased other general administration expenses.

Exploration expenses increased $2.5 million in the year ended December 31, 2005 compared to 2004, due to increased exploration activities at the Kensington, Cerro Bayo and Martha mines.

Pre-development expense decreased $5.4 million due to the classification of the San Bartolome and Kensington projects as development-stage properties in the fourth quarter of 2004 and the third quarter of 2005, respectively.

During 2005, Coeur recorded a litigation settlement of $1.6 million related to Coeur’s settlement of the suit by Credit Suisse First Boston. See Note T to Coeur’s historical consolidated financial statements for the year ended December 31, 2006 attached as Annex C to this proxy statement.

Other Income and Expenses.  Interest and other income in the year ended December 31, 2005 increased by $5.2 million compared with the year ended December 31, 2004 due to higher interest rates earned on Coeur’s cash, cash equivalents and short-term investments. Interest expense decreased $0.3 million in the year ended December 31, 2005 compared to 2004, due to the fact that Coeur began capitalizing a portion of its interest expense associated with the capitalization of development expenditures at the Kensington and San Bartolome development projects. Capitalized interest was $0.2 million in 2005 compared to $0.1 million in 2004.

Expenses of $15.7 million were incurred in 2004 in connection with Coeur’s tender offer for outstanding shares of Wheaton River Minerals Ltd. That offer expired on September 30, 2004, with Coeur not purchasing any Wheaton shares tendered due to unsatisfied conditions of the offer. No such expenses were incurred in 2005.

Income Taxes.  For the year ended December 31, 2005, Coeur recorded an income tax provision of approximately $1.5 million compared to a tax benefit of approximately $5.8 million in 2004. The following table summarizes the components of Coeur’s income tax provision (benefit) for the years 2005 and 2004:

	Year Ended
	December 31,
	2005	2004

Current:
United States — Alternative minimum tax	$212	$1,382
Foreign — Argentina	(66)	—
Deferred:
Foreign — Argentina	929	—
Foreign — Australia	(404)	—
Foreign — Chile	(2,154)	4,403

Income tax benefit (provision)	$(1,483)	$5,785

In 2005, Coeur recognized a $0.2 million current U.S. benefit from the refund of prior year alternative minimum taxes, an estimated current provision in Argentina, and $0.9 million Argentina deferred tax benefit from the anticipated utilization of other deductible temporary differences. Further, Coeur recognized a $0.4 million Australia deferred tax provision on originating temporary differences, and a $2.2 million Chile deferred tax provision related to the utilization of net operating loss carry-forwards for which deferred tax assets were previously recognized.

In 2004, Coeur recognized a $1.4 million U.S. current benefit associated with the reversal of a prior year tax accrual and a $4.4 million Chile deferred tax benefit associated with the anticipated utilization of net operating loss carry-forwards.

Results of Discontinued Operations.  On June 1, 2006, Coeur completed the sale of 100% of the shares of Coeur Silver Valley Inc. to U.S. Silver Corporation for $15 million in cash. Pursuant to FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, Coeur Silver Valley has been classified as an asset held for sale and reported in discontinued operations for years ended December 31, 2005 and 2004. Coeur recognized a gain of approximately $11.1 million on the sale in 2006.

The following is a summary of Coeur’s discontinued operations included in the consolidated statements of operations for the years ended December 31, 2005 and 2004 (in thousands):

	Year Ended December 31,
	2005	2004

Sales of metal	$16,052	$23,759
Production costs applicable to sales	(16,698)	(18,637)
Depreciation and depletion	(1,996)	(1,967)
Mining exploration	(1,361)	(1,620)
Other	(192)	(357)

Income (loss) from discontinued operations	$(4,195)	$1,178

Liquidity and Capital Resources

Working Capital; Cash and Cash Equivalents

Coeur’s working capital at June 30, 2007, decreased by $71.7 million to approximately $311.4 million compared to $383.1 million at December 31, 2006. The decrease in working capital was primarily attributed to decreased cash flow and increased capital spending related to the Kensington and San Bartolome projects. The ratio of current assets to current liabilities was 5.9 to 1 at June 30, 2007, compared to 7.5 to 1 at December 31, 2006.

Net cash provided by operating activities in the second quarter of 2007 was $11.5 million compared to net cash provided by operating activities of $32.0 million in the second quarter of 2006. The decrease of $20.5 million in cash flow from operations is primarily due to the change in net income. Net cash used in investing activities in the second quarter of 2007 was $52.9 million compared to net cash used in investing activities of $6.2 million in the prior year’s comparable period. The decrease of $46.7 million in cash used in investing activities is due to an increase in purchases of short-term investments and an increase in capital expenditures related to construction activities at the Kensington and San Bartolome projects. Net cash used in financing activities was $0.4 million in the second quarter of 2007, compared to $0.1 million used in the second quarter of 2006. As a result of the above, cash and cash equivalents decreased by $41.8 million in the second quarter of 2007 compared to an increase of $25.7 million for the comparable period in 2006.

Net cash provided by operating activities in the six months ended June 30, 2007 was $34.2 million compared to net cash provided by operating activities of $49.2 million in the six months ended June 30, 2006. The decrease of $15.0 million in cash flow from operations is primarily due to the change in net income. Net cash used in investing activities in the first six months of 2006 was $67.6 million compared to net cash used in investing activities of $35.8 million in the prior year’s comparable period. The increase of $31.8 million in cash used in investing activities is due to an increase in capital expenditures related to construction activities at the Kensington and San Bartolome projects and due to the fact $14.4 million was provided by the sale of discontinued operations in 2006. Net cash used in financing activities was $1.1 million in the first six months of 2007, compared to $145.4 million provided by financing activities in the first six months of 2006. The decrease was primarily due to the receipt of proceeds from the issuance of common stock which was completed in the first quarter of 2006. As a result of the above, cash and cash equivalents decreased by $34.4 million in the first six months of 2007 compared to an increase of $158.8 million for the comparable period in 2006.

Net cash provided by operating activities in 2006 was $91.2 million compared with net cash provided by (used in) operating activities of $6.7 million in 2005 and $(18.6) million in 2004. The changes were primarily a result of the following:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Cash collected from customers	$212,102	$136,967	$109,383
Cash paid to suppliers, employees, etc.	(139,417)	(134,321)	(135,422)
Interest received	17,674	9,620	4,585
Interest paid	(921)	(2,186)	(1,507)
Discontinued operations	1,792	(3,404)	4,379

Net cash provided by operating activities	$91,230	$6,676	$(18,582)

A total of $20.3 million was used in investing activities in 2006 compared to $51.8 million used in 2005. The decrease of $31.5 million is primarily due to an increase in capital expenditures related to the construction activities at the Kensington and San Bartolome projects and the acquisition of silver reserves and production from the Endeavor and Broken Hill mines, partially offset by net proceeds from sales of short-term investments.

Prior to December 31, 2006, Coeur concluded that it was appropriate to classify its investments in auction rate securities as short-term investments. Previously such investments had been classified as cash and cash equivalents. Accordingly, Coeur have revised the classification to report these investments as short-term investments on the consolidated balance sheets as of December 31, 2005 and December 31, 2004. Coeur also made corresponding adjustments to the consolidated statements of cash flows for the periods ended December 31, 2005 and December 31, 2004 to reflect the gross purchases and sales of these investments as investing activities rather than as a component of cash and cash equivalents. As of December 31, 2005 and December 31, 2004, $159.7 million and $207.9 million respectively, of these investments were reclassified from cash and cash equivalents to short-term investment on the consolidated Balance Sheet. This reclassification had no effect on the total current assets, shareholders’ equity, net income (loss), net income (loss) per share, or on cash provided by (used in) operating activities.

Coeur’s financing activities provided $144.9 million of cash during 2006 compared to $34.8 million in 2005. The increase is primarily due to the sale of 27.6 million shares of common stock during the first quarter of 2006.

Coeur believes its cash, cash equivalents and short-term investments and cash from operations will be adequate to meet its obligations during the next twelve months. Nevertheless, if Coeur decides to pursue additional mineral interests or acquisitions, additional equity issuances or financing may be necessary. There can be no assurances that such financing will be available when or if needed.

Coeur estimates approximately $235 million will be spent during 2007 on capital expenditures at its operating mines and development-stage properties.

Capitalized Expenditures

During 2006, Coeur expended $1.2 million at the Rochester mine, $10.0 million for continuing mine development at the Cerro Bayo and Martha mine properties, $0.6 million at the Galena mine, $0.6 million for corporate and other activities, $14.6 million for the development of the San Bartolome project and $121.5 million for construction and development activities at the Kensington project. During 2007, Coeur plans to expend approximately $0.3 million for investment activities at the Rochester mine, $11.1 million at Cerro Bayo, $2.9 million at Martha, $77.7 million at the Kensington development property, $119.4 million at the San Bartolome development property and $1.0 million for corporate and other activities. In addition, Coeur expects to spend approximately $22.7 million in 2007, related to the remaining payment for the purchase of the Endeavor silver reserves.

Debt and Capital Resources

At June 30, 2007, Coeur had $272.5 million of cash, cash equivalents and short-term investments. Coeur’s management therefore believes that its existing and available cash and cash flow from operations will allow it to meet its obligations for the next twelve months. Coeur estimates approximately $185.1 million will be spent in the remainder of 2007 on capital expenditures at its operating mines and development-stage properties.

A summary of financing transactions for the years 2004 to 2006 is as follows:

2004 Redemption.  On February 11, 2004, Coeur announced the redemption of the remaining outstanding $9.6 million principal amount of Coeur’s 7 1/4% Convertible Subordinated Debentures due October 15, 2005. On March 11, 2004, Coeur redeemed the remaining outstanding $9.6 million principal amount of the 7 1/4% Debentures.

2004 Issuance of 1 1/4% Convertible Senior Notes.  On January 13, 2004 Coeur completed its offering of $180 million aggregate principal amount of 1 1/4% Convertible Senior Notes due 2024 (“1 1/4% Notes”). The 1 1/4% Notes are convertible into shares of Coeur common stock at a conversion rate of approximately 131.5789 shares of Coeur common stock per $1,000 principal amount of Notes, representing a conversion price of $7.60 per share. Interest on the notes was payable in cash at the rate of 1 1/4% per annum beginning July 15, 2004. Coeur intends to use the proceeds of the offering for general corporate purposes, which may include the development of its Kensington gold project and its San Bartolome silver project, or the acquisition of precious metals properties or businesses. Construction commenced at the San Bartolome and Kensington projects on October 1, 2004 and July 1, 2005, respectively. The 1 1/4% Notes are general unsecured obligations, senior in right of payment to Coeur’s other indebtedness. The offering was made through an underwriting led by Deutsche Bank Securities. Offering of the 1 1/4% Notes was made only by means of a prospectus under Coeur’s existing shelf registration statement, including the accompanying prospectus supplement relating to the 1 1/4% Notes.

Issuances of Common Stock.  During 2004, Coeur completed a public offering of 26.6 million shares of common stock at a public offering price of $4.50 per share, which included 1.6 million shares purchased by the underwriter at the offering price to cover over allotment. Coeur realized total net proceeds for the offering of $113.1 million after payment of the underwriters’ discount. Offering costs incurred were $6.7 million.

During 2005, Coeur completed a public offering of 9.9 million shares of common stock at a public offering price of $3.70 per share. Coeur realized total net proceeds for the offering of $35.9 million after payment of the underwriters’ discount. Offering costs incurred were $0.6 million.

During the first quarter of 2006, Coeur completed a public offering of 27.6 million shares of common stock at a public offering price of $5.60 per share. Coeur realized net proceeds of $146.2 million after payment of the underwriters’ discount and other offering costs. Offering costs incurred were $8.3 million.

Contractual Obligations

The following table summarizes Coeur’s contractual obligations at December 31, 2006 and the effect such obligations are expected to have on Coeur’s liquidity and cash flow in future periods.

	Payments Due by Period
		Less Than	1-3	3-5	More Than
Contractual Obligations	Total	1 Year	Years	Years	5 Years

Convertible debt(1)	$180,000	$—	$—	$—	$180,000
Interest on convertible debt	38,250	2,250	4,500	4,500	27,000
Operating Lease(2)	380	380	—	—	—
Capital Lease(3)	916	916	—	—	—
Kensington Trust(4)	839	345	494	—	—
Hyak Mining Lease	9,699	231	462	3,462	5,544
Phlahipo Lease with Comibol	15,270	2,121	9,825	3,324	—
TDA Grant(5)	546	546	—	—	—
Reclamation and mine closure(6)	51,778	4,962	4,498	6,437	35,881
Severance(7)	5,168	2,170	—	1,183	1,815

Total	$302,846	$13,921	$19,779	$18,906	$250,240

(1)	The $180.0 million principal amount of 1 1/4% Debentures due 2024 outstanding at December 31, 2006 are convertible into shares of common stock at the option of the holder on January 15, 2011, 2014 and 2019 unless previously redeemed at a conversion rate of approximately 131.5789 shares of Coeur common stock per $1,000 principal amount of Notes, representing a conversion price of $7.60 per share, subject to adjustment in certain events.

Coeur is required to make semi-annual interest payments. The Debentures are redeemable at the option of Coeur before January 18, 2011, if the closing price of Coeur’s common stock over a specified number of trading days has exceeded 150% of the conversion price, and anytime thereafter. The Debentures have no other funding requirements until maturity on January 15, 2024.

(2)	Coeur has entered into various operating lease agreements which expire over a period of one year.

(3)	Coeur has entered into various capital lease agreements for commitments principally over the next year.

(4)	Purchase obligation for the Kensington property in Alaska.

(5)	Coeur obtained a U.S. government grant to promote development in Bolivia. The amount received is expected to be reimbursed in 2007.

(6)	Reclamation and mine closure amounts represent Coeur’s estimate of the discounted cash flows of its legal obligation to reclaim and remediate mining properties. This amount will increase over the passage of time for accretion of the obligation and will decrease as reclamation and remediation work is completed. Amounts shown on table are undiscounted.

(7)	Severance amounts represent a termination benefit program at the Rochester mine as the mine approaches.

Environmental Compliance Expenditures

For the years ended December 31, 2006, 2005, and 2004, Coeur expended $5.6 million, $4.9 million and $4.2 million, respectively, in connection with routine environmental compliance activities at its operating properties. Such activities include monitoring, earth moving, water treatment and re-vegetation activities.

Coeur estimates that environmental compliance expenditures during 2007 will be approximately $4.0 million to obtain permit modifications and other regulatory authorizations. Future environmental expenditures will be determined by governmental regulations and the overall scope of Coeur’s operating and development activities. Coeur places a very high priority on its compliance with environmental regulations.

Off-Balance Sheet Arrangements

Coeur has no off-balance sheet arrangements.

Recent Accounting Pronouncements with Delayed Effective Dates

Income Taxes

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (FIN 48) an Interpretation of FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax positions taken or expected to be taken in a tax return. FIN 48 requires that Coeur recognize in its financial statements the impact of a tax position, if that tax position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 were effective beginning January 1, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of retained earnings. Coeur adopted FIN 48 on its effective date.

Fair Value Measurements

In September 2006, the FASB issued FASB Statement No. 157 “Fair Value Measurements” (FAS 157). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for Coeur’s fiscal year ending December 31, 2008. Coeur is currently evaluating the impact of the adoption of this statement on Coeur’s consolidated financial position, results of operations and disclosures.

Quantitative and Qualitative Disclosure About Market Risk

Coeur is exposed to various market risks as a part of its operations. In an effort to mitigate losses associated with these risks, Coeur may, at times, enter into derivative financial instruments. These may take the form of forward sales contracts, foreign currency exchange contracts and interest rate swaps. Coeur does not actively engage in the practice of trading derivative securities for profit. This discussion of Coeur’s market risk assessments contains “forward looking statements” that contain risks and uncertainties. Actual results and actions could differ materially from those discussed below.

Coeur’s operating results are substantially dependent upon the world market prices of silver and gold. Coeur has no control over silver and gold prices, which can fluctuate widely and are affected by numerous factors, such as supply and demand and investor sentiment. In order to mitigate some of the risk associated with these fluctuations, Coeur will at times, enter into forward sale contracts. Coeur continually evaluates the potential benefits of engaging in these strategies based on current market conditions. Coeur may be exposed to nonperformance by counterparties as a result of its hedging activities. This exposure would be limited to the amount that the market price of the metal falls short of the contract price. Coeur has historically sold silver and gold produced by Coeur’s mines pursuant to forward contracts and at spot prices prevailing at the time of sale. Since 1999, Coeur has not engaged in any silver hedging activities and is currently not engaged in any gold hedging activities.

Coeur enters into concentrate sales contracts with third-party smelters. The contracts, in general, provide for a provisional payment based upon provisional assays and quoted metal prices and the provisionally priced sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of concentrates at the forward price at the time of sale. The embedded derivative, which is the final settlement price based on a future price, does not qualify for hedge accounting. These embedded derivatives are recorded as derivative assets (in Prepaid expenses and other), or derivative liabilities (in Accrued liabilities and other), on the balance sheet and are adjusted to fair value through earnings each period until the date of final settlement.

At June 30, 2007, Coeur had outstanding provisionally priced sales of $73.1 million, consisting of 3.8 million ounces of silver and 34,159 ounces of gold, which had a fair value of approximately $73.1 million including the embedded derivative. For each one cent per ounce change in realized silver price, revenue would vary (plus or minus) approximately $38,300; and for each one dollar per ounce change in realized gold price, revenue would vary (plus or minus) approximately $34,200.

Coeur operates in several foreign countries, specifically Bolivia, Chile, and Argentina, which exposes it to risks associated with fluctuations in the exchange rates of the currencies involved. As part of its program to manage foreign currency risk, from time to time, Coeur enters into foreign currency forward exchange contracts. These contracts enable Coeur to purchase a fixed amount of foreign currencies. Gains and losses on foreign exchange contracts that are related to firm commitments are designated and effective as hedges and are deferred and recognized in the same period as the related transaction. All other contracts that do not qualify as hedges are marked to market and the resulting gains or losses are recorded in income. Coeur continually evaluates the potential benefits of entering into these contracts to mitigate foreign currency risk and proceeds when it believes that the exchange rates are most beneficial. During the first quarter of 2006, Coeur entered into forward foreign currency exchange contracts to reduce the foreign exchange risk associated with forecasted Chilean peso operating costs for 2006 at its Cerro Bayo mine. The contracts require Coeur to exchange U.S. dollars for Chilean pesos at a weighted average exchange rate of 535 pesos to each U.S. dollar. At June 30, 2007, Coeur had foreign exchange contracts of $3.9 million in U.S. dollars which settle monthly through the remainder of 2007. For the six months ended June 30, 2007, Coeur recorded a realized gain of approximately $27,000 in connection with its foreign currency hedging program. As of June 30, 2007, the fair value of the foreign exchange contracts was an asset of $0.3 million.

All of Coeur’s long-term debt at June 30, 2007, is fixed-rate based. The fair value of Coeur’s long-term debt at June 30, 2007 was $159.5 million. The fair value was estimated based upon bond market closing prices at June 30, 2007.

Legal Proceedings

Federal Natural Resources Action

An action was filed on March 22, 1996 in the United States District Court for the District of Idaho by the United States against various defendants, including Coeur, asserting claims under CERCLA and the CWA for alleged damages to federal natural resources in the Coeur d’Alene River Basin of Northern Idaho. The damages are claimed to result from alleged releases of hazardous substances from mining activities conducted in the area since the late 1800s.

In May 2001, Coeur and representatives of the U.S. Government, including the EPA, the Department of Interior and the Department of Agriculture, reached an agreement to settle the lawsuit. The terms of settlement, which have been fully satisfied by Coeur as of June 30, 2007, are set forth in a Consent Decree issued by the court. Pursuant to the terms of the Consent Decree, dated May 14, 2001, Coeur has paid the U.S. Government a total of approximately $3.9 million, of which $3.3 million was paid in May 2001 and the remaining $0.6 million was paid in June 2001. In addition, Coeur (i) will pay the U.S. 50% of any future recoveries from insurance companies for claims for defense and indemnification under general liability insurance policies in excess of $0.6 million, (ii) has accomplished certain cleanup work on the Mineral Point property and Caladay property, and (iii) has made a conveyance to the U.S. of certain real property to be used as a waste repository. Finally, commencing five years after effectiveness of the settlement, Coeur is obligated to pay royalties on all of its domestic and foreign operating properties, up to a cumulative of $3.0 million, amounting to a 2% net smelter royalty on silver production if the price of silver exceeds $6.50 per ounce, and a $5.00 per ounce royalty on gold production if the price of gold exceeds $325 per ounce. The royalty payment obligation commenced on May 14, 2006 and was to expire after May 14, 2021. As of June 30, 2007, the entire $3.0 million has been paid. Coeur does not anticipate that there will be any future recoveries from insurance companies. Therefore, the terms of settlement have been fully satisfied.

States of Maine, Idaho and Colorado Superfund Sites Related to Callahan Mining Corporation

During 2001, the USFS made a formal request for information regarding the Deadwood Mine Site located in central Idaho. Callahan Mining Corporation had operated at this site during the 1940’s. The Forest Service believes that some cleanup action is required at the location. However, Coeur d’Alene Mines Corporation did not acquire Callahan until 1991, more than 40 years after Callahan disposed of its interest in the Deadwood property. Coeur did not make any decisions with respect to generation, transport or disposal of hazardous waste at the site.

Therefore, it is believed that Coeur is not liable for any cleanup, and if Callahan might be liable, it has no substantial assets with which to satisfy any such liability. To date, no claim has been made by the U.S. for any cleanup costs against either Coeur or Callahan.

During 2002, the EPA made a formal request for information regarding a Callahan mine site in the State of Maine. Callahan operated there in the late 1960’s, shut the operations down in the early 1970’s and disposed of the property. The EPA contends that some cleanup action is warranted at the site, and listed it on the National Priorities List in late 2002. Coeur believes that because it made no decisions with respect to generation, transport or disposal of hazardous waste at this location, it is not liable for any cleanup costs. If Callahan might have liability, it has no substantial assets with which to satisfy such liability. To date, no claim has been made for any cleanup costs against either Coeur or Callahan.

In January 2003, the USFS made a formal request for information regarding a Callahan mine site in the State of Colorado known as the Akron Mine Site. Callahan operated there in approximately the late 1930s through the 1940s, and to Coeur’s knowledge, disposed of the property. Coeur is not aware of what, if any, cleanup action the Forest Service is contemplating. However, Coeur did not make decisions with respect to generation, transport or disposal of hazardous waste at this location, and therefore believes it is not liable for any cleanup costs. If Callahan might have liability, it has no substantial assets with which to satisfy such liability. To date, no claim has been made for any cleanup costs against either Coeur or Callahan.

Kensington Project Permit Challenge

On September 12, 2005 three environmental groups (“Plaintiffs”) filed a lawsuit in Federal District Court in Alaska against the Corps of Engineers and the USFS seeking to invalidate the permit issued to Coeur Alaska, Inc. for Coeur’s Kensington mine. The Plaintiffs claim the CWA Section 404 permit issued by the Corps of Engineers authorizing the deposition of mine tailings into Lower Slate Lake conflicts with the CWA and is thus illegal. They additionally claim the USFS’s approval of the Amended Plan of Operations is arbitrary and capricious because it relies on the CWA Section 404 permit issued by the Corps of Engineers.

On November 8, 2005, the Corps of Engineers filed a Motion for Voluntary Remand with the court to review the permit issued to Coeur under the CWA Section 404 and requested that the Court stay the legal proceeding filed by the Plaintiffs pending the outcome of review. On November 12, 2005, the Federal District Court of Alaska (“District Court”) granted the remand of the permit to the Corps of Engineers for further review. On November 22, 2005, the Corps of Engineers advised Coeur that it was suspending the CWA Section 404 permit pursuant to the Court’s remand to further review the permit.

On March 29, 2006, the Corps of Engineers reinstated Coeur’s CWA Section 404 permit. On April 6, 2006 the lawsuit challenging the permit was re-opened and Coeur Alaska, Inc. filed its answer to the Amended Complaint and Motion to Intervene as a Defendant-Intervenor in the action. Two other parties, the State of Alaska and Goldbelt, Inc., a local native corporation, also filed Motions to Intervene as Defendant-Intervenors as supporters of the Kensington project as permitted. Coeur, the State of Alaska and Goldbelt, Inc., were granted Defendant-Intervenors status and joined the agencies in their defense of the permits as issued.

On August 4, 2006, the District Court dismissed the Plaintiffs’ challenge and upheld the CWA Section 404 permit. On August 7, 2006 the Plaintiffs filed a Notice of Appeal of the decision to the Ninth Circuit Court of Appeals (“Circuit Court”) and on August 9, 2006 Plaintiffs additionally filed a Motion for Injunction Pending Appeal with the Circuit Court. The Circuit Court granted a temporary injunction pending appeal on August 24, 2006, enjoining certain activities relating to the lake tailings facility.

On March 7, 2007, the Department of Justice (“DOJ”), on behalf of the Corps of Engineers, filed a motion for authorization under injunction pending appeal to permit construction of a western interception ditch which related to site stabilization due to spring snowmelt. On March 16, 2007, the Circuit Court panel issued an Order which denied the western interception ditch work plan. On May 22, 2007, the Ninth Circuit Court of Appeals reversed the District Court’s August 4, 2006 decision which had upheld Coeur’s 404 permit and issued its opinion that remanded the case to the District Court with instructions to vacate Coeur’s 404 permit as well as the USFS Record of Decision approving the general tailings disposal plan as well as the Goldbelt 404 permit to construct the Cascade Point

Marine Facility. The DOJ, on behalf of the Corps of Engineers and the USFS, filed for an extension of time to file a Petition for Rehearing with the Ninth Circuit. The extension was granted on June 29, 2007. On August 20, 2007, Coeur Alaska filed a Petition for Rehearing En Banc with the Ninth Circuit Court of Appeals, as did the State of Alaska and Goldbelt, Inc. The Department of Justice, acting on behalf of the federal agencies USFS, EPA and Corps of Engineers, additionally filed a limited Petition for Rehearing with the Ninth Circuit panel seeking reconsideration of the mandate of the May 22, 2007 panel. The Court ordered reply briefing by the Plaintiffs on August 27, 2007 which were filed on October 11, 2007. The petitions are currently pending. Coeur cannot now predict the potential for obtaining an appeal or if it will prevail upon appeal if one is granted.

This litigation has contributed to an increase in capital costs. While Coeur believes it will ultimately prevail in the defense of the awarded permits, in the event that Coeur does not prevail, it could be necessary to seek an alternate site for the tailings disposal facility. Coeur is not aware of an alternate site that could be permitted or would be economic. Therefore, it is possible that the failure to obtain reversal upon appeal could render the project uneconomic and an asset impairment would be necessary. Based upon Coeur’s estimates, an impairment writedown could be necessary should the expectation of the long-term price for gold decrease below approximately $535 per ounce. As of June 30, 2007, the Kensington project had a carrying value of its long-lived assets of $231 million.

Directors and Officers

The following table sets forth certain information regarding Coeur’s current executive officers:

Name	Age	Positions with Coeur	Since

Dennis E. Wheeler	64	Chairman of the Board Chief Executive Officer and President	1992 1986
James A. Sabala	53	Executive Vice President, Chief Financial Officer and Treasurer	2003
Richard Weston	55	Senior Vice President, Operations	2007
Donald J. Birak	54	Senior Vice President, Exploration	2004
James K. Duff	62	President, South American Operations	2005
Alan L. Wilder	58	Senior Vice President, Project Development	2004
Mitchell J. Krebs	35	Senior Vice President, Corporate Development	2003
Kelli C. Kast	40	Vice President, General Counsel and Corporate Secretary	2005
Luke J. Russell	51	Vice President, Environmental Services	2005
Tom T. Angelos	51	Vice President, Controller and Chief Accounting Officer	2004
Carolyn S. Turner	39	Assistant Treasurer	2006

Dennis E. Wheeler has been Chairman of the Board of Coeur d’Alene Mines Corporation since May 1992 and Chief Executive Officer since December 1986. Previously, Mr. Wheeler served as President of Coeur, commencing in December 1980. Mr. Wheeler was our Chief Administrative Officer from December 1980 to December 1986, Secretary from January 1980 to December 1980 and Senior Vice President and General Counsel from 1978 to 1980.

James A. Sabala was appointed as Executive Vice President and Chief Financial Officer of Coeur in January 2003. Prior to that, Mr. Sabala was Vice President and Chief Financial Officer of Stillwater Mining Company from 1998 to 2003, and from 1981 to 1998 was employed by Coeur in various capacities.

Richard M. Weston was appointed Senior Vice President Operations in May 2007. Prior to that he served as Senior Vice President and Managing Director of Coeur Australia Pty. Limited and Vice President of South American Operations from December 2006 to May 2007 and also served as Senior Vice President and Managing Director of Coeur Australia and Vice President of South American Operations. Mr. Weston was employed with Barrick Australia, as General Manager of Cowal Gold Project, and Rio Tinto Australia as General Manager of the ERA, Ranger, and Jabiluka mines.

Donald J. Birak was appointed as Senior Vice President — Exploration of Coeur in January 2004. Prior to that, Mr. Birak was employed with AngloGold North America, Inc. from March 1999 to January 20, 2004, as Vice President — Exploration.

James K. Duff was appointed President South American Operations September of 2005. Prior to that Mr. Duff served as President Empressa Manquiri SA from June 2005 to September 2005. Prior to that he was employed as an independent contractor by Coeur from November 2002 to June 2005 and employed from March 1990 to November 2002 as Vice President Business Development for Coeur d’Alene Mines.

Alan L. Wilder was appointed Senior Vice President, Project Development in July 2004. Prior to that, Mr. Wilder was an independent consultant from July 2002 to July 2004 for Glamis Gold and Coeur d’Alene Mines Corporation. Prior thereto, he was Project Manager for BHP Tintaya from February 2000 to June 2002 and from 1999 to 2000 he was an independent consultant for the mining industry.

Mitchell J. Krebs was appointed to the position of Senior Vice President, Corporate Development of Coeur in May 2006. Prior to that, Mr. Krebs served as Vice President, Corporate Development of Coeur from February 2003 to May 2006. Mr. Krebs was employed as an independent consultant by the company from May 2000 through January 2003. From August 1999 through April 2000, Mr. Krebs was an associate with Allied Capital Corporation, a private equity firm. From August 1995 through November 1997, Mr. Krebs was employed by Coeur as Manager, Acquisition Evaluation. Mr. Krebs was an analyst for the mergers and acquisitions group at PaineWebber Inc. from August 1993 to August 1995.

Kelli C. Kast was appointed Vice President, General Counsel and Corporate Secretary in May 2005. Prior to that Ms. Kast served as Corporate Counsel for HealtheTech. Inc. from April 2004 to April 2005. Prior thereto, she served as Assistant General Counsel and Corporate Secretary for Global Water Technologies Inc. and Psychrometric Systems, Inc. from December 1997 through February 2003.

Luke J. Russell was appointed Vice President of Environmental Services at Coeur in 2005. Prior to that, Mr. Russell was Coeur d’Alene Basin Project Manager for the State of Idaho’s Department of Environmental Quality. Before that, he held a series of increasingly responsible positions in the management of environmental affairs at major mining companies and was previously Director of Environmental and Government Affairs for Coeur from 2004 to 2005 and 1995 to 2000.

Tom T. Angelos was appointed Vice President, Controller and Chief Accounting Officer in December 2006. Prior to that, he had held the position of Controller and Chief Accounting Officer of Coeur since 2004. Mr. Angelos was previously Controller of Stillwater Mining Company from 1998 to 2004, and from 1983 to 1998 was employed by Coeur in various capacities.

Carolyn S. Turner was appointed Assistant Treasurer in December 2006. Prior to that Ms. Turner served as Director of Budgeting and Forecasting from 2005 to 2006 and from 1996 to 2005 held various positions at Coeur Silver Valley, most recently as Administrative Manager.

The following table sets forth certain information regarding Coeur’s current directors:

Name	Age	Positions with Coeur	Since

Dennis E. Wheeler	64	Chairman of the Board	1992
		Chief Executive Officer and President	1986
		Director	1978
James J. Curran	68	Director	1989
John H. Robinson	57	Director	1998
Robert E. Mellor	64	Director	1998
Timothy R. Winterer	70	Director	1998
J. Kenneth Thompson	55	Director	2002
Andrew Lundquist	46	Director	2005
Alex Vitale	42	Director	2005
Sebastian Edwards	53	Director	2007

Dennis E. Wheeler is the Chairman of the Board, President and Chief Executive Officer of Coeur d’Alene Mines Corporation. Previously he served as Chairman of the Board and President from May 1992 to September 2002; President from December 1980 to September 2002 and January 2005 to present; Chief Executive Officer since December 1986.

James J. Curran served as Chairman of the Board and Chief Executive Officer of First Interstate Bank, Northwest Region (Alaska, Idaho, Montana, Oregon and Washington) from October 1991 to April 1996. Prior to that, he was Chairman of the Board and Chief Executive Officer of First Interstate Bank of Oregon, N.A. from February 1991 to October 1991. Between March 1990 and January 1991, Mr. Curran was Chairman and Chief Executive Officer of First Interstate Bank of Denver, N.A. Prior thereto he served as Chairman, President and Chief Executive Officer of First Interstate Bank of Idaho, N.A. from July 1984 to March 1990.

John H. Robinson has been Chairman of Hamilton Ventures LLC (consulting and investment) since founding the firm in 2006. Previously he served as Vice Chairman of Olsson Associates (engineering consultants) from 2004 to 2005; Chairman of EPCglobal Ltd. (professional engineering staffing) from 2003 to 2004; Executive Director of Amey plc (business process outsourcing and construction) from 2000 to 2002; and Managing Partner and Vice Chairman of Black & Veatch Inc (engineering and construction) from 1989 to 2000. He currently serves as a Director of Alliance Resource Management GP, LLC (coal mining); Olsson Associates; Federal Home Loan Bank of Des Moines; and COMARK Building Systems Inc (modular building systems).

Robert E. Mellor has been Chairman, Chief Executive Officer and President of Building Materials Holding Corporation (distribution, manufacturing and sales of building materials and component products) since 1997 and director since 1991. He is a member of the Board of Directors of The Ryland Group (national residential home builder) and Monro Muffler Brake. Mr. Mellor will not stand for re-election to the Board of Monro Muffler Brake in 2007.

Timothy R. Winterer was President, Chief Operating Officer and Director of Western Oil Sands from January 2000 to December 2001. Previously he served as President and Chief Executive Officer of BHP World Minerals Corporation (international resources company) from 1997 to 1998. Previously he served as Senior Vice President and Group General Manager of BHP World Minerals (1992-1996) and Senior Vice President, Operations International Minerals of BHP Minerals (1985-1992); Prior thereto, he served as Executive Vice President, Utah Development Company (1981-1985).

J. Kenneth Thompson has been President and CEO of Pacific Star Energy LLC (private energy investment firm in Alaska) since September 2000 and the Managing Director of Alaska Venture Capital Group LLC, a private oil and gas exploration company from since December 2004. He served as Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000. Prior to that he was President and CEO of ARCO Alaska, Inc., the parent company’s oil and gas producing division based in Anchorage from June 1994 to January 1998. He is a member of the Board of Directors of Horizon Air and Alaska Air Group, Inc., the parent corporation of Alaska Airlines and Horizon Air and is also a member of the Board of Directors of Tetra Tech, Inc., an engineering consulting firm.

Andrew Lundquist has been Managing Partner of BlueWater Strategies LLC, a business and government relations consulting and project management firm since he founded the firm in 2002 and Director of Pioneer Natural Resources Company, an oil and gas company. Previously served as a Director of Evergreen Resources, a natural gas exploration and production company based in Denver (2002-2004). Prior to that he was Director of the National Energy Policy Development Group and senior energy advisor to the President and Vice-President (2001-2002), Majority Staff Director of the Senate Committee on Energy and Natural Resources (1998-2001), Chief of Staff for Senator Frank Murkowski (1996-1998) and counsel for the Senate Energy Committee (1995-1996).

Alex Vitale has been Managing Director of Deutsche Bank Securities Inc. since April 2001. Previously he served as Director of Deutsche Bank Securities Inc. (1997-2001), Managing Director of Vitale Borghesi & Co. Inc. (1995-1997), and Vice President of Kidder, Peabody & Co. (1993-1994).

Sebastian Edwards has been Henry Ford II Professor of International Business Economics at the Anderson Graduate School of Management at the University of California, Los Angeles (UCLA) since 1996 and Chairman of the Inter American Seminar on Economics since 1987. He has been a member of the Scientific Advisory Council of the Kiel Institute of World Economics in Germany since 2002 and research associate at the National Bureau of Economic Research since 1981. Previously Mr. Edwards served as President of the Latin American and Caribbean Economic Association (2001-2003) and as Chief Economist for the World Bank Group for the Latin America and Caribbean Region (1993-1996). He taught at IAE Universidad Austral in Argentina and at the Kiel Institute (2000-2004).

Executive Compensation

Compensation Discussion and Analysis

Overview

Coeur is one of the world’s largest publicly-traded primary producers of silver, and has a strong presence in gold. Coeur is engaged in the development, exploration and operation of silver and gold mining properties and companies, with operations in six countries. In 2006, Coeur had sales of $216.6 million, with approximately 68.3% of revenues from sales of silver. Coeur’s primary business objectives are to increase production levels and reserves, decrease cash-production costs, and increase cash flows and earnings. Coeur aims to meet these objectives through cost-competitive operations, internal development projects, exploration and acquisitions.

The Compensation Committee of the Board of Directors (the “Committee”) acts on behalf of the Board to establish and oversee Coeur’s executive compensation program in a manner that supports Coeur’s business strategy. Since November, 2005, Mercer Human Resource Consulting, Inc. (“Mercer”), an outside consulting firm, has been retained to advise the Committee regarding Coeur’s executive compensation program. The Committee works with Mercer and the Chairman, President, and Chief Executive Officer of Coeur to assure that the program adheres to the principles and policies described below. The Committee formulates an annual calendar for its activity that is designed to cover necessary regular approvals as well as special topics. The Committee meets at least two times annually, or more frequently as circumstances dictate, in order to set executive compensation for the year, review recommendations of the outside consultant, and recommend compensation changes to the Board of Directors. The independent members of the Board of Directors, including the members of the Committee, are responsible for determining and approving the compensation of Coeur’s Chief Executive Officer. The Committee is responsible for determining and approving non-CEO executive officer compensation. The Committee does not delegate its responsibilities to others. The Committee also monitors incentive and equity-based compensation plans, and makes recommendations regarding plan design and performance goals to the Board of Directors. The selection of non-CEO executive officers receiving grants of stock options, restricted shares, performance shares or other awards under the program, and decisions concerning the timing, pricing and amount of such grants and awards and such executives’ salaries, are made by the Committee, upon recommendation of the Chairman, President, and Chief Executive Officer. Grants and awards to the Chairman, President, and Chief Executive Officer are recommended and approved by the independent members of the Board, including the members of the Committee.

The decisions made by the Committee are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations provided by Mercer. Further, the compensation and benefit amounts presented herein reflect the decisions of the Committee taking into account many factors and considerations (as described in the Compensation Discussion and Analysis) and may or may not be consistent with recommendations made by Mercer or any other advisor to the Committee.

Attraction and retention of executive talent is a key objective of Coeur’s executive compensation program. Coeur operates in a highly competitive market for executive talent. Coeur competes with other mining companies to attract and retain executives and other employees with technical skills and experience in the mining industry. Due to the closure of several mining schools within the last five years and the migration of talent to foreign countries, there is a shortage of industry talent in the United States. More recently, Coeur has experienced competition for talent not only with other precious metals mining companies but with base metal and industrial mineral companies as well.

Coeur operates in a commodity business that is dependent on the realized prices of silver and gold, which are affected by many factors that are beyond Coeur’s control. As a result, Coeur’s earnings, cash flow and, ultimately, share price performance, are also affected by many factors that are beyond Coeur’s control. Therefore, in order to maintain a performance-based executive compensation program, Coeur has designed the annual incentive component to reward for financial performance by measuring the performance goal after adjusting for the impact of changing metal prices. Also, a portion of the long-term incentive plan rewards for performance relative to peers. This mitigates the impact of metal prices on the ultimate award value, as Coeur’s peers face the same metal price issues. Finally, in addition to short-term fluctuations, the realized prices of silver and gold also exhibit a long-term cyclicality. Therefore, Coeur has designed its incentive programs for executives to focus on both short-term and long-term performance.

Executive Compensation Philosophy and Principles

Coeur’s executive compensation programs are designed to attract, motivate and retain key executives who directly affect Coeur’s long-term success and the creation of shareholder value. The Committee relies on the following key principles to guide the design and governance of Coeur’s compensation programs for its named executive officers (“Named Executive Officers”), expressing the Committee’s view that compensation at Coeur should be:

Performance-based.  Reward for Company-wide results in addition to recognizing individual performance, focusing on objectives that are directly under the control of executives

Market-competitive.  Compared to mining industry peers, target total compensation at the market 75th percentile level in order to attract, motivate and retain high caliber talent

Aligned with shareholders.  Provide a significant portion of incentive compensation to executives in the form of equity-based awards. Award values fluctuate based on share value thus aligning officer and shareholder interests.

Transparent.  Clearly communicate both the desired results and the incentive pay programs used to reward the achievement of these results

Compensation Policies

Coeur’s compensation principles are supported through several policies.

Total Compensation

To provide a competitive overall compensation and benefits package that is tied to creating shareholder value and supports the achievement of business objectives, Coeur uses a variety of components. These components include base salary, short and long-term incentives, and various benefits and perquisites. In determining the mix of components and the value of each component, the Committee takes into account the executive’s role, the competitive market, individual and Company performance, and internal equity. Amounts realized or realizable from prior compensation awards are not considered in setting other elements of compensation. Details of the various programs and how they support the overall business strategy are outlined below in “Compensation Components.”

Pay-for-Performance

Coeur’s executive compensation program emphasizes variable compensation components, including annual cash incentives, stock options, restricted stock and performance shares. As a result, executive compensation at Coeur is dependent on both individual and company performance, including stock price performance. Annual cash incentives are determined by Company performance relative to predetermined financial and operational goals established by the Committee, and by the individual executive’s performance relative to individual predetermined goals. Individual goals for the Chief Executive Officer are set and reviewed by the Compensation Committee together with the other independent members of the Board of Directors. Individual goals for other executives are set by the Chief Executive Officer and reviewed by the Compensation Committee.

Market Positioning

Under the executive compensation program, base salary and annual incentives are targeted, in consideration of several factors including performance and levels of responsibility and experience, between the 50th and

75th percentile of that reported for similar companies in the mining industry. The total compensation opportunity (including long-term incentives) is targeted at the 75th percentile. The Committee has established this positioning approach based on both industry experience and the continued expectation that above-market positioning is necessary in order to attract and retain experienced and high caliber executive talent in the highly competitive mining talent market.

Competitive Market Assessments

Compensation of our executive officers is reviewed annually by the Committee. Market competitiveness is one factor that the Committee considers each year in determining an individual Named Executive Officer’s salary, incentive opportunity, and long-term equity award mix. The Committee relies on mining industry market studies to evaluate the market competitiveness of each pay element, including publicly-disclosed data from a peer group of companies (see discussion below) and survey data (from both published and proprietary sources) from metal and mineral mining companies and from a broader set of general industry companies. The Committee weighs the peer group and published survey data equally in developing a market composite for each Named Executive Officer position. The peer group proxy statement disclosure provides detailed pay data for the top five positions for a select group of competitor’s talent. The surveys provide compensation information from a broader group of companies from which job descriptions are matched based on specific job scope and responsibilities.

Peer Group

As a member of the precious metals mining industry, Coeur competes for executive talent with other precious metals mining companies as well with base metal and mineral mining companies. As such, the Committee uses a peer group of companies comprised primarily of precious metals mining companies of a comparable size and scope of operations to Coeur. The Committee uses the peer group as a market comparison for Named Executive Officer pay levels (as described above). The peer group used for 2006 consists of the following companies: Agnico Eagle Mines, Bema Gold, Cambior, Centerra Gold, Glamis Gold, Goldcorp, Hecla Mining, Kinross Gold, Meridian Gold, Northgate Minerals, Pan American Silver and Stillwater Mining. The Committee revisits the peer group each year to determine its continued validity as a source of competitive compensation data and adds or removes companies as appropriate.

Pay Mix

Consistent with a performance-based philosophy, Coeur’s compensation program for Named Executive Officers emphasizes pay at risk. The percentage of a Named Executive Officer’s compensation opportunity that is at risk or variable instead of fixed is based primarily on his or her role in Coeur. Named Executive Officers with greater responsibility and more direct ability to influence overall company performance have a greater portion of their pay at risk through short and long-term incentive programs. For the CEO, the targeted pay mix for 2006 was approximately 50% of the total compensation opportunity from long-term incentives, approximately 20% from short-term incentives, and the remaining 30% from base salary. For the other Named Executive Officers, the target pay mix was approximately 40% base salary, 20% short-term incentives, and 40% long-term incentives. As mentioned earlier, long-term performance is emphasized over short-term performance in order to match the cyclical nature of the precious metals mining industry.

Forms and Mix of Long-Term Incentive Compensation

Coeur currently uses three forms of equity for long-term incentive compensation: stock options, service-vesting restricted stock and performance shares (see “Long-Term Incentive Plan” below for more of the specific features of each form). In 2006, Coeur’s Named Executive Officers received one-third of their long-term incentive value in each of the three forms of equity. This mix provides a strong emphasis on alignment with shareholder interests, balances incentive and retention needs, and minimizes share dilution. Stock options provide alignment with shareholders by focusing the Named Executive Officers on creating shareholder value over the long-term via share price appreciation. Service-vesting restricted stock is used for retention purposes while also providing alignment with shareholders via actual share ownership. Performance shares are earned based on performance relative to peers.

Compensation Components

To achieve the principles described above, Coeur uses several components in its executive compensation program.

Base Salary

The annual base compensation for Coeur’s Named Executive Officers is structured to ensure that Coeur is able to attract and retain high caliber executives capable of achieving Coeur’s strategic and business objectives. As described above, Coeur targets base salaries between the 50th and 75th percentile levels of the competitive market. The Committee reviews Named Executive Officer salaries annually as part of its overall Competitive Market Assessment and makes adjustments based on the actual positioning relative to market, the individual’s role and responsibility level, tenure and experience, education and expected future contribution.

Annual Incentive Plan (“AIP”)

The AIP is an annual cash incentive plan that rewards Named Executive Officers (and other employees) for achieving annual financial and operational results. To promote collaboration among Coeur’s senior leadership, 50% of the target AIP award is based on Company performance against predetermined financial and operational goals established by the Committee. To promote personal accountability, the remaining 50% of the target AIP award is based on the individual executive’s performance relative to predetermined individual and group objectives. The percentages allocated to Coeur and individual components may vary from year to year based on Committee approval.

AIP Target Opportunities

Under the AIP, each Named Executive Officer has a target award opportunity expressed as a percentage of base salary established at the beginning of each annual performance period, along with threshold and maximum award levels. The target award opportunities are determined based on the competitive market and the desired market positioning, the individual executive’s role, level of responsibility and impact on overall Company performance, and internal equity. The target opportunity for the CEO is 65% of his base salary. The target opportunity for the CFO is 45% of his base salary, and the target opportunity for the other Named Executive Officers is 40% of their respective base salaries. Actual awards are paid after the end of each annual performance period, and range from 0% to 200% of the target awards based on actual performance versus Coeur and individual goals. If target performance is achieved, the annual incentive award is 100% of the target. If threshold performance is achieved, the annual incentive award is 50% of the target. If threshold performance is not achieved, no award is paid. If maximum performance is achieved, the annual incentive award is 200% of the target. Awards are interpolated for performance between threshold and target and between target and maximum.

AIP Performance Measures and Target Setting

For 2006, Company performance was measured against predetermined goals established by the Committee for the following four metrics: metal production, cash operating cost per ounce of silver produced, operating net income (before extraordinary charges and adjusted for price impact) and cash flow return on investment (“CFROI”). The four measures were weighted equally in determining overall Company performance. The Committee chose these metrics and weights for the following reasons:

•	Provides alignment with Coeur’s business objectives and strategic priorities

•	Provides transparency to investors and executives

•	Balances growth and profitability

•	Balances financial and operational performance

Coeur management develops proposed targets and performance ranges for each Company performance measure based on a variety of factors, including historical Company performance, internal budgets and forecasts, peer performance, and industry and market expectations. The Committee reviews the targets and ranges, adjusts them as necessary, and grants its approval. For 2006, the targets for the AIP measures, based upon budgeted metals prices of $7.25 per ounce of silver and $450.00 per ounce of gold, were as follows:

•	Silver production of 16,429,872 million ounces and gold production of 128,994 ounces

•	Silver cash cost per ounce of $3.81 after adjustment for by-product credits

•	Operating net income (before extraordinary charges) of $20,010,000

•	Cash flow return on investment of 6.76% (including adjustment for scale)

For 2006, the plan measured performance based on a range for each of the targets. The threshold to maximum performance range for production, cost and net income goals was 90-110% of target performance, while the CFROI goal was 80% to 120% of target performance. This corresponds to a payout of 0-200% of target for each measure, as described above.

Once the plan metrics, weights, and performance targets and ranges are set, they are generally not subject to change for that plan year without Board approval. However, following the end of each year, the Committee does adjust the operating net income and CFROI targets for actual metal price experience over the year that differed from the assumptions that went into setting these targets. This is done in order to make the targets neutral to fluctuations in the market prices of silver and gold, which are beyond the control of Coeur and its executives. Following the end of each year, the Committee reviews Coeur’s actual performance and determines the extent of achievement based on actual results.

In addition to Company measures, specific individual and group objectives are developed for each Named Executive Officer at the beginning of the year. Objectives for Named Executive Officers other than the CEO are established for each individual Named Executive Officer by the CEO, and reviewed by the Compensation Committee. Individual objectives for the CEO are established by the Committee and are reviewed with the Board of Directors. These objectives can be grouped into broad categories such as major project execution, department goals, safety and environmental compliance, personal development and other measures. The specific objectives for each Named Executive Officer are chosen to reflect each Named Executive Officer’s responsibilities. To the extent possible, objective and quantifiable targets are set for the individual objectives in order to promote personal accountability and to support broader unit and corporate goals.

Following the end of each year, the CEO reviews the performance of the other Named Executive Officers on their individual objectives and determines the extent of achievement for each Named Executive Officer, which includes a significant discretionary assessment. The members of the Committee, together with the other independent members of the Board of Directors, review the performance of the CEO on his individual objectives and determines the extent of achievement, which also includes a significant discretionary assessment. AIP payouts for individual performance range from 200% of target for performance well above expectations, to 0% for performance well below expectations.

AIP awards are normally paid in cash no later than March 15 following the end of the AIP plan year, and include withholding of applicable taxes.

Long-Term Incentive Plan (“LTIP”)

The primary purpose of Coeur’s long-term incentive plan is to align the interests of the Named Executive Officers with those of the shareholders by rewarding the Named Executive Officers for creating shareholder value over the long-term. The LTIP is also an attractive vehicle for attracting and retaining executive talent in the highly competitive mining market. Coeur’s 2003 Long-Term Incentive Plan provides for the award of stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares and performance units, and cash-based awards (see “Forms and Mix of Long-Term Incentive Compensation”). Currently Coeur only uses stock options, restricted stock, and performance shares in the LTIP.

The Committee has established levels of long-term incentive awards for each Named Executive Officer expressed as a percentage of base salary. The levels are determined based on the competitive market and the desired market positioning, the individual executive’s role, level of responsibility and impact on overall Company performance, and internal equity. LTIP grants are made on an annual basis. This enables the Committee to adjust the levels, forms, and mix of long-term incentive awards, as appropriate, to respond to changes in the metal mining industry and the broader market, as well as to respond to Company-specific changes and issues. The Committee does not take into account prior equity awards when making annual equity awards to Named Executive Officers. For 2006, the target long-term incentive values (as a% of base salary) for the Named Executive Officers were as follows:

CEO:	175%
CFO:	120%
Other Named Executive Officers:	90%

The Committee makes annual long-term incentive grants to Named Executive Officers at its regular first quarter meeting (historically January to mid-March), which takes place after Coeur’s annual financial statements have been completed. Grants to the CEO are approved by the independent members of the Board, including the members of the Committee. The Committee meeting date or next business day is the effective grant date for equity grants to the Named Executive Officers. The exercise price for stock options and the grant price for restricted stock and performance shares is the closing price of the stock on the day of grant or the day after the grant day if the grant day falls on a weekend or non-market day. For Named Executive Officers who are hired during the year, the Committee recommends compensation levels to the Board in connection with the Board’s appointment of the executive and approves equity grants for the executive that are effective upon grant date. The Committee does not coordinate the timing of equity awards with the release of material, non-public information.

Stock Options

Stock options represent one-third of the LTIP value granted to Coeur’s Named Executive Officers in 2006. The number of options granted is determined by dividing the total option grant value by the Black-Scholes value of a single option. The Committee believes that options provide an incentive for executives to drive long-term share price appreciation through the development and execution of effective long-term business strategies. Stock options are issued at 100% of the fair market value to assure that executives will receive a benefit only when the stock price increases. Stock options are therefore aligned with shareholder interests. Option awards generally have value for the executive only if the executive remains employed for the period required for the options to vest. Stock options therefore provide retention value. Options granted in 2006 vest at a rate of 33 1/3% per year and expire at the end of ten years (or earlier in the case of termination of employment). The specific term of stock options granted to the Named Executive Officers in 2006 are disclosed in the Grants of Plan-Based Awards table included in this proxy statement.

Restricted Stock

Restricted stock represents one-third of the LTIP value granted to Coeur’s Named Executive Officers in 2006. The number of restricted shares granted is determined by dividing the total restricted stock grant value by the grant price, as defined above. The Committee believes that restricted stock provides alignment with shareholders via actual share ownership while also providing retention value and provides for continuity in the senior leadership team. Restricted stock also balances the more volatile rewards associated with stock options. Restricted stock granted in 2006 vests at a rate of 33 1/3% per year based on continued employment with Coeur. There are no company based performance restrictions associated with the grants of restricted stock. The Committee may grant restricted stock with alternative vesting schedules or with performance restrictions as deemed necessary to achieve desired business goals. The specific terms of the restricted stock granted to the Named Executive Officers in 2006 are disclosed in the Grants of Plan-Based Awards table included in this proxy statement.

Performance Shares

Performance shares represent one-third of the LTIP value granted to Coeur’s Named Executive Officers in 2006. The target number of performance shares granted is determined by dividing the total performance share grant value by the grant price, as defined above. Performance is measured over a three-year period in comparison to the peer group described above. The performance shares are earned at the end of the three-year period based on actual performance results based on total shareholder return (“TSR”). This measure is intended to focus the Named

Executive Officers on creating shareholder value, while providing alignment with shareholders via the use of equity shares. Performance is measured relative to peers in order to mitigate the impact of metal prices on the ultimate award value, as the share prices of Coeur’s peers are similarly under the influence of realized metal prices. Measuring TSR relative to peers also provides alignment with shareholders by rewarding for the creation of shareholder value in excess of what Coeur shareholders could realize by investing in other companies in the same industry. The actual number of performance shares earned is based on Coeur’s TSR performance relative to the peers over the three-year period. Threshold performance is the 25th percentile of peers, which equates to a payout of 25% of the target number of shares. A participant earns no performance shares if Coeur’s performance is below the threshold. Median performance compared to Coeur’s peers earns the target number of shares, with a maximum earned opportunity of twice the target grant for upper quartile performance. As performance shares are earned, shares of Coeur common stock are issued to the participant. The specific term of the performance shares granted to the Named Executive Officers in 2006 are disclosed in the Grants of Plan-Based Awards table set forth in this proxy statement.

Benefits and Perquisites

The primary purpose of providing benefits and limited perquisites to Named Executive Officers is to attract and retain the talent to manage Coeur. The Committee intends the type and value of benefits and perquisites offered to be competitive with overall market practices. Coeur’s primary benefits for Named Executive Officers include participation in Coeur’s broad-based plans: the Defined Contribution and 401(k) Retirement Plan (which includes matching Company contributions) (the “Retirement Plan”), health and dental coverage, various company-paid insurance plans including disability and life insurance, paid time off and paid holidays.

With respect to perquisites, Coeur prefers to take a minimalist approach. In general, Coeur will provide Named Executive Officers with a specific perquisite only when the perquisite provides competitive value and promotes retention of executives, or when the perquisite provides shareholder value, such as ensuring the health of the CEO and other Named Executive Officers. In addition, perquisites that promote efficient performance of the Named Executive Officers are also considered.

Coeur provides the CEO and all Named Executive Officers with certain limited perquisites. These may include automobile allowance or company vehicle and fuel allowance, club membership, physical exam, and home office expense. Details of the individual Named Executive Officer’s benefits and perquisites are disclosed in the All Other Compensation column of the Summary Compensation Table set forth in this proxy statement.

Employment Agreements

Coeur has an employment agreement with Dennis E. Wheeler, Chairman of the Board, President and Chief Executive Officer, which provides for a term of employment until Coeur’s annual shareholder meeting in May 2010 unless terminated or modified by us by written notice, subject to the terms and conditions of the agreement. Mr. Wheeler’s employment agreement, which calls for a base salary of $559,650 plus annual incentive compensation, includes the same change-in-control provisions as those included in the executive change-in-control agreements described below, and in the event of his death, his employment agreement provides for the lump sum payment to his estate of an amount equal to his annual base salary and eligible annual incentive plan payment at the time of his death.

Coeur entered into an employment agreement on January 13, 2003, with James A. Sabala, pursuant to which he was employed as Executive Vice President and Chief Financial Officer for a two-year term commencing January 27, 2003, through January 27, 2005, in connection with the signing of which Mr. Sabala received $100,000. The agreement is renewed from day to day so that Coeur and Employee are at all times bound to the agreement for a period of two years. His agreement calls for a base salary of $279,450 plus annual incentive compensation. Mr. Sabala’s employment agreement includes the same change of control provisions as those included in the executive change-in-control agreements described below.

Coeur entered into an employment agreement on July 31, 2006 with Alan L. Wilder, pursuant to which he was employed as Senior Vice President, Project Development for a two-year term commencing July 31, 2006, through June 30, 2008. His agreement calls for a base salary of $248,000 plus annual incentive compensation. Mr. Wilder’s employment agreement includes the same change of control provisions as those included in the executive change-in-control agreements described below.

Coeur entered into an employment agreement on July 31, 2006 with James K. Duff, pursuant to which he was employed as President, South America operations for a two-year term commencing July 31, 2006, through June 30, 2008. His agreement calls for a base salary of $277,173 plus annual incentive compensation. Mr. Duff’s employment agreement includes the same change of control provisions as those included in the executive change-in-control agreements described below.

Effective July 1, 2006, Coeur entered into an amendment to its employment agreement with Donald J. Birak, pursuant to which he was employed as Senior Vice President, Exploration, to extend the term through June 30, 2008. His agreement calls for a base salary of $242,000 plus annual incentive compensation. Mr. Birak’s employment agreement includes the same change of control provisions as those included in the executive change-in-control agreements described below.

During 2006, and continuing from year-to-year thereafter unless terminated by Coeur by written notice, the executive change-in-control agreements with a total of 15 executive officers provide that certain benefits will be payable to the executives in the event of a change-in-control of Coeur and the termination of the executive’s employment within two years after such change-in-control for any reason other than for cause, disability, death, normal retirement or early retirement. The term “change-in-control” for purposes of the executive change-in-control agreements has the same meaning as that discussed below under “Change-in-Control Agreements.”

Termination of Employment/Severance Arrangements

Coeur has employment and severance agreements with each of its Named Executive Officers. The Committee believes that such agreements benefit Coeur by clarifying the terms of employment and ensuring Coeur is protected by noncompete and nondisclosure provisions. The Committee also believes that severance agreements are an essential component of the executive compensation program and are necessary to attract and retain senior talent in a highly competitive market.

The benefits payable to an executive in the event of a qualifying termination of employment include payments for the remaining duration of the agreement at the following levels:

•	The continued payment of the executive’s full base salary for the term;

•	Short-term and long-term bonuses at 100% of the target levels under the AIP and LTIP provided at the time of the termination; and

•	The continued participation in Coeur’s welfare benefits plans to include health, dental, disability, and life insurance for the term.

The severance agreements were developed by Coeur and the Committee based on market and industry competitive practice. Coeur and the Committee periodically review the benefits provided under the agreements to ensure that they serve Coeur’s interests in retaining these key executives, are consistent with market and industry practice, and are reasonable.

Change-in-Control Agreements

Coeur provides change-in-control protection to each of the named executives through various agreements. In total, 15 executives are covered by change-in-control agreements. The Committee believes that these agreements are important to provide reasonable compensation opportunities in the unique circumstances of a change-in-control that are not provided by Coeur’s other compensation programs. The Committee believes that change-in-control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent would leave Coeur before a transaction closes. The Committee also believes that these agreements motivate the executives to make decisions that are in the best interests of the shareholders should a transaction take place. They do this by providing executives with the necessary job stability and financial security during a change-in-control transaction (and the subsequent period of uncertainty) to help them stay focused on managing Coeur rather than on their own personal employment situation. The Committee believes that all of these objectives serve the shareholders’ interests. The Committee also believes that change-in-control agreements are an essential component of the executive compensation program and are necessary to attract and retain senior talent in a highly competitive market.

The following benefits are payable to an executive in the event of a change-in-control and a subsequent qualifying termination of employment within two years following the change-in-control include payments for two years (three years for the CEO):

•	The continued payment of the executive’s full base salary;

•	Short-term and long-term bonuses at 100% of the target levels provided at the time of the termination under the AIP and LTIP;

•	The continued payment of all medical, dental and long-term disability benefits or costs of benefits;

•	Acceleration of the exercise date and vesting of all outstanding stock options, restricted stock, performance plan awards and performance shares granted by Coeur under the executive compensation programs described above; and

•	The granting to the executive of continued vesting credit for purposes of determining the executive’s retirement benefits under Coeur’s Retirement Plan.

For all of the covered executives except the CEO, the agreements provide for special circumstances in the event the payment provided would constitute “parachute payments” under Section 280G of the Internal Revenue Code. In this case, the payment will be reduced to the amount that will result in no portion being subject to the excise tax. This clause limits the exposure of Coeur and of the executives to the parachute payment rules. Because of the critical nature of his position, the change-in-control agreement for the CEO provides that for any payment that qualifies as an “excess parachute payment”, Coeur will pay an additional amount in cash so that the net amount retained by him after the deduction of all applicable taxes will be equal to the initial change-in-control payment.

The change-in-control clauses and provisions were developed by Coeur and the Committee based on market and industry competitive practice. Coeur and the Committee periodically review the benefits provided under the agreements to ensure that they serve Coeur’s interests in retaining these key executives, are consistent with market and industry practice, and are reasonable.

Supplementary Compensation Policies

The Committee has established additional policies to ensure that the overall compensation structure is responsive to shareholder interests and competitive with the market. Specific policies include:

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and the next four most highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

The Committee believes that the stock options and performance shares granted to the Named Executive Officers under Coeur’s LTIP qualify under Section 162(m) as performance-based compensation. It also believes that the portion of the AIP which makes up 50% of the potential payout, based on corporate goals, qualifies under Section 162(m). Grants of service-vesting restricted stock are not performance-based, and therefore are potentially not deductible. However, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or manner of compensation. The Committee believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives, and to promote business objectives that may not necessarily align with the requirements for full deductibility under Section 162(m). Consequently, the Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m), and Coeur may enter into compensation arrangements under which payments are not deductible under Section 162(m).

Individual Tax Treatment

For individual tax purposes, Coeur typically withholds common shares to cover income taxes resulting from the vesting of restricted stock, or payment of common stock earned upon satisfaction of performance share targets.

Summary Compensation Table

Set forth below is information regarding compensation earned by or paid or awarded to the following executive officers of Coeur during the year ended December 31, 2006: (i) Dennis E. Wheeler, Chairman of the Board, President, and Chief Executive Officer; (ii) James A. Sabala, Executive Vice President and Chief Financial Officer; and (iii) James K. Duff, President South American Operations, Alan L. Wilder, Senior Vice President Project Development and Donald J. Birak, Senior Vice President Exploration, which persons are the three most highly compensated executive officers whose total compensation exceeded $100,000. The identification of such Named Executive Officers is determined based on the individual’s total compensation for the year ended December 31, 2006, as reported below.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
			(a)	(b)	(c)	(d)	(e)	(f)

Dennis E. Wheeler, Chairman, President & Chief Executive Officer	2006	$539,438	—	$518,943	$426,619	$335,790	—	$77,156	$1,897,946
James A. Sabala, Executive Vice President & Chief Financial Officer	2006	$268,333	—	$146,559	$125,003	$114,600	—	$36,539	$691,034
James K. Duff, President South American Operations	2006	$267,150	—	$144,839	$41,388	$96,708	—	$17,600	$567,685
Alan L. Wilder, Senior Vice President Project Development	2006	$226,050	$50,000	$82,017	$70,251	$79,150	—	$31,451	$538,919
Donald J. Birak, Senior Vice President Exploration	2006	$220,912	—	$89,997	$81,624	$86,387	—	$32,361	$511,281

Explanatory Notes:

(a) The dollar value of bonus earned during the fiscal year. Mr. Wilder received a $50,000 cash bonus related to the execution of a new employment agreement.

(b) The portion of the fair value of stock awards, as calculated in accordance with FAS 123R, that represent earned compensation cost recognized for the year as reflected in Coeur’s historical consolidated financial statements for the year ended December 31, 2006 attached as Annex C to this proxy statement, including both amounts recorded as compensation expense in the income statement and amounts earned during the period that are capitalized on the balance sheet. For additional information see Note L to Coeur’s historical consolidated financial statements for the year ended December 31, 2006 attached as Annex C to this proxy statement.

(c) The portion of the fair value of option awards, as calculated in accordance with FAS 123R, that represent earned compensation cost recognized for the year as reflected in Coeur’s historical consolidated financial statements for the year ended December 31, 2006 attached as Annex C to this proxy statement, including both amounts recorded as compensation expense in the income statement and amounts earned during the period that are capitalized on the balance sheet. For additional information see Note L to Coeur’s historical consolidated financial statements for the year ended December 31, 2006 attached as Annex C to this proxy statement.

(d) The dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans (i.e., amounts earned, not paid out) and all earnings on any outstanding awards. The values are AIP awards made on February 1, 2007, for non-CEO Executive Officers and March 20, 2007 for the CEO, for performance during 2006. The criteria for such awards is described in detail in the “Compensation Discussion and Analysis.”

(e) Coeur does not maintain a defined benefit pension plan or a non-qualified deferred compensation plan.

(f) All other compensation, including perquisites, gross-ups, and amounts paid or accrued under termination or change-in-control arrangements. Mr. Wheeler’s total includes $19,600 per year in executive physicals for himself and his spouse and $1,500 representing the personal portion of the use of a company provided automobile. Messrs. Sabala, Wilder, and Birak each receive $11,089 as a personal vehicle allowance for company use. Mr. Duff is an expatriate who does not receive benefits in the United States. Also includes contributions to the Retirement Plan and amounts credited to our Non-Qualified Supplemental Retirement Plan (the “Supplemental Plan”) prior to its termination and for cash payments in lieu of contributions to the Supplemental Plan thereafter. All employees are eligible to participate in the Retirement Plan. The amount of our annual contribution is determined annually by the Board of Directors and may not exceed 15% of the participants’ aggregate compensation. For the year 2006, the contribution was 5%. In addition, the Retirement Plan provides for an Employee Savings Plan which allows each employee to contribute up to 100% compensation, subject to a maximum contribution of $15,000 and an additional $5,000 catch-up if age 50 or over. Coeur contributes an amount equal to 50% of the first 6% of an employee’s contribution. Accrued benefits under the Retirement Plan are fully vested after six years of employment on the defined contribution portion and the 401 (k) vests immediately. Retirement benefits under the Retirement Plan are based on a participant’s investment fund account upon retirement. In 2006, each of Messrs. Wheeler, Sabala, Duff, Wilder, and Birak were credited with a Company contribution of $17,600 under the Retirement Plan. In 2006, each of Messrs. Wheeler, Sabala, Duff, Wilder, and Birak were credited with an additional contribution based on 5% of their income in excess of the above-referenced Retirement Plan limit of $38,685, $9,702, $2,625, $8,022, and $5,558, respectively.

Set forth below is information regarding compensation earned by or paid or awarded to the following executive officers of Coeur during the years ended December 31, 2005 and 2004: (i) Dennis E. Wheeler, Chairman of the Board, President, and Chief Executive Officer (ii) James A. Sabala, Executive Vice President and Chief Financial Officer; and (iii) Alan L. Wilder, Senior Vice President Project Development, Mitchell J. Krebs, Vice President, Corporate Development and Donald J. Birak, Senior Vice President Exploration, which persons are the three most highly compensated executive officers whose total compensation exceeded $100,000. The identification of such Named Executive Officers is determined based on the individual’s total compensation for the years ended December 31, 2005 and 2004, as reported below.

					Long Term Compensation
		Annual Compensation			Awards		Payouts
				Other	Restricted	Shares
				Annual	Stock	Underlying	Payouts	All Other
		Salary	Bonus	Compensation	Awards	Options	LTIP	Compensation
Name and Principal Position	Year	($)	($)	($)	($)(3)	(#Sh)	Payouts ($)	($)
			(1)	(2)	(3)	(4)		(5)

Dennis E. Wheeler,	2005	$525,000	$455,569	—	$427,562	207,237	—	$51,770
Chairman, President &	2004	503,935	384,394	—	406,534	109,971	—	55,400
Chief Executive Officer
James A. Sabala,	2005	$250,000	$147,375	—	$122,159	59,211	—	$24,650
Executive Vice	2004	244,411	117,000	—	121,962	32,991	—	86,516	(6)
President & Chief Financial Officer
Alan L. Wilder,	2005	$220,000	$104,940	—	$89,583	43,421	—	$19,562
Senior Vice President	2004	89,041	45,238	—	—	—	—	2,507
Project Development
Mitchell J. Krebs	2005	$216,000	$111,024	—	$58,635	28,421	—	21,154
Vice President,	2004	212,397	85,536	—	58,542	15,836	—	23,622
Corporate Development
Donald J. Birak(7),	2005	$211,667	$110,794	—	$83,476	40,461	—	$53,186	(8)
Senior Vice President	2004	193,531	71,067	—	83,343	22,544	—	78,672	(9)
Exploration

(1)	Annual incentive payments under the AIP are paid in cash and based on target award levels established by the Compensation Committee at the beginning of each annual performance period and vary depending upon each participant’s responsibilities and base salary. Awards under the AIP are paid after the annual performance period and vary from 0% to 200% of the targets based on actual performance. During 2004 and 2005, 50% of the award value was based on our Company’s overall financial performance and 50% was based on the participant’s individual performance. Financial objectives underlying the measurement of our Company’s performance are based on certain performance data relating to production, cash costs, net income, reserves and cash flow return on investment performance. The amounts reported above for 2004, and 2005 were paid in the first quarter of 2005 and 2006, respectively.

(2)	Does not report perquisites amounting to less than the lesser of $50,000 or 10% of total salary and bonus.

(3)	On February 16, 2005, the Board of Directors awarded a total of 297,794 restricted shares, of which 109,072 shares were issued to Mr. Wheeler, 31,163 shares were issued to Mr. Sabala, 22,853 shares were issued to Mr. Wilder, 14,958 shares were issued to Mr. Krebs, 21,295 shares were issued to Mr. Birak and between 5,402 and 28,566 shares were issued to each of our 13 other executive officers. The aggregate number and market value (based on the $4.00 per share closing price of the shares on the New York Stock Exchange on December 31, 2005) of the restricted shares of common stock granted and held by the above executive officers at December 31, 2005, were as follows: Dennis E. Wheeler — 314,199 shares ($1,256,796), James A. Sabala -129,212 shares ($516,848), Alan L. Wilder — 22,853 shares ($91,412), Mitchell J. Krebs — 70,727 shares ($282,908), and Donald J. Birak — 31,708 shares ($126,832).

(4)	Reports the number of shares underlying nonqualified stock options and incentive stock options granted under the LTIP with respect to each of the respective years.

(5)	Includes contributions to the Defined Contribution and 401(k) Retirement Plan (the “Retirement Plan”) and amounts credited to our Non-Qualified Supplemental Retirement and Deferred Compensation Plan (the “Supplemental Plan”) prior to its termination and for cash payments in lieu of contributions to the Supplemental

Plan thereafter. All employees are eligible to participate in the Retirement Plan. The amount of our annual contribution is determined annually by the Board of Directors and may not exceed 15% of the participants’ aggregate compensation. However, for the years 2004 and 2005, the contribution was 5%. In addition, the Retirement Plan provides for an Employee Savings Plan which allows each employee to contribute up to 100% of compensation, subject to a maximum contribution of $14,000 and an additional $4,000 catch-up if age 50 or over. We contribute an amount equal to 50% of the first 6% of any such contributed amount. Accrued benefits under the Retirement Plan are fully vested after five years of employment on the Defined Contribution and the 401(k) vests immediately. Retirement benefits under the Retirement Plan are based on a participant’s investment fund account upon retirement. In 2005, each of Messrs. Wheeler, Sabala, Wilder, Krebs and Birak were credited with Company contributions of $16,800, $16,800, $16,800, $16,577, and $16,800, respectively, under the Retirement Plan. In 2005, each of Messrs. Wheeler, Sabala, Wilder, Krebs and Birak were credited with additional contribution based on 5% of their income in excess of the above referenced retirement plan limit, of $34,970, $7,850, $2,762, $4,577, and $3,671, respectively.

(6)	This amount includes reimbursable moving expenses of $58,916.

(7)	Mr. Birak commenced his employment with us on February 1, 2004 as Senior Vice President, Exploration.

(8)	Includes $31,194 of reimbursable moving expenses.

(9)	Includes $63,988 of reimbursable moving expenses.

Grants of Plan-Based Awards

The following table sets forth information regarding all incentive plan awards that were made to the Named Executive Officers during 2006, including incentive plan awards (equity-based and non-equity based) and other planned-based awards. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year. The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about such awards. Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by FAS 123(R). Non-equity incentive plan awards are awards that are not subject to FAS 123(R) and are intended to serve as an incentive for performance to occur over a specified period.

								All Other	All Other		Grant
								Stock	Option		Date
								Awards:	Awards:	Exercise	Fair
		Estimated Future Payouts Under			Estimated Future Payouts			Number	Number of	or Base	Value of
		Non-Equity Incentive Plan Awards			Under Equity Incentive Plan Awards			of Shares	Securities	Price of	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock	Underlying	Option	Option
	Date	($)	($)	($)	(#)	(#)	(#)	or Units	Options	Awards	Award
Name	(a)	(b)	(b)	(b)	(c)	(c)	(c)	(#)(d)	(#)(e)	($/Sh)(f)	(g)

Dennis E. Wheeler,	2/20/2006	$170,625	$341,250	$682,500	15,342	61,369	122,738	61,369	92,284	$5.14	$630,863
Chairman, President & Chief Executive Officer
James A. Sabala,	2/20/2006	$56,250	$112,500	$225,000	5,253	21,012	42,024	21,012	31,597	$5.14	$216,000
Executive Vice President & Chief Financial Officer
James K. Duff,	2/20/2006	$52,000	$104,000	$208,000	3,908	15,630	31,260	15,630	23,504	$5.14	$160,675
President, South American Operations
Alan L. Wilder,	2/20/2006	$44,000	$88,000	$176,000	3,307	13,226	26,452	13,226	19,888	$5.14	$135,959
Senior Vice President Project Development
Donald J. Birak,	2/20/2006	$43,000	$86,000	$172,000	3,231	12,925	25,850	12,925	19,436	$5.14	$132,867
Senior Vice President Exploration

Explanatory Notes:

(a)	Date of Grants for 2006 under the LTIP.

(b)	The dollar value of the estimated future payout upon satisfaction of the conditions in question under non-equity incentive plan awards granted in the fiscal year, or the applicable range of estimated payouts denominated in dollars (threshold, target, and maximum amount).

(c)	The number of performance shares of stock, to be paid out or vested upon satisfaction of the conditions in question, or the applicable range of estimated payouts denominated in the number of shares of stock, or the number of shares of underlying options under the award (threshold at 25%, target at 100%, and maximum amount at 200%). Determined by comparison of Coeur’s total shareholder returns to its peers. In addition, refer to the discussion in the LTIP Section of the “Compensation Discussion and Analysis.”

(d)	The number of shares of stock (e.g. restricted stock) granted in the fiscal year that are not required to be disclosed in the table under “Estimated Future Payouts Under Equity Incentive Plan Awards.”

(e)	The number of shares underlying options granted in the fiscal year that are not required to be disclosed in the table under “Estimated Future Payouts Under Equity Incentive Plan Awards.”

(f)	The per-share exercise or base price of the options granted in the fiscal year.

(g)	Fair Market Value of stocks and options granted on the award date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards held by the Named Executive Officers at December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

									Equity
							Stock Awards		Incentive
								Equity	Plan
								Incentive	Awards:
			Options					Plan	Market or
			Awards					Awards:	Payout
			Equity					Number of	Value of
			Incentive				Market	Unearned	Unearned
			Plan			Number	Value of	Shares,	Shares,
			Awards:			of Shares	Shares or	Units or	Units or
		Number of	Number of			or Units	Units of	Other	Other
	Number of	Securities	Securities			of Stock	Stock	Rights	Rights
	Securities	Underlying	Underlying			that have	that	that	that
	Underlying	Unexercised	Unexercised	Option		Note	have	have Not	have Not
	Unexercised	Options (#)	Unearned	Exercise	Option	Vested	Note	Vested	Vested
	Options (#)	Unexercisable	Options	Price	Expiration	(#)	Vested	(#)	($)
Name	Exercisable	(a)	(#)	($)	Date	(b)	($)	(c)	(d)

Dennis E. Wheeler,	26,820		—	$3.56	3/21/2010	153,196	$735,987	61,369	$315,437
Chairman, President &	218,586		—	$.74	12/17/2011
Chief Executive	27,712		—	$1.23	3/19/2012
Officer	223,506		—	$1.85	9/17/2012
	62,553		—	$1.63	10/2/2012
	73,314	36,657	—	$7.09	2/19/2014
	69,080	138,157	—	$3.92	2/16/2015
		92,284	—	$5.14	2/20/2016
James A. Sabala,	21,994	10,997	—	$7.09	2/19/2014	47,521	$230,094	21,012	$108,002
Executive Vice	19,738	39,473	—	$3.92	2/16/2015
President & Chief		31,597	—	$5.14	2/20/2016
Financial Officer
James K. Duff,	—	23,504	—	$5.14	2/20/2016	15,630	$80,338	15,630	$80,338
President, South American Operations
Alan L. Wilder,	14,474	28,947	—	$3.92	2/16/2015	28,461	$127,703	13,226	$67,982
Senior Vice President Project Development		19,888	—	$5.14	2/20/2016
Donald J. Birak,	15,030	7,514	—	$7.09	2/19/2014	31,039	$149,862	12,925	$66,435
Senior Vice President	13,488	26,973	—	$3.92	2/16/2015
Exploration		19,436	—	$5.14	2/20/2016

Explanatory Notes:

(a)	The total number of stock options unvested. For Mr. Wheeler 36,657 vests 02/19/07; 69,079 vests 02/16/07; 69,078 vests 02/16/08; 30,762 vests 02/20/07; 30,761 vests 02/20/08; and 30,761 vests 02/20/09. For Mr. Sabala 10,997 vests 02/19/07; 19,737 vests 02/16/07; 19,736 vests 02/16/08; 10,533 vests 02/20/07; 10,532 vests 02/20/08; and 10,532 vests 02/20/09. For Mr. Duff 7,835 vests 02/20/07; 7,835 vests 02/20/08; and 7,834 vests 02/20/09. For Mr. Wilder 14,474 vests 02/16/07; 14,473 vests 02/16/08; 6,630 vests 02/20/07; 6,629 vests 02/20/08; and 6,629 vests 02/20/09. For Mr. Birak 7,514 vests 02/19/07; 13,487 vests 02/16/07; 13,486 vests 02/16/08; 6,479 vests 02/20/07; 6,479 vests 02/20/08; and 6,478 vests 02/20/09.

(b)	The total number of shares of stock granted and unvested. For Mr. Wheeler 19,113 vests 02/19/07; 36,357 vests 02/16/07; 20,457 vests 02/20/07; 36,357 vests 02/16/08; 20,456 vests 02/20/08; and 20,456 vests 02/20/09. For Mr. Sabala 5,734 vests 02/19/07; 10,388 vests 02/16/07; 7,004 vests 02/20/07; 10,387 vests 02/16/08; 7,004 vests 02/20/08; and 7,004 vests 02/20/09. For Mr. Duff 5,210 vests 02/20/07; 5,210 vests 02/20/08; and 5,210 vests 02/20/09. For Mr. Wilder 7,618 vests 02/16/07; 4,409 vests 02/20/07; 7,617 vests 02/16/08; 4,409 vests 02/20/08; and 4,408 vests 02/20/09. For Mr. Birak 3,918 vests 02/19/07; 7,098 vests 02/16/07; 4,309 vests 02/20/07; 7,098 vests 02/16/08; 4,308 vests 02/20/08; and 4,308 vests 02/20/09.

(c)	The total number of performance shares which do not vest until three years from date of grant.

(d)	The total value having fair market value at close of business on date of grant.

Option Exercises and Stock Vested

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock during 2006 for each of the Named Executive Officers on an aggregated basis:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares
	Acquired on	on Exercise	Acquired on Vesting	Value Realized on
Name	Exercise (#)	($)(a)	(#)	Vesting (#)(b)

Dennis E. Wheeler,	140,348	$628,866	122,137	$659,603
Chairman, President & Chief Executive Officer
James A. Sabala,	—	—	57,788	$319,014
Executive Vice President & Chief Financial Officer
James K. Duff,	—	—	41,666	$237,913
President, South American Operations
Alan L. Wilder,	—	—	7,618	$37,861
Senior Vice President Project Development
Donald J. Birak,	—	—	11,017	$55,421
Senior Vice President Exploration

Explanatory Notes:

(a)	The aggregate dollar value realized upon exercise of options (i.e., the difference between the market price of the underlying shares at exercise and the exercise price), or upon the transfer of an award for value.

(b)	The aggregate dollar value realized upon vesting of stock (i.e., the number of shares times the market price of the underlying shares on the vesting date), or upon the transfer of an award for value.

Pension Benefits and Non-Qualified Deferred Compensation

Coeur does not maintain a defined benefit pension program nor does it provide a non-qualified deferred compensation program.

Potential Payments Upon Termination or Change-in-Control

The following table describes the potential payments and benefits under Coeur’s compensation and benefit plans and arrangements to which the Named Executive Officers would be entitled upon termination of employment or change-in-control assuming the triggering event took place on December 29, 2006 (i.e., the last business day of 2006) and the price per share of Coeur’s shares is the closing market price as of that date.

				Acceleration and
				Continuation of
				Equity Awards
	Cash	Incremental	Continuation of	(Unamortized	Excise
	Severance	Pension	Medical/Welfare	Expenses as of	Tax	Total
	Payments	Benefit	Benefits	12/31/06)	Gross-up	Termination
Name and Principal Position	(a)	(Present Value)	(Present Value)(b)	(c)	(d)	Benefits

Dennis E. Wheeler, Chairman, President & Chief Executive Officer Not for cause-involuntary	5,515,653	—	58,336	541,584	—	6,115,573
Death & Disability	892,238	—	—	—	—	892,238
Not for cause-voluntary under age 65	—	—	—	—	—	—
Termination subsequent to a Change-in-Control	5,515,653	—	58,336	541,584	2,633,696	8,749,269
James A. Sabala, Executive Vice President & Chief Financial Officer Not for cause-involuntary	1,453,166	—	23,436	202,504	—	1,679,106
Death & Disability	—	—	—	—	—	—
Not for cause-voluntary under age 65	—	—	—	—	—	—
Termination subsequent to a Change-in-Control	1,453,166	—	24,924	202,504	—	1,680,594
James K. Duff, President South American Operations Not for cause-involuntary	922,710	—	17,475	117,739	—	1,057,924
Death & Disability	—	—	—	—	—	—
Not for cause-voluntary under age 65	—	—	—	—	—	—
Termination subsequent to a Change-in-Control(e)	481,400	—	24,789	117,739	—	623,928
Alan L. Wilder, Senior Vice President Project Development Not for cause-involuntary	798,334	—	17,172	128,922	—	944,428
Death & Disability	—	—	—	—	—	—
Not for cause-voluntary under age 65	—	—	—	—	—	—
Termination subsequent to a Change-in-Control(e)	550,769	—	24,384	128,922	—	704,075
Donald J. Birak, Senior Vice President Exploration Not for cause-involuntary	780,626	—	17,333	127,582	—	925,541
Death & Disability	—	—	—	—	—	—
Not for cause-voluntary under age 65	—	—	—	—	—	—
Termination subsequent to a Change-in-Control(e)	779,697	—	24,599	127,582	—	931,878

Explanatory Notes:

(a)	Cash severance payments consist of base salary, annual incentive plan at target, and cash value of long-term incentive plan at target, multiplied by the contract life. In the case of Mr. Wheeler, contract term for change-in-control and employment agreement is three years; for Mr. Sabala, contract term for change-in-control and employment agreement is two years; for the other Named Executive Officers, contract term is two years for change-in-control and 18 months for employment agreements.

(b)	Represents the net present value of medical, life, accidental death, and disability for the term of the contract.

(c)	Represents any unvested stock options, restricted stock, or other equity awards remaining to be expensed.

(d)	Upon change-in-control, Mr. Wheeler is entitled to be reimbursed for the excise taxes as a result of Section 280 (G) excise tax rules.

(e)	Messrs. Duff, Wilder, and Birak would be limited by Golden Parachute requirements which cap benefits.

Director Compensation

Pursuant to our 2005 Non-Employee Directors’ Equity Incentive Plan, outside directors were required in and prior to 2006 to receive at least $10,000 of their annual director fees in the form of common stock in lieu of $10,000 of cash compensation and are able to elect to receive additional common stock in lieu of cash fees for up to the $60,000 total of their annual director fees. The directors of Coeur are encouraged to hold common stock in Coeur, therefore aligning their interests with those of the shareholders. In 2005 and 2006, outside directors received an annual retainer of $60,000. In addition to the annual board of directors retainer, Committee chairmen received an additional retainer of $5,000. In 2006 the chairman fee for the Audit Committee was raised to $10,000 per year. In 2007, the Committee chairmen fees for the Compensation Committee and the Nominating and Corporate Governance Committee were raised to $7,500. Committee members and chairmen receive $1,500 for each Committee meeting attended. Beginning in 2007, outside directors will receive an annual retainer of $70,000, of which they must take a minimum of $20,000 of their annual fees in the form of common stock in lieu of $20,000 of their cash compensation and may elect to receive common stock in lieu of cash for up to the $70,000 total compensation of their retainer.

The following table sets forth information regarding the compensation received by each of Coeur’s directors during the year ended December 31, 2006:

					Change
					in Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($) (a)	($) (b)	($) (c)	($) (d)	($) (e)	($) (f)	($)

Cecil D. Andrus	$60,503	$9,998	—	—	—		$70,501
James J. Curran	$69,253	$9,998	—	—	—	—	$79,251
Andrew Lundquist	$27,319	$39,997	—	—	—	—	$67,316
Robert E. Mellor	$65,503	$9,998	—	—	—	—	$75,501
John H. Robinson	$56,504	$19,996	—	—	—	—	$76,500
Timothy R. Winterer	$53,754	$19,996	—	—	—	—	$73,750
J. Kenneth Thompson	$56,001	$29,999	—	—	—	—	$86,000
Alex Vitale	$45,516	$9,998	—	—	—	—	$55,514

Explanatory Notes:

(a)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.

(b)	Each director must receive no less than $10,000 of the annual director’s fee in common stock. Stock is granted in full shares which may not equal exactly $10,000. The total number of shares held under outstanding stock awards by each director as of December 31, 2006, is as follows: Cecil D. Andrus — 5,102, James J. Curran — 5,102, Andrew Lundquist — 12,011, Robert E. Mellor — 5,102, John H. Robinson — 10,105, J. Kenneth Thompson — 25,009, Alex Vitale — 7,669, and Timothy R. Winterer — 12,338.

(c)	For awards of stock options, the aggregate grant date fair value computed in accordance with FAS 123(R). The aggregate number of shares subject to outstanding options held by each director as of December 31, 2006, is as follows: Cecil D. Andrus — 13,359, James J. Curran — 177,513, Andrew Lundquist — 0, Robert E. Mellor — 33,545, John H. Robinson — 49,325, J. Kenneth Thompson — 66,349, Alex Vitale — 0, and Timothy R. Winterer — 68,968.

(d)	Coeur does not have non-equity incentive plans for directors.

(e)	Coeur does not maintain a defined benefit plan for directors.

(f)	Coeur has no other compensation plan for directors other than those addressed in columns (b) and (c).

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion & Analysis with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion & Analysis be included in Coeur’s proxy statement.

J. Kenneth Thompson, Chairman
Robert E. Mellor
John H. Robinson

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of October 15, 2007, concerning the beneficial ownership of Coeur common stock by each of the directors, each of the executive officers listed in the Summary Compensation Table set forth below, and by all of Coeur’s directors and executive officers as a group. No shareholder is known by Coeur to be the beneficial owner of more than 5% of our outstanding shares of common stock.

	Shares Beneficially		Percent of
	Owned		Outstanding

James J. Curran	184,702	(1)(2)	*
Sebastian Edwards	8,767	(2)	*
Andrew Lundquist	22,703	(2)	*
Robert E. Mellor	40,734	(2)	*
John H. Robinson	65,997	(2)	*
J. Kenneth Thompson	98,792	(1)(2)	*
Alex Vitale	12,098	(2)	*
Dennis E. Wheeler	1,471,160	(1)(2)	.53
Timothy R. Winterer	89,656	(2)	*
Donald J. Birak	123,487	(2)	*
James K. Duff	87,821	(2)	*
James A. Sabala	193,524	(2)	*
Alan L. Wilder	93,955	(2)	*
All executive officers and directors as a group (18 persons)	2,800,197	(2)	1.01

(*)	Holding constitutes less than 0.1% of the outstanding shares.

(1)	Individual shares investment and voting powers over certain of his shares with his wife. The other directors have sole investment and voting power over their shares.

(2)	Holding includes the following shares which may be acquired upon the exercise of exercisable options outstanding under the 1989/2003 Long-Term Incentive Plans and the 2005 Non-Employee Directors’ Stock Option Plan: James J. Curran — 177,513 shares; Sebastian Edwards — 0 shares; Andrew Lundquist — 0 shares; Robert E. Mellor — 33,545 shares; John H. Robinson — 49,375 shares; J. Kenneth Thompson — 66,349 shares; Alex Vitale — 0 shares; Dennis E. Wheeler — 838,069 shares; Timothy R. Winterer — 68,968 shares; Donald J. Birak — 55,998 shares; James K. Duff — 7,835 shares; James A. Sabala —

82,999 shares; Alan Wilder — 35,578 shares; and all directors and executive officers as a group — 1,478,587 shares.

Certain Relationships and Related Party Transactions

Coeur’s policies and procedures for the review, approval or ratification of related person transactions are set forth in its Policies and Procedures Regarding Related Person Transactions, which was previously filed with the SEC as Appendix C to Coeur’s proxy statement for its 2007 annual shareholder meeting. As more fully explained therein, a related person transaction is a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person (i.e., any director or executive officer or nominee for director, or any member of the immediate family of such person) has or will have a direct or indirect material interest.

During 2006, Deutsche Bank Securities Inc., an investment banking firm of which Alex Vitale, a member of our Board of Directors, is a Managing Director, was paid a total of approximately $3,091,200 by us for investment banking services in connection with its engagement as underwriters for an equity offering.

During 2006, we paid the firm BlueWater Strategies LLC, a business and government relations consulting and project managing firm of which Andrew Lundquist, a member of our Board of Directors, is Managing Partner, a total of approximately $120,000 in connection with government relations consulting services relating to our Kensington gold production project in Alaska.

Information Concerning Bolnisi and Palmarejo

Business

Bolnisi

Bolnisi is an Australian public company headquartered in Sydney, Australia that is engaged in mining and exploration for silver and minerals. It was incorporated in September 1983 and was listed on ASX in July 1984. Bolnisi’s current mining and exploration activities are all Mexican precious metals operations and its existing portfolio of projects include the Palmarejo Project (including the Trogan license area) in Chihuahua, the Yecora Gold-Silver project in Sonora and the El Realito Gold-Silver project in Chihuahua.

Bolnisi controls its interest in the Palmarejo Project and the Trogan license area through its ownership and control of approximately 73% of Palmarejo. For a description of Palmarejo’s business, see below under the heading “ — Palmarejo.” Bolnisi controls the Yecora Gold-Silver project and the El Realito Gold-Silver project through its wholly-owned Mexican subsidiaries.

Palmarejo

Palmarejo is engaged in the exploration and development of silver and gold properties in the state of Chihuahua, in northern Mexico. Palmarejo has, through its 100% indirectly owned subsidiary Planet Gold, S.A. de C.V. (“Planet Gold”), acquired a number of mining concessions, entered into acquisition agreements over a number of mining concessions and has been granted a number of exploration licenses which all collectively comprise the Palmarejo Project and surrounding Trogan license area. Palmarejo’s principal asset is its interest in the area covered by the historic Palmarejo mine concessions comprising the Palmarejo Project. Palmarejo also has an extensive land position surrounding the Palmarejo Project comprising the Trogan license area. Prospects currently under investigation by Palmarejo’s exploration teams in the Trogan license area include Guadalupe/Las Animas, La Patria, Todos Santos, Maclovia, Los Hundidos, San Juan de Dios, Victoria and Guerra Al Tirano district.

Palmarejo’s business objective is to continue exploration and development at the Palmarejo Project and the Trogan license area through the pre-feasibility and feasibility study stages and, following the definition of ore reserves and completion of a feasibility study, to construct and develop an operating mine in the Palmarejo Project area, with additional exploration of other geological targets within the Trogan license area. Palmarejo may stake or acquire other lands or mineral properties as such opportunities arise.

Development of the Palmarejo Project

As of April 1, 2005, Palmarejo, through Planet Gold, entered into an agreement with Intermet Engineering Pty Ltd. (“Intermet”) under which Intermet shall provide all personnel, equipment and materials required for the design, engineering and supervision of the construction and commissioning of a 2,000,000 tonne per annum flotation plant and associated infrastructure at the Palmarejo Project. Under this agreement, Planet Gold is responsible for obtaining all approvals required for completion of the work at the site as well as work permits for expatriate staff. The estimated cost of the contract is A$3,060,500. If Planet Gold terminates the contract where there has been no default or insolvency of Intermet, Intermet is entitled to receive 20% of the outstanding estimated cost to complete the project in addition to the costs already incurred by Intermet.

On September 19, 2005, Planet Gold entered into an asset sale agreement with A.M. King Industries Inc. (“A.M. King Industries”) to purchase two autogenous mill circuits, certain spares and flotation cells located at the Los Frailes mine in Aznalcollar, Spain on an “as is, where is” for a purchase price of US$4,700,000 (the “King Industries Agreement”). Under the terms of this agreement, Planet Gold has agreed to indemnify A.M. King Industries against any claims, losses or damage arising from any act or failure to act on the part of Planet Gold in respect of the purchase and sale of the assets after October 20, 2005. Planet Gold shall also hold A.M. King Industries harmless for its failure to inspect, repair or otherwise make the assets safe. Planet Gold also undertook responsibility for all costs associated with the relocation of the assets to Mexico, including clean-up at the former site. Furthermore, Planet Gold assumed all risks associated with the removal of the assets from the former site.

In June 2006, Planet Gold entered into an agreement for the upgrade of a 100 kilometer section of the road between San Rafael and Palmarejo, and the majority of the road upgrade has been completed.

Construction of processing facilities and camp buildings has commenced and continued. Concrete foundations at the lower plant site are well advanced and the erection of steel leach tanks has commenced. Purchase orders and commitments have been issued in respect of plant (including lime staking and instrumentation) and assay laboratory facilities. A leasing arrangement for mining equipment has been entered into. Mill modification work has been completed and the shell sections of the mill have been shipped to and arrived in Mexico.

Permits for the Palmarejo Project

In January 2006, a permit known as Pitex (Program for Temporary Imports to produce Exports) was granted to Planet Gold. This Pitex permit allows the importation of equipment, machinery and consumables to create a product that will subsequently be re-exported without paying import duties. In August 2006, a permit known as Prosec (Sectoral Promotion Programs) was granted to Planet Gold. This permit provides preferential import duties for equipment originating from non-NAFTA countries.

In May 2006, the environmental permit for the Palmarejo Project was approved by SEMARNAT (the Mexican Government environmental authority, Secretariat of Environmental and Natural Resources). The permit approves mining activities for a 10-year period, plus 3 years for reclamation, based on the Palmarejo Project mine plan as submitted by Palmarejo to SEMARNAT. If Palmarejo’s mine plan changes, Palmarejo can apply to SEMARNAT for an extension of the environmental permit.

In August 2006, the Change of Use of Surface Permit for the Palmarejo Project was approved by SEMARNAT. This permit allows Palmarejo to use the Palmarejo Project land for mining purposes rather than its previous use as forest land. It also specifies that the restoration, replanting, rehabilitation and upkeep requirements for the Palmarejo Project site will be undertaken by the Mexican National Forest Commission in return for a single environmental compensation payment by Palmarejo in the amount of C$750,000 which amount has been paid.

Environmental Protection

Palmarejo is committed to comply with all environmental statutes, laws, regulations and orders applicable to its operations. To ensure such compliance, Palmarejo has established an environmental auditing program to detect and remediate any violations of environmental laws. To date, Palmarejo management believes that it is in material compliance with applicable environmental legislation and regulations.

Employees

Palmarejo conducts its operations from offices in Temoris, Chihuahua, Mexico. Planet Gold has retained a wholly-owned subsidiary of Fairview and indirect subsidiary of Bolnisi, to provide technical services in exchange for which Planet Gold has agreed to pay the actual cost of providing such technical services, plus applicable taxes (“Technical Services Agreement”).

Pursuant to the Technical Services Agreement, there are approximately 65 employees and consultants providing technical and administrative services for the Palmarejo Project and the Trogan license area. Planet Gold does not employ anyone directly.

Palmarejo has retained Reunion Gold Corporation (“Reunion Gold”) to provide all corporate management services as may be required from time to time in order to operate the business of Palmarejo including financial and accounting services, legal services, corporate secretarial services and corporate income tax matters. The fees charged for such management services represents a portion of the salary and benefits costs of five (5) employees and a portion of the costs for office space, communication and equipment. Other expenses incurred for the benefit of Palmarejo are charged at cost (the “Management Services Agreement”). The office of Reunion Gold is in Longueuil, Québec. During the year ended June 30, 2007, an amount of C$460,000 was charged by Reunion Gold under the Management Services Agreement. Palmarejo also directly employs two persons, who do not fall under the agreement with Reunion Gold. In addition, Palmarejo entered into a professional services agreement with Mr. Alain Krushnisky to act as Palmarejo’s Chief Financial Officer.

Cycles

Palmarejo’s success is ultimately dependent upon the ability of Palmarejo to continue finding additional mineral resources on its current and future landholding and developing such mineral resources. In addition, fluctuations in commodity prices, primarily gold and silver and currency exchange rates and other unforeseeable events impact Palmarejo’s ability to continue to finance and develop its projects. Commodity price fluctuations are affected by numerous factors beyond Palmarejo’s control.

Competitive Conditions

The precious and base metal mineral exploration and mining business is a competitive business. Palmarejo competes with numerous other companies and individuals in the search for and the acquisition of attractive precious and base metal mineral properties. The ability of Palmarejo to acquire precious and base metal mineral properties in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for precious metal development or mineral exploration.

Properties

Bolnisi

Bolnisi has the following exploration projects in Mexico:

•	the Palmarejo Project (including the Trogan license area), Chihuahua;

•	the Yecora Gold-Silver project, Sonora (on the Chihuahua border); and

•	the El Realito Gold-Silver project, Chihuahua.

The Palmarejo and El Realito projects are located in the state of Chihuahua in Northern Mexico, approximately 15 kilometers northwest and southeast respectively of the township of Temoris, where Bolnisi has established field headquarters. Temoris is approximately 240 kilometers from Chihuahua, the state capital, where Bolnisi has established its Mexican headquarters. The Yecora project is located in Sonora, on the border with Chihuahua. Due to the focus of activities on the Palmarejo project and Trogan mine concession, no field work was undertaken at the Yecora or El Realito projects during the year ended June 30, 2007.

The Palmarejo Project and Trogan license area contain a number of mineralized properties of interest which are under investigation by Bolnisi. The most important of these to date is the Palmarejo Project in the Chinipas municipality in the far north of the area of interest which covers the old Palmarejo gold-silver mine based on the La Prieta and La Blanca gold-silver bearing structures. In addition to the Palmarejo Project, mineralized vein and alteration systems in the Trogan license area have been identified on four other strongly mineralized corridors including the Guadalupe-Las Animas trend; Todos Santos-La Patria-La Virginia-Maclovia; the Guerra al Tirano trend; and the Los Hundidos trend; and prospects are currently under investigation by Bolnisi’s exploration teams in these areas.

Most activity to date has been carried out at Guadalupe-Las Animas with increasing activity at Todos Santos-La Patria-La Virginia-Maclovia. For a detailed description of the Palmarejo Project, see below under the heading “— Palmarejo.”

Bolnisi previously had interests in the Quartzite Gold Mine and Trans Georgian Resources which are both located in the former Soviet Republic of Georgia however it sold these interests in December 2005.

Palmarejo

Property Description and Location

The Palmarejo Project and the Trogan license area (collectively, the “Palmarejo-Trogan Project”) are located in the state of Chihuahua in northern Mexico, 420 km by road southwest of the city of Chihuahua, the state capital. The Palmarejo-Trogan Project lies in the Temoris mining district, part of the gold-silver belt of the Sierra Madre Occidental, about 15 km northwest of the town of Temoris.

The Palmarejo-Trogan Project is located on the Instituto de Nacional de Estadistica Geographica e Informatica (“INEGI”) Ciudad Obregon geological sheet and the INEGI Chinipas de Almada topographic map and is centered on coordinates 27°23’ Longitude and 108°26’ Latitude. The coordinate system used for all maps and sections in the technical report is the Universal Transverse Mercator (WGS 84) Zone 12 (Northern Hemisphere).

The Palmarejo-Trogan Project consists of approximately 12,115 hectares covered by mining concessions, of which about 11,817 hectares are owned outright by Planet Gold, with an additional 226 hectares held by means of leases and options to purchase, which agreements are summarized below. In addition, Planet Gold has obtained the rights to, but has not yet made all payments to complete, the purchase of 72 additional hectares.

The Chihuahua Informe Pericial (Mines Department) administers the lands in the Palmarejo-Trogan Project area. The claim boundaries are surveyed as part of the process of obtaining mining concessions in Mexico.

Technical Report and Qualified Persons

The following descriptions and summaries of the Palmarejo-Trogan Project are taken from the report entitled “Updated Technical Report — Palmarejo-Trogan Project, Chihuahua, Mexico” (the “Technical Report”) prepared by Michael M. Gustin, P.Geo. and Neil B. Prenn, P.Eng. of Mine Development Associates Inc. (“MDA”) dated September 17, 2007. A copy of the Technical Report has been filed by Palmarejo on SEDAR at www.sedar.com. Mr. Gustin and Mr. Prenn are “qualified persons” as defined in National Instrument 43-101 (“NI 43-101”), are independent of Palmarejo and have reviewed and verified the scientific and technical mining disclosure with respect to the Palmarejo-Trogan Project contained in this proxy statement.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Access

Access to Palmarejo from Chihuahua is via paved Highway 127, a two-lane road, to the town of San Rafael and then by gravel road to Temoris and finally Palmarejo. The Chihuahua-Pacifico rail service operates between Chihuahua and Los Mochis on the southwest coast of Mexico. Two passenger trains and one freight train operate daily from Chihuahua. Access from the rail station at the town of Temoris to Palmarejo is along 35 km of government-maintained gravel road, which is the extension of Highway 127, that continues on through to Chinipas.

Climate

The climate of the area is moderate. Average maximum temperature is about 34°C, with an average minimum temperature of about 5°C. Rainfall occurs mainly during the summer months, with average annual precipitation of about 800 mm. The elevation of Palmarejo is about 1,150 m above sea level. All anticipated exploration work can be conducted year round.

Local Resources and Infrastructure

The Palmarejo-Trogan area has moderately well developed infrastructure and a local work force familiar with mining operations. There are approximately four to five thousand inhabitants within about a one-hour drive of the Palmarejo-Trogan Project. Chinipas and Temoris are the two nearest towns of any size, both with an estimated population of approximately 1,500 inhabitants. The small village of Palmarejo lies immediately northwest of the Palmarejo Mine area and has an estimated population of 200.

A 33,000 volt power line has recently been constructed from Temoris to Chinipas by the Comision Federal Electricidad, the Mexican federal power authority. The line passes directly through the Palmarejo area, but is inadequate to supply the electricity requirements of mining and processing operations at Palmarejo without installation of a parallel line.

There are a number of potential sources of water in the area, including groundwater and local streams that drain the project area, as well as the Chinipas River, which is located 12 km west of the Palmarejo-Trogan Project.

The Chihuahua-Pacifico railway connects Chihuahua with Los Mochis, located on Mexico’s western coast in the state of Sinaloa. Daily passenger and freight trains pass Temoris along this railway. The rail station at Temoris is 35 km by gravel road from Palmarejo. Airstrips for light aircraft are located at Temoris and Chinipas.

The Palmarejo-Trogan Project area is characterized by steep-sided hills and V-shaped valleys, although sites for mining infrastructure such as a mill should not pose a significant problem. Dumps and tailings will likely need to be placed within the upper reaches of drainage valleys, which would require the construction of a retention dam(s).

Physiography

The Palmarejo-Trogan Project is located on the western flank of the Sierra Madre Occidental, a mountain range that comprises the central spine of northern Mexico. The north-northwest-trending Sierra Madre Occidental is composed of a relatively flat-lying sequence of Tertiary volcanic rocks that forms a volcanic plateau. This volcanic plateau is deeply incised in the Palmarejo-Trogan Project area, locally forming steep-walled canyons. The Sierra Madre Occidental gives way to the west to an extensional terrain that represents the southward continuation of the Basin and Range Province of the western United States, and then to the coastal plain of western Mexico. The property lies at the boundary of the volcanic plateau and Mexican Basin and Range Province.

The Palmarejo-Trogan Project area is hilly to mountainous, with densely vegetated, steep-sided slopes with local stands of cacti. Conifers occur at high elevations, while oak trees, cacti and thorny shrubs dominate the vegetation at low elevations. Local ranchers and farmers graze cattle and grow corn and other vegetables on small-scale plots.

Certain scientific and technical information with respect to the Palmarejo-Trogan Project is disclosed in Annex K (“Certain Information Regarding Mining Properties of Palmarejo and Bolnisi”).

Information Concerning Bolnisi

Management’s Discussion and Analysis of Financial Condition

Principal activities

Bolnisi is an Australian public company headquartered in Sydney, Australia that is engaged in mining and exploration for silver and minerals. It was incorporated in September 1983 and was listed on ASX in July 1984. Bolnisi’s current mining and exploration activities are all Mexican precious metals operations and its existing portfolio of projects include the Palmarejo Project (including the Trogan license area) in Chihuahua, the Yecora Gold-Silver project in Sonora and the El Realito Gold-Silver project in Chihuahua. No significant change in the nature of those mining and exploration activities has occurred during the year.

Bolnisi controls its interest in the Palmarejo Project and the Trogan license area through its ownership and control of approximately 73% of Palmarejo. For a detailed description of the Palmarejo Project, see “Information Concerning Bolnisi and Palmarejo — Properties — Palmarejo.”

With respect to the El Realito project, due to the focus of activities on the Palmarejo Project and Trogan tenements, no field work was undertaken during the year ended June 30, 2007. Bolnisi plans to undertake some metallurgical testwork and prepare an initial resource estimate for the El Realito project.

With respect to the Yecora Gold-Silver project, apart from limited drilling, trenching and prospecting on a single tenement, there has been no modern exploration undertaken within the license area. Due to the focus of activities on the Palmarejo Project and Trogan tenements, no drilling was undertaken during the year ended June 30, 2007. Data assessment and field reconnaissance work is ongoing. Drilling is planned to be undertaken in the future when the landowner agreements over the two tenements surrounding Bolnisi’s tenements which are not controlled by Bolnisi are finalized.

Financial results

The consolidated loss after income tax attributable to members of Bolnisi for the year ended June 30, 2007 was (A$4,366,657) (2006 — profit of A$3,864,860).

Legal Proceedings

Currently, Bolnisi is not involved in and, to the best of its knowledge, is not a party to, any material litigation.

Directors and Officers

The names of directors of Bolnisi holding office at any time during or since the financial year ended June 30, 2007 are:

Norman A. Seckold (Chairman)	Director since February 1, 1994
Dudley R. Leitch	Director since March 26, 1998
Peter J. Nightingale (Director and Company Secretary)	Director since March 4, 2004
Kenneth M. Phillips	Director since February 1, 1994
P. Martin Holt (alternate for Peter J. Nightingale)	Director since September 9, 2005
Anthony J. McClure (alternate for Kenneth M. Phillips)	Director since November 26, 2003

Norman Alfred Seckold — Executive Chairman

Norman Seckold graduated with a Bachelor of Economics degree from the University of Sydney in 1970. He has spent more than 28 years in the full time management of natural resource companies, both in Australia and overseas.

Mr. Seckold has been the Chairman of a number of publicly listed companies including Moruya Gold Mines (1983) N.L., which acquired the Golden Reward heap leach gold deposit in South Dakota, USA, Pangea Resources Limited, which acquired and developed the Pauper’s Dream gold mine in Montana, USA, Timberline Minerals, Inc. which acquired and completed a feasibility study for the development of the MacArthur copper deposit in Nevada, USA, Perseverance Corporation Limited, which discovered and developed the Nagambie gold mine in Victoria, Valdora Minerals N.L., which developed the Rustler’s Roost gold mine in the Northern Territory and the Ballarat East Gold Mine in Victoria, Viking Gold Corporation, which discovered a high grade gold deposit in northern Sweden and Mogul Mining N.L., which drilled out the Magistral and Ocampo gold deposits in Mexico.

Mr. Seckold is currently a director of Cockatoo Coal Limited, an Australian coal exploration and project development company, Kings Minerals N.L., a company exploring for precious and base metals in Australia and its

Canadian listed subsidiary San Anton Resources Inc which is exploring for precious and base metals in Mexico, Planet Gas Limited, a coalbed methane gas exploration and production company operating in Australia and the USA and Bolnisi’s partly owned Canadian listed subsidiary, Palmarejo Silver and Gold Corporation.

Dudley Roy Leitch — Non-executive Director

Dudley Leitch is a graduate in Science, majoring in geology and mineralogy from the University of Queensland. He has over 31 years’ experience in mineral and petroleum exploration and development.

Mr. Leitch was Managing Director of Valdora Minerals N.L. and a director of Perseverance Corporation Limited and Mogul Mining N.L. He was responsible for the development of the Nagambie gold mine from exploration to production in less than two years. He is a director of a private company which has made investments in the resources sector and has identified significant resources projects, including the large coalbed methane reserves of the Northern Bowen Basin which are currently being advanced by several large listed companies. Mr. Leitch is also the Managing Director of Kings Minerals N.L. and a director of Palmarejo Silver and Gold Corporation.

Peter James Nightingale — Executive Director and Company Secretary

Mr. Nightingale graduated with a Bachelor of Economics degree from the University of Sydney and is a member of the Institute of Chartered Accountants in Australia. He has worked as a chartered accountant in both Australia and the USA.

Mr. Nightingale has, for the past 21 years, been a director or company secretary of a number of private and publicly listed companies in Australia, the USA and Europe. Mr. Nightingale has been responsible for the financial control, administration, secretarial and in-house legal functions of these companies. He is currently a director or company secretary of Biotron Limited, Cockatoo Coal Limited, IMD Group Limited, Palmarejo Silver and Gold Corporation and Planet Gas Limited.

Kenneth Macdonald Phillips — Executive Director

Kenneth Phillips studied geology at Victoria University, Wellington, New Zealand and is a member of the Australasian Institute of Mining and Metallurgy. Mr. Phillips has enjoyed a career in mining and exploration worldwide since 1952, and has been a Sydney, Australia, based mining company executive and consultant since 1984. Prior to this, Mr. Phillips held executive and corporate positions with several major mining corporations. Mr. Phillips was responsible for the discovery and exploration of the Bougainville copper-gold deposit (1964 — 1967) and managed the exploration of the Ok Tedi gold-copper mine (1969 — 1970) in Papua New Guinea.

Mr. Phillips was also a director of Valdora Minerals N.L. and is presently a director and the principal of VOP Mining Services Pty Limited and a director of Palmarejo Silver and Gold Corporation.

Philip Martin Holt — Independent and Non-executive Alternate Director for Peter J. Nightingale

Martin Holt graduated with a Bachelor of Economics degree from the University of Lancaster, UK, and is a member of the Institute of Chartered Accountants in Australia. For the past 22 years Mr. Holt has worked in the corporate finance sector, covering a range of activities including mergers and acquisitions, valuations, fund raising, loss assessments and litigation support. He also served for three years as a director of a private equity company. Mr. Holt is currently a director of the specialist valuation firm Lonergan Edwards & Associates Limited.

Anthony John McClure — Independent and Non-executive Alternate Director for Kenneth M. Phillips

Anthony McClure graduated with a Bachelor of Science (Geology) degree from Macquarie University in 1986. Mr. McClure has 22 years of technical, management and financial experience in the resource sector within Australia, Africa and the Americas in project management and executive development roles. He has worked in the financial services sector and stockbroking, primarily as a resource analyst covering both mineral and energy sectors. Mr. McClure is currently a director of European Gas Limited, Planet Gas Limited and Verus Investments Limited.

Directors’ Meetings

The number of directors’ meetings held, including meetings held by telephone and by circulation of resolutions, and the number of those meetings attended by each of the directors of Bolnisi, while a director, during the financial year are as follows:

	Board Meetings		Audit Committee Meetings
				Number of
	Number of	Number of	Number of	Meetings
	Meetings Held	Meetings Attended	Meetings Held	Attended

Norman A. Seckold	3	3	—	—
Dudley R. Leitch	3	3	2	2
Peter J. Nightingale	3	3	—	—
Kenneth M. Phillips	3	3	—	—
P. Martin Holt (alternate)	—	—	2	2
Anthony J. McClure (alternate)	—	—	2	2

Executive Compensation

Bolnisi’s remuneration policy is to ensure the remuneration package properly reflects the persons’ duties and responsibilities, and that remuneration is competitive in attracting, retaining and motivating people of the highest quality.

The directors are not employed directly by Bolnisi. Their services are provided by way of arrangements with related parties. The remuneration disclosed below represent the cost to Bolnisi and its subsidiaries for the services provided under these arrangements.

No directors or executives receive performance related remuneration, and there are no service contracts.

Details of the nature and amount of each major element of the remuneration of each director of Bolnisi and each of the named executive officers of Bolnisi are summarized in the Table below.

Summary Compensation Table(a)

							Change in
							Pension
							Value and
		Salary/					Nonqualified
		Short				Non-Equity	Deferred
		Term		Stock	Option	Incentive Plan	Compensation	All Other
		Fees	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	(A$)	(A$)	(A$)	(A$)	(A$)	(A$)	(A$)	(A$)

Norman A. Seckold	2007	150,000	—	—	—	—	—	—	150,000
Chairman	2006	150,000	—	—	—	—	—	—	150,000
	2005	150,000	—	—	—	—	—	—	150,000
Peter J. Nightingale,	2007	150,000	—	—	—	—	—	—	150,000
Executive Director	2006	150,000	—	—	—	—	—	—	150,000
	2005	150,000	—	—	—	—	—	—	150,000
Kenneth M. Phillips,	2007	117,279	—	—	—	—	—	—	117,279
Executive Director	2006	124,071	—	—	—	—	—	—	124,071
	2005	119,360	—	—	—	—	—	—	119,360
Dudley R. Leitch,	2007	24,000	—	—	—	—	—	—	24,000
Non-Executive Director	2006	24,000	—	—	—	—	—	—	24,000
	2005	22,917	—	—	—	—	—	—	22,917
P. Martin Holt,	2007	20,000	—	—	—	—	—	—	20,000
Alternate director for	2006	30,000	—	—	—	—	—	—	30,000
Peter J. Nightingale	2005	—	—	—	—	—	—	—	—
Anthony J. McClure,	2007	23,833	—	—	—	—	—	—	23,833
Alternate director for	2006	110,000	—	—	—	—	—	—	110,000
Kenneth M. Phillips	2005	73,000	—	—	—	—	—	—	73,000

(a)	There are no key management personnel of Bolnisi or its subsidiaries that are not directors and no options or bonuses were granted to directors or executive officers as part of their remuneration.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of June 30, 2007, concerning the beneficial ownership of Bolnisi shareholdings by each of the directors and key management personnel and as a group.

	Shares Beneficially
	Owned	Percent of Outstanding

Norman A. Seckold	38,602,799	13.5%
Dudley R. Leitch	31,185,700	10.9%
Peter J. Nightingale	3,075,000	1.1%
Kenneth M. Phillips	10,000,000	3.5%
P. Martin Holt	—	—
Anthony J. McClure	—	—
All directors and key management personnel as a group (6 persons)	82,863,499	29.0%

No shares were granted to key management personnel during the reporting period as compensation in 2006 or 2007.

Certain Relationships and Related Party Transactions

Directors

During the year ended June 30, 2007, Norman A. Seckold and Peter J. Nightingale had an interest in an entity, Mining Services Trust, which provided full administrative services, including rental accommodation, administrative staff, services and supplies, to Bolnisi. Fees paid to Mining Services Trust during the year, which were in the ordinary course of business and on normal terms and conditions, amounted to A$1,101,658 (2006 — A$1,185,972). Amounts unpaid at June 30, 2007 were A$142,074 (2006 — A$188,934).

During the year ended June 30, 2007, Kenneth M. Phillips, had an interest in an entity, VOP Mining Services Pty Ltd, which rendered administrative, geological and exploration services to Bolnisi. Fees paid to VOP Mining Services Pty Ltd during the year, which were in the ordinary course of business and on normal commercial terms and conditions, amounted to A$140,882 (2006 — A$159,643). Of this figure A$117,279 (2006 — A$124,071) is included in directors’ remuneration. Amounts unpaid at June 30, 2007 were A$11,483 (2006 — A$30,878).

Apart from the details disclosed above, no director has entered into a material contract with Bolnisi since the end of the previous financial year and there were no material contracts involving directors’ interests subsisting at year end.

Controlled entities

At June 30,2007, Bolnisi had amounts receivable from, Fairview Gold Pty Limited of A$57,016,176 (2006 — A$38,743,396), and Ensign Energy Pty Limited of A$751,963 (2006 — A$701,963). These amounts are classed as investments as they are interest free, unsecured, there is no fixed term of repayment, and they are repayable out of profits.

At June 30, 2007, Bolnisi had an amount payable to Bolnisi Mining Operations Pty Limited of A$119,784 (2006 — nil).

During the year ended June 30, 2007, an amount of A$250,091 was charged by Servicios Auxiliares de Mineria, SA de CV to Planet Gold, SA de CV for management services related to exploration and development activities (2006 — nil), there were no amounts outstanding at year end. During the year an amount of A$1,000,615 was charged by Servicios Administrativos Palmarejo, SA de CV to Planet Gold, SA de CV for personnel expenses (2006 — nil). Amounts unpaid at year end were A$72,111 (2006 — nil).

During the year ended June 30, 2006, Bolnisi Mining Operations Pty Limited paid a dividend of A$8,985,069 to Bolnisi. No dividend was paid during the year ended June 30, 2007.

Information Concerning Palmarejo

Management’s Discussion and Analysis of Financial Condition

The following management’s discussion and analysis of financial condition and results of operations is dated as of August 23, 2007, and was filed with the Canadian Securities Administrators on www.sedar.com.

Technical information in respect of the Palmarejo-Trogan Project in this section is dated as of a date that precedes the current technical information, derived from the Technical Report. For current technical information about Palmarejo, please see Annex K to this Proxy Statement. The Technical Report is a publicly-filed document available for review at www.sedar.com.

Scope of management’s financial analysis

The following management’s discussion and analysis (“MD&A”) of the operations, results, and financial position of Palmarejo covers the years ended June 30, 2007 and 2006 and the initial 248-day period ended June 30, 2005 and should be read in conjunction with the audited consolidated financial statements and related notes for the periods ended June 30, 2007, 2006 and 2005 (the “June 30, 2007, 2006 and 2005 consolidated financial statements”).

The June 30, 2007, 2006 and 2005 consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”).

All financial results are expressed in Canadian dollars unless otherwise indicated.

Nature of Activities

Palmarejo is engaged in the exploration and development of silver-gold projects located in the Temoris District of Chihuahua, Mexico. Palmarejo, through its 100%-indirectly owned subsidiary Planet Gold SA de CV (“Planet Gold”), owns or has entered into agreements to acquire a number of exploration and exploitation concessions, which all collectively comprise the Palmarejo Project and surrounding Trogan licence area. The Palmarejo Project and Trogan license area are located some 15 kilometres northwest of the town of Temoris in Chihuahua State and extend some 16 kilometres from Tres de Mayo in the south-southeast to beyond Palmarejo in the north-northwest covering 12,115 hectares.

The Palmarejo Project and the Trogan license area contain a number of mineralized properties of interest which are under investigation by Palmarejo. The most important of these to date is the Palmarejo mine property in the municipality of Chinipas in the far north of the area of interest which covers the old Palmarejo silver-gold mine based on the La Prieta and La Blanca silver-gold bearing structures.

Palmarejo has not yet determined whether its properties contain ore reserves that are economically recoverable. The recovery of costs incurred on these properties is subject to the discovery of economic ore deposits and the ability to secure appropriate financing to place these properties into production. Palmarejo will periodically have to raise additional funds to continue operations, and while it has been successful in doing so in the past, there can be no assurance it will be able to do so in the future.

Although Palmarejo has taken steps to verify title to the mineral claims in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee Palmarejo’s title. Property title may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

Proposed Merger Agreement

On May 3, 2007, Palmarejo and Coeur entered into a Merger Implementation Agreement. Concurrently, Coeur entered into a Merger Implementation Agreement with Bolnisi, Palmarejo’s majority shareholder. Under the terms of the Palmarejo Merger Implementation Agreement, Palmarejo shareholders, other than Bolnisi, will receive 2.715 Coeur shares for each Palmarejo share they own and a nominal cash payment equal to C$0.004 per Palmarejo share pursuant to a plan of arrangement. Under the terms of the Bolnisi Merger Implementation Agreement, Bolnisi shareholders will receive 0.682 Coeur shares for each Bolnisi share they own and a nominal cash payment equal to A$0.004 per Bolnisi share pursuant to a scheme of arrangement.

The Transaction is subject to approval by the shareholders of Palmarejo, Coeur and Bolnisi and satisfaction of customary closing conditions (including completion of regulatory reviews and receipt of regulatory approvals). The consummation of each of the Palmarejo transaction and the Bolnisi transaction is also conditional upon the completion of the other transaction, although Coeur has the right to waive this condition, if the Palmarejo transaction does not proceed, and still proceed with the Bolnisi transaction. The Bolnisi transaction was subject to the completion of satisfactory due diligence by Coeur (which process was completed on July 3, 2007).

The Palmarejo plan of arrangement must be approved by two-thirds (2/3) of the votes cast by shareholders present and voting at a special meeting of shareholders called to consider the transaction, as well as a simple majority of the votes cast by such shareholders (excluding interested parties). The Bolnisi scheme of arrangement requires the approval of three-fourths (3/4) of the total shares voted, plus half of the shareholders present and voting at the meeting, either in person or by proxy. Both arrangements require approval by the applicable courts in Canada and Australia.

In connection with the Bolnisi transaction, each of the directors of Bolnisi has entered into a call option deed, which, between them, grants Coeur the right to acquire up to 19.9% of Bolnisi’s outstanding shares held by the directors at the same price as that offered by Coeur to other Bolnisi shareholders under the Bolnisi scheme of arrangement.

The parties have also agreed to give each other exclusivity, subject to certain exceptions, and to a reciprocal break fee of 1% payable in certain circumstances.

A special committee of independent directors of Palmarejo completed a review of the transaction, including seeking advice from financial advisors and legal counsel, and the special committee received a fairness opinion from the financial advisor. The special committee also retained a separate independent financial advisor to complete a formal valuation in connection with the transaction as contemplated by Canadian securities laws. After consideration, the special committee unanimously recommended approving the transaction to the Palmarejo board of directors, which subsequently approved and authorized Palmarejo to enter into the agreement. Furthermore, the Palmarejo board, on recommendation of the special committee, has authorized the submission of the transaction to its shareholders for approval at a special meeting of shareholders and the Palmarejo board has unanimously recommended that Palmarejo shareholders vote in favour of the transaction.

Assuming timely completion of the required regulatory processes and receipt of the required shareholder and court approvals, the companies expect the transactions to be completed in the fourth quarter of calendar year 2007. There can be no assurance that the transactions will be completed as proposed or at all.

Formation of Joint Management Committee

On May 15, 2007, Palmarejo, Coeur and Bolnisi jointly announced that, in connection with their agreements to merge, they have formed a Joint Management Committee (the “Committee”) to oversee the management of the Palmarejo Project through the close of the transaction.

The Committee, which is authorized to ensure the continued progress at the Palmarejo Project until the completion of the merger, is comprised of three senior management and operating personnel from each of Coeur, Bolnisi and Palmarejo (including the chairman of the special committee of the Palmarejo Board of directors). Coeur’s Senior Vice president — Operations, serves as Chairman of the Committee.

The Committee has identified the following initial priorities:

•	Establishing Coeur’s on-site presence at the Palmarejo Project and facilitating the integration of Coeur personnel with the Bolnisi and Palmarejo teams already in place;

•	Completing an assessment of the present status of construction activity at the Palmarejo Project;

•	Investigating the development of a combined open pit and underground mine plan and completing an initial estimate of proven and probable reserves at the Palmarejo Project; and

•	Continuing exploration initiatives at Palmarejo and formulating a strategy for future exploration activities.

Acquisition of the Palmarejo Project

Palmarejo, formerly named Bonita Capital Corporation (“Bonita”), was incorporated under the Alberta Business Corporations Act on May 11, 2004 and was continued as Palmarejo Gold Corporation under the Canada Business Corporations Act (“CBCA”) on March 21, 2005. On December 15, 2005 Palmarejo changed its name from Palmarejo Gold Corporation to Palmarejo Silver and Gold Corporation.

Palmarejo Acquisition Corporation (“Palmarejo Acquisition”) was incorporated under the CBCA on October 25, 2004 in order to facilitate and effect the financing, the acquisition, and the business combination described below.

On March 21, 2005, the Business Combination Transaction was completed involving: (1) the acquisition by Palmarejo Acquisition from Bolnisi of 100% of Bolnisi’s interest in the Palmarejo silver-gold project (the “Palmarejo Project”) in consideration of 52,250,000 Palmarejo Acquisition common shares and 12,500,000 Palmarejo Acquisition warrants; and (2) the amalgamation of Palmarejo Acquisition with a wholly-owned subsidiary of Bonita (the “Amalgamation”), pursuant to which holders of common shares, options and warrants of Palmarejo Acquisition received, in exchange, one Palmarejo common share in exchange for each Palmarejo Acquisition common share, one Palmarejo warrant in exchange for each Palmarejo Acquisition warrant and one Palmarejo option in exchange for each Palmarejo Acquisition option.

Under Canadian generally accepted accounting principles, this Business Combination was a reverse takeover. Palmarejo Acquisition was deemed to be the purchaser and consequently the June 30, 2007, 2006 and 2005 consolidated financial statements reflect the accounts of Palmarejo since the incorporation of Palmarejo Acquisition on October 25, 2004 and the accounts of Bonita Capital Corporation since its acquisition on March 21, 2005.

Exploration and Project Development Activities

During the year ended June 30, 2007, Palmarejo incurred total exploration expenditures of $16,732,000 ($18,990,000 in 2006 and $4,712,000 during the initial 248-day period ended June 30, 2005), including $9,346,000 for drilling activities, $771,000 for tenement payments and $6,434,000 for various technical services.

Capital assets totalled $54,132,000 for the year, including $14,619,000 for equipment under capital lease (power station and mobile equipment) and the balance represented by the various construction and engineering activities, including road upgrade, earthworks, camp construction, fabrication and assembly of various mill components and modification of the ball and SAG mills.

Palmarejo Exploration

Drilling at the Palmarejo project during the year was carried out with a single RC rig. The drilling has focused on testing the potential of nearby prospects at Palmarejo Norte, San Juan de Dios and Cerro de Los Hilos Southeast. A short (limited by the capacity of the drill rig) six hole RC program was drilled along the southeastern margin of the Rosario clavo along the La Blanca structure to evaluate the potential of additional mineralization between the Rosario and the 076 clavos.

Palmarejo Norte, located 1.0 kilometre north of Palmarejo, is the continuation of the main Palmarejo structure extending from the Rosario clavo where the La Blanca and La Prieta structures come together. Seven RC holes were drilled at Palmarejo Norte. The drilling intersected the main structure but did not encounter mineralized quartz. No further work is programmed at Palmarejo Norte at this time.

The Cerro de Los Hilos Southeast prospect is located along the southeastern extension of the Los Hundidos structure, 3.0 kilometres south of Palmarejo. The prospect is characterised by a strong colour oxidation and clay alteration zone. The first two holes of a 10 hole, 2,000 metre program were completed in May 2007. The first hole intersected sulphide bearing veinlets in a rhyolite porphyry, interpreted to have intruded the Los Hundidos fault. These veinlets yielded low grade mineralisation over a narrow interval. The remaining holes in the program are currently being drilled with the objective of crossing the structure 150 metres beneath the barren clay alteration on surface. Results to date are incomplete but have not been particularly encouraging. The Los Hundidos structure has not been exhaustively tested as yet particularly in depth but is thought to be fairly deep in the epithermal profile.

Five RC holes were drilled between the proposed North (Rosario) and South (076/108 clavos) pits at Palmarejo. The holes were drilled to assess the potential for further resources along the La Blanca structure that could connect the Rosario and 076 clavos and possibly reduce the waste tonnes in the shoulder separating the two clavos. The first three holes were drilled within an area of low grade inferred resource extrapolated at the southern margin of the Rosario pit. All three holes yielded high grade mineralisation over four to seven metres true width. The fourth and fifth holes were drilled below the limit of the inferred resource intersecting moderate widths of medium grade mineralization between Rosario and the 076 clavo. These results suggest ore grade material may exist between Rosario and 076 requiring further investigation to evaluate their significance.

Since exploration drilling began at the Palmarejo project in November 2003, a total of 568 RC holes, 119 core holes and 86 core continuations of RC pre-collars were completed for 97,485 metres of RC and 36,801 metres of diamond core drilling.

Details of the location of drill holes and assay results have been reported in full by Palmarejo and are included on Palmarejo’s website.

Trogan Exploration

In addition to the Palmarejo Project, four strongly mineralized corridors have been identified in the Trogan license area as follows:

•	the Guadalupe-Las Animas trend;

•	Todos Santos-La Patria-La Virginia-Maclovia trend;

•	the Guerra al Tirano trend; and

•	the Los Hundidos trend.

Drill rig availability has limited the ability to fully explore each of these targets, with most activity to date having been carried out at Guadalupe-Las Animas and Todos Santos-La Patria-La Virginia-Maclovia.

Guadalupe-Las Animas

The Guadalupe project is located within the Trogan tenements, approximately 7.0 kilometres southeast of the Palmarejo project. The Guadalupe project is located on the greater than 2.5 kilometre-long Guadalupe fault system. Silver-gold mineralization is hosted by northeast dipping quartz breccia veins and an associated quartz stockwork envelope. There are three main prospects located along the Guadalupe structure known from north to south as Guadalupe Norte, Guadalupe and Las Animas. A fourth prospect, El Salto, has been identified by surface mapping as a link structure between Las Animas and Guadalupe. El Salto has only been tested by near surface drilling.

Three high grade clavos (G1, G2 and G3), defined by the 50 gram metre AuEq accumulation contour, were recently identified between Guadalupe and Guadalupe Norte. The top of the well mineralized part of the epithermal profile occurs at 1,300 metres elevation, up to 300 metres below the surface at Guadalupe Norte. The top of the profile is only 100 metres below surface at Las Animas where the topographic surface is 100 to 200 metres lower than that at Guadalupe Norte. The clavos have been drilled to the 1,100 metre level and remain open at depth.

Nine RC and three core holes have been drilled at Las Animas since drilling resumed at this prospect in May 2007. Most of the drilling has targeted the extension of the Las Animas clavo southeast of the wide, high grade intercept (29.50 metres @ 2.98 g/t Au and 195 g/t Ag). Results from five holes all yielded wide, significantly mineralized intervals across the main Guadalupe vein and have expanded the Las Animas clavo down dip and to the southeast.

Since exploration drilling began at the Guadalupe-Las Animas project in June 2005, a total of 71 RC holes, and 84 diamond core holes and 8 diamond core continuations have been drilled for 15,821 RC metres and 29,545 diamond core metres.

Details of the location of drill holes and assay results have been reported in full by Palmarejo and are included on Palmarejo’s website.

The Guadalupe resource estimate (see below for details) is currently being updated and results should be released shortly.

Todos Santos-La Patria-La Virginia-Maclovia

The La Patria to Maclovia structure (known as “La Patria”) occupies 1.7 kilometres of a greater than 4.0-kilometre extent of the Todos Santos to Maclovia mineralized corridor and is located 6.5 kilometres south-southeast of the Palmarejo project and 4 kilometres southwest of the Guadalupe project.

Since exploration drilling began at the La Patria project in early 2006, a total of 78 RC holes and 43 diamond core holes have been drilled for 13,853 RC metres and 22,210 diamond core metres.

The La Patria-La Virginia-Maclovia drilling has been completed for the time being. The diamond core drills which were located on this structure were relocated to Guadalupe in June 2007 to allow Palmarejo to focus its efforts on extending and infilling the Guadalupe resource.

An update to the January 2007 La Patria resource estimate (see below for details) will commence following completion of the new Guadalupe resource estimate, currently underway.

Details of the location of drill holes and assay results have been reported in full by Palmarejo and are included on Palmarejo’s website.

Resource Statements

During the year, the Palmarejo resource estimate has been updated and initial resource statements have been completed for the Guadalupe-Las Animas project and the La Patria-La Virginia-Maclovia section of the Todos Santos to Maclovia mineralized corridor.

Palmarejo Project Resource Update

In October 2006, Palmarejo announced an updated resource estimate for the Palmarejo Project. The updated resource estimate has a Measured and Indicated mineral resource of 0.97 M oz (million ounces) of gold and 89.26 M oz of silver. Of the total resource tonnes, 78.4% are now in the Measured and Indicated categories. The inferred mineral resource contains 169,000 oz of gold and 17.93 M oz of silver. Drill results up to and including PMDH632, completed in June 2006, are included in this estimate. No further drilling has been completed at Palmarejo since PMDH632.

PALMAREJO RESOURCE STATEMENT OCTOBER 2006

	Tonnes			AuEq			AuEq
Resource Category	(Millions)	Au (g/t)	Ag (g/t)	(g/t)	Au(oz)	Ag (Moz)	(Moz)

Measured	5.4	2.22	200	5.86	384,000	34.60	1.01
Indicated	9.1	2.00	186	5.38	587,000	54.66	1.58
Inferred	4.0	1.31	138	3.82	169,000	17.93	0.50

A 0.8 g/t AuEq cutoff has been applied to Palmarejo and only those blocks with higher interpolated grade than this cutoff have been included in the resource statement. Gold equivalent grades and ounces were calculated using a gold to silver ratio of 1:55 based on recent gold to silver ratios and projected metallurgical recoveries. This updated resource estimate was prepared in accordance with requirements of NI 43-101 by Michael M. Gustin of Mine Development Associates (“MDA”) (Reno, Nevada) who is a Registered Geologist in the States of Utah and Washington and a Qualified Person by Canadian NI 43-101 standards and by Kenneth M. Phillips, geologist of VOP Mining Services Pty Ltd. and a Director of Palmarejo and of Bolnisi. An updated technical report was prepared by MDA and filed with the Canadian securities regulators in early December 2006.

The majority of assessments and studies required in connection with Palmarejo’s work toward completion of a feasibility study for the Palmarejo Project have been completed, including assumed mining, metallurgical, economic, marketing, legal, environmental, social and government factors. A mining plan and schedule is being undertaken by MDA as part of a feasibility study for the Palmarejo Project.

Guadalupe Resource

In October 2006, Palmarejo also announced a first inferred resource estimate for the Guadalupe — Las Animas mineralization. The Guadalupe resource is in the early stages of definition with the bulk of the resource so far relating to the upper silver-rich epithermal zone comparable in grade and silver-gold ratio to the top one-third of the Palmarejo profile.

GUADALUPE RESOURCE STATEMENT OCTOBER 2006

	Tonnes			AuEq			AuEq
Resource Category	(Millions)	Au (g/t)	Ag (g/t)	(g/t)	Au(Oz)	Ag (Moz)	(Moz)

Inferred	5.7	0.83	106	2.76	155,000	19.57	0.51

A 0.8 g/t AuEq cutoff has been applied to Guadalupe above the 1,300 m elevation. A 3 g/t AuEq cutoff has been applied to Guadalupe below the 1,300 m elevation to reflect the probable necessity for underground access to mineralization below that level. Only those blocks with higher interpolated grade than this cutoff have been included in the resource statement above. Gold equivalent grades and ounces are calculated using a gold to silver ratio of 1:55 based on recent gold to silver ratios and projected metallurgical recoveries. This resource estimate was also prepared in accordance with the requirements of NI 43-101 by Michael M. Gustin of MDA and by Kenneth M. Phillips. A technical report was prepared by MDA and filed with the Canadian securities regulators in early December 2006.

La Patria Resource

In January 2007, Palmarejo announced La Patria’s initial inferred resource which is estimated to be 171,000 ounces of gold and 4.03 million ounces of silver, or 244,300 ounces of gold equivalent using a 0.8 g/t AuEq cutoff and a gold to silver price ratio of 1:55.

LA PATRIA RESOURCE STATEMENT JANUARY 2007

	Tonnes			AuEq			AuEq
Resource Category	(Millions)	Au (g/t)	Ag (g/t)	(g/t)	Au(Oz)	Ag (Moz)	(Moz)

Inferred	3.6	1.49	35	2.13	171,000	4.03	0.24

This estimate is based on results from drill holes LPDH001 to LPDH061 (excluding LPDH 060) and does not include the remaining holes drilled in 2006 (LPDH060 and LPDH062 to LPDH074) and in 2007 for which results were not available for inclusion in this estimate. Some impressive down hole assay intercepts were received from these remaining holes, which results have been reported by Palmarejo in previous press releases and are available on Palmarejo’s website.

This resource estimate was also prepared in accordance with the requirements of NI 43-101 by Michael M. Gustin of MDA and by Kenneth M. Phillips.

Palmarejo Project Development

Engineering, Procurement, Design and Construction Management

Steel tank erection work at the lower plant site was well advanced by the end of June 2007 and concrete foundation work at the upper plant site for the crushing plant has commenced. Upper plant site earthwork continues; however, delays in the earthwork have been experienced due to the slow progress of the contractor. Work is ongoing to ensure that the work is completed.

Site work by the leach tank erection subcontractors was temporarily suspended in June 2007 due to safety and quality concerns. These issues are being addressed by the main contractor to enable work to recommence at the required level of safety and quality performance.

Site delivery of structural steel sections for the lower plant and thickeners commenced.

The mill modification work in South Africa was successfully completed. The cut and flanged sections (to enable transportation of smaller mill shell sections to the site) underwent a successful trial assembly and the shell sections are ready for shipment to Mexico.

Infrastructure

The widening and the modification of the 100 kilometre section of road between San Rafael and Palmarejo is well advanced with just a few sections near Palmarejo to be completed. Long term maintenance work and solutions for long term surface stability are being evaluated.

An updated cost for the construction of the high-voltage power line has been completed with the Mexican electricity commission. The cost for the line is quoted at US$8.5 million, an increase of US$1.0 million from the 2005 quote.

Construction work for the 18 megawatt diesel power station has commenced and the generators are currently in Chihuahua.

Mining

Mine Development Associates in Reno, Nevada have completed most elements of the mining study. Additional support work including a follow-up geotechnical review was complete as at June 30, 2007, to enable a mining resource to be published.

Proposals for contract mining were received and these are being reviewed in line with mine planning work in conjunction with work being performed by Coeur and its consultants.

Power Generation Agreement

In December 2006, Planet Gold reached an agreement with Caterpillar Arrendadora Financiera, SA de CV (“Caterpillar”), a Mexican subsidiary of the Caterpillar Group, to provide on a turn-key basis, for the supply, installation and lease financing of diesel generators and high voltage equipment, which have the capacity to provide the full power requirements for the Palmarejo Project processing facility.

The power station consists of 8 generators, being 2 x 3 megawatt generators and 6 x 2 megawatt generators, a transformer, switching and control/synchronisation equipment allowing full automated interfacing with the main power supply from the Mexican electricity grid.

Caterpillar agreed to provide 80% of the US$6.9 million power station value by-way of a 2-year lease financing.

Mining Equipment Agreement

In June 2007, Planet Gold entered into a US$30.6 million finance lease agreement with Caterpillar for the supply of all mining equipment and the mobile fleet required for the Palmarejo project. Palmarejo is currently waiting for receipt of the finance lease agreements to be executed by Caterpillar.

The Caterpillar finance lease represents 95% of the total cost of equipment and extends for a period of 5 years. Palmarejo has paid the 5% balance of the capital cost of the equipment and delivery of some of the main components of the mining fleet, including some of the 5 out of 11 haul trucks, two shovels, bulldozers and drills, occurred in June 2007.

Permits

In 2006, the environmental permit for the Palmarejo Project was approved by SEMARNAT (Secretariat of Environmental and Natural Resources, the Mexican Government environmental authority). The permit approves mining activities for a 10 year period, plus 3 years for reclamation, based on the Palmarejo Project mine plan as submitted by Palmarejo to SEMARNAT. If Palmarejo’s mine plan changes, Palmarejo can apply to SEMARNAT for an extension of the environmental permit. An application for extension of an existing operation is generally viewed favourably and is less onerous than a new application.

This permit enabled Palmarejo to commence earthworks for plant construction, and facilitated the commencement of infrastructure (access road) upgrade and the mobilization of the process plant and equipment for mine development.

A Pitex permit, for the importation of equipment, machinery and consumables to produce a product that will be exported (silver and gold) has also been received for the Palmarejo Project. Under the North American Free Trade Agreement (’NAFTA’), there are no Mexican import duties on equipment originating from the USA or Canada. A second permit, known as Prosec, which provides preferential import duties for equipment originating from non-NAFTA countries, has also been received, thereby commercially facilitating the import of the equipment which Palmarejo has already purchased in non-NAFTA countries.

Surface Use Agreements

In 2006, agreements were reached with all landowning communities (“ejidos”) which are affected by Palmarejo’s Palmarejo Project development plan. These agreements secure surface use rights and a temporary occupation agreement over 958 hectares identified by Palmarejo as being required to facilitate the development, construction and mining of the Palmarejo silver-gold Project. Palmarejo has secured surface use and temporary occupation rights for 15 years, with a right to renew for a further 15 years, for annual payments totalling US$46,000 (US$48 per hectare).

Other

Other studies and administrative requirements, including metallurgical test work, geotechnical studies, securing change of soil permits, have been completed, thereby facilitating the development of the Palmarejo Project.

Qualified Person

The technical information contained in this management’s discussion and analysis was reviewed by a competent person who is a corporate member of the Australasian Institute of Mining and Metallurgy. The competent person is Kenneth M. Phillips, geologist of VOP Mining Services Pty Ltd who is also a director of Bolnisi, Palmarejo’s majority shareholder. Mr. Phillips is a qualified person under Canadian Securities Administrators’ National Instrument 43-101.

Cautionary Statement

The terms “Measured”, “Indicated” and “Inferred” resources are used in this proxy statement when discussing the Palmarejo Project. U.S. investors are advised that while such terms are recognized and required by Canadian regulations, the Securities and Exchange Commission does not recognize them. “Inferred Resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category.

Selected Consolidated Financial Information
(all amounts are in thousands of dollars except per share data)

	June 30,	June 30,
	2007	2006
	$	$

Balance Sheet
Cash and short-term investments	17,275,400	57,346,800
Plant and equipment	59,883,200	5,541,600
Exploration projects	47,979,900	31,248,400
Total assets	129,674,300	104,350,700
Shareholders’ equity	104,061,100	103,097,300

			Initial 248-Day
	Year Ended	Year Ended	Period Ended
	June 30,	June 30,	June 30,
	2007	2006	2005
	$	$	$

Operations
Revenues
Interest	1,805,500	700,300	73,300
Expenses
Administration	1,311,000	1,101,400	266,900
Merger-related expenses	1,538,700	—	—
Stock-based compensation	304,300	1,216,200	2,488,000
Share issuance and transaction costs in excess of cash acquired at reverse takeover date	—	—	1,624,400
Gain on foreign exchange	(813,500)	(536,400)	(41,300)

	2,340,500	1,781,200	4,338,000

Net loss	(535,000)	(1,080,900)	(4,264,700)

Basic and diluted net loss per share	(0.01)	(0.01)	(0.14)
Cash flows
Operating activities	(1,132,900)	(468,500)	(1,902,300)
Investments in capital assets and exploration projects	(54,184,300)	(25,093,200)	(3,772,900)
Financing activities	(1,684,400)	79,254,100	8,559,800

Since its incorporation, Palmarejo has not paid any cash dividends on its outstanding common shares. Any future dividend payment will depend on Palmarejo’s financial needs to fund its exploration programs and any other factor that the board may deem necessary to consider. It is highly unlikely that any dividends will be paid in the near future.

Results of Operations

For the year ended June 30, 2007, Palmarejo incurred a net loss of $535,000 or $0.01 per share compared to a net loss of $1,080,900 or $0.01 per share in 2006. Higher interest income in 2007 combined with lower stock-based compensation costs and a higher gain on foreign exchange were partially offset by higher administrative expenses and by merger-related expenses.

The loss for the year ended June 30, 2006 compared favourably to the net loss of $4,264,700 or $0.14 per share for the initial 248-day period ended June 30, 2005. The loss for the comparative period included expenses of $1,624,400 incurred as a result of the March 21, 2005 Business Combination Transaction (described under the caption Acquisition of the Palmarejo Project) and stock-based compensation costs of $2,488,000 related to the grant of 5,530,000 options in December 2004.

Interest income totaled $1,805,500 in 2007, compared to $700,300 in 2006 and to $73,300 during the initial 248-day period. The increase from 2006 to 2007 and from 2005 to 2006 is attributable to the significant increase in Palmarejo’s cash and short-term investments position following the private placement (for net proceeds of $71,362,000) completed in June 2006, which proceeds had been received in April 2006. This private placement is more fully described in the section entitled Liquidities and Capital Resources.

Administrative expenses for the year ended June 30, 2007 and 2006 and the initial 248-day period ended June 30, 2005 are summarized as follows (in thousands of dollars):

			Initial 248-Day
	Year Ended	Year Ended	Period Ended
	June 30,	June 30,	June 30,
	2007	2006	2005
	$	$	$

Remuneration	512,200	462,200	118,700
Professional fees	183,000	128,600	40,000
Investor relations and travel	290,500	271,800	74,000
Stock exchange and transfer agent fees	92,000	77,700	7,400
Capital tax	45,700	51,700	—
Others	187,600	109,400	26,800
	1,311,000	1,101,400	266,900

Expenses of $266,900 in the initial 248-day period reflect the fact that activities of Palmarejo only started once the Business Combination Transaction was completed in March 2005.

Palmarejo incurred merger-related expenses of $1,538, 700 as at June 30, 2007, which include legal, financial advisory and accounting fees.

Stock-based compensation related to options granted in December 2004 and April and December 2005 to purchase common shares of Palmarejo amounted to $304,300 for the year, $1,216,200 in 2006 and $2,488,000 for the initial 248-day period. The contributed surplus was increased by the same amount. At June 30, 2007 an amount of $26,200 related to these stock options remains to be expensed.

The gain on foreign exchange for the year amounted to $813,500 compared to $536,400 in 2006 and to $41,300 for the initial 248-day period in 2005 and resulted mostly from timing differences between the date where investments denominated in US dollars were made and the exchange rate with the Canadian dollar at period-end, and from differences in rates between the beginning and the end of the periods applied to monetary items denominated in US dollars.

Quarterly Information

The following table presents revenues, net profit (loss) and earnings (loss) per share for the last eight quarters:

		Net Profit	Net profit
	Revenues	(loss)	(loss) per share
Period Ended	($000)	($000)	$

June 30, 2007	279	(322)	(0.01)
March 31, 2007	360	(151)	—
Dec 31, 2006	571	(546)	(0.01)
Sept 30, 2006	595	484	0.01
June 30, 2006	582	(92)	0.00
March 31, 2006	51	(340)	0.00
Dec 31, 2005	49	(709)	(0.01)
Sept 30, 2005	18	60	0.00

During the fourth quarter ended June 30, 2007, Palmarejo incurred a net loss of $322,000 compared to a net loss of $92,000 during the corresponding period ended June 30, 2006. The increased loss during the fourth quarter of 2007 is attributable to lower interest income and to merger-related expenses, partially offset by lower stock-based compensation costs and a higher gain on foreign exchange.

During the fourth quarter ended June 2007, Palmarejo invested a total of $10,490,000 on its exploration projects compared to $6,131,000 during the corresponding quarter in 2006.

Palmarejo received proceeds of $309,000 during the quarter ended June 30, 2007 from the exercise of warrants and options, compared to $457,000 in 2006. Palmarejo also made capital lease repayments of $1,714,000 during the quarter ended June 30, 2007.

Liquidities and Capital Resources

At June 30, 2007, the working capital amounted to $5,116,000 compared to $67,059,000 at June 30, 2006. The significant variation in the working capital position is attributable to the investments made at the Palmarejo project during the year ended June 30, 2007.

Palmarejo’s cash position stands at approximately $8.5 million on August 23, 2007, of which an amount of $6.9 million was invested in Canadian Asset-Backed Commercial Paper (“ABCP”). The remaining $1.6 million is held in cash.

Palmarejo’s portfolio of short-term investments meets the criteria of its investment policy and was invested on the basis of professional advice from a major financial institution. Palmarejo invested $6.4 million in Apsley Trust E and $0.5 million in Aurora Trust E. Each of these instruments has matured, but following recent disruptions in global credit markets, these maturities were not met and they remain outstanding.

Palmarejo’s ABCP investments were all rated R1-High by the Dominion Bond Rating Service (“DBRS”) at the time they were purchased. While the DBRS announced last week that the investments are under review, the DBRS has rated the above trusts and their underlying assets as R1-High.

A consortium representing banks, asset providers and major investors have agreed in principle to take significant steps to re-establish normal operations in the market for Canadian asset-backed securities. These steps include all investors in such ABCP issuers to exchange their holding in each issuer for long-term note on an individual issuer and series basis. The term of the note would match the term of the assets within that ABCP issuer and series. Palmarejo continues to monitor these developments.

Palmarejo is in the process of securing a temporary financing with the National Bank of Canada in the amount of $2.0 million. Such financing which would expire on September 30, 2007 or at a date when the liquidity crisis is resolved, would bear interest at the prime rate less 1.50% and be secured by the investment accounts held at National Bank Trust.

Palmarejo, together with its controlling shareholder, will evaluate the various financing options to pursue exploration and development and construction activities of the Palmarejo Project. However, there can be no assurance that Palmarejo will be successful in securing such financing, in the event that it becomes necessary.

In order to maintain current its rights of tenure to certain exploration tenements, Palmarejo is required to make the following payments as specified by tenement licences. These obligations, which total US $786,000 at June 30, 2007 are payable within the next 12 months. At June 30, 2007, Palmarejo also has purchase commitments in respect of construction and development activities of $9,093,000 which total amount will be settled within the next 12 months.

Fairview Gold Pty Limited (“Fairview”), a wholly-owned subsidiary of Bolnisi advanced a total amount of $17,682,000 during the year ended June 30, 2007 ($1,079,500 in 2006 and a reimbursement of $545,000 during the initial 248-day period ended June 30, 2005). See Related Party Transactions section below.

During the year, a total of 1,030,999 options were exercised for cash proceeds of $1,194,500.

On April 19, 2006, Palmarejo completed a private placement financing of 7,894,737 special warrants at a price of $9.50 per special warrant for total gross proceeds of $75,000,000. On June 19, 2006, each holder of special warrants received, without further consideration, one common share and one-half common share purchase warrant. Each whole warrant is exercisable at a price of $12.50 at any time prior to October 19, 2007. Net proceeds from this offering totalled $71,362,000.

During the year ended June 30, 2006, a total of 4,231,000 warrants issued pursuant to the financing of the Business Combination Transaction were exercised (following Palmarejo’s decision to call for their exercise) for total cash proceeds of $6,347,000 (287,500 of such warrants were exercised during the initial 248-day period ended June 30, 2005 for cash proceeds of $74,000). The 6,500 unexercised financing warrants expired on November 22, 2005.

During the year ended June 30, 2006, a total of 752,575 brokers’ warrants were exercised for cash proceeds of $842,000 (224,925 brokers’ warrants were exercised in the initial 248-day period ended June 30, 2005 for cash proceeds of $216,000).

In November 2005, Bolnisi exercised its 12,500,000 warrants, each warrant exercised for one common share of Palmarejo, at a price of $1.00 per share. The proceeds were applied to reimburse a portion of the loan from Fairview.

During the year ended June 30, 2006, a total of 685,002 options (5,000 during the initial 248-day period) were exercised for cash proceeds of $704,000 ($5,000 during the initial 248-day period).

Off-Balance Sheet Arrangements

As of June 30, 2007 and 2006, Palmarejo had no off-balance sheet arrangements.

Related Party Transactions

Fairview settles all exploration and project development expenditures on behalf of Palmarejo. Periodically, Palmarejo reimburses Fairview for such expenditures and on occasions, Palmarejo will advance funds to Fairview in anticipation of such exploration and development expenditures. At June 30, 2007, Palmarejo had an amount due to Fairview of $9,259,000 (an amount receivable from Fairview of $8,182,000 at June 30, 2006). The loan to (from) Fairview is interest free and repayable on demand. Also, an amount of $220,790 was charged during the year ($Nil in 2006 and 2005) by a wholly-owned subsidiary of Fairview, for management services related to exploration and development activities.

During the year, an amount of $460,400 ($522,000 during the year ended June 30, 2006 and $203,900 during the initial 248-day period ended June 30, 2005) was charged by Reunion Gold Corporation (a company under common management) for management services, concluded in the normal course of business. Palmarejo and Reunion Gold entered into a Management Services Agreement on April 1, 2005 under which Reunion Gold agreed to provide corporate-related services to Palmarejo to include, without limitation, executive and management services, financial, accounting, legal and corporate secretarial services.

Book value of Mining Properties

At the end of each period, work performed on exploration projects is reviewed to evaluate its potential. Following this analysis, a write-down is recorded, if required. Palmarejo has established that no write-down was required at June 30, 2007 and 2006.

Changes in Accounting Policies

There were no changes made to accounting policies during the years ended June 30, 2007, 2006 and 2005.

Financial Instruments

Palmarejo’s financial instruments consist of cash and cash equivalents, short-term investments, sales taxes receivable, accounts payable and accrued liabilities, amounts receivable (due to) related parties and capital leases. The fair market value of these instruments approximates their carrying value.

Outstanding Share Data

Common Shares and convertible securities outstanding at August 23, 2007 are as follows:

	Expiration	Exercise	Securities
Securities	Date	Price	Outstanding

Common shares	n / a	n / a	91,876,738
Warrants	October 19, 2007	$12.50	3,947,368
Options	Up to December 2010	$1.00 to $3.90	3,424,000

If all warrants and options were exercised, total shares outstanding would be 99,248,106 shares. As at August 23, 2007, Bolnisi owns 66,855,237 common shares, representing 72.8% of the total number of issued and outstanding common shares of Palmarejo. Bolnisi also holds 1,052,618 warrants acquired from their participation in the June 2006 private placement.

Disclosure Controls and Internal Controls over Financial Reporting

Palmarejo’s Chief Executive Officer and Chief Financial Officer (the “Certifying Officers”) are responsible for establishing and maintaining disclosure controls and procedures ( the “Procedures”) which provide reasonable assurance that information required to be disclosed by Palmarejo under the various Canadian securities legislation (the “Required Filings”) is reported within the time periods specified.

The Certifying Officers have evaluated the effectiveness of Palmarejo’s Procedures and have concluded that the Procedures in place as of the end of the period covered by the Required Filings are effective in providing reasonable assurance that material information relating to Palmarejo is accumulated and communicated to management and reported within the time periods specified.

Palmarejo’s Certifying Officers are also responsible for establishing internal controls over financial reporting (“ICFR”) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with Canadian GAAP. There was no material change in Palmarejo’s ICFR during the period from April 1, 2007 to June 30, 2007.

Risks and Uncertainties

Exploration and mine development risks

Resource exploration, development, and operations are highly speculative, characterized by a number of significant risks, which even a combination of careful evaluation, experience and knowledge may not eliminate. Palmarejo’s actual exploration results may be very different from those currently expected. The future profitability of Palmarejo depends on the successful exploration and development of the Palmarejo Project. There is no assurance that additional resources, or probable or proven reserves will be defined at the Palmarejo Project. The successful exploration and development of the Palmarejo Project will depend on such factors as the successful completion of a feasibility study, substantial additional financing to pursue its exploration and development programs, unpredictable fluctuations in the price of silver and gold and currency exchange rates and the additional risks and information described in detail in Palmarejo’s Annual Information Form.

Palmarejo seeks to minimize these risks through: a) careful planning, construction and operation of its facilities; b) the hiring of competent personnel and development of their skills through training programs; c) conducting independent audits and reviews; and d) transferring some risks through purchase of insurance (if economically feasible and coverage availability).

Financial risk

Palmarejo has no history of earnings. Palmarejo’s prospect is in the exploration stage only. Palmarejo does not expect to receive revenues from operations in the foreseeable future, if at all. Palmarejo expects to incur losses until such time as its prospect or any other properties Palmarejo may acquire enter into commercial production and generate sufficient revenues to fund its continuing operations. Given the nature of capital market demand for speculative investment opportunities, there is no assurance that additional financing will be available in the appropriate amount when required.

Foreign exchange risk

Some of Palmarejo’s expenditures are in US dollars, Mexican pesos or Australian dollars. Movement in the Canadian dollar against these currencies therefore has a direct impact on Palmarejo’s cost base. Palmarejo does not use derivative instruments to reduce its exposure to foreign exchange risks.

Risk on uncertainty of title

Although Palmarejo has taken steps to verify title to the mineral properties in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee Palmarejo’s title. Property title may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

Environmental risk

Palmarejo is subject to various environmental incidents that can occur during exploration work. Palmarejo maintains an environmental management system including operational plans and practices.

Political Stability and Government Regulation risks

The operations of Palmarejo are currently conducted in Mexico and, as such, the operations of Palmarejo are exposed to various levels of political, economic and other risks and uncertainties. These risks and uncertainties include, but are not limited to, fluctuations in currency exchange rates, high rates of inflation, labor unrest, war or civil unrest, expropriation and nationalization, renegotiation or nullification of existing concessions, permits and contracts, illegal mining, changes in taxation policies, restrictions on foreign exchange and repatriation and changing political conditions.

Gold and Silver Price Volatility

The market price of Palmarejo’s common shares, its financial results and its exploration, development and mining activities may in the future be significantly and adversely affected by declines in the price of gold and silver. Gold and silver prices are volatile, can fluctuate widely and are affected by numerous factors beyond the control of Palmarejo such as industrial and jewellery demand, forward sales by producers, the sale or purchase of gold and silver by central banks and financial institutions, interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and other foreign currencies, and global or regional political and economic conditions.

The price of gold and silver has fluctuated widely in the past and future price declines in the market value of gold and silver could cause continued exploration, development of and commercial production from Palmarejo’s properties to be impracticable.

Competition and Agreements with Other Parties

The mining industry is intensely competitive in all of its phases, and Palmarejo competes with many companies possessing greater financial resources and technical facilities than itself. Competition in the precious metals mining industry is primarily for mineral rich properties which can be developed and can produce economically. Such competition may result in Palmarejo being unable to acquire desired properties, to recruit or retain qualified employees or to acquire the capital necessary to develop its properties. Palmarejo’s inability to compete with other mining companies for these resources would have a material adverse effect on Palmarejo’s results of operation and business.

Conflicts of Interest

Certain directors of Palmarejo are also directors, officers or shareholders of other natural resource companies. Situations may arise where the directors of Palmarejo may be in competition with Palmarejo. Any conflicts of interest will be subject to and governed by the law applicable to directors’ conflicts of interest. In the event that such a conflict of interest arises at a meeting of Palmarejo’s directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable laws, the directors and officers of Palmarejo are required to act honestly, in good faith and in the best interests of Palmarejo. In determining whether or not Palmarejo will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which Palmarejo may be exposed and its financial position at that time.

For a more complete discussion of these and other risk factors, reference is made to Palmarejo’s most recent Annual Information Form on file with the Canadian regulatory authorities and available on Sedar (www.sedar.com).

Forward Looking Statements

Except for historical information, this MD&A may contain forward looking statements. Forward-looking statements are not historical facts and are subject to a number of known and unknown risks and uncertainties beyond Palmarejo’s control. Uncertainties relate to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; the possibility that required permits may not be obtained in a timely manner or at all; changes in planned work resulting from weather, logistical, technical or other factors; potential resources, exploration results, costs and supply of material relevant to the mining industry; and future plans and objectives of Palmarejo. These statements may cause the actual results, levels of activity, performance or achievement of Palmarejo to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward looking statements.

Statements relating to the effects and impacts of the market disruption are forward-looking information within the meaning of Canadian securities laws. These forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ materially from those reflected in the forward looking statements, including, ABCP market conditions, additional defaults under ABCP, the ability of ABCP funds to obtain funding from liquidity facilities supporting the ABCP, and other risks and uncertainties, including those described in this MD&A.

Additional Information and Continuous Disclosure

This MD&A has been prepared as at August 23, 2007.  Additional information on Palmarejo is available through regular filings of press releases and financial statements on SEDAR (www.sedar.com) and on Palmarejo’s web site (www.palmarejogold.com).

Legal Proceedings

Palmarejo is not aware of any legal proceedings, existing or contemplated, to which it is a party or of which its property is the subject.

Directors and Officers

The following table sets forth certain information regarding Palmarejo’s current executive officers:

Name	Age	Positions with Palmarejo	Since

James Crombie	49	President and Chief Executive Officer	March 2005
Alain Krushnisky, CA	46	Chief Financial Officer	December 2005
Carole Plante	49	Legal Counsel and Corporate Secretary	March 2005

James Crombie has been President and Chief Executive Officer of Palmarejo since March 2005. Mr. Crombie has served as a director since January 2005.

Alain Krushnisky has been Chief Financial Officer of Palmarejo since December 2005.

Carole Plante has been Legal Counsel and Corporate Secretary of Palmarejo since March 2005.

The following table sets forth certain information regarding Palmarejo’s current directors:

Name	Age	Positions with Palmarejo	Since

Norman A. Seckold	60	Chairman of the Board	March 2005
David A. Fennell	54	Director	January 2005
D. Bruce McLeod	44	Director	January 2005
Peter Nightingale	49	Director	March 2005
Dudley R. Leitch	57	Director	March 2005
Kenneth M. Phillips	77	Director	March 2005
Anthony P. Walsh	55	Director	March 2005
James Crombie	49	Director	January 2005

Biographies of Palmarejo Directors

Norman A. Seckold

Mr. Seckold resides in Linley Point, New South Wales, Australia. He has been a director since March 2005 and is currently Chairman of the Board. Mr. Seckold serves on the Environmental and Health and Safety Committee. During the past five years, Mr. Seckold has also served as Chairman of Bolnisi and director of Kings Minerals NL, Cockatoo Coal Limited and Planet Gas Limited, all of which are listed on the ASX.

David A. Fennell

Mr. Fennell resides in Nassau, Bahamas. He has been a director since January 2005. Mr. Fennell serves as Chairman of the Corporate Governance and Compensation Committee, and of the Environmental and Health and Safety Committee. Since May 2002, Mr. Fennell has served as the Executive Vice-Chairman of Miramar Mining Corporation (“Miramar”), a corporation listed on the TSX and (since March 2004) Chairman of Reunion Gold Corporation (“Reunion Gold”), a corporation listed on TSXV. He is also a director of the following TSX listed company: Major Drilling Group International Ltd. and the following TSXV listed companies: Queensland Minerals Ltd. and Maximus Ventures Ltd.

D. Bruce McLeod

Mr. McLeod resides in North Vancouver, British Columbia. He has been a director since January 2005, and also serves on the Audit Committee. Mr. McLeod serves as a Principal of the Northair Group, a group of associated public companies providing management and technical services to exploration and development companies. He is also Senior Officer and Director of the following listed mining companies: Sherwood, Troon Ventures Ltd., Stornoway Diamond Corporation (“Stornoway”), International Northair Mines Ltd., Tenajon Resources Corp., New Dimension Resources Ltd., Reunion Gold, and Full Metal Minerals Ltd.

Peter Nightingale

Mr. Nightingale graduated with a Bachelor of Economics degree from the University of Sydney and is a member of the Institute of Chartered Accountants in Australia. He has worked as a chartered accountant in both Australia and the USA.

Mr. Nightingale has, for the past 21 years, been a director or company secretary of a number of private and publicly listed companies in Australia, the USA and Europe. Mr. Nightingale has been responsible for the financial control, administration, secretarial and in-house legal functions of these companies. He is currently a director or company secretary of Biotron Limited, Cockatoo Coal Limited, IMD Group Limited, Palmarejo Silver and Gold Corporation and Planet Gas Limited.

Dudley R. Leitch

Mr. Leitch resides in MacGregor Queensland, Australia. He has been a director since March 2005 and also serves on the Corporate Governance and Compensation Committee. Mr. Leitch is also a director of Bolnisi and King Minerals NL, a mining company listed on the ASX.

Kenneth M. Phillips

Mr. Phillips resides in Mosman, New South Wales, Australia. He has been a director since March 2005 and also serves on the Environmental and Health and Safety Committee. Mr. Phillips has served as Managing Director of VOP Mining Services Pty Ltd. for the past ten years, as well as a director of Bolnisi and V-Fund Investment Ltd. (“V-Fund”, a private Canadian company).

Anthony Walsh

Mr. Walsh resides in Vancouver, British Columbia. Mr. Walsh joined Miramar Mining Corporation in 1995 first serving as Vice-President, Finance and Chief Financial Officer. He now acts as President, CEO and director of Miramar. Mr. Walsh has been involved in the mining business for over 17 years. Prior to joining Miramar, he was the Chief Financial Officer and Senior Vice President, Finance of International Corona Mines Ltd., a major North American gold producer, from 1989 to 1992. From 1985 - 1989, he was Vice President, Finance of International Corona Mines Ltd. Mr. Walsh is a Chartered Accountant and has held various positions at Deloitte, Haskins & Sells for 12 years.

James Crombie

Mr. Crombie resides in Nassau, Bahamas. Mr. Crombie has been the President, Chief Executive Officer and a Director of Palmarejo since January 2005. He also acts as President, Chief Executive Officer and a Director of Reunion Gold since March 2004. He is also the Chief Executive Officer, Executive Vice-Chairman and a Director of Queensland Minerals Ltd. Mr. Crombie is a mining engineer who earned a Bachelor of Science Degree, with Honours, from the Royal School of Mines, Imperial College, University of London in 1980. Mr. Crombie was the President and Chief Executive Officer of Ariane Gold Corp., from May 2001 to November 2003 and was the Vice President of Corporate Development for Hope Bay Gold Corporations Inc. from March 1998 through May 2001. Prior to that, Mr. Crombie was a Mining Analyst/Corporate Finance Director with Yorkton Securities Inc. at its London office in the United Kingdom from September 1991 to March 1999. Mr. Crombie is also a director of Sherwood Copper Corporation and Arian Silver Corporation.

Executive Compensation

The following table sets forth the annual and long-term compensation for services in all capacities to Palmarejo or its subsidiaries paid to, or earned by, the President and Chief Executive Officer and the Chief Financial Officer of Palmarejo during the three most recently completed financial years. No other executive officer of Palmarejo had a total compensation exceeding $150,000 during the most recently completed financial year. The President and Chief Executive Officer and the Chief Financial Officer are herein collectively referred to the “Named Executive Officers” or the “NEO”.

SUMMARY COMPENSATION TABLE

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
							Incentive	Deferred
					Stock	Option	Plan	Compensation	All Other
		Salary		Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)		($)	($)	($)	($)	($)	($)	($)

James Crombie,	2007	141,118	(1)	27,965	—	—	—	—	—	169,083
President & Chief	2006	145,782	(1)	—	—	—	—	—	—	145,782
Executive Officer	2005	36,671	(1)	—	—	789,838	—	—	—	826,509
Alain Krushnisky,	2007	61,625		—	—	—	—	—	—	61,625
Chief Financial Officer	2006	29,688	(2)	—	—	356,025	—	—	—	385,713
	2005	—		—	—	—	—	—	—	—

Note:	There are no long-term compensation programs other than the grant of options pursuant to Palmarejo’s Stock Option Plan.

(1)	Paid to Reunion Gold Corporation pursuant to a management services agreement. The amount paid in 2005 is for the period from March 21, 2005 to June 30, 2005. See “— Certain Relationships and Related Party Transactions” for more information.

(2)	Mr. Krushnisky was appointed Chief Financial Officer of Palmarejo on December 8, 2005. He received this amount under the terms of a consulting agreement with Palmarejo for services rendered from December 8, 2005 to June 30, 2006.

Long Term Incentive Plan (LTIP) Awards

Palmarejo does not have a LTIP. No LTIP award was paid to the Named Executive Officers during the most recently completed financial year.

Stock Option Exercises and Year-End Option Values

The following table sets forth information concerning the aggregated option exercises during the year ended July 30, 2007 by the Named Executive Officers.

	Option Awards*		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting (#)

James Crombie, President & Chief Executive Officer	200,000	1,618,000	—	—
Alain Krushnisky, Chief Financial Officer	40,000	370,000	—	—

*	At fiscal year ended June 30, 2007, Mr. Crombie had 1,050,000 exercisable options and 0 unexercisable options. Mr. Krushnisky had 60,000 exercisable options and 50,000 unexercisable options.

Termination of Employment, Change in Responsibilities and Employment Contracts

Palmarejo has no employment agreements with its executive officers.

Mr. Crombie is President and CEO of Palmarejo and of Reunion Gold Corporation (“Reunion Gold”). He has an employment agreement with Reunion Gold. Half of his salary and benefits are charged to Palmarejo pursuant to a management services agreement (the “MSA”) with Reunion Gold (see “— Certain Relationships and Related Party Transactions). Reunion Gold agreed to provide services to Palmarejo such as executive and management services, financial and accounting services, legal services, corporate secretarial services and corporate income tax matters. In the event of a change of control of Palmarejo, Reunion Gold may, at its sole discretion, elect to terminate the MSA, in which case Palmarejo will have to pay to Reunion Gold, for the benefit of Mr. Crombie, an amount equal to his annual salary at the time of the Change of Control. If, when the Change of Control occurs, Mr. Crombie holds options to purchase common shares of Palmarejo under Palmarejo’s Stock Option Plan, all such options so held shall, notwithstanding the terms of the Stock Option Plan or any other agreement relating to such options but subject to any required regulatory or shareholder approvals, (i) immediately vest to the extent that they have not already vested at such date and (ii) remain exercisable until their original expiry date under the same terms and conditions.

Mr. Krushnisky entered into a consulting agreement with Palmarejo on December 5, 2005. Under the agreement, Mr. Krushnisky agreed to act as Chief Financial Officer of Palmarejo and to manage all accounting, financial reporting, financial planning and internal control matters of Palmarejo. Mr. Krushnisky invoices Palmarejo based on the number of hours actually worked. The agreement can be terminated by either party with a prior written notice of 90 days. It can also be terminated by Palmarejo for cause. If, when the Change of Control occurs, Mr. Krushnisky holds options to purchase common shares of Palmarejo under Palmarejo’s Stock Option

Plan, all such options so held shall, notwithstanding the terms of the Stock Option Plan or any other agreement relating to such options but subject to any required regulatory or shareholder approvals, (i) immediately vest to the extent that they have not already vested at such date and (ii) remain exercisable until their original expiry date under the same terms and conditions.

Compensation of Directors

During the financial year ended June 30, 2007, non-employee directors received an annual retainer fee of US $6,000. In addition, each director chairing a committee of the Board received US $1,500. The Chairman of the Board received an additional fee of US $3,000. Palmarejo reimbursed directors for out-of-pocket expenses related to their attendance to meetings.

Non-employee directors are entitled to participate in the Option Plan. No options were granted to non-employee directors during the financial year ended June 30, 2007.

Options to purchase 100,000 common shares of Palmarejo were exercised by the non-employee directors during the financial year ended June 30, 2007.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of August 28, 2007, concerning the beneficial ownership of Palmarejo common shares by each of the directors, each of the executive officers, and by all of Palmarejo’s directors and executive officers as a group. Other than as set forth below, no shareholder is known by Palmarejo to be the beneficial owner of more than 5% of Palmarejo’s outstanding shares of common stock.

	Shares Beneficially	Percent of
	Owned(1)	Outstanding

Bolnisi Gold NL, Sydney, Australia	66,855,237	72.8%
James A. Crombie	1,562,500	1.68%
David A. Fennell	1,000	*
Bruce McLeod	220,000	*
Norman Seckold	500,000	*
Dudley R. Leitch	500,000	*
Kenneth M. Phillips	500,000	*
Peter J. Nightingale	650,000	*
Anthony P. Walsh	207,500	*
Alain Krushnisky	61,800	*
Carole Plante	110,000	*
All executive officers and directors as a group (10 persons)	4,312,800	4.54%

(*)	Holding constitutes less than 1% of the outstanding shares.

(1)	Includes the number of shares that could be purchased by exercise of options available within 60 days of August 28, 2007.

Certain Relationships and Related Party Transactions

Certain directors of Palmarejo are also directors, officers or shareholders of other natural resource companies. Situations may arise where the directors of Palmarejo may be in competition with Palmarejo. Any conflicts of interest will be subject to and governed by the law applicable to directors’ conflicts of interest. In the event that such a conflict of interest arises at a meeting of Palmarejo’s directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable laws, the directors and officers of Palmarejo are required to act honestly, in good faith and in the best interests of Palmarejo. In determining whether or not Palmarejo will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which Palmarejo may be exposed and its financial position at that time.

Messrs. Crombie (the President, Chief Executive Officer and a director), Fennell (a director), and McLeod (a director) while serving as officers and/or directors of Palmarejo also serve, in the case of Messrs. Crombie (as President and Chief Executive Officer), Fennell (as Chair) and McLeod (as director) of Reunion Gold. Mr. Krushnisky (Chief Financial Officer) and Ms. Plante (Corporate Secretary) also serve, respectively, as Chief Financial Officer and Corporate Secretary of Reunion Gold. Reunion Gold and Palmarejo have entered into the Management Services Agreement, which is more fully described above — See — “Management’s Discussion and Analysis of Financial Condition — Related Party Transactions”. During the period ended June 30, 2007, an amount of $460,400 was charged by Reunion Gold for management services, concluded in the normal course of business. Palmarejo and Reunion Gold entered into a Management Services Agreement on April 1, 2005 under which Reunion Gold agreed to provide corporate-related services to Palmarejo to include, without limitation, executive and management services, financial, accounting, legal and corporate secretarial services.

Fairview settles all exploration and project development expenditures on behalf of Palmarejo. Periodically, Palmarejo reimburses Fairview for such expenditures and on occasions, Palmarejo will advance funds to Fairview in anticipation of such exploration and development expenditures. At June 30, 2007, Palmarejo had an amount due to Fairview of $9,259,000 (an amount receivable from Fairview of $8,182,000 at June 30, 2006). The loan to (from) Fairview is interest free and repayable on demand. Also, an amount of $220,790 was charged during the year ended June 30, 2007 ($0 in 2006 and 2005) by a wholly-owned subsidiary of Fairview, for management services related to exploration and development activities.

Information Concerning the Combined Company

Business Strategy

After the consummation of the Transactions, Coeur will continue to remain focused on its principal objective of remaining the world’s leading primary silver production company by pursuing a strategy of long-term, cash flow generating growth. The primary components of Coeur’s strategy and goals include:

(i) Increasing Coeur’s silver and gold production by commencing production at its 100%-owned San Bartolome silver mine located in Bolivia, currently scheduled in early 2008, completing construction and beginning production of silver and gold at the Palmarejo Project, and placing Coeur’s Kensington gold mine located in Alaska into production, assuming satisfactory resolution of the tailings disposal matter;

(ii) Remaining committed to funding exploration at its existing operations, including the Palmarejo Project with goals of increasing resources and reserves in a cost-effective manner and extending the expected mine life at Coeur’s mines;

(iii) Leveraging management and production expertise to decrease cash costs at its existing operations;

(iv) Acquiring operating mines, mineral interests, exploration and/or development properties that are intended to reduce Coeur’s overall cash production costs per ounce of silver, provide near-term positive cash flow returns and/or increase Coeur’s silver production base and silver reserves and resources.

We expect the Palmarejo Project to contribute significantly to Coeur’s future growth and the Transactions are expected to result in a significant increase in Coeur’s overall silver and gold production profile. Once in production, which Coeur expects to commence in the first quarter of 2009, the Palmarejo Project is expected to be Coeur’s largest and lowest-cost silver mine and generate the majority of Coeur’s cash flow. Geographically, Mexico will become a leading contributor to Coeur’s overall silver and gold mineralized material. In the future, Coeur intends to focus on leveraging this newly-created platform to pursue other growth opportunities in Mexico, which is the world’s second largest silver producing country.

Coeur has had an on-site presence in Chihuahua, Mexico and at the Palmarejo Project since May. During the second quarter of this year, Coeur, Palmarejo and Bolnisi announced the formation of a Project Development Committee, which will remain responsible for the daily management of the Palmarejo Project until the completion of the proposed transactions. During this time, the Project Development Committee is focused on the development of the mine, specifically the Rosario deposit, using open pit methods, as well as overall construction of the surface facilities and other management responsibilities in the areas of health, safety, environment, community relations, on-site accommodations, and earthworks. Coeur believes that its project development and underground and open-pit mining expertise will allow for the Palmarejo Project to be built and operated in the most optimal and efficient fashion, which will benefit shareholders of the combined company.

As outlined in Palmarejo’s NI 43-101 Technical Report dated August 20th, 2007 filed on SEDAR, the current estimated capital costs to bring the Palmarejo Project into production is approximately US$200 million. This estimate, as well as the more detailed cost estimates presented in the table below, do not reflect the impact of any costs or delays related to remediation actions for the recently identified settlement and subsidence issues discussed under “Risk Factors—Risks Relating to the Businesses of Coeur, Bolnisi and Palmarejo and the Combined Company—Recently discovered settlement and subsidence issues at the Palmarejo Project may increase development costs and delay the start of production” above.

	2007	2008	Life of Mine
Item	$000’s	$000’s	$000’s

Process and Ancillary Facilities	$43,400	$23,600	$67,000
Water Supply
Tailings Dam	6,000	6,000	32,000
Environmental Dam and Diversions	1,600	6,400	8,000
Workforce Camp	1,200	4,800	6,000
Line Power	—	9,000	9,000
Power Station and Distribution Owners Costs	8,000	7,000	15,000
Open Pit Mine Capital Costs	6,000	19,700	25,700
Underground Mine Capital Costs	—	29,890	61,000
Contingency	—	30,000	30,000

Totals	$66,200	$136,390	$253,700

Cumulative Totals	$66,200	$202,590	$253,700

Coeur and Palmarejo filed a NI 43-101 Updated and Amended Technical Report dated August 30, 2007 on SEDAR, which provides details of a scoping study completed by Coeur that assumes mining at the Palmarejo Project takes place by both open pit and underground mining methods.

During the initial five years of operations, production is expected to average approximately 10.4 million ounces of recovered silver and 115,000 ounces of recovered gold with average cash operating costs of negative $0.41 per ounce of silver after gold by-product credits (assuming a $550 per ounce gold price).

When combined with projected 2009 production estimates from Coeur’s other operations of 17.7 million ounces of silver and 83,000 ounces of gold, Coeur expects the combined company’s 2009 silver production to reach nearly 29 million ounces, making it the world’s largest primary silver producer. Coeur also expects the combined company to produce nearly 200,000 ounces of gold in 2009. Based on these expected production rates from the Palmarejo Project, Coeur anticipates the combined company’s silver and gold production levels to increase 142% and 65%, respectively.

In addition, once the Palmarejo Project commences production, Coeur believes the combined company will be the lowest-cost primary silver producer. As the following chart illustrates, Coeur expects to reduce its companywide cash costs by over 50% from over $3.50 per ounce of silver to less than $1.75 per ounce of silver due to the low-cost nature of the production from the Palmarejo Project.

The Palmarejo Project’s estimated silver and gold mineralized material are:

				Contained Ounces
	Tonnes	Au (g/t)	Ag (g/t)	Gold	Silver

Palmarejo(1)
Measured Resources	5,100,000	2.22	197	367,000	32,520,000
Indicated Resources	8,800,000	2.01	184	571,000	52,390,000

Subtotal	13,900,000			938,000	84,910,000
Inferred Resources	4,500,000	1.39	153	203,000	17,930,000
Guadalupe(2)
Indicated Resources	710,000	2.15	166	49,000	3,790,000
Inferred Resources	8,000,000	1.34	136	345,000	35,120,000
La Patria(3)
Inferred Resources	3,600,000	1.49	35	171,000	4,030,000

(1)	0.8 g/t Au equivalent cut-off applied from surface to 150m depth and 2.5 g/t Au equivalent below 150m from surface. Source: Updated Technical Report dated September 17, 2007.

(2)	0.8 g/t Au equivalent cut-off applied from surface to 150m depth and 2.5 g/t Au equivalent below 150m from surface. Source: Updated Technical Report dated September 17, 2007.

(3)	0.8 g/t Au equivalent cut-off. Source: Updated Technical Report dated September 17, 2007.

(4)	An equivalent/tonne = Au grade + Ag grade / 55. Gold equivalent grades are calculated using a gold to silver ratio of 1:55, based on a review of historic gold and silver price ratios as well as projected metallurgical recoveries.

Subsequent to the closing of the Transactions, Coeur intends to embark on a strategy with the goals of (i) converting ounces of mineralized material into proven and probable reserves; and (ii) continuing to grow the size of the overall Palmarejo Project through ongoing exploration drilling in several areas contained within the overall concession.

Integration

The existing officers and directors of Coeur will continue to serve as such after the consummation of the transactions. Coeur anticipates merging any Australian-related administrative functions required by this transaction into its existing Australian office and infrastructure. Coeur plans to integrate all Canadian functions into its existing headquarters in Coeur d’Alene, Idaho or into the infrastructure being developed on-site in Mexico. Coeur expects to retain several employees currently working on-site at the Palmarejo project. The individuals are primarily exploration geologists.

Description of Coeur Capital Stock

The following description of the terms of the capital stock of Coeur is not meant to be complete and is qualified by reference to Coeur’s restated and amended articles of incorporation and the Rights Agreement, dated as of May 11, 1999, between Coeur and ChaseMellon Shareholder Services, L.L.C., as rights agent.

Common Stock

Coeur is authorized to issue up to 500,000,000 shares of common stock, par value $1.00 per share. Coeur’s common stock is listed on the New York Stock Exchange under the symbol “CDE”, and on the Toronto Stock Exchange under the symbol “CRM”. As of October 15, 2007:

•	278,465,840 shares were outstanding and 1,059,211 shares were held as treasury stock;

•	23,684,211 shares were reserved for issuance upon the conversion of Coeur’s $180 million principal amount of outstanding 1.25% Convertible Senior Notes due 2024;

•	5,780,157 shares of common stock reserved for issuance under Coeur’s 2003 LTIP,

•	559,177 shares of common stock reserved for issuance under Coeur’s 1989 LTIP,

•	369,486 shares of common stock reserved for issuance under Coeur’s 2005 Non-Employee Directors Equity Incentive Plan, and

•	465,787 shares of common stock reserved for issuance under Coeur’s prior Non-Employee Directors Equity Incentive Plan.

The holders of Coeur’s common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Holders may not cumulate their votes in elections of directors. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of common stock are entitled to receive ratably such dividends as may be declared by the Coeur Board of Directors out of funds legally available therefor and, in the event of our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other security. The outstanding common stock is fully-paid and non-assessable.

Coeur’s restated and amended articles of incorporation include in effect a fair price provision, applicable to some business combination transactions in which we may be involved. The provision requires that an interested shareholder (defined to mean a beneficial holder of 10% or more of Coeur’s outstanding shares of common stock) not engage in specified transactions (e.g., mergers, sales of assets, dissolution and liquidation) unless one of three conditions is met:

•	a majority of the directors who are unaffiliated with the interested shareholder and were directors before the interested shareholder became an interested shareholder approve the transaction;

•	holders of 80% or more of the outstanding shares of common stock approve the transaction; or

•	the shareholders are all paid a “fair price,” i.e., generally the higher of the fair market value of the shares or the same price as the price paid to shareholders in the transaction in which the interested shareholder acquired its block.

By discouraging some types of hostile takeover bids, the fair price provision may tend to insulate Coeur’s current management against the possibility of removal. We are not aware of any person or entity proposing or contemplating such a transaction.

Preferred Stock

Coeur is authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share, no shares of which are outstanding. Coeur’s Board of Directors has the authority to determine the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption and liquidation preferences, redemption prices, sinking fund terms on any series of preferred stock, the number of shares constituting any such series and the designation thereof. Holders of preferred stock have no preemptive rights. Coeur reserves for issuance a sufficient number of Series B Preferred Stock for operation of its rights plan, as described below.

On May 11, 1999, the Board of Directors of Coeur declared a dividend distribution of one right for each outstanding share of our common stock. Each right entitles the registered holder to purchase from Coeur one one-hundredth of a share of Series B Preferred Stock at a purchase price of $100 in cash, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement, dated as of May 11, 1999, between us and ChaseMellon Shareholder Services, L.L.C., as rights agent. The rights are not exercisable or detachable from the common stock until ten days after any person or group acquires 20% or more (or commences a tender offer for 30% or more) of Coeur common stock. If any person or group acquires 30% or more of Coeur’s common stock or acquires Coeur in a merger or other business combination, each right (other than those held by the acquiring person) will entitle the holder to purchase preferred stock of Coeur or common stock of the acquiring company having a market value of approximately two times the $100 exercise price. The rights expire on May 24, 2009, and can be redeemed by Coeur at any time prior to their becoming exercisable. Shares of common stock issued prior to the expiration date of the rights upon conversion of Coeur’s debentures will be accompanied by rights.

Transfer Agent and Registrar

The transfer agent and registrar for Coeur common stock is Mellon Investor Services, L.L.C., Jersey City, N.J.

Coeur Comparative Market Prices and Dividends

Shares of Coeur common stock are listed and traded on the NYSE under the symbol “CDE”, and on the Toronto Stock Exchange under the symbol “CDM”. The following table shows, for the periods indicated, the reported high and low sale prices per share on the NYSE for Coeur common stock.

	High	Low

Year Ended December 31, 2005
First Quarter	4.37	3.33
Second Quarter	3.75	2.75
Third Quarter	4.32	3.36
Fourth Quarter	4.59	3.62
Year Ended December 31, 2006
First Quarter	6.71	4.11
Second Quarter	7.37	3.95
Third Quarter	5.75	4.41
Fourth Quarter	5.45	4.35
Year Ended December 31, 2007
First Quarter	4.80	3.95
Second Quarter	3.46	4.43
Third Quarter	4.25	2.98

On October 18, 2007, the last trading day for which information was available prior to the date of this proxy statement, the high and low sale prices for Coeur common stock as reported on the NYSE were $3.80 and $3.73 per share, respectively, and the closing sale price on that date was $3.77. Coeur’s shareholders should obtain a current market quotation for Coeur common stock before making any decision with respect to the shareholder proposals. On October 12, 2007, there were approximately 4,582 holders of record of Coeur common stock.

Coeur does not plan to pay any cash dividends on its common stock in the foreseeable future. Loan covenants contained in Coeur’s senior notes indenture limits Coeur’s ability to pay dividends on its common stock. In addition, under the merger implementation agreements, Coeur has agreed not to pay any dividends on its common stock before the closing of the Transactions.

Bolnisi Comparative Market Prices and Dividends

Shares of Bolnisi ordinary shares are listed and traded on the ASX under the symbol “BSG”. The following table shows, for the periods indicated, the reported high and low sale prices in Australian Dollars per share on the ASX for BSG ordinary shares.

	High	Low

Year Ended December 31, 2005
First Quarter	0.70	0.47
Second Quarter	0.64	0.44
Third Quarter	1.05	0.59
Fourth Quarter	1.61	0.83
Year Ended December 31, 2006
First Quarter	2.60	1.38
Second Quarter	3.00	1.60
Third Quarter	2.96	2.02
Fourth Quarter	3.43	2.36
Year Ended December 31, 2007
First Quarter	3.25	2.51
Second Quarter	3.31	2.55
Third Quarter	3.10	2.41

On October 18, 2007, the last trading day for which information was available prior to the date of this proxy statement, the high and low sale prices for Bolnisi ordinary shares as reported on the ASX were A$2.82 and A$2.76 per share, respectively, and the closing sale price on that date was A$2.78. Coeur’s shareholders should obtain a current market quotation for Bolnisi ordinary shares before making any decision with respect to the shareholder proposals. On September 28, 2007, there were approximately 3,162 holders of record of Bolnisi ordinary shares.

On April 12, 2006, Bolnisi paid an interim dividend on its ordinary shares for the year ended December 31, 2006 in an amount of A$0.0075 per share, or an aggregate of A$2,074,407. On October 14, 2005, Bolnisi paid a final dividend on its ordinary shares for the year ended December 31, 2005 in an amount of A$0.0075 per share, or an aggregate of A$2,074,407.

Palmarejo Comparative Market Prices and Dividends

Shares of Palmarejo common stock are listed and traded on the TSX Venture Exchange under the symbol “PJO”. The following table shows, for the periods indicated, the reported high and low sale prices in Canadian Dollars per share on the TSX Venture Exchange for PJO common stock.

	High	Low

Year Ended June 30, 2005
Fourth Quarter (commenced April 14, 2005)	2.75	1.33
Year Ended June 30, 2006
First Quarter	3.25	2.05
Second Quarter	5.50	2.55
Third Quarter	10.45	5.30
Fourth Quarter	10.15	6.27
Year Ended June 30, 2007
First Quarter	8.80	6.85
Second Quarter	9.75	6.41
Third Quarter	9.75	8.23
Fourth Quarter	11.55	8.55
Year Ended June 30, 2007
First Quarter	11.00	7.63

On October 18, 2007, the last trading day for which information was available prior to the date of this proxy statement, the high and low sale prices for Palmarejo common stock as reported on the TSX were C$9.50 and C$9.50 per share, respectively, and the closing sale price on that date was C$9.50. Coeur’s shareholders should obtain a current market quotation for Palmarejo common stock before making any decision with respect to the shareholder proposals. On October 15, 2007, there were approximately 30 holders of record of Palmarejo common stock.

Since its incorporation, Palmarejo has not paid any cash dividends on its outstanding common shares. Any future dividend payment will depend on Palmarejo’s financial needs to fund its exploration programs and any other factor that the board may deem necessary to consider. It is highly unlikely that any dividends will be paid in the near future.

Future Shareholder Proposals

Proposals of shareholders intended to be presented at the 2008 Annual Meeting must be received by our Secretary, 505 Front Avenue, Post Office Box I, Coeur d’Alene, Idaho 83814 no later than December 8, 2007, (i.e., approximately 120 days prior to April 6, 2008, which is the presently expected approximate date of mailing of the proxy statement relating to next year’s annual meeting), in order for them to be considered for inclusion in the 2008 Proxy Statement. A shareholder desiring to submit a proposal to be voted on at next year’s Annual Meeting, but not desiring to have such proposal included in next year’s proxy statement relating to that meeting, should submit such proposal to us by February 21, 2008, (i.e., at least 45 days prior to April 6, 2008, which is the presently expected approximate date of the mailing of the proxy statement relating to next year’s annual meeting). Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy statement.

Delivery of Documents to Shareholders Sharing an Address

Shareholders who share a single address will receive only one proxy statement at that address unless we have received instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (if applicable), he or she may contact Coeur 505 Front Avenue, Post Office Box I, Coeur d’Alene, Idaho 83814, Attention: Secretary. We will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a shareholder of record receiving multiple copies of this proxy statement, you can request householding by contacting us in the same manner. If you own your shares of Coeur common stock through a bank, broker or other shareholder of record, you can request additional copies of this proxy statement or request householding by contacting the shareholder of record.

Fees and Expenses

Coeur has retained CIBC World Markets Inc. to provide various financial advisory services to Coeur in connection with the Transactions. CIBC World Markets Inc. will receive customary compensation for its services in connection with the Transactions and will be reimbursed for out-of-pocket expenses, including reasonable expenses of counsel and other advisors. Coeur has agreed to indemnify CIBC World Markets Inc. and its respective affiliates against various liabilities and expenses in connection with its services in connection with the Transactions, including various liabilities and expenses under securities laws. From time to time, CIBC World Markets Inc. and its affiliates may actively trade the debt and equity securities of Coeur, Bolnisi and Palmarejo for their own account or for the accounts of customers and, accordingly, may hold a long or short position in those securities. CIBC World Markets Inc. has in the past performed various investment banking and financial advisory services for Coeur for which it has received customary compensation.

Coeur has retained D.F. King as proxy solicitor in connection with the Transactions. The proxy solicitor may contact holders of Coeur common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Coeur shareholder proposals to beneficial owners of Coeur common stock. Coeur will pay the proxy solicitor reasonable and customary compensation for these services in addition to reimbursing the proxy solicitor for its reasonable out-of-pocket expenses. Coeur has agreed to indemnify the proxy solicitor against various liabilities and expenses in connection with the Coeur shareholder proposals, including various liabilities under the U.S. federal securities laws.

In addition, Coeur has retained Mellon Investor Services as the exchange agent. Coeur will pay the exchange agent reasonable and customary compensation for its services in connection with the Transactions, and will indemnify the exchange agent against various liabilities and expenses.

Other than as set forth above, Coeur will not pay any fees or commissions to any broker, dealer or other person for soliciting proxies pursuant to the Transactions. Coeur will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding proxy materials to their customers.

Where Shareholders Can Find More Information About Coeur

Coeur files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document Coeur files at the Securities and Exchange Commission’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Coeur’s Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov or at Coeur’s website at http://www.coeur.com. Unless otherwise provided below, the information provided in Coeur’s SEC filings (or available on Coeur’s website) is not part of this proxy statement and is not incorporated by reference. Copies of documents filed by Coeur with the Securities and Exchange Commission are also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Securities and Exchange Commission allows Coeur to incorporate by reference into this document, documents it files with the Securities and Exchange Commission. This means that, if you are a Coeur shareholder, Coeur can disclose important information to you by referring you to those documents.

The information filed by Coeur and incorporated by reference is considered to be a part of this document, and later information that Coeur files with the Securities and Exchange Commission will update and supersede that information. Statements contained in this document, or in any document incorporated in this document by reference, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the Securities and Exchange Commission. Coeur incorporates by reference the documents listed below and any documents filed by Coeur pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 001-14829), after the date of this document and before the date of the special meeting:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Current Reports on Form 8-K filed on March 20, 2007, May 4, 2007, May 7, 2007, May 9, 2007, May 23, 2007, June 8, 2007, June 22, 2007, July 3, 2007, July 27, 2007, August 10, 2007 and September 25, 2007; and

•	Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders held on May 8, 2007.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on From 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

Coeur undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of Coeur filings should be directed to Coeur d’Alene Mines Corporation, Secretary, 505 Front Avenue, Post Office Box I, Coeur d’Alene, Idaho 83814.

Document requests from Coeur should be made by November 28, 2007 in order to receive them before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Coeur since the date of this proxy statement or that the information herein is correct as of any later date.

Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Coeur has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated October 19, 2007. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact Coeur d’Alene Mines Corporation, Secretary, 505 Front Avenue, Post Office Box I, Coeur d’Alene, Idaho 83814.

Coeur also files reports and other information with Canadian provincial securities commissions. These reports and information are available to the public free of charge on SEDAR at www.sedar.com under Coeur’s profile. The information provided in Coeur’s filings on SEDAR is not part of this proxy statement and is not incorporated by reference.

Where Shareholders Can Find More Information About Bolnisi

Bolnisi is listed on ASX and, as such, Bolnisi is a disclosing entity for the purposes of the Corporations Act and is subject to regular reporting and disclosure obligations. As a company listed on ASX, Bolnisi is subject to the Listing Rules which, subject to certain exceptions, require immediate disclosure to the market of any information of which Bolnisi is aware which a reasonable person would expect to have a material impact on the price or value of its securities.

ASIC also maintains records of documents lodged with it by Bolnisi, and these may be obtained from or inspected at any office of ASIC.

Information is also available on Bolnisi’s website at www.bolnisigold.com.au. The information provided on Bolnisi’s website is not part of this proxy statement and is not incorporated by reference.

Where Shareholders Can Find More Information About Palmarejo

Palmarejo files reports and other information with Canadian provincial securities commissions. These reports and information are available to the public free of charge on SEDAR at www.sedar.com under Palmarejo’s profile. The information provided in Palmarejo’s filings is not part of this proxy statement and is not incorporated by reference.

Annex A-1

Merger Implementation
Agreement

Coeur d’ Alene Mines Corporation

Coeur d’ Alene Mines Australia Pty Ltd
ACN 125 204 775

Coeur Sub Two, Inc

and

Bolnisi Gold NL
ACN 008 587 086

A-1-1

Contents

The agreement			A-1-4
Operative part			A-1-5
1	Definitions and interpretation		A-1-5
	1.1	Definitions	A-1-5
	1.2	Interpretation	A-1-14
	1.3	Business Day	A-1-15
2	Agreement to proceed with the Transaction		A-1-15
3	Conditions precedent and pre-implementation steps		A-1-15
	3.1	Conditions precedent	A-1-15
	3.2	Inter-conditionality of Scheme and Palmarejo Plan	A-1-17
	3.3	Best endeavours	A-1-17
	3.4	Waiver of conditions precedent	A-1-17
	3.5	Consultation on failure of condition precedent	A-1-17
	3.6	Certain notices	A-1-18
	3.7	Regulatory approval	A-1-18
4	Scheme		A-1-19
	4.1	Scheme	A-1-19
	4.2	Scheme consideration	A-1-19
	4.3	Status of Coeur Shares	A-1-19
	4.4	Dividends	A-1-19
5	Steps for implementation		A-1-20
	5.1	Obligations of both parties	A-1-20
	5.2	Bolnisi’s obligations	A-1-20
	5.3	Coeur’s obligations	A-1-22
	5.4	Disagreement on content of Scheme Booklet and Disclosure Document	A-1-23
	5.5	Appointment of directors	A-1-24
	5.6	Deeds of access, indemnity and insurance	A-1-24
6	Termination		A-1-24
	6.1	Termination	A-1-24
	6.2	Effect of termination	A-1-25
	6.3	Breach of representations and warranties	A-1-25
7	Representations, warranties and undertakings		A-1-25
	7.1	Coeur’s representations, warranties and undertakings	A-1-25
	7.2	Coeur’s indemnity	A-1-26
	7.3	Bolnisi’s representations, warranties and undertakings	A-1-26
	7.4	Bolnisi’s indemnity	A-1-27
	7.5	Survival of representations, warranties and undertakings	A-1-27
	7.6	Survival of indemnities	A-1-27
	7.7	Release of officers and directors	A-1-27
8	Due Diligence		A-1-29
	8.1	Availability of information	A-1-29
	8.2	Third party rights	A-1-29
	8.3	Due diligence termination	A-1-29

A-1-2

Contents

9	Due diligence undertaken by Bolnisi		A-1-29
	9.1	Bolnisi Due Diligence	A-1-29
10	Public announcement		A-1-29
	10.1	Announcement of Scheme	A-1-29
	10.2	Public announcement and submissions	A-1-29
	10.3	Required disclosure	A-1-30
11	Confidentiality		A-1-30
	11.1	Confidentiality obligations	A-1-30
	11.2	No breach	A-1-30
	11.3	Termination of previous confidentiality agreement	A-1-31
	11.4	Survival of obligations	A-1-31
12	Exclusivity		A-1-31
	12.1	Exclusivity	A-1-31
	12.2	Notification of approaches	A-1-31
	12.3	Equal access to information	A-1-31
	12.4	Normal provision of information	A-1-32
	12.5	Fiduciary carve-out	A-1-32
	12.6	No current discussions	A-1-32
13	Payment of costs		A-1-32
	13.1	Background	A-1-32
	13.2	Payment of costs	A-1-32
	13.3	Exceptions	A-1-33
	13.4	Compliance with law	A-1-33
	13.5	Limitation of liability	A-1-34
14	Conduct of Court proceedings		A-1-34
15	Duty, costs and expenses		A-1-34
	15.1	Stamp duty	A-1-34
	15.2	Costs and expenses	A-1-34
16	GST		A-1-34
17	General		A-1-35
	17.1	No representation or reliance	A-1-35
	17.2	No merger	A-1-35
	17.3	Consents	A-1-35
	17.4	Notices	A-1-35
	17.5	Governing law and jurisdiction	A-1-36
	17.6	Waivers	A-1-36
	17.7	Variation	A-1-36
	17.8	Assignment	A-1-36
	17.9	Further action	A-1-36
	17.10	Entire agreement	A-1-36
	17.11	Counterparts	A-1-36
Timetable			A-1-37
Signing page			A-1-39

A-1-3

The agreement

Implementation agreement for merger by scheme of arrangement
Date 3 May 2007

Between the parties

Coeur d’ Alene Mines Corporation

of 505 Front Ave, Coeur d’Alene, Idaho 83814

(Coeur)

Coeur d’Alene Mines Australia Pty Ltd ACN 125 204 775

of Suite 1003, 3 Spring Street, Sydney, NSW 2000

(Coeur Australia)

Coeur Sub Two, Inc

of 505 Front Ave, Coeur, Idaho 083814

(Coeur Sub)

Bolnisi Gold NL

ACN 008 587 086 of Level 8, 261 George Street, Sydney NSW 2000 (Bolnisi)

Background
1 Bolnisi and Coeur have agreed to merge by means of a scheme of arrangement under Part 5.1 of the Corporations Act. The Scheme will involve Bolnisi and its Ordinary Shareholders. Pursuant to the Scheme, Coeur Australia will acquire all of the Scheme Shares.

2 Bolnisi and Coeur have agreed in good faith to implement the Scheme on the terms of this agreement.

The parties agree	as set out in the Operative part of this agreement, in consideration of, among other things, the mutual promises contained in this agreement.

A-1-4

Operative part

1  Definitions and interpretation

1.1  Definitions

The meanings of the terms used in this document are set out below.

Term	Meaning

ASIC	the Australian Securities and Investments Commission.

Associates	has the meaning given in section 9 of the Corporations Act.

ASX	ASX Limited.

Bolnisi Board	the board of directors of Bolnisi.

Bolnisi Due Diligence	the enquiries Bolnisi has made in relation to Coeur including in relation to tax, legal, technical, operational, environmental and accounting matters.

Bolnisi Information	information regarding Bolnisi and its subsidiaries provided by Bolnisi to Coeur in writing for inclusion in the Disclosure Document, being information that is within the knowledge of the Bolnisi Board, to be provided by or on behalf of Bolnisi to Coeur to enable a Disclosure Document to be prepared and completed in compliance with all applicable laws or information that is identified in the Disclosure Document as “Bolnisi Information”.

Bolnisi Material Adverse Change	matters, events or circumstances other than:

1 those required to be done or procured by Bolnisi pursuant to this agreement;

2 those which Bolnisi and Coeur agree in writing are not a Bolnisi Material Adverse Change; or

3 those fairly disclosed by Bolnisi in writing to ASX prior to the date of this agreement,

which individually have or are reasonably likely to have, or when aggregated with all other such matters, events or circumstances, have or are reasonably likely to have, a materially adverse impact, namely a decline of 5% or more in the consolidated net assets of Bolnisi from the level as at the financial year ended 30 June 2006.

Bolnisi Prescribed Occurrence	(other than as required by this agreement or the Scheme, with the consent of Coeur or as fairly disclosed to ASX prior to the date of this agreement) the occurrence of any of the following:

1 Bolnisi or a subsidiary of Bolnisi converting all or any of its shares into a larger or smaller number of shares;

2 Bolnisi or a subsidiary of Bolnisi resolving to reduce its share capital in any way or reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares;

3 Bolnisi or a subsidiary of Bolnisi:

• entering into a buy-back agreement; or

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Term	Meaning

• resolving to approve the terms of a buy-back agreement under the Corporations Act;

4 Bolnisi or a subsidiary of Bolnisi declaring, paying or distributing any dividend, bonus or other share of its profits or assets;

5 Bolnisi or a subsidiary of Bolnisi issuing shares (other than pursuant to the exercise of existing options or existing convertible securities which are exchangeable, exercisable or convertible into shares of Palmarejo), or granting an option over its shares, or agreeing to make such an issue or grant such an option;

6 Bolnisi or a subsidiary of Bolnisi issuing or agreeing to issue, securities convertible into shares or debt securities other than as set out in the Project Plan Description;

7 Bolnisi or a subsidiary of Bolnisi making any change to its constitution;

8 Bolnisi or a subsidiary of Bolnisi:

• acquiring or disposing of;

• agreeing to acquire or dispose of; or

• offering, proposing, announcing a bid or tendering for,

any business, assets, entity or undertaking, the value of which exceeds $50 million, individually or in aggregate, or that otherwise constitutes a Bolnisi Material Adverse Change;

9 Bolnisi or a subsidiary of Bolnisi incurring any indebtedness or issuing any indebtedness or debt securities by way of borrowings, loans or advances for amounts in aggregate in excess of $10 million other than as set out in the Project Plan Description;

10 Bolnisi or a subsidiary of Bolnisi making, individually or in aggregate, capital expenditure in excess of $10 million other than as set out in the Project Plan Description;

11 Bolnisi or a subsidiary of Bolnisi being notified of Material Proceedings against Bolnisi or a subsidiary of Bolnisi;

12 Bolnisi or a subsidiary of Bolnisi creating, or agreeing to create, any mortgage, charge, lien or other encumbrance over the whole, or a substantial part, of its business or property otherwise than:

• as set out in the Project Plan Description; and

• a lien or other encumbrance which arises by operation of law or legislation securing an obligation that is not yet due;

13 Bolnisi or a subsidiary of Bolnisi resolving that it be wound up;

14 a liquidator or provisional liquidator of Bolnisi or of a subsidiary of Bolnisi being appointed;

15 a court of competent jurisdiction (whether foreign or Australian) making an order for the winding up of Bolnisi or of a subsidiary of Bolnisi;

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Term	Meaning

16 an administrator of Bolnisi or of a subsidiary of Bolnisi being appointed under the Corporations Act;

17 Bolnisi or a subsidiary of Bolnisi being deregistered as a company or otherwise dissolved;

18 Bolnisi or a subsidiary of Bolnisi executing an agreement of company arrangement;

19 a receiver, or a receiver and manager, being appointed in relation to the whole, or a substantial part, of the property of Bolnisi or of a subsidiary of Bolnisi; or

20 Bolnisi ceases or threatens to cease to carry on the business conducted by Bolnisi and its subsidiaries as at the date of this agreement.

For the purposes of this subclause, a reference to any of the above includes a reference to anything analogous, or having substantially similar effect, in any jurisdiction under or in respect of any existing or future law.

Bolnisi Shareholders	each person who is a member of Bolnisi.

Break Fee	US$7.78 million.

Business Day	has the meaning given in the Listing Rules.

CDIs	CHESS Depositary Interests which are units of beneficial ownership in Coeur Shares registered in the name of CDN.

CDN	CHESS Depositary Nominees Pty Limited ACN 071 346 506.

Change of Status Resolution	A resolution of Bolnisi Shareholders to change the status of Bolnisi from a public company to a proprietary company limited by shares conditional upon:

1 the Court approving the Scheme in accordance with section 411(4)(b) of the Corporations Act either unconditionally or on conditions that are customary or usual; and

2 the Scheme becoming Effective.

CHESS	Clearing House Electronic Subregister System.

Coeur Australia	a wholly owned indirect subsidiary of Coeur incorporated in Australia.

Coeur Board	the board of directors of Coeur.

Coeur Group	Coeur and each of its Related Bodies Corporate.

Coeur Information	information regarding Coeur and its subsidiaries provided by Coeur to Bolnisi in writing for inclusion in the Scheme Booklet;

1 that is material to the making of a decision by Ordinary Shareholders whether to vote in favour of the Scheme, being information that is within the knowledge of the Coeur Board and

2 would be required to be included in the Scheme Booklet in accordance with PS 60 in relation to an offer of Coeur Shares;

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Term	Meaning

to be provided by or on behalf of Coeur to Bolnisi to enable to Scheme Booklet to be prepared and completed in compliance with all applicable laws or information that is identified in the Scheme Booklet as “Coeur Information”.

Coeur Material Adverse Change	matters, events or circumstances other than:

1 those required to be done or procured by Coeur pursuant to this agreement;

2 those which Bolnisi and Coeur agree in writing are not a Coeur Material Adverse Change; or

3 those fairly disclosed by Coeur in writing to NYSE, TSX, SEC or any Canadian regulatory authority prior to the date of this agreement,

which individually have or are reasonably likely to have, or when aggregated with all other such matters, events or circumstances, have or are reasonably likely to have, a materially adverse impact, namely a decline of 5% or more in the consolidated net assets of Coeur from the level as at 31 December 2006.

Coeur Prescribed Occurrence	(other than as required by this agreement or the Scheme, with the consent of Bolnisi or as fairly disclosed to the NYSE, TSX or SEC prior to the date of this agreement) the occurrence of any of the following:

1 Coeur or a subsidiary of Coeur converting all or any of its shares into a larger or smaller number of shares;

2 Coeur or a subsidiary of Coeur resolving to reduce its share capital in any way or reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares;

3 Coeur or a subsidiary of Coeur:

• entering into a buy-back agreement with its shareholders; or

• resolving to approve the terms of a buy-back agreement with its shareholders;

4 Coeur or a subsidiary of Coeur declaring, paying or distributing any dividend, bonus or other share of its profits or assets;

5 Coeur or a subsidiary of Coeur issuing shares (other than pursuant to the exercise of existing options under its equity compensation plans and the conversion of existing notes), or granting an option over its shares, or agreeing to make such an issue or grant such an option;

6 Coeur or a subsidiary of Coeur issuing or agreeing to issue more than US$200 million in securities convertible into shares or debt securities;

7 Coeur or a subsidiary of Coeur making any change to its articles of incorporation, or bylaws or similar organisational documents;

8 Coeur or a subsidiary of Coeur:

• acquiring or disposing of;

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Term	Meaning

• agreeing to acquire or dispose of; or

• offering, proposing, announcing a bid or tendering for,

any business, assets, entity or undertaking the value of which exceeds US$200 million, individually or in aggregate, or that otherwise constitutes a Coeur Material Adverse Change;

9 Coeur or a subsidiary of Coeur incurring any indebtedness of debt securities by way of borrowings, loans or advances for amounts in aggregate in excess of US$200 million;

10 Coeur or a subsidiary of Coeur making individually or in aggregate, capital expenditure in excess of US$200 million;

11 Coeur or a subsidiary of Coeur being notified of Material Proceedings against Coeur or a subsidiary of Coeur;

12 Coeur or a subsidiary of Coeur creating, or agreeing to create, any mortgage, charge, lien or other encumbrance over the whole, or a substantial part, of its business or property otherwise than:

• in the ordinary course of business, which requires that Coeur not make any acquisitions, disposals or capital expenditure, or incur any indebtedness in excess of US$200 million; and

• a lien or other encumbrance which arises by operation of law or legislation securing an obligation that is not yet due;

13 Coeur or a subsidiary of Coeur commencing any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganisation or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganisation, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors;

14 a commencement against Coeur or a subsidiary of Coeur of any case, proceeding or other action of a nature referred to in subsection 13 above that results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged or unbonded for a period of 60 days;

15 a commencement against Coeur or a subsidiary of Coeur of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or

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Term	Meaning

16 a receiver, or a receiver and manager, being appointed in relation to the whole, or a substantial part, of the property of Coeur or a Coeur Group member.

17 Coeur ceases or threatens to cease to carry on the business conducted by Coeur and its subsidiaries as at the date of this agreement;

18 Coeur being the subject of a Third Party Proposal that is implemented or is likely to be implemented, and which is not reasonably acceptable to Bolnisi; or

19 Coeur or a subsidiary of Coeur being dissolved.

For the purposes of this subclause, a reference to any of the above includes a reference to anything analogous, or having substantially similar effect, in any jurisdiction under or in respect of any existing or future law.

Coeur Share	a share of common stock of Coeur, par value US$1.00 per share.

Coeur Shareholders	each person who is a holder of record of Coeur Shares.

Coeur Sub Two, Inc	the sole member of Coeur Australia.

Confidential Information	all information which:

1 is disclosed to a party (the Recipient) or any of it its Related Persons (whether before or after the date of this agreement) by or on behalf of the other party (the Discloser), or which is acquired directly or indirectly by the Recipient or any of its Related Persons from the Discloser or any adviser engaged by the Discloser;

2 relates directly or indirectly to the Transaction, the Discloser or its Related Bodies Corporate, or the past, existing or future business, operations, administration or strategic plans of the Discloser; and

3 is in oral or visual form, or is recorded or stored in a document (whether printed, electronic or otherwise), and includes but is not limited to all compilations, analyses, extracts, summaries or other documents prepared by the Recipient or its Related Persons which reflect, utilise or relate to any of the information referred to in paragraphs (1) and (2) of this definition.

and includes but is not limited to all compilations, analyses, extracts, summaries or other documents prepared by the Recipient or its Related Persons which reflect, utilise or relate to any of the information referred to in paragraphs (1) and (2) of this definition.

Corporations Act	the Corporations Act 2001 (Cth).

Court	the Federal Court or any other court of competent jurisdiction under the Corporations Act agreed in writing by Coeur and Bolnisi.

Deed Poll	deed under which Coeur covenants in favour of Ordinary Shareholders to perform its obligations under this agreement and described in the Scheme to be executed by Coeur in substantially the form set out in Annexure 2 with such amendments as Bolnisi and Coeur may agree.

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Term	Meaning

Disclosure Document	the information memorandum or other document required in connection with the quotation of Coeur Shares in the form of CDIs on the ASX.

Due Diligence	the enquiries a party is permitted to make under clause 8, including but not limited to enquiries relating to tax, legal, technical, operational, environmental and accounting matters.

Due Diligence Period	the period commencing on the day after the date of this agreement and ending 30 days after the date of this agreement, unless extended by agreement between the parties.

Effective	the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to the Scheme.

End Date	the date which is seven months after execution of this agreement.

Excluded Shares	any Ordinary Shares held by Coeur or its subsidiaries.

Exclusivity Period	the period from and including the date of this agreement to the earlier of:

1 the termination of this agreement in accordance with its terms; and

2 the End Date.

FATA	the Foreign Acquisitions and Takeovers Act 1975 (Cth).

HSR Act	means the United States, Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Implementation Date	the fifth Business Day after the Transaction Record Date.

Independent Expert	the independent expert in respect of the Scheme appointed by Bolnisi in accordance with clause 5.2(c).

Ineligible Overseas Shareholder	an Ordinary Shareholder whose address as shown in the Bolnisi register of members at the Transaction Record Date is in a jurisdiction other than Australia and its external territories, New Zealand or the United States, except where Coeur and Bolnisi are reasonably satisfied that the issue of Coeur Shares (or CDIs representing Coeur Shares) to the Ordinary Shareholder is not prohibited, not unduly onerous and not unduly impracticable in that jurisdiction.

Listing Rules	means the official listing rules of the ASX.

Material Proceedings	initiation of a regulatory inquiry or investigation, prosecution or litigation after the date hereof which is not withdrawn or discontinued within 14 days of proceedings being filed, involving a claim, in the case of Bolnisi, in excess of $50 million and in the case of Coeur, in excess of $100 million.

NYSE	New York Stock Exchange.

Ordinary Shareholders	each person who is registered as the holder of Ordinary Shares.

Ordinary Shares	fully paid ordinary shares of Bolnisi.

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Term	Meaning

Palmarejo	Palmarejo Silver and Gold Corporation, a Canadian corporation having its registered office at 5300 Commerce Court-West, 199 Bay Street, Toronto, Ontario M5L 1B9.

Palmarejo Plan	the plan of arrangement under Canadian law involving Palmarejo in respect of the shares in Palmarejo not held by Bolnisi or its Related Bodies Corporate.

Project Plan Description	the development plan in respect of the Palmarejo project set out in Annexure 3.

PS 60	Policy Statement 60 issued by ASIC on 4 August 1999 (as amended).

PS 142	Policy Statement 142 issued by ASIC on 4 August 1999 (as amended).

Regulatory Approvals	has the meaning given to that term in clause 3.1(a).

Regulatory Authority	means an Australian or foreign government or a governmental, semi-governmental, administrative, fiscal, legislative, executive or judicial body, authority, department, commission, authority, tribunal, agency, entity or office or any minister of the Crown in right of the Commonwealth of Australia or any state or a delegate of any government. It includes a self-regulatory organisation established under statute or a stock exchange, ASIC, ASX, the TSX, the NYSE and the SEC.

Related Body Corporate	has the meaning given in section 9 of the Corporations Act.

Related Persons	in relation to a party, its subsidiaries, officers, employees, contractors, representatives, agents, advisers, financiers and any person who has an agreement or understanding with the party in relation to the Transaction.

Relevant Interest	has the meaning given in sections 608 and 609 of the Corporations Act as though a reference to “company” in those sections included any corporation.

Representative	in relation to a party:

1 each of the party’s subsidiaries; and

2 each of the directors, officers, employees and advisers of the party or of any of its subsidiaries.

Scheme	the scheme of arrangement under Part 5.1 of the Corporations Act between Bolnisi and the Scheme Shareholders in respect of all the Ordinary Shares in substantially the form of Annexure 1 with such amendments as Bolnisi and Coeur may agree.

Scheme Booklet	the information described in clause 5.2(b) to be approved by the Court and despatched to Ordinary Shareholders and which must include the Scheme, an explanatory statement complying with the requirements of the Corporations Act, an independent expert’s report, notices of meeting and proxy and election forms.

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Term	Meaning

Scheme Consideration	the consideration to be provided by Coeur to Scheme Shareholders for the transfer to Coeur Australia of each Scheme Share in accordance with the Scheme, being:

• $0.004 in cash; and

• 0.682 Coeur Shares or CDIs representing Coeur Shares, at the election of the Scheme Shareholder.

Scheme Meeting	The meeting or meetings of Ordinary Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act.

Scheme Shareholders	Ordinary Shareholders, other than a holder of Excluded Shares, as at the Transaction Record Date.

Scheme Shares	the Ordinary Shares on issue at the Transaction Record Date, other than the Excluded Shares.

Second Court Date	the first day on which an application made to the Court for orders under section 411(4)(b) of the Corporations Act approving the Scheme is heard.

SEC	United States Securities and Exchange Commission.

subsidiary	a body corporate (called the first body), is a subsidiary of another body corporate if:

(a) the other body:

(i) controls the composition of the first body’s board; or

(ii) is in a position to cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the first body; or

(iii) holds more than one-half of the issued share capital of the first body (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); or

(b) the first body is a subsidiary of a subsidiary of the other body.

For the avoidance of doubt, in this agreement, subsidiaries of Bolnisi include each of Palmarejo, Fairview Gold Pty Ltd, Ocampo Resources, Inc., Ocampo Services, Inc. and Planet Gold, S.A. de C.V.

Takeovers Panel	the Takeovers Panel created in accordance with the provisions of the Australian Securities and Investments Commission Act 2001 (Cth).

Third Party Proposal	In relation to a party, any expression of interest, proposal or offer in relation to a bid, scheme, joint venture, dual listed company structure, purchase of a main undertaking, share issue or other similar reorganisation (other than as contemplated by this agreement) by any person or persons under which:

1 a person (together with the person’s Associates) may acquire a Relevant Interest in more than 10% of one or more classes of securities of the party;

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Term	Meaning

2 a person may acquire voting power (as defined in Chapter 6 of the Corporations Act) of more than 10% in the party;

3 a person may acquire, directly or indirectly any interest (including legal, equitable or economic) in all or a material part of the business or assets (on a consolidated basis) of the party; or

4 a person may otherwise merge or amalgamate with the party.

For the purposes of paragraph (3), the acquisition of an interest in a part of the business or assets (on a consolidated basis) of a party will be material if:

(a) the relevant business or businesses contribute 10% or more of the consolidated net profit after tax of the party; or

(b) the assets represent 5% or more of the total consolidated assets of the party.

Timetable	the timetable set out in schedule 1 or such other timetable as may be agreed in writing by the parties.

Transaction	the acquisition by Coeur Australia of all the Scheme Shares through implementation of the Scheme in accordance with the terms of this agreement.

Transaction Documents	this agreement, the Deed Poll, the Scheme and the Scheme Booklet.

Transaction Record Date	5.00pm (Sydney time), on the fifth Business Day after the date on which the Scheme, if approved, becomes Effective.

TSX	Toronto Stock Exchange.

1.2  Interpretation

In this agreement, headings are for convenience only and do not affect interpretation and, unless the context requires otherwise:

(a) words importing the singular include the plural and vice versa;

(b) words importing a gender include any gender;

(c) other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(d) a reference to a person includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture, a partnership, a trust and any Regulatory Authority;

(e) a reference to a clause, party, attachment, exhibit or schedule is a reference to a clause of, and a party, attachment, exhibit and schedule to this agreement, and a reference to this agreement includes any attachment, exhibit and schedule;

(f) a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations ordinances or by laws amending, consolidating or replacing it, whether passed by the same or another Regulatory Authority with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(g) a reference to any document (including this agreement) is to that document as varied, amended or restated, novated, ratified or replaced from time to time;

(h) the word “includes” in any form is not a word of limitation;

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(i) a reference to “$” or “dollar” is to Australian currency;

(j) a reference to any time is a reference to that time in Sydney, New South Wales;

(k) a term defined in or for the purposes of the Corporations Act has the same meaning when used in this agreement; and

(l) a reference to the Listing Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.

1.3  Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2  Agreement to proceed with the Transaction

Bolnisi agrees to propose, and the parties agree to implement, the Transaction on the terms of this agreement.

3  Conditions precedent and pre-implementation steps

3.1  Conditions precedent

Subject to this clause 3, the obligations of the parties under clause 4 are subject to the satisfaction of each of the following conditions precedent to the extent and in the manner set out in clauses 3.4 and 3.5.

(a) Regulatory Approvals:  Subject to clause 3.7:

(1) ASIC and ASX issue or provide any consents or approvals or do other acts necessary to implement the transactions contemplated by clause 4;

(2) the Treasurer of the Commonwealth of Australia either issues a notice stating that the Commonwealth Government does not object to Coeur entering into and completing this agreement or becomes, or is, precluded (at the date of this agreement or at any time before the Transaction becomes Effective) from making an order in respect of the entry into or completion by Coeur of this agreement under the FATA; and

(3) all applicable waiting periods under the HSR Act and any other applicable antitrust legislation shall have expired or been otherwise terminated in respect of this Scheme;

(together Regulatory Approvals) before 5.00pm on the day before the Second Court Date.

(b) Shareholder approval:  The Bolnisi Shareholders approve the Change of Status Resolution by the requisite majorities under the Corporations Act and Ordinary Shareholders approve the Scheme at the Scheme Meeting (or any adjournment or postponement of it at which the Scheme is voted on) by the requisite majorities under the Corporations Act.

(c) Listing of Coeur Shares:  permission for listing of the Coeur Shares on the TSX and NYSE being granted by 8.00am on the Second Court Date (any such approval may be subject to customary conditions and to the Scheme becoming Effective).

(d) Listing of CDIs:  permission for admission of the Coeur Shares in the form of CDIs to quotation on ASX is granted by 8.00am on the Second Court Date (any such approval may be subject to customary conditions and to the Scheme becoming Effective).

(e) Court approval:  The Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act either unconditionally or on conditions that are customary or usual.

(f) Restraints:  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the Transaction is in effect at 5.00pm on the day before the Second Court Date.

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(g) Coeur Material Adverse Change:  No Coeur Material Adverse Change is in existence at 5.00pm on the day before the Second Court Date.

(h) Bolnisi Material Adverse Change:  No Bolnisi Material Adverse Change is in existence at 5.00pm on the day before the Second Court Date.

(i) Coeur Prescribed Occurrence:  No Coeur Prescribed Occurrence has occurred as at 5.00pm on the day before the Scheme Meeting and at 5.00pm on the day before the Second Court Date.

(j) Bolnisi Prescribed Occurrence:  No Bolnisi Prescribed Occurrence has occurred as at 5.00pm on the day before the Scheme Meeting and at 5.00pm on the day before the Second Court Date.

(k) Coeur representations:  No representation given by Coeur under clause 7.1 has become materially incorrect before 5.00pm on the day before the Second Court Date.

(l) Bolnisi representations:  No representation given by Bolnisi under clause 7.3 has become materially incorrect before 5.00pm on the day before the Second Court Date.

(m) Coeur Shareholder approval:  Before the Scheme Meeting the Coeur Shareholders pass all resolutions necessary in respect of the application for quotation of the Coeur Shares in the form of CDIs on the ASX, to increase the number of authorised shares of common stock of Coeur and to issue such number of Coeur Shares as required to pay the Scheme Consideration, at a meeting of Coeur Shareholders (or any adjournment or postponement of) by the requisite majorities under the laws and regulations of the state of Idaho and the NYSE.

(n) Continuous disclosure by Bolnisi:  Between the date of this agreement and 5.00pm on the day before the Second Court Date, Coeur does not become aware of any matter, event, action or circumstance:

(1) which is materially adverse in that it would result in a decline of 5% or more in the consolidated net assets of Bolnisi for the financial year ended 30 June 2006 in relation to Bolnisi or its Related Bodies Corporate;

(2) in respect of which Bolnisi has not complied with its disclosure obligations under Listing Rule 3.1 at any time; and

(3) which was not previously disclosed to Coeur.

(o) Continuous disclosure by Coeur:  Between the date of this agreement and 5.00pm on the day before the Second Court Date, Bolnisi does not become aware of any matter, event, action or circumstance:

(1) which is materially adverse in that it would result in a decline of 5% or more in the consolidated net assets of Coeur for the financial year ended 31 December 2006 in relation to Coeur or its Related Bodies Corporate;

(2) in respect of which Coeur has not complied with its disclosure obligations under applicable Canadian or United States securities legislation; and

(3) which was not previously disclosed to Bolnisi.

(p) Directors’ recommendation:  Between the date of this agreement and the Scheme Meeting, no director of Bolnisi changes or withdraws his recommendation to Ordinary Shareholders to vote in favour of the Scheme.

(q) Due diligence by Coeur:  Completion by Coeur of satisfactory due diligence on Bolnisi, including no discovery by Coeur of any event or events which would be reasonably likely to give rise to (i) a Bolnisi Material Adverse Change or (ii) a liability or liabilities (including those of a contingent nature) of Bolnisi or any of its subsidiaries of $50 million or more, whether individually or in aggregate.

(r) Approvals and consents:  any required licences, approvals, waivers, consents, permits, orders, business conditions or change of control consents in relation to the Scheme are obtained.

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3.2  Inter-conditionality of Scheme and Palmarejo Plan

The parties acknowledge and agree that:

(a) the Scheme will be subject to and conditional upon the Palmarejo Plan becoming effective under Canadian law; and

(b) Coeur may in its sole discretion waive in writing the condition in clause 3.2(a) within 5 Business Days of the Scheme Meeting taking place.

3.3  Best endeavours

Bolnisi and Coeur must each use its best endeavours to procure that:

(a) each of the conditions precedent in clause 3.1 is satisfied as soon as practicable after the date of this agreement;

(b) there is no occurrence within the control of Bolnisi or Coeur or their subsidiaries that would prevent the conditions precedent in clause 3.1 being satisfied (as the context requires); and

(c) each of Bolnisi and Coeur give a certificate to the Court by 8.00am on the Second Court Date evidencing which conditions precedent in clause 3.1 have been satisfied or waived.

A draft of such certificate shall be provided by each party to the other party by 5.00pm on the Business Day prior to the Second Court Date.

3.4  Waiver of conditions precedent

(a) The conditions precedent in clauses 3.1(h), 3.1(j), 3.1(l), 3.1(n), 3.1(p) and 3.1(q) may only be waived by Coeur in writing.

(b) The conditions precedent in clauses 3.1(g), 3.1(i), 3.1(k) and 3.1(o) may only be waived by Bolnisi in writing.

(c) The conditions precedent in clauses 3.1(a)(1), 3.1(c), 3.1(d), 3.1(f) and 3.1(r) are for the benefit of each party and any breach or non-fulfilment of any of those conditions precedent may only be waived by agreement in writing between the parties.

(d) The conditions precedent in clauses 3.1(a)(2), 3.1(a)(3), 3.1(b), 3.1(e) and 3.1(m) cannot be waived.

(e) If under this clause, a party waives the breach or non-fulfilment of any of the conditions precedent in clause 3.1, that waiver does not prevent it from suing the other party for any breach of this agreement that resulted in the breach or non-fulfilment of the condition precedent.

3.5  Consultation on failure of condition precedent

(a) Consultation:  If:

(1) any event occurs which would prevent any of the conditions precedent in clause 3.1 being satisfied, or there is an occurrence that is reasonably likely to prevent the condition precedent being satisfied by the date specified in this agreement for its satisfaction; or

(2) the Scheme has not become Effective by the End Date,

the parties must consult in good faith to:

(3) determine whether the Transaction may proceed by way of alternative means or methods;

(4) change the date of the application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed by Bolnisi and Coeur (being a date no later than 5 Business Days before the End Date); or

(5) extend the relevant date or End Date.

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(b) Termination:  If the parties are unable to reach agreement under clause 3.5(a) within 5 Business Days of becoming aware of the relevant occurrence or relevant date or by the End Date, then unless that condition precedent is waived as provided in clause 3.4, either party may terminate this agreement without, any liability to the other party because of that termination except as otherwise provided in this agreement, unless the relevant occurrence or the failure of the condition precedent to be satisfied, or of the Scheme to become Effective, arises out of a breach by the terminating party of clause 5 or this clause 3.

3.6  Certain notices

(a) Notice of failure of condition precedent:

(1) If, before the time specified for satisfaction of a condition precedent, any event that will prevent that condition precedent being satisfied occurs, the party with knowledge of that event must immediately give the other party written notice of that event.

(2) If the notice in clause 3.6(a)(1) relates to a condition precedent in clauses 3.1(h), 3.1(j), 3.1(l), 3.1(n), 3.1(p) or 3.1(q), Coeur must give written notice to Bolnisi as soon as possible (and in any event no later than 5 Business Days) after giving or receiving notice of the relevant event, as to whether or not it waives the breach or non-fulfilment of any condition precedent resulting from the occurrence of that event, specifying the condition in question.

(3) If the notice in clause 3.6(a)(1) relates to a condition precedent in clauses 3.1(g), 3.1(i) or 3.1(k) and 3.1(o) Bolnisi must give written notice to Coeur as soon as possible (and in any event no later than 5 Business Days) after giving or receiving notice of the relevant event, as to whether or not it waives the breach or non-fulfilment of any condition precedent resulting from the occurrence of that event, specifying the condition in question.

(b) Waiver:  A waiver of a breach or non-fulfilment in respect of one condition precedent does not constitute:

(1) a waiver of breach or non-fulfilment of any other condition precedent resulting from the same event; or

(2) a waiver of breach or non-fulfilment of that condition precedent resulting from any other event.

(c) Notice of changes:  Bolnisi and Coeur must promptly advise each other orally and in writing of any change or event causing, or which, so far as can reasonably be foreseen, would cause:

(1) a representation or warranty provided in this agreement to be false;

(2) a breach or non-fulfilment of any of the conditions precedent; or

(3) a material breach of this agreement.

3.7  Regulatory approval

For the purposes of clause 3.1(a), a Regulatory Approval will be regarded as having been obtained even though a condition has been attached to that Regulatory Approval, if the parties agree to treat the approval as having been obtained.

3.8  Change of status

The parties agree that a general meeting of Bolnisi Shareholders to consider the Change of Status Resolution will be held on the same date that the meeting of Ordinary Shareholders to consider the Scheme is held and that the Scheme will be conditional upon the passing of the Change of Status Resolution by the requisite majorities required under the Corporations Act.

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4  Scheme

4.1  Scheme

Bolnisi must propose a scheme of arrangement under which all of the Ordinary Shares will be transferred to Coeur Australia and the Scheme Shareholders will be entitled to receive the Scheme Consideration.

4.2  Scheme consideration

(a) Subject to this clause 4.2, Coeur undertakes and warrants to Bolnisi (in Bolnisi’s own right and separately as trustee or nominee for each of the Scheme Shareholders) that in consideration of the transfer to Coeur Australia of each Scheme Share under the terms of the Scheme, Coeur will accept such transfer and provide the Scheme Consideration to the Scheme Shareholders in accordance with the terms of the Scheme.

(b) Subject to customary provisions which address share splitting or division in an attempt to obtain advantage by reference to rounding, any fractional entitlement of an Ordinary Shareholder to a Coeur Share will be rounded up in the case of any entitlement to half of a Coeur Share or otherwise rounded up or down to the nearest whole number of Coeur Shares.

(c) Where an Ordinary Shareholder is an Ineligible Overseas Shareholder in relation to the issue of Coeur Shares, the number of Coeur Shares (or, at the election of the nominee, CDIs representing Coeur Shares) to which the Ordinary Shareholder would otherwise be entitled under the Scheme will be issued to a nominee appointed by agreement between Bolnisi and Coeur who will sell those Coeur Shares or CDIs representing Coeur Shares as soon as practicable and in any event not more than 28 days after the Implementation Date (at the risk of that Ineligible Overseas Shareholder) and remit to Bolnisi the proceeds received, after deducting any applicable brokerage, costs, taxes and charges, to that Ineligible Overseas Shareholder in full satisfaction of that Ineligible Overseas Shareholder’s rights in relation to Coeur Shares or CDIs representing Coeur Shares under the Scheme.

4.3  Status of Coeur Shares

(a) The Coeur Shares to be issued by Coeur as part of the Scheme Consideration will rank pari passu with all existing Coeur Shares then outstanding and will be fully paid and issued free from any mortgage, charge, lien, encumbrance or other security interest.

(b) The Coeur Shares will be issued pursuant to an exemption from registration provided by Section 3(a)(10) of the United States Securities Act of 1933, as amended (the “1933 Act”). In the event that the exemption from registration under Section 3(a)(10) of the 1933 Act is not available for any reason to exempt the issuance of the Coeur Shares in accordance with the Scheme from the registration requirements of the 1933 Act, then Coeur shall take all necessary action to file a registration statement on Form S-4 (or on such other form that may be available to Coeur) in order to register such Coeur Shares and shall use its reasonable best efforts to cause such registration statement to become effective at or prior to the Implementation Date. Bolnisi acknowledges that the Coeur Shares issued to “affiliates” (as defined under Rule 144 of the 1933 Act) of Bolnisi may be resold in the manner permitted by Rules 145(c) and (d) of the 1933 Act.

4.4  Dividends

Between the date of this agreement and the Implementation Date, Bolnisi may not without the prior written consent of Coeur, pay or declare any dividends.

4.5  Withholding rights

Coeur, Coeur Sub, Coeur Australia, and Bolnisi shall each be entitled to deduct and withhold from any Scheme Consideration otherwise payable pursuant to the terms of this agreement and the Scheme such amounts as it is required or permitted to deduct and withhold with respect to such payment under the tax laws of any jurisdiction. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Ordinary Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

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5  Steps for implementation

5.1  Obligations of both parties

Without limiting the general nature of clauses 3.1 to 3.5, each party must:

(a) Regulatory Approvals:

(1) promptly apply for all relevant Regulatory Approvals specified in clause 3.1(a) and provide to the other a copy of all those applications;

(2) take all steps it is responsible for as part of the approval process, including responding to requests for information at the earliest practicable time and taking or agreeing to take any action or agreeing to any limitation; and

(3) provide the other party with all information reasonably requested in connection with the applications for Regulatory Approval,

but neither party is required to take any action which would require the divestiture of material assets of Bolnisi or Coeur and their subsidiaries.

(b) Timing:  consult with each other regularly in relation to:

(1) the schedule for performing their respective obligations within the overall framework set by the Timetable; and

(2) the need to adjust the Timetable.

5.2  Bolnisi’s obligations

Bolnisi must execute all documents and do all acts and things within its power as may be necessary or desirable for the implementation and performance of the Scheme on a basis consistent with this agreement, substantially in accordance with the Timetable, and in particular, but not limited to the foregoing, Bolnisi must:

(a) Recommendation of the Scheme:  state when the Transaction is announced (on the basis of statements made to it by each of the directors of Bolnisi) that the Bolnisi Board unanimously recommends to Ordinary Shareholders that:

(1) the Scheme is in the best interests of Bolnisi and Ordinary Shareholders;

(2) Ordinary Shareholders vote in favour of all resolutions to be proposed at the Scheme Meeting or approve the Scheme; and

(3) the Bolnisi Shareholders vote in favour of the Change of Status Resolution,

subject to the Independent Expert opining that the Scheme is in the best interests of Ordinary Shareholders and no superior proposal emerging (whether by way of scheme or bid); and

(b) Preparation of Scheme Booklet:  as soon as practicable after the date of this agreement, prepare the Scheme Booklet in accordance with all applicable laws and in particular with the Corporations Act, PS 142 and the Listing Rules, in consultation with Coeur as to the content and presentation of the Scheme Booklet. This consultation must include obtaining Coeur’s consent to the inclusion of the Coeur Information, and is subject to clause 5.4.

(c) Independent Expert:  promptly appoint an independent expert to provide a report to be included in the Scheme Booklet stating whether, in the opinion of the expert, the Scheme is in the best interests of Shareholders, and provide all assistance and information reasonably requested by the Independent Expert to enable it to prepare that report on a timely basis.

(d) Bolnisi to provide Scheme Booklet:  As soon as practicable after Bolnisi has completed the preparation of the final form of the Scheme Booklet, forward a copy to Coeur.

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(e) Meeting of directors of Bolnisi:  as soon as practicable after preparation of the final form of the Scheme Booklet, convene a meeting of the Bolnisi Board (or a sub-committee of it) for the purpose of approving the Scheme Booklet.

(f) Section 411(17)(b) statement:  apply to ASIC for the production of a statement under section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme.

(g) Court direction:  apply to the Court for orders directing Bolnisi to convene the Scheme Meeting.

(h) Scheme Meeting:  convene the Scheme Meeting to approve the Scheme.

(i) Bolnisi Ordinary Shareholder approval:  seek the approval of Ordinary Shareholders for the Scheme.

(j) Court approval:  apply to the Court for orders approving the Scheme as approved by the Ordinary Shareholders at the Scheme Meeting.

(k) Lodge copy of Court order:  lodge with ASIC office copies of the Court orders approving the Scheme as approved by the Ordinary Shareholders at the Scheme Meeting.

(l) Registration of explanatory statement:  use its best endeavours to cause ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Corporations Act.

(m) Registration:  register all transfers of Ordinary Shares on or as soon as practicable after the Implementation Date.

(n) Access to information:  provide to Coeur and its authorised representatives reasonable access to employees, offices and other facilities, and to the books and records, of Bolnisi and its subsidiaries for the purpose of implementing the Transaction.

(o) Palmarejo Plan:  to procure that Fairview Gold Pty Ltd takes all actions necessary to support the Palmarejo Plan, including voting all of its shares in Palmarejo in favour of the Palmarejo Plan.

(p) Bolnisi Prescribed Occurrence:  between the date of this agreement and Implementation Date, ensure that a Bolnisi Prescribed Occurrence does not occur.

(q) Conduct of business:  from the date of this agreement up to and including the Implementation Date, conduct, and ensure that each of its subsidiaries conducts, their respective businesses in the ordinary and proper course of business, which will be limited solely to the operation of the matters set out in the Project Plan Description, and make all reasonable efforts to:

(1) keep available the services of their officers and employees; and

(2) preserve their relationships with customers, suppliers, licensors, licensees and others having business dealings with Bolnisi and any subsidiary of Bolnisi.

(r) Consultation:  during the period from the date of this agreement to the Implementation Date:

(1) promptly provide to Coeur a copy of the Bolnisi share register as requested by Coeur from time to time; and

(2) hold regular meetings at the request of Coeur between representatives of Bolnisi and Coeur to discuss material matters relating to Bolnisi and its subsidiaries including, without limitation:

(i) business performance (including updates as to any material variances in relation to forecasts);

(ii) issues relating to or arising from any matter set out in the Project Plan Description;

(iii) key personnel issues;

(iv) risk management and compliance;

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(v) major business developments;

(vi) exploration or resource estimate updates;

(vii) environmental and permit matters; and

(viii) community relations.

(s) Release of third party obligations:  ensure, and use its best endeavours to procure that Palmarejo ensures, that no third parties are released from any obligations (including but not limited to any standstill obligations) contained in any confidentiality agreement(s) between Bolnisi, Palmarejo and such third parties and that Bolnisi and Palmarejo shall use all reasonable endeavours to enforce their rights against third parties under such agreements.

(t) Assistance:  provide any assistance or information reasonably requested by Coeur in connection with the preparation of the Disclosure Document and any other document required in order to facilitate the Scheme.

(u) Bolnisi Information:  prepare and provide to Coeur in reasonable time the Bolnisi Information for inclusion in the Disclosure Document, updated by all such further or new information which may arise after the Disclosure Document has been issued until the date of the Scheme Meeting which is necessary to ensure that it is not misleading or deceptive in any material respect (whether by omission or otherwise).

(v) Bolnisi Shareholder approval:  seek the approval of Bolnisi Shareholders for the Change of Status Resolution.

5.3  Coeur’s obligations

Coeur, Coeur Australia and Coeur Sub must execute all documents and do all acts and things within its power as may be necessary or desirable for the implementation and performance of the Scheme on a basis consistent with this agreement, substantially in accordance with the Timetable, and in particular Coeur, Coeur Australia and Coeur Sub must:

(a) FIRB:  as soon as practicable after the date of this agreement, notify the Treasurer of the Scheme for the purposes of the FATA.

(b) Coeur Information:  prepare and provide to Bolnisi in reasonable time the Coeur Information in writing for inclusion in the Scheme Booklet including all information relating to Coeur and its subsidiaries and the Coeur Shares required by the Corporations Act, the Listing Rules, PS 60 and PS 142, which information must:

(1) contain all information necessary to ensure that the Scheme Booklet complies with the requirements of section 411(3) of the Corporations Act and PS60 in respect of that information; and

(2) be updated by all such further or new information which may arise after the Scheme Booklet has been dispatched until the date of the Scheme Meeting which is necessary to ensure that it is not misleading or deceptive in any material respect (whether by omission or otherwise);

(c) Independent Expert’s report:  provide any assistance or information reasonably requested by Bolnisi or by the Independent Expert in connection with the preparation of the Independent Expert’s report to be included with the Scheme Booklet.

(d) Assistance:  provide any assistance or information reasonably requested by Bolnisi in connection with the preparation of the Scheme Booklet and any other document to be sent to Ordinary Shareholders in order to facilitate shareholder approval of the Scheme.

(e) Meeting of directors of Coeur:  as soon as practicable after the preparation of the final form of the Scheme Booklet, convene a meeting of the Coeur Board (or a sub-committee of it) for the purpose of approving those sections that comprise the Coeur Information.

(f) Deed Poll:  prior to the dispatch of the Scheme Booklet, execute the Deed Poll.

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(g) Listing of Coeur Shares:  use its best endeavours to procure that the Coeur Shares are approved for listing on the TSX and NYSE and that the Coeur Shares in the form of CDIs are approved for listing on the ASX, subject to the condition that the shares and CDIs are issued, with effect from the Business Day following the Effective Date.

(h) Access to information:  provide to Bolnisi and its authorised representatives reasonable access to employees, offices and other facilities, and to the books and records, of Coeur and its subsidiaries for the purpose of implementing the Transaction.

(i) Coeur Prescribed Occurrence:  between the date of this agreement and the Implementation Date, ensure that a Coeur Prescribed Occurrence does not occur.

(j) Conduct of business:  from the date of this agreement up to and including the Implementation Date, conduct, and ensure that each of its subsidiaries conducts, their respective businesses in the ordinary and proper course of business, which requires that Coeur does not make any acquisitions, disposals or capital expenditure, or incur any indebtedness, in excess of US$200 million, and make all reasonable efforts to:

(1) keep available the services of their officers and employees; and

(2) preserve their relationships with customers, suppliers, licensors, licensees and others having business dealings with Coeur and any subsidiary of Coeur.

(k) Representation:  procure that it is represented by counsel at the Court hearings convened for the purpose of section 411(4)(b) of the Corporations Act, at which through its counsel Coeur will undertake (if requested by the Court) to do all such things and take all such reasonable steps within its power as are necessary in order to ensure the fulfilment of its obligations under this agreement and the Scheme.

(l) Accuracy of Coeur Information:  confirm to Bolnisi the accuracy of the Coeur Information in the Scheme Booklet.

(m) Review of Scheme Booklet:  as soon as practicable after delivery, review the drafts of the Scheme Booklet prepared by Bolnisi and provide comments in good faith.

(n) Approval of Scheme Booklet:  as soon as practicable after the conclusion of the review by ASIC of the Scheme Booklet, procure that a meeting of the Coeur Board (or a subcommittee of it) is convened to consider approving those sections of the Scheme Booklet that relate to Coeur as being in a form appropriate for despatch to the Ordinary Shareholders, subject to the approval of the Court.

(o) Share transfer:  if the Scheme becomes Effective, Coeur Australia shall accept a transfer of the Bolnisi shares as contemplated by clause 4.2(a).

(p) Scheme Consideration:  if the Scheme becomes Effective, pay the Scheme Consideration in the manner and amount contemplated by clause 4 on the Implementation Date.

(q) Preparation of Disclosure Document:  as soon as practicable after the date of this agreement, prepare the Disclosure Document in accordance with all applicable laws, in consultation with Bolnisi as to the content and presentation of the Disclosure Document. This consultation must include obtaining Bolnisi’s consent to the inclusion of the Bolnisi Information, and is subject to clause 5.4.

5.4  Disagreement on content of Scheme Booklet and Disclosure Document

If the parties disagree on the form or content of the Scheme Booklet or the Disclosure Document, as applicable:

(a) they must consult in good faith to try to settle an agreed form of the Scheme Booklet or the Disclosure Document, as applicable; and

(b) failing agreement within 5 Business Days, the dispute must be referred to chairmen of Bolnisi and Coeur. If within 5 Business Days of the referral to the managing directors there is still no agreement between the parties:

(1) Bolnisi will determine the final form and content of the Scheme Booklet; and

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(2) Coeur will determine the final form and content of the Disclosure Document.

5.5  Appointment of directors

(a) Bolnisi must, as soon as practicable:

(1) after the Second Court Date, take all actions necessary to cause the appointment of that number of nominees of Coeur to the Bolnisi Board which gives those nominees acting together control of the Bolnisi Board; and

(2) after the Scheme Consideration has been paid, ensure that all directors on the Bolnisi Board, other than the Coeur nominees, resign.

5.6  Deeds of access, indemnity and insurance

(a) Subject to the Scheme being Effective, Coeur undertakes to Bolnisi that it will procure that Bolnisi and its subsidiaries:

(1) comply with the deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time; and

(2) do not take any action which would prejudice or adversely affect any directors’ and officers’ run-off insurance cover taken out prior to the Implementation Date.

(b) The undertakings contained in this clause 5.6 are subject to any restrictions under the Corporations Act or any other applicable law and will be read down accordingly. Bolnisi receives and holds the benefit of this clause 5.6, to the extent it relates to the directors and officers of Bolnisi and its subsidiaries, as trustee for them.

6  Termination

6.1  Termination

Without prejudice to any other rights of termination under this agreement:

(a) either party may terminate this agreement by written notice to the other party at any time before 8.00am on Second Court Date if:

(1) the other party is in material breach of any provision of this agreement, the party wishing to terminate has given written notice to the other party setting out the relevant circumstances and stating an intention to terminate, and the relevant circumstances continue to exist 10 Business Days (or any shorter period ending at 5.00pm on the day before the Second Court Date) from the time the notice is given;

(2) a court of competent jurisdiction (whether foreign or Australian) or Regulatory Authority has taken any action permanently restraining or otherwise prohibiting the Transaction, or has refused to do any thing necessary to permit the Transaction, and the action or refusal has become final and cannot be appealed;

(3) if the other party breaches its obligations under clause 12.

(4) if the Break Fee is paid.

(b) Coeur may terminate this agreement by written notice to Bolnisi:

(1) at any time before 8.00am on Second Court Date if:

(A) at the Scheme Meeting or any adjournment or postponement of it at which the Scheme is voted on, the Scheme is not approved by 16 November 2007 by the requisite majority of Ordinary Shareholders required under the Corporations Act;

(B) any member of the Bolnisi Board withdraws or changes his recommendation in relation to the Scheme for any reason; or.

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(C) a Bolnisi Material Adverse Change or a Bolnisi Prescribed Occurrence takes place; or

(2) under clause 8.3.

(c) Bolnisi may terminate this agreement by written notice to Coeur at any time before 8.00am on Second Court Date if a Coeur Material Adverse Change or a Coeur Prescribed Occurrence takes place.

6.2  Effect of termination

If this agreement is terminated by either Bolnisi or Coeur under clause 3 or this clause 6, except to the extent that the termination results from a breach by either party of its obligations under this agreement, this agreement will become void and have no effect, without any liability or obligation on the part of Bolnisi or Coeur, other than the provisions of clauses 7.9, 7.10, 11, 13, 15 and 17.5, which will remain in force after termination.

6.3  Breach of representations and warranties

Despite any other provision of this agreement, a breach of the representations, warranties and undertakings given by Coeur in clause 7.1 or given by Bolnisi in clause 7.3 will not entitle Coeur or Bolnisi (as the case may be) to terminate this agreement unless such breach results in or discloses anything which could amount to a Coeur Material Adverse Change or a Bolnisi Material Adverse Change (as the case may be) or which could lead to criminal liability or material civil liability under Australian or United States laws or regulations.

7  Representations, warranties and undertakings

7.1  Coeur’s representations, warranties and undertakings

(a) Coeur represents and warrants to Bolnisi (in its own right and separately as trustee or nominee for each of Bolnisi’s directors and officers) that:

(1) the execution and delivery of this agreement has been properly authorised by all necessary corporate action of Coeur;

(2) Coeur has full corporate power and lawful authority to execute, deliver and perform or cause to be performed its obligations under this agreement;

(3) except in respect of the documents listed in Schedule 2, this agreement does not conflict with or result in the breach of or default under Coeur’s articles of incorporation or bylaws or any other material term or provision of any agreement or any writ, order or injunction, judgment, law, rule or regulation to which it is party or by which it is bound;

(4) Coeur is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

(5) Coeur has good and marketable title in fee simple to all real property owned by it, and good and marketable title to all other property owned by it;

(6) the books, records and accounts of Coeur and its subsidiaries accurately, fairly and reasonably reflect, the transactions in, and dispositions of, the assets of, and the results of operations of, Coeur and its subsidiaries.

(b) Coeur undertakes to Bolnisi (in its own right and separately as trustee or nominee for each of Bolnisi’s directors and officers) that:

(1) the Coeur Information provided to Bolnisi will be provided in good faith and on the understanding that Bolnisi and its directors and officers will rely on that information to prepare the Scheme Booklet and to propose and implement the Scheme in accordance with the Corporations Act;

(2) the Coeur Information as at the date the Scheme Booklet is despatched to Ordinary Shareholders, will not contain any statement which is materially misleading or deceptive including by way of omission from that statement; and

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(3) it will, as a continuing obligation, provide to Bolnisi all further or new information which arises after the Scheme Booklet has been despatched until the date of the Scheme Meeting which is necessary to ensure that there would be no breach of clause 7.1(b)(2) if it applied as at the date on which that information arose.

7.2  Coeur’s indemnity

Coeur agrees with Bolnisi (in its own right and separately as trustee or nominee for each of Bolnisi’s directors and officers) to indemnify Bolnisi and its directors and officers against any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which Bolnisi or any of its directors or officers suffers, incurs or is liable for arising out of any breach of any of the representations, warranties and undertakings in clause 7.1.

7.3  Bolnisi’s representations, warranties and undertakings

(a) Bolnisi represents and warrants to Coeur and its directors and officers (in its own right and separately as trustee or nominee for each of Coeur’s directors and officers) that:

(1) the execution and delivery of this agreement has been properly authorised by all necessary corporate action of Bolnisi;

(2) Bolnisi has full corporate power and lawful authority to execute and deliver this agreement and to perform or cause to be performed its obligations under this agreement;

(3) this agreement does not conflict with or result in the breach of or default under any provision of Bolnisi’s constitution or any material term or provision of any agreement or any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it is bound;

(4) Bolnisi is validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation;

(5) Bolnisi has good and marketable title in fee simple to all real property, and good and marketable title to all other property, owned by it; and

(6) the books, records and accounts of Bolnisi and its subsidiaries accurately, fairly and reasonably reflect, the transactions in, and dispositions of, the assets of, and the results of operations of, Bolnisi and its subsidiaries;

(7) to the extent applicable, the Board of Directors of Coeur has unanimously determined that the Transaction will not constitute a change of control within the meaning of any compensatory or benefit plan, arrangement or agreement provided or maintained by Coeur or any of its subsidiaries for the benefit of present or former employees, officers, directors or consultants of Coeur or its subsidiaries;

(8) Coeur has taken all action so that the entering into of this agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under Coeur’s rights agreement described in Item 1 of Schedule 2 or enable or require any rights issued pursuant to such agreement to be exercised, distributed or triggered except for such rights to be provided as part of the Scheme Consideration.

(b) Bolnisi undertakes to Coeur and its directors and officers (in its own right and separately as trustee or nominee for each of Coeur’s directors and officers) that:

(1) the Scheme Booklet will not contain any statement which is materially misleading or deceptive, including by way of omission from that statement, save that this undertaking will not apply to the Coeur Information contained in the Scheme Booklet; and

(2) the Bolnisi Information provided to Coeur and to be included in the Scheme Booklet or the Disclosure Document, as applicable, will be provided in good faith and on the understanding that Coeur and its directors and officers will rely on that information in relation to the Scheme Booklet or the Disclosure Document, as applicable, and the proposal and implementation of the Scheme in accordance with the Corporations Act;

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(3) the Bolnisi Information provided to Coeur and to be included in the Disclosure Document, will not contain any statement which is materially misleading or deceptive including by way of omission from that statement; and

(4) it will, as a continuing obligation, provide to Coeur all further or new information which arises after the Disclosure Document has been issued until the date of the Scheme Meeting which is necessary to ensure that there would be no breach of clause 7.3(b)(3) if it applied as at the date on which that information arose.

7.4  Bolnisi’s indemnity

Bolnisi agrees with Coeur (in its own right and separately as trustee or nominee for each of Coeur’s directors and officers) to indemnify Coeur and Coeur Australia and its directors and officers from any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which Coeur or any of its directors or officers suffers, incurs or is liable for arising out of any breach of any of the representations, warranties and indemnities in clause 7.3.

7.5  Coeur Australia’s representations and warranties

(a) Coeur Australia represents and warrants to Bolnisi (in its own right and separately as trustee or nominee for each of Bolnisi’s directors and officers) that:

(1) the execution and delivery of this agreement has been properly authorised by all necessary corporate action of Coeur Australia ;

(2) Coeur has full corporate power and lawful authority to execute, deliver and perform or cause to be performed its obligations under this agreement;

(3) this agreement does not conflict with or result in the breach of or default under Coeur Australia’s articles of incorporation or bylaws or any other material term or provision of any agreement or any writ, order or injunction, judgment, law, rule or regulation to which it is party or by which it is bound;

(4) Coeur Australia is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

(5) Coeur Australia has good and marketable title in fee simple to all real property owned by it, and good and marketable title to all other property owned by it;

(6) the books, records and accounts of Coeur Australia and its subsidiaries accurately, fairly and reasonably reflect, the transactions in, and dispositions of, the assets of, and the results of operations of, Coeur Australia and its subsidiaries.

7.6  Coeur Australia’s indemnity

Coeur Australia agrees with Bolnisi (in its own right and separately as trustee or nominee for each of Bolnisi’s directors and officers) to indemnify Bolnisi and its directors and officers against any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which Bolnisi or any of its directors or officers suffers, incurs or is liable for arising out of any breach of any of the representations and warranties in clause 7.5.

7.7  Coeur Sub’s representations and warranties

(a) Coeur Sub represents and warrants to Bolnisi (in its own right and separately as trustee or nominee for each of Bolnisi’s directors and officers) that:

(1) the execution and delivery of this agreement has been properly authorised by all necessary corporate action of Coeur Sub;

(2) Coeur Sub has full corporate power and lawful authority to execute, deliver and perform or cause to be performed its obligations under this agreement;

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(3) this agreement does not conflict with or result in the breach of or default under Coeur Sub’s articles of incorporation or bylaws or any other material term or provision of any agreement or any writ, order or injunction, judgment, law, rule or regulation to which it is party or by which it is bound;

(4) Coeur Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

(5) Coeur Sub has good and marketable title in fee simple to all real property owned by it, and good and marketable title to all other property owned by it;

(6) the books, records and accounts of Coeur Sub and its subsidiaries accurately, fairly and reasonably reflect, the transactions in, and dispositions of, the assets of, and the results of operations of, Coeur Sub and its subsidiaries.

7.8  Coeur Sub’s indemnity

Coeur Sub agrees with Bolnisi (in its own right and separately as trustee or nominee for each of Bolnisi’s directors and officers) to indemnify Bolnisi and its directors and officers against any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which Bolnisi or any of its directors or officers suffers, incurs or is liable for arising out of any breach of any of the representations and warranties in clause 7.7.

7.9  Survival of representations, warranties and undertakings

Each representation, warranty and undertaking in clauses 7.1, 7.3, 7.5 and 7.7:

(a) is severable;

(b) survives the termination of this agreement; and

(c) is given with the intention that liability under it is not confined to breaches which are discovered before the date of termination of this agreement.

7.10  Survival of indemnities

Each indemnity in this agreement (including those in clauses 7.2, 7.4, 7.6 and 7.8):

(a) is severable;

(b) is a continuing obligation;

(c) constitutes a separate and independent obligation of the party giving the indemnity from any other obligations of that party under this agreement; and

(d) survives the termination of this agreement.

7.11  Release of officers and directors

(a) Subject to the Corporations Act, none of the officers, employees and directors of Bolnisi will be liable for anything done or purported to be done in connection with the Scheme or any transaction contemplated by this agreement (including any breach of it or any of the representations or warranties herein) in good faith, but nothing in this clause shall exclude any liability that may arise from wilful misconduct or bad faith on the part of such a person. Bolnisi receives and holds the benefit of this release, as agent for its directors, officers and employees.

(b) Subject to the Idaho Business Corporation Act, none of the officers, employees and directors of Coeur will be liable for anything done or purported to be done in connection with the Scheme or any transaction contemplated by this agreement (including any breach of it or any of the representations or warranties herein) in good faith, but nothing in this clause shall exclude any liability that may arise from wilful misconduct or bad faith on the part of such a person. Coeur receives and holds the benefit of this release, as agent for its directors, officers and employees.

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8  Due Diligence

8.1  Availability of information

(a) Bolnisi will, and will use its best endeavours to procure that Palmarejo will, during the Due Diligence Period make available promptly to Coeur all information reasonably requested by Coeur in order that Coeur can conduct Due Diligence and will provide access to Coeur and its advisers who reasonably require access to that information for the purposes of the Due Diligence provided that nothing in this clause 8.1 requires Bolnisi to provide to Coeur information:

(i) concerning Bolnisi’s consideration of the Transaction;

(ii) concerning Bolnisi’s assessment of Coeur;

(iii) which the law prohibits Bolnisi from disclosing; or

(iv) which is the subject of confidentiality obligations owed by Bolnisi to third parties.

(b) The Due Diligence will comprise reasonable inquiries, including management interviews and the review of management papers and documents.

8.2  Third party rights

(a) If clause 8.1(a)(iv) applies to particular information, Bolnisi must use reasonable endeavours to obtain any necessary third party consents to enable the information to be disclosed to the other party.

(b) Coeur will give any reasonable undertakings as to confidentiality which are required in order to facilitate the obtaining of consents as contemplated by clause 8.2(a).

8.3  Due diligence termination

Coeur may terminate this agreement by notice in writing to Bolnisi if it becomes aware, prior to the end of the Due Diligence Period of any event or events that would be reasonably likely to give rise to:

(a) a Bolnisi Material Adverse Change; or

(b) a liability or liabilities (including those of a contingent nature) of Bolnisi or any of its subsidiaries of $50 million or more, whether individually or in aggregate,

such notice to be given no later than 5 Business Days after the end of the Due Diligence Period.

9  Due diligence undertaken by Bolnisi

9.1  Bolnisi Due Diligence

The parties acknowledge that Bolnisi has undertaken the Bolnisi Due Diligence.

10  Public announcement

10.1  Announcement of Scheme

As soon as practicable after the execution of this agreement, Bolnisi and Coeur must issue public announcements including a unanimous recommendation by the directors of Bolnisi to Ordinary Shareholders that the Scheme be approved, subject to an independent expert opining that the Scheme is in the best interests of Ordinary Shareholders and there being no superior proposal relating to all Ordinary Shares.

10.2  Public announcement and submissions

(a) Subject to clause 10.3, no public announcement in connection with any Transaction Document or the Scheme may be made other than in a form approved by both parties.

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(b) No submission for any Regulatory Approval under this agreement may be made by one party without reasonable consultation with the other party.

(c) Each party must use all reasonable endeavours to provide the approval and constructively participate in the consultation contemplated by clauses 10.2(a) and (b) as soon as practicable.

10.3  Required disclosure

If a party is required by law, regulatory rule or policy, or the Listing Rules to make any announcement or disclosure relating to matters the subject of a Transaction Document, prior notice must be given to the other party and the party must consult to the fullest extent possible with the other party regarding the form and content of the announcement or disclosure.

11  Confidentiality

11.1  Confidentiality obligations

Subject to clause 11.2, each party:

(a) acknowledges that the Confidential Information is secret, confidential and valuable to the other party;

(b) must not, without the other party’s prior written consent, directly or indirectly, disclose or publish the Confidential Information otherwise than in accordance with the terms of this agreement;

(c) must not at any time use the Confidential Information other than for the purposes of this agreement, and must not permit, assist or allow a third party to use the Confidential Information;

(d) must do all things reasonably necessary to safeguard the confidentiality of the Confidential Information from unauthorised use, access or copying;

(e) may only disclose the Confidential Information to its Related Persons who:

(1) have a specific need to have access to the Confidential Information for the purpose of enabling the party to perform its obligations under this agreement; and

(2) are made aware of the confidential nature of the Confidential Information and the existence and terms of this clause; and

(f) must, on request of the other party, return any Confidential Information provided by that party except for any Confidential Information forming part of the minutes or board records of the party receiving the Confidential Information.

11.2  No breach

(a) A party is not liable for breaching its confidentiality obligations in this agreement if:

(1) it complies with a court order or other legal requirement to disclose any of the Confidential Information;

(2) the Confidential Information is in the public domain other than as a result of a breach of this agreement by the party;

(3) the Confidential Information is rightfully known to or in the possession or control of a party and not subject to an obligation of confidentiality on that party; or

(4) the Confidential Information is independently developed by a party.

(b) Where disclosure is required by court order or other legal requirement, the disclosing party must:

(1) disclose only the minimum Confidential Information required to comply with that requirement; and

(2) give the other party prompt written notice of that disclosure requirement to enable the other party to take appropriate steps to safeguard its interests.

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11.3  Termination of previous confidentiality agreement

Each party agrees that the other party is irrevocably released from all obligations and liabilities owed to the first party under the confidentiality agreement between each of the parties and Palmarejo dated 17 November 2006.

11.4  Survival of obligations

The rights and obligations of the parties under this clause 11 survive termination of this agreement.

12  Exclusivity

12.1  Exclusivity

Subject to the remainder of this clause, during the Exclusivity Period, Bolnisi and Coeur must not, and must ensure that their Representatives do not, except with the prior consent of the other party:

(a) directly or indirectly solicit, encourage, initiate or invite any enquiries, discussions or proposals in relation to, or which may reasonably be expected to lead to, a Third Party Proposal for that party;

(b) initiate or participate in any discussions or negotiations in relation to, or which may reasonably be expected to lead to, a Third Party Proposal for that party; or

(c) communicate to any person an intention to do any of the things referred to in clauses 12.1(a) or (b).

12.2  Notification of approaches

(a) Subject to the remainder of this clause, during the Exclusivity Period, Bolnisi or Coeur must notify the other party if:

(1) it receives:

(A) any approach, inquiry or proposal made to, and any attempt or any intention on the part of any person to initiate or continue any negotiations or discussions with, Bolnisi or Coeur or any of their Representatives with respect to, or that could reasonably be expected to lead to, any Third Party Proposal, whether unsolicited or otherwise;

(B) any request for information relating to Bolnisi or Coeur or any of their subsidiaries or any of its businesses or operations or any request for access to the books or records of Bolnisi or Coeur or any of their subsidiaries, which Bolnisi or Coeur (as applicable) has reasonable grounds to suspect may relate to a current or future Third Party Proposal;

(2) any breach of this clause 12; or

(3) its Representatives provides any information relating to Bolnisi or Coeur (as the case may be) or any of its subsidiaries or any of their businesses or operations to any person in connection with or for the purposes of a current or future Third Party Proposal.

(b) A notice given under this clause 12.2 must be accompanied by all relevant details of the relevant event, including the identity of the person or persons taking any action referred to in clause 12.2(a)(1), and the terms and conditions of any Third Party Proposal or any proposed Third Party Proposal (to the extent known).

(c) Without limiting the obligations under clauses 12.2(a) and (b), Bolnisi or Coeur (as applicable) must give notice of the matters set out in clause (b) at least 48 hours before the Bolnisi Board or Coeur Board (as applicable) recommends acceptance by its shareholders of an offer for their shares under a Third Party Proposal, or otherwise recommends that shareholders approve a Third Party Proposal.

12.3  Equal access to information

Where Bolnisi or Coeur or any of the Representatives provides any information relating to Bolnisi or Coeur any of their subsidiaries or any of its businesses or operations to any person in connection with or for the purposes of

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a current or future Third Party Proposal, it must promptly provide Coeur or Bolnisi a complete copy of that information.

12.4  Normal provision of information

Nothing in this clause 12 prevents a party or its Representatives from:

(a) providing information to its Representatives;

(b) providing information required to be provided by law, a court of competent jurisdiction (whether foreign or Australian) or any Regulatory Authority; or

(c) making presentations to brokers, portfolio investors and analysts in the ordinary and usual course of business.

12.5  Fiduciary carve-out

Clauses 12.1(b), 12.1(c), 12.2(a) and 12.2(b) do not require Bolnisi or Coeur any of their respective directors to do or refrain from doing any thing with respect to a Third Party Proposal (which was not solicited by the party in breach of clause 12.1(a)), provided that the Bolnisi or Coeur Board (as applicable) has determined in good faith and acting reasonably after consultation with its financial advisers and receiving written legal advice from external legal advisers, that failing to respond to such Third Party Proposal would be likely to constitute a breach of the directors’ fiduciary or statutory obligations.

12.6  No current discussions

Each party represents and warrants to the other that, as at the date of this agreement, neither it or any of its Representatives:

(a) is participating, directly or indirectly, in any discussions or negotiations with a third party that concern, or that could reasonably be expected to lead to, a Third Party Proposal; or

(b) is a party to any agreement, arrangement or understanding with a third party in relation to a Third Party Proposal for it or a possible Third Party Proposal that would prevent it entering into this agreement or complying with its obligations under this agreement.

13  Payment of costs

13.1  Background

(a) Each party acknowledges that, if Bolnisi and Coeur enter into this agreement and the Scheme is subsequently not implemented, they will both incur significant costs.

(b) Each party has requested that provision be made for the payments outlined in clauses 13.2 and 13.4, without which they would not have entered into this agreement.

(c) Each party considers that this clause is fair and reasonable and that it is appropriate to agree to the payments referred to in this clause 13 in order to secure the significant benefits to it (and its shareholders) resulting from the Transaction.

13.2  Payment of costs

(a) If this agreement is terminated or the Scheme is not implemented as a result of:

(1) the non-satisfaction of any conditions precedent in clauses 3.1(b), 3.1(h), 3.1(j), 3.1(l) or 3.1(n) provided that, immediately before the termination or, if the agreement has not been terminated, when Court approval was due to be sought, no matter has occurred which would prevent clauses 3.1(a), 3.1(c), 3.1(f), 3.1(g), 3.1(i) or 3.1(k) from being satisfied;

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(2) Bolnisi not using its best endeavours to cause clauses 3.1(b) or 3.1(e) to be satisfied, provided that all other conditions precedent have been or are reasonably likely to be satisfied;

(3) any Bolnisi Board member withdrawing or changing his recommendation or supporting a Third Party Proposal for Bolnisi;

(4) a Third Party Proposal for Bolnisi being announced or made before the Second Court Date and, within 7 months of the date of this agreement, the person making the Third Party Proposal for Bolnisi acquiring voting power of 50% or more in Bolnisi; or

(5) Bolnisi breaching its obligations under clause 12,

Bolnisi must pay to Coeur the Break Fee to compensate Coeur for the costs and disbursements incurred by Coeur and the time invested by the management and board of Coeur.

(b) If this agreement is terminated or the Scheme is not implemented as a result of:

(1) the non-satisfaction of the conditions precedent in clauses 3.1(c), 3.1(g), 3.1(i) 3.1(k), 3.1(m) or 3.1(o) provided that, immediately before the termination or, if the agreement has not been terminated when Court approval was due to be sought, no matter has occurred which would prevent clauses 3.1(a), 3.1(f), 3.1(h), 3.1(j) or 3.1(l) from being satisfied; or

(2) Coeur not using its best endeavours to cause clause 3.1(m) to be satisfied, provided that all other conditions precedent have been or are reasonably likely to be satisfied;

(3) Coeur breaching its obligations under clause 12,

Coeur must pay to Bolnisi the Break Fee to compensate Bolnisi for the costs and disbursements incurred by Bolnisi and the time invested by the management and board of Bolnisi.

(c) Since the loss which would actually be incurred by the parties of the kinds referred to in clauses 13.2(a) to 13.2(b) are of such nature that they cannot accurately be ascertained in advance, the Break Fee has been agreed as a genuine and reasonable pre-estimate of the loss which may be suffered by Bolnisi and Coeur respectively.

(d) Bolnisi must pay Coeur the Break Fee claimed under clause 13.2(a) within 10 Business Days of receipt by Bolnisi of a demand for payment of the Break Fee from Coeur.

(e) Coeur must pay Bolnisi the Break Fee claimed under clause 13.2(b) within 10 Business Days of receipt by Coeur of a demand for payment of the Break Fee from Bolnisi.

13.3  Exceptions

Neither party will have an obligation to pay the Break Fee under clause 13.2(a) or 13.2(b) if:

(a) this agreement is terminated pursuant to clause 8.3; or

(b) the Independent Expert determines in its report that the Scheme is not in the best interests of the Ordinary Shareholders, unless such determination is as a result of a Third Party Proposal for Bolnisi.

13.4  Compliance with law

This clause 13 imposes obligations on Bolnisi only to the extent that the performance of those obligations would not:

(a) involve a breach of the fiduciary duties owed by any Bolnisi director; or

(b) breach an order of the Takeovers Panel; or

(c) otherwise be unlawful or contravene any court or regulatory order.

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13.5  Limitation of liability

Notwithstanding any other provision in this agreement:

(a) a payment under this clause 13 represents the sole and absolute liability of the parties under or in connection with the occurrence of any of the events or circumstances referred to in clauses 13.2(a) to 13.2(b) and no further claims for damages, fees, expenses or reimbursements of any kind will be payable by a party which has paid the Break Fee in connection with the occurrence of any such events or circumstances; and

(b) the sum of the Break Fee represents the maximum liability of each party to the other under or in connection with this agreement, including any breach by it or the representations and warranties herein.

14  Conduct of Court proceedings

(a) Bolnisi and Coeur are entitled to separate representation at all Court proceedings affecting the Transaction.

(b) This agreement does not give Bolnisi or Coeur any right or power to give undertakings to the Court for or on behalf of the other party without that party’s consent.

(c) Bolnisi and Coeur must give all undertakings to the Court in all Court proceedings which are reasonably required to obtain Court approval and confirmation of the Transaction as contemplated by this agreement.

15  Duty, costs and expenses

15.1  Stamp duty

Coeur must:

(a) pay all stamp duties and any fines and penalties with respect to stamp duty in respect of this agreement or the Scheme or the steps to be taken under this agreement or the Scheme; and

(b) indemnify Bolnisi against any liability arising from failure to comply with clause 15.1(a).

15.2  Costs and expenses

Except as otherwise provided in this agreement, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this agreement and the proposed, attempted or actual implementation of this agreement, the Scheme and the Transaction Documents.

16  GST

(a) In this clause 16, a word or expression defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) has the meaning given to it in that Act.

(b) If a party makes a supply under or in connection with this agreement in respect of which GST is payable, the consideration for the supply but for the application of this clause (b) (GST exclusive consideration) is increased by an amount equal to the GST exclusive consideration multiplied by the rate of GST prevailing at the time the supply is made.

(c) If a party must reimburse or indemnify another party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by any input tax credit the other party is entitled to for the loss, cost or expense, and then increased in accordance with clause 16(b).

(d) A party need not make a payment for a taxable supply made under or in connection with this agreement until it receives a tax invoice for the supply to which the payment relates.

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17  General

17.1  No representation or reliance

(a) Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this agreement, except for representations or inducements expressly set out in this agreement.

(b) Each party acknowledges and confirms that it does not enter into this agreement in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this agreement.

(c) Each party acknowledges and confirms that clauses 17.1(a) and (b) do not prejudice any rights a party may have in relation to information which has been filed by the other party with the ASIC, ASX, NYSE, TSX, SEC or Canadian securities regulatory authorities.

17.2  No merger

The rights and obligations of the parties do not merge on completion of the Transaction. They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.

17.3  Consents

Any consent referred to in, or required under, this agreement from any party may not be unreasonably withheld, unless this agreement expressly provides for that consent to be given in that party’s absolute discretion.

17.4  Notices

Any communication under or in connection with this agreement:

(a) must be in writing;

(b) must be addressed as shown below:

Bolnisi

Name:     Peter Nightingale

Address:  Level 8, 261 George Street, Sydney NSW 2000

Fax no:     +61 (2) 9247 3932

Coeur

Name:     Company Secretary

Address:    505 Front Ave, Coeur d’Alene, Idaho 83814

Fax no:     +1 (208) 667 2213

(or as otherwise notified by that party to the other party from time to time);

(c) must be signed by the party making the communication or by a person duly authorised by that party;

(d) must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 17.4(b); and

(e) is regarded as received by the addressee:

(1) if sent by prepaid post, on the third Business Day after the date of posting to an address within Australia, and on the fifth Business Day after the date of posting to an address outside Australia;

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(2) if sent by fax, at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is not a Business Day, or is after 5.00pm on a Business Day, when that communication will be regarded as received at 9.00am on the next Business Day; and

(3) if delivered by hand, on delivery at the address of the addressee as provided in clause 17.4(b), unless delivery is not made on a Business Day, or after 5.00pm on a Business Day, when that communication will be regarded as received at 9.00am on the next Business Day.

17.5  Governing law and jurisdiction

(a) This agreement is governed by the laws of New South Wales.

(b) Each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales and courts competent to hear appeals from those courts.

17.6  Waivers

(a) Failure to exercise or enforce, a delay in exercising or enforcing, or the partial exercise or enforcement of any right, power or remedy provided by law or under this agreement by any party does not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this agreement.

(b) Any waiver or consent given by any party under this agreement is only effective and binding on that party if it is given or confirmed in writing by that party.

(c) No waiver of a breach of any term of this agreement operates as a waiver of another breach of that term or of a breach of any other term of this agreement.

17.7  Variation

This agreement may only be varied by a document signed by or on behalf of each of the parties.

17.8  Assignment

A party may not assign, novate or otherwise transfer any of its rights or obligations under this agreement without the prior written consent of the other party.

17.9  Further action

Each party will do all things and execute all further documents necessary to give full effect to this agreement.

17.10  Entire agreement

This agreement together with any agreement in respect of the Palmarejo Plan supersedes all previous agreements, including (in respect of the obligations owed by the parties to each other) the confidentiality agreement between each of the parties and Palmarejo dated 17 November 2006 in respect of its subject matter and embodies the entire agreement between the parties.

17.11  Counterparts

(a) This agreement may be executed in any number of counterparts.

(b) All counterparts, taken together, constitute one instrument.

(c) A party may execute this agreement by signing any counterpart.

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Schedule 1

Timetable

Date	Action	Comment

3 May 2007	Sign Merger Implementation Agreement
31 May 2007	Draft Scheme Booklet to ASIC (and ASX) and provide notice of first court hearing date to ASIC	ASIC must be given at least 14 days to review the scheme documentation — Corporations Act s411(2).
18 June 2007	First Court hearing to convene scheme meetings and approve Scheme Booklet for dispatch
25 June 2007	Dispatch notice of meeting and Scheme Booklet	Must allow 29 clear days (28 clear days + 1 day per Constitution) after notice of meeting dispatched. We have allowed for additional time given the need to obtain Regulatory Approvals. Meeting date to be brought forward if it is clear, by the time of the first Court hearing, that Regulatory Approvals will be obtained earlier (unlikely).
24 July 2007	Shareholders meeting to approve Scheme
3 August 2007	Second Court hearing
3 August 2007	Announce to ASX intention to lodge Court order on following business day	LR Appendix 7A, item 6
6 August 2007	Lodge Court order approving Scheme with ASIC and announcement made to ASX	Scheme becomes effective on lodgement with ASIC.
6 August 2007	Scheme becomes effective
13 August 2007	Record Date for Scheme participation	Record Date for a scheme is ordinarily 5 business days after the scheme has become effective: LR Appendix 7A, item 6.
20 August 2007	Implementation Date

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Schedule 2

Documents requiring consent

1 Rights Agreement, dated as of May 11, 1999, by and among Coeur D’Alene Mines Corporation and ChaseMellon Shareholder Services, L.L.C., as rights agent

2 Employment Agreement, dated as of September 17, 2002, by and among Coeur d’Alene Mines Corporation and Dennis E. Wheeler

3 1993 Annual Incentive Plan

4 1993 Long-Term Performance Share Plan

5 Contract of Insurance against Inconvertibility; Expropriation; Political Violence, dated as of December 17, 2004, by and among Overseas Private Investment Corporation and Coeur d’Alene Mines Corporation

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Signing page

Executed as a agreement:

Signed by

Coeur d’ Alene Mines Corporation
by

sign here ►	/s/ Dennis E. Wheeler
Chief Executive Officer

print name	Dennis E. Wheeler

Signed by
Bolnisi Gold NL
by

sign here ►	/s/ Norman Seckold
Company Secretary/Director

print name	Norman Seckold

sign here ►	/s/ Kenneth Phillips
Director

print name	Kenneth Phillips

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Signed by
Coeur Sub Two, Inc.
by

sign here ►	/s/ Dennis E. Wheeler
President

print name	Dennis E. Wheeler

Signed by
Coeur d’Alene Mines Australia Pty Ltd
by

sign here ►	/s/ Dennis E. Wheeler
Director

print name	Dennis E. Wheeler

sign here ►	/s/ Mitchell Krebs
Director

print name	Mitchell Krebs

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Annex A-2

Date: 8 June 2007

Amending Agreement
relating to Merger Implementation Agreement
Coeur d’Alene Mines Corporation
Coeur d’Alene Mines Australia Pty Ltd
Coeur Sub Two, Inc
Bolnisi Gold NL

MinterEllison
LAWYERS
AURORA PLACE, 88 PHILLIP STREET,
SYDNEY NSW 2000, DX 117 SYDNEY
TEL: +61 2 9921 8888 FAX: +61 2 9921 8123
www.minterellison.com

A-2-1

Amending Agreement
relating to Merger Implementation Agreement

Details			A-2-3
Agreed terms			A-2-4
1.	Defined terms & interpretation		A-2-4
	1.1	Defined terms	A-2-4
	1.2	Interpretation	A-2-4
2.	Amendments		A-2-4
	2.1	Amendments to MIA	A-2-4
	2.2	Single document	A-2-4
	2.3	Confirmation and acknowledgment	A-2-4
3.	General		A-2-4
	3.1	Governing law and jurisdiction	A-2-4
	3.2	Confidentiality	A-2-4
	3.3	Counterparts	A-2-4
Signing page			A-2-5

A-2-2

Details

Date	June 2007

Parties

Name	Coeur d’Alene Mines Corporation

Short form name	Coeur

Incorporated	Idaho, USA

Notice details	505 Front Avenue Coeur d’Alene Idaho 83814 USA Facsimile: +1 208 667 2213 Attention: Company Secretary

Name	Coeur d’Alene Mines Australia Pty Ltd

Short form name	Coeur Australia

ACN	125 204 775

Notice details	Suite 1003 3 Spring Street Sydney NSW 2000 Facsimile: Attention:

Name	Coeur Sub Two, Inc

Short form name	Coeur Sub Two

Incorporated	Delaware, USA

Notice details	505 Front Avenue Coeur d’Alene Idaho 83814 USA Facsimile: +1 208 667 2213 Attention: Company Secretary

Name	Bolnisi Gold NL

Short form name	Bolnisi

ACN	008 587 086

Notice details	Level 8 261 George Street Sydney NSW 2000 Facsimile: +61 2 9247 3932 Attention: Peter Nightingale

Background

A           The parties entered into the Merger Implementation Agreement (MIA) on 3 May 2007.

B           The parties wish to amend the MIA as set out in this document.

A-2-3

Agreed terms

1.	Defined terms & interpretation

1.1	Defined terms

Capitalised terms used in this agreement and not otherwise defined have the meanings given to them in the MIA.

1.2	Interpretation

Clauses 1.2 and 1.3 of the MIA apply to this document as if set out in full in this clause 1.2.

2.	Amendments

2.1	Amendments to MIA

The parties agree that the MIA is amended as follows: In clause 1.1 in the definition of ‘Due Diligence Period’, replace ‘30’ with ‘44’.

2.2	Single document

The MIA as amended by this document is to be read as a single integrated document incorporating the amendments effected by this document.

2.3	Confirmation and acknowledgment

Each party confirms that the MIA, as amended by clause 2.1, remains in full force and effect.

3.	General

3.1	Governing law and jurisdiction

This agreement is governed by the law of New South Wales, Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia.

3.2	Confidentiality

Clause 11 of the MIA applies to this document as if set out in full in this clause 3.2.

3.3	Counterparts

This document may be executed in counterparts. All executed counterparts constitute one agreement.

A-2-4

Signing page

EXECUTED as an agreement.

Signed for Coeur d’Alene Mines Corporation by
		/s/ Dennis E. Wheeler Signature of officer	◄

Dennis E. Wheeler
Name of officer (print)

President and Chief Executive Officer
Office held

Executed by Coeur d’Alene Mines Australia Pty Ltd

/s/ Dennis E. Wheeler Signature of director	◄	/s/ Mitchell J. Krebs Signature of director	◄
(Please delete as applicable)

Dennis E. Wheeler Name of director (print)		Mitchell J. Krebs Name of director (print)

Signed for Coeur Sub Two, Inc by

		/s/ Dennis E. Wheeler Signature of officer	◄

Dennis E. Wheeler Name of officer (print)

President and Chief Executive Officer Office held

Executed by Bolnisi Gold NL
/s/ Norman A. Seckold Signature of director	◄	/s/ Peter J. Nightingale Signature of director/company secretary	◄
(Please delete as applicable)

Norman A. Seckold Name of director (print)		Peter J. Nightingale Name of director/company secretary (print)

A-2-5

Annex A-3

Agreement

22 June 2007

Project Arizona

Second Amending
Agreement relating to
Merger Implementation
Agreement

MLC Centre Martin Place Sydney NSW 2000 Australia	Telephone +61 2 9225 5000 Facsimile +61 2 9322 4000
GPO Box 4227 Sydney NSW 2001 Australia	www.freehills.com DX 361 Sydney

Sydney Melbourne Perth Brisbane Singapore	Correspondent offices in Hanoi Ho Chi Minh City Jakarta

A-3-1

Parties

Coeur d’Alene Mines Corporation

Coeur d’Alene Mines Australia Pty Ltd

Coeur Sub Two, Inc

Bolnisi Gold NL

A-3-2

Contents

The agreement			A-3-4
Operative part			A-3-6
1	Defined terms and interpretation		A-3-6
	1.1	Defined terms	A-3-6
	1.2	Interpretation	A-3-6
2	Amendments		A-3-6
	2.1	Amendments to MIA	A-3-6
	2.2	Single document	A-3-6
	2.3	Confirmation and acknowledgment	A-3-7
3	General		A-3-7
	3.1	Governing law and jurisdiction	A-3-7
	3.2	Confidentiality	A-3-7
	3.3	Counterparts	A-3-7
Signing page			A-3-8

A-3-3

The agreement

Second Amending Agreement relating to Merger
Implementation Agreement

Date 22 June 2007

Between the parties

Name	Coeur d’Alene Mines Corporation

Short form name	Coeur

Incorporated	Idaho, USA

Notice details	505 Front Avenue Coeur d’Alene Idaho 83814 USA Facsimile: +1 208 667 2213 Attention: Company Secretary

Name	Coeur d’Alene Mines Australia Pty Ltd

Short form name	Coeur Australia

ACN	125 204 775

Notice details	Suite 1003 3 Spring Street Sydney NSW 2000 Attention: Company Secretary

Name	Coeur Sub Two, Inc

Short form name	Coeur Sub Two

Incorporated	Delaware, USA

Notice details	505 Front Avenue Coeur d’Alene Idaho 83814 USA Facsimile: +1 208 667 2213 Attention: Company Secretary

A-3-4

Name	Bolnisi Gold NL

Short form name	Bolnisi

ACN	008 587 086

Notice details	Level 8 261 George Street Sydney NSW 2000 Facsimile: +61 2 9247 3932 Attention: Peter Nightingale

Background	The parties entered into the Merger Implementation Agreement on 3 May 2007 which was amended by an Amending Agreement dated 8 June 2007 (together the MIA).

The parties wish to amend the MIA as set out in this document.

The parties agree	as set out in the Operative part of this agreement, in consideration of, among other things, the mutual promises contained in this agreement.

A-3-5

Operative part

1  Defined terms and interpretation

1.1  Defined terms

Capitalised terms used in this agreement and not otherwise defined have the meanings given to them in the MIA.

1.2  Interpretation

Clauses 1.2 and 1.3 of the MIA apply to this document as if set out in full in this clause 1.2.

2  Amendments

2.1  Amendments to MIA

The parties agree that the MIA is amended as follows:

(1) In clause 1.1 in the definition of ‘Due Diligence Period’, replace ‘44’ with ‘58’.

(2) In clause 8.3 delete the words ‘5 Business Days after the end of the Due Diligence Period’ and replace them with the words:

“3 July 2007, 5pm Idaho (United States of America) time.

For the purpose of this clause 8.3 only, the notice provisions in clause 17.4(e) do not apply and instead the following applies:

Any communication under or in connection with clause 8.3 of this agreement is regarded as received by the addressee:

(a) if sent by fax, at the local time in the State of Idaho which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety; and

(b) if delivered by hand, on delivery at the address of the addressee as provided in clause 17.4(b).”

2.2  Single document

The MIA as amended by this document is to be read as a single integrated document incorporating the amendments effected by this document.

A-3-6

2.3  Confirmation and acknowledgment

Each party confirms that the MIA, as amended by clause 2.1, remains in full force and effect.

3  General

3.1  Governing law and jurisdiction

This agreement is governed by the law of New South Wales, Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia.

3.2  Confidentiality

Clause 11 of the MIA applies to this document as if set out in full in this clause 3.2.

3.3  Counterparts

This document may be executed in counterparts. All executed counterparts constitute one agreement.

A-3-7

Signing page

Executed as an agreement

Signed for Coeur d’Alene Mines Corporation by
		/s/ Dennis E. Wheeler Signature of officer	◄

Dennis E. Wheeler
Name of officer (print)

Chairman, President and Chief Executive Officer
Office held

Executed by Coeur d’Alene Mines Australia Pty Ltd

/s/ Mitchell J. Krebs Signature of director	◄	/s/ Dennis E. Wheeler Signature of director/company secretary	◄
(Please delete as applicable)

Mitchell J. Krebs Name of director (print)		Dennis E. Wheeler Name of director/company secretary (print)

Signed for Coeur Sub Two, Inc by

		/s/ Dennis E. Wheeler Signature of officer	◄

Dennis E. Wheeler Name of officer (print)

Chairman Office held

Executed by Bolnisi Gold NL
/s/ Norman A. Seckold Signature of director	◄	/s/ Peter J. Nightingale Signature of director/company secretary	◄
(Please delete as applicable)

Norman A. Seckold Name of director (print)		Peter J. Nightingale Name of director/company secretary (print)

A-3-8

Annex A-4

Confirmation of agreement to extension of MIA and other consents/amendments

Bolnisi Gold NL	24 September 2007

Level 8	Matter 81181384
261 George Street
SYDNEY NSW 2000

Attention: Peter Nightingale

Dear Sir

Conditional extension to Merger Implementation Agreement and other consents/amendments

This is to confirm our agreement in relation to the Merger Implementation Agreement entered into on 3 May 2007, as follows:

1 Coeur agrees to lodge the proxy statement with the SEC, in the form Coeur provided to Bolnisi on 24 September 2007 within 24 hours of the execution of this letter.

2 Subject to paragraph 4 below, the End Date will be amended to the earlier of:

•	the day 45 days after the date the SEC confirms in writing that it has no further comments on the proxy statement, or if that date is between 22 December 2007 and 3 February 2008 (the Court’s summer recess) to 15 February 2008, and

•	15 February 2008,

(Revised End Date).

3 Subject to paragraph 4 below, clause 6.1(b)(1)(A) is amended by deleting the words “by 16 November 2007”, and the reference in clause 13.2(a)(4) to “within 7 months of the date of this agreement”, is amended to “before the End Date”.

4 There will be no change to the End Date or the clauses referred to in paragraph 3 above if:

(a) within 10 days of filing the proxy statement, the SEC confirms it will not review Coeur’s proxy statement; or

(b) the SEC completes its review and confirms in writing that it has no further comments by 19 October 2007.

5 Coeur consents for the purposes of the definition of “Bolnisi Prescribed Occurrence” to Bolnisi entering into and the drawdown of funds under the Macquarie Bank bridging debt finance facility in the form initialled by the parties for identification on the date of this agreement (Facility), waives any potential breach or non-fulfilment of the Conditions Precedent in clause 3.1(j) constituted by Bolnisi entering into the Facility, and the parties agree that entry into, and the drawdown of funds under, that Facility will not be taken to be a Bolnisi Material Adverse Change or a breach of the Merger Implementation Agreement, provided that Bolnisi must not draw down under the Facility unless and until:

(a) Bolnisi has delivered to Coeur executed extensions of the options granted by each of the persons which granted options over Bolnisi shares to Coeur on 3 May 2007, in the form agreed between Coeur and Bolnisi on 24 September 2007; and

(b) the definitive documentation for the Facility includes a clause to the following effect:

“Bolnisi shall, concurrently with any notice to MBL of any default, pending or possible default, or event or condition which could reasonably be expected to result in such a default, provide a copy of any such notice to Coeur. In addition, MBL shall, concurrently with any notice to Bolnisi of any default, pending or possible default, or event or condition which could reasonably be expected to result in such a default,

A-4-1

provide a copy of any such notice to Coeur. MBL and Bolnisi agree that Coeur has the right, but not the obligation, to cure any such default on behalf of Bolnisi before MBL exercises any default remedies. In the event Coeur does so elect to cure any such default, Coeur will notify MBL and Bolnisi of such election, and MBL will, in exchange for the cure of any such default, assign its rights against Bolnisi in respect of such default to Coeur, and Coeur shall succeed to the interests of MBL in respect of such default.”

6 Bolnisi agrees, upon lodgement of the proxy statement with the SEC, to lodge with the Australian Securities Exchange an announcement in the form attached. Coeur agrees, upon lodgement of the proxy statement with the SEC, to file a current report on Form 8-K with the SEC attaching the announcement in the form attached.

This amendment does not otherwise amend or affect the validity or enforceability of the Merger Implementation Agreement.

Defined terms in this letter have the meaning given to them in the Merger Implementation Agreement, and clause references in this letter are to clauses of the Merger Implementation Agreement.

This letter may be signed in any number of counterparts and by the parties on separate counterparts.

Signed by
Coeur d’ Alene Mines Corporation
by

sign here:	/s/ Mitchell Krebs
Officer

print name  Mitchell Krebs

A-4-2

Signed by
Coeur Sub Two, Inc.
by

sign here:	/s/ Mitchell Krebs
Officer

print name  Mitchell Krebs

Signed by
Coeur d’Alene Mines Australia Pty Ltd
by

sign here:	/s/ Mitchell Krebs
Company Secretary/Director

print name  Mitchell Krebs

sign here:	Director

print name

AGREED

Signed by
Bolnisi Gold NL
by

sign here:	/s/ Peter J. Nightingale
Company Secretary/Director

print name  Peter J. Nightingale

sign here:	/s/ Norman Seckold
Director

print name  Norman Seckold

A-4-3

Annex B-1

Merger Implementation
Agreement
Coeur d’Alene Mines Corporation
and
Palmarejo Silver and Gold Corporation

B-1-1

Contents

The agreement			B-1-4
Operative part			B-1-5
1	Definitions and interpretation		B-1-5
	1.1	Definitions	B-1-5
	1.2	Interpretation	B-1-14
	1.3	Business Day	B-1-14
2	Agreement to proceed with the Transaction		B-1-14
3	Conditions precedent and pre-implementation steps		B-1-14
	3.1	Conditions precedent	B-1-14
	3.2	Inter-conditionality of Plan and Bolnisi Scheme	B-1-16
	3.3	Commercially reasonable endeavours	B-1-16
	3.4	Waiver of conditions precedent	B-1-16
	3.5	Consultation on failure of condition precedent	B-1-16
	3.6	Certain notices	B-1-17
	3.7	Regulatory approval	B-1-17
	3.8	Tax Matters	B-1-17
4	Plan		B-1-18
	4.1	Plan	B-1-18
	4.2	Plan consideration	B-1-18
	4.3	Status of Coeur Shares	B-1-18
	4.4	Withholding Rights	B-1-18
5	Steps for implementation		B-1-19
	5.1	Obligations of both parties	B-1-19
	5.2	Palmarejo’s obligations	B-1-19
	5.3	Coeur’s obligations	B-1-21
	5.4	Disagreement on content of Plan Circular and/or Coeur Proxy Statement	B-1-22
	5.5	Appointment of directors	B-1-22
	5.6	Insurance and Indemnification	B-1-23
6	Termination		B-1-23
	6.1	Termination	B-1-23
	6.2	Effect of termination	B-1-24
	6.3	Breach of representations and warranties	B-1-24
7	Representations, warranties and undertakings		B-1-24
	7.1	Coeur’s representations and warranties	B-1-24
	7.2	Coeur’s indemnity	B-1-24
	7.3	Palmarejo’s representations and warranties	B-1-24
	7.4	Palmarejo’s indemnity	B-1-24
	7.5	Survival of representations, warranties and undertakings	B-1-25
	7.6	Survival of indemnities	B-1-25
8	Palmarejo Information		B-1-25
	8.1	Availability of information	B-1-25
	8.2	Third party rights	B-1-25

B-1-2

Contents

9	Public announcement		B-1-25
	9.1	Announcement of Plan	B-1-25
	9.2	Public announcement and submissions	B-1-26
	9.3	Required disclosure	B-1-26
10	Confidentiality		B-1-26
	10.1	Confidentiality obligations	B-1-26
	10.2	No breach	B-1-26
	10.3	Termination of previous confidentiality agreement	B-1-27
	10.4	Survival of obligations	B-1-27
11	Exclusivity		B-1-27
	11.1	Exclusivity	B-1-27
	11.2	Notification of approaches	B-1-27
	11.3	Equal access to information	B-1-28
	11.4	Normal provision of information	B-1-28
	11.5	Fiduciary carve-out	B-1-28
	11.6	No current discussions	B-1-28
12	Payment of costs		B-1-28
	12.1	Background	B-1-28
	12.2	Payment of costs	B-1-29
	12.3	Compliance with law	B-1-30
	12.4	Limitation of liability	B-1-30
13	Conduct of Court proceedings		B-1-30
14	Costs and expenses		B-1-30
	14.1	Costs and expenses	B-1-30
15	General		B-1-30
	15.1	No representation or reliance	B-1-30
	15.2	No merger	B-1-30
	15.3	Consents	B-1-31
	15.4	Notices	B-1-31
	15.5	Governing law and jurisdiction	B-1-31
	15.6	Waivers	B-1-31
	15.7	Variation	B-1-32
	15.8	Assignment	B-1-32
	15.9	Further action	B-1-32
	15.10	Entire agreement	B-1-32
	15.11	Counterparts	B-1-32
Schedule 1			B-1-33
Schedule 2			B-1-34
Schedule 3			B-1-43
Signing page			B-1-47

B-1-3

The agreement

Implementation agreement for merger by plan of arrangement

Date ► May 3, 2007
Between the parties

Coeur d’Alene Mines Corporation of 505 Front Ave, Coeur d’Alene, Idaho 83814 (Coeur)

Palmarejo Silver and Gold Corporation of 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario M5L 1B9 (Palmarejo)

Background
1 The authorized capital of Palmarejo consists of an unlimited number of common shares (“Palmarejo Shares”) and an unlimited number of preference shares, issuable in series, of which there are 91,085,738 Palmarejo Shares and no preference shares issued and outstanding as fully paid and non-assessable.

2 In addition, there are outstanding warrants to acquire 3,947,368 Palmarejo Shares and outstanding options to acquire 4,215,000 Palmarejo Shares.

3 Coeur proposes to acquire, indirectly through Fairview, all of the Palmarejo Shares pursuant to the Plan as provided for in this agreement.

4 The Board of Directors of Palmarejo, after receiving the Fairness Opinion and the Formal Valuation and legal advice and after considering other factors, has determined unanimously that the Plan is fair to Palmarejo Shareholders (other than Fairview) and that it would be advisable and in the best interests of Palmarejo and the Palmarejo Shareholders for Palmarejo to enter into this agreement, to support and implement the transactions and to recommend that Palmarejo Sharehold ers vote in favour of the Plan.

The parties agree	as set out in the Operative part of this agreement, in consideration of, among other things, the mutual promises contained in this agreement.

B-1-4

Operative part

1  Definitions and interpretation

1.1  Definitions

The meanings of the terms used in this document are set out below.

Term	Meaning

Affiliated Body Corporate	means any corporation related to another pursuant to Section 2(2) of the Corporations Act.

Associates	has the meaning given in the Corporations Act.

Authorized Capital	has the meaning set out in §(c) of Schedule 2.

Bolnisi	Bolnisi Gold NL (ACN 008 587 086), of Level 8, 261 George Street, Sydney NSW 2000.

Break Fee	US$3.07 million.

Business Day	means any day on which the TSXV is open for trading.

Business Personnel	has the meaning set out in §(n)(ii) of Schedule 2.

Canadian Bidco	a wholly owned subsidiary of Fairview to be incorporated in Alberta.

Coeur Board	the board of directors of Coeur.

Coeur Filings	has the meaning set out in §(f) of Schedule 2.

Coeur Group	Coeur and each of its Affiliated Bodies Corporate

Coeur Information	information regarding Coeur and its subsidiaries provided by Coeur to Palmarejo in writing for inclusion in the Plan Circular that is material to the making of a decision by Palmarejo Shareholders whether to vote in favour of the Plan, being information that is within the knowledge of the Coeur Board, to be provided by or on behalf of Coeur to Palmarejo to enable to the Plan Circular to be prepared and completed in compliance with all applicable laws or information that is identified in the Plan Circular as “Coeur Information”.

Coeur Material Adverse Change	matters, events or circumstances other than:

1 those required to be done or procured by Coeur pursuant to this agreement;

2 those which Palmarejo and Coeur agree in writing are not a Coeur Material Adverse Change; or

3 those fairly disclosed by Coeur publicly and in writing to Regulatory Authorities prior to the date of this agreement,

which individually have or are reasonably likely to have, or when aggregated with all other such matters, events or circumstances, have or are reasonably likely to have, a materially adverse impact, namely, a decline of 5% or more in the consolidated net assets of Coeur from the net assets reported in the audited financial statements of Coeur for the financial year ended 31 December 2006.

Coeur Meeting	The meeting or meetings of Coeur Shareholders to consider the Coeur Resolutions.

B-1-5

Term	Meaning

Coeur Prescribed Occurrence	(other than as required by this agreement or the Plan, with the consent of Palmarejo or as fairly disclosed publicly and in writing to Regulatory Authorities prior to the date of this agreement) the occurrence of any of the following:

1 Coeur or a subsidiary of Coeur converting all or any of its shares into a larger or smaller number of shares;

2 Coeur or a subsidiary of Coeur resolving to reduce its share capital in any way or reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares;

3 Coeur or a subsidiary of Coeur:

• entering into a buy-back agreement with its shareholders; or

• resolving to approve the terms of a buy-back agreement with its shareholders;

4 Coeur or a subsidiary of Coeur declaring, paying or distributing any dividend, bonus or other share of its profits or assets;

5 Coeur or a subsidiary of Coeur issuing shares (other than pursuant to the exercise of existing options under its equity compensation plans and the conversion of existing notes), or granting an option over its shares, or agreeing to make such an issue or grant such an option;

6 Coeur or a subsidiary of Coeur issuing or agreeing to issue more than US $200 million in securities convertible into shares or debt securities;

7 Coeur or a subsidiary of Coeur making any change to its articles of incorporation, or bylaws or similar organisational documents;

8 Coeur or a subsidiary of Coeur:

• acquiring or disposing of;

• agreeing to acquire or dispose of; or

• offering, proposing, announcing a bid or tendering for,

any business, assets, entity or undertaking, the value of which exceeds US$200 million, individually or in aggregate, or that otherwise constitutes a Coeur Material Adverse Change;

9 Coeur or a subsidiary of Coeur incurring any indebtedness of debt securities by way of borrowings, loans or advances for amounts in aggregate in excess of US$200 million;

10 Coeur or a subsidiary of Coeur making individually or in aggregate, capital expenditure in excess of US$200 million;

11 Coeur or a subsidiary of Coeur being notified of Material Proceedings against Coeur or a subsidiary of Coeur;

12 Coeur or a subsidiary of Coeur creating, or agreeing to create, any mortgage, charge, lien or other encumbrance over the whole, or a substantial part, of its business or property otherwise than:

B-1-6

Term	Meaning

• in the ordinary course of business, which requires that Coeur not make any acquisitions, disposals or capital expenditure, or incur any indebtedness in excess of US$200 million; and

• a lien or other encumbrance which arises by operation of law or legislation securing an obligation that is not yet due;

13 Coeur or a subsidiary of Coeur commencing any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganisation or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganisation, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors;

14 a commencement against Coeur or a subsidiary of Coeur of any case, proceeding or other action of a nature referred to in subsection 10 above that results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged or unbonded for a period of 60 days;

15 a commencement against Coeur or a subsidiary of Coeur of any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;

16 a receiver, or a receiver and manager, being appointed in relation to the whole, or a substantial part, of the property of Coeur or a Coeur Group member;

17 Coeur ceases or threatens to cease to carry on the business conducted by Coeur and its subsidiaries as at the date of this agreement;

18 Coeur being the subject of a Third Party Proposal that is implemented or is likely to be implemented and which is not reasonably acceptable to Palmarejo; or

19 Coeur or a subsidiary of Coeur being dissolved.

For the purposes of this subclause, a reference to any of the above includes a reference to anything analogous, or having substantially similar effect, in any jurisdiction under or in respect of any existing or future law.

Coeur Proxy Statement	The proxy statement to be dispatched to Coeur Shareholders in accordance with applicable Law in connection with the Coeur Meeting.

B-1-7

Term	Meaning

Coeur Resolutions	The resolutions to be considered by the Coeur Shareholders at the Coeur Meeting to increase the number of authorized shares of common stock of Coeur and to issue such number of Coeur Shares as required to pay the Plan Consideration.

Coeur Share	a share of common stock of Coeur, par value, US$1.00 per share.

Coeur Shareholders	each person who is a holder of record of Coeur Shares.

Confidential Information	all information which:

1 is disclosed to a party (the Recipient) or any of it its Related Persons (whether before or after the date of this agreement) by or on behalf of the other party (the Discloser), or which is acquired directly or indirectly by the Recipient or any of its Related Persons from the Discloser or any adviser engaged by the Discloser;

2 relates directly or indirectly to the Transaction, the Discloser or its Affiliated Bodies Corporate, or the past, existing or future business, operations, administration or strategic plans of the Discloser; and

3 is in oral or visual form, or is recorded or stored in a document (whether printed, electronic or otherwise),

and includes but is not limited to all compilations, analyses, extracts, summaries or other documents prepared by the Recipient or its Related Persons which reflect, utilise or relate to any of the information referred to in paragraphs (1) and (2) of this definition.

Contract	has the meaning set out in §(d) of Schedule 2.

Corporations Act	the Canada Business Corporations Act, as amended.

Court	the Ontario Superior Court of Justice or any other court of competent jurisdiction under the Corporations Act agreed in writing by Coeur and Palmarejo.

CSA	the Canadian securities regulatory authorities.

Disclosure Statement	the statement delivered by Palmarejo to Coeur concurrently with the execution of this agreement.

Effective Date	the date on which the Plan becomes effective in accordance with the Corporations Act and the Final Order.

Effective Time	means the time on the Effective Date when the Plan becomes effective in accordance with its terms.

End Date	the date which is seven months after execution of this agreement.

Excluded Shares	any Palmarejo Shares held by Fairview or its subsidiaries.

Exclusivity Period	the period from and including the date of this agreement to the earlier of:

1 the termination of this agreement in accordance with its terms; and

2 the End Date.

B-1-8

Term	Meaning

Fairness Opinion	means the opinion of Dundee Securities Inc. to the Palmarejo Board to the effect that, as of the date of the opinion, the Plan Consideration is fair to the Plan Shareholders from a financial point of view.

Fairview	Fairview Gold Pty Ltd., currently a wholly-owned subsidiary of Bolnisi that, immediately prior to and following the Effective Time, will be a wholly-owned, indirect subsidiary of Coeur.

Final Order	the final order of the Court approving the Plan, as such order may be amended by the Court at any time before the Effective Date, or if appealed, unless the appeal is withdrawn or denied, as affirmed or amended on appeal.

Formal Valuation	means the formal valuation prepared by Westwind Partners Inc. in accordance with Ontario Securities Commission Rule 61-501 — Insider Bids, Issuer Bids, Business Combination and Related Party Transactions.

GAAP	means, with respect to Palmarejo and its subsidiaries, Canadian generally accepted accounting principles as set forth in the Handbook of the Canadian Institute of Chartered Accountants, as amended from time to time, and, with respect to Coeur and its subsidiaries, United States generally accepted accounting principles.

HSR Act	means the United States, Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Ineligible Overseas Shareholder	a Palmarejo Shareholder whose address as shown in the Palmarejo register of shareholders at the Effective Date is in a jurisdiction other than Canada or the United States, except where Coeur and Palmarejo are reasonably satisfied that the issue of Coeur Shares to the Palmarejo Shareholder is not prohibited, not unduly onerous and not unduly impracticable in that jurisdiction.

Law	means all laws, statutes, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, policies, notices, directions, judgments and other requirements, in each case, of any Regulatory Authority.

Liens	has the meaning set out in §(b) of Schedule 2.

Material Proceedings	initiation of a regulatory inquiry or investigation, prosecution or litigation after the date hereof which is not withdrawn or discontinued within 14 days of proceedings being filed, involving a claim, in the case of Palmarejo, in excess of $46.8 million and in the case of Coeur, in excess of $93.6 million.

NYSE	New York Stock Exchange

Options	means outstanding stock options granted pursuant to the 2005 Stock Option Plan of Palmarejo.

Palmarejo Board	the board of directors of Palmarejo.

Palmarejo Group	Palmarejo and each of its Affiliated Bodies Corporate.

B-1-9

Term	Meaning

Palmarejo Information	Information regarding Palmarejo and its subsidiaries provided by Palmarejo to Coeur in writing for inclusion in any public disclosure materials, being information that is within the knowledge of the Palmarejo Board, to be provided by or on behalf of Palmarejo to Coeur to enable such public disclosure materials to be prepared and completed in compliance with all applicable laws or information that is identified in such documents as “Palmarejo Information”.

Palmarejo Material Adverse Change	matters, events or circumstances other than:

1 those required to be done or procured by Palmarejo pursuant to this agreement;

2 those which Palmarejo and Coeur agree in writing are not a Palmarejo Material Adverse Change; or

3 those fairly disclosed by Palmarejo publicly and in writing to Regulatory Authorities prior to the date of this agreement,

which individually have or are reasonably likely to have, or when aggregated with all other such matters, events or circumstances, have or are reasonably likely to have, a materially adverse impact, namely, a decline of 5% or more in the consolidated net assets of Palmarejo from the net assets reported in the audited financial statements of Palmarejo for the financial year ended 30 June 2006.

Palmarejo Prescribed Occurrence	(other than as required by this agreement or the Plan, with the consent of Coeur or as fairly disclosed publicly and in writing to Regulatory Authorities prior to the date of this agreement) the occurrence of any of the following:

1 Palmarejo or a subsidiary of Palmarejo converting all or any of its shares into a larger or smaller number of shares;

2 Palmarejo or a subsidiary of Palmarejo resolving to reduce its share capital in any way or reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares;

3 Palmarejo or a subsidiary of Palmarejo:

• entering into a buy-back agreement; or

• resolving to approve the terms of a buy-back agreement under the Corporations Act;

4 Palmarejo or a subsidiary of Palmarejo declaring, paying or distributing any dividend, bonus or other share of its profits or assets;

5 Palmarejo or a subsidiary of Palmarejo issuing shares (other than pursuant to the exercise of existing options or existing convertible securities which are exchangeable, exercisable or convertible into Palmarejo Shares), or granting an option over its shares, or agreeing to make such an issue or grant such an option;

6 Palmarejo or a subsidiary of Palmarejo issuing or agreeing to issue, securities convertible into shares or debt securities other than as set out in the Project Plan Description;

B-1-10

Term	Meaning

7 Palmarejo or a subsidiary of Palmarejo making any change to its constating documents;

8 Palmarejo or a subsidiary of Palmarejo:

• acquiring or disposing of;

• agreeing to acquire or dispose of; or

• offering, proposing, announcing a bid or tendering for,

any business, assets, entity or undertaking, the value of which exceeds $46.8 million, individually or in aggregate, or that otherwise constitutes a Palmarejo Material Adverse Change;

9 Palmarejo or a subsidiary of Palmarejo incurring any indebtedness or issuing any indebtedness or debt securities by way of borrowings, loans or advances for amounts in aggregate in excess of $9.36 million other than as set out in the Project Plan Description;

10 Palmarejo or a subsidiary of Palmarejo making, individually or in aggregate, capital expenditure in excess of $9.36 million other than as set out in the Project Plan Description;

11 Palmarejo or a subsidiary of Palmarejo being notified of Material Proceedings against Palmarejo or a subsidiary of Palmarejo;

12 Palmarejo or a subsidiary of Palmarejo creating, or agreeing to create, any mortgage, charge, lien or other encumbrance over the whole, or a substantial part, of its business or property otherwise than:

• as set out in the Project Plan Description; and

• a lien or other encumbrance which arises by operation of law or legislation securing an obligation that is not yet due;

13 Palmarejo or a subsidiary of Palmarejo resolving that it be wound up;

14 a liquidator of Palmarejo or of a subsidiary of Palmarejo being appointed;

15 a court of competent jurisdiction (whether foreign or Canadian) making an order for the winding up of Palmarejo or of a subsidiary of Palmarejo;

16 Palmarejo or a subsidiary of Palmarejo being dissolved;

17 Palmarejo or a subsidiary of Palmarejo executing an agreement of arrangement or amalgamation;

18 a receiver, or a receiver and manager, being appointed in relation to the whole, or a substantial part, of the property of Palmarejo or of a subsidiary of Palmarejo; or

19 Palmarejo ceases or threatens to cease to carry on business conducted by Palmarejo and its subsidiaries as at the date of this agreement.

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Term	Meaning

For the purposes of this subclause, a reference to any of the above includes a reference to anything analogous, or having substantially similar effect, in any jurisdiction under or in respect of any existing or future law.

Palmarejo Shares	the common shares of Palmarejo.

Palmarejo Shareholders	each person who is registered as the holder of Palmarejo Shares.

Permits	has the meaning set out in §(d) of Schedule 2.

Plan	the plan of arrangement under Section 192 of the Corporations Act in respect of all the Plan Shares in substantially the form of Annexure 1 with such amendments as Palmarejo and Coeur may agree.

Plan Circular	the notice of the Plan Meeting and accompanying Palmarejo management information circular, including all schedules, appendices and exhibits, to be sent to the Palmarejo Shareholders in connection with the Plan Meeting, as amended, supplemented or otherwise modified to be approved by the Court and despatched to Palmarejo Shareholders in accordance with applicable Law.

Plan Consideration	the consideration to be provided indirectly by Coeur to Plan Shareholders for the transfer to Canadian Bidco of each Plan Share in accordance with the Plan, being:

• $0.004 in cash; and

• 2.715 Coeur Shares.

Plan Meeting	the meeting or meetings of Palmarejo Shareholders to consider the Plan, pursuant to the Corporations Act.

Plan Shareholders	Palmarejo Shareholders, other than holders of Excluded Shares, as at the Effective Date.

Plan Shares	the Palmarejo Shares on issue at the Effective Date, other than the Excluded Shares.

Project Plan Description	the development plan in respect of the Palmarejo project set out in Annexure 2.

Properties	the properties described in the Public Disclosure Documents.

Public Disclosure Documents	has the meaning set out in §(e) of Schedule 2.

Regulatory Approvals	has the meaning given to that term in clause 3.1(a).

Regulatory Authority	means a Canadian or foreign government or a governmental, semi-governmental, administrative, fiscal, legislative, executive or judicial body, authority, department, commission, authority, tribunal, agency, entity or office or any minister of the Crown or any state or a delegate of any government. It includes a self-regulatory organisation established under statute or a stock exchange, the TSX, the TSXV, the CSA, the NYSE and the SEC.

Related Persons	in relation to a party, its subsidiaries, directors, officers, employees, contractors, representatives, agents, advisers, financiers and any person who has an agreement or understanding with the party in relation to the Transaction.

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Term	Meaning

Representative	in relation to a party:

1 each of the party’s subsidiaries; and

2 each of the directors, officers, employees and advisers of the party or of any of its subsidiaries.

SEC	United States Securities and Exchange Commission.

subsidiary	has the meaning given to it in the Corporations Act. For the avoidance of doubt, in this agreement, subsidiaries of Palmarejo include each of Ocampo Resources, Inc., Ocampo Services, Inc. and Planet Gold, S.A. de C.V.

third party	any person or entity (including a Regulatory Authority) other than a Palmarejo Group member or a Coeur Group member.

Third Party Proposal	in relation to a party, any expression of interest, proposal or offer in relation to a bid, Plan, joint venture, dual listed company structure, purchase of a main undertaking, share issue or other similar reorganisation (other than as contemplated by this agreement) by any person or persons under which:

1 a person (together with the person’s Associates) may acquire an interest in more than 10% of one or more classes of securities of the party;

2 a person may acquire voting control of more than 10% in the party;

3 a person may acquire, directly or indirectly any interest (including legal, equitable or economic) in all or a material part of the business or assets (on a consolidated basis) of the party; or

4 a person may otherwise merge or amalgamate with the party.

For the purposes of paragraph (3), the acquisition of an interest in a part of the business or assets (on a consolidated basis) of a party will be material if:

(a) the relevant business or businesses contribute 10% or more of the consolidated net profit after tax of the party; or

(b) The assets represent 5% or more of the total consolidated assets of the party.

Timetable	the timetable set out in Schedule 1 or such other timetable as may be agreed in writing by the parties.

Transaction	the acquisition by Canadian Bidco of all the Plan Shares through implementation of the Plan in accordance with the terms of this agreement and in accordance with applicable Law.

TSX	Toronto Stock Exchange

TSXV	TSX Venture Exchange

Warrants	means outstanding warrants issued pursuant to the warrant indenture dated April 19, 2006 between Palmarejo and Olympia Trust Company.

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1.2  Interpretation

In this agreement, headings are for convenience only and do not affect interpretation and, unless the context requires otherwise:

(a) words importing the singular include the plural and vice versa;

(b) words importing a gender include any gender;

(c) other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(d) a reference to a person includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture, a partnership, a trust and any Regulatory Authority;

(e) a reference to a clause, party, attachment, exhibit or schedule is a reference to a clause of, and a party, attachment, exhibit and schedule to this agreement, and a reference to this agreement includes any attachment, exhibit and schedule;

(f) a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations ordinances or by laws amending, consolidating or replacing it, whether passed by the same or another Regulatory Authority with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(g) a reference to any document (including this agreement) is to that document as varied, amended or restated, novated, ratified or replaced from time to time;

(h) the word “includes” in any form is not a word of limitation;

(i) a reference to “$” or “dollar” is to Canadian currency;

(j) a reference to any time is a reference to that time in Toronto, Ontario; and;

(k) a term defined in or for the purposes of the Corporations Act has the same meaning when used in this agreement.

1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2	Agreement to proceed with the Transaction

The parties agree to implement, the Transaction in accordance with and subject to the terms of this agreement.

3	Conditions precedent and pre-implementation steps

3.1	Conditions precedent

Subject to this clause 3, the obligations of the parties under clause 4 are subject to the satisfaction of each of the following conditions precedent to the extent and in the manner set out in clauses 3.4 and 3.5.

(a) Regulatory Approvals:  Subject to clause 3.7:

(1) TSX, TSXV, NYSE, SEC and the CSA issue or provide any consents or approvals or do other acts necessary to implement the Transactions; and

(2) all applicable waiting periods under the HSR Act and any other applicable antitrust legislation in Canada, the United States or in any other country shall have expired or been otherwise terminated in respect of this Plan;

(together Regulatory Approvals) before the Effective Date.

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(b) Shareholder approval:  the Plan at the Plan Meeting (or any adjournment or postponement of it at which the Plan is voted on) receive the necessary approvals under the Corporations Act and in accordance with applicable Law.

(c) Listing of Coeur Shares:  permission for listing of Coeur Shares on the TSX and NYSE to be issued as part of the Plan Consideration, being granted by 8.00 am on the Effective Date (any such approval may be subject to customary conditions and to the Plan becoming Effective).

(d) Court approval:  The Court approves the Plan in accordance with the Corporations Act either unconditionally or on conditions that are customary or usual.

(e) Restraints:  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the Transaction is in effect at the Effective Time.

(f) Coeur Material Adverse Change:  No Coeur Material Adverse Change has occurred after the date hereof and is continuing at the Effective Time.

(g) Palmarejo Material Adverse Change:  No Palmarejo Material Adverse Change has occurred after the date hereof and is continuing at the Effective Time.

(h) Coeur Prescribed Occurrence:  No Coeur Prescribed Occurrence has occurred after that date hereof and prior to the Effective Time.

(i) Palmarejo Prescribed Occurrence:  No Palmarejo Prescribed Occurrence has occurred after the date hereof and prior to the Effective Time.

(j) Coeur representations:  No representation given by Coeur under clause 7.1 has become materially incorrect at the Effective Time.

(k) Palmarejo representations:  No representation given by Palmarejo under clause 7.3 has become materially incorrect at the Effective Time.

(l) Coeur Shareholder approval:  Before the Plan Meeting, the Coeur Shareholders shall have passed the Coeur Resolutions at the Coeur Meeting by the requisite majorities under applicable Law and the rules and regulations of the NYSE and the TSX.

(m) Continuous disclosure by Palmarejo:  Between the date of this agreement and the Effective Time, Coeur does not become aware of any matter, event, action or circumstance:

(1) that would be a Palmarejo Material Adverse Change;

(2) in respect of which Palmarejo has not complied with its continuous disclosure obligations under applicable Law at any time; and

(3) which was not previously disclosed to Coeur.

(n) Continuous disclosure by Coeur:  Between the date of this agreement and the Effective Date, Palmarejo does not become aware of any matter, event, action or circumstance:

(1) that would be a Coeur Material Adverse Change;

(2) in respect of which Coeur has not complied with its continuous disclosure obligations under applicable Law at any time; and

(3) which was not previously disclosed to Palmarejo.

(o) Palmarejo Directors’ recommendation:  Between the date of this agreement and the Plan Meeting, no director of Palmarejo changes or withdraws his recommendation to Palmarejo Shareholders to vote in favour of the Plan.

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(p) Coeur Directors’ recommendation:  Between the date of this agreement and the Coeur Meeting, the Coeur Board shall not change or withdraw its recommendation to Coeur Shareholders to vote in favour of the Coeur Resolutions.

(q) Approvals and consents:  any required licences, approvals, waivers, consents, permits, orders, business conditions or change of control consents in relation to the Plan are obtained or the expiry of all applicable waiting periods.

(r) Dissent rights:  the aggregate number of Palmarejo Shares in respect of which dissent rights shall have been properly exercised in connection with the Plan shall not exceed 10% of the outstanding Palmarejo Shares.

3.2	Inter-conditionality of Plan and Bolnisi Scheme

The parties acknowledge and agree that the Plan will be subject to and conditional upon the proposed scheme of arrangement involving Bolnisi becoming effective under Australian law.

3.3	Commercially reasonable endeavours

Palmarejo and Coeur must each use all commercially reasonable endeavours to procure that:

(a) each of the conditions precedent in clause 3.1 is satisfied as soon as practicable after the date of this agreement;

(b) there is no occurrence within the control of Palmarejo or Coeur or their subsidiaries that would prevent the conditions precedent in clause 3.1 being satisfied (as the context requires); and

(c) each of Palmarejo and Coeur give a certificate to the other at the Effective Time evidencing which conditions precedent in clause 3.1 have been satisfied or waived.

A draft of such certificate shall be provided by each party to the other party by 5:00 p.m. on the Business Day prior to the Effective Date.

3.4	Waiver of conditions precedent

(a) The conditions precedent in clauses 3.1(g), 3.1(i), 3.1(k), 3.1(m), 3.1(o) and 3.1(r) may only be waived by Coeur in writing.

(b) The conditions precedent in clauses 3.1(f), 3.1(h), 3.1(j), 3.1(n) and 3.1(p) may only be waived by Palmarejo in writing.

(c) The conditions precedent in clauses 3.1(q) and 3.2 are for the benefit of each party and any breach or non-fulfilment of any of those conditions precedent may only be waived by agreement in writing between the parties.

(d) The conditions precedent in clauses 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e) and 3.1(l) cannot be waived.

(e) If under this clause, a party waives the breach or non-fulfilment of any of the conditions precedent in clause 3.1, that waiver does not prevent it from suing the other party for any breach of this agreement that resulted in the breach or non-fulfilment of the condition precedent.

3.5	Consultation on failure of condition precedent

(a) Consultation:  If:

(1) any event occurs which would prevent any of the conditions precedent in clause 3.1 or 3.2 being satisfied, or there is an occurrence that is reasonably likely to prevent the condition precedent being satisfied by the date specified in this agreement for its satisfaction; or

(2) the Plan has not become Effective by the End Date,

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the parties agree to use all commercially reasonable efforts to co-operate and to take all actions proper and advisable under applicable Law to consummate the Transaction on the terms consistent with this agreement.

(b) Termination:  If the parties are unable to reach agreement under clause 3.5(a) within 5 Business Days of becoming aware of the relevant occurrence or relevant date or by the End Date, then unless that condition precedent is waived as provided in clause 3.4, either party may terminate this agreement without, except as otherwise provided in this agreement, any liability to the other party because of that termination, unless the relevant occurrence or the failure of the condition precedent to be satisfied, or of the Plan to become Effective, arises out of a breach by the terminating party of clause 5 or this clause 3.

3.6	Certain notices

(a) Notice of failure of condition precedent:

(1) If, before the time specified for satisfaction of a condition precedent, any event that will prevent that condition precedent being satisfied occurs, the party with knowledge of that event must immediately give the other party written notice of that event.

(2) If the notice in clause 3.6(a)(1), relates to a condition precedent in clauses 3.1(g), 3.1(i), 3.1(k), 3.1(m) or 3.1(o), Coeur must give written notice to Palmarejo as soon as possible (and in any event no later than 5 Business Days) after giving or receiving notice of the relevant event, as to whether or not it waives the breach or non-fulfilment of any condition precedent resulting from the occurrence of that event, specifying the condition in question.

(3) If the notice in clause 3.6(a)(1) relates to a condition precedent in clauses 3.1(f), 3.1(h)or 3.1(j), 3.1(n) or 3.1(p) Palmarejo must give written notice to Coeur as soon as possible (and in any event no later than 5 Business Days) after giving or receiving notice of the relevant event, as to whether or not it waives the breach or non-fulfilment of any condition precedent resulting from the occurrence of that event, specifying the condition in question.

(b) Waiver:  A waiver of a breach or non-fulfilment in respect of one condition precedent does not constitute:

(1) a waiver of breach or non-fulfilment of any other condition precedent resulting from the same event; or

(2) a waiver of breach or non-fulfilment of that condition precedent resulting from any other event.

(c) Notice of changes:  Palmarejo and Coeur must promptly advise each other orally and in writing of any change or event causing, or which, so far as can reasonably be foreseen, would cause:

(1) a representation or warranty provided in this agreement to be false;

(2) a breach or non-fulfilment of any of the conditions precedent; or

(3) a material breach of this agreement.

3.7	Regulatory approval

For the purposes of clause 3.1(a), a Regulatory Approval will be regarded as having been obtained, even though a condition has been attached to that Regulatory Approval, if the parties agree in writing to treat the approval as having been obtained.

3.8	Tax Matters

The parties intend that the Transaction shall constitute a qualified stock purchase within the meaning of section 338 of the Internal Revenue Code of 1986, as amended.

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4	Plan

4.1	Plan

Palmarejo covenants to pursue the Plan, under which all of the Palmarejo Shares (other than the Excluded Shares) will be transferred to Canadian Bidco in consideration for the Plan Consideration and otherwise in accordance with the Plan, and under which holders of Warrants and Options will, in accordance with their terms, be entitled to receive upon the exercise of such securities, in lieu of each Palmarejo Share to which such holders would have been entitled upon such exercise, the Plan Consideration.

4.2	Plan consideration

(a) Subject to this clause 4.2, Coeur covenants to Palmarejo that in consideration of the transfer to Canadian Bidco of each Plan Share under the terms of the Plan, Coeur will cause Canadian Bidco to accept such transfer and provide the Plan Consideration to the Plan Shareholders in accordance with the terms of the Plan.

(b) Subject to customary provisions which address share splitting or division in an attempt to obtain advantage by reference to rounding, any fractional entitlement of a Palmarejo Shareholder to a Coeur Share as part of the Plan Consideration will be rounded up in the case of any entitlement to half or more of a Coeur Share or otherwise rounded up or down to the nearest whole number of Coeur Shares. Any fractional entitlement of a Palmarejo Shareholder to a cent will be rounded up in the case of any entitlement to half of a cent or otherwise rounded up or down to the nearest cent; provided that if a Palmarejo Shareholder is entitled to less than one cent, such Palmarejo Shareholder shall be entitled to receive one cent.

(c) Where a Palmarejo Shareholder is an Ineligible Overseas Shareholder in relation to the issue of Coeur Shares, the number of Coeur Shares to which the Palmarejo Shareholder would otherwise be entitled under the Plan will be issued to a nominee appointed by agreement between Palmarejo and Coeur who will sell those Coeur Shares as soon as practicable and in any event not more than 28 days after the Effective Date (at the risk of that Ineligible Overseas Shareholder) and remit to Palmarejo the proceeds received, after deducting any applicable brokerage, costs, taxes and charges, to that Ineligible Overseas Shareholder in full satisfaction of that Ineligible Overseas Shareholder’s rights in relation to Coeur Shares under the Plan.

4.3	Status of Coeur Shares

The Coeur Shares to be issued by Coeur as part of the Plan Consideration will rank pari passu with all existing Coeur Shares then outstanding and will be fully-paid and issued free from any mortgage, charge, lien, encumbrance or other security interest.

The Coeur Shares will be issued pursuant to an exemption from the prospectus requirements of Canadian securities Law and from the registration requirements provided by Section 3(a)(10) of the United States Securities Act of 1933, as amended (the “1933 Act”). In the event that the exemption from registration under Section 3(a)(10) of the 1933 Act is not available for any reason to exempt the issuance of the Coeur Shares in accordance with the Plan from the registration requirements of the 1933 Act, then Coeur shall take all necessary action to file a registration statement on Form S-4 (or on such other form that may be available to Coeur) in order to register such Coeur Shares and shall use all commercially reasonable efforts to cause such registration statement to become effective at or prior to the Effective Date. Palmarejo acknowledges that the Coeur Shares issued to “affiliates” (as defined under Rule 144 of the 1993 Act) of Palmarejo may be resold in the manner permitted under Rules 145(c) and (d) and Regulation S of the 1933 Act.

4.4	Withholding Rights

Coeur and Palmarejo shall each be entitled to deduct and withhold from any Plan Consideration otherwise payable pursuant to the terms of this agreement and the Plan such amounts as it is required or permitted to deduct and withhold with respect to such payment under the tax Laws of any jurisdiction in accordance with the Plan.

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5	Steps for implementation

5.1	Obligations of both parties

Without limiting the general nature of clauses 3.1 to 3.5, each party covenants to:

(a) Regulatory Approvals:

(1) promptly apply for all relevant Regulatory Approvals specified in clause 3.1(a) and provide to the other a copy of all those applications;

(2) take all steps it is responsible for as part of the approval process, including responding to requests for information at the earliest practicable time and taking or agreeing to take any action or agreeing to any limitation; and

(3) provide the other party with all information reasonably requested in connection with the applications for Regulatory Approval,

but neither party is required to take any action which would require the divestiture of material assets of Palmarejo or Coeur and their subsidiaries.

(b) Timing:  consult with each other regularly in relation to:

(1) the schedule for performing their respective obligations within the overall framework set by the Timetable; and

(2) the need to adjust the Timetable.

(c) Warrants and Options:

(1) negotiate in good faith and use all commercially reasonable efforts to implement arrangements to afford holders of Options and Warrants the benefits similar to those to which they are currently entitled in a manner that would be tax-efficient for all the holders thereof and no less beneficial to Coeur and Palmarejo from a tax perspective or otherwise, provided that the implementation of such arrangements does not result in incremental costs to Coeur (other than professional fees and similar costs associated with the implementation of the arrangements) or delay the Transaction, and provided further that the Options and Warrants will not represent a right to receive shares in the capital of Palmarejo after consummation of the Transaction; and

(2) negotiate in good faith to determine the manner in which to ensure that the Coeur Shares issuable upon exercise of the Options and Warrants are not “restricted” securities, as defined under Rule 144 of the 1933 Act and comparable Canadian securities laws; but subject to the restrictions imposed by Rule 145 of the 1933 Act.

5.2	Palmarejo’s obligations

Palmarejo covenants to execute all documents and do all acts and things within its power as may be necessary or desirable for the implementation and performance of the Plan on a basis consistent with this agreement, substantially in accordance with the Timetable, and in particular, but not limited to the foregoing, Palmarejo covenants to:

(a) Recommendation of the Plan:  state when the Transaction is announced that, as of that date (i) the Special Committee of Palmarejo, after consultation with its financial and legal advisors, has unanimously recommended that the Palmarejo Board approve the Transaction and recommend that Palmarejo Shareholders vote in favour of the Plan, and (ii) as of that date, the Palmarejo Board, after consultation with its financial and legal advisors, has determined unanimously that the Transaction is fair from a financial point of view to the Plan Shareholders and is in the best interests of Palmarejo and has resolved unanimously to recommend to the Palmarejo Shareholders that they vote their Palmarejo Shares in favour of the Plan;

(b) Preparation of Plan Circular:  as soon as reasonably practicable after the date of this agreement, prepare the Plan Circular in accordance with all applicable Law (and in particular with the Corporations Act),

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in consultation with Coeur as to the content and presentation of the Plan Circular. This consultation must include obtaining Coeur’s consent, acting reasonably, to the inclusion of the Coeur Information, and is subject to clause 5.4.

(c) Palmarejo to provide Plan Circular:  as soon as reasonably practicable after Palmarejo has completed the preparation of the final form of the Plan Circular, forward a copy to Coeur.

(d) Palmarejo Information:  prepare and provide to Coeur in reasonable time the Palmarejo Information for inclusion in the Coeur Proxy Statement, updated by all such further or new information which may arise after the Coeur Proxy Statement has been dispatched until the date of the Coeur Meeting which is necessary to ensure that the Palmarejo Information is not misleading or deceptive in any material respect (whether by omission or otherwise) and otherwise complies with applicable Law.

(e) Meeting of directors of Palmarejo:  as soon as reasonably practicable after preparation of the final form of the Plan Circular, convene a meeting of the Palmarejo Board (or a sub-committee of it) for the purpose of approving the Plan Circular and the mailing thereof.

(f) Court direction:  apply to the Court for an interim order providing for, among other things, (i) the persons to whom notice is to be provided in respect of the Plan and the Plan Meeting and the manner in which such notice is to be provided, (ii) subject to approval of the Court, the requisite approval for the resolution approving the Plan shall be 66 2/3% of the votes cast on that resolution by Palmarejo Shareholders present in person or represented by proxy at the Plan Meeting and a majority of the votes cast on that resolution by Plan Shareholders present in person or represented by proxy at the Plan Meeting, (iii) for the grant of dissent rights on the terms provided in clause 3.1 of the Plan, and (iv) for the notice requirements with respect to the presentation of the application to the Court for a Final Order.

(g) Plan Meeting:  convene the Plan Meeting to approve the Plan.

(h) Palmarejo Shareholder approval:  recommend and seek the required approvals of Palmarejo Shareholders for the Plan.

(i) Court approval:  apply to the Court for the Final Order.

(j) Articles of Arrangement:  provided the Final Order is approved, file articles of arrangement and such other documents as may be required under the Corporations Act to give effect to the Plan.

(k) Access to information:  provide to Coeur and its authorised representatives reasonable access to employees, offices and other facilities, and to the books and records, of Palmarejo and its subsidiaries for the purpose of implementing the Transaction.

(l) Palmarejo Prescribed Occurrence:  between the date of this agreement and Effective Time, ensure, to the extent that it is within Palmarejo’s control, that a Palmarejo Prescribed Occurrence does not occur.

(m) Conduct of business:  from the date of this agreement up to and including the Effective Date, conduct, and ensure that each of its subsidiaries conducts, their respective businesses in the ordinary and proper course of business consistent with past practice, which will be limited in all material respects to the operation of the matters set out in the Project Plan Description, and make all reasonable efforts to:

(1) keep available the services of their officers and employees; and

(2) preserve their relationships with customers, suppliers, licensors, licensees and others having business dealings with Palmarejo and any subsidiary of Palmarejo.

(n) Consultation:  during the period from the date of this agreement to the Effective Date:

(1) promptly provide to Coeur a copy of the Palmarejo share register as requested by Coeur from time to time; and

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(2) hold regular meetings at the request of Coeur between representatives of Palmarejo and Coeur to discuss material matters relating to Palmarejo and its subsidiaries including, without limitation:

(i) business performance (including updates as to any material variances in relation to forecasts);

(ii) issues relating to or arising from any matter set out in Project Plan Description;

(iii) key personnel issues;

(iv) risk management and compliance;

(v) major business developments;

(vi) exploration or resource estimate updates;

(vii) environmental and permit matters; and

(viii) community relations.

(o) Release of third party obligations:  ensure, and use its best efforts to procure that Palmarejo and its subsidiaries ensure, that no third parties are released from any obligations (including but not limited to any standstill obligations) contained in any confidentiality agreement(s) between Palmarejo or any of its subsidiaries and such third parties and that Palmarejo and its subsidiaries shall use all reasonable endeavours to enforce their rights against third parties under such agreements.

(p) Assistance:  provide any assistance or information reasonably requested by Coeur in connection with the preparation of any document required in order to facilitate the Plan and any reorganization or other transaction involving Palmarejo and/or any of its subsidiaries that Coeur may choose to implement on or after the Effective Time.

(q) Review of Coeur Proxy Statement:  as soon as practicable after delivery, review the drafts of the Coeur Proxy Statement prepared by Coeur and provide comments in good faith.

5.3	Coeur’s obligations

Coeur covenants to execute all documents and do all acts and things within its power as may be necessary or desirable for the implementation and performance of the Plan on a basis consistent with this agreement, substantially in accordance with the Timetable, and in particular Coeur must:

(a) Recommendation of the Plan:  state when the Transaction is announced that, as of that date the Coeur Board, after consultation with its financial and legal advisors, has unanimously approved the Transaction and recommends that Coeur Shareholders vote in favour of the Coeur Resolutions.

(b) Preparation of Coeur Proxy Statement:  as soon as reasonably practicable after the date of this agreement, prepare the Coeur Proxy Statement in accordance with all applicable Law, in consultation with Palmarejo as to the content and presentation of the Coeur Proxy Statement. This consultation must include obtaining Palmarejo’s consent, acting reasonably, to the inclusion of the Palmarejo Information, and is subject to clause 5.4.

(c) Coeur to provide Coeur Proxy Statement:  as soon as reasonably practicable after Coeur has completed the preparation of the final form of the Coeur Proxy Statement, forward a copy to Palmarejo.

(d) Coeur Meeting:  convene the Coeur Meeting to approve the Coeur Resolutions.

(e) Coeur Shareholder approval:  recommend and seek the required approval of Coeur Shareholders for the Coeur Resolutions.

(f) Coeur Information:  prepare and provide to Palmarejo in reasonable time the Coeur Information for inclusion in the Plan Circular, updated by all such further or new information which may arise after the Plan Circular has been dispatched until the date of the Plan Meeting which is necessary to ensure that the Coeur

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Information is not misleading or deceptive in any material respect (whether by omission or otherwise) and otherwise complies with applicable Law.

(g) Assistance:  provide any assistance or information reasonably requested by Palmarejo in connection with the preparation of the Plan Circular and any other document to be sent to Palmarejo Shareholders in order to facilitate shareholder approval of the Plan.

(h) Meeting of directors of Coeur:  as soon as reasonably practicable after the preparation of the final form of the Plan Circular, convene a meeting of the Coeur Board (or a sub-committee of it) for the purpose of approving those sections that comprise the Coeur Information.

(i) Listing of Coeur Shares:  use all commercially reasonable endeavours to procure that the Coeur Shares to be issued as part of the Plan Consideration are approved for listing on the TSX and NYSE, subject to the condition that the shares are issued, with effect from the Business Day following the Effective Date.

(j) Access to information:  provide to Palmarejo and its authorised representatives reasonable access to employees, offices and other facilities, and to the books and records, of Coeur and its subsidiaries for the purpose of implementing the Transaction.

(k) Coeur Prescribed Occurrence:  between the date of this agreement and the Effective Time, ensure to the extent that it is within Coeur’s control, that a Coeur Prescribed Occurrence does not occur.

(l) Conduct of business:  from the date of this agreement up to and including the Effective Date, conduct, and ensure that each of its subsidiaries conducts, their respective businesses in the ordinary and proper course of business, which requires that Coeur does not make any acquisitions, disposals or capital expenditure or incur any indebtedness, in excess of US$200 million, and make all reasonable efforts to:

(1) keep available the services of their officers and employees; and

(2) preserve their relationships with customers, suppliers, licensors, licensees and others having business dealings with Coeur and any subsidiary of Coeur.

(m) Review of Plan Circular:  as soon as reasonably practicable after delivery, review the drafts of the Plan Circular prepared by Palmarejo and provide comments in good faith.

(n) Plan Consideration:  if the Plan becomes effective, cause the payment of the Plan Consideration in the manner and amount contemplated by clause 4 on the Effective Date.

5.4	Disagreement on content of Plan Circular and/or Coeur Proxy Statement

If the parties disagree on the form or content of the Plan Circular or Coeur Proxy Statement (as applicable):

(a) they will consult in good faith to try to settle an agreed form of the Plan Circular or Coeur Proxy Statement (as applicable); and

(b) failing agreement within 5 Business Days, the dispute will be referred to the chair of the Special Committee of Palmarejo and the chief executive officer of Coeur. If within 5 Business Days of such referral there is still no agreement between the parties, Palmarejo will determine the final form and content of the Plan Circular and Coeur will determine the final form and content of the Coeur Proxy Statement.

5.5	Appointment of directors

On the Effective Date, and from time to time thereafter, Coeur shall be entitled to designate the persons comprising the Palmarejo Board, and any committees thereof, and Palmarejo covenants to cooperate with Coeur, subject to applicable Laws, and to exercise all commercially reasonable efforts to obtain the resignation of any then incumbent directors effective on the Effective Date and facilitate Coeur’s designees to be appointed to the Palmarejo Board.

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5.6	Insurance and Indemnification

For the period from the Effective Time until six years after the Effective Date, Coeur will cause to be maintained for the benefit of directors and officers of Palmarejo at or prior to the Effective Date, directors’ and officers’ insurance covering claims made prior to or within six years after the Effective Date on terms not materially less favourable to those directors and officers as the policy maintained at the date of this agreement by Palmarejo; provided that neither Coeur nor Palmarejo will be required, in order to maintain such insurance, to pay an annual premium in excess of 250% of the existing policies on the date hereof and, if equivalent coverage cannot be obtained or can be obtained only by paying an annual premium in excess of 250% of the annual premiums on the date hereof, only as much coverage as can be obtained for premiums equal to 250% of the annual premiums on the date hereof need be put in place. Coeur’s obligation to maintain such insurance shall be subject to the condition that it remains available to Palmarejo or a successor on commercially reasonable terms. Alternatively, Coeur may purchase or cause to be purchased, as an extension to Palmarejo’s current insurance policies, pre-paid non-cancellable run-off directors’ and officers’ liability insurance providing coverage on terms that are comparable to Palmarejo’s current policies for the persons covered by such policies (and such policy as may be obtained for premiums not exceeding 250% of the premiums of the policies maintained by Palmarejo on the date hereof). From and after the Effective Date, Coeur shall, and shall cause Palmarejo or its successor to, indemnify the current and former directors and officers of Palmarejo to the fullest extent to which it is permitted to do so under its constating documents, applicable Laws and contracts of indemnity.

6	Termination

6.1	Termination

Without prejudice to any other rights of termination under this agreement:

(a) either party may terminate this agreement by written notice to the other party at any time before the Effective Time if:

(1) the other party is in material breach of any provision of this agreement, the party wishing to terminate has given written notice to the other party setting out the relevant circumstances and stating an intention to terminate, and the relevant circumstances continue to exist 10 Business Days (or any shorter period ending at the Effective Time) from the time the notice is given;

(2) a court of competent jurisdiction (whether foreign or Canadian ) or Regulatory Authority has taken any action permanently restraining or otherwise prohibiting the Transaction, or has refused to do any thing necessary to permit the Transaction, and the action or refusal has become final and cannot be appealed;

(3) the other party breaches its obligations under clause 11; or

(4) if any of the events for which the Break Fee is payable occurs, then upon payment of the Break Fee.

(b) Coeur may terminate this agreement by written notice to Palmarejo at any time before the Effective Time if:

(A) at the Plan Meeting or any adjournment or postponement of it at which the Plan is voted on, the Plan is not approved by 10 Business Days before the End Date by the requisite majorities of Palmarejo Shareholders required under the Corporations Act and applicable Law;

(B) any member of the Palmarejo Board withdraws or changes his recommendation in relation to the Plan for any reason; or

(C) a Palmarejo Material Adverse Change or a Palmarejo Prescribed Occurrence takes place.

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(c) Palmarejo may terminate this agreement by written notice to Coeur at any time before the Effective Time if:

(A) at the Coeur Meeting or any adjournment or postponement of it at which the Coeur Resolutions are voted on, the Coeur Resolutions are not approved by 15 Business Days before the End Date by the requisite majorities of Coeur Shareholders required under applicable Law;

(B) the Coeur Board withdraws or changes its recommendation in relation to the Coeur Resolutions for any reason; or

(C) a Coeur Material Adverse Change or a Coeur Prescribed Occurrence takes place.

6.2	Effect of termination

If this agreement is terminated by either Palmarejo or Coeur under clause 3 or this clause 6, except to the extent that the termination results from a breach by either party of its obligations under this agreement, this agreement will become void and have no effect, without any liability or obligation on the part of Palmarejo or Coeur, other than the provisions of clauses 7.5, 7.6, 10, 12, 14 and 15.5, which will remain in force after termination.

6.3	Breach of representations and warranties

Despite any other provision of this agreement, a breach of the representations, warranties and undertakings given by Coeur in clause 7.1 or given by Palmarejo in clause 7.3 will not entitle Coeur or Palmarejo (as the case may be) to terminate this agreement unless such breach results in or discloses anything which could amount to a Coeur Material Adverse Change or a Palmarejo Material Adverse Change (as the case may be) or which could lead to criminal liability or material civil liability under Canadian or United States laws or regulations.

7	Representations and warranties

7.1	Coeur’s representations and warranties

Coeur represents and warrants to Palmarejo each of the matters set out in Schedule 3 (and acknowledges that Palmarejo is relying on such representations and warranties in entering into this agreement and completing the Transaction).

7.2	Coeur’s indemnity

Coeur agrees with Palmarejo to indemnify Palmarejo and its directors, officers and Representatives against any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which Palmarejo           or any of its directors, officers or Representatives suffers, incurs or is liable for arising out of any breach of any of the representations, warranties and undertakings in clause 7.1.

7.3	Palmarejo’s representations and warranties

Palmarejo represents and warrants to Coeur each of the matters set out in Schedule 2 (and acknowledges that Coeur is relying on such representations and warranties in entering into this agreement and completing the Transaction).

7.4	Palmarejo’s indemnity

Palmarejo agrees with Coeur to indemnify Coeur, Fairview and Canadian Bidco and their directors, officers and Representatives from any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which Coeur, Fairview or Canadian Bidco or any of their directors, officers or Representatives suffers, incurs or is liable for arising out of any breach of any of the representations, warranties and undertakings in clause 7.3.

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7.5	Survival of representations and warranties

Each representation, warranty and undertaking in clauses 7.1 and 7.3:

(a) is severable;

(b) survives the termination of this agreement; and

(c) is given with the intention that liability under it is not confined to breaches which are discovered before the date of termination of this agreement.

7.6	Survival of indemnities

Each indemnity in this agreement (including those in clauses 7.2 and 7.4):

(a) is severable;

(b) is a continuing obligation;

(c) constitutes a separate and independent obligation of the party giving the indemnity from any other obligations of that party under this agreement; and

(d) survives the termination of this agreement.

8	Palmarejo Information

8.1	Availability of information

(a) Palmarejo will make available promptly to Coeur all information reasonably requested by Coeur and will provide access to Coeur and its advisers who reasonably require access to that information provided that nothing in this clause 8.1 requires Palmarejo to provide to Coeur information:

(i) concerning Palmarejo’s consideration of the Transaction;

(ii) concerning Palmarejo’s assessment of Coeur;

(iii) which the law prohibits Palmarejo from disclosing; or

(iv) which is the subject of confidentiality obligations owed by

Palmarejo to third parties.

(b) Palmarejo will respond to all reasonable Coeur inquiries, including management interviews and the review of management papers and documents.

8.2	Third party rights

(a) If clause 8.1(a)(iv) applies to particular information, Palmarejo must use reasonable endeavours to obtain any necessary third party consents to enable the information to be disclosed to Coeur and its advisors.

(b) Coeur will give any reasonable undertakings as to confidentiality which are required in order to facilitate the obtaining of consents as contemplated by clause 8.2(a).

9	Public announcement

9.1 Announcement of Plan

As soon as practicable after the execution of this agreement, Palmarejo and Coeur must issue public announcements including a unanimous recommendation by the directors of Palmarejo to Palmarejo Shareholders that the Plan be approved, and including a unanimous recommendation by the directors of Coeur to the Coeur Shareholders that the Coeur Resolutions be approved.

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9.2	Public announcement and submissions

(a) Subject to clause 9.3 no public announcement in connection with any Transaction Document or the Plan may be made other than in a form approved by both parties.

(b) No submission for any Regulatory Approval under this agreement may be made by one party without reasonable consultation with the other party.

(c) Each party must use all reasonable endeavours to provide the approval and constructively participate in the consultation contemplated by clauses 9.2(a) and (b) as soon as practicable.

9.3	Required disclosure

If a party is required by Law to make any announcement or disclosure relating to matters the subject of this agreement prior notice must be given to the other party and the party must consult to the fullest extent reasonably practical with the other party regarding the form and content of the announcement or disclosure.

10	Confidentiality

10.1	Confidentiality obligations

Subject to clause 10.2, each party:

(a) acknowledges that the Confidential Information is secret, confidential and valuable to the other party;

(b) must not, without the other party’s prior written consent, directly or indirectly, disclose or publish the Confidential Information otherwise than in accordance with the terms of this agreement;

(c) must not at any time use the Confidential Information other than for the purposes of this agreement, and must not permit, assist or allow a third party to use the Confidential Information;

(d) must do all things reasonably necessary to safeguard the confidentiality of the Confidential Information from unauthorised use, access or copying;

(e) may only disclose the Confidential Information to its Related Persons who:

(1) have a specific need to have access to the Confidential Information for the purpose of enabling the party to perform its obligations under this agreement; and

(2) are made aware of the confidential nature of the Confidential Information and the existence and terms of this clause; and

(f) must, on request of the other party, return any Confidential Information provided by that party except for any Confidential Information forming part of the minutes or board records of the party receiving the Confidential Information.

10.2	No breach

(a) A party is not liable for breaching its confidentiality obligations in this agreement if:

(1) it complies with a court order or other legal requirement to disclose any of the Confidential Information;

(2) the Confidential Information is in the public domain other than as a result of a breach of this agreement by the party;

(3) the Confidential Information is rightfully known to or in the possession or control of a party and not subject to an obligation of confidentiality on that party; or

(4) the Confidential Information is independently developed by a party.

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(b) Where disclosure is required by court order or other legal requirement, the disclosing party must:

(1) disclose only the minimum Confidential Information required to comply with that requirement; and

(2) give the other party prompt written notice of that disclosure requirement to enable the other party to take appropriate steps to safeguard its interests.

10.3	Termination of previous confidentiality agreement

Each party agrees that the other party is irrevocably released from all obligations and liabilities owed to the first party under the confidentiality agreement between each of the parties and Bolnisi dated 17 November 2006.

10.4	Survival of obligations

The rights and obligations of the parties under this clause 10 survive termination of this agreement.

11	Exclusivity

11.1	Exclusivity

Subject to the remainder of this clause, during the Exclusivity Period, Palmarejo and Coeur must not, and must ensure that their Representatives do not, except with the prior consent of the other party:

(a) directly or indirectly solicit, encourage, initiate or invite any enquiries, discussions or proposals in relation to, or which may reasonably be expected to lead to, a Third Party Proposal for that party;

(b) initiate or participate in any discussions or negotiations in relation to, or which may reasonably be expected to lead to, a Third Party Proposal for that party; or

(c) communicate to any person an intention to do any of the things referred to in clauses 11.1(a) or (b).

11.2	Notification of approaches

(a) Subject to the remainder of this clause, during the Exclusivity Period, Palmarejo or Coeur must notify the other party if:

(1) it receives:

(A) any approach, inquiry or proposal made to, and any attempt or any intention on the part of any person to initiate or continue any negotiations or discussions with, Palmarejo or Coeur or any of their Representatives with respect to, or that could reasonably be expected to lead to, any Third Party Proposal, whether unsolicited or otherwise; or

(B) any request for information relating to Palmarejo or Coeur or any of their subsidiaries or any of its businesses or operations or any request for access to the books or records of Palmarejo or Coeur or any of their subsidiaries, which Palmarejo or Coeur (as applicable) has reasonable grounds to suspect may relate to a current or future Third Party Proposal;

(2) any breach of this clause 11; or

(3) its Representatives provide any information relating to Palmarejo or Coeur (as the case may be) or any of their subsidiaries or any of their businesses or operations to any person in connection with or for the purposes of a current or future Third Party Proposal.

(b) A notice given under this clause 11.2 must be accompanied by all relevant details of the relevant event, including the identity of the person or persons taking any action referred to in clause (a)(1)(B), and the terms and conditions of any Third Party Proposal or any proposed Third Party Proposal (to the extent known).

(c) Without limiting the obligations under clauses 11.2(a) and (b), Palmarejo or Coeur (as applicable) must give notice of the matters set out in clause (b) at least 48 hours before the Palmarejo Board or Coeur Board

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(as applicable) recommends acceptance by its shareholders of an offer for their shares under a Third Party Proposal, or otherwise recommends that shareholders approve a Third Party Proposal.

11.3	Equal access to information

Where Palmarejo or Coeur or any of the Representatives provides any information relating to Palmarejo or Coeur any of their subsidiaries or any of its businesses or operations to any person in connection with or for the purposes of a current or future Third Party Proposal, it must promptly provide Coeur or Palmarejo a complete copy of that information.

11.4	Normal provision of information

Nothing in this clause 11 prevents a party or its Representatives from:

(a) providing information to its Representatives;

(b) providing information required to be provided by law, a court of competent jurisdiction (whether foreign or Canadian) or any Regulatory Authority; or

(c) making presentations to brokers, portfolio investors and analysts in the ordinary and usual course of business.

Notwithstanding this clause 11, a party may provide a copy of the joint news release disclosing this agreement to persons to whom it may be required to provide notice of the transaction contemplated by this agreement.

11.5	Fiduciary carve-out

Clauses 5.2(o), 11.1(b), 11.1(c), 11.2(a) and 11.2(b) do not require Palmarejo or Coeur any of their respective directors to do or refrain from doing any thing with respect to a Third Party Proposal (which was not solicited by the party in breach of clause 11.1 and in respect of which clauses 11.2 and 11.3 were complied with), provided that the Palmarejo Board or Coeur Board (as applicable) has determined in good faith and acting reasonably after taking into account to the extent considered appropriate by such Board, all financial, legal, regulatory and other aspects of such proposal and the person making such proposal and after consultation with its financial advisors and external legal counsel that (A) that such Third Party Proposal (i) is reasonably capable of being completed without undue delay, (ii) is on terms and conditions more favourable from a financial point of view to the Palmarejo or Coeur Shareholders (as applicable) than those contemplated by this agreement, and (iii) has committed financing, to the extent required, and (B) failing to take or refrain from taking the proposed action in respect of that Third Party Proposal would likely constitute a breach of the directors’ fiduciary or statutory obligations.

11.6	No current discussions

Each party represents and warrants to the other that, as at the date of this agreement, neither it or any of its Representatives:

(a) is participating, directly or indirectly, in any discussions or negotiations with a third party that concern, or that could reasonably be expected to lead to, a Third Party Proposal; or

(b) is a party to any agreement, arrangement or understanding with a third party in relation to a Third Party Proposal for it or a possible Third Party Proposal that would prevent it entering into this agreement or complying with its obligations under this agreement.

12	Payment of costs

12.1	Background

(a) Each party acknowledges that, if Palmarejo and Coeur enter into this agreement and the Plan is subsequently not implemented, they will both incur significant costs.

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(b) Each party has requested that provision be made for the payments outlined in clauses 12.2 and 12.3, without which they would not have entered into this agreement.

(c) Each party considers that this clause is fair and reasonable and that it is appropriate to agree to the payments referred to in this clause 12 in order to secure the significant benefits to it (and its shareholders) resulting from the Transaction.

12.2	Payment of costs

(a) If this agreement is terminated or the Plan is not implemented as a result of:

(1) the non-satisfaction of any conditions precedent in clauses 3.1(b), 3.1(g), 3.1(i), or 3.1(k) or 3.1(m) provided that, immediately before the termination or, if the agreement has not been terminated, when Court approval was due to be sought, no matter has occurred which would prevent clauses 3.1(a), 3.1(c), 3.1(e), 3.1(f), 3.1(h), 3.1(j), or 3.1(l) being satisfied;

(2) Palmarejo not using all commercially reasonable endeavours to cause clauses 3.1(b) or 3.1(d) to be satisfied, provided that all other conditions precedent have been or are reasonably likely to be satisfied;

(3) any Palmarejo Board member withdrawing or changing his recommendation or supporting a Third Party Proposal for Palmarejo;

(4) a Third Party Proposal for Palmarejo being announced or made before the Effective Date and, within 7 months of the date of this agreement, the person making the Third Party Proposal for Palmarejo acquiring voting power of 50% or more in Palmarejo (other than any such acquisition effected only as a result of a change in ownership of Bolnisi); or

(5) Palmarejo breaching its obligations under clause 11;

Palmarejo must pay to Coeur the Break Fee to compensate Coeur for the costs and disbursements incurred by Coeur and the time invested by the management and board of Coeur.

(b) If this agreement is terminated or the Plan is not implemented as a result of:

(1) the non-satisfaction of the conditions precedent in clauses 3.1(c), 3.1(f), 3.1(h), 3.1(j), 3.1(l) or 3.1(n) provided that, immediately before the termination or, if the agreement has not been terminated when Court approval was due to be sought, no matter has occurred which would prevent clauses 3.1(a), 3.1(e), 3.1(g), 3.1(i) or 3.1(k) from being satisfied;

(2) Coeur not using all commercially reasonable endeavours to cause clause 3.1(l) to be satisfied, provided that all other conditions precedent have been or are reasonably likely to be satisfied; or

(3) Coeur breaching its obligations under clause 11.1 or 11.2.

Coeur must pay to Palmarejo the Break Fee to compensate Palmarejo for the costs and disbursements incurred by Palmarejo and the time invested by the management and board of Palmarejo.

(c) Since the loss which would actually be incurred by the parties of the kinds referred to in clauses 12.2(a) to 12.2(b) are of such nature that they cannot accurately be ascertained in advance, the Break Fee has been agreed as a genuine and reasonable pre-estimate of the loss which may be suffered by Palmarejo and Coeur respectively.

(d) Palmarejo must pay Coeur the Break Fee claimed under clause 12.2(a) within 10 Business Days of receipt by Palmarejo of a demand for payment of the Break Fee from Coeur.

(e) Coeur must pay Palmarejo the Break Fee claimed under clause 12.2(b) within 10 Business Days of receipt by Coeur of a demand for payment of the Break Fee from Palmarejo.

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12.3	Compliance with law

This clause 12 imposes obligations on Palmarejo only to the extent that the performance of those obligations would not:

(a) involve a breach of the fiduciary duties owed by any Palmarejo director; or

(b) otherwise be unlawful or contravene any court or regulatory order.

12.4	Limitation of liability

Notwithstanding any other provision in this agreement:

(a) a payment under this clause 12 represents the sole and absolute liability of the parties under or in connection with the occurrence of any of the events or circumstances referred to in clauses 12.2(a) to 12.2(b) and no further claims for damages, fees, expenses or reimbursements of any kind will be payable by a party which has paid the Break Fee in connection with the occurrence of any such events or circumstances; and

(b) the sum of the Break Fee represents the maximum liability of each party to the other under or in connection with this agreement, including any breach of it or the representations and warranties herein.

13	Conduct of Court proceedings

(a) Palmarejo and Coeur are entitled to separate representation at all Court proceedings affecting the Transaction.

(b) This agreement does not give Palmarejo or Coeur any right or power to give undertakings to the Court for or on behalf of the other party without that party’s consent.

(c) Palmarejo and Coeur must give all undertakings to the Court in all Court proceedings which are reasonably required to obtain Court approval and confirmation of the Transaction as contemplated by this agreement.

14	Costs and expenses

14.1	Costs and expenses

Except as otherwise provided in this agreement, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this agreement and the proposed, attempted or actual implementation of this agreement and the Plan.

15	General

15.1	No representation or reliance

(a) Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this agreement, except for representations or inducements expressly set out in this agreement.

(b) Each party acknowledges and confirms that it does not enter into this agreement in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this agreement.

(c) Each party acknowledges and confirms that clauses 15.1(a) and (b) do not prejudice any rights a party may have in relation to information which has been filed by the other party with the ASIC, ASX, NYSE, TSX, TSXV, SEC or the CSA

15.2	No merger

The rights and obligations of the parties do not merge on completion of the Transaction. They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.

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15.3	Consents

Any consent referred to in, or required under, this agreement from any party may not be unreasonably withheld, unless this agreement expressly provides for that consent to be given in that party’s absolute discretion.

15.4	Notices

Any communication under or in connection with this agreement:

(a) must be in writing;

(b) must be addressed as shown below:

Palmarejo

Name:	James Crombie

Address:	5300 Commerce Court West, 199 Bay Street, Toronto, Ontario M5L 1B9
Fax no:	450-677-2601

Coeur

Name:	Company Secretary

Address:	505 Front Ave, Coeur d’Alene, Idaho 83814

Fax no:	+ 1 (208) 667 2213

(or as otherwise notified by that party to the other party from time to time);

(c) must be signed by the party making the communication or by a person duly authorised by that party;

(d) must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 15.4(b); and

(e) is regarded as received by the addressee:

(1) if sent by prepaid post, on the third Business Day after the date of posting to an address within Canada, and on the fifth Business Day after the date of posting to an address outside Canada;

(2) if sent by fax, at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is not a Business Day, or is after 5.00pm on a Business Day, when that communication will be regarded as received at 9.00am on the next Business Day; and

(3) if delivered by hand, on delivery at the address of the addressee as provided in clause 15.4(b), unless delivery is not made on a Business Day, or after 5.00pm on a Business Day, when that communication will be regarded as received at 9.00am on the next Business Day.

15.5	Governing law and jurisdiction

(a) This agreement is governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

(b) Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario and courts competent to hear appeals from those courts.

15.6	Waivers

(a) Failure to exercise or enforce, a delay in exercising or enforcing, or the partial exercise or enforcement of any right, power or remedy provided by law or under this agreement by any party does not in any way preclude, or

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operate as a waiver of, any exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this agreement.

(b) Any waiver or consent given by any party under this agreement is only effective and binding on that party if it is given or confirmed in writing by that party.

(c) No waiver of a breach of any term of this agreement operates as a waiver of another breach of that term or of a breach of any other term of this agreement.

15.7	Variation

This agreement may only be varied by a document signed by or on behalf of each of the parties.

15.8	Assignment

A party may not assign, novate or otherwise transfer any of its rights or obligations under this agreement without the prior written consent of the other party.

15.9	Further action

Each party will do all things and execute all further documents necessary to give full effect to this agreement.

15.10	Entire agreement

This agreement supersedes all previous agreements, including (in respect of the obligations owed by the parties to each other) the confidentiality agreement between each of the parties and Bolnisi dated 17 November 2006 in respect of its subject matter and embodies the entire agreement between the parties.

15.11	Counterparts

(a) This agreement may be executed in any number of counterparts.

(b) All counterparts, taken together, constitute one instrument.

(c) A party may execute this agreement by signing any counterpart.

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Schedule 1

Timetable

Date	Action	Comment

May 3	Sign Merger Implementation Agreement

June 18, 2007	First Court hearing for interim order	Concurrent with first Bolnisi court hearing

June 25, 2007	Mail and file notice of meeting and Plan Circular	Concurrent with Bolnisi mailing

July 25, 2007	Plan Meeting to approve Plan	Concurrent with Bolnisi meeting

August 15, 2007	Second Court hearing for final order

August 20, 2007	File Articles of Arrangement	Articles to be filed to be effective immediately after Bolnisi scheme becoming effective

August 20, 2007	Plan becomes effective

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Schedule 2

Except as disclosed in the Public Disclosure Documents filed prior to the date hereof:

(a) Organization, Standing and Corporate Power.  Each of Palmarejo and each of its subsidiaries is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to own its assets and conduct its business as currently owned and conducted. Each of Palmarejo and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Palmarejo has filed on SEDAR complete and correct copies of its Articles of Incorporation and By-Laws and the certificates of incorporation and by-laws or comparable organization documents of the subsidiaries of Palmarejo, in each case as amended to the date of this agreement. Palmarejo is not in violation of any provision of its Articles of Incorporation or By-Laws, and no Subsidiary of Palmarejo is in violation of any provisions of its certificate of incorporation, by-laws or comparable organizational documents.

(b) Palmarejo Subsidiaries.  Each Subsidiary of Palmarejo and the ownership or interest therein of Palmarejo is set forth in the Public Disclosure Documents. All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and non-assessable and are owned by Palmarejo, by another Subsidiary of Palmarejo or by Palmarejo and another Subsidiary of Palmarejo, free and clear of all pledges, claims, liens, charges, mortgages, deeds of trust, net profit interests, net smelter returns, royalties, overriding royalty interests, other payments out of production, other burdens, security interests and other encumbrances of any kind or nature whatsoever held by third parties (collectively, “Liens”). Except for the capital stock of the subsidiaries of Palmarejo, Palmarejo does not own, directly or indirectly, any capital stock or other ownership interest in any person.

(c) Capitalization.  The authorized capital (the “Authorized Capital”) and issued capital of Palmarejo is as set out in the recitals to this agreement. Except as set forth in the recitals, there are no shares of capital stock or other voting securities of Palmarejo issued, reserved for issuance or outstanding. There are not any bonds, debentures, notes or other indebtedness of Palmarejo having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Palmarejo must vote. Except as set forth above, as of the date of this agreement, there are not any options, warrants, puts, calls, rights, commitments, agreements, arrangements or undertakings of any kind (collectively, “Options”) to which Palmarejo or any of its subsidiaries is a party or by which any of them is bound relating to the issued or unissued capital stock of Palmarejo or any of its subsidiaries, or obligating Palmarejo or any of its subsidiaries to issue, transfer, grant, sell or pay for or repurchase any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, Palmarejo or any of its subsidiaries or obligating Palmarejo or any of its subsidiaries to issue, grant, extend or enter into any such Options. All shares of Palmarejo’s capital stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The issuance and sale of all of the shares of capital stock described in this §(c) have been in compliance with all Laws. A schedule setting forth the names of, and the number of Palmarejo Options (including the number of shares issuable upon exercise of Palmarejo Options and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of Palmarejo Options. The average exercise price for outstanding Palmarejo Options is indicated in the Palmarejo financial statements for the year ended June 30, 2006.

Palmarejo has not agreed to register any securities under any securities Laws or granted registration rights to any person or entity. As of the date of this agreement, there are not any outstanding contractual obligations or other requirements of Palmarejo or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Palmarejo or any of its subsidiaries, or provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Palmarejo or any other person. Without limiting the generality of the foregoing, there are no stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Palmarejo or any of its subsidiaries.

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(d) Authority; Non-Contravention.  Palmarejo has all requisite corporate power and corporate authority to enter into this agreement and, subject to the Shareholder Approval, to consummate the Transaction and to perform its obligations under this agreement. The Palmarejo Board, upon the recommendation of the Special Committee of the Palmarejo Board (comprised of the independent directors), has approved this agreement and the Transaction and has resolved to recommend to the Palmarejo Shareholders that the Palmarejo Shareholders give the Shareholder Approval. The execution and delivery of this agreement by Palmarejo and the consummation by Palmarejo of the Transaction have been duly authorized by all necessary corporate action on the part of Palmarejo, subject to the Shareholder Approval. No other corporate proceedings on the part of Palmarejo or any of its subsidiaries are necessary to authorize this agreement and, subject to the Shareholder Approval, the Transaction. This agreement has been duly executed and delivered by Palmarejo and constitutes a valid and binding obligation of Palmarejo, enforceable by Coeur against Palmarejo in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors’ rights generally. The execution and delivery of this agreement does not, and the consummation of the Transaction and compliance with the provisions of this agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any Lien upon any of the properties or assets of Palmarejo or any of its subsidiaries under, (i) the Articles of Incorporation or By-laws of Palmarejo or the comparable organization documents of any of its subsidiaries; (ii) any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, arrangement or understanding whether oral or written (a “Contract”), to which Palmarejo or any of its subsidiaries is a party or by which any of them or their respective properties or assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law applicable to Palmarejo or any of its subsidiaries or their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Regulatory Authority, is required by or with respect to Palmarejo or any of its subsidiaries in connection with the execution and delivery of this agreement by Palmarejo or the consummation by Palmarejo of the Transaction, except for (i) the filing with the applicable securities Regulatory Authorities of the Plan Circular, (ii) any approvals required by the Interim Order and the Final Order, (iii) filings with the Director under the Corporations Act, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in §(d) of the Disclosure Statement. Each of Palmarejo and its subsidiaries possesses all certificates, franchises, licenses, permits, grants, easements, covenants, certificates, orders, authorizations and approvals issued to or granted by Regulatory Authorities or other third parties (collectively, “Permits”), including pursuant to any Environmental Law, necessary to own, lease and/or operate its properties and to conduct its business as such business is currently conducted or is expected to be conducted immediately following completion of the Transaction. (i) All such Permits are validly held by Palmarejo or its subsidiaries, and Palmarejo and its subsidiaries have complied in all material respects with all terms and conditions thereof, (ii) none of such Permits will be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this agreement or the consummation of the Transaction, and (iii) since June 30, 2006, neither Palmarejo nor any of its subsidiaries has received any written notice, notice of violation or probable violation, notice of revocation, or other written communication from or on behalf of any Regulatory Authority, alleging (A) any violation of such Permit, or (B) that Palmarejo or any of its subsidiaries requires any Permit required for its business as such business is currently conducted, that is not currently held by it.

(e) Publicly Filed Documents; Undisclosed Liabilities.  Palmarejo has filed all required reports, schedules, forms, statements and other documents (including documents incorporated by reference) with the applicable securities Regulatory Authorities since June 30, 2005 (the “Public Disclosure Documents”). As of its date, each Public Disclosure Document complied in all material respects with the requirements of all applicable securities Laws. None of the Public Disclosure Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later-filed

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Public Disclosure Document. The consolidated financial statements of Palmarejo included in the Public Disclosure Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the applicable securities Regulatory Authorities with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Palmarejo as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as and to the extent disclosed, reflected or reserved against on the balance sheet or the notes thereto of Palmarejo as of June 30, 2006 included in the Filed Palmarejo Public Disclosure Documents, or (ii) as incurred after the date thereof in the ordinary course of business consistent with past practice and not prohibited by this agreement, Palmarejo does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, would reasonably be expected to be a Palmarejo Material Adverse Change. None of Palmarejo’s subsidiaries is subject to the informational reporting requirements of, or required to file any form or other document with, any securities Regulatory Authority (including any stock exchange).

(f) Information Supplied.  None of the information supplied or to be supplied by Palmarejo or its subsidiaries for inclusion or incorporation by reference in the Plan Circular or any other filings relating to the Transaction made by Coeur pursuant to the Securities Act or the Securities Exchange Act (collectively, the “Coeur Filings”) will, at the date the Plan Circular is first mailed to Palmarejo Shareholders, the Coeur Filings are filed, the Coeur Proxy Statement is first mailed to Coeur Shareholders or at the time of the Coeur Meeting or at the time of the Plan Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading. The Plan Circular and Coeur Filings will comply as to form in all material respects with the requirements of applicable securities Laws, except that no representation or warranty is made by Palmarejo with respect to statements made or incorporated by reference therein based on information supplied by Coeur or Bolnisi for inclusion or incorporation by reference in the Plan Circular or the Coeur Filings.

(g) Absence of Certain Changes or Events.  Except as disclosed in the Public Disclosure Documents filed and publicly available prior to the date of this agreement (the “Filed Palmarejo Public Disclosure Documents”), since June 30, 2006, Palmarejo has conducted, and caused each of its subsidiaries to conduct, its business only in the ordinary course and:

(i) there has not been any event, change, effect or development (including any decision to implement such a change made by the Palmarejo Board or any of its subsidiaries in respect of which senior management believes that confirmation of the board of directors is probable), which, individually or in the aggregate, would reasonably be expected to be a Palmarejo Material Adverse Change;

(ii) there has not been, except as provided for in this agreement, any split, combination or reclassification of any Authorized Capital of Palmarejo or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for shares of Authorized Capital of Palmarejo;

(iii) there has not been (A) any granting by Palmarejo or any of its subsidiaries to any officer of Palmarejo or any of its subsidiaries of any increase in or acceleration of compensation, except as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Palmarejo Public Disclosure Documents, (B) any granting by Palmarejo or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Palmarejo Public Disclosure Documents, or (C) any entry by Palmarejo or any of its subsidiaries into any employment, severance of termination agreement with any such officer;

(iv) there has not been any change in accounting methods, principles or practices by Palmarejo or any of its subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP;

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(v) neither Palmarejo nor any of its subsidiaries has engaged in any action which, if done after the date of this agreement, would violate §3.1(i) of this agreement; and

(vi) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) that is a Palmarejo Material Adverse Change, has been incurred other than in the ordinary course of business consistent with past practice.

(h) Disclosure.  Palmarejo has not failed to disclose to Coeur in writing any information known to Palmarejo regarding any event, circumstance or action taken or failed to be taken that is a Palmarejo Material Adverse Change. Without limiting the generality of the foregoing:

(i) except as provided to Coeur, there are no severance and employment agreements with respect to current or former employees of Palmarejo or any of its subsidiaries or any bonus or incentive arrangements with respect to such employees that may require payments as a result of the Transaction;

(ii) except as disclosed in the financial statements contained in the Filed Palmarejo Public Disclosure Documents, Palmarejo and its subsidiaries do not have liabilities or obligations in excess of the liabilities or obligations reflected or reserved against in those financial statements that, either individually or in the aggregate, are a Palmarejo Material Adverse Change;

(iii) none of Palmarejo or any of its subsidiaries or any of their properties is the subject to a judgement, order or decree that is a Palmarejo Material Adverse Change; and

(iv) the data or information made available to Coeur in respect of Palmarejo and its subsidiaries, was complete and, to the knowledge of Palmarejo, correct in all material respects and, did not, at the time it was made available and for the period of and matter to which it relates, and to the knowledge of Palmarejo, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the circumstances.

(i) Compliance.  Except for any conflicts, defaults or violations that could not, individually or in the aggregate (taking into account the impact of any cross-defaults), reasonably be expected to result in a Palmarejo Material Adverse Change, each of Palmarejo and its subsidiaries has complied with, and is not in conflict with, or in default (including cross defaults) under or in violation of:

(i) its articles or other organizational documents or by-laws;

(ii) any Law or Permit applicable to it, its business or operations or by which any of its properties or assets is bound or affected; or

(iii) any agreement, arrangement or understanding to which it, its business or operations or by which any of its properties or assets is bound or affected.

As of the Effective Date, each of Palmarejo and its subsidiaries has or will have complied with each of its covenants and obligations under this agreement.

(j) Restrictions on Business Activities.  There is no agreement, judgement, injunction, order or decree binding upon Palmarejo or any of its subsidiaries that has, or could reasonably be expected to have, the effect of prohibiting, restricting or impairing any business practice of Palmarejo or any of its subsidiaries, any acquisition of property by Palmarejo or any of its subsidiaries or the conduct of business by any of them as currently conducted (including following the Transaction) other than such agreements, judgements, injunctions, orders or decrees which are not, individually or in the aggregate, a Palmarejo Material Adverse Change.

(k) Contracts.  All material contracts to which Palmarejo or any of its subsidiaries is a party are disclosed in the Public Disclosure Documents. All material contracts are valid and binding obligations of Palmarejo or any of its subsidiaries and, to the knowledge of Palmarejo, the valid and binding obligation of each other party thereto except for such contracts which if not so valid and binding would not, individually or in the aggregate, have a Palmarejo Material Adverse Change. Neither Palmarejo nor, to the knowledge of Palmarejo, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or entitle any party to terminate, accelerate, modify or

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call a default under, or trigger any pre-emptive rights or rights of first refusal under, any such Contract except such violations or defaults under such contracts, which, individually or in the aggregate, would not be a Palmarejo Material Adverse Change. No approval or consent of any person is needed in order that such Contracts continue in full force and effect following the consummation of the Transaction.

(l) Tax Matters.

(i) Palmarejo and each of its subsidiaries has duly filed on a timely basis with the appropriate Regulatory Authorities, all Tax Returns required to be filed for taxable periods ending on or before the Effective Date. All such Tax Returns are true, correct and complete in all material respects. To the best of Palmarejo’s knowledge, no such Tax Return contains any misstatement or omits any statement that should have been included therein. No Tax Return has been amended.

(ii) The tax liability of Palmarejo and each of its subsidiaries for previous taxation periods is as indicated in its Tax Returns. All Taxes shown as due on such Tax Returns or otherwise due or claimed to be due by any Regulatory Authority have been paid. All instalments, assessments and reassessments of which Palmarejo and each of its subsidiaries are aware of or has received notice of and all other Taxes which are due and payable by them, have been paid in full. Reserves and provisions for Taxes accrued but not yet due on or before the Effective Date as reflected in Palmarejo’s consolidated financial statements are adequate as of the date of Palmarejo’s most recent consolidated financial statements, in accordance with GAAP. No deficiencies for Taxes have been proposed, asserted or assessed against Palmarejo that are not adequately reserved against.

(iii) No claim has ever been made by or is expected from any Regulatory Authority in a jurisdiction in which Palmarejo or any of its subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(iv) No unresolved assessments, reassessments, audits (to the knowledge of Palmarejo), claims, actions, suits, proceedings, or investigations exist or have been initiated with regard to any Taxes or Tax Returns of Palmarejo or any of its subsidiaries. To the knowledge of Palmarejo and each of its subsidiaries, no assessment, reassessment, audit or investigation by any Regulatory Authority is underway, threatened or imminent with respect to Taxes for which Palmarejo or any of its subsidiaries may be liable, in whole or part.

(v) The Tax Returns of Palmarejo and each of its subsidiaries have been assessed by applicable Regulatory Authorities for all fiscal years up to and including the fiscal year ended June 30, 2006.

(vi) No election, consent for extension, nor any waiver that extends any applicable statute of limitations relating to the determination of a Tax liability of Palmarejo or any of its subsidiaries has been filed or entered into and is still effective.

(vii) There are no Liens for Taxes on the assets of Palmarejo or any of its subsidiaries (other than statutory liens for taxes not yet due and payable).

(viii) Neither Palmarejo nor any of its subsidiaries is a party to, is bound by, or has any obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement.

(ix) Palmarejo and each of its subsidiaries have properly withheld and remitted all amounts required to be withheld or remitted (including without limitation, income tax, non-resident withholding tax, Canadian Pension Plan contributions, Unemployment Insurance and Worker’s Compensation premiums) and has paid such amounts due to the Regulatory Authority on a timely basis and in the form required under the appropriate legislation.

(x) Palmarejo has not been and currently is not required to file any Tax Returns in any jurisdiction outside of Canada.

(xi) None of Palmarejo’s subsidiaries are resident in Canada for the purposes of the Income Tax Act (Canada).

(xii) Neither Palmarejo nor any of its subsidiaries has claimed a deduction with respect to an outlay or expense that is unreasonable under the circumstances.

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(xiii) Palmarejo is a registrant for the purposes of the Excise Tax Act (Canada) having registration number 846560878ET0001, and is not a financial institution within the meaning of the Excise Tax Act (Canada). Palmarejo has not made any election under Section 150 of the Excise Tax Act (Canada).

(xiv) As used in this agreement, the following terms shall have the meaning specified:

“Tax” or “Taxes” shall mean all federal, provincial, municipal, state, local, foreign and other duties, levies, taxes, assessments, reassessments or other government charges of any nature whatsoever, including, without limitation, income, estimated income, capital, land transfer, value-added, business, occupation, franchise, tax under Part III.1 of the Income Tax Act (Canada), property, sales, transfer, use, employment, wage, payroll, commercial rent or withholding taxes, workers compensation levies, customs excise duties, social security and unemployment insurance charges and retirement contributions, including interest, penalties, fines and additions in connection therewith for which Palmarejo may be liable.

“Tax Return” means any return, report, information return, election, designation or other document (including any related or supporting information and any attached schedule) with respect to Taxes.

(m) Title and Environmental Matters.

(i) With respect to all Properties that are held by Palmarejo or any of its subsidiaries in fee simple (collectively, the “Palmarejo Owned Properties”), Palmarejo and its subsidiaries are in exclusive possession thereof and have good and sufficient title to the property interests, leases, easements, rights of way, permits or licences from land owners or authorities permitting the use of land by it necessary to permit the operation of its business as presently conducted, except for failures of title that would individually or in the aggregate not be a Palmarejo Material Adverse Change.

(ii) With respect to any Properties: (i) Palmarejo, together with its subsidiaries, is in exclusive possession of such properties; (ii) Palmarejo, together with its subsidiaries, has not received any notice of default of any of the terms or provisions of such leases or other contracts; (iii) the execution, delivery and performance of this agreement by Palmarejo, and the consummation of the Transaction will not cause a default or termination, or give rise to the right of termination, or rights of first refusal or other pre-emptive rights under any such leases or contracts; (iv) such leases and other contracts are valid and are in good standing; (v) Palmarejo has no knowledge of any act or omission or any condition on such properties which could be considered or construed as a default under any such lease or other contract; (vi) none of Palmarejo and its subsidiaries is a party to, or under any agreement to become a party to, any lease with respect to real property, which, if terminated, could reasonably be expected to be a Palmarejo Material Adverse Change; and (vii) such property covered thereby is free and clear of all Liens or material defects in title except for those specifically identified in the Public Disclosure Documents.

(iii) With respect to any exploration or mining concessions or like interest granted by any Regulatory Authority, located by Palmarejo or any of its subsidiaries that are included within any real property owned, leased or used by Palmarejo or any of its subsidiaries or in which Palmarejo or any of its subsidiaries otherwise has an interest, except as provided in the Public Disclosure Documents:

(A) Palmarejo has valid title, and has maintained valid title, to such unpatented mining claims and millsites and any other exploration or mining concessions or like interest granted by any Regulatory Authority;

(B) the claims are free and clear of Liens or defects in title; and

(C) Palmarejo has no knowledge of conflicting mining claims.

(iv) Palmarejo has not received inquiry from or notice of a pending investigation from any Regulatory Authority or of any administrative or judicial proceeding concerning the violation of any applicable Laws or any Environmental Liabilities.

(v) Palmarejo has made available to Coeur, copies of all third party and internal environmental or other reports prepared by or for Palmarejo or any of its subsidiaries with respect to any real property owned, leased or used by Palmarejo or any of its subsidiaries or in which Palmarejo or any of its subsidiaries otherwise has an interest.

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(vi) As used in this agreement, the following terms shall have the meanings specified:

“Environmental Laws” means applicable Laws aimed at reclamation or restoration of the real properties owned, leased or used by Palmarejo or any of its subsidiaries in which Palmarejo or any of its subsidiaries otherwise has an interest, abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other applicable Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including attorney’s fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted by any person or entity (including any Regulatory Authority) other than Palmarejo, alleging liability (including liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the real properties owned, leased or used by Palmarejo or any of its subsidiaries or in which Palmarejo or any of its subsidiaries otherwise has an interest and/or emanating or migrating and/or threatening to emanate or migrate from such properties to off-site properties, (ii) physical disturbance of the environment, or (iii) the violation or alleged violation or any Environmental Laws.

“Existing Data” means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other material information developed in operations on the real properties owned, leased or used by Palmarejo or any of its subsidiaries or in which Palmarejo or any of its subsidiaries otherwise has or had an interest prior to the date of this agreement.

(n) Employment Matters.

(i) Except as provided to Coeur, none of Palmarejo or its subsidiaries is a party to any agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director, consultant, employee or officer, other than any obligations of reasonable notice of termination or pay in lieu thereof under applicable law and any statutory obligations.

(ii) None of Palmarejo or any of its subsidiaries had or has any labour contracts, collective bargaining agreements (the “Business Personnel”). Neither Palmarejo nor any of its subsidiaries has engaged in any unfair labour practice with respect to the Business Personnel since June 30, 2005 and there is no unfair labour practice complaint pending or, to the knowledge of Palmarejo, threatened, against Palmarejo or any of its subsidiaries with respect to the Business Personnel. There is no labour strike, dispute, slowdown or stoppage pending or, to the knowledge of Palmarejo, threatened against Palmarejo or any of its subsidiaries, and neither Palmarejo nor any of its subsidiaries has experienced any labour strike, dispute, slowdown or stoppage or other labour difficulty involving the Business Personnel since June 30, 2005.

(iii) None of Palmarejo or its subsidiaries is subject to any litigation, actual or, to the knowledge of Palmarejo, threatened, relating to employment or termination of employment of employees or independent contractors, other than those claims or litigation as would, individually or in the aggregate, not be a Palmarejo Material Adverse Change.

(iv) Palmarejo and each of its subsidiaries has in all material respects operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and

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there are no current, pending or, to the knowledge of Palmarejo, threatened proceedings before any Regulatory Authority with respect to any of the above.

(o) Books and Records.  The financial books, records and accounts of Palmarejo and its subsidiaries in all material respects, (i) have been maintained in accordance with GAAP on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Palmarejo and its subsidiaries and (iii) accurately and fairly reflect the basis for Palmarejo consolidated financial statements.

(p) Insurance.  Palmarejo and its subsidiaries are covered by insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Palmarejo and its subsidiaries.

(q) Litigation.  There is no suit, action or proceeding pending or, to the knowledge of Palmarejo, threatened against Palmarejo or any of its subsidiaries that, individually or in the aggregate, if adversely determined, would reasonably be expected to be a Palmarejo Material Adverse Change, and there is not any judgment, decree, injunction, rule or order of any Regulatory Authority or arbitrator outstanding against Palmarejo or any of its subsidiaries having, or which would reasonably be expected to have, a Palmarejo Material Adverse Change. As of the date of this agreement, there is no suit, action, proceeding pending or, to the knowledge of Palmarejo, threatened, against Palmarejo or any of its subsidiaries that, individually or in the aggregate, if adversely determined, would reasonably be expected to prevent or delay in any material respect the consummation of the Transaction.

(r) Determination by the Board and Voting Requirements.  The Palmarejo Board (after receiving financial advice including the Fairness Opinion, legal advice and after considering other factors), by the unanimous vote of its independent directors, has determined and resolved at its meeting held on May 2, 2007:

(i) that the entering into of this agreement, the performance by Palmarejo of its obligations hereunder and the Transaction are in the best interests of Palmarejo and its shareholders;

(ii) the Transaction is fair to Plan Shareholders;

(iii) to approve the Transaction and this agreement; and

(iv) to recommend that Plan Shareholders approve the Transaction.

To the knowledge of Palmarejo, after consultation with outside legal counsel, Rule 61-501 of the Ontario Securities Commission applies or purports to apply to this agreement and to the Transaction.

The approval and adoption of this agreement by the affirmative vote of 66%2/3 of the votes attaching to the Palmarejo Shares, and by the affirmative vote of more than 50% of the votes attaching to the Plan Shares, cast at the Plan Meeting are the only votes of the holders of any class or series of Authorized Capital of Palmarejo necessary to approve this agreement and the Plan.

(s) Brokers; Schedule of Fees and Expenses.  Except as set forth in §(t) of the Disclosure Statement, no broker, investment banker, financial advisors or other person is entitled to any broker’s, finder’s, financial advisors’ or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Palmarejo. Palmarejo has made available to Coeur true and complete copies of all agreements that are referred to in §(t) of the Disclosure Statement and all indemnification and other agreements related to the engagement of the persons so listed.

(t) Opinion of Financial Advisors.  Palmarejo has received an oral opinion from the financial advisor to the effect that, as of such date, the Plan Consideration to be received pursuant to the Transaction by Plan Shareholders is fair to the Plan Shareholders from a financial point of view, a copy of which opinion will be promptly delivered to Coeur.

(u) Dispositions of Property.  Except as described in the Filed Palmarejo Public Disclosure Documents, since June 30, 2005 neither Palmarejo nor any of its subsidiaries has sold or disposed of or ceased to hold or own any personal property, real property, any interest or rights with respect to real property (including exploration or production rights), any interest in a joint venture or other assets of properties of Palmarejo or any of its subsidiaries (“Palmarejo Property”), other than sales and dispositions of raw materials, obsolete equipment, mine output and

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other inventories, and any interest or rights with respect to real property having an individual fair market value of less than $46.8 million, in each case in the ordinary course of business, consistent with past practice. No Palmarejo Property, the fair market value of which on the date of this agreement is greater than $46.8 million, is subject to any pending sale or disposition transaction.

(v) Absence of Reduction in Resources.  There has been no material reduction in the aggregate amount of resources of Palmarejo and its subsidiaries from the amounts set forth in Palmarejo’s annual report for the fiscal year ended June 30, 2005, except for such reductions into different categories that have resulted from reclassifications into different categories.

(w) Disclosure Controls and Procedures.  Palmarejo has devised and maintained a system of disclosure controls and procedures designed to ensure that information required to be disclosed by Palmarejo under applicable Law is recorded, processed, summarized and reported within the time periods specified in the applicable Law. Such disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by Palmarejo in Palmarejo’s reports and other filings under applicable Law is accumulated and communicated to the Palmarejo management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(x) Internal Control Over Financial Reporting.  Palmarejo maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that: (i) pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the assets of Palmarejo and its subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of Palmarejo and its subsidiaries are being made only in accordance with authorizations of management and directors of Palmarejo and its subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use of disposition of the Palmarejo’s and its subsidiaries’ assets that could have a material effect on its financial statements. There are no significant deficiencies in the design or operation of, or material weaknesses in, Palmarejo’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information, and there is no known fraud that involves management or other employees who have a significant role in the Palmarejo’s internal control over financial reporting. Since June 30, 2005, Palmarejo has received no (x) material complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) expressions of concern from employees of Palmarejo regarding questionable accounting or auditing matters.

(y) Up-the-Ladder Reporting.  No attorney representing Palmarejo or any of its subsidiaries, whether or not employed by Palmarejo or any of its subsidiaries, has reported evidence of a violation of any Law, breach of fiduciary duty or similar violation by Palmarejo or any of its subsidiaries or their respective officers, directors, employees or agents to Palmarejo’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors.

(z) Stock Exchange Compliance.  Palmarejo is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSXV and each other stock exchange or market on which the Palmarejo Shares are listed or posted for trading.

(aa) No Prohibited Personal Loans.  Neither Palmarejo nor any of its subsidiaries has made, arranged or modified (in any material way) any extension of credit, in the form of a personal loan or otherwise, to any executive officer or director of Palmarejo or any of its subsidiaries.

(bb) Reporting Status.  Palmarejo is a reporting issuer or its equivalent in each of Ontario, British Columbia and Alberta. The Palmarejo Shares are listed on the TSXV.

(cc) No Cease Trade.  Palmarejo is not subject to any cease trade or other order of any applicable stock exchange or securities Regulatory Authority and, to the knowledge of Palmarejo, no investigation or other proceedings involving Palmarejo that may operate to prevent or restrict trading of any securities of Palmarejo are currently in progress or pending before any applicable stock exchange or securities Regulatory Authority.

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Schedule 3

Except as disclosed in Coeur’s filings made with the SEC prior to the date hereof:

(a) Organization, Standing and Corporate Power.  Each of Coeur and each of its and its significant subsidiaries, as such term is defined in Rule 1-02 of Regulation S-X of the 1933 Act is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to own its assets and conduct its business as currently owned and conducted. Each of Coeur and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except for such jurisdictions where the failure to so qualify individually or in the aggregate has not and would not reasonably be expected to result in a Coeur Material Adverse Change. Coeur has made available for review to Palmarejo complete and correct copies of its constating documents and comparable organization documents of the subsidiaries of Coeur, in each case as amended to the date of this agreement. Coeur is not in violation of any provision of its constating documents, and no subsidiary of Coeur is in violation of any provisions of its comparable organizational documents.

(b) Coeur Subsidiaries.  All the outstanding shares of capital stock of each subsidiary of Coeur have been validly issued and are fully paid and non-assessable.

(c) Capitalization.  The authorized share capital of Coeur consists of 500,000,000 Coeur Shares and 10,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”). At the close of business on December 31, 2006: (i) 279,054,344 Coeur Shares and no shares of Preferred Stock were outstanding. As of December 31, 2006, there were options outstanding for 2,089,650 Coeur Shares and $180 million principal amount of 1 1/4% Convertible Senior Notes due 2024 that are convertible into Coeur Shares. Except as set forth above, there are no shares of capital stock or other voting securities of Coeur issued or outstanding. Except as set forth above, as of December 31, 2006, there are not any options to which Coeur or any of its subsidiaries is a party or by which any of them is bound relating to the issued or unissued capital stock of Coeur or any of its subsidiaries, or obligating Coeur or any of its subsidiaries to issue, transfer, grant, sell or pay for or repurchase any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, Coeur or any of its subsidiaries or obligating Coeur or any of its subsidiaries to issue, grant, extend or enter into any such options. All shares of Coeur’s capital stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The issuance and sale of all of the shares of capital stock described in this §(c) have been in compliance with all Laws. The weighted average exercise price for outstanding Coeur stock options at December 31, 2006 is $3.56. Coeur has not agreed to register any securities under any securities Laws or granted registration rights to any person or entity. As of the date of this agreement, there are not any outstanding contractual obligations or other requirements of Coeur or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Coeur or any of its subsidiaries, or provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary of Coeur or any other person. Without limiting the generality of the foregoing, there are no stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Coeur or any of its subsidiaries.

(d) Authority; Non-Contravention.  Coeur has all requisite corporate power and corporate authority to enter into this agreement and to consummate the Transaction and to perform its obligations under this agreement. The Coeur Board has unanimously approved this agreement and the Transaction. Except for the approval of the Coeur Resolutions by the Coeur Shareholders at the Coeur Meeting, the execution and delivery of this agreement by Coeur and the consummation by Coeur of the Transaction have been duly authorized by all necessary corporate action on the part of Coeur. No other corporate proceedings on the part of Coeur or any of its subsidiaries are necessary to authorize this agreement and the Transaction. This agreement has been duly executed and delivered by Coeur and constitutes a valid and binding obligation of Coeur, enforceable by Palmarejo against Coeur in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors’ rights generally. Except as set forth in §(d) of the Coeur Disclosure Statement, the

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execution and delivery of this agreement does not, and the consummation of the Transaction and compliance with the provisions of this agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any Lien upon any of the properties or assets of Coeur or any of its subsidiaries under, (i) the constating documents of Coeur or the comparable organization documents of any of its subsidiaries; (ii) any Contract to which Coeur or any of its subsidiaries is a party or by which any of them or their respective properties or assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law applicable to Coeur or any of its subsidiaries or their respective properties or assets, except in the case of clauses (ii) or (iii), as would not reasonably be expected to result in a Coeur Material Adverse Change. No consent, approval, order or authorization of, or registration, declaration or filing with, any Regulatory Authority, is required by or with respect to Coeur or any of its subsidiaries in connection with the execution and delivery of this agreement by Coeur or the consummation by Coeur of the Transaction, except for (i) any approvals required by the Interim Order or the Final Order, and (ii) the other consents, approvals, orders, authorizations, registrations, declarations or filings set out in this agreement. To the extent applicable, the Coeur Board has unanimously determined that the Transaction will not constitute a change of control within the meaning of any compensatory or benefit plan, arrangement or agreement provided or maintained by Coeur or any of its subsidiaries for the benefit of present or former employees, officers, directors or consultants of Coeur or its subsidiaries.

(e) Publicly Filed Documents; Undisclosed Liabilities.  Coeur has filed all required reports, schedules, forms, statements and other documents (including documents incorporated by reference) with the applicable security Regulatory Authorities since December 31, 2006 (the “Coeur Public Disclosure Documents”). As of its date, each Coeur Public Disclosure Document complied in all material respects with the requirements of the Securities Act, or the Securities Exchange Act or the Sarbanes-Oxley Act or 2002, as applicable, and the rules and regulations thereunder applicable to such Coeur Public Disclosure Document. None of the Coeur Public Disclosure Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later-filed Coeur Public Disclosure Document. The consolidated financial statements of Coeur included in the Coeur Public Disclosure Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Coeur as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as and to the extent disclosed, reflected or reserved against on the balance sheet or the notes thereto of Coeur as of December 31, 2006 included in the Coeur Public Disclosure Documents, (ii) as incurred after the date thereof in the ordinary course of business consistent with past practice and not prohibited by this agreement, or (iii) Coeur does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have had or would reasonably be expected to be a Coeur Material Adverse Change. The books and records of Coeur and its subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements.

(f) Information Supplied.  None of the information supplied or to be supplied by Coeur or its subsidiaries for inclusion or incorporation by reference in the Coeur Proxy Statement or any Coeur Information will, at the date the Proxy Statement is first mailed to Coeur Shareholders or the Coeur Information is included in the Plan Circular, as the case may be, or at the time of the Coeur Meeting or Plan Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading. The Coeur Information will comply as to form in all material respects with the requirements of applicable securities Laws, except that no representation or warranty is made by Coeur with respect to statements made or

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incorporated by reference therein based on information supplied by Palmarejo or Bolnisi for inclusion or incorporation by reference in the Proxy Statement or the Coeur Information.

(g) Absence of Certain Changes or Events.  Since December 31, 2006 Coeur has conducted, and caused each of its subsidiaries to conduct, its business only in the ordinary course, and:

(i) there has not been any event, change, effect or development (including any decision to implement such a change made by the board of directors of Coeur or any of its subsidiaries), which, individually or in the aggregate, has been or would reasonably be expected to be a Coeur Material Adverse Change;

(ii) there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Coeur Shares;

(iii) there has not been, except as provided for in this agreement, any split, combination or reclassification of any Coeur Shares or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for Coeur Shares; and

(iv) there has not been any change in accounting methods, principles or practices by Coeur or any of its subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

(h) Restrictions on Business Activities.  There is no agreement, judgement, injunction, order or decree binding upon Coeur or any of its subsidiaries that has, or could reasonably be expected to have, the effect of prohibiting, restricting or impairing any business practice of Coeur or any of its subsidiaries, any acquisition of property by Coeur or any of its subsidiaries or the conduct of business by any of them as currently conducted (including following the Plan) other than such agreements, judgements, injunctions, orders or decrees which are not, individually or in the aggregate, a Coeur Material Adverse Change.

(i) Title.  To the knowledge of Coeur, Coeur has adequate title to its real property interests, except for failures of title that would individually or in the aggregate not be a Coeur Material Adverse Change.

(j) Insurance.  Coeur and its subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Coeur and its subsidiaries.

(k) Litigation.  There is no suit, action or proceeding pending or, to the knowledge of Coeur, threatened against Coeur or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to be a Coeur Material Adverse Change, and there is not any judgment, decree, injunction, rule or order of any Regulatory Authority outstanding against Coeur or any of its subsidiaries being, or which would reasonably be expected to be, a Coeur Material Adverse Change. As of the date of this agreement, there is no suit, action or proceeding pending, or, to the knowledge of Coeur, threatened, against Coeur or any of its subsidiaries that, individually or in the aggregate, would reasonably be expected to prevent or delay in any material respect the consummation of the Transaction.

(l) Determination by the Board.  The board of directors of Coeur has unanimously determined and resolved at its meeting held on May 2, 2007:

(i) that the entering into of this agreement and the performance by Coeur of its obligations hereunder and the Transaction are in the best interests of Coeur and its shareholders;

(ii) to approve the Transaction and this agreement; and

(iii) to recommend that Coeur Shareholders approve the Coeur Resolutions at the Coeur Meeting.

(m) Brokers.  Except for CIBC World Markets, no broker, investment banker, financial advisors or other person is entitled to any broker’s, finder’s, financial advisors’ or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Coeur.

(n) Compliance.  Except for any conflicts, defaults or violations that could not, individually or in the aggregate (taking into account the impact of any cross-defaults), reasonably be expected to result in a Coeur

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Material Adverse Change, Coeur has complied with, and is not in conflict with, or in default (including cross defaults) under or in violation of any Law applicable to its business or operations.

(o) Stock Option Pricing.  Since January 1, 2000, (A) the exercise price of each stock option issued by Coeur has been granted at the Fair Market Value (as defined under the terms of the respective stock incentive plan under which such option was granted) of a Coeur Share as determined on the date of grant of such option, and (B) all grants of such options were validly issued and properly approved by the Coeur Board (or a duly authorized committee or subcommittee thereof) in material compliance with applicable Law and recorded in Coeur’s financial statements referred to in §(e) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

(p) Reserves.  Coeur filed with SEDAR on February 22, 2007 at www.sedar.com Technical Reports for each of the Rochester, Cerro Bayo, Martha, Kensington, Endeavor and Broken Hill projects (the “Coeur Reserve Reports”). The factual, non-interpretive data relating to the properties of Coeur and its subsidiaries on which the Coeur Reserve Reports were based for purposes of estimating the reserves set forth therein, to the knowledge of Coeur, was accurate in all material respects at the time such data was provided to the reserve engineers for the Coeur Reserve Reports. The Coeur Reserve Report conforms to the guidelines with respect thereto of Canadian National Instrument 43-101.

(q) Disclosure Controls and Procedures.  Coeur has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) to provide reasonable assurance to ensure that the information required to be disclosed by Coeur in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Coeur’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Coeur required under the 1934 Act with respect to such reports. Neither Coeur nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” in Coeur’s or any of its subsidiaries’ internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act.

(r) Rights Agreement.  Coeur has taken all action so that the entering into of this agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under Coeur’s rights agreement or enable or require any rights issued pursuant to such agreement to be exercised, distributed or triggered except for such rights to be provided as part of the Plan Consideration.

(s) Foreign Corrupt Practices Act,  To Coeur’s knowledge, neither Coeur nor any of its subsidiaries (nor any person representing Coeur or any of its subsidiaries) has at any time during the last five years while acting on behalf of Coeur or its subsidiaries (a) made any payment in violation of the Foreign Corrupt Practices Act or similar laws of other countries where Coeur engages in business, or (b) made any payment to any foreign, federal or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by the laws of the United States or any jurisdiction thereof.

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Signing page

Executed as an agreement:

Signed by
Coeur d’Alene Mines Corporation
by

sign here ►	/s/ Dennis Wheeler
Chief Executive Officer

print name	Dennis Wheeler

Signed by
Palmarejo Silver and Gold Corporation
by

sign here ►	/s/ J.A. Crombie
Officer

print name	J.A. Crombie

sign here ►

print name

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Annex B-2

Palmarejo Silver and Gold Corporation
5300 Commerce Court West

199 Bay Street, Toronto, ON M5L 1B9	24 September 2007

Attention:  James Crombie

Dear Sir

Extension to Merger Implementation Agreement

This is to confirm our agreement in relation to the Merger Implementation Agreement entered into on 3 May 2007, as follows:

1 Coeur agrees to file the proxy statement with the SEC, in the form Coeur provided to Palmarejo on 24 September, 2007 within 24 hours of the execution of this letter.

2 Subject to paragraph 4 below, the End Date will be amended to the earlier of:

•	the day 45 days after the date the SEC confirms in writing that it has no further comments on the proxy statement, or if that date is between 22 December 2007 and 3 February 2008, to 15 February 2008, and

•	15 February, 2008

3 Clause 6.1(b)(A) is amended by deleting the words “10 Business Days before” and clause 6.1(c)(A) is amended by deleting the words “15 Business Days before”.

4 There will be no change to the End Date or the clauses referred to in paragraph 3 above if:

(a) within 20 days of filing the proxy statement, the SEC confirms it will not review Coeur’s proxy statement; or

(b) the SEC completes its review and confirms in writing that it has no further comments by 19 October, 2007.

5 Palmarejo agrees, upon filing of the proxy statement with the SEC, to jointly issue an announcement in the form attached. Coeur agrees, upon filing of the proxy statement with the SEC, to file a current report on Form 8-K with the SEC attaching the announcement in the form attached.

This amendment does not otherwise amend or affect the validity or enforceability of the Merger Implementation Agreement.

Defined terms in this letter have the meaning given to them in the Merger Implementation Agreement, and clause references in this letter are to clauses of the Merger Implementation Agreement.

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This letter may be signed in any number of counterparts and by the parties on separate counterparts.

Yours sincerely

Signed by
Coeur d’Alene Mines Corporation
by

sign here ►	/s/ Mitchell Krebs
Officer

print name	Mitchell Krebs

AGREED

Signed by
Palmarejo Silver and Gold Corporation
by

sign here ►	/s/ Alain Krushnisky
Authorized Officer

print name	Alain Krushnisky

B-2-2

Annex C

Coeur Financial Statements

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2007	2006
	(In thousands)
	(Unaudited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$236,232	$270,672
Short-term investments	36,270	70,373
Receivables	38,732	43,233
Ore on leach pad	32,729	31,302
Metal and other inventory	18,353	16,341
Deferred tax assets	3,872	3,629
Prepaid expenses and other	8,096	6,047

	374,284	441,597
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	166,368	132,315
Less accumulated depreciation	(67,871)	(64,206)

	98,497	68,109
MINING PROPERTIES
Operational mining properties	135,381	130,447
Less accumulated depletion	(122,283)	(116,361)

	13,098	14,086
Mineral interests	74,526	72,201
Less accumulated depletion	(9,635)	(7,828)

	64,891	64,373
Non-producing and development properties	258,979	190,988

	336,968	269,447
OTHER ASSETS
Ore on leach pad, non-current portion	37,374	35,367
Restricted cash and cash equivalents	21,652	19,492
Debt issuance costs, net	4,999	5,151
Deferred tax assets	1,389	2,544
Other	8,749	7,919

	74,163	70,473

TOTAL ASSETS	$883,912	$849,626

The accompanying notes are an integral part of these consolidated financial statements.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS — (Continued)

	June 30,	December 31,
	2007	2006
	(In thousands except
	share data)
	(Unaudited)

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$35,967	$22,315
Accrued liabilities and other	8,877	11,865
Accrued income taxes	5,363	10,317
Accrued payroll and related benefits	7,005	8,527
Accrued interest payable	1,031	1,031
Current portion of reclamation and mine closure	4,662	4,460

	62,905	58,515
LONG-TERM LIABILITIES
1 1/4% Convertible Senior Notes due January 2024	180,000	180,000
Reclamation and mine closure	27,579	27,226
Other long-term liabilities	4,265	2,891

	211,844	210,117
COMMITMENTS AND CONTINGENCIES
(See Notes H, I, J, L, M and N)
SHAREHOLDERS’ EQUITY
Common Stock, par value $1.00 per share; authorized 500,000,000 shares, issued 279,526,451 and 279,054,344 shares in 2007 and 2006 (1,059,211 shares held in treasury)	279,507	279,054
Additional paid-in capital	779,062	777,798
Accumulated deficit	(437,285)	(463,221)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive income	1,069	553

	609,163	580,994

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$883,912	$849,626

The accompanying notes are an integral part of these consolidated financial statements.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
			(Unaudited)
	(In thousand except per share data)

REVENUES
Sales of metal	$51,664	$54,041	$102,524	$98,895
COSTS AND EXPENSES
Production costs applicable to sales	26,740	21,587	47,760	41,687
Depreciation and depletion	5,753	6,989	12,774	13,307
Administrative and general	5,710	4,528	11,884	9,618
Exploration	2,549	1,934	5,430	3,901
Litigation settlement	—	469	507	469

Total cost and expenses	40,752	35,507	78,355	68,982

OTHER INCOME AND EXPENSE
Interest and other income	4,316	4,794	8,866	7,314
Interest expense, net of capitalized interest	(83)	(367)	(170)	(888)

Total other income and expense	4,233	4,427	8,696	6,426

Income from continuing operations before income taxes	15,145	22,961	32,865	36,339
Income tax benefit (provision)	(3,227)	(2,829)	(6,928)	(2,481)

INCOME FROM CONTINUING OPERATIONS	11,918	20,132	25,937	33,858
Income from discontinued operations, net of income taxes	—	1,357	—	1,968
Gain on sale of net assets of discontinued operations	—	11,159	—	11,159

NET INCOME	11,918	32,648	25,937	46,985
Other comprehensive income (loss)	688	1,736	516	1,740

COMPREHENSIVE INCOME	$12,606	$34,384	$26,453	$48,725

BASIC AND DILUTED INCOME PER SHARE
Basic income per share:
Income from continuing operations	$0.04	$0.07	$0.09	$0.13
Income from discontinued operations	—	0.05	—	0.05

Net income	$0.04	$0.12	$0.09	$0.18

Diluted income per share:
Income from continuing operations	$0.04	$0.07	$0.09	$0.12
Income from discontinued operations	—	0.04	—	0.04

Net income	$0.04	$0.11	$0.09	$0.16

Weighted average number of shares of common stock
Basic	277,763	277,474	277,720	265,049
Diluted	302,240	302,188	302,205	289,832

The accompanying notes are an integral part of these consolidated financial statements.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In Thousands)
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,918	$32,648	$25,937	$46,985
Add (deduct) non-cash items:
Depreciation and depletion	5,753	6,989	12,774	13,307
Deferred taxes	901	(1,058)	1,274	(3,131)
Unrealized loss on embedded derivative, net	1,125	4,760	1,090	3,201
Share based compensation	1,044	538	1,606	1,164
Gain on sale of net assets of discontinued operations and other, net	—	(11,306)	—	(11,322)
Other charges (credits))	(252)	175	(231)	692
Changes in Operating Assets and Liabilities:
Receivables	(1,780)	(4,020)	5,784	810
Prepaid and other current assets	(3,004)	(1,362)	(3,160)	(1,025)
Inventories	(404)	(4,355)	(5,446)	(8,945)
Accounts payable and accrued liabilities	(3,757)	8,554	(5,417)	7,636
Discontinued operations	—	469	—	(176)

CASH PROVIDED BY OPERATING ACTIVITIES	11,544	32,032	34,211	49,196
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(57,701)	(25,677)	(99,704)	(53,484)
Purchases of short-term investments	(17,267)	(80,527)	(50,578)	(224,148)
Proceeds from sales of short-term investments	22,101	62,890	82,261	101,106
Other	(41)	(202)	427	(443)
Discontinued operations	—	14,862	—	14,365

CASH USED IN INVESTING ACTIVITIES	(52,908)	(28,654)	(67,594)	(162,604)
CASH FLOWS FROM FINANCING ACTIVITIES:
Retirement of long-term debt and capital leases	(392)	(352)	(778)	(689)
Proceeds from issuance of common stock	—	—	—	154,560
Payment of public offering costs	—	—	—	(8,388)
Common stock repurchased	—	—	(277)	—
Other	—	280	(2)	(74)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(392)	(72)	(1,057)	145,409

INCREASE IN CASH AND CASH EQUIVALENTS	(41,756)	3,306	(34,440)	32,001
Cash and cash equivalents at beginning of period	277,988	83,591	270,672	54,896

Cash and cash equivalents at end of period	$236,232	$86,897	$236,232	$86,897

The accompanying notes are an integral part of these consolidated financial statements.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements
(Unaudited)

NOTE A —	BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three- and six-month periods ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date. For further information, refer to the consolidated financial statements and footnotes thereto included in the Coeur d’Alene Mines Corporation (“Coeur” or the “Company”) Annual Report on Form 10-K for the year ending December 31, 2006.

NOTE B —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:  The consolidated financial statements include the wholly-owned subsidiaries of the Company, the most significant of which are Coeur Rochester, Inc., Coeur Alaska, Inc., Compania Minera CDE Cerro Bayo Ltd., Coeur Argentina, CDE Australia Pty Ltd. and Empressa Minera Manquiri S.A. The consolidated financial statements also include all entities in which voting control of more than 50% is held by the Company. The Company has no investments in entities in which it has greater than 50% ownership interest accounted for using the equity method. Intercompany balances and transactions have been eliminated in consolidation. Investments in corporate joint ventures where the Company has ownership of 50% or less and funds its proportionate share of expenses are accounted for under the equity method. The Company has no investments in entities in which it has a greater than 20% ownership interest accounted for using the cost method.

Revenue Recognition:   Pursuant to guidance in Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition for Financial Statements”, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collectibility is probable. The passing of title to the customer is based on the terms of the sales contract. Product pricing is determined at the point revenue is recognized by reference to active and freely traded commodity markets, for example the London Bullion Market for both gold and silver, in an identical form to the product sold.

Under our concentrate sales contracts with third-party smelters, final gold and silver prices are set on a specified future quotational period, typically one to three months, after the shipment date based on market metal prices. Revenues are recorded under these contracts at the time title passes to the buyer based on the forward price for the expected settlement period. The contracts, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. Final settlement is based on the average applicable price for a specified future period, and generally occurs from three to six months after shipment. Final sales are settled using smelter weights, settlement assays (average of assays exchanged and/or umpire assay results) and are priced as specified in the smelter contract. The Company’s provisionally priced sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of concentrates measured at the forward price at the time of sale. The embedded derivative does not qualify for hedge accounting. The embedded derivative is recorded as a derivative asset, in prepaid expenses and other assets or as a derivative liability in accrued liabilities and other on the balance sheet and is adjusted to fair value through revenue each period until the date of final gold and silver settlement. The form of the material being sold, after deduction for smelting and refining is in an identical form to that sold on the London Bullion Market. The form of the product is metal in flotation concentrate, which is the final process for which the Company is responsible.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

The effects of forward sales contracts are reflected in revenue at the date the related precious metals are delivered or the contracts expire. Third party smelting and refining costs of $2.0 million, $2.6 million, $3.7 million and $4.3 million during the three and six months ended June 30, 2007 and 2006, respectively, are recorded as a reduction of revenue.

At June 30, 2007, the Company had outstanding provisionally priced sales of $73.1 million, consisting of 3.8 million ounces of silver and 34,159 ounces of gold. For each one cent per ounce change in realized silver price, revenue would vary (plus or minus) approximately $38,300; and for each one dollar per ounce change in realized gold price, revenue would vary (plus or minus) approximately $34,200. At June 30, 2006, the Company had outstanding provisionally priced sales of $43.9 million, consisting of 2.9 million ounces of silver and 16,719 ounces of gold. For each one cent per ounce change in realized silver price, revenue would vary (plus or minus) approximately $28,600; and for each one dollar per ounce change in realized gold price, revenue would vary (plus or minus) approximately $16,700.

Short-term Investments:   Short-term investments principally consist of highly-liquid United States, foreign government and corporate securities and investment-grade auction rate securities, all classified as available-for-sale and reported at fair value with maturities that range from three months to forty years. Unrealized gains and losses on these investments are recorded in accumulated other comprehensive loss as a separate component of shareholders’ equity. Any decline in market value considered to be other than temporary is recognized in determining net income/loss. Realized gains and losses from the sale of these investments are included in determining net income/loss. The Company maintains a pledge of collateral agreement to reserve $1.0 million against the investment portfolio to cover credit exposure related to ACH transactions.

Prior to December 31, 2006, the Company classified its auction rate securities as cash and cash equivalents because the securities were highly liquid and the periods between interest rate resets generally did not exceed 90 days. During the fourth quarter of 2006, the Company determined that, pursuant to SFAS 95, “Statement of Cash Flows”, its auction securities should not have been classified as cash equivalents because their contractual maturities exceed 90 days. The Company classified its auction rate securities as of December 31, 2006 as short term investments.

The Company corrected the classification in its cash flow statement for the three and six months ended June 30, 2006 by reclassifying $22.4 million and $126.8 million of auction rate securities from net changes in cash and cash equivalents to net changes from purchases and/or sales of short-term investments. As a result, the following table shows the amounts, as originally presented in the Company’s Form 10-Q, for the three and six months ended June 30, 2006 and the corrected 2006 amounts as presented in its Form 10-Q for the three and six months ended June 30, 2007. This reclassification had no effect on total current assets, stockholders’ equity, net income (loss), net income (loss) per share or on cash provided by operating activities.

	As Previously
For the Three Months Ended June 30, 2006	Reported	Adjustment	Corrected
	(In thousands)

Cash and Cash Equivalents	$373,392	$(286,495)	$86,897
Net Cash Used in Investing Activities	(6,219)	(22,435)	(28,654)
Increase (decrease) in Cash and Cash Equivalents	25,741	(22,435)	3,306

	As Previously
For the Six Months Ended June 30, 2006	Reported	Adjustment	Corrected
	(In thousands)

Cash and Cash Equivalents	$373,392	$(286,495)	$86,897
Net Cash Used in Investing Activities	(35,829)	(126,775)	(162,604)
Increase (decrease) in Cash and Cash Equivalents	158,776	(126,775)	32,001

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

Ore on Leach Pad:  The heap leach process is a process of extracting silver and gold by placing ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained silver and gold, which are then recovered in metallurgical processes.

The Company uses several integrated steps to scientifically measure the metal content of ore placed on the leach pads. As the ore body is drilled in preparation for the blasting process, samples are taken of the drill residue which is assayed to determine estimated quantities of contained metal. The Company estimates the quantity of ore by utilizing global positioning satellite survey techniques. The Company then processes the ore through crushing facilities where the output is again weighed and sampled for assaying. A metallurgical reconciliation with the data collected from the mining operation is completed with appropriate adjustments made to previous estimates. The crushed ore is then transported to the leach pad for application of the leaching solution. As the leach solution is collected from the leach pads, it is continuously sampled for assaying. The quantity of leach solution is measured by flow meters throughout the leaching and precipitation process. After precipitation, the product is converted to dorè, which is the final product produced by the mine. The inventory is stated at lower of cost or market, with cost being determined using a weighted average cost method.

The Company reported ore on leach pad of $70.1 million as of June 30, 2007. Of this amount, $32.7 million is reported as a current asset and $37.4 million is reported as a non-current asset. The distinction between current and non-current is based upon the expected length of time necessary for the leaching process to remove the metals from the broken ore. The historical cost of the metal that is expected to be extracted within twelve months is classified as current and the historical cost of metals contained within the broken ore that will be extracted beyond twelve months is classified as non-current. Inventories of ore on leach pad are valued based on actual production costs incurred to produce and place ore on the leach pad, adjusted for effects on monthly production of costs of abnormal production levels, less costs allocated to minerals recovered through the leach process.

The estimate of both the ultimate recovery expected over time and the quantity of metal that may be extracted relative to the time the leach process occurs requires the use of estimates which are inherently inaccurate since they rely upon laboratory testwork. Testwork consists of 60 day leach columns from which the Company projects metal recoveries up to five years in the future. The quantities of metal contained in the ore are based upon actual weights and assay analysis. The rate at which the leach process extracts gold and silver from the crushed ore is based upon laboratory column tests and actual experience occurring over approximately twenty years of leach pad operations at the Rochester Mine. The assumptions used by the Company to measure metal content during each stage of the inventory conversion process includes estimated recovery rates based on laboratory testing and assaying. The Company periodically reviews its estimates compared to actual experience and revises its estimates when appropriate. The length of time necessary to achieve ultimate recoveries for silver and gold is currently estimated between 5 and 10 years.

Metal and Other Inventory:  Inventories include concentrate ore, dorè, ore in stockpiles and operating materials and supplies. The classification of inventory is determined by the stage at which the ore is in the production process. Inventories of ore in stock piles are sampled for gold and silver content and are valued based on the lower of actual costs incurred or estimated net realizable value based upon the period ending prices of gold and silver. Material that does not contain a minimum quantity of gold and silver to cover estimated processing expense to recover the contained gold and silver is not classified as inventory and is assigned no value. All inventories are stated at the lower of cost or market, with cost being determined using a weighted average cost method. Concentrate and dorè inventory includes product at the mine site and product held by refineries and are also valued at lower of cost or market value. Metal inventory costs include direct labor, materials, depreciation, depletion and amortization as well as administrative overhead costs relating to mining activities.

Property, Plant, and Equipment:  Expenditures for new facilities, capital leases, new assets or expenditures that extend the useful lives of existing facilities are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the shorter of estimated productive lives of such facilities or the useful life of the individual assets. Productive lives range from 7 to 31 years for buildings and improvements, 3 to 13 years

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

for machinery and equipment and 3 to 7 years for furniture and fixtures. Certain mining equipment is depreciated using the units-of-production method based upon estimated total proven and probable reserves. Maintenance and repairs are expensed as incurred.

Operational Mining Properties and Mine Development:  Costs incurred to develop new properties are capitalized as incurred, where it has been determined that the property can be economically developed. At the Company’s surface mines, these costs include costs to further delineate the ore body. At the Company’s underground mines, these costs include the cost of building access ways, shaft sinking and access, lateral development, drift development, ramps and infrastructure development. All such costs are amortized using the units of production method over the estimated life of the ore body based on recoverable ounces to be mined from proven and probable reserves. Interest expense allocable to the cost of developing mining properties and to construct new facilities is capitalized until assets are ready for their intended use. Gains or losses from sales or retirements of assets are included in other income or expense. Costs incurred during the start-up phase of a mine are expensed as incurred. Ongoing mining expenditures on producing properties are charged against earnings as incurred. Major development expenditures incurred to increase production or extend the life of the mine are capitalized. Mineral exploration costs are expensed as incurred.

Mineral Interests:   Significant payments related to the acquisition of the land and mineral rights are capitalized as incurred. Prior to acquiring such land or mineral rights, the Company generally makes a preliminary evaluation to determine that the property has significant potential to develop an economic ore body. The time between initial acquisition and full evaluation of a property’s potential is variable and is determined by many factors including: location relative to existing infrastructure, the property’s stage of development, geological controls and metal prices. If a mineable ore body is discovered, such costs are amortized when production begins using the units-of-production method based on recoverable ounces to be mined from proven and probable reserves. If no mineable ore body is discovered, such costs are expensed in the period in which it is determined the property has no future economic value.

Asset Impairment:  The Company follows Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to evaluate the recoverability of its assets. Management reviews and evaluates its long-lived assets for impairment when events and changes in circumstances indicate that the related carrying amounts of its assets may not be recoverable. Impairment is considered to exist if total estimated future cash flows or probability-weighted cash flows on an undiscounted basis, are less than the carrying amount of the assets, including property plant and equipment, mineral property, development property, and any deferred costs. An impairment loss is measured and recorded based on the difference between book value and discounted estimated future cash flows or the application of an expected present value technique to estimate fair value in the absence of a market price. Future cash flows include estimates of recoverable ounces, gold and silver prices (considering current and historical prices, price trends and related factors), production levels and capital, all based on life-of-mine plans and projections. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. If the assets are impaired, a calculation of fair value is performed and if the fair value is lower than the carrying value of the assets, the assets are reduced to their fair market value. Any differences between significant assumptions and market conditions and/or the Company’s operating performance could have a material effect on the Company’s determination of ore reserves, or its ability to recover the carrying amounts of its long-lived assets resulting in impairment charges. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of cash flows from other asset groups. Generally, in estimating future cash flows, all assets are grouped at a particular mine for which there is identifiable cash flow.

Restricted Cash and Cash Equivalents:  The Company, under the terms of its lease, self insurance, and bonding agreements with certain banks, lending institutions and regulatory agencies, is required to collateralize certain portions of the Company’s obligations. The Company has collateralized these obligations by assigning certificates of deposit that have maturity dates ranging from three months to a year, to the respective institutions or agency. At June 30, 2007 and December 31, 2006, the Company held certificates of deposit and cash under these agreements of $21.7 million and $19.5 million, respectively, restricted for this purpose. The ultimate timing for the

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

release of the collateralized amounts is dependent on the timing and closure of each mine. In order to release the collateral, the Company must seek approval from certain government agencies responsible for monitoring the mine closure status. Collateral could also be released to the extent the Company was able to secure alternative financial assurance satisfactory to the regulatory agencies. The Company believes there is a reasonable probability that the collateral will remain in place beyond a twelve-month period and has therefore classified these investments as long-term.

Reclamation and Remediation Costs:  The Company follows SFAS No. 143, “Accounting for Asset Retirement Obligations”, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal use of the asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. An accretion cost, representing the increase over time in the present value of the liability, is recorded each period in depreciation, depletion and amortization expense. As reclamation work is performed or liabilities are otherwise settled, the recorded amount of the liability is reduced.

Future remediation costs for inactive mines are accrued based on management’s best estimate at the end of each period of the undiscounted costs expected to be incurred at the site. Such cost estimates include, where applicable, ongoing care and maintenance and monitoring costs. Changes in estimates are reflected in earnings in the period an estimate is revised.

Foreign Currency:   Substantially all assets and liabilities of foreign subsidiaries are translated at exchange rates in effect at the end of each period. Revenues and expenses are translated at the average exchange rate for the period. Foreign currency transaction gains and losses are included in the determination of net income.

Derivative Financial Instruments:  The Company accounts for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” These Statements require recognition of all derivatives as either assets or liabilities on the balance sheet and measurement of those instruments at fair value. Appropriate accounting for changes in the fair value of derivatives held is dependent on whether the derivative instrument is designated and qualifies as an accounting hedge and on the classification of the hedge transaction.

For derivative instruments that are designated and qualify as cash flow hedges, the effective portions of changes in fair value of the derivative are recorded in other comprehensive income (loss), and are recognized in the Statement of Consolidated Operations when the hedged item affects net income (loss) for the period. Ineffective portions of changes in the fair value of cash flow hedges and derivative instruments that are not designated as hedges are recognized currently in earnings. Refer to Note I — Derivative Financial Instruments and Fair Value of Financial Instruments.

Stock-based Compensation Plans:  Effective January 1, 2006, the Company began recording compensation expense associated with awards of equity instruments in accordance with SFAS No. 123(R), “Share-Based Payment”. Prior to January 1, 2006, the Company accounted for awards of equity instruments according to the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and related interpretations, and therefore no related compensation expense was recorded for awards granted with no intrinsic value. The Company adopted the modified prospective transition method provided for under SFAS No. 123(R), and, consequently, has not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with awards of equity instruments recognized includes: 1) amortization related to the remaining unvested portion of all awards granted for the fiscal years 1995 to 2005, based on the grant date fair value, estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”; and 2) amortization related

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

to all equity instrument awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). The compensation costs are included in administrative and general expenses, production costs applicable to sales and the cost of self-constructed property, plant and equipment as deemed appropriate.

The compensation expense recognized in the Company’s consolidated financial statements for the three and six months ended June 30, 2007 for awards of equity instruments was $1.1 million and $1.7 million, respectively, of which $0.1 million and $0.1 million, respectively, was capitalized as part of the mine construction activities. As of June 30, 2007, there was $3.6 million of total unrecognized compensation cost (net of estimated forfeitures) related to unvested stock options, restricted stock grants and performance share grants which is expected to be recognized over a weighted-average vesting period of 2.4 years.

The Company continues to estimate the fair value of each stock option award on the date of grant using the Black-Scholes option valuation model. The Company now estimates forfeitures of stock based awards based on historical data and adjusts the forfeiture rate periodically. The adjustment of the estimated forfeiture rate will result in a cumulative adjustment in the period the forfeiture estimate is changed.

Income Taxes:  The Company computes income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires an asset and liability approach which results in the recognition of deferred tax liabilities and assets for the expected future tax consequences or benefits of temporary differences between the financial reporting basis and the tax basis of assets and liabilities, as well as operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. A valuation allowance has been provided for the portion of the Company’s net deferred tax assets for which it is more likely than not that they will not be realized.

Comprehensive Income:   Comprehensive income includes net income (loss) as well as changes in stockholders’ equity that result from transactions and events other than those with stockholders. Items of comprehensive income include the following:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
		(In thousands)

Net income	$11,918	$32,648	$25,937	$46,985
Unrealized gain on marketable securities	66	20	161	121
Change in fair value of cash flow hedges, net of settlements	622	(503)	349	(598)
Minimum pension liability	—	2,219	—	2,219
Other	—	—	6	(2)

	$12,606	$34,384	$26,453	$48,725

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

Net Income Per Share:   The Company follows SFAS No. 128, “Earnings Per Share,” which requires the presentation of basic and diluted earnings per share. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The effect of potentially dilutive stock options and convertible senior notes outstanding in the three and six months ended June 30, 2007 and 2006 are as follows:

	Three Months Ended			Six Months Ended
	June 30, 2007			June 30, 2007
	Income	Shares	Per-Share	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
	(In thousands except for EPS)

Basic EPS
Net income available to common stockholders	$11,918	277,763	$0.04	$25,937	277,720	$0.09
Effect of Dilutive Securities
Equity awards	—	793	—	—	801	—
1.25% Convertible Notes	74	23,684	—	148	23,684	—

Diluted EPS
Net income available to common stockholders	$11,992	302,240	$0.04	$26,085	302,205	$0.09

	Three Months Ended			Six Months Ended
	June 30, 2006			June 30, 2006
	Income	Shares	Per-Share	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
	(In thousands except for EPS)

Basic EPS
Net income from continuing operations	$20,132	277,474	$0.07	$33,858	265,049	$0.13
Income from discontinued operations	$12,516	277,474	0.05	$13,127	265,049	0.05

Income	$32,648	277,474	$0.12	$46,985	265,049	$0.18
Effect of Dilutive Securities
Equity awards	—	1,030	—	—	1,099	—
1.25% Convertible Notes	338	23,684	—	822	23,684	—

Diluted EPS
Net income from continuing operations	$20,470	302,188	$0.07	$34,680	289,832	$0.12
Income from discontinued operations	$12,516	302,188	0.04	$13,127	289,832	0.04

Income	$32,986	302,188	$0.11	$47,807	289,832	$0.16

For the three and six months ended June 30, 2007, options to purchase 1,502,448 shares of common stock at prices between $3.92 and $8.94 and options to purchase 626,284 shares of common stock at prices between $4.81 to $8.94, respectively, were not included in the computation of diluted EPS because the exercise price of the options was greater than the average market price of the common shares. The options which expire between 2007 to 2017 are outstanding at June 30, 2007.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

Debt Issuance Costs:   Costs associated with the issuance of debt are included in other noncurrent assets and are amortized over the term of the related debt.

Use of Estimates:  The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in their consolidated financial statements and accompanying notes. The areas requiring the use of management’s estimates and assumptions relate to recoverable ounces from proven and probable reserves that are the basis of future cash flow estimates and units-of-production depreciation and amortization calculations; useful lives utilized for depreciation, depletion and amortization; estimates of future cash flows for long lived assets; estimates of recoverable gold and silver ounces in ore on leach pad; the amount and timing of reclamation and remediation costs; valuation allowance for deferred tax assets; and post-employment and other employee benefit liabilities. Actual results could differ from these estimates.

Reclassifications:  Certain prior years have been made to conform to the current year presentation. These reclassifications had no impact on the Company’s consolidated financial position, results of operations or cash flows for the periods presented. The most significant reclassifications were to reclassify investments in auction rate securities from cash and cash equivalents to short-term investments and corresponding adjustments to the consolidated statements of cash flows for the periods ended June 30, 2006.

Recent Accounting Pronouncements:  In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of FAS 159 are effective for the Company’s fiscal year ending December 31, 2008. The Company is currently evaluating the impact that the adoption of this statement will have on the Company’s consolidated financial position, results of operations and disclosures.

In September 2006, the FASB issued FASB Statement No. 157 “Fair Value Measurements” (FAS 157). FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for the Company’s fiscal year ending December 31, 2008. The Company is currently evaluating the impact of the adoption of this statement on the Company’s consolidated financial position, results of operations and disclosures.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (FIN 48) an Interpretation of FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize in its financial statements the impact of a tax position, if that tax position is more likely than not of being sustained on audit, based on the effective technical merits of the position. FIN 48 also provides guidance on derecognition, classification of interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 were adopted beginning January 1, 2007. The adoption of FIN 48 did not have a material effect on the Company’s financial position, results of operations or cash flows.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company has substantially concluded all U.S. federal income tax matters for years through 1999. Federal income tax returns for 2000 through 2005 are subject to examination. The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. There were no significant accrued interest or penalties at June 30, 2007.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

NOTE C —	METAL AND OTHER INVENTORIES

Inventories consist of the following:

	June 30,	December 31,
	2007	2006
	(In thousands)

Concentrate and dore inventory	$11,371	$9,680
Supplies	6,982	6,661

Metal and other inventories	$18,353	$16,341

NOTE D —	DISCONTINUED OPERATIONS AND ASSETS AND LIABILITIES HELD FOR SALE

During the first quarter of 2006, the Company committed to a plan to sell Coeur Silver Valley Inc. (“CSV”), a wholly owned subsidiary of Coeur d’Alene Mines Corporation, that owns and operates the Galena underground silver mine and adjoining properties in Northern Idaho. On April 10, 2006, the Company announced that it had entered into an agreement to sell 100% of the shares of CSV to U.S. Silver Corporation for $15 million in cash. On June 1, 2006, the Company completed the sale of 100% of CSV to U.S. Silver Corporation for a total of $15 million in cash, plus a post closing working capital adjustment of $1.1 million. The Company recorded, within discontinued operations, a gain of approximately $11.2 million in the quarter ended June 30, 2006. Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” CSV was classified as held for sale and the results of its operations reported in discontinued operations for the period ended June 30, 2006.

The following table details selected financial information included in income from discontinued operations in the consolidated statements of operations for the three and six months ended June 30, 2006 (in thousands):

	Three Months	Six Months
	Ended	Ended
	June 30, 2006	June 30, 2006

Sales of metal	$5,513	$11,223
Production costs applicable to sales	(3,973)	(8,233)
Depreciation and depletion	(86)	(681)
Mining exploration	(69)	(279)
Other	(28)	(62)

Income from discontinued operations	$1,357	$1,968
Gain on sale of net assets of discontinued operations	11,159	11,159

Net income from discontinued operations	$12,516	$13,127

NOTE E —	STOCK-BASED COMPENSATION PLANS

The Company has an Annual Incentive Plan, a Long-Term Incentive Plan (the “2003 Long-Term Incentive Plan”) and the 2005 Non-Employee Directors’ Equity Incentive Plan (“2005 Non-Employee Directors’ Plan”). Total employee compensation expense charged to operations and capital projects under these Plans was $1.7 million, $3.1 million, $1.2 million and $2.3 million for the three and six months ended June 30, 2007 and 2006, respectively.

Annual Incentive Plan

Under the Annual Incentive Plan, the Board of Directors may annually approve cash-based awards to the executive officers and salaried employees based on certain Company and employee performance measures. Cash payments for the six months ended June 30, 2007 and 2006, amounted to $2.2 million and $2.7 million, respectively.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

Long-Term Incentive Plan

The 2003 Long-Term Incentive Plan (the “LTIP”) was approved by our shareholders on May 20, 2003, and replaced our prior 1989 Long-Term Incentive Plan. Under the plan, we may grant nonqualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards to our executive officers.

The number of shares authorized for grant under this plan was 6.8 million shares. There were 5.8 million shares reserved for issuance under this plan at June 30, 2007. Of the 5.8 million shares, 3.9 million shares can be issued for future grants. There are 1.4 million options and 0.5 million performance shares outstanding under this plan. Under the previous long-term incentive plan, the number of shares authorized to be issued was 2.9 million. There were 0.6 million shares reserved for issuance at June 30, 2007 for stock options previously awarded. No further awards will be made under this plan.

Non-Employee Directors’ Equity Incentive Plan

On June 3, 2005, the Company’s shareholders approved the 2005 Non-Employee Directors’ Equity Incentive Plan and authorized 500,000 shares of common stock for issuance under the plan. During the six months ended June 30, 2007 and 2006, 59,476 and 35,042 shares were issued in lieu of $0.2 million and $0.2 million, respectively, of Directors’ fees. At June 30, 2007, 0.4 million shares are reserved for issuance under this plan. Under the previous Directors’ plan, options were granted only in lieu of annual directors’ fees. At June 30, 2007, 0.5 million shares are reserved for issuance under this plan for stock options previously awarded. No further grants of options will be made under this plan.

As of June 30, 2007 and 2006, options to purchase 2,467,561 shares and 2,186,264 shares of common stock, respectively, were outstanding under the LTIP and the Directors’ Plans described above. The options are exercisable at prices ranging from $0.74 to $8.94 per share.

Stock options granted under the Company’s incentive plans vest over three years and are exercisable over a period not to exceed ten years from the grant date. Exercise prices are equal to the fair market value of the shares on the date of the grant. The value of each option award is estimated on the date of the grant using the Black-Scholes option pricing model.

Restricted stock grants are based on the fair market value of the underlying shares on the date of grant and vest in equal installments annually over three years. Holders of the restricted stock are entitled to vote the shares and to receive any dividends declared on the shares.

Performance share grants are based on the fair market value of the underlying shares on the date of grant. Vesting is contingent on meeting certain performance measures based on relative total shareholder return. The performance shares vest at the end of the three-year service period. Performance share grants under the plan initially assume that the performance measure will be achieved. If such performance measures are not met, no further compensation cost is recognized and, if determined improbable of achieving the performance measures, any previously recognized compensation is reversed.

Effective January 1, 2006, the Company began recording compensation expense associated with awards of equity instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”. Prior to January 1, 2006, the Company accounted for awards of equity instruments according to the provisions of SFAS No. 123 and related interpretations, and therefore no related compensation expense was recorded for awards granted with no intrinsic value. The Company adopted the modified prospective transition method provided for under SFAS No. 123(R), and, consequently, has not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with awards of equity instruments recognized includes: 1) amortization related to the remaining unvested portion of all awards granted for the fiscal years 1995 to 2005, based on the grant date fair value, estimated in accordance with the original provisions of SFAS No. 123,

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

“Accounting for Stock-Based Compensation”; and 2) amortization related to all equity instrument awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). The compensation cost is included in administrative and general expenses, production costs and the cost of self-constructed property, plant and equipment as deemed appropriate.

Prior to the Company’s adoption of SFAS No. 123(R), benefits of tax deduction in excess of recognized compensation costs were reported as operating cash flows. SFAS No. 123(R) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. There were no significant excess tax benefits for the three and six months ended June 30, 2007 and 2006.

The compensation expense recognized in the Company’s consolidated financial statements for the three and six months ended June 30, 2007 for awards of equity instruments was $1.1 million and $1.7 million, respectively, of which $0.1 million and $0.1 million, respectively, was capitalized as part of the mine construction activities. As of June 30, 2007, there was $3.6 million of total unrecognized compensation cost (net of estimated forfeitures) related to unvested stock options, restricted stock grants and performance share grants which is expected to be recognized over a weighted-average vesting period of 2.4 years.

The impact of adopting SFAS No. 123(R) as of January 1, 2006 resulted in a decrease in net income of $0.3 million, or less than $0.01 per basic and diluted share, for the six months ended June 30, 2006. The impact of adoption excludes the amortization of restricted stock awards in the amount of $0.6 million for the six months ended June 30, 2006. Compensation expense related to the amortization of restricted stock awards was recognized prior to the implementation of SFAS No. 123(R). Cash received from share options exercised under the LTIP for the six months ended June 30, 2007 and 2006 was $0 and $0.6 million, respectively, and is reflected as an other financing activity in the Company’s consolidated statements of cash flows.

The weighted average fair value of stock options on the date of grant, and the assumptions used to estimate the fair value of the stock options using the Black-Scholes option valuation model were as follows:

	Six Months Ended
	June 30,
	2007	2006

Weighted average fair value of options granted	$2.35	$3.35
Expected volatility	58.9%	68.5%
Expected life	6 years	6 years
Risk-free interest rate	4.5%	4.6%
Expected dividend yield	—	—

The expected volatility of the option is determined using historical volatilities based on historical stock prices. The Company estimated the expected life of options granted using the midpoint between the vesting date and the original contractual term. The risk free rate was determined using the yield available on U.S. Treasury Zero-coupon issues with a remaining term equal to the expected life of the option. The Company has not paid dividends on its common stock since 1996.

The following table summarizes stock option activity during the six months ended June 30, 2007:

		Weighted Average
	Shares	Exercise Price

Stock options outstanding at December 31, 2006	2,089,650	$3.56
Granted	462,015	3.99
Canceled/expired	(84,104)	6.45

Stock options outstanding at June 30, 2007	2,467,561	$3.54

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

Options exercisable at June 30, 2007, were 1,705,171 with a weighted average exercise price of $3.21. At June 30, 2007, the total intrinsic value was $2.0 million for stock options outstanding and exercisable.

As of June 30, 2007, the total future compensation cost related to non-vested options not yet recognized in the statement of income was $0.9 million and the weighted average period over which these awards are expected to be recognized was 2.3 years.

The following table summarizes restricted stock activity during the six months ended June 30, 2007:

		Weighted Average
	Number of	Grant Date
	Shares	Fair Value

Outstanding at December 31, 2006	413,032	$4.83
Granted	497,990	3.99
Vested	(190,156)	4.99
Canceled/Expired	(43,732)	4.32

Outstanding at June 30, 2007	677,134	$4.20

The fair value of restricted stock is determined based on the closing stock price on the grant date. As of June 30, 2007, there was $1.5 million of total unrecognized compensation cost related to restricted awards to be recognized over a weighted-average period of 2.5 years.

The following table summarizes performance shares activity during the six months ended June 30, 2007:

		Weighted Average
	Number of	Grant Date
	Shares	Fair Value

Outstanding at December 31, 2006	210,445	$5.14
Granted	306,852	3.99
Canceled/Expired	(45,783)	4.47

Outstanding at June 30, 2007	471,514	$4.46

The fair value of performance shares is determined based on the closing price on the grant date. As of June 30, 2007, there was $1.2 million of total unrecognized compensation cost related to performance shares to be recognized over a weighted average period of 2.3 years.

NOTE F — INCOME TAXES

The Company computes income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires an asset and liability approach which results in the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of those assets and liabilities, as well as net operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company has U.S. net operating loss carryforwards which expire in 2008 through 2025. Net operating losses in foreign countries have an indefinite carryforward period.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

For the six months ended June 30, 2007, the Company reported an income tax provision of approximately $6.9 million compared to an income tax provision of $2.5 million at June 30, 2006. The following table summarizes the components of the Company’s income tax provision for the three and six months ended June 30, 2007 and 2006:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Current:
United States — Alternative minimum tax	$(76)	$(369)	$(309)	$(469)
United States — Foreign withholding	(283)	(169)	(666)	(492)
Foreign — Argentina	(1,308)	(1,900)	(2,906)	(2,511)
Foreign — Australia	(659)	(1,449)	(1,773)	(2,141)
Deferred:
Foreign — Argentina	(349)	279	(174)	492
Foreign — Australia	(461)	425	(361)	199
Foreign — Chile	(91)	354	(739)	2,441

Income tax provision	$(3,227)	$(2,829)	$(6,928)	$(2,481)

The income tax provision for the six months ended June 30, 2007 and 2006 varies from the statutory rate primarily because of differences in tax rates for the Company’s foreign operations and changes in valuation allowances for net deferred tax assets. During the six months ended June 30, 2007, the Company recorded $0.5 million in additional income tax provision resulting from its assessment of prior period tax contingencies across its various tax jurisdictions.

NOTE G — SEGMENT REPORTING

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision-making group is comprised of the Chief Executive Officer, Chief Financial Officer, the Senior Vice President of North American Operations and the President of South American Operations.

The operating segments are managed separately because each segment represents a distinct use of company resources which contribute to Company cash flows in its respective geographic area. The Company’s reportable operating segments include the Rochester, Cerro Bayo, Martha, San Bartolome, Kensington and CDE Australia (Endeavor and Broken Hill) mining properties. On June 1, 2006, the Company completed its sale of Coeur Silver Valley (Galena). For the period ending June 30, 2006, CSV was reported in discontinued operations (see Note D). All operating segments are engaged in the discovery and/or mining of gold and silver and generate the majority of their revenues from the sale of these precious metal concentrates and/or refined precious metals. The Cerro Bayo and Martha mines sell precious metal concentrates, typically under long-term contracts, to smelters located in Japan (Sumitomo Corporation and Dowa Mining Ltd.), Mexico (Met-Mex Penoles) and Germany (Nordeutsche). Refined gold and silver produced by the Rochester mine is principally sold on a spot basis to precious metals trading banks such as Standard Bank and Mitsui. Concentrates produced at CDE Australia (Endeavor and Broken Hill mines) are sold by the mines’ operators to Zinifex, an Australia smelter. The Company’s exploration programs are reported under the “other” segment. The other segment also includes the corporate headquarters, elimination of intersegment transactions and other items necessary to reconcile to consolidated amounts. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies above. The Company evaluates performance and allocates resources based on profit or loss before interest, income taxes, depreciation and amortization, unusual and infrequent items, and extraordinary items.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

Segment operating results and capital expenditures for the three and six months ended June 30, 2007 and segment assets as of June 30, 2007 were as follows:

Segment Reporting								Corporate
Three Months Ended	Rochester	Cerro Bayo	Martha		Broken	San		and
June 30, 2007	Mine	Mine	Mine	Endeavor	Hill	Bartolome	Kensington	Other	Total
	(In thousands)

Sales of metal	24,835	9,987	10,053	1,495	5,294	—	—	—	51,664
Segment profit (loss)	11,660	1,188	5,042	1,363	4,416	—	(34)	(2,654)	20,981
Depreciation and depletion	2,764	1,411	401	122	934	—	—	121	5,753
Interest income	—	304	17	—	—	—	—	3,878	4,199
Interest expense	—	8	—	—	—	—	—	75	83
Income tax (benefit) expense	—	91	1,665	—	—	—	(10)	1,481	3,227
Segment assets(A)	85,035	49,464	13,250	16,341	28,425	98,353	266,582	13,298	570,748
Capital expenditures	92	3,815	3,001	94	212	16,406	33,713	368	57,701

								Corporate
Three Months Ended	Rochester	Cerro Bayo	Martha		Broken	San		and
June 30, 2006	Mine	Mine	Mine	Endeavor	Hill	Bartolome	Kensington	Other	Total

Sales of metal	$25,613	$11,560	$9,804	$770	$6,294	$—	$—	$—	$54,041
Segment profit (loss)	15,136	5,279	5,292	734	5,484	—	(83)	(1,056)	30,786
Depreciation and depletion	3,480	1,580	306	105	1,452	—	—	66	6,989
Interest income	—	123	—	—	—	—	—	4,614	4,737
Interest expense	—	22	—	—	—	—	—	345	367
Litigation settlement	—	—	—	—	—	—	—	(469)	(469)
Income tax (benefit) expense	—	(354)	1,592	—	—	—	—	1,591	2,829
Segment assets(A)	84,549	42,871	11,447	15,316	34,059	37,280	129,883	7,331	362,736
Capital expenditures	584	1,814	694	—	—	1,521	20,928	137	25,677

								Corporate
Six Months Ended	Rochester	Cerro Bayo	Martha		Broken	San		and
June 30, 2007	Mine	Mine	Mine	Endeavor	Hill	Bartolome	Kensington	Other	Total

Sales of metal	52,279	19,768	18,065	3,374	9,020	—	—	—	102,524
Segment profit (loss)	27,419	6,283	7,403	3,086	7,559	—	(196)	(5,238)	46,316
Depreciation and depletion	7,180	2,802	751	279	1,528	—	—	234	12,774
Interest income	—	588	14	—	—	—	—	8,051	8,653
Interest expense	—	19	—	—	—	—	—	151	170
Litigation settlement	—	—	—	—	—	—	—	(507)	(507)
Income tax expense	—	739	3,161	—	—	—	10	3,018	6,928
Segment assets(A)	85,035	49,464	13,250	16,341	28,425	98,353	266,582	13,298	570,748
Capital expenditures	1,105	5,758	3,630	2,112	212	27,704	58,631	552	99,704

								Corporate
Six Months Ended	Rochester	Cerro Bayo	Martha		Broken	San		and
June 30, 2006	Mine	Mine	Mine	Endeavor	Hill	Bartolome	Kensington	Other	Total

Sales of metal	$47,817	$22,274	$15,231	$1,336	$12,237	$—	$—	$—	$98,895
Segment profit (loss)	25,596	10,601	7,269	1,242	9,832	(3)	(90)	(3,444)	51,003
Depreciation and depletion	6,518	2,902	548	215	2,985	—	—	139	13,307
Interest income	—	171	4	—	—	—	—	7,506	7,681
Interest expense	—	49	—	—	—	—	—	839	888
Litigation settlement	—	—	—	—	—	—	—	(469)	(469)
Income tax (benefit) expense	—	(2,441)	2,083	—	—	—	—	2,839	2,481
Segment assets(A)	84,549	42,871	11,447	15,316	34,059	37,280	129,883	7,331	362,736
Capital expenditures	743	2,914	1,377	—	—	3,465	44,680	305	53,484

(A)	Segment assets consist of receivables, prepaids, inventories, property, plant and equipment, and mining properties

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

The following tables reconcile total segment profit and segment assets to those presented in the Company’s consolidated financial statements:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In thousands)

Income from continuing operations before income taxes
Total segment profit	$20,981	$30,786	$46,316	$51,003
Depreciation and amortization	(5,753)	(6,989)	(12,774)	(13,307)
Interest expense	(83)	(367)	(170)	(888)
Litigation settlements	—	(469)	(507)	(469)

Income from continuing operations before income taxes	$15,145	$22,961	$32,865	$36,339

	As of June 30,
	2007	2006

Assets
Total assets for reportable segments	$570,748	$362,736
Cash and cash equivalents	236,232	373,392
Short-term investments	36,270	19,896
Other assets	40,662	38,059

Total consolidated assets	$883,912	$794,083

Geographic Information

Three Months Ended		Long-Lived
June 30, 2007	Revenues	Assets

United States	$24,835	$271,737
Australia	6,789	44,774
Chile	9,987	23,546
Argentina	10,053	6,575
Bolivia	—	88,636
Other Foreign Countries	—	197

Total	$51,664	$435,465

Three Months Ended		Long-Lived
June 30, 2006	Revenues	Assets

United States	$25,613	$144,640
Australia	7,064	46,665
Chile	11,560	19,688
Argentina	9,804	3,402
Bolivia	—	36,538
Other Foreign Countries	—	217

	$54,041	$251,150

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

Six Months Ended		Long-Lived
June 30, 2007	Revenues	Assets

United States	$52,297	$271,737
Australia	12,394	44,774
Chile	19,768	23,546
Argentina	18,065	6,575
Bolivia	—	88,636
Other Foreign Countries	—	197

Total	$102,524	$435,465

Six Months Ended		Long-Lived
June 30, 2006	Revenues	Assets

United States	$47,817	$144,640
Australia	13,573	46,665
Chile	22,274	19,689
Argentina	15,231	3,402
Bolivia	—	36,538
Other Foreign Countries	—	217

Total	$98,895	$251,150

NOTE H — RECLAMATION AND REMEDIATION

Reclamation and remediation costs are based principally on legal and regulatory requirements. Management estimates costs associated with reclamation of mining properties as well as remediation cost for inactive properties. The Company uses assumptions about future costs, mineral prices, mineral processing recovery rates, production levels and capital and reclamation costs. Such assumptions are based on the Company’s current mining plan and the best available information for making such estimates. On an ongoing basis, management evaluates its estimates and assumptions; however, actual amounts could differ from those based on such estimates and assumptions.

Changes to the Company’s asset retirement obligations are as follows:

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2007	2006	2007	2006
		(In thousands)

Beginning balance	$30,168	$23,800	$29,909	$23,524
Accretion	565	445	1,130	890
Settlements	(86)	(388)	(392)	(537)

Ending balance	$30,647	$23,877	$30,647	$23,877

In addition, the Company has accrued $1.6 million and $0.9 million as of June 30, 2007 and 2006, respectively, for reclamation liabilities related to former mining activities. These amounts are also included in reclamation and mine closure liabilities.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

NOTE I —	DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company enters into derivative instruments to manage the Company’s exposure to foreign currency exchange rates and market prices associated with changes in gold and silver commodity prices. The Company accounts for its derivative contracts in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. Accordingly, unrealized gains and losses related to the change in fair market value of derivative contracts, which qualify and are designated as cash flow hedges, are recorded as other comprehensive income or loss and such amounts are recognized in earnings as the associated contracts are settled.

Forward Foreign Exchange Contracts

The Company, from time to time, enters into forward foreign currency exchange contracts to reduce the foreign exchange risk associated with forecasted Chilean peso operating costs for 2007 at its Cerro Bayo mine. The contracts require the Company to exchange U.S. dollars for Chilean pesos at a weighted average exchange rate of 535 pesos to each U.S. dollar. At June 30, 2007, the Company had foreign exchange contracts covering $3.9 million U.S. dollars which settles monthly throughout the remainder of 2007. For the six months ended June 30, 2007 and June 30, 2006, the Company recorded a realized (gain) loss of approximately ($26,000) and $149,000, respectively in connection with its foreign currency hedging program. As of June 30, 2007, the fair value of the foreign exchange contracts was an asset of $0.3 million. Change in gains (losses) accumulated in other comprehensive income (loss) for cash flow hedging contracts are as follows:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
		(In thousands)

Beginning balance	$(333)	$(267)	$(60)	$(171)
Reclassification to earnings	(49)	96	(26)	149
Change in fair value	671	(598)	375	(747)

Ending balance	$289	$(769)	$289	$(769)

Commodity Derivatives

The Company has occasionally entered into forward metal sales contracts to manage the price risk on a portion of its cash flows against fluctuating gold prices. As of June 30, 2007, the Company had no outstanding forward sales contracts for either gold or silver. For metal delivery contracts, the realized price pursuant to the contract is recognized when physical gold or silver is delivered in satisfaction of the contract.

Concentrate Sales Contracts

The Company enters into concentrate sales contracts with third-party smelters. The contracts, in general, provide for a provisional payment based upon provisional assays and quoted metal prices and the provisionally priced sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of concentrates at the forward price at the time of sale. The embedded derivative, which is the final settlement price based on a future price, does not qualify for hedge accounting. These embedded derivatives are recorded as derivative assets (in prepaid expenses and other), or derivative liabilities (in other current liabilities), on the balance sheet and are adjusted to fair value through earnings each period until the date of final settlement.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

At June 30, 2007 the Company had outstanding receivables for provisionally priced sales of $73.1 million, consisting of 3.8 million ounces of silver and 34,159 ounces of gold, which had a fair value of approximately $73.1 million, including the embedded derivative.

NOTE J — LONG-TERM DEBT

1 1/4% Senior Convertible Notes

The $180.0 million principal amount of 1 1/4% Senior Convertible Notes due January 2024 outstanding at June 30, 2007 are convertible into shares of common stock at the option of the holder on January 15, 2011, 2014 and 2019, unless previously redeemed, at a conversion price of $7.60 per share, subject to adjustment in certain events.

The Company is required to make semi-annual interest payments. The Senior Convertible Notes are redeemable at the option of the Company before January 18, 2011, if the closing price of the Company’s common stock over a specified number of trading days has exceeded 150% of the conversion price, and anytime thereafter. Before January 18, 2011, the redemption price is equal to 100% of the principal amount of the notes plus an amount equal to 8.75% of the principal amount of the notes, less the amount of any interest actually paid on the notes on or prior to the redemption date. The Senior Convertible Notes are due at maturity on January 15, 2024.

The fair value of the Senior Convertible Notes is determined by market transactions on or near June 30, 2007 and December 31, 2006, respectively. The fair value of the Senior Convertible Notes as of June 30, 2007 and December 31, 2006 was $159.5 million and $163.8 million, respectively.

NOTE K — DEFINED CONTRIBUTION, 401(k), DEFINED BENEFIT AND POST-RETIREMENT MEDICAL PLANS

Defined Contribution Plan and 401(k) Plan

The Company provides a noncontributory defined contribution retirement plan for all eligible U.S. employees. Total plan expenses recognized in the Company’s consolidated financial statements were $0.2 million and $0.3 million for the three months ended June 30, 2007 and 2006, respectively, and plan expenses charged to operations for the six months ended June 30, 2007 and 2006 were $0.5 million and $0.6 million, respectively.

The Company maintains a savings plan (which qualifies under Section 401(k) of the U.S. Internal Revenue Code) covering all eligible U.S. employees. Under the plan, employees may elect to contribute up to 100% of their cash compensation, subject to ERISA limitations. The Company is required to make matching cash contributions equal to 50% of the employees’ contribution to a maximum of 3% of the employees’ compensation. Employees have the option of investing in thirteen different types of investment funds. Total plan expenses recognized in the Company’s consolidated financial statements were $0.1 million and $0.1 million for the three months ended June 30, 2007 and 2006, respectively, and plan expenses charged to operations for the six months ended June 30, 2007 and 2006 were $0.4 million and $0.3 million, respectively.

As a result of the sale of Coeur Silver Valley, the Company no longer maintains a post-retirement medical or defined benefit pension plans.

NOTE L — COMMITMENTS AND CONTINGENCIES

Labor Union Contracts

The Company maintains two labor agreements in South America, consisting of a labor agreement with Syndicato de Trabajadores de Compañía Minera Cerro Bayo Ltd. at its Cerro Bayo mine in Chile and with Associacion Obrera Minera Argentina at its Martha mine in Argentina. The agreement at Cerro Bayo is effective from December 22, 2005 to December 21, 2007 and the agreement at Mina Martha is effective from June 11, 2007

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

to June 10, 2008. As of June 30, 2007, the Company had approximately 22% of its worldwide labor force covered by collective bargaining agreements.

Termination Benefits

In September 2005, the Company established a one-time termination benefit program at the Rochester mine as the mine approaches the end of its mine life. The employees will be required to render service until they are terminated in order to be eligible for benefits. Approximately 80% of the workforce is expected to be severed by the third quarter of 2007, while the remaining 20% are expected to stay on for residual leaching and reclamation activities. As of June 30, 2007, the total amount expected to be incurred under this plan is approximately $3.2 million. The liability is recognized ratably over the minimum future service period with a corresponding charge to production expense. The amount accrued as of June 30, 2007 was $2.2 million.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In thousands)		(In thousands)

Beginning Balance	$2,009	$986	$1,959	$542
Accruals	502	197	641	936
Payments	(330)	(64)	(419)	(359)

Ending Balance	$2,181	$1,119	$2,181	$1,119

NOTE M — SIGNIFICANT CUSTOMERS

The Company markets its metals products and concentrates primarily to bullion trading banks and five third party smelters. These customers then sell the metals to end users for use in industry applications such as electronic circuitry, jewelry and silverware production and the manufacture and development of photographic film. Sales of metals to bullion trading banks amounted to approximately 51.0% and 48.4% of total metals sales for the six months ended June 30, 2007 and 2006, respectively. Generally, the loss of a single bullion trading bank customer would not adversely affect the Company in view of the liquidity of the markets and availability of alternative trading banks.

The Company currently markets its silver and gold concentrates to third party smelters in Japan, Mexico, Australia and Germany. Sales of metals concentrates to third party smelters amounted to approximately 49.0% and 51.6% of metals sales for the six months ended June 30, 2007 and 2006, respectively. The loss of any one smelter customer could have a material adverse effect in the event of the possible unavailability of alternative smelters.

NOTE N — LITIGATION AND OTHER EVENTS

Federal Natural Resources Action

On March 22, 1996, an action was filed in the United States District Court for the District of Idaho by the United States against various defendants, including the Company, asserting claims under CERCLA and the Clean Water Act for alleged damages to federal natural resources in the Coeur d’Alene River Basin of Northern Idaho. The damages are claimed to result from alleged releases of hazardous substances from mining activities conducted in the area since the late 1800s.

In May 2001, the Company and representatives of the U.S. Government, including the Environmental Protection Agency, the Department of Interior and the Department of Agriculture, reached an agreement to settle the lawsuit. The terms of settlement, which have been fully satisfied by the Company as of June 30, 2007, are set forth in a Consent Decree issued by the court. Pursuant to the terms of the Consent Decree, dated May 14, 2001, the Company paid the U.S. Government a total of approximately $3.9 million in 2001. In addition, the Company (i) will pay the United States 50% of any future recoveries from insurance companies for claims for defense and

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

indemnification under general liability insurance policies in excess of $0.6 million, (ii) has accomplished certain cleanup work on the Mineral Point property and Caladay property, and (iii) has made a conveyance to the U.S. of certain real property to be used as a waste repository. Finally, commencing five years after effectiveness of the settlement (or May 14, 2006), the Company was obligated to pay royalties on all of its domestic and foreign operating properties, up to a cumulative of $3 million, amounting to a 2% net smelter royalty on silver production if the price of silver exceeds $6.50 per ounce, and a $5.00 per ounce royalty on gold production if the price of gold exceeds $325 per ounce. The royalty payment obligation commenced on May 14, 2006 and was to expire May 14, 2021. A total of $0.5 million and $2.5 million was paid in 2007 and 2006, respectively. As of June 30, 2007, the entire $3.0 million has been paid. The Company does not anticipate that there will be any future recoveries from insurance companies. Therefore, the terms of settlement have been fully satisfied.

States of Maine, Idaho And Colorado Superfund Sites Related to Callahan Mining Corporation

During 2001, the United States Forest Service (“USFS”) made a formal request for information regarding the Deadwood Mine Site located in central Idaho. Callahan Mining Corporation had operated at this site during the 1940’s. The USFS believes that some cleanup action is required at the location. However, Coeur d’Alene Mines Corporation did not acquire Callahan until 1991, more than 40 years after Callahan disposed of its interest in the Deadwood property. The Company did not make any decisions with respect to generation, transport or disposal of hazardous waste at the site. Therefore, it is believed that the Company is not liable for any cleanup, and if Callahan might be liable, it has no substantial assets with which to satisfy any such liability. To date, no claim has been made by the United States for any cleanup costs against either the Company or Callahan.

During 2002, the EPA made a formal request for information regarding a Callahan mine site in the State of Maine. Callahan operated there in the late 1960’s, shut the operations down in the early 1970’s and disposed of the property. The EPA contends that some cleanup action is warranted at the site, and listed it on the National Priorities List in late 2002. The Company believes that because it made no decisions with respect to generation, transport or disposal of hazardous waste at this location, it is not liable for any cleanup costs. If Callahan might have liability, it has no substantial assets with which to satisfy such liability. To date, no claim has been made for any cleanup costs against either the Company or Callahan.

In January 2003, the USFS made a formal request for information regarding a Callahan mine site in the State of Colorado known as the Akron Mine Site. Callahan operated there in approximately the late 1930s through the 1940s, and to the Company’s knowledge, disposed of the property. The Company is not aware of what, if any, cleanup action the USFS is contemplating. However, the Company did not make decisions with respect to generation, transport or disposal of hazardous waste at this location, and therefore believes it is not liable for any cleanup costs. If Callahan might have liability, it has no substantial assets with which to satisfy such liability. To date, no claim has been made for any cleanup costs against either the Company or Callahan.

Federal District Court of Alaska Permit Challenge

On September 12, 2005 three environmental groups (“Plaintiffs”) filed a lawsuit in Federal District Court in Alaska the (“District Court”) against the U.S. Army Corps of Engineers (“Corps of Engineers”) and the USFS seeking to invalidate the permit issued to Coeur Alaska, Inc. for the Company’s Kensington mine. The Plaintiffs claim the Clean Water Act (CWA) Section 404 permit issued by the Corps of Engineers authorizing the deposition of mine tailings into Lower Slate Lake conflicts with the CWA and is thus illegal. They additionally claim the USFS’s approval of the Amended Plan of Operations is arbitrary and capricious because it relies on the 404 permit issued by the Corps of Engineers.

Following District Court’s remand of the Section 404 permit to the Corps of Engineers for further review, the Corps reinstated the Company’s permit on March 29, 2006. The lawsuit challenging the permit was re-opened on April 6, 2006; Coeur filed its answer to the Amended Complaint; and Coeur, the State of Alaska, and Goldbelt, Inc., a local native corporation, were granted Defendant-Intervenor status to join the agencies in their defense of the

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited) — (Continued)

permit. On August 4, 2006, the District Court dismissed the Plaintiffs’ challenge and upheld the Section 404 permit. Plaintiffs appealed that decision to the Ninth Circuit Court of Appeals (the “Circuit Court”), and on August 24, 2006, the Circuit Court granted a temporary injunction pending appeal enjoining certain activities relating to the Lake Tailings facility.

On March 7, 2007, the Department of Justice (“DOJ”), on behalf of the Corps of Engineers, filed a motion for authorization under injunction pending appeal to permit construction of a western interception ditch which related to site stabilization due to spring snowmelt. On March 16, 2007, the Circuit Court panel issued an Order which denied the western interception ditch work plan. On May 22, 2007 the Ninth Circuit Court of Appeals reversed the District Court’s August 4, 2006 decision which had upheld the Company’s 404 permit and issued its opinion that remanded the case to the District Court with instructions to vacate the Company’s 404 permit as well as the USFS Record of Decision approving the general tailings disposal plan as well as the Goldbelt 404 permit to construct the Cascade Point Marine Facility. The DOJ, on behalf of the Corps of Engineers and the USFS, filed for an extension of time to file a Petition for Rehearing with the Ninth Circuit. The extension was granted on June 29, 2007. The deadline for filing a Petition for Rehearing to the Ninth Circuit is August 20, 2007. The Company intends to seek an appeal to the Ninth Circuit Court.

This litigation has contributed to an increase in capital costs. While the Company cannot now predict with certainty the outcome of this litigation, it believes it should ultimately prevail. In the event that the Company does not prevail, it could be necessary to seek an alternate site for the tailings disposal facility. The Company is not aware of an alternate site that could be permitted or would be economic. Therefore, it is possible that the failure to obtain reversal upon appeal could render the project uneconomic and an asset impairment would be necessary. In addition, based upon the Company’s current estimates, an impairment writedown could be necessary should the expectation of the long-term price for gold decrease below approximately $540 per ounce. As of June 30, 2007, the Kensington project has a carrying value of its long-lived assets of $264 million. The Company reviews the carrying value of its assets whenever events or changes in circumstances indicate that the carrying amount of its assets may not be fully recoverable. During the first and second quarters of 2007, the Company performed an asset impairment assessment on the Kensington project as a result of a triggering event. The Company did not record any write-downs during the period ended June 30, 2007.

NOTE O —	PROPOSED TRANSACTION

On May 3, 2007, the Company entered into definitive agreements with Bolnisi Gold NL (“Bolnisi”) and Palmarejo Silver and Gold Corporation (“Palmarejo”) to combine the three companies. Bolnisi is the majority shareholder of Palmarejo, holding 73.6% of its outstanding shares. Under the terms of the agreements, Bolnisi shareholders will receive 0.682 Coeur shares for each Bolnisi share they own (or, at the election of the Bolnisi shareholder, CHESS Depositary Interests representing Coeur shares), and Palmarejo shareholders (other than Bolnisi) will receive 2.715 Coeur shares for each Palmarejo share they own. It is anticipated that this will result in Coeur issuing a total of approximately 271.3 million new shares. In addition, Bolnisi and Palmarejo shareholders will receive a nominal cash payment equal to A$0.004 (US$0.003) per Bolnisi share and C$0.004 (US$0.003) per Palmarejo share. The actual amount of consideration paid will be dependent upon the average Coeur stock price and the number of outstanding Bolnisi and Palmarejo shares at the time the acquisition becomes effective and could be more or less than $1.1 billion.

The transaction is subject to approval by the shareholders of Coeur, Bolnisi and Palmarejo, the completion of satisfactory due diligence by Coeur (which was completed on July 3, 2007) and the satisfaction of customary closing conditions (including completion of regulatory reviews and receipt of regulatory approvals, including those of antitrust agencies). The consummation of each of the Bolnisi transaction and the Palmarejo transaction is also conditioned upon the consummation of the other transaction, although Coeur has the right to waive this condition if the Palmarejo transaction does not proceed, and still proceed with the Bolnisi transaction. Both arrangements require approval by the applicable courts in Canada and Australia. Assuming timely completion of the required regulatory processes and receipt of the required shareholder and Court approvals, the Company expects the transaction to be completed in the fourth quarter of 2007.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Coeur d’Alene Mines Corporation:

We have audited the accompanying consolidated balance sheets of Coeur d’Alene Mines Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coeur d’Alene Mines Corporation and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note B to the Consolidated Financial Statements, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment , and Emerging Issues Task Force Issue No. 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry , as of January 1, 2006.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Coeur d’Alene Mines Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 22, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Boise, Idaho
February 22, 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Coeur d’Alene Mines Corporation:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Coeur d’Alene Mines Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Coeur d’Alene Mines Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Coeur d’Alene Mines Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Coeur d’Alene Mines Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Coeur d’Alene Mines Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated February 22, 2007 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Boise, Idaho
February 22, 2007

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In thousands)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$270,672	$54,896
Short-term investments	70,373	185,446
Receivables	43,233	27,986
Ore on leach pad	31,302	25,394
Metal and other inventory	16,341	12,807
Deferred tax assets	3,629	2,255
Prepaid expenses and other	6,047	4,707
Assets of discontinued operations held for sale	—	14,828

	441,597	328,319
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	132,315	105,107
Less accumulated depreciation	(64,206)	(57,929)

	68,109	47,178
MINING PROPERTIES
Operational mining properties	130,447	121,441
Less accumulated depletion	(116,361)	(105,486)

	14,086	15,955
Mineral interests	72,201	72,201
Less accumulated depletion	(7,828)	(2,218)

	64,373	69,983
Non-producing and development properties	190,988	72,488

	269,447	158,426
OTHER ASSETS
Ore on leach pad, non-current portion	35,367	29,254
Restricted cash and cash equivalents	19,492	16,943
Debt issuance costs, net	5,151	5,454
Deferred tax assets	2,544	923
Other	7,919	8,319

	70,473	60,893

TOTAL ASSETS	$849,626	$594,816

The accompanying notes are an integral part of these consolidated financial statements.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In thousands except share data)

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$22,315	$17,189
Accrued liabilities and other	11,865	5,662
Accrued income taxes	10,317	66
Accrued payroll and related benefits	8,527	7,840
Accrued interest payable	1,031	1,031
Current portion of reclamation and mine closure	4,460	1,646
Liabilities of discontinued operations held for sale	—	12,908

	58,515	46,342
LONG-TERM LIABILITIES
1 1/4% Convertible Senior Notes due January 2024	180,000	180,000
Reclamation and mine closure	27,226	23,048
Other long-term liabilities	2,891	3,873

	210,117	206,921
COMMITMENTS AND CONTINGENCIES
(See Notes I, J, L, M, N, O, P and R)
SHAREHOLDERS’ EQUITY
Common Stock, par value $1.00 per share; authorized 500,000,000 shares, issued 279,054,344 and 250,961,353 shares in 2006 and 2005 (1,059,211 shares held in treasury)	279,054	250,961
Additional paid-in capital	777,798	656,977
Accumulated deficit	(463,221)	(551,357)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive income (loss)	553	(1,838)

	580,994	341,553

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$849,626	$594,816

The accompanying notes are an integral part of these consolidated financial statements.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2006	2005	2004
	(In thousands, except per share data)

REVENUES
Sales of metal	$216,573	$156,284	$109,047
COSTS AND EXPENSES
Production costs applicable to sales	92,378	88,232	63,715
Depreciation and depletion	26,772	18,889	16,833
Administrative and general	19,369	20,624	17,499
Exploration	9,474	10,553	8,031
Pre-development	—	6,057	11,449
Litigation settlement	2,365	1,600	—

Total cost and expenses	150,358	145,955	117,527

OTHER INCOME AND EXPENSE
Interest and other income	18,654	8,385	3,165
Interest expense, net of capitalized interest	(1,224)	(2,485)	(2,831)
Merger expenses	—	—	(15,675)

Total other income and expense	17,430	5,900	(15,341)

Income (loss) from continuing operations before income taxes	83,645	16,229	(23,821)
Income tax (provision) benefit	(8,226)	(1,483)	5,785

Income (loss) from continuing operations	75,419	14,746	(18,036)
Income (loss) from discontinued operations, net of income taxes	1,935	(4,195)	1,178
Gain on sale of net assets of discontinued operations, net of income taxes	11,132	—	—

NET INCOME (LOSS)	88,486	10,551	(16,858)
Other comprehensive income (loss)	2,391	447	(908)

COMPREHENSIVE INCOME (LOSS)	$90,877	$10,998	$(17,766)

BASIC AND DILUTED INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Income (loss) from continuing operations	$0.28	$0.06	$(0.08)
Income (loss) from discontinued operations	0.05	(0.02)	—

Net income (loss)	$0.33	$0.04	$(0.08)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.26	$0.06	$(0.08)
Income (loss) from discontinued operations	0.04	(0.02)	—

Net income (loss)	$0.30	$0.04	$(0.08)

Weighted average number of shares of common stock
Basic	271,357	242,915	215,969
Diluted	296,082	243,683	215,969

The accompanying notes are an integral part of these consolidated financial statements.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	For Years Ended December 31, 2006, 2005 and 2004
						Accumulated
	Common	Common	Additional		Shares	Other
	Stock	Stock	Paid-In	Accumulated	Held in	Comprehensive
	Shares	$1 Par	Capital	Deficit	Treasury	Income (Loss)	Total
	(In thousands except share data)

Balances at January 1, 2004	214,195	$214,195	$542,900	$(545,050)	$(13,190)	$(1,377)	$197,478
Net loss	—	—	—	(16,858)	—	—	(16,858)
Unrealized losses on short-term investments and marketable securities	—	—	—	—	—	(347)	(347)
Change in fair value of derivative hedging instruments, net of settlements	—	—	—	—	—	(130)	(130)
Excess additional pension liability over unrecognized prior service cost	—	—	—	—	—	(431)	(431)
Issuance of common stock	26,625	26,625	86,475	—	—	—	113,100
Common stock issued under long-term incentive plans	208	208	432	—	—	—	640
Other	—	—	2	—	—	—	2

Balances at December 31, 2004	241,028	$241,028	$629,809	$(561,908)	$(13,190)	$(2,285)	$293,454
Net income	—	—	—	10,551	—	—	10,551
Unrealized gain on short-term investments and marketable securities	—	—	—	—	—	853	853
Change in fair value of derivative hedging instruments, net of settlements	—	—	—	—	—	(171)	(171)
Excess additional pension liability over unrecognized prior service cost	—	—	—	—	—	(237)	(237)
Issuance of common stock	9,863	9,863	26,351	—	—	—	36,214
Common stock issued under long-term incentive plans	70	70	817	—	—	—	887
Foreign currency translation	—	—	—	—	—	2	2

Balances at December 31, 2005	250,961	$250,961	$656,977	$(551,357)	$(13,190)	$(1,838)	$341,553
Net income	—	—	—	88,486	—	—	88,486
Cumulative effect of accounting change	—	—	—	(350)	—	—	(350)
Unrealized gain on short-term investments and marketable securities	—	—	—	—	—	63	63
Change in fair value of cash flow hedging instruments, net of settlements	—	—	—	—	—	111	111
Elimination of excess additional pension liability over unrecognized prior service cost attributable to discontinued operations	—	—	—	—	—	2,219	2,219
Issuance of common stock	27,600	27,600	118,631	—	—	—	146,231
Common stock issued under long-term incentive plans	493	493	2,190	—	—	—	2,683
Foreign currency translation	—	—	—	—	—	(2)	(2)

Balances at December 31, 2006	279,054	$279,054	$777,798	$(463,221)	$(13,190)	$553	$580,994

The accompanying notes are an integral part of these consolidated financial statements.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$88,486	$10,551	$(16,858)
Add (deduct) non-cash items:
Depreciation and depletion	26,772	18,889	16,833
Deferred taxes	(2,902)	1,629	(4,403)
Unrealized (gain) loss on embedded derivatives	1,166	(2,052)	(82)
Share-based compensation	2,218	1,237	1,137
Amortization of debt issuance costs	303	303	408
Amortization of premium and/or discount on short-term investments, net	24	790	1,527
Other non-cash charges	(313)	250	(16)
Changes in operating assets and liabilities:
Receivables	(14,781)	(19,571)	(2,014)
Prepaid expenses and other	(599)	(183)	(517)
Inventories	(15,555)	(8,308)	(17,492)
Accounts payable and accrued liabilities	17,686	2,349	(167)
Discontinued operations	(11,275)	792	3,062

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	91,230	6,676	(18,582)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(317,743)	(212,252)	(343,019)
Proceeds from sales of short-term investments	430,292	277,021	142,128
Capital expenditures	(147,998)	(113,290)	(8,363)
Other	(328)	103	372
Discontinued operations	15,446	(3,346)	(2,041)

CASH USED IN INVESTING ACTIVITIES	(20,331)	(51,764)	(210,923)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	—	—	(9,561)
Proceeds from issuance of common stock	154,560	36,493	119,803
Payments of common stock issuance costs	(8,329)	(557)	(6,702)
Proceeds from issuance of notes	—	—	180,000
Payments of debt issuance costs	—	—	(6,089)
Borrowings from bank on working capital facility	—	—	6,056
Payments to bank on working capital facility	—	—	(8,422)
Other	(1,354)	(1,170)	(2,055)

CASH PROVIDED BY FINANCING ACTIVITIES:	144,877	34,766	273,030

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	215,776	(10,322)	43,525
Cash and cash equivalents at beginning of period	54,896	65,218	21,693

Cash and cash equivalents at end of period	270,672	$54,896	$65,218

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for:
Interest	$2,334	$2,280	$1,572
Taxes	$814	—	—

The accompanying notes are an integral part of these consolidated financial statements.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands, unless otherwise specified)

NOTE A — BUSINESS OF COEUR D’ALENE MINES CORPORATION

Coeur d’Alene Mines Corporation and its subsidiaries (collectively, “Coeur” or the “Company”) is principally engaged in silver and gold mining and related activities including exploration, development, and mining at its properties located in the United States (Nevada and Alaska), South America (Chile, Argentina and Bolivia) and Australia (New South Wales).

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:  The consolidated financial statements include the wholly-owned subsidiaries of the Company, the most significant of which are Coeur Rochester, Inc., Coeur Silver Valley, Inc., Coeur Alaska, Inc., CDE Cerro Bayo Ltd., Coeur Argentina, CDE Australia and Empressa Minera Manquiri S.A. The consolidated financial statements also include all entities in which voting control of more than 50% is held by the Company. The Company has no investments in entities in which it has greater than 50% ownership interest accounted for using the equity method. Intercompany balances and transactions have been eliminated in consolidation. Investments in corporate joint ventures where the Company has ownership of 50% or less and funds its proportionate share of expenses are accounted for under the equity method. The Company has no investments in entities in which it has a greater than 20% ownership interest accounted for using the cost method.

Revenue Recognition:  Pursuant to guidance in Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition for Financial Statements”, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collectibility is probable. The passing of title to the customer is based on the terms of the sales contract. Product pricing is determined at the point revenue is recognized by reference to active and freely traded commodity markets, for example the London Bullion Market for both gold and silver, in an identical form to the product sold.

Under our concentrate sales contracts with third-party smelters, final gold and silver prices are set on a specified future quotational period, typically one to three months, after the shipment date based on market metal prices. Revenues are recorded under these contracts at the time title passes to the buyer based on the forward price for the expected settlement period. The contracts, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. Final settlement is based on the average applicable price for a specified future period, and generally occurs from three to six months after shipment. Final sales are settled using smelter weights, settlement assays (average of assays exchanged and/or umpire assay results) and are priced as specified in the smelter contract. The Company’s provisionally priced sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of concentrates measured at the forward price at the time of sale. The embedded derivative does not qualify for hedge accounting. The embedded derivative is recorded as a derivative asset, in prepaid expenses and other assets or as a derivative liability in accrued liabilities and other on the balance sheet and is adjusted to fair value through revenue each period until the date of final gold and silver settlement. The form of the material being sold, after deduction for smelting and refining is in an identical form to that sold on the London Bullion Market. The form of the product is metal in flotation concentrate, which is the final process for which the Company is responsible.

The effects of forward sales contracts are reflected in revenue at the date the related precious metals are delivered or the contracts expire. Third party smelting and refining costs of $9.1 million, $6.1 million and $3.3 million in 2006, 2005 and 2004, respectively, are recorded as a reduction of revenue.

At December 31, 2006, the Company had outstanding provisionally priced sales of $74.5 million, consisting of 4.6 million ounces of silver and 29,577 ounces of gold. For each one cent per ounce change in realized silver price, revenue would vary (plus or minus) approximately $45,700 and for each one dollar per ounce change in realized gold price, revenue would vary (plus or minus) approximately $29,600. At December 31, 2005, the Company had outstanding provisionally priced sales of $47.0 million, consisting of 3.5 million ounces of silver and 40,000 ounces

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of gold. For each one cent per ounce change in realized silver price, revenue would vary (plus or minus) approximately $35,400 and for each one dollar per ounce change in realized gold price, revenue would vary (plus or minus) approximately $40,000.

Cash and Cash Equivalents:  Cash and cash equivalents include all highly-liquid investments with a maturity of three months or less at the date of purchase. The Company minimizes its credit risk by investing its cash and cash equivalents with major international banks and financial institutions located principally in the United States and Chile with a minimum credit rating of A1 as defined by Standard & Poor’s. The Company’s management believes that no concentration of credit risk exists with respect to the investment of its cash and cash equivalents.

Short-term Investments:  Short-term investments principally consist of highly-liquid United States, foreign government and corporate securities and investment-grade auction rate securities, all classified as available-for-sale and reported at fair value with maturities that could range from three months to forty years. Unrealized gains and losses on these investments are recorded in accumulated other comprehensive loss as a separate component of shareholders’ equity. Any decline in market value considered to be other than temporary is recognized in determining net income/loss. Realized gains and losses from the sale of these investments are included in determining net income/loss. The Company maintains a pledge of collateral agreement to reserve $1.0 million against the investment portfolio to cover credit exposure related to ACH transactions.

Prior to December 31, 2006, the Company classified its auction rate securities as cash and cash equivalents because the securities were highly liquid and the periods between interest rate resets generally did not exceed 90 days. During the fourth quarter of 2006, the Company determined that, pursuant to SFAS 95, “Statement of Cash Flows”, its auction securities cannot be classified as cash equivalents because their contractual maturities exceed 90 days. The Company classified its auction rate securities as of December 31, 2006 as short term investments.

The Company also corrected the classification in its 2005 and 2004 financial statement presentation by reclassifying $159.7 million and $207.9 million, respectively, of auction rate securities as of December 31, 2005 and December 31, 2004 from cash and cash equivalents to short-term investments. As a result, the following table shows the amounts, as originally presented in the Company’s Form 10-K, for the years ended December 31, 2005 and December 31, 2004 and the corrected 2005 and 2004 amounts as presented in its Form 10-K for the year ended December 31, 2006. This reclassification had no effect on total current assets, stockholders’ equity, net income (loss), net income (loss) per share or on cash provided by operating activities.

	As Previously
For the Year Ended December 31, 2005	Reported	Adjustment	Corrected
	(In thousands)

Cash and Cash Equivalents	$214,616	$(159,720)	$54,896
Short-term Investments	25,726	159,720	185,446
Net Cash Used in Investing Activities	(99,894)	48,130	(51,764)
Decrease in Cash and Cash Equivalents	(58,452)	48,130	(10,322)

	As Previously
For the Year Ended December 31, 2004	Reported	Adjustment	Corrected
	(In thousands)

Cash and Cash Equivalents	$273,068	$(207,850)	$65,218
Short-term Investments	48,993	207,850	256,843
Net Cash Used in Investing Activities	(43,787)	(167,136)	(210,923)
Decrease in Cash and Cash Equivalents	210,661	(167,136)	43,525

Ore on Leach Pad:  The heap leach process is a process of extracting silver and gold by placing ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained silver and gold, which are then recovered in metallurgical processes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company uses several integrated steps to scientifically measure the metal content of ore placed on the leach pads. As the ore body is drilled in preparation for the blasting process, samples are taken of the drill residue which is assayed to determine estimated quantities of contained metal. The Company estimates the quantity of ore by utilizing global positioning satellite survey techniques. The Company then processes the ore through crushing facilities where the output is again weighed and sampled for assaying. A metallurgical reconciliation with the data collected from the mining operation is completed with appropriate adjustments made to previous estimates. The crushed ore is then transported to the leach pad for application of the leaching solution. As the leach solution is collected from the leach pads, it is continuously sampled for assaying. The quantity of leach solution is measured by flow meters throughout the leaching and precipitation process. After precipitation, the product is converted to dorè, which is the final product produced by the mine. The inventory is stated at lower of cost or market, with cost being determined using a weighted average cost method.

The Company reported ore on the leach pads of $66.7 million as of December 31, 2006. Of this amount, $31.3 million is reported as a current asset and $35.4 million is reported as a non-current asset. The distinction between current and non-current is based upon the expected length of time necessary for the leaching process to remove the metals from the broken ore. The historical cost of the metal that is expected to be extracted within twelve months is classified as current and the historical cost of metals contained within the broken ore that will be extracted beyond twelve months is classified as non-current. Inventories of ore on leach pad are valued based on actual production costs incurred to produce and place ore on the leach pad, adjusted for effects on monthly production of costs of abnormal production levels, less costs allocated to minerals recovered through the leach process.

The estimate of both the ultimate recovery expected over time and the quantity of metal that may be extracted relative to the time the leach process occurs requires the use of estimates which are inherently inaccurate since they rely upon laboratory testwork. Testwork consists of 60 day leach columns from which the Company projects metal recoveries up to five years in the future. The quantities of metal contained in the ore are based upon actual weights and assay analysis. The rate at which the leach process extracts gold and silver from the crushed ore is based upon laboratory column tests and actual experience occurring over approximately nineteen years of leach pad operations at the Rochester Mine. The assumptions used by the Company to measure metal content during each stage of the inventory conversion process includes estimated recovery rates based on laboratory testing and assaying. The Company periodically reviews its estimates compared to actual experience and revises its estimates when appropriate. The length of time necessary to achieve ultimate recoveries for silver and gold is currently estimated between 5 and 10 years.

Metal and Other Inventory:  Inventories include concentrate ore, dorè, ore in stockpiles and operating materials and supplies. The classification of inventory is determined by the stage at which the ore is in the production process. Inventories of ore in stock piles are sampled for gold and silver content and are valued based on the lower of actual costs incurred or estimated net realizable value based upon the period ending prices of gold and silver. Material that does not contain a minimum quantity of gold and silver to cover estimated processing expense to recover the contained gold and silver is not classified as inventory and is assigned no value. All inventories are stated at the lower of cost or market, with cost being determined using a weighted average cost method. Concentrate and dorè inventory includes product at the mine site and product held by refineries and are also valued at lower of cost or market value. Metal inventory costs include direct labor, materials, depreciation, depletion and amortization as well as administrative overhead costs relating to mining activities.

Property, Plant, and Equipment:  Expenditures for new facilities, capital leases, new assets or expenditures that extend the useful lives of existing facilities are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the shorter of estimated productive lives of such facilities or the useful life of the individual assets. Productive lives range from 7 to 31 years for buildings and improvements, 3 to 13 years for machinery and equipment and 3 to 7 years for furniture and fixtures. Certain mining equipment is depreciated using the units-of-production method based upon estimated total proven and probable reserves. Maintenance and repairs are expensed as incurred.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Operational Mining Properties and Mine Development:  Costs incurred to develop new properties are capitalized as incurred, where it has been determined that the property can be economically developed. At the Company’s surface mines, these costs include costs to further delineate the ore body. At the Company’s underground mines, these costs include the cost of building access ways, shaft sinking and access, lateral development, drift development, ramps and infrastructure development. All such costs are amortized using the units of production method over the estimated life of the ore body based on recoverable ounces to be mined from proven and probable reserves. Interest expense allocable to the cost of developing mining properties and to construct new facilities is capitalized until assets are ready for their intended use. Gains or losses from sales or retirements of assets are included in other income or expense. Costs incurred during the start-up phase of a mine are expensed as incurred. Ongoing mining expenditures on producing properties are charged against earnings as incurred. Major development expenditures incurred to increase production or extend the life of the mine are capitalized. Mineral exploration costs are expensed as incurred.

Mineral Interests:  Significant payments related to the acquisition of the land and mineral rights are capitalized as incurred. Prior to acquiring such land or mineral rights, the Company generally makes a preliminary evaluation to determine that the property has significant potential to develop an economic ore body. The time between initial acquisition and full evaluation of a property’s potential is variable and is determined by many factors including: location relative to existing infrastructure, the property’s stage of development, geological controls and metal prices. If a mineable ore body is discovered, such costs are amortized when production begins using the units-of-production method based on recoverable ounces to be mined from proven and probable reserves. If no mineable ore body is discovered, such costs are expensed in the period in which it is determined the property has no future economic value.

Asset Impairment:  The Company follows Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to evaluate the recoverability of its assets. Management reviews and evaluates its long-lived assets for impairment when events and changes in circumstances indicate that the related carrying amounts of its assets may not be recoverable. Impairment is considered to exist if total estimated future cash flows or probability-weighted cash flows on an undiscounted basis, are less than the carrying amount of the assets, including property plant and equipment, mineral property, development property, and any deferred costs such as deferred stripping. An impairment loss is measured and recorded based on the difference between book value and discounted estimated future cash flows or the application of an expected present value technique to estimate fair value in the absence of a market price. Future cash flows include estimates of recoverable ounces, gold and silver prices (considering current and historical prices, price trends and related factors), production levels and capital, all based on life-of-mine plans and projections. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. If the assets are impaired, a calculation of fair value is performed and if the fair value is lower than the carrying value of the assets, the assets are reduced to their fair market value. Any differences between significant assumptions and market conditions and/or the Company’s operating performance could have a material effect on the Company’s determination of ore reserves, or its ability to recover the carrying amounts of its long-lived assets resulting in impairment charges. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of cash flows from other asset groups. Generally, in estimating future cash flows, all assets are grouped at a particular mine for which there is identifiable cash flow.

Restricted Cash and Cash Equivalents:  The Company, under the terms of its lease, self insurance, and bonding agreements with certain banks, lending institutions and regulatory agencies, is required to collateralize certain portions of the Company’s obligations. The Company has collateralized these obligations by assigning certificates of deposit that have maturity dates ranging from three months to a year, to the respective institutions or agency. At December 31, 2006 and December 31, 2005, the Company held certificates of deposit and cash under these agreements of $19.5 million and $16.9 million, respectively, restricted for this purpose. The ultimate timing for the release of the collateralized amounts is dependent on the timing and closure of each mine. In order to release the collateral, the Company must seek approval from certain government agencies responsible for monitoring the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

mine closure status. Collateral could also be released to the extent the Company was able to secure alternative financial assurance satisfactory to the regulatory agencies. The Company believes there is a reasonable probability that the collateral will remain in place beyond a twelve-month period and has therefore classified these investments as long-term.

Deferred Stripping Costs:  Effective January 1, 2006, the Company adopted Emerging Issues Task Force (“EITF”) Issue No. 04-06, “Accounting for Stripping Costs Incurred during Production in the Mining Industry.” EITF Issue No. 04-06 addresses the accounting for stripping costs incurred during the production phase of a mine and refers to these costs as variable production costs that should be included as a component of inventory to be recognized in costs applicable to sales in the same period as the revenue from the sale of inventory. The consensus requires application through recognition of a cumulative effect adjustment to opening retained earnings in the period of adoption, with no charge to current earnings for prior periods. The Company recorded a charge of approximately $0.4 million to retained earnings at January 1, 2006 to write off previously capitalized deferred stripping costs, as the cumulative effect of a change in accounting method.

Reclamation and Remediation Costs:  The Company follows SFAS No. 143, “Accounting for Asset Retirement Obligations”, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal use of the asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. An accretion cost, representing the increase over time in the present value of the liability, is recorded each period in depreciation, depletion and amortization expense. As reclamation work is performed or liabilities are otherwise settled, the recorded amount of the liability is reduced.

Future remediation costs for inactive mines are accrued based on management’s best estimate at the end of each period of the undiscounted costs expected to be incurred at the site. Such cost estimates include, where applicable, ongoing care and maintenance and monitoring costs. Changes in estimates are reflected in earnings in the period an estimate is revised.

Foreign Currency:  Substantially all assets and liabilities of foreign subsidiaries are translated at exchange rates in effect at the end of each period. Revenues and expenses are translated at the average exchange rate for the period. Foreign currency transaction gains and losses are included in the determination of net income.

Derivative Financial Instruments:  The Company accounts for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (as amended by SFAS No. 137) and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” These Statements require recognition of all derivatives as either assets or liabilities on the balance sheet and measurement of those instruments at fair value. Appropriate accounting for changes in the fair value of derivatives held is dependent on whether the derivative instrument is designated and qualifies as an accounting hedge and on the classification of the hedge transaction.

For derivative instruments that are designated and qualify as cash flow hedges, the effective portions of changes in fair value of the derivative are recorded in other comprehensive income (loss), and are recognized in the Statement of Consolidated Operations when the hedged item affects net income (loss) for the period. Ineffective portions of changes in the fair value of cash flow hedges are recognized currently in earnings. Refer to Note N — Derivative Financial Instruments and Fair Value of Financial Instruments.

Stock-based Compensation Plans:  Effective January 1, 2006, the Company began recording compensation expense associated with awards of equity instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”. Prior to January 1, 2006, the Company accounted for awards of equity instruments according to the provisions of SFAS No. 123 and related interpretations, and therefore

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

no related compensation expense was recorded for awards granted with no intrinsic value. The Company adopted the modified prospective transition method provided for under SFAS No. 123(R), and, consequently, has not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with awards of equity instruments recognized during 2006 includes: 1) amortization related to the remaining unvested portion of all awards granted for the fiscal years 1995 to 2005, based on the grant date fair value, estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”; and 2) amortization related to all equity instrument awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). The compensation costs are included in administrative and general expenses, productions costs and the cost of self-constructed property, plant and equipment as deemed appropriate.

The compensation expense recognized in the Company’s consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 for awards of equity instruments was $2.4 million, $1.2 million and $1.1 million, respectively. As of December 31, 2006, there was $1.8 million of total unrecognized compensation cost (net of estimated forfeitures) related to unvested stock options, restricted stock grants and performance share grants which is expected to be recognized over a weighted-average vesting period of 2.0 years.

The Company continues to estimate the fair value of each stock option award on the date of grant using the Black-Scholes option valuation model. The Company now estimates forfeitures of stock based awards based on historical data and adjusts the forfeiture rate periodically. The adjustment of the forfeiture rate will result in a cumulative adjustment in the period the forfeiture estimate is changed. During the year ended December 31, 2006, the Company recorded an adjustment of $0.1 million to reduce compensation expense for forfeited awards.

Income Taxes:  The Company computes income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires an asset and liability approach which results in the recognition of deferred tax liabilities and assets for the expected future tax consequences or benefits of temporary differences between the financial reporting basis and the tax basis of assets and liabilities, as well as operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. A valuation allowance has been provided for the portion of the Company’s net deferred tax assets for which it is more likely than not that they will not be realized.

Comprehensive Income (Loss):  Comprehensive income (loss) includes net income (loss) as well as changes in stockholders’ equity that result from transactions and events other than those with stockholders. Items of comprehensive income (loss) include the following:

	2006	2005	2004

Net income (loss)	$88,486	$10,551	$(16,858)
Unrealized gain (loss) on marketable securities	63	853	(347)
Change in fair value of cash flow hedges, net of settlements	111	(169)	(130)
Minimum pension liabilities	2,219	(237)	(431)
Other	(2)	—	—

	$90,877	$10,998	$(17,766)

Net Income (Loss) Per Share:  The Company follows SFAS No. 128, “Earnings Per Share,” which requires the presentation of basic and diluted earnings per share. Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share reflect the potential dilution that could occur if securities or other

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

contracts to issue common stock were exercised or converted into common stock. The effect of potentially dilutive stock options and debentures outstanding in the years ending December 31, 2006, 2005 and 2004 are as follows:

	For the Year Ended			For the Year Ended			For the Year Ended
	December 31, 2006			December 31, 2005			December 31, 2004
	Income	Shares	Per-Share	Income	Shares	Per-Share	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
	(In thousands except for EPS)

Basic EPS
Income (loss) from continuing operations	$75,419	271,357	$0.28	$14,746	242,915	$0.06	$(18,036)	215,969	$(0.08)
Income (loss) from discontinued operations	13,067	271,357	0.05	(4,195)	242,915	(0.02)	1,178	215,969	—

Net income (loss)	$88,486	271,357	$0.33	$10,551	242,915	$0.04	$(16,858)	215,969	$(0.08)
Effect of Dilutive Securities
Equity awards	—	1,041	—	—	768	—	—	—	—
1.25% convertible notes	1,117	23,684	—	—	—	—	—	—	—
Diluted EPS
Income (loss) from continuing operations	$76,536	296,082	0.26	$14,746	243,683	$0.06	$(18,036)	215,969	$(0.08)
Income (loss) from discontinued operations	13,067	296,082	0.04	(4,195)	243,683	(0.02)	1,178	215,969	—

Net income (loss)	$89,603	296,082	$0.30	$10,551	243,683	$0.04	$(16,858)	215,969	$(0.08)

The following potentially dilutive shares have been excluded from earnings per share calculation as their effect is antidilutive:

	December 31, 2006	December 31, 2005	December 31, 2004

Stock options	—	—	1,796,908
1.25% Notes
Convertible at $7.06 per share	—	23,684,211	23,684,211

Total potentially dilutive shares	—	23,684,211	25,481,119

For the years ended 2006, 2005 and 2004, options to purchase 322,653, 876,192 and -0- shares of common stock at prices between $6.66 to $15.15 and $3.92 to $17.94, respectively, were not included in the computation of diluted EPS because the exercise price of options was greater than the average market price of the common shares. The options, which expire between 2007 to 2016, are outstanding at December 31, 2006.

Debt Issuance Costs:  Costs associated with the issuance of debt are included in other noncurrent assets and are amortized over the term of the related debt.

Use of Estimates:  The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in their consolidated financial statements and accompanying notes. The areas requiring the use of management’s estimates and assumptions relate to recoverable ounces from proven and probable reserves that are the basis of future cash flow estimates and units-of-production depreciation and amortization calculations; useful lives utilized for depreciation, depletion and amortization of future cash flows for long lived assets; estimates of recoverable gold and silver ounces in ore on leach pad; the amount and timing of reclamation and remediation costs; valuation allowance for deferred tax assets; and post-employment and other employee benefit liabilities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassifications:  Certain reclassifications of prior year balances have been made to conform to the current year presentation. These reclassifications had no impact on the Company’s consolidated financial position, results of operations or cash flows for the periods presented. The most significant reclassifications were to reclassify the balance sheet amounts and the income statement results from historical presentation to assets and liabilities of discontinued operations and to (loss) income from discontinued operations in the consolidated statements of operations for all periods presented. The consolidated statements of cash flows have been reclassified for discontinued operations for all periods presented. In addition, investments in auction rate securities have been reclassified from cash and cash equivalents to short-term investments on the consolidated balance sheet as of December 31, 2005. We also made corresponding adjustments to the consolidated statements of cash flows for all of the periods presented.

Recent Accounting Pronouncements:  In November 2004, FASB issued SFAS No. 151, “Inventory Costs,” which amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement now requires that these items be recognized as current-period expenses regardless of whether they meet the criterion of “so abnormal” as previously stated in ARB No. 43, Chapter 5, “Intangible Assets”. In addition, this Statement requires that the allocation of fixed production overhead to costs of conversion be based on the normal capacity of the production facility. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company has performed a review of the provisions of the Statement and has determined that its current accounting practice is to recognize the costs attributed to idle facilities as a current-period expense and, therefore adoption in 2006 did not impact the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payments”, which revised SFAS No. 123, “Accounting for Stock-Based Compensation” and superseded Accounting Principles Board (“APB”) Opinion 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS No. 123(R) requires measurement and recording in the financial statements of the costs of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, recognized over the period during which an employee is required to provide services in exchange for such award. The Company adopted the provisions of SFAS No. 123(R) on January 1, 2006, using the modified prospective method. Accordingly, compensation expense was recognized for all newly granted awards and awards modified, repurchased, or cancelled after January 1, 2006. Compensation cost for the unvested portion of awards that were outstanding, as of January 1, 2006, is recognized ratably over the remaining vesting period. The compensation cost for the unvested portion of awards is based on the fair value at date of grant, adjusted for forfeitures, as determined pursuant to SFAS No. 123. The actual effect on net income and earnings per share in future periods will vary depending upon the number and fair value of options granted in future years compared to prior years. The adoption resulted in a charge to the Company’s statement of operations of $1.4 million in 2006 and did not impact the Company’s cash flow.

In March 2005, the Financial Accounting Standards Board (“FASB”) ratified Emerging Issues Task Force (“EITF#148;) Issue No. 04-06, “Accounting for Stripping Costs Incurred during Production in the Mining Industry.#148; EITF Issue No. 04-06 addresses the accounting for stripping costs incurred during the production phase of a mine and refers to these costs as variable production costs that should be included as a component of inventory to be recognized in costs applicable to sales in the same period as the revenue from the sale of inventory. The guidance in EITF Issue No. 04-06 was effective for the Company in 2006. The guidance requires application through recognition of a cumulative effect adjustment to opening retained earnings in the period of adoption. The Company adopted this pronouncement as of January 1, 2006 and recorded a charge of approximately $0.4 million to write off deferred stripping costs, as the cumulative effect of a change in accounting method.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 established new standards on accounting for changes in accounting principles. SFAS No. 154 requires all such changes to be accounted for by retrospective application to the financial statements of prior periods unless prescribed otherwise or it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

corrections made in fiscal years beginning after December 15, 2005. Adoption of SFAS No. 154 did not have a material impact on our consolidated financial position, results of operations or cash flows.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, (FIN 48) an Interpretation of FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize in its financial statements the impact of a tax position, if that tax position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification of interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of retained earnings. Currently, the adoption of FIN 48 is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

NOTE C — SHORT-TERM INVESTMENTS AND MARKETABLE SECURITIES

The Company classifies its investment securities as available-for-sale securities. Pursuant to SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities”, such securities are measured at fair market value in the financial statements with unrealized gains or losses recorded in other comprehensive income (loss). At the time securities are sold or otherwise disposed of, gains or losses are included in net income (loss).

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of available-for-sale securities:

	Available-For-Sale Securities
		Gross	Gross	Estimated
		Unrealized	Unrealized	Fair
	Cost	Losses	Gains	Value

As of December 31, 2006
U.S. Corporate	$65,372	$—	$—	$65,372
U.S. Government	5,000	—	1	5,001

Total debt securities	70,372	—	1	70,373
Equity securities	99	1	622	720

	70,471	1	623	71,093

As of December 31, 2005
Auction Rate Securities	$159,720	$—	$—	$159,720
U.S. Corporate	23,893	51	—	23,842
U.S. Government	1,891	7	—	1,884

Total debt securities	185,504	58	—	185,446
Equity securities	19	4	615	630

	$185,523	$62	$615	$186,076

As of December 31, 2004
Auction Rate Securities	$207,850	$—	$—	$207,850
U.S. Corporate	18,964	107	1	18,858
U.S. Government	29,062	205	—	28,857
State/Municipal	1,285	7	—	1,278

Total debt securities	257,161	319	1	256,843
Equity securities	20	3	17	34

	$257,181	$322	$18	$256,877

Gross realized gains and losses are based on a carrying value (cost, net of discount or premium) of short-term investments sold or adjusted for other than temporary decline in market value. Short-term investments mature at various dates. There were no realized gains and/or losses for the years ended 2006, 2005 and 2004.

Prior to December 31, 2006, the Company concluded that it was appropriate to classify its investments in auction rate securities as short-term investments. Previously such investments had been classified as cash and cash equivalents. Accordingly, the Company revised the classification to report these investments as short-term investments on the consolidated balance sheets as of December 31, 2005 and December 31, 2004. The Company also made corresponding adjustments to the consolidated statements of cash flows for the periods ended December 31, 2005 and December 31, 2004 to reflect the gross purchases and sales of these investments as investing activities rather than as a component of cash and cash equivalents. As of December 31, 2005 and December 31, 2004, $159.7 million and $207.9 million respectively, of these investments were reclassified from cash and cash equivalents to short-term investment on the consolidated Balance Sheet. This reclassification had no effect on the total current assets, stockholders’ equity, net income (loss), net income (loss) per share or cash provided by (used in) operating activities.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE D — DISCONTINUED OPERATIONS AND ASSETS AND LIABILITIES HELD FOR SALE

During the first quarter of 2006, the Company committed to a plan to sell Coeur Silver Valley Inc. (“CSV”), a wholly owned subsidiary of Coeur d’Alene Mines Corporation, that owns and operates the Galena underground silver mine and adjoining properties in Northern Idaho. On April 10, 2006, the Company announced that it had entered into an agreement to sell 100% of the shares of CSV to U.S. Silver Corporation for $15 million in cash. On June 1, 2006, the Company completed the sale of 100% of CSV to U.S. Silver Corporation for a total of $15 million in cash plus a post-closing working capital adjustment of $1.1 million. The Company recorded, within discontinued operations, a gain of approximately $11.1 million in the year ended December 31, 2006. Pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” CSV was classified as held for sale and the results of its operations reported in discontinued operations for all prior periods.

The following table details selected financial information included in the income (loss) from discontinued operations in the consolidated statements of operations for the years ended December 31, 2006, 2005 and 2004 (in thousands):

	2006	2005	2004

Sales of metal	$11,223	$16,052	$23,759
Production costs applicable to sales	(8,233)	(16,698)	(18,637)
Depreciation and depletion	(681)	(1,996)	(1,967)
Mining exploration	(279)	(1,361)	(1,620)
Other	(95)	(192)	(357)

Income (loss) from discontinued operations	1,935	(4,195)	1,178
Gain on sale of net assets of discontinued operations	11,132	—	—

Net income (loss) from discontinued operations	$13,067	$(4,195)	$1,178

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The major classes of assets and liabilities of discontinued operations held for sale in the consolidated balance sheet as of December 31, 2005 is as follows (in thousands):

December 31,
2005

Assets
Receivables	$2,036
Prepaids	906
Inventory	2,561
Property, plant and equipment (net)	2,016
Operational mining properties, net	6,357
Other	952

Total assets of discontinued operations	$14,828

Liabilities
Accounts payable	$747
Accrued liabilities	166
Accrued payroll and related benefits	578
Reclamation and mine closure	6,905
Defined benefit liabilities	2,588
Other non-current liabilities	1,924

Total liabilities of discontinued operations	$12,908

NOTE E — METAL AND OTHER INVENTORIES

Inventories consist of the following:

	December 31,
	2006	2005

Concentrate and doré inventory	$9,680	$7,835
Supplies	6,661	4,972

Metal and other inventory	$16,341	$12,807

NOTE F — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

	December 31,
	2006	2005

Land	$1,112	$1,423
Building improvements	51,818	40,869
Machinery and equipment	77,040	60,470
Capitalized leases for machinery and equipment	2,345	2,345

	132,315	105,107
Accumulated depreciation	(64,206)	(57,929)

	$68,109	$47,178

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s capital expenditures were as follows:

	2006	2005	2004

Rochester	$1,225	$1,197	$3,548
Cerro Bayo	7,555	2,731	2,451
Martha	2,481	2,108	689
San Bartolome	14,597	10,477	950
Kensington	121,552	44,201	83
Endeavor	—	15,410	—
Broken Hill	—	36,667	—
Other	588	499	642

Net asset additions	$147,998	$113,290	$8,363

Discontinued Operations — Coeur Silver Valley	$617	$3,537	$2,151

At December 31, 2006, 2005 and 2004, approximately $12.9 million, $9.6 million and $0, respectively, of invoices for capital expenditures remained in accounts payable and for purposes of the consolidated cash flows were treated as non-cash transactions.

Minimum future lease payments under both capital and operating leases at December 31, 2006 are as follows:

	Capital	Operating
Year Ending December 31,	Leases	Leases

2007	$916	$380
2008	—	—
2009	—	—
2010	—	—
Thereafter	—	—

	916	$380

Less: Amount representing interest	22

	$894

The Company has entered into various operating lease agreements which expire over the next year. Total rent expense charged to net income (loss) under these agreements was $2.6 million, $3.5 million and $4.2 million for 2006, 2005, 2004, respectively.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE G — MINING PROPERTIES

	December 31,
	2006	2005

Capitalized costs for mining properties, net of accumulated depletion consist of the following(A):
Operational mining properties:
Rochester Mine	$4,445	$8,582
Cerro Bayo Mine	8,531	6,660
Martha Mine	1,110	713

Total operational mining properties	14,086	15,955

Mineral interests, net of accumulated depletion
Endeavor Mine	14,508	14,998
Broken Hill Mine	29,740	34,860
San Bartolome(B)	20,125	20,125

Total mineral interests	64,373	69,983

Non-producing and developmental properties:
Kensington(C)	170,458	62,517
San Bartolome(D)	20,388	9,829
Other	142	142

Total non-producing and developmental properties	190,988	72,488

Total mining properties	$269,447	$158,426

(A)	On June 1, 2006, the Company completed the sale of 100% of the shares of its wholly-owned subsidiary, Coeur Silver Valley Inc., to US Silver Corporation for $15 million in cash and additional consideration received of $1.1 million for working capital.

(B)	Balance represents acquisition cost of mineral interest.

(C)	During the third quarter of 2005, the Company commenced construction activities at its Kensington property. The costs incurred subsequent to commencing construction were capitalized as developmental properties.

(D)	During the fourth quarter of 2004, the Company commenced construction activities at its San Bartolome property. The costs incurred subsequent to commencing construction were capitalized as developmental properties.

Operational Mining Properties

Rochester Mine:   The Company has conducted operations at the Rochester Mine, located in Western Nevada, since September 1986. The mine utilizes the heap-leaching process to extract both silver and gold from ore mined using open pit methods. Rochester’s primary product is silver with gold produced as a by-product.

Cerro Bayo Mine:   The Cerro Bayo Mine is a gold and silver underground mine located in southern Chile. Commercial production commenced on April 18, 2002.

Martha Mine:   The Martha Mine is an underground silver mine located in Argentina, approximately 270 miles southeast of Coeur’s Cerro Bayo mine. Coeur acquired a 100% interest in the Martha mine in April 2002. In July 2002, Coeur commenced shipment of ore from the Martha mine to the Cerro Bayo facility for processing.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mineral Interests

Endeavor Mine:   On May 23, 2005, the Company acquired all of the silver production and reserves, up to a maximum 17.7 million payable ounces, contained at the Endeavor Mine in Australia, which is owned and operated by Cobar Operations Pty. Limited (“Cobar”), a wholly-owned subsidiary of CBH Resources Ltd. (“CBH”), for $39.1 million. The Company is entitled to all of the silver production and reserves up to a maximum of 17.7 million payable ounces. The Endeavor Mine is located 720 km northwest of Sydney in New South Wales and has been in production since 1983. Under the terms of the original agreement, CDE Australia, a wholly-owned subsidiary of Coeur, paid Cobar $15.1 million of cash at the closing. In addition, CDE Australia, subject to certain conditions, will pay Cobar approximately $23.7 million upon the receipt of a report confirming that the reserves at the Endeavor mine are equal to or greater than the reported ore reserves for 2004. Payment could occur in 2007. In addition to these upfront payments, pursuant to the original agreement, Coeur pays Cobar an operating cost contribution of $1.00 for each ounce of payable silver plus a further increment which was to begin when the silver price exceeds $5.23 per ounce. This further increment was to begin on the second anniversary of the agreement and would have been 50% of the amount by which the silver price exceeds $5.23 per ounce. A cost contribution of $0.25 per ounce is also payable by Coeur in respect of new ounces of proven and probable silver reserves as they are discovered.

On March 28, 2006, CDE Australia Pty, Ltd. (CDE Australia), reached an agreement with CBH Resources Ltd. to modify the terms of the original silver purchase agreement. Under the modified terms, CDE Australia owns all silver production and reserves up to a total of 20.0 million ounces, up from 17.7 million payable ounces in the original agreement. Based on the most recent ore reserve report, the current ore reserve contains approximately 15.3 million payable ounces. To date, the Company has received 0.7 million payable ounces based on current metallurgical recovery and current smelter contract terms. Expansion of the ore reserve will be required to achieve the maximum payable ounces of silver production as set forth in the modified contract. The silver price-sharing provision is deferred until such time as Coeur has received approximately 2 million cumulative ounces of silver from the mine or June 2007, whichever is later. In addition, the silver price-sharing threshold increased to US$7.00 per ounce, from the previous level of US$5.23 per ounce.

Broken Hill Mine:   On September 8, 2005, the Company acquired all of the silver production and reserves, up to a maximum of 17.2 million payable ounces, contained at the Broken Hill mine in Australia, which is owned and operated by Perilya Broken Hill Ltd. (“PBH”) for $36.7 million. The Broken Hill Mine is located in New South Wales, Australia and is a zinc/lead/silver ore body. Pursuant to the Agreement, the transaction includes up to a maximum of approximately 24.5 million contained ounces (or 17.2 million payable ounces) of silver to be mined by PBH at Broken Hill on the Company’s behalf. In addition, CDE Australia will pay PBH an operating cost contribution of approximately US$2.00 for each ounce of payable silver under the terms of the Agreement and PBH may earn up to US$6.0 million of additional consideration by meeting certain silver production thresholds through 2014. No additional payments were made during 2006 or 2005.

Non-Producing and Development Properties

San Bartolome Project:  On September 9, 1999, the Company acquired Empressa Minera Manquiri (“Manquiri”). Manquiri’s principal asset is the San Bartolome project, a silver exploration and development property located near the city of Potosi, Bolivia. The San Bartolome project consists of silver-bearing gravel deposits which lend themselves to simple surface mining methods. The mineral rights for the San Bartolome project are held through long-term joint venture/lease agreements with several local independent mining co-operatives and the Bolivian State owned mining company, (“COMIBOL”). Production from San Bartolome is subject to a royalty of 4% payable to the co-operatives and COMIBOL. During 2004, the Company completed an updated feasibility study, obtained all required permits and commenced construction of the San Bartolome mine. The Company estimates the cost of construction (excluding political risk insurance premiums and capitalized interest) of the San Bartolome mine to be approximately $174 million. During 2006, the Company capitalized $14.6 million in connection with construction activities at San Bartolome.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Kensington Project:   Kensington is a gold property located near Juneau, Alaska. The mine will be an underground gold mine accessed by a horizontal tunnel and will utilize conventional and mechanized underground mining methods. The ore will be processed in a flotation mill that produces a concentrate which will be sold to third party smelters. During 2006, the Company capitalized $121.6 million in connection with construction activities at Kensington. The company estimates the total cost of construction to be approximately $238 million.

Discontinued Operations

Coeur Silver Valley (Galena) Mine:

On June 1, 2006, the Company completed the sale of 100% of the shares of its wholly owned subsidiary Coeur Silver Valley, Inc. to U.S. Silver Corporation for $15 million in cash plus a post-closing working capital adjustment of $1.1 million.

NOTE H — LONG-TERM DEBT

  1 1/4% Debentures

The $180.0 million principal amount of 1 1/4% Debentures due 2024 outstanding at December 31, 2006 are convertible into shares of common stock at the option of the holder on January 15, 2011, 2014, and 2019, unless previously redeemed, at a conversion price of $7.60 per share, subject to adjustment in certain events.

The Company is required to make semi-annual interest payments on the debentures. The debentures are redeemable at the option of the Company before January 18, 2011, if the closing price of the Company’s common stock over a specified number of trading days has exceeded 150% of the conversion price, and anytime thereafter. Before January 18, 2011, the redemption price is equal to 100% of the principal amount of the notes plus an amount equal to 8.75% of the principal amount of the notes, less the amount of any interest actually paid on the notes on or prior to the redemption date. The debentures have no other funding requirements until their maturity on January 15, 2024.

The fair value of the debentures is determined by market transactions on or near December 31, 2006 and 2005, respectively. The fair value of the debentures, as of December 31, 2006 and 2005, was $163.8 million and $146.7 million, respectively.

Total interest expense on debentures and notes for the year ended December 31, 2006, 2005, and 2004 was $2.3 million, of which $1.4 million was capitalized as a cost of certain properties under development in 2006, $2.3 million, of which $0.2 million was capitalized as a cost of certain properties under development in 2005, and $2.9 million, of which $0.1 million was capitalized as a cost of certain properties under development in 2004, respectively.

Interest paid was $2.3 million in 2006, $2.3 million in 2005, and $1.6 million in 2004.

NOTE I — RECLAMATION AND REMEDIATION COSTS

Reclamation and remediation costs are based principally on legal and regulatory requirements. Management estimates costs associated with reclamation of mining properties as well as remediation costs for inactive properties. The Company uses assumptions about future costs, mineral prices, mineral processing recovery rates, production levels and capital and reclamation costs. Such assumptions are based on the Company’s current mining plan and the best available information for making such estimates. On an ongoing basis, management evaluates its estimates and assumptions; however, actual amounts could differ from those based on such estimates and assumptions.

The Asset Retirement Obligation is measured using the following factors: 1) Expected labor costs, 2) Allocated overhead and equipment charges, 3) Contractor markup, 4) Inflation adjustment, and 5) Market risk premium. The sum of all these costs is discounted, using the Company’s credit adjusted risk-free interest rate, from the time we

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expect to pay the retirement obligation to the time we incur the obligation. The measurement objective is to determine the amount a third party would demand to assume the asset retirement obligation.

Upon initial recognition of a liability for an asset retirement obligation, the Company capitalized the asset retirement cost as an increase in the carrying amount of the related long-lived asset. The Company depletes this amount using the units-of-production method. The Company is not required to re-measure the obligation at fair value each period, but the Company is required to evaluate the cash flow estimates at the end of each reporting period to determine whether the estimates continue to be appropriate. Upward revisions in the amount of undiscounted cash flows are discounted using a current credit-adjusted risk-free rate. Downward revisions are discounted using the credit-adjusted risk-free rate that existed when the original liability was recorded.

At December 31, 2006 and 2005, $29.9 million and $23.5 million, respectively, were accrued for reclamation obligations related to currently producing and developmental mineral properties. In addition, the Company has accrued $1.8 million and $1.2 million, respectively, for reclamation obligations associated with former mining activities. These amounts are also included in reclamation and mine closure liabilities.

In the fourth quarter of 2006, the Company reviewed its cash flow estimates for its asset retirement obligations. This resulted in a net increase to the asset retirement obligation of $6.1 million and a corresponding increase to the carrying amount of the asset to be retired. For the purpose of consolidated statement of cash flows, these amounts are non-cash transactions. The increase was due to additional reclamation required at the Company’s Rochester mine, Kensington and San Bartolome projects. The increase was discounted using the Company’s current weighted average credit adjusted risk-free rate of 7.6%.

In the fourth quarter of 2005, the Company reviewed its cash flow estimates for its asset retirement obligations. This resulted in a net increase to the asset retirement obligation of $6.4 million and a corresponding increase to the carrying amount of the asset to be retired. For the purpose of consolidated statement of cash flows, these amounts are non-cash transactions. The increase was due to additional reclamation required as a result of the expansion of the Company’s Cerro Bayo mine and adjustments to future estimated costs at the Company’s Rochester mine, Kensington project and San Bartolome project. The increase was discounted using the Company’s current weighted average credit adjusted risk-free rate of 7.79%.

The following is a description of the changes to the Company’s asset retirement obligations for the years ended December 31, 2006 and 2005:

	Year Ended December 31,
	2006	2005
	(In thousands)

Asset retirement obligation — January 1	$23,524	$16,921
Accretion	1,780	1,265
Additions	6,069	6,397
Changes in estimates	(507)	(74)
Settlements	(957)	(985)

Asset retirement obligation — December 31	$29,909	$23,524

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE J — INCOME TAXES

Income (loss) from continuing operations before income taxes is as follows:

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

United States	$33,252	$(5,576)	$(22,281)
Foreign	50,393	21,805	(1,540)

Total	$83,645	$16,229	$(23,821)

The components of the consolidated income tax (provision) benefit from continuing operations were as follows:

	Years Ended December 31,
	2006	2005	2004

Current:
United States — Alternative minimum tax	$(900)	$212	$1,382
United States — Foreign withholding	(713)	—	—
Foreign — Argentina	(4,842)	(66)	—
Foreign — Australia	(4,673)	—	—
Deferred:
Foreign — Argentina	65	929	—
Foreign — Australia	(93)	(404)	—
Foreign — Chile	2,930	(2,154)	4,403

Income tax benefit (provision)	$(8,226)	$(1,483)	$5,785

A reconciliation of the Company’s effective tax rate with the federal statutory tax rate for the periods indicated is as follows:

	Years Ended December 31
	2006	2005	2004

Tax benefit (provision) from continuing operations	$(29,276)	$(5,680)	$8,337
State tax benefit (provision) from continuing operations	(2,509)	(487)	715
Excess percentage depletion and related deductions	6,199	4,265	3,698
Change in valuation allowances	14,778	(5,555)	(9,474)
Effect of foreign earnings	4,744	4,744	1,346
US and foreign non-deductible expenses	(1,059)	632	610
Foreign currency exchange rates	—	827	—
Other net	(1,103)	(229)	553

	$(8,226)	$(1,483)	$5,785

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006 and 2005, the significant components of the Company’s deferred tax assets and liabilities were as follows:

	Years Ended December 31,
	2006	2005

Deferred tax liabilities:
Property, plant and equipment, net	$7,318	$7,665
Investments in foreign subsidiaries	9,761	471

	17,079	8,136

Deferred tax assets:
Mineral properties	62,284	66,664
Net operating loss carryforwards	68,794	88,130
Alternative minimum tax credit carryforwards	2,479	1,246
Investments in foreign subsidiaries	8,129	404
Capital loss carryforwards	12,864	5,672
Other	6,197	3,173

	160,747	165,289
Valuation allowance	(137,992)	(154,379)

	22,755	10,910

Net deferred tax assets	$5,676	$2,774

The Company has not had a strong earnings history which would be objective evidence as required by generally accepted accounting principles to recognize its net operating less carryforwards and other deductible temporary differences. It is likely that the alternative minimum tax will exceed the regular tax for the foreseeable future. Accordingly, the Company has recorded a valuation allowance of $138.0 million as of December 31, 2006, which includes a full valuation allowance against the $2.5 million minimum tax credit carryforward, which is available for an unlimited carryforward period to offset regular federal income tax in excess of the alternative minimum tax. The Company has reviewed its domestic and foreign deferred tax assets and, except for approximately $6.2 million deferred tax assets related to the Company’s Cerro Bayo and Martha mines, has not recognized the potential tax benefits in other jurisdictions because at this time management believes that the realization of such benefits in future periods does not meet the more likely than not criteria. The Company has evaluated the amount of taxable income and periods over which it must be earned to allow for realization of its deferred tax assets. Based on this analysis, the Company determined that over the next two years pretax book income in Chile and Argentina where the future tax rate is 17% and 35%, respectively, is sufficient for recognition of $6.2 million of deferred tax assets. The Company monitors the valuation allowance each quarter and makes adjustments to the allowance as appropriate based primarily upon continued development of an earnings history and projected future earnings.

During the first quarter of 2006, the Company incurred another ownership change which generally limits the availability of existing tax attributes, including net operating loss carryforwards to reduce future taxable income.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company will be limited from utilizing tax attributes to reduce future taxable income or tax liabilities. Therefore, the Company has the following tax attribute carryforwards as of December 31, 2006:

	U.S.	Chile	New Zealand	Other	Total

Regular net operating losses	$86,004	$30,464	$93,267	$444	$210,179
Alternative minimum tax net operating losses	53,651	—	—	—	53,651
Capital losses	33,853	—	—	—	33,853
Alternative minimum tax credits	2,180	—	—	—	2,180
Foreign tax credits	299	—	—	—	299

The U.S. net operating losses expire in 2011 through 2025 while the foreign country net operating losses generally have an indefinite carryforward period. The Company’s capital losses expire in 2007 through 2011; alternative minimum tax credits have an indefinite carryforward period and the foreign tax credits generally expire in 2026.

NOTE K — SHAREHOLDERS EQUITY

On May 11, 1999, the Company’s shareholders adopted a new shareholder rights plan (the “Plan”). The Plan entitles each holder of the Company’s common stock to one right. Each right entitles the holder to purchase one one-hundredth of a share of newly authorized Series B Junior Preferred Stock at an exercise price of $100. The rights will not be distributed and become exercisable unless and until ten business days after a person acquires 20% of the outstanding common shares or commences an offer that would result in the ownership of 30% or more of the shares. Each right also carries the right to receive upon exercise that number of Coeur common shares which has a market value equal to two times the exercise price. Each preferred share issued is entitled to receive 100 times the dividend declared per share of common stock and 100 votes for each share of common stock and is entitled to 100 times the liquidation payment made per common share. The Board may elect to redeem the rights prior to their exercisability at a price of $0.01 per right. The new rights will expire on May 24, 2009, unless earlier redeemed or exchanged by the Company. Any preferred shares issued are not redeemable. At December 31, 2006 and 2005, there were a total of 277,995,133 and 249,902,142 rights outstanding, respectively, which was equal to the number of outstanding shares of common stock.

Stock Issues During 2006

During the first quarter of 2006, the Company completed a public offering of 27.6 million shares of common stock at a public offering price of $5.60 per share. The Company realized net proceeds of $146.2 million after payment of the underwriters’ discount. Offering costs incurred were $8.3 million.

Stock Issues During 2005

During the third quarter of 2005, the Company completed a public offering of 9.9 million shares of common stock at a public offering price of $3.70 per share. The Company realized total net proceeds from the offering, after payment of the underwriters’ discount, of approximately $35.9 million. Offering costs incurred were $0.6 million.

Stock Issues During 2004

During the fourth quarter of 2004, the Company completed a public offering of 26.6 million shares of common stock at a public offering price of $4.50 per share, which included 1.6 million shares purchased by the underwriters at the offering price to cover over allotments. The Company realized total net proceeds from the offering, after payment of the underwriters’ discount, of approximately $113.1 million. Offering costs incurred were $6.7 million.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE L — STOCK-BASED COMPENSATION PLANS

The Company has an Annual Incentive Plan, a Long-Term Incentive Plan (the “2003 Long-Term Incentive Plan”) and a Directors’ Plan (the “Directors’ Plan”). Total employee compensation expense charged to operations and capital projects under these Plans was $4.6 million, $3.9 million and $2.8 million for 2006, 2005 and 2004, respectively.

Annual Incentive Plan

Under the Annual Incentive Plan, the Board of Directors may annually approve cash-based awards to the executive officers and key management employees based on certain Company and employee performance measures. Cash payments for 2006, 2005 and 2004 amounted to $2.2 million, $2.7 million and $2.0 million, respectively.

1989 Long-Term Incentive Plan

Under the 1989 Long-Term Incentive Plan, as amended by shareholders in 1995, the Company may grant non-qualified and incentive stock options that are exercisable at prices equal to the fair market value of the shares on the date of grant and vest cumulatively at an annual rate of one third during the three-year period following the date of grant. In addition to stock options, the Company’s 1989 Long-Term Incentive Plan provides for grants of stock appreciation rights (SAR’s), restricted stock, restricted stock units, performance shares, performance units, cash based awards, and stock based awards.

The number of shares authorized to be issued under this plan was 2.9 million shares. There were 0.6 million shares reserved for issuance under this plan at December 31, 2006 for stock options previously awarded. No further awards will be made under this plan.

2003 Long-Term Incentive Plan

The 2003 Long-Term Incentive Plan (the “LTIP”) was approved by our shareholders on May 20, 2003, and replaced our prior 1989 Long-Term Incentive Plan. Under the plan, we may grant nonqualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards to our executive officers.

The number of shares authorized for grant under this plan was 6.8 million shares. There were 6.2 million shares reserved for issuance under this plan at December 31, 2006. Of the 6.2 million shares, 4.9 million shares can be issued for future grants. There are 1.0 million options and 0.2 million performance shares outstanding under these plans.

Directors Plan

On June 3, 2005, the Company’s shareholders approved the 2005 Non-Employee Directors’ Equity Incentive Plan and authorized 500,000 shares of common stock for issuance under the plan. During 2006 and 2005, 35,042 and 35,996 shares were issued in lieu of $0.2 million and $0.1 million, respectively, of Directors’ fees. At December 31, 2006, 0.4 million shares are reserved for issuance under this plan.

Under the previous Directors’ plan, options were granted only in lieu of annual directors’ fees. For the year ended December 31, 2004, a total of 40,318 options had been granted in lieu of directors’ fees of $0.1 million. At December 31, 2006, 0.5 million shares are reserved for issuance under this plan for stock options previously awarded. No further grants will be made under this plan.

As of December 31, 2006 and 2005, options to purchase 2,089,650 shares and 2,218,629 shares of common stock, respectively, were outstanding under the Long-Term and the Directors’ Plans described above. The options are exercisable at prices ranging from $0.74 to $17.94 per share.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock options granted under the Company’s incentive plans vest over three years and are exercisable over a period not to exceed 10 years from the grant date. Exercise prices are equal to the fair market value of the shares on the date of the grant. The value of each option award is estimated on the date of the grant using the Black-Scholes option pricing model.

Restricted stock is granted at the fair market value of the underlying shares on the date of grant and vest in equal installments annually over three years. Holders of the restricted stock are entitled to vote the shares and to receive any dividends declared on the shares.

Performance shares also are granted at the fair market value of the underlying shares on the date of grant. Vesting is contingent on meeting certain performance measures based on relative total shareholder return. The performance shares vest at the end of the three-year service period. Performance shares granted under the plan assume that the performance measure will be achieved. If such performance measures are not met, no further compensation cost is recognized and if determined improbable of achieving the performance measures any previously recognized compensation is reversed.

Effective January 1, 2006, the Company began recording compensation expense associated with awards of equity instruments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”. Prior to January 1, 2006, the Company accounted for awards of equity instruments according to the provisions of SFAS No. 123 and related interpretations, and therefore no related compensation expense was recorded for awards granted with no intrinsic value. The Company adopted the modified prospective transition method provided for under SFAS No. 123(R), and, consequently, has not retroactively adjusted results from prior periods. Under this transition method, compensation cost associated with awards of equity instruments recognized in 2006 includes: 1) amortization related to the remaining unvested portion of all awards granted for the fiscal years 1995 to 2005, based on the grant date fair value, estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”; and 2) amortization related to all equity instruments awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). The compensation cost is included in administrative and general expenses, production costs and the cost of self-constructed property, plant and equipment as deemed appropriate.

Prior to the Company’s adoption of SFAS No. 123(R), benefits of tax deduction in excess of recognized compensation costs were reported as operating cash flows. SFAS No. 123(R) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. There were no significant excess tax benefits for the years ended December 31, 2006, 2005 and 2004.

The compensation expense recognized in the Company’s consolidated financial statements for the year ended December 31, 2006, 2005 and 2004 for awards of equity instruments was $2.2 million, $1.2 million and $1.1 million, respectively. As of December 31, 2006, there was $1.8 million of total unrecognized compensation cost (net of estimated forfeitures) related to unvested stock options, restricted stock grants and performance share grants which is expected to be recognized over a weighted-average vesting period of 2.0 years.

The Company continues to estimate the fair value of each stock option award on the date of grant using the Black-Scholes option valuation model. The Company now estimates forfeitures of stock-based awards based on historical data and adjusts the forfeiture rate periodically. The adjustment of the forfeiture rate will result in a cumulative adjustment in the period the forfeiture estimate is changed. During the year ended December 31, 2006, the Company recorded an adjustment of $0.1 million to reduce compensation expense for forfeited awards.

The impact of adopting SFAS No. 123(R) as of January 1, 2006 resulted in a decrease in net income of $1.4 million, or less than $0.01 per basic and diluted share for the year ended December 31, 2006. The impact of adoption excludes the amortization of restricted stock awards in the amount of $1.1 million for the year ended December 31, 2006. Compensation expense related to the amortization of restricted stock awards was recognized prior to the implementation of SFAS No. 123(R). Cash received from share options exercised under the Long-Term Incentive Plan for the years ended December 31, 2006, 2005 and 2004 were $0.8 million, $0.1 million and

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$0.3 million, respectively, and is reflected as an other financing activity in the Company’s consolidated statements of cash flows.

The following pro-forma information, as required by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123,” is presented for comparative purposes and illustrates the effect on net income per common share for the periods presented as if the Company had applied the fair value recognition provisions of SFAS No. 123(R) to stock-based employee compensation prior to December 31, 2005.

	Year Ended December 31,
	2005	2004
	(In thousands except per share data)

Net income (loss) as reported	$10,551	$(16,858)
Add: Stock-based employee compensation expense included in reported net income	1,237	1,137
Less: Stock-based employee compensation expense determined under fair value for all awards	(2,316)	(2,017)

Net income (loss) — Pro forma	$9,472	$(17,738)

Net income (loss) per share:
Basic and diluted — As reported	$0.04	$(0.08)

Basic and diluted — Pro forma	$0.04	$(0.08)

The weighted average fair value of stock options on the date of grant, and the assumptions used to estimate the fair value of the stock options using the Black-Scholes option valuation model were as follows:

	Year Ended December 31,
	2006	2005	2004

Weighted average fair value of options granted	$3.35	$2.53	$4.83
Expected volatility	68.5%	68.5%	75.7%
Expected life	6 years	6 years	6 years
Risk-free interest rate	4.6%	3.9%	3.3%
Expected dividend yield	0.0%	0.0%	0.0%

The expected volatility of the option is determined using historical volatilities based on historical stock prices. The Company estimated the expected life of options granted using the midpoint between the vesting date and the original contractual term. The risk free rate was determined using the yield available on U.S. Treasury Zero-coupon issues with a remaining term equal to the expected life of the option. The Company has not paid dividends on its common stock since 1996.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes stock option activity during the years ended December 31, 2004, 2005 and 2006:

		Weighted Average
	Shares	Exercise Price

Stock options outstanding at December 31, 2003	1,650,054	$2.11
Granted	333,250	$6.95
Exercised	(169,527)	$1.69
Canceled/expired	(16,869)	$6.32

Stock options outstanding at December 31, 2004	1,796,908	$3.01
Granted	566,149	$3.92
Exercised	(52,007)	$1.61
Canceled/expired	(92,421)	$5.69

Stock options outstanding at December 31, 2005	2,218,629	$3.16
Granted	332,169	$5.14
Exercised	(395,723)	$1.99
Canceled/expired	(65,425)	$7.65

Stock options outstanding at December 31, 2006	2,089,650	$3.56

Options exercisable at December 31, 2006, 2005 and 2004 were 1,413,117, 1,562,217, and 1,509,217, respectively, with a weighted average exercise price of $2.95, $2.53 and $2.25, respectively.

The following table summarizes information for options currently outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
			Weighted			Weighted
		Weighted	Average		Weighted	Average
		Average	Remaining		Average	Remaining
	Number	Exercise	Contractual	Number	Exercise	Contractual
Range of Exercise Price	Outstanding	Price	Life (Years)	Exercisable	Price	Life (Years)

$0.74 to $ 1.22	442,641	$0.80	4.77	442,641	$0.80	4.77
$1.23 to $ 1.85	336,525	$1.75	5.67	336,525	$1.75	5.67
$1.86 to $ 2.63	111,502	$2.10	5.90	111,502	$2.10	5.90
$2.64 to $ 3.92	537,089	$3.86	7.50	248,767	$3.78	6.77
$3.93 to $ 7.09	624,288	$6.00	7.96	236,077	$6.81	6.62
$7.10 to $17.94	37,605	$11.68	0.57	37,605	$11.68	0.57

	2,089,650	$3.56	6.55	1,413,117	$2.95	5.62

As of December 31, 2006, the total future compensation cost related to non-vested options not yet recognized in the statement of income was $0.6 million and the weighted average period over which these awards are expected to be recognized was 2 years. The total intrinsic value of share options exercised during the year ended December 31, 2006, 2005 and 2004 was $1.6 million, $0.1 million and $0.3 million, respectively. At December 31, 2006, the total intrinsic value was $3.8 million and $3.5 million for stock options outstanding and exercisable, respectively.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes restricted stock activity during the years ended December 31, 2004, 2005 and 2006:

		Weighted Average
	Number of	Grant Date Fair
	Shares	Value

Outstanding at December 31, 2003	1,115,000	$1.28
Granted	236,070	$6.39
Vested	(371,673)	$1.28
Forfeited	(168,399)	$2.09

Outstanding at December 31, 2004	810,998	$2.60
Granted	359,640	$3.94
Vested	(433,623)	$2.30
Forfeited	(75,634)	$4.58

Outstanding at December 31, 2005	661,381	$3.30
Granted	220,894	$5.14
Vested	(445,025)	$2.71
Forfeited	(24,218)	$4.83

Outstanding at December 31, 2006	413,032	$4.83

The fair value of restricted stock is determined based on the closing stock price on the grant date. As of December 31, 2006, there was $0.6 million of total unrecognized compensation cost related to restricted awards to be recognized over a weighted-average period of 1.9 years.

The following table summarizes performance shares activity during the year ended December 31, 2006:

		Weighted Average
	Number of	Grant Date Fair
	Shares	Value

Outstanding at December 31, 2005	—	$—
Granted	220,894	5.14
Exercised	—	—
Forfeited	(10,449)	5.14

Outstanding at December 31, 2006	210,445	$5.14

The fair value of performance shares is determined based on the closing price on the grant date. As of December 31, 2006, there was $0.7 million of total unrecognized compensation cost related to performance shares to be recognized over a weighted average period of 2.1 years.

NOTE M — DEFINED BENEFIT PENSION, POST-RETIREMENT MEDICAL BENEFIT, DEFINED CONTRIBUTION AND 401(k) PLANS

On June 2006 the Company completed the sale of 100% of the shares of its wholly owned subsidiary Coeur Silver Valley Inc. As a result, the Company no longer maintains the defined benefit plan and post retirement medical benefits plan summarized below.

Defined Benefit Plan

In connection with the acquisition of Coeur Silver Valley acquired in 1999, the Company was required to maintain non-contributory defined benefit pension plans covering substantially all employees. Benefits for salaried

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

plans were based on salary and years of service. Hourly plans were based on negotiated benefits and years of service. The Company’s funding policy was to contribute annually the minimum amount prescribed, as specified by applicable regulations. Prior service costs and actuarial gains and losses were amortized over plan participants’ expected future period of service using the straight-line method.

Actuarial Present Value of Projected Benefit Obligation:

The actuarial present value of our projected benefit obligations was determined using the following assumptions:

Factor	2005	2004

Discount Rate for Benefit Obligations	5.75%	6.0%
Expected Return on Plan Assets	6.0%	6.0%
Rate of Compensation Increases	5.0%	5.0%

Expected rate of return on plan assets:

The expected rate of return on plan assets for purposes of the actuarial valuation was assumed to be 6% as of both December 31, 2005 and 2004. The rate of return used was based on the plan’s experience and asset mix of the portfolio, as well as taking into consideration the fact that no lump sum distributions were paid from the plan. The plan had an expected return on plan assets of $0.3 million and $0.2 million for 2005 and 2004, respectively. The actual return on plan assets was $0.2 million and $0.3 million for 2005 and 2004, respectively. The discount rate was determined based on Moody’s Aaa bond rating.

Plan assets and determination of fair value:

The fair value of plan assets was determined using the market value of the investments held by the plan at December 31 of each year as quoted by public equity and bond markets. The asset mix is in accordance with the plan’s investment policy which allowed for 60% equity investments, 35% fixed income investments and 5% cash and cash equivalents. The investment portfolio for the funded portion of the obligation is held in a trust. The Company’s funding policy was to contribute amounts to the plan sufficient to meet the minimum funding requirements as set forth in the Employee Retirement Income Security Act of 1974 plus such additional tax deductible amounts as was advisable under the circumstances. The Company had funded $0.4 million through June 1, 2006 (the date of the Coeur Silver Valley sale), and $0.7 million and $0.7 million in 2005 and 2004, respectively, toward the obligation. The plan assets were invested principally in commingled stock funds, mutual funds and securities issued by the United States government.

Pursuant to the plan’s investment policy, the plan adopts more specific investment directives from time to time. The plan’s actual portfolio at December 31, 2005 had 60% equity investments and 40% fixed income investments. Since the performance of each asset class of the portfolio within any measurement period impacted its relative weight in the portfolio, the actual percentage of each asset class in the portfolio may not have matched to the current directive.

The expected long-term rates of return for each asset class within the portfolio, and therefore the portfolio weighted average, was based on an estimate of the return for each of the securities within an asset class, currently benchmarked at 10.0% for equity investments, 3.0% for fixed income investments and 2% for cash and cash equivalents. For each type of investment within the Trust’s portfolio structure, the Trustees evaluated both returns and the relationship between risk and return. The expectation was that each asset class would produce a superior risk-adjusted return over a market cycle.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the expected long term rates of return associated with each asset class:

			Expected Long
			Term Rates of
Asset Class	Actual Mix	Target Mix	Return

Equity investments	60%	60%	10.00%
Fixed income investments	40%	35%	3.00%
Cash and cash equivalents	0%	5%	2.00%

Weighted average			7.15%

The Trustees evaluated the level of volatility within the total Trust and each of its component investments. The Trustees set maximum volatility thresholds for each class of investment which consisted of 16% for equity investments, 7.25% for fixed income investments and 1% for cash and cash equivalents, with the total portfolio volatility expected to not exceed 11%. The Trustees then compared how these specific investments performed against other indexed funds and other managed portfolios with similar objectives. The specific criteria used to measure the performance was as follows:

1) A targeted 7-11% average annualized return based on long-term historical market data;

2) Expected returns over a market cycle that exceed the total portfolio indexed benchmark;

3) Volatility that was not substantially greater than the portfolio indexed benchmark volatility of 11%; and

4) Risk adjusted returns that were comparable with indexed benchmarks.

The components of net periodic benefit costs were as follows:

	For the Year Ended
	December 31,
	2006	2005	2004

Assumptions:
Discount rate	—	5.75%	6.0%
Components of net periodic benefit cost:
Service cost	—	$309	$319
Interest cost	—	464	412
Expected return on plan assets	—	(261)	(215)
Amortization of prior service cost	—	59	56
Recognized actuarial loss	—	339	327

Net periodic benefit cost	—	$910	$899

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The change in benefit obligation and plan assets and a reconciliation of funded status were as follows:

	At December 31,
	2006	2005

Change in benefit obligation
Projected benefit obligation at beginning of year	$8,405	$7,494
Service cost	—	309
Interest cost	—	464
Benefits paid	(105)	(217)
Actuarial loss	—	355
Discontinued operations	(8,300)	—

Projected benefit obligation at end of year	$—	$8,405

Accumulated benefit obligation	$—	$6,606

Change in plan assets
Fair value of plan assets at beginning of year	$4,806	$4,098
Actual return on plan assets	—	205
Employer contributions	360	720
Benefits paid	(105)	(217)
Discontinued operations	(5,061)	—

Fair value of plan assets at end of year	$—	$4,806

Reconciliation of funded status
Funded status	$—	$(3,599)
Unrecognized actuarial loss	—	3,803
Unrecognized prior service cost	—	369

Net asset reflected in the consolidated balance sheet	$—	$573

Weighted average assumptions
Discount rate	—	5.75%
Expected long-term rate of return on plan assets	—	6.0%
Rate of compensation increase	—	5.0%

Post Retirement Medical Benefits

In connection with the acquisition of Coeur Silver Valley in 1999, the Company reimbursed Asarco, Inc. (prior owner) for certain healthcare benefits for retired employees and their dependents who retired before September 9, 1999. There were ten active hourly and salaried employees of Coeur Silver Valley and three inactive participants eligible under Asarco’s post-retirement medical benefits plan. These post-retirement medical benefits were self-insured by the plan’s prior sponsor. The actuarial present value of the post retirement benefit obligation is determined as of December 31 for each of the years presented.

Actuarial Present Value of Projected Benefit Obligation:

The discount rate was determined based on Moody’s Aaa Bond Rating as reported on the last business day of the plan year plus 0.50%. The Company amortized its unrecognized, unfunded accumulated post-retirement benefit obligation using a straight-line method over a 3.1-year period. The 3.1-year estimate was based on the average remaining service period of the active participants.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Expected long-term rate of return on plan assets

No assets are held in a trust for the post retirement health care plan; therefore, there is no expected long-term rate of return assumption. A “pay as you go” funding method was utilized for this plan. The Company contributed $0.01 million and $0.2 million to the plan as benefit payments for 2005 and 2004, respectively.

The following table sets forth the actuarial present value of postretirement medical benefit obligations and amounts recognized in the Company’s financial statements:

	At December 31,
	2006	2005
	(In thousands)

Assumptions:
Discount rate	—	5.75%
Change in benefit obligation
Net benefit obligation at beginning of year	$356	$1,973
Service cost	—	8
Interest cost	—	20
Prior service cost (credit)	—	(387)
Actuarial (gain) loss	—	(1,248)
Benefits paid	—	(10)
Discontinued operations	(356)	—

Net benefit obligation at end of year	—	$356

Change in plan assets
Assets at beginning of year	$—	$—
Benefits paid	—	(10)
Contributions	—	10

Assets at end of year	$—	$—

Reconciliation of funded status
Funded status at end of year	$—	$(356)
Unrecognized net actuarial (gain) loss	—	(815)
Unrecognized prior service cost (credit)	—	(262)

Net amount recognized at end of year (recorded as accrued benefit cost in the accompanying balance sheet)	$—	$(1,433)

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of net periodic benefit costs were as follows:

	For the Year Ended
	December 31,
	2006	2005	2004
	(In thousands)

Assumptions:
Discount rate	—	6.0%	6.0%
Components of net periodic benefit cost:
Service cost	—	$8	$17
Interest cost	—	20	116
Amortization of prior service cost	—	(125)	—
Amortization of actuarial gain	—	(372)	—

Net periodic pension cost (benefit)	—	$(469)	$133

During 2005, an adjustment was required to reflect a decreased liability of $1.6 million related to a reduction in plan participation. This adjustment resulted in an actuarial gain. The amortization of the prior service cost of $0.4 million and the unrealized actuarial gain of $1.2 million is greater than 10% of the benefit obligation which required the gain to be amortized over the average remaining service period of the active participants, estimated to be approximately 3.1 years. The amortization of the unrealized gain is included as a component on net periodic benefit cost. The Company also amortized the unrecognized actuarial gain over the same period.

A 1% change in assumed medical trend rates would have had the following effects:

	1% Increase		1% Decrease
	2005	2004	2005	2004
	(in thousands)

Effect on total of service and interest cost components	$2	$8	$(2)	$(7)
Effect on postretirement benefit obligation	$22	$106	$(19)	$(91)

Postretirement benefits included medical benefits for retirees and their dependents.

In December 2003, The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was enacted. Our accumulated postretirement benefit obligation and net periodic postretirement obligation do not reflect the effects that the requirements of this law since eligibility under this plan ends at age 65.

Defined Contribution Plan

The Company provides a noncontributory defined contribution retirement plan for all eligible U.S. employees. Total contributions charged to expense were $1.2 million, $0.9 million and $0.9 million for 2006, 2005 and 2004, respectively, which is based on a percentage of the salary of eligible employees.

401(k) Plan

The Company maintains a retirement savings plan (which qualifies under Section 401(k) of the U.S. Internal Revenue code) covering all eligible U.S. employees. Under the plan, employees may elect to contribute up to 100% of their cash compensation, subject to ERISA limitations. The Company is required to make matching cash contributions equal to 50% of the employees’ contribution, up to a maximum of 3% of the employees’ compensation. Contributions to the plan charged to operations were $0.6 million, $0.5 million and $0.5 million in 2006, 2005, and 2004, respectively.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE N — DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company enters into derivative instruments to manage the Company’s exposure to foreign currency exchange rates and market prices associated with changes in gold and silver commodity prices. The Company accounts for its derivative contracts in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Accordingly, unrealized gains and losses related to the change in fair market value of derivative contracts, which qualify and are designated as cash flow hedges, are recorded as other comprehensive income or loss and such amounts are recognized into earnings as the associated contracts are settled.

Forward Foreign Exchange Contracts

During 2006 and 2005, the Company entered into forward foreign currency exchange contracts to reduce the foreign exchange risk associated with forecasted Chilean peso operating costs for 2007 at its Cerro Bayo mine. The contracts entered into in 2006 require the Company to exchange U.S. dollars for Chilean pesos at a weighted average exchange rate of 531 pesos to each U.S. dollar. At December 31, 2006 and 2005, the Company had foreign exchange contracts of $4.8 million and $7.2 million in U.S. dollars, respectively. For the years ended December 31, 2006 and 2005, the Company recorded a realized gain (loss) of approximately $(0.4) million and $0.1 million, respectively, in connection with its foreign currency hedging program. As of December 31, 2006, the fair value of the foreign exchange contracts was a liability of $0.1 million. Change in gains (losses) accumulated in other comprehensive income (loss) for cash flow hedging contracts are as follows:

	December 31,
	2006	2005	2004
	(In thousands)

Beginning balance	$(171)	$—	$131
Reclassification to earnings	379	(68)	8
Change in fair value	(268)	(103)	(139)

Ending balance	$(60)	$(171)	$—

Commodity Derivatives

The Company has occasionally entered into forward metal sales contracts to manage the price risk on a portion of its cash flows against fluctuating gold prices. As of December 31, 2006, the Company had no outstanding forward sales contracts for either gold or silver. For metal delivery contracts, the realized price pursuant to the contract is recognized when physical gold or silver is delivered in satisfaction of the contract. For the year ended December 31, 2004, the Company incurred realized hedging losses of $1.2 million.

Concentrate Sales Contracts

The Company enters into concentrate sales contracts with third-party smelters. The contracts, in general, provide for a provisional payment based upon provisional assays and quoted metal prices and the provisionally priced sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of concentrates at the forward price at the time of sale. The embedded derivative, which is the final settlement price based on a future price, does not qualify for hedge accounting. These embedded derivatives are recorded as derivative assets (in Prepaid expenses and other), or derivative liabilities (in Accrued liabilities and other), on the balance sheet and are adjusted to fair value through earnings each period until the date of final settlement.

At December 31, 2006, the Company had outstanding receivables for provisionally priced sales of $74.5 million, consisting of 4.6 million ounces of silver and 29,577 ounces of gold, which had a fair market value of approximately $75.6 million including the embedded derivative.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2005, the Company had outstanding receivables for provisionally priced sales of $47.0 million, consisting of 3.5 million ounces of silver and 40,000 ounces of gold, which had a fair market value of approximately $49.3 million including the embedded derivative.

The credit risk exposure related to any potential hedging activities is limited to the unrealized gains, if any, on outstanding contracts based on current market prices. To reduce counter-party credit exposure, the Company deals only with a group of large credit-worthy financial institutions and limits credit exposure to each. The Company does not anticipate non-performance by any of its counter parties. In addition, to allow for situations where positions may need to be revised, the Company deals only in markets that it considers highly liquid.

NOTE O — COMMITMENTS AND CONTINGENCIES

Labor Union Contract

The Company maintains two labor agreements in South America, consisting of a labor agreement with Syndicato de Trabajadores de Compañía Minera Cerro Bayo Ltd. at its Cerro Bayo mine in Chile and with Associacion Obrera Minera Argentina at its Martha mine in Argentina. The agreement at Cerro Bayo is effective from December 22, 2005 to December 21, 2007 and the agreement at Mina Martha is effective from June 12, 2006 to June 11, 2008. As of December 31, 2006, the Company had approximately 20% of its worldwide labor force covered by collective bargaining agreements.

Termination Benefits

In September 2005, the Company established a one-time termination benefit program at the Rochester mine as the mine approaches the end of its mine life. The employees will be required to render service until they are terminated in order to be eligible for benefits. Approximately 80% of the workforce is expected to be severed by mid-2007, while the remaining 20% are expected to stay on for residual leaching and reclamation activities. As of December 31, 2006, the total amount expected to be incurred under this plan is approximately $3.4 million. The liability is recognized ratably over the minimum future service period. The amount accrued as of December 31, 2006 was $2.0 million and was charged to production costs. The following is a description of the changes to the Company’s termination benefits for the years ended December 31, 2006, 2005 and 2004.

	Year Ended December 31,
	2006	2005	2004
	(In thousands)

Beginning Balance	$542	$—	$—
Accruals	1,803	542	—
Payments	(386)	—	—

Ending Balance	$1,959	$542	$—

NOTE P — SIGNIFICANT CUSTOMERS

The Company markets its metals products and concentrates primarily to bullion trading banks and five third party smelters. These customers then sell the metals to end users for use in industry applications such as electronic circuitry, jewelry and silverware production and the manufacture and development of photographic film. Sales of metals to bullion trading banks amounted to approximately 47%, 45% and 59% of total metals sales in 2006, 2005 and 2004, respectively. Generally, the loss of a single bullion trading bank customer would not adversely affect the Company in view of the liquidity of the markets and availability of alternative trading banks.

The Company currently markets its silver and gold concentrates to third party smelters in Japan, Mexico, Australia and Germany. Sales of metals concentrates to third party smelters amounted to approximately 53%, 55%

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and 41% of metals sales in 2006, 2005 and 2004, respectively. The loss of any one smelter customer could have a material adverse effect on the Company in the event of the possible unavailability of alternative smelters.

NOTE Q — SEGMENT INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision-making group is comprised of the Chief Executive Officer, Chief Financial Officer, the Senior Vice President of North American Operations and the President of South American Operations.

The operating segments are managed separately because each segment represents a distinct use of Company resources which contribute to Company cash flows in its respective geographic area. The Company’s reportable operating segments include the Rochester, Cerro Bayo, Martha, San Bartolome, Kensington and CDE Australia (Endeavor and Broken Hill) mining properties. All operating segments are engaged in the discovery and/or mining of gold and silver and generate the majority of their revenues from the sale of these precious metal concentrates and/or refined precious metals. The Cerro Bayo and Martha mines sell precious metal concentrates, typically under long-term contracts, to a smelter located in Japan (Dowa Mining Ltd.), Mexico (Met-Mex Penoles) and Germany (Noordeutche). Refined gold and silver produced by the Rochester mine is principally sold on a spot basis to precious metals trading banks such as Standard Bank and Mitsui. Concentrates produced at CDE Australia (Endeavor and Broken Hill mines) are sold to Zinifex, an Australia smelter. The Company’s exploration programs are included as other. The other segment also includes the corporate headquarters, elimination of intersegment transactions and other items necessary to reconcile to consolidated amounts. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies above. The Company evaluates performance and allocates resources based on profit or loss before interest, income taxes, depreciation and amortization, unusual and infrequent items, and extraordinary items.

Revenues from silver sales were $147.8 million, $91.9 million and $63.1 million in 2006, 2005, and 2004, respectively. Revenues from gold sales were $68.8 million, $64.4 million and $45.9 million in 2006, 2005, and 2004, respectively.

Financial information relating to the Company’s segments is as follows:

						San
	Rochester	Cerro	Martha	Endeavor	Broken Hill	Bartolome	Kensington
	Mine	Bayo Mine	Mine	Mine	Mine	Project	Project	Other	Total

2006
Total net sales and revenues	$102,393	$50,293	$34,733	$5,363	$23,791	$—	$—	$—	$216,573

Depreciation and depletion	$13,745	$5,795	$1,313	$490	$5,120	$—	$—	$309	$26,772
Interest income	—	663	39	—	—	—	8	17,276	17,986
Interest expense	—	84	—	—	—	—	—	1,140	1,224
Litigation settlement	—	—	—	—	—	—	—	(2,365)	(2,365)
Income tax (benefit) provision from continuing operations	—	(2,930)	4,689	—	—	—	—	6,500	8,259
Segment profit (loss)	55,109	22,652	17,290	4,977	19,427	(6)	(1,030)	(4,413)	114,006
Segment assets(A)	87,423	49,428	11,596	14,508	29,740	59,080	207,745	10,326	469,846
Capital expenditures	1,225	7,555	2,481	—	—	14,597	121,552	588	147,998

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

						San
	Rochester	Cerro	Martha	Endeavor	Broken Hill	Bartolome	Kensington
	Mine	Bayo Mine	Mine	Mine	Mine	Project	Project	Other	Total

2005
Total net sales and revenues	$69,636	$59,624	$20,606	$2,148	$4,270	$—	$—	$—	$156,284

Depreciation and depletion	$10,403	$5,064	$860	$411	$1,807	$—	$35	$309	$18,889
Interest income	—	154	(1)	—	—	—	—	9,036	9,189
Interest expense	—	26	—	—	—	—	—	2,459	2,485
Litigation settlement	—	—	—	—	—	—	—	(1,600)	(1,600)
Income tax (benefit) provision from continuing operations	—	2,154	(863)	—	—	—	—	192	1,483
Segment profit (loss)	24,876	22,978	6,105	1,700	3,282	(119)	(7,143)	(12,476)	39,203
Segment assets(A)	82,806	45,474	6,291	14,999	34,860	32,687	80,653	7,982	305,752
Capital expenditures	1,197	2,731	2,108	15,410	36,667	10,477	44,201	499	113,290

						San
	Rochester	Cerro	Martha	Endeavor	Broken Hill	Bartolome	Kensington
	Mine	Bayo Mine	Mine	Mine	Mine	Project	Project	Other	Total

2004
Total net sales and revenues	$64,005	$35,267	$9,775	$—	$—	$—	$—	$—	$109,047

Depreciation and depletion	$10,229	$4,588	$1,669	$—	$—	$4	$52	$291	$16,833
Interest income	—	13	—	—	—	—	—	3,626	3,639
Interest expense	1	123	—	—	—	—	—	2,707	2,831
Loss on forward sales contracts	—	—	—	—	—	—	—	(936)	(936)
Income tax (benefit) provision from continuing operations	—	(4,403)	—	—	—	—	—	(1,382)	(5,785)
Merger expenses	—	—	—	—	—	—	—	15,676	15,676
Segment profit (loss)	26,784	9,638	(387)	—	—	(4,549)	(7,347)	(11,684)	12,455
Segment assets(A)	75,529	30,898	3,387	—	—	21,304	25,833	5,813	162,764
Capital expenditures	3,548	2,451	689	—	—	950	83	642	8,363

Notes:

(A)	Segment assets consist of receivables, prepaids, inventories, property, plant and equipment, and mining properties.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2006	2005	2004

Income (loss)
Total segment profit	$114,006	$39,203	$12,455
Depreciation and amortization	(26,772)	(18,889)	(16,833)
Interest expense	(1,224)	(2,485)	(2,831)
Other	(2,365)	(1,600)	(16,612)

Income (loss) from continuing operations before income taxes	$83,645	$16,229	$(23,821)

Assets
Total assets for reportable segments	$469,846	$305,752	$162,764
Cash and cash equivalents	270,672	54,896	65,218
Short-term investments	70,373	185,446	256,843
Other assets	38,735	33,894	28,350
Assets held for sale	—	14,828	12,602

Total consolidated assets	$849,626	$594,816	$525,777

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Information

		Long-Lived
	Revenues	Assets

2006
United States	$102,393	$218,236
Australia	29,154	44,253
Chile	50,293	20,295
Argentina	34,733	3,700
Bolivia	—	50,858
Other foreign countries	—	214

Total	$216,573	$337,556

2005
United States	$69,636	$101,338
Australia	6,418	49,860
Chile	59,624	19,407
Argentina	20,606	2,568
Bolivia	—	32,194
Other foreign countries	—	237

Total	$156,284	$205,604

2004
United States	$64,005	$54,306
Australia	—	—
Chile	35,267	15,332
Argentina	9,775	1,050
Bolivia	—	21,103
Other foreign countries	—	144

Total	$109,047	$91,935

(a)	Includes property, plant and equipment and mineral properties.

NOTE R — LITIGATION

Federal Natural Resources Action

On March 22, 1996, an action was filed in the United States District Court for the District of Idaho by the United States against various defendants, including the Company, asserting claims under CERCLA and the Clean Water Act for alleged damages to federal natural resources in the Coeur d’Alene River Basin of Northern Idaho. The damages are claimed to result from alleged releases of hazardous substances from mining activities conducted in the area since the late 1800s.

In May 2001, the Company and representatives of the U.S. Government, including the Environmental Protection Agency, the Department of Interior and the Department of Agriculture, reached an agreement to settle the lawsuit. The terms of settlement are set forth in a Consent Decree issued by the court. Pursuant to the terms of the Consent Decree, dated May 14, 2001, the Company has paid the U.S. Government a total of approximately $3.9 million, of which $3.3 million was paid in May 2001 and the remaining $0.6 million was paid in June 2001. In addition, the Company will (i) pay the United States 50% of any future recoveries from insurance companies for claims for defense and indemnification under general liability insurance policies in excess of $0.6 million,

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(ii) accomplish certain cleanup work on the Mineral Point property and Caladay property, and (iii) make a conveyance to the U.S. or the State of Idaho of certain real property to possibly be used as a waste repository. Finally, commencing five years after effectiveness of the settlement, the Company will be obligated to pay royalties on all of its domestic and foreign operating properties, up to a cumulative of $3 million, amounting to a 2% net smelter royalty on silver production if the price of silver exceeds $6.50 per ounce, and a $5.00 per ounce royalty on gold production if the price of gold exceeds $325 per ounce. The royalty payment obligation commenced on May 14, 2006 and expires May 14, 2021. As of December 31, 2006, $2.5 million (including discontinued operations) of the $3.0 million was paid. It is expected that the remaining $0.5 million will be paid in the first half of 2007.

States of Maine, Idaho And Colorado Superfund Sites Related to Callahan Mining Corporation

During 2001, the United States Forest Service made a formal request for information regarding the Deadwood Mine Site located in central Idaho. Callahan Mining Corporation had operated at this site during the 1940’s. The Forest Service believes that some cleanup action is required at the location. However, Coeur d’Alene Mines Corporation did not acquire Callahan until 1991, more than 40 years after Callahan disposed of its interest in the Deadwood property. The Company did not make any decisions with respect to generation, transport or disposal of hazardous waste at the site. Therefore, it is believed that the Company is not liable for any cleanup, and if Callahan might be liable, it has no substantial assets with which to satisfy any such liability. To date no claim has been made by the United States for any cleanup costs against either the Company or Callahan.

During 2002, the EPA made a formal request for information regarding a Callahan mine site in the State of Maine. Callahan operated there in the late 1960’s, shut the operations down in the early 1970’s and disposed of the property. The EPA contends that some cleanup action is warranted at the site, and listed it on the National Priorities List in late 2002. The Company believes that because it made no decisions with respect to generation, transport or disposal of hazardous waste at this location, it is not liable for any cleanup costs. If Callahan might have liability, it has no substantial assets with which to satisfy such liability. To date, no claim has been made for any cleanup costs against either the Company or Callahan.

In January 2003, the U.S. Forest Service made a formal request for information regarding a Callahan mine site in the State of Colorado known as the Akron Mine Site. Callahan operated there in approximately the late 1930s through the 1940s, and to the Company’s knowledge, disposed of the property. The Company is not aware of what, if any, cleanup action the Forest Service is contemplating. However, the Company did not make decisions with respect to generation, transport or disposal of hazardous waste at this location, and therefore believes it is not liable for any cleanup costs. If Callahan might have liability, it has no substantial assets with which to satisfy such liability. To date, no claim has been made for any cleanup costs against either the Company or Callahan.

Federal District Court of Alaska Permit Challenge

On September 12, 2005 three environmental groups (“Plaintiffs”) filed a lawsuit in Federal District Court in Alaska against the U.S. Army Corps of Engineers (“Corps of Engineers”) and the U.S. Forest Service (“USFS”) seeking to invalidate the permit issued to Coeur Alaska, Inc. for the Company’s Kensington mine. The Plaintiffs claim the Clean Water Act (CWA) Section 404 permit issued by the Corps of Engineers authorizing the deposition of mine tailings into Lower Slate Lake conflicts with the CWA and is thus illegal. They additionally claim the USFS’s approval of the Amended Plan of Operations is arbitrary and capricious because it relies on the 404 permit issued by the Corps of Engineers.

On November 8, 2005, the Corps of Engineers filed a Motion for Voluntary Remand with the court to review the permit issued to the Company under the CWA Section 404 and requested that the court stay the legal proceeding filed by the plaintiffs pending the outcome of review. On November 12, 2005, the Federal District Court in Alaska granted the remand of the permit to the Corps of Engineers for further review. On November 22, 2005, the Corps of

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Engineers advised the Company that it was suspending the Section 404 permit pursuant to the Court’s remand to further review the permit.

On March 29, 2006, the Corps of Engineers reinstated the Company’s 404 permit. On April 6, 2006 the lawsuit challenging the permit was re-opened, and Coeur Alaska, Inc. filed its answer to the Amended Complaint and Motion to Intervene as a Defendant-Intervenor in the action. Two other parties, the State of Alaska and Goldbelt, Inc., a local native corporation, also filed Motions to Intervene as Defendant-Intervenors as supporters of the Kensington project as permitted. The Company, the State of Alaska and Goldbelt, Inc. were granted Defendant-Intervenor status and joined the agencies in their defense of the permits as issued.

On August 4, 2006, the Federal District Court in Alaska dismissed the Plaintiffs’ challenge and upheld the Section 404 permit. On August 7, 2006 the Plaintiffs filed a Notice of Appeal of the decision to the Ninth Circuit Court of Appeals (“Circuit Court”) and on August 9, 2006 Plaintiffs additionally filed a Motion for Injunction Pending Appeal with the Circuit Court. The Circuit Court granted a temporary injunction pending appeal on August 24, 2006, enjoining certain activities relating to the lake tailings facility. The Circuit Court further ordered an expedited briefing schedule on the merits of the legal challenge. As of October 13, 2006, the parties filed their briefs in the Circuit Court and participated in an oral argument on December 4, 2006. There is no indication of when the Circuit Court may rule on the merits of appeal. The Company is unable to predict the outcome of the litigation.

This litigation has contributed to an increase in capital costs. While the Company believes it will ultimately prevail in the defense of the awarded permits, in the event that the Company does not prevail, it could be necessary to seek an alternate site for the tailings disposal facility. The Company is not aware of an alternate site that could be permitted or would be economic. Therefore, it is possible that an adverse legal decision could render the project uneconomic and an asset impairment would be necessary. As a result of the increase in capital and operating costs at the Kensington project, an impairment writedown could be necessary should the expectation of the long-term price for gold decrease below approximately $510 per ounce. As of December 31, 2006, the Kensington project has a carrying value of $206 million.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE S — SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth a summary of the quarterly results of operations for the years ended December 31, 2006 and 2005:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(In thousands — except per share data)

2006:
Sales of metal	$44,854	$54,041	$50,606	$67,072
Income (loss) from continuing operations	$13,726	$20,132	$18,378	$23,183
Income (loss) from discontinued operations	612	12,516	(27)	(33)

Net income (loss)	$14,338	$32,648	$18,351	$23,150
Basic net income (loss) per share
Income (loss) from continuing operations	$0.06	$0.07	$0.07	$0.08
Income (loss) from discontinued operations	—	0.05	—	—

Net income (loss)	$0.06	$0.12	$0.07	$0.08
Diluted net income (loss) per share
Income (loss) from continuing operations	$0.05	$0.07	$0.06	$0.08
Income (loss) from discontinued operations	—	0.04	—	—

Net income (loss)	$0.05	$0.11	$0.06	$0.08
2005:
Sales of metal	$32,235	$33,504	$39,281	$51,264
Income (loss) from continuing operations	$(784)	$(529)	$4,722	$11,337
Income (loss) from discontinued operations	(361)	(1,172)	(1,269)	(1,393)

Net income (loss)	$(1,145)	$(1,701)	$3,453	$9,944
Basic net income (loss) per share
Income (loss) from continuing operations	$0.00	$0.00	$0.02	$0.05
Income (loss) from discontinued operations	—	(0.01)	(0.01)	(0.01)

Net income (loss)	$0.00	$(0.01)	$0.01	$0.04
Diluted net income (loss) per share Income (loss) from continuing operations	$0.00	$0.00	$0.02	$0.04
Income (loss) from discontinued operations	—	(0.01)	(0.01)	—

Net income (loss)	$0.00	$(0.01)	$0.01	$0.04

Annex D

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES
CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
30 JUNE 2007, 2006 and 2005
(With Independent Auditors’ Report Thereon)

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

Independent Auditors’ Report

The Board of Directors
Bolnisi Gold NL

We have audited the accompanying consolidated balance sheets of Bolnisi Gold NL and its controlled entities as of 30 June 2007 and 2006, and the related consolidated income statements, consolidated statements of recognised income and expense and consolidated statements of cash flows for each of the years in the three year period ended 30 June 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bolnisi Gold NL and it’s controlled entities at 30 June 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three year period ended 30 June 2007 in conformity with Australian equivalents to International Financial Reporting Standards.

Australian equivalents to International Financial Reporting Standards vary in certain significant respects from U.S. Generally Accepted Accounting Principles. Information relating to the nature and effect of such differences is presented in Note 31 to the consolidated financial statements.

KPMG
BRISBANE, AUSTRALIA
21 SEPTEMBER 2007

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

CONSOLIDATED INCOME STATEMENTS
YEARS ENDED 30 JUNE 2007, 2006 AND 2005

	Notes	2007	2006	2005
		$	$	$

Other income	4	96,071	1,612,872	11,729
Administrative expenses		(4,528,772)	(3,797,499)	(2,860,095)
Other expenses	5	(2,504,594)	(1,397,210)	(528,668)

Results from operating activities		(6,937,295)	(3,581,837)	(3,377,034)

Financial income	7	2,361,755	1,639,911	797,396
Financial expenses	7	(90,117)	(1,257,451)	(435,018)

Net financing income/(costs)		2,271,638	382,460	362,378

Profit/(loss) before tax		(4,665,657)	(3,199,377)	(3,014,656)
Income tax expense	8	—	(419,371)	(493,723)

Profit/(loss) after tax but before profit and loss of discontinued operation and gain on sale of discontinued operation		(4,665,657)	(3,618,748)	(3,508,379)
Profit and loss from discontinued operations and gain on sale of discontinued operations, net of tax	21	—	10,692,878	6,423,552

Profit/(loss) for the year		(4,665,657)	7,074,130	2,915,173

Attributable to:
Equity holders of the parent		(4,366,053)	3,864,860	2,340,537
Minority interests		(299,604)	3,209,270	574,636

Profit/(loss) for the year		(4,665,657)	7,074,130	2,915,173

Earnings per share for profit/(loss) attributable to ordinary equity holders of the Company:
Basic loss per share from continuing operations	9	(1.6) cents	(1.0) cents	(1.3) cents

Diluted loss per share from continuing operations	9	(1.6) cents	(1.0) cents	(1.3) cents

Dividends per share
Ordinary shares	19	—	1.5 cents	—

The accompanying notes form part of these financial statements.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

CONSOLIDATED STATEMENTS OF RECOGNISED INCOME AND EXPENSE
YEARS ENDED 30 JUNE 2007, 2006 AND 2005

	Notes	2007	2006	2005
		$	$	$

Foreign exchange translation differences	19	(18,323,945)	4,559,999	(1,255,512)

Net income/(expense) recognised directly in equity		(18,323,945)	4,559,999	(1,255,512)
Profit/(loss) for the year		(4,665,657)	7,074,130	2,915,173

Total recognised income and expense for the year	19	(22,989,602)	11,634,129	1,659,661

Attributable to:
Equity holders of the parent		(18,030,525)	7,125,322	1,436,468
Minority interest		(4,959,077)	4,508,807	223,193

Total recognised income and expense for the year	19	(22,989,602)	11,634,129	1,659,661

Other movements in equity arising from transactions with owners as owners are set out in note 19.

The accompanying notes form part of these financial statements.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

CONSOLIDATED BALANCE SHEETS
AS AT 30 JUNE 2007 AND 2006

	Notes		2007	2006
			$	$

CURRENT ASSETS
Cash and cash equivalents	10	(a)	19,610,905	32,816,454
Short term investments	10	(b)	—	60,465,174
Trade and other receivables	11		5,176,085	3,902,881
Other	12		55,983	143,890

TOTAL CURRENT ASSETS			24,842,973	97,328,399

NON-CURRENT ASSETS
Property, plant and equipment	13		62,384,353	7,774,359
Exploration and evaluation expenditure	14		11,354,362	39,008,722
Development expenditure	15		39,417,117	—
TOTAL NON-CURRENT ASSETS			113,155,832	46,783,081

TOTAL ASSETS			137,998,805	144,111,480

CURRENT LIABILITIES
Trade and other payables	16		6,314,678	2,021,906
Interest bearing liabilities	17		2,472,064	3,000,000
Provisions	18		—	919,344

TOTAL CURRENT LIABILITIES			8,786,742	5,941,250

NON-CURRENT LIABILITIES
Interest bearing liabilities	17		9,877,408	—

TOTAL NON-CURRENT LIABILITIES			9,877,408	—

TOTAL LIABILITIES			18,664,150	5,941,250

NET ASSETS			119,334,655	138,170,230

EQUITY
Issued Capital	19		56,256,621	53,767,131
Reserves	19		(11,303,733)	3,668,574
Retained profits	19		45,930,375	48,761,347

Total parent entity interest			90,883,263	106,197,052
Minority interest	19		28,451,392	31,973,178

TOTAL EQUITY			119,334,655	138,170,230

The accompanying notes form part of these financial statements.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED 30 JUNE 2007, 2006 AND 2005

	Notes		2007	2006	2005
			$	$	$

CASH FLOWS FROM OPERATING ACTIVITIES
Cash receipts in the course of operations			—	24,325,652	30,302,667
Cash payments in the course of operations			(8,548,638)	(15,630,126)	(23,390,689)

Net cash generated from operations			(8,548,638)	8,695,526	6,911,978
Income taxes paid			—	(3,537,843)	(7,935,861)
Interest received	7		2,361,755	1,639,911	797,396
Payments for exploration and evaluation	14		(7,674,694)	(18,622,403)	(10,408,031)

NET CASH FROM OPERATING ACTIVITIES	22		(13,861,577)	(11,824,809)	(10,634,518)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired from acquisition of controlled entities			—	—	8,717,924
Deposits to short term investments	10	(b)	—	(60,465,174)	—
Redemption of short term investments	10	(b)	60,465,174	—	—
Proceeds from sale of property, plant and equipment	13		924,247	273,527	76,876
Payments for property, plant and equipment	13		(45,950,247)	(6,790,671)	(655,990)
Payments for acquisition of exploration projects	14		(499,905)	(1,268,091)	(1,061,504)
Payments for mine development	15		(13,402,926)	(568,781)	(206,535)
Proceeds from disposal of controlled entity, net of cash disposed of	21		—	10,837,730	—

NET CASH FROM INVESTING ACTIVITIES			1,536,343	(57,981,460)	6,870,771

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issue of shares and options	19		2,489,490	—	35,872,607
Proceeds from issues of shares and other equity securities by a
controlled entity to minority interest	19		1,313,144	70,402,022	256,449
Payment of transaction costs	19		—	(697,995)	—
Repayment of borrowings	17		(3,000,000)	—	3,000,000
Interest paid	7		(42,461)	(213,310)	(246,883)
Payment of finance lease liabilities	17		(1,541,190)	—	—
Dividends paid to shareholders	19		—	(4,148,814)	—
Dividends paid by a controlled entity to minority interest	19		—	(4,193,715)	(5,063,903)

NET CASH FROM FINANCING ACTIVITIES			(781,017)	61,148,188	33,818,270

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS			(13,106,251)	(8,658,081)	30,054,523
Cash and cash equivalents at the beginning of the financial year			32,816,454	39,790,167	10,219,086
Effect of exchange rate fluctuations on the cash held			(99,298)	1,684,368	(483,442)

CASH AND CASH EQUIVALENTS AT THE END OF THE FINANCIAL YEAR	22		19,610,905	32,816,454	39,790,167

The accompanying notes form part of these financial statements.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	REPORTING ENTITY

Bolnisi Gold NL (the ‘Company’) is a company domiciled in Australia. The consolidated financial statements of the Company for the year ended 30 June 2007 comprises the Company and its controlled entities (together referred to as the ‘Group’).

NOTE 2 —	BASIS OF PREPARATION

(a)	Statement of Compliance

The consolidated financial statements are a general purpose financial report which has been prepared in accordance Australian equivalents to International Financial Reporting Standards (’AIFRS’), comprising Australian Accounting Standards (‘AASBs’) (including Australian Accounting Interpretations) adopted by the Australian Accounting Standards Board (‘AASB’) and the Corporations Act 2001. The consolidated financial statements of the Group comply with International Financial Reporting Standards (‘IFRS’) and interpretations adopted by the International Accounting Standards Board.

(b)	Basis of Measurement

The consolidated financial statements have been prepared on the historical cost basis.

(c)	Functional and Presentation Currency

These financial statements are presented in Australian dollars, which is the Company’s functional currency.

(d)	Use of Estimates and Judgements

The preparation of financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future periods affected.

In particular, information about significant areas of estimation uncertainty and critical judgements in applying accounting policies that have the most significant effect on the amount recognised in the financial statements are described in the following notes:

•	Note 8 — utilisation of tax losses

NOTE 3 —	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in the consolidated financial statements and have been applied consistently by all entities in the Group.

The entity has elected to early adopt the following accounting standards and amendments:

•	AASB 101 Presentation of Financial Statements (October 2006)

•	2007-4 Amendments to Australian Accounting Standards arising from ED 151 and Other Amendments.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Basis of Consolidation

Controlled Entities

Controlled entities are entities controlled by the Company. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that presently are exercisable or convertible are taken into account. The financial statements of controlled entities are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Transactions Eliminated and Consolidation

Intragroup balances and any unrealised gains and losses or income and expenses arising from intragroup transactions, are eliminated in preparing the consolidated financial statements.

Where a controlled entity issues shares to minority interests which does not result in loss of control by the Group, any gain or loss arising on the Group’s interest in the controlled entity is recognised directly in equity.

Foreign Currency

Foreign Currency Transactions

Transactions in foreign currencies are translated at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to Australian dollars at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognised in the income statement. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated to Australian dollars at foreign exchange rates ruling at the dates the fair value was determined.

Financial Statements of Foreign Operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on consolidation, are translated to Australian dollars at foreign exchange rates ruling at the balance sheet date. The revenues and expenses of foreign operations are translated to Australian dollars at rates approximating to the foreign exchange rates ruling at the dates of the transactions. Foreign exchange differences arising on retranslation are recognised directly in a separate component of equity.

Net Investment in Foreign Operations

Exchange differences arising from the translation of the net investment in foreign operations are released into the income statement upon disposal.

Property, Plant and Equipment

Owned Assets

Items of property, plant and equipment are stated at cost less accumulated depreciation (see below) and impairment losses (see below accounting policy Impairment). The cost of self-constructed assets includes the cost of materials, direct labour, and an appropriate proportion of production overheads.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Depreciation

Depreciation is charged to the income statement using either a reducing balance method from the date of acquisition, or in respect of constructed assets, from the time the asset is completed and held ready for use.

The plant and equipment depreciation rate is applied on the basis of units of production over the life of the economically recoverable reserves. Office equipment is depreciated at rates between 40% and 60% and motor vehicles are depreciated at a rate of 22.5%.

Exploration and Evaluation Expenditure

Exploration and evaluation expenditure, including the costs of acquiring licences, are capitalised as intangible exploration and evaluation assets on an area of interest basis. Costs incurred before the Group has obtained the legal rights to explore an area are recognised in the income statement.

Exploration and evaluation assets are only recognised if the rights of the area of interest are current and either:

•	the expenditures are expected to be recouped through successful development and exploitation of the area of interest; or

•	activities in the area of interest have not at the reporting date, reached a stage which permits a reasonable assessment of the existence or other-wise of economically recoverable reserves and active and significant operations in, or in relation to, the area of interest are continuing.

Exploration and evaluation assets are assessed for impairment if sufficient data exists to determine technical feasibility and commercial viability and facts and circumstances suggest that the carrying amount exceeds the recoverable amount. For the purposes of impairment testing, exploration and evaluation assets are allocated to cash-generating units to which the exploration activity relates. The cash generating unit shall not be larger than the area of interest.

Once the technical feasibility and commercial viability of the extraction of mineral resources in an area of interest are demonstrable, exploration and evaluation assets attributable to that area of interest are first tested for impairment and then reclassified from exploration and evaluation expenditure to development expenditure.

Development Expenditure

Development expenditure represent the accumulation of all exploration and evaluation expenditure and development expenditure incurred by or on behalf of the entity in relation to its area of interest.

When further development expenditure is incurred in respect of a mine property after the commencement of production, such expenditure is carried forward as part of the cost of that mine property only when substantial future economic benefits are established, otherwise such expenditure is expensed.

Amortisation is not charged on costs carried forward in respect of areas of interest in the development phase until commercial production commences.

Trade and Other Receivables

Trade and other receivables are stated at their amortised cost less impairment losses.

Inventories

Work in progress is valued at the lower of average cost and net realisable value. Costs of production include fixed and variable costs and an appropriate proportion of fixed overheads. Stores are valued at average cost.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents

Cash and cash equivalents comprise cash balances and call deposits.

Short-term Investments

The Group’s short term investments in debt securities with original maturities greater than three months have been designated as available for sale securities. Subsequent to initial recognition, they are measured at fair value and changes therein are recognized as a separate component in equity. When an investment is derecognized, the cumulative gain or loss is transferred to profit and loss.

Impairment

The carrying amounts of the Group’s assets, other than exploration and evaluation expenditure and deferred tax assets, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated.

An impairment loss is recognised whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. Impairment losses are recognised in the income statement, unless an asset has previously been revalued, in which case the impairment loss is recognised as a reversal to the extent of that previous revaluation with any excess recognised through profit or loss.

Calculation of Recoverable Amount

The recoverable amount of assets is the greater of their fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

Reversals of Impairment

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

Share Capital

Transaction Costs

Transaction costs of an equity transaction are accounted for as a deduction from equity, net of any related income tax benefit.

Dividends

Dividends are recognised as a liability in the period in which they are declared.

Options

The fair value of the options granted is measured using Black-Scholes formula, taking into account the terms and conditions upon which the options were granted. The amount recognised as an expense is adjusted to reflect the actual number of options that vest except where forfeiture is only due to share prices not achieving the threshold for vesting.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest Bearing Borrowings

Interest bearing borrowings are recognised initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest bearing borrowings are stated at amortised cost with any difference between cost and redemption value being recognised in the income statement over the period of the borrowings on an effective interest basis.

Share Based Payment Transactions

The Company’s Canadian controlled entity, Palmarejo Silver and Gold Corporation (‘PJO’) has a Stock Option Plan which allows directors, officers and consultants of PJO the opportunity to acquire options over unissued shares in PJO. The fair value of options granted is measured at grant date and recognised as an expense over the period during which the directors, officers and consultants of PJO become unconditionally entitled to the options. The fair value of the options granted is measured using Black-Scholes formula, taking into account the terms and conditions upon which the options were granted. The amount recognised as an expense is adjusted to reflect the actual number of options that vest.

Rehabilitation Costs

In accordance with applicable legal requirements, a provision for the estimated cost of rehabilitation has been made for all areas disturbed during operations based on the current estimates of costs to rehabilitate such areas, discounted to their present value. Significant uncertainty exists as to the amount of rehabilitation obligation which will be incurred due to the impact of changes in environmental legislation.

The provision is recognised as a liability with the corresponding asset included in exploration and evaluation expenditure or development expenditure.

The amount of the provision relating to rehabilitation is recognised at the commencement of the development project where a legal or constructive obligation exists at that time. At each reporting date, the rehabilitation liability is remeasured and changes in the liability are added to or deducted from the related asset.

The amount of the provision relating to rehabilitation of disturbance caused by production activities is recognised in the income statement as incurred. Changes in the liability are charged to the income statement as rehabilitation expense.

Trade and Other Payables

Trade and other payables are stated at their amortised cost. Trade payables are non-interest bearing and are normally settled on 30-day terms.

Revenue

Sales revenue is recognised in the income statement when the significant risks and rewards of ownership have been transferred to the buyer.

Expenses

Net Financing Costs

Net financing costs comprise interest payable on borrowings calculated using the effective interest method, and interest earned.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest income is recognised in the income statement as it accrues, using the effective interest method. Dividend income is recognised in the income statement on the date the entity’s right to receive payments is established.

Borrowing costs are expenses as incurred.

Income Tax

Income tax on the income statement for the year comprises current and deferred tax. Income tax is recognised in the income statement except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: the initial recognition of assets or liabilities that affect neither accounting nor taxable profit, and differences relating to investments in controlled entities to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date.

A deferred tax asset is recognised only to the extent that it is probably that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

Additional income taxes that arise from the distribution of dividends are recognised at the same time as the liability to pay the related dividend.

Tax Consolidation

The Company and its wholly owned Australian resident entities have formed a tax consolidated group with effect from 1 July 2003 and are therefore taxed as a single entity from that date. The head entity within the tax consolidated group is Bolnisi Gold NL.

Current tax expense/income, deferred tax liabilities and deferred tax assets arising from temporary differences of the members of the tax consolidated group are recognised in the separate financial statements of the members of the tax consolidated group using the ’group allocation method’ approach by reference to the carrying amounts in the separate financial statements of each entity and the tax values applying under tax consolidation.

Current tax liabilities and assets and deferred tax assets arising from unused tax losses and tax credits of the members of the tax-consolidated group are recognised by the Company (as head entity in the tax consolidated group). Deferred tax assets and deferred tax liabilities are measured by reference to the carrying amounts of the assets and liabilities in the Company’s balance sheet and their tax values applying under tax consolidation.

Any current tax liabilities (or assets) and deferred tax assets arising from unused tax losses assumed by the head entity from the controlled entities in the tax consolidated group are recognised as amounts receivable or payable to other entities in the tax consolidated group in conjunction with any tax funding arrangement amounts (refer below). Any difference between these amounts is recognised by the Company as an equity contribution to or distribution from the controlled entity. Distributions firstly reduce the carrying amount of the investment in the controlled entity and are then recognised as revenue.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company recognises deferred tax assets arising from unused tax losses of the tax consolidated group to the extent that it is probable that future taxable profits of the tax consolidated group will be available against which the asset can be utilised.

Any subsequent period adjustments to deferred tax assets arising from unused tax losses assumed from controlled entities are recognised by the head entity only.

Nature of Tax Funding Arrangements and Tax Sharing Agreements

The members of the tax consolidated group have entered into a tax funding arrangement which sets out the funding obligations of members of the tax-consolidated group in respect of tax amounts. The tax funding arrangements require payments to/from the head entity equal to the current tax liability (asset) assumed by the head entity and any tax loss deferred tax asset assumed by the head entity, resulting in the head entity recognising an inter-entity receivables (payables) in the separate financial statements of the members of the tax consolidated groups equal in amount to the tax liability (asset) assumed.

The head entity recognises the assumed current tax amounts as current tax liabilities (assets), adding to its own current tax amounts, since they are also due to or from the same taxation authority. The current tax liabilities (assets) are equivalent to the tax balances generated by external transactions entered into by the tax consolidated group. Contributions to fund the current tax liabilities are payable as per the tax funding arrangement and reflect the timing of the head entity’s obligation to make payments for tax liabilities to the relevant tax authorities.

The members of the tax consolidated group have also entered into a tax sharing agreement. The tax sharing agreement provides for the determination of the allocation of income tax liabilities between the entities should the head entity default on its tax payment obligations. No amounts have been recognised in the financial statements in respect of this agreement as payment of any amounts under the tax sharing agreement is considered remote.

Segment Reporting

Segment information is presented in respect of the Group’s business and geographical segments. The primary format, geographical segments, is based on the Group’s management and internal reporting structure.

Management believes that inter-segment pricing is determined on an arm’s length basis.

Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items comprise mainly income-earning assets and revenue, interest-bearing loans, borrowings and expenses, and corporate assets and expenses.

Segment capital expenditure is the total cost incurred during the period to acquire segment assets that are expected to be used for more than one period.

Non Current Assets Held for Sale and Discontinued Operations

Immediately before classification as held for sale, the measurement of the assets (and all assets and liabilities in a disposal group) is brought up to date in accordance with applicable AIFRS. Then, on initial classification as held for sale, non current assets and disposal groups are recognised at the lower of carrying amount and fair value less costs to sell.

Impairment losses on initial classification as held for sale are included in profit or loss, even when there is a revaluation. The same applies to gains and losses on subsequent remeasurement.

A discontinued operation is a component of the Group’s business that represents a separate major line of business or geographical area of operations or is a controlled entity acquired exclusively with a view to resale.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Classification as a discontinued operation occurs upon disposal or when the operation meets the criteria to be classified as held for sale, if earlier. A disposal group that is to be abandoned also may qualify.

Goods and Services Tax

Revenue, expenses and assets are recognised net of the amount of goods and services tax (GST), except where the amount of GST incurred is not recoverable from the taxation authority. In these circumstances, the GST is recognised as part of the cost of acquisition of the asset or as part of the expense.

Receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from, or payable to, the ATO is included as a current asset or liability in the statement of financial position.

Cash flows are included in the statement of cash flows on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

Earnings per Share

The Group presents basic and diluted earnings per share (EPS) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effects of all dilutive potential ordinary shares.

Determination of Fair Values

A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. Where applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

Trade and Other Receivables

The fair value of trade and other receivables, excluding construction work in progress, is estimated as the present value of future cash flows, discounted at the market rate of interest at the reporting date.

Non-Derivative Financial Liabilities

Fair value, which is determined for disclosure purposes, is calculated based on the present value of future principal and interest cash flows, discounted at the market rate of interest at the reporting date. For finance leases the market rate of interest is determined by reference to similar lease agreements.

New Standards and Interpretations Not Yet Adopted

The following standards, amendments to standards and interpretations have been identified as those which may impact the entity in the period of initial application. They are available for early adoption at 30 June 2007, but have not been applied in preparing this financial report:

•	AASB 7 Financial Instruments: Disclosures (August 2005) replaces the presentation requirements of financial instruments in AASB 132. AASB 7 is applicable for annual reporting periods beginning on or after 1 January 2007, and will require extensive additional disclosures with respect to the Group’s financial instruments and share capital.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	AASB 2005-10 Amendments to Australian Accounting Standards (September 2005) makes consequential amendments to AASB 132 Financial Instruments: Disclosure and Presentation, AASB 101 Presentation of Financial Statements, AASB 114 Segment Reporting, AASB 117 Leases, AASB 133 Earnings Per Share, AASB 139 Financial Instruments: Recognition and Measurement, AASB 1 First time Adoption of Australian Equivalents to International Financial Reporting Standards, AASB 4 Insurance Contracts, AASB 1023 General Insurance Contracts and AASB 1038 Life Insurance Contracts arising from the release of AASB 7. AASB 2005-10 is applicable for annual reporting periods beginning on or after 1 January 2007 and is expected to only impact disclosures contained within the consolidated financial report.

•	AASB 8 Operating Segments replaces the presentation requirements of segment reporting in AASB 114 Segment Reporting. AASB 8 is applicable for annual reporting periods beginning on or after 1 January 2009 and is not expected to have an impact on the financial results of the Company and the Group as the standard is only concerned with disclosures.

•	AASB 2007-2 Amendments to Australian Accounting Standards arising from AASB Interpretation 12 makes amendments to AASB 1 First-time Adoption of Australian Equivalents to International Financial Reporting Standards, AASB 117 Leases, AASB 118 Revenue, AASB 120 Accounting for Government Grants and Disclosures of Government Assistance, AASB 121 The Effects of Changes in Foreign Exchange Rates, AASB 127 Consolidated and Separate Financial Statement, AASB 131 Interest in Joint Ventures, and AASB 139 Financial Instruments: Recognition and Measurement. AASB 2007-2 is applicable for annual reporting periods beginning on or after 1 January 2008 and must be applied at the same time as Interpretation 12 Service Concession Arrangements.

•	AASB 2007-3 Amendments to Australian Accounting Standards arising from AASB 8 makes amendments to AASB 5 Non-current Assets Held for Sale and Discontinued Operations, AASB 6 Exploration for and Evaluation of Mineral Resources, AASB 107 Cash Flow Statements, AASB 119 Employee Benefits, AASB 127 Consolidated and Separate Financial Statements, AASB 134 Interim Financial Reporting, AASB 136 Impairment Assets. AASB 2007-3 is applicable for annual reporting periods beginning on or after 1 January 2009 and must be adopted in conjunction with AASB 8 Operating Segments. This standard is only expected to impact disclosures contained within the financial report.

•	Interpretation 10 Interim Financial Reporting and Impairment prohibits the reversal of an impairment loss recognised in a previous interim period in respect of goodwill, an investment in an equity instrument or a financial asset carried at cost. Interpretation 10 will become mandatory for the Group’s 2008 financial statements, and will apply to goodwill, investments in equity instruments, and financial assets carried at cost prospectively from the date that the Group first applied the measurement criteria of AASB 136 and AASB 139 respectively (i.e. 1 July 2004 and 1 July 2005, respectively). The potential impact on the Company and the consolidated financial report has not yet been determined.

•	AASB 2007-6 Amendments to Australian Accounting Standards arising from AASB 123 [AASB 1, AASB 101, AASB 107, AASB 111, AASB 116 and AASB 138 and Interpretations 1 and 12],. AASB 2007-3 is applicable for annual reporting periods beginning on or after 1 January 2009 and must be adopted in conjunction with AASB 123 Borrowing Costs. The potential impact on the Company and the consolidated financial report has not yet been determined.

•	AASB 2007-7 Amendments to Australian Accounting Standards [AASB 1, AASB 2, AASB 4, AASB 5, AASB 107 and AASB 128] is applicable for annual reporting periods beginning on or after 1 January 2009 and must be adopted in conjunction with AASB 123 Borrowing Costs. The potential impact on the Company and the consolidated financial report has not yet been determined.

•	AASB 123 Borrowing Costs (revised March 2007) requires the capitalisation of all borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset. Qualifying assets are assets

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that necessarily take a substantial period of time to get ready for their intended use. All other borrowing costs are immediately recognised as expenses. AASB 123 is applicable for annual reporting periods beginning on or after 1 January 2009. The potential impact on the Company and the consolidated financial report has not yet been determined.

Reclassification of cash to short-term investments

In its annual financial statements for the year ended 30 June 2006, the Group classified certain short-term deposits as cash and cash equivalents because the securities were highly liquid and there was an insignificant risk of changes in value. Subsequent to the completion of the 30 June 2007 financial statements, the Group determined that, pursuant to AASB 107 “Cash Flow Statements”, certain short term deposits cannot be classified as cash and cash equivalents because their maturity dates exceed 3 months.

The Group has corrected the classification in its financial statement presentation by reclassifying $60,465,174 of short term deposits held at 30 June 2006 from cash and cash equivalents to available for sale short-term investments. The following table shows the amounts as originally presented in the Group’s financial statements for the years ended 30 June 2006 and 30 June 2007, and the amounts following reclassification. The reclassification had no effect on total current assets, total assets, net assets, total equity, loss for the year or loss per share.

	As
	previously
	reported	Adjustment	Corrected

Year Ended 30 June 2006
Cash and cash equivalents	93,281,628	(60,465,174)	32,816,454
Short term investments	—	60,465,174	60,465,174
Net cash from investing activities	2,483,714	(60,465,174)	(57,981,460)
Net increase/(decrease) in cash and cash equivalents	51,807,093	(60,465,174)	(8,658,081)

Year ended 30 June 2007
Net cash from investing activities	(58,928,831)	60,465,174	1,536,343
Net increase/(decrease) in cash and cash equivalents	(73,571,425)	60,465,174	(13,106,251)

	Notes	2007	2006	2005
		$	$	$

NOTE 4 — OTHER INCOME

Net gain on disposal of property, plant and equipment		—	95,985	11,729
Net foreign exchange gain		96,071	1,516,887	—

		96,071	1,612,872	11,729

NOTE 5 — OTHER EXPENSES
Share based remuneration	27	326,229	1,397,210	243,520

Net foreign exchange loss		—	—	285,148
Merger related expenses		2,178,365	—	—

		2,504,594	1,397,210	526,668

Merger related expenses are expenses associated with the completion of the Merger Implementation Agreement between the Company and Coeur d’Alene Mines Corporation announced on 4 May 2007.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Notes	2007	2006	2005
		$	$	$

NOTE 6 — AUDITOR’S REMUNERATION
Audit services
Auditors of the Company
KPMG Australia:
— Audit and review of financial reports		75,970	91,367	48,250
Overseas KPMG Firms:
— Audit and review of financial reports		83,113	72,088	42,517

		159,083	163,455	90,767

Other services
Auditors of the Company
KPMG Australia
— Other assurance services		50,000	4,741	17,744
— Taxation services		—	7,500	—
Overseas KPMG Firms:
— Other assurance services		37,769	83,447	—
— Taxation services		786	8,884	—

		88,555	104,572	17,744

NOTE 7 — NET FINANCING COSTS
Interest income		(2,361,755)	(1,639,911)	(797,396)

Financial income		(2,361,755)	(1,639,911)	(797,396)

Borrowing costs — other parties
— interest paid		42,461	213,310	171,324
— recognition of fair value of options granted over facility term		47,656	1,044,141	263,694

Financial expenses		90,117	1,257,451	435,018

Net financing costs/(income)		(2,271,638)	(382,460)	(362,378)

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Notes	2007	2006	2005
		$	$	$

NOTE 8 — INCOME TAX EXPENSE
Tax expense
Current year		—	1,357,258	8,860,629
Deferred tax		—	1,390,888	(7,844,593)

Total income tax expense in income statement		—	2,478,146	1,016,036

Attributable to:
Continuing operations		—	419,371	493,723
Discontinuing operations		—	2,058,775	522,313

		—	2,478,146	1,016,036

Numerical reconciliation of income tax expense to prima facie tax payable
Profit/(loss) before tax — continuing operations		(4,665,657)	(3,199,377)	(3,014,656)
Profit/(loss) before tax — discontinued operations		—	12,751,653	6,945,865

Profit/(loss) before tax		(4,665,657)	9,552,276	3,931,209
Prima facie income tax expense/(benefit) at the Australian tax rate of 30% (2006 and 2005 — 30)%		(1,399,697)	2,865,683	1,179,363
Increase/(decrease) in income tax expense/(benefit) due to:
— different tax regimes of overseas controlled entities		—	(532,500)	(117,913)
— disposal of controlled entity		—	—	(1,266,023)
— non-deductible expenses, net of non assessable items		955,549	27,724	(7,869)
— effect of net deferred tax assets not brought to account		444,148	117,239	1,228,478

Income tax expense		—	2,478,146	1,016,036

The disposal of the Georgian interest (see note 21) during the year ending 30 June 2006 resulted in a decrease to the current tax liability of $3,930,062 and deferred tax liability of $1,655,213.

Unrecognised Deferred Tax Assets

Deferred tax assets have not been recognised in respect of the following items (tax effected at 30%):

Tax capital losses	3,320,473	162,788	162,788
Tax losses	14,779,843	12,607,003	4,698,958
Net deductible temporary differences	(13,361,216)	(11,426,813)	(4,241,460)

Potential tax benefit	4,739,100	1,342,978	620,286

The Australian deductible temporary differences and tax losses do not expire under current tax legislation. Mexican tax losses expire after 10 years pursuant to current tax legislation. Deferred tax assets have not been

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognised in respect of these items because it is not probable that future taxable profit will be available against which the Group can utilise the benefits.

	Notes	2007	2006	2005
		$	$	$

NOTE 9 — EARNINGS PER SHARE
Basic and diluted earnings per share have been calculated using:
Net loss for the year from continuing operations		(4,366,053)	(2,895,444)	(2,996,620)
Net profit for the year from discontinuing operations		—	6,760,304	5,337,157

Profit for the period attributable to equity holders of the parent		(4,366,053)	3,864,860	2,340,537

Weighted average number of ordinary shares
Issued ordinary shares at beginning of year		276,587,321	276,587,321	172,002,460
Effect of shares issued on exercise of options		4,857,781	—	52,149,164

Weighted average number of ordinary shares at the end of the year		281,445,102	276,587,321	224,151,624

Weighted average number of ordinary shares (diluted)
Weighted average number of ordinary shares at end of year		281,445,102	276,587,321	224,151,624
Effect of share options on issue		3,678,972	8,955,000	7,155,822

Weighted average number of ordinary shares (diluted) at the end of the year		285,124,074	285,542,321	231,307,445

Earnings per share for profit attributable to ordinary equity holders of the Company:
Basic earnings per share
From continuing operations		(1.6) cents	(1.0) cents	(1.3) cents
From discontinuing operations		—	2.4 cents	2.4 cents

		(1.6) cents	1.4 cents	1.1 cents

Diluted earnings per share
From continuing operations		(1.6) cents	(1.0) cents	(1.3) cents
From discontinuing operations		—	2.4 cents	2.3 cents

		(1.6) cents	1.4 cents	1.0 cents

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Notes	2007	2006
		$	$

NOTE 10(a) — CASH AND CASH EQUIVALENTS

Bank balances		4,467,992	23,312,957
Call deposits		15,142,913	9,503,497

Cash and cash equivalents in the statement of cash flows		19,610,905	32,816,454

NOTE 10(b) — SHORT TERM INVESTMENTS
Available for sale short-term investments		—	60,465,174

During the financial year ended 30 June 2006, available for sale short-term investments had interest rates of 4.05 to 4.10% with initial maturities of more than three months but less than six months.
NOTE 11 — TRADE AND OTHER RECEIVABLES
Current
Other debtors		5,176,085	3,902,881

NOTE 12 — OTHER ASSETS
Current
Prepayments		55,983	143,890

NOTE 13 —	PROPERTY, PLANT AND EQUIPMENT

During the year the Group disposed of property, plant and equipment for a consideration of $36,777 (2006 — $1,160,997), resulting in a loss on sale of $11,197 (2006 — gain of $91,118). There was nil amount outstanding at year end in relation to this disposal (2006 — $887,470).

Leased Plant and Equipment

The Group has entered into finance lease agreements to purchase mining development equipment. The leased equipment secures lease obligations (see note 18). At 30 June 2007, the net carrying amount of leased plant and machinery was $12,349,472 (2006 — nil).

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2007	2006
	$	$

Plant and equipment — cost	62,099,668	7,709,431
Accumulated depreciation	(14,280)	(124,930)

Net book value	62,085,388	7,584,501

Office equipment — cost	96,226	205,986
Accumulated depreciation	(69,153)	(127,671)

Net book value	27,073	78,315

Motor vehicles — cost	334,566	238,872
Accumulated depreciation	(62,674)	(127,329)

Net book value	271,892	111,543

Total property, plant and equipment	62,384,353	7,774,359

Reconciliations of the carrying amounts for each class of plant and equipment are set out below.
Plant and equipment
Carrying amount at beginning of year	7,584,501	2,122,034
Additions	57,571,187	6,516,569
Reclassification from exploration and evaluation	3,385,153	—
Disposals	(1,060,883)	(1,056,185)
Depreciation	(9,791)	(214,329)
Net foreign currency adjustment on translation	(5,384,779)	216,412

Net book value	62,085,388	7,584,501

Office equipment
Carrying amount at beginning of year	78,315	248,510
Additions	61,743	87,483
Disposals	(73,744)	(958)
Disposals — discontinuing operations	—	(130,530)
Depreciation	(31,544)	(135,038)
Net foreign currency adjustment on translation	(7,697)	8,848

Net book value	27,073	78,315

Motor vehicles
Carrying amount at beginning of year	111,543	447,483
Additions	345,569	186,619
Disposals	(86,060)	(12,738)
Disposals — discontinuing operations	—	(435,278)
Depreciation	(69,862)	(96,780)
Net foreign currency adjustment on translation	(29,298)	22,237

Net book value	271,892	111,543

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 14 —	EXPLORATION AND EVALUATION EXPENDITURE

	2007	2006
	$	$

Opening balance	39,008,722	14,138,199
Additions made during the year	9,224,660	21,635,773
Reclassification to development expenditure	(29,965,354)	—
Reclassification to property, plant and equipment	(3,385,153)	—
Net foreign currency adjustment on translation	(3,528,513)	3,234,750

Closing balance	11,354,362	39,008,722

The ultimate recoupment of costs carried forward for exploration and evaluation assets is dependent on the successful development and commercial exploitation or sale of the respective areas.

NOTE 15 — DEVELOPMENT EXPENDITURE
Opening balance	—	—
Additions made during the year	12,488,069	—
Reclassification from exploration and evaluation	29,965,354	—
Net foreign currency adjustment on translation	(3,036,306)	—

Closing balance	39,417,117	—

Expenditure in respect of exploration and evaluation expenditure that was transferred to development expenditure during the year was subject to impairment testing to ensure the carrying value is not in excess of the present value of estimated future cash flows. Key assumptions when conducting the impairment testing were recoverable reserves which are based on third party estimates, a discount rate of 10%, gold and silver prices of US$550 and US$10 per ounce respectively based on an estimate of the maintainable open market price and an exchange rate of A$1.00 = US$0.7468 based on the expected spot rate.

NOTE 16 — TRADE AND OTHER PAYABLES

Current
Accounts payable	6,314,678	2,021,906

	2007	2006
	$	$

NOTE 17 — INTEREST BEARING LIABILITIES
Current
Finance facility	—	3,000,000
Finance lease liabilities	2,472,064	—

	2,472,064	3,000,000

Non-current
Finance lease liabilities	9,877,408	—

	9,877,408	—

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the financial year ending 30 June 2007, Macquarie Bank Limited exercised 8,955,000 unlisted options, each exercisable at 27.8 cents at any time up to 10 August 2008 to convert to 1 fully paid ordinary share. Proceeds from the exercise of these options have been used to repay the finance facility.

Terms and Debt Repayment Schedule

Terms and conditions of outstanding interest bearing liabilities were as follows:

				Carrying	Carrying
		Interest	Year of	Amount	Amount
	Currency	Rate	Maturity	2007	2006

Finance lease liabilities	USD	6.60%	2009	6,963,404	—
Finance lease liabilities	USD	8.97%	2012	5,386,068	—

				12,349,472	—

Finance Lease Liabilities

Finance lease liabilities of the Group are payable as follows:

	Minimum			Minimum
	Lease			Lease
	Payments	Interest	Principal	Payments	Interest	Principal
	2007	2007	2007	2006	2006	2006

Less than one year	3,092,052	619,988	2,472,064	—	—	—
Between one and five years	10,952,070	1,185,561	9,766,509	—	—	—
More than five years	111,728	829	110,899	—	—	—

	14,155,850	1,806,378	12,349,472	—	—	—

	2007	2006
	$	$

NOTE 18 — PROVISIONS
Current
Rehabilitation provision	—	919,344

Rehabilitation provision
Opening balance	919,344	—
Provision made during the year	—	919,344
Payments made during the year	(919,344)	—

Closing balance	—	919,344

The Company recorded a rehabilitation provision of $919,344 (US$751,839) at June 30, 2006 equivalent to the amount to be paid to the National Forestry Commission of Mexico to enable the rehabilitation of specified disturbed land. This obligation was determined by the Mexican authorities based on the number of hectares deemed to be disturbed and a fixed amount of rehabilitation per hectare. During the year ended June 30, 2007, the Company paid this obligation with related future rehabilitation work to be undertaken by the National Forestry Commission of Mexico.

The basis for accounting for rehabilitation costs is set out in the significant accounting policies note 3.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 19 —	CAPITAL AND RESERVES

	2007	2006	2005
Share capital	Number	Number	Number

On issue at 1 July	276,587,321	276,587,321	172,002,460
Exercise of options	8,955,000	—	104,584,861

Ordinary shares on issue at 30 June — fully paid	285,542,321	276,587,321	276,587,321

Holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at shareholders’ meetings. The Company does not have authorised capital or par value in respect of its issued shares.

In the event of winding up of the Company, ordinary shareholders rank after creditors and are fully entitled to any proceeds of liquidation.

Options

During the year ended 30 June 2007:

•	There were no options granted or lapsed unexercised during the financial year.

•	Macquarie Bank Limited exercised 8,955,000 unlisted options, each exercisable at 27.8 cents at any time up to 10 August 2008 to convert to 1 fully paid ordinary share per option. Proceeds from the exercise of these options have been used towards repayment of the finance facility.

During the year ended 30 June 2006:

•	There were no options granted, exercised or lapsed unexercised during the financial year.

During the year ended 30 June 2005:

•	The Company drew down $3.0 million of the $5.0 million Project Feasibility Finance Facility with Macquarie Bank Limited resulting in the granting of 8,955,000 unlisted options each exercisable to acquire one fully paid ordinary share in the Company at 27.8 cents at any time before 5:00 pm on 10 August 2008.

•	2,533,969 options lapsed, each exercisable at 34.3 cents for one fully paid ordinary shares at any time up to 31 December 2004 lapsed unexercised.

Nature and Purpose of Reserves

Capital Profits

Upon disposal of revalued assets, any related revaluation increments standing to the credit of the asset revaluation reserve is transferred to the capital profits reserve.

Option Premium Reserve

During the year ended 30 June 2007, there were no options granted by the Company (June 2006 — nil). The issue of Company options in the year ended 30 June 2005 for no consideration with a fair value of $1,307,835 resulting in a credit of $1,307,835 to the option premium reserve.

The exercise of Company options results in a debit to the option premium reserve. During the year ended 30 June 2007 there were 8,955,000 options, with a fair value of $1,307,835, exercised resulting in a transfer of $1,307,835 to retained profits (June 2006 and June 2005 — nil).

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign Currency Translation Reserve

The foreign currency translation reserve records the foreign currency differences arising from the translation of the financial statements of foreign operations where their functional currency is different to the presentation currency of the reporting entity.

Dividends

Dividends paid or declared by the Company are:

	Cents per Share	Total Amount $	Date of Payment

2007
There were no dividends paid or declared during the financial year.

2006
Interim dividend on ordinary shares	0.75	2,074,407	12 April 2006
Final 2005 dividend on ordinary shares	0.75	2,074,407	14 October 2005

2005
There were no dividends paid or declared during the financial year ended 30 June 2005

The dividends are unfranked.

Reconciliation of Movement in Capital and Reserves Attributable to Equity Holders of the Parent

			Capital	Option
		Share	Profits	Premium	Translation	Retained		Minority	Total
	Note	Capital	Reserve	Reserve	Reserve	Profits	Total	Interest	Equity
		$	$	$	$	$	$	$	$

Balance at 1 July 2004		27,674,524	4,346	24,170	—	(1,942,516)	25,760,524	7,237,593	32,998,117
31 December 2004 options, lapsed unexercised		—	—	(24,170)	—	24,170	—	—	—
Total recognised income and expense		—	—	—	(904,069)	2,340,537	1,436,468	223,193	1,659,661
Shares issued		35,872,607	—	—	—	—	35,872,607	—	35,872,607
Disposal of controlled entities — return of capital		(9,780,000)	—	—	—	—	(9,780,000)	—	(9,780,000)
Options issued		—	—	1,307,835	—	—	1,307,835	—	1,307,835
Minority interest on partial sale of controlled entity		—	—	—	—	—	—	7,837,007	7,837,007
Shares issued by controlled entity to minority interest		—	—	—	—	—	—	312,892	312,892
Dividends paid to minority interest		—	—	—	—	—	—	(5,063,903)	(5,063,903)

Balance at 30 June 2005		53,767,131	4,346	1,307,835	(904,069)	422,191	54,597,434	10,546,782	65,144,216

Balance at 1 July 2005		53,767,131	4,346	1,307,835	(904,069)	422,191	54,597,434	10,546,782	65,144,216
Total recognised income and expense		—	—	—	3,260,462	3,864,860	7,125,322	4,508,807	11,634,129
Dividends to shareholders		—	—	—	—	(4,148,814)	(4,148,814)	—	(4,148,814)
Interest in reserves		—	—	—	—	—	—	1,397,210	1,397,210
Shares issued by controlled entity to minority interest		—	—	—	—	—	—	70,402,022	70,402,022
Dividends paid to minority interest		—	—	—	—	—	—	(4,193,715)	(4,193,715)
Disposal of controlled entities	21	—	—	—	—	—	—	(2,064,818)	(2,064,818)
Gain/(loss) on dilution of interest in controlled entity		—	—	—	—	48,623,110	48,623,110	(48,623,110)	—

Balance at 30 June 2006		53,767,131	4,346	1,307,835	2,356,393	48,761,347	106,197,052	31,973,178	138,170,230

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Capital	Option
		Share	Profits	Premium	Translation	Retained		Minority	Total
	Note	Capital	Reserve	Reserve	Reserve	Profits	Total	Interest	Equity
		$	$	$	$	$	$	$	$

Balance at 1 July 2006		53,767,131	4,346	1,307,835	2,356,393	48,761,347	106,197,052	31,973,178	138,170,230
Total recognised income and expense		—	—	—	(13,664,472)	(4,366,053)	(18,030,525)	(4,959,077)	(22,989,602)
Shares issued		2,489,490	—	—	—	—	2,489,490	—	2,489,490
Options exercised		—	—	(1,307,835)	—	1,307,835	—	—	—
Shares issued by controlled entity to minority interest		—	—	—	—	—	—	1,664,537	1,664,537
Gain/(loss) on dilution of interest in controlled entity		—	—	—	—	227,246	227,246	(227,246)	—

Balance at 30 June 2007		56,256,621	4,346	—	(11,308,079)	45,930,375	90,883,263	28,451,392	119,334,655

NOTE 20 — CONSOLIDATED ENTITIES

Particulars in Relation to Controlled Entities

			Ordinary Share Consolidated
			Entity Interest
Name	Note		2007	2006
			%	%

Parent entity
Bolnisi Gold NL
Controlled entities
Bolnisi Mining Operations Pty Limited	(i	)	100	100
Cropwood Limited	(ii	)	100	100
Fairview Gold Pty Limited	(i	)	100	100
Mexco Resources, LLC	(iii	)	100	100
Mexco Services, LLC	(iii	)	100	100
Darbazi, SA de CV	(iv	)	100	100
Minera Bolnisi, SA de CV	(iv	)	100	100
Recursos Mineros de Ocampo, SA de CV	(iv	)	100	100
Servicios Auxiliares de Mineria, SA de CV	(iv	)	100	100
Servicios Administrativos Palmarejo, SA de CV	(iv	)	100	—
Wyalong, SA de CV	(iv	)	100	100
Palmarejo Silver and Gold Corporation	(vi	)	73.3	74.1
Ocampo Resources, Inc	(vi	)	73.3	74.1
Ocampo Services, Inc	(vi	)	73.3	74.1
Planet Gold, SA de CV	(vii	)	73.3	74.1
Ensign Energy Pty Limited	(i	)	100	100

(i)	Bolnisi Mining Operations Pty Limited, Fairview Gold Pty Limited and Ensign Energy Pty Limited, Australian controlled entities, are small proprietary companies as determined by the Corporations Act 2001 and are not required to be audited for statutory purposes.

(ii)	Cropwood Limited, incorporated in Hong Kong, is a wholly owned controlled entity of Bolnisi Mining Operations Pty Limited.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(iii)	Mexco Resources, LLC and Mexco Services, LLC are incorporated in the USA and are owned by Fairview Gold Pty Limited.

(iv)	Darbazi, SA de CV, Minera Bolnisi, SA de CV, Recursos Mineros de Ocampo, SA de CV, Servicios Auxiliares de Mineria, SA de CV, Servicios Administrativos Palmarejo, SA de CV and Wyalong, SA de CV are incorporated in Mexico and are owned by Mexco Resources, LLC and Mexco Services, LLC.

(v)	Fairview Gold Pty Limited holds an 73.3% interest in Palmarejo Gold Corporation, which is incorporated in Canada and listed on the TSX-Venture Exchange.

(vi)	Ocampo Resources, Inc and Ocampo Services, Inc are incorporated in the USA and are wholly owned by Palmarejo Silver and Gold Corporation.

(vii)	Planet Gold, SA de CV is incorporated in Mexico and is wholly owned by Ocampo Resources, Inc and Ocampo Services, Inc.

Acquisition of Controlled Entities

Servicios Administrativos Palmarejo, SA de CV was acquired on 30 September 2006 for $6,079 representing net assets at date of acquisition and the operating results from that date have been included in the consolidated operating profit.

There were no acquisitions made during the years ended 30 June 2006.

NOTE 21 —	DISCONTINUED OPERATION

There were no discontinued operations during the financial year ending 30 June 2007.

During the financial year ended 30 June 2006, the Group completed the sale of the consolidated entity’s 50% interests in Quartzite Ltd (’Quartzite’) and Trans Georgian Resources Ltd (’TGR’) and the related loans to Quartzite and TGR (’Georgian Interests’) for US$10.0 million cash. The Georgian Interests had cash inflows from operating activities of $8,615,544, cash outflows from investing activities of $971,736 and cash outflows from financing activities of $4,193,715.

During the financial year ended 30 June 2005, the Company completed the sale of 100% of its interest in Bolnisi Logistics Pty Limited, the Company’s wholly owned subsidiary which held the Company’s 50% joint venture interest in the Roseby Copper Project, to Universal Resources Limited (’Universal’), the holder of the other 50% joint venture interest in the Roseby Copper Project. The Roseby Copper Project had cash outflows from operating activities of $56,347, cash outflows from investing activities of nil and cash outflows from financing activities of nil.

Analysis of profit and loss of the discontinued operations, gain on sale of discontinued operations and related income tax expense

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2007	2006	2005
	$	$	$

Revenue from sale of gold and silver	—	24,325,652	30,302,667
Cost of product sold:
— mining and treatment costs	—	(13,002,437)	(22,021,816)

Gross profit from the sale of gold and silver		11,323,305	8,280,851
Other expenses from ordinary activities:
— administrative expenses	—	(4,867)	(13,472)
— depreciation and amortisation	—	(668,236)	(444,099)
— foreign exchange loss	—	(209)	(564,190)
— mineral tenements written off	—	—	(4,825,263)

Operating profit before financing costs	—	10,649,993	2,433,827

Financial expenses	—	—	(75,559)

Net financing costs	—	—	(75,559)

Profit before tax	—	10,649,993	2,358,268
Income tax expense	—	(2,058,775)	(522,313)

Profit after tax	—	8,591,218	1,835,955

Gain on sale of discontinued operation	—	2,101,660	4,587,597
Income tax expense	—	—	—

Gain on sale of discontinued operation after tax	—	2,101,660	4,587,597

Profit and loss of discontinued operations and gain on sale of discontinued operations, net of tax	—	10,692,878	6,423,552

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effect of the Disposal on Individual Assets and Liabilities of the Group

	2007	2006	2005
	$	$	$

Inventories	—	17,518,469	—
Other	—	971,502	106,662
Trade and other receivables	—	8,041,507	—
Investments	—	—	—
Property, plant and equipment	—	565,808	—
Exploration and evaluation expenditure	—	—	5,085,741
Trade and other payables	—	(10,790,500)	—
Current tax liabilities	—	(2,120,012)	—
Deferred tax liabilities	—	(3,046,101)	—
Minority interest	—	(2,404,395)	—

Net identifiable assets and liabilities	—	8,736,278	5,192,403

Consideration received, satisfied in cash	—	(12,637,125)	—
Cash disposed of	—	1,799,187	—

Net cash (inflow)	—	(10,837,938)	—
Consideration received, non cash	—	—	(9,780,000)

Gain on sale of discontinued operation	—	2,101,660	4,587,597

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 22 —	STATEMENTS OF CASH FLOWS

Reconciliation of Profit for the Year to Net Cash from Operating Activities

	2007	2006	2005
	$	$	$

Profit for the year	(4,665,657)	7,074,130	2,915,173

Items classified as investing/financing activities
Borrowing costs — interest paid	42,461	213,310	246,883
Non-cash items
Borrowing costs — recognition of fair value of options granted over facility term	47,656	1,044,141	263,694
Amortisation	—	350,032	206,535
Depreciation	17,316	318,204	237,564
Foreign exchange loss/(gain) on cash	99,298	(1,684,160)	483,442
Loss/(gain) on disposal of assets	11,197	(91,118)	11,730
Exploration and evaluation expenditure written off	—	—	4,825,263
Share based payment expense	326,229	1,397,210	243,520
Property, plant and equipment written off	80,515	—	—
Gain on sale of discontinued operation	—	(2,101,660)	(4,587,597)
Changes in assets and liabilities
Receivables	(2,698,474)	(3,340,562)	(2,144,848)
Inventories	—	1,998,827	5,593
Other assets	3,912	104,291	(2,110,150)
Mineral tenements	(7,674,694)	(17,307,957)	(10,431,350)
Payables	548,664	619,664	6,092,590
Tax liabilities	—	(419,161)	(6,892,560)

Net used in operating activities	(13,861,577)	(11,824,809)	(10,634,518)

Reconciliation of Cash

For the purposes of the Statements of Cash Flows, cash includes cash on hand and at bank and cash on deposit, net of bank overdrafts and excluding security deposits. Cash as at the end of the financial year as shown in the Statements of Cash Flows is reconciled to the related items in the Balance Sheets as follows:

Cash and cash equivalents	19,610,905	32,816,454	39,790,167

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 23 —	FINANCIAL INSTRUMENTS DISCLOSURE

Exposure to interest rate, credit, commodity price and currency risks arise in the normal course of the Group’s business.

The Group does not use derivative financial instruments to hedge its exposure to financial risks.

Interest Rate Risk

The Group is exposed to interest rate risk. The effective weighted average interest rate for classes of financial assets and financial liabilities is as follows:

			Effective	Floating
	Notes		Interest Rate	Interest Rate	Total
			%	$	$

2007
Financial assets
Cash	10	(a)	4.1	19,610,905	19,610,905
Trade and other receivables	11		—	—	5,176,085
Other	12		—	—	55,983

				19,610,905	24,842,973

Financial liabilities
Trade and other payables	16		—	—	6,314,678
Interest bearing liabilities	17		7.8	12,349,472	12,349,472

				12,349,472	18,664,150

2006
Financial assets
Cash	10	(a)	4.5	32,816,454	32,816,454
Short term investments	10	(b)	4.05-4.10	60,465,174	60,465,174
Trade and other receivables	11		—	—	3,902,881
Other	12		—	—	143,890

				93,281,628	97,328,399

Financial liabilities
Trade and other payables	16		—	—	2,021,906
Interest bearing liabilities	17		7.2	3,000,000	3,000,000

				3,000,000	5,021,906

Credit Risk Exposure

The credit risk exposure on financial assets, excluding investments, of the Group which have been recognised on Balance Sheet, is the carrying amount, net of any impairment losses.

The Group mitigates credit risk by dealing with regulated banks in western countries.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net Fair Values of Financial Assets and Liabilities

The carrying amounts of financial assets and liabilities approximate their net fair values given the short time frames to maturity and/or variable interest rates.

Foreign Exchange Risk

The Group has not entered into derivative financial instruments to hedge purchases and sales denominated in foreign currencies.

NOTE 24 —	KEY MANAGEMENT PERSONNEL DISCLOSURES

Directors’ Remuneration

The broad remuneration policy is to ensure the remuneration package properly reflects the persons’ duties and responsibilities, and that remuneration is competitive in attracting, retaining and motivating people of the highest quality.

The directors are not employed directly by the Company. Their services are provided by way of arrangements with related parties which provide financial, administrative, geological and exploration services. No options, other benefits or bonuses were granted to directors or executives as part of their remuneration. No directors or executives receive performance related remuneration, and there are no service contracts.

Details of the nature and amount of each major element of the remuneration of each director of the Company and Group are:

		Short Term
	Year	Fees	Total
		$	$

Executive directors
Norman A. Seckold	2007	150,000	150,000
(Chairman)	2006	150,000	150,000
Peter J. Nightingale	2007	150,000	150,000
	2006	150,000	150,000
Kenneth M. Phillips	2007	117,279	117,279
	2006	124,071	124,071
Non-executive directors
Dudley R. Leitch	2007	24,000	24,000
	2006	24,000	24,000
P. Martin Holt	2007	20,000	20,000
(Alternate director for Peter J. Nightingale)	2006	30,000	30,000
Anthony J. McClure	2007	23,833	23,833
(Alternate director for Kenneth M. Phillips)	2006	110,000	110,000
Total compensation: key management personnel (consolidated)	2007	485,112	485,112

	2006	588,071	588,071

Total compensation: key management personnel (Company)	2007	485,112	485,112

	2006	588,071	588,071

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Key Management Personnel

There are no key management personnel of the Company or Group that are not directors.

Equity Holdings and Transactions

The movement during the reporting period in the number of ordinary shares in the Company held directly, indirectly or beneficially, by each specified director, including their personally-related entities, is as follows:

			Received on
	Held at		Exercise of		Held at
Directors	1 July 2006	Purchased	Options	Sales	30 June 2007

Norman A. Seckold	38,602,799	—	—	—	38,602,799
Dudley R. Leitch	31,185,700	—	—	—	31,185,700
Peter J. Nightingale	2,575,000	500,000	—	—	3,075,000
Kenneth M. Phillips	10,000,000	—	—	—	10,000,000
P. Martin Holt	—	—	—	—	—
Anthony J. McClure	—	—	—	—	—

			Received on
	Held at		Exercise of		Held at
Directors	1 July 2005	Purchased	Options	Sales	30 June 2006

Norman A. Seckold	38,602,799	—	—	—	38,602,799
Dudley R. Leitch	31,185,700	—	—	—	31,185,700
Peter J. Nightingale	2,575,000	—	—	—	2,575,000
Kenneth M. Phillips	10,000,000	—	—	—	10,000,000
P. Martin Holt	—	—	—	—	—
Anthony J. McClure	—	—	—	—	—

NOTE 25 —	RELATED PARTY INFORMATION

Directors

The names of persons who held office as directors of the Company during the year ended 30 June 2007 are Norman A. Seckold, Dudley R. Leitch, Peter J. Nightingale, Kenneth M. Phillips, P. Martin Holt and Anthony J. McClure. Details of directors’ remuneration are set out in the Key Management Personnel disclosures above.

During the year ended 30 June 2007, Norman A. Seckold and Peter J. Nightingale had an interest in an entity, Mining Services Trust, which provided full administrative services, including rental accommodation, administrative staff, services and supplies, to the Group. Fees paid to Mining Services Trust during the year, which were in the ordinary course of business and on normal terms and conditions, amounted to $1,101,658 (2006 — $1,185,972). Amounts unpaid at 30 June 2007 were $142,074 (2006 — $188,934).

During the year ended 30 June 2007, Kenneth M. Phillips, had an interest in an entity, VOP Mining Services Pty Ltd which rendered administrative, geological and exploration services to the Group. Fees paid to VOP Mining Services Pty Ltd during the year, which were in the ordinary course of business and on normal commercial terms and conditions, amounted to $140,882 (2006 — $159,643). Of this figure $117,279 (2006 — $124,071) is included in directors’ remuneration. Amounts unpaid at 30 June 2007 were $11,483 (2006 — $30,878)

Apart from the details disclosed in this note, no director has entered into a material contract with the Company or the Group since the end of the previous financial year and there were no material contracts involving directors’ interests subsisting at year end.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 26 —	SHARE BASED PAYMENTS

Stock Option Plan

The Company’s Canadian controlled entity, Palmarejo Silver and Gold Corporation (’PJO’) has a Stock Option Plan which allows directors, officers and consultants of PJO the opportunity to acquire options over unissued shares in PJO. These options are governed by the terms of PJO stock option plan.

Options are granted under the plan for no consideration and are granted for a five year period. Options granted under the plan carry no dividend or voting rights. The exercise price of the options is determined by PJO board of directors, subject to applicable exchange approval, at the time any option is granted.

Set out below are summaries of the options granted under the plan:

2007

			Granted	Balance at	Exercised	Cancelled	Balance at	Exercisable
		Exercise	During the	Start of the	During the	During the	End of the	at End of the
Grant		Price	Year	Year	Year	Year	Year	Year
Date	Expiry Date	CDN$	Number	Number	Number	Number	Number	Number

23 December 2004	23 December 2009	$1.00	—	4,833,332	(940,999)	(33,333)	3,859,000	3,859,000
5 April 2005	5 April 2010	$1.95	—	130,000	(50,000)	—	80,000	80,000
8 December 2005	8 December 2010	$3.90	—	150,000	(40,000)	—	110,000	60,000

			—	5,113,332	(1,030,999)	(33,333)	4,049,000	3,999,000

Weighted Average exercise price			—	$1.11	$1.16	$1.00	$1.10	$1.06

The weighted average remaining contractual life of share options outstanding at the end of the period was 2.5 years (2006 — 3.9 years).

2006

			Granted	Balance at	Exercised	Cancelled	Balance at	Exercisable
		Exercise	During the	Start of the	During the	During the	End of the	at End of
Grant		Price	Year	Year	Year	Year	Year	the Year
Date	Expiry Date	CDN$	Number	Number	Number	Number	Number	Number

23 December 2004	23 December 2009	$1.00	—	5,525,000	(691,668)	(26,000)	4,833,332	4,833,332
5 April 2005	5 April 2010	$1.95	—	150,000	(20,000)	—	130,000	80,000
8 December 2005	8 December 2010	$3.90	150,000	—	—	—	150,000	50,000

			150,000	5,675,000	(711,668)	(26,000)	5,113,332	4,963,332

Weighted Average exercise price			$3.90	$1.03	$1.03	$1.00	$1.11	$1.04

The weighted average remaining contractual life of share options outstanding at the end of the period was 3.9 years (2005 — 4.6 years).

Fair Value of Options

The fair value of options granted is measured at grant date and recognised as an expense over the period during which the directors, officers and consultants of PJO become unconditionally entitled to the options. The fair value of the options granted is measured using Black-Scholes formula, taking into account the terms and conditions upon which the options were granted. The amount recognised as an expense is adjusted to reflect the actual number of options that vest.

There were no options granted during the financial year ending 30 June 2007. The fair value of the options granted during the year ended 30 June 2006 was $356,025.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Expenses Arising from Share-Based Payment Transactions

Total expenses arising from share based payment transactions recognized during the period as part of share based remuneration expense were as follows:

	Consolidated
	2007	2006
	$	$

Options issued under PJO stock option plan	326,229	1,397,210

NOTE 27 —	COMMITMENTS

Exploration Expenditure Commitments

In order to maintain current rights of tenure to exploration tenements, the Group is required to perform minimum exploration work to meet the minimum expenditure requirements specified by tenement licences and acquisition agreements. These obligations are subject to renegotiation when application for a mining lease is made and at other times. These obligations are not provided for in the financial report and are payable:

	2007	2006
	$	$

Not later than one year	1,547,008	1,051,458
Later than one year but not later than two years	820,576	1,626,683
Later than two years but not later than five years	890,547	1,799,251

	3,258,132	4,477,392

Capital Expenditure Commitments

Contracted but not provided for and payable:

Within one year	3,219,093	4,579,752

NOTE 28 —	CONTINGENCIES

Merger Implementation Agreement

On 4 May 2007, the Company announced that Coeur d’Alene Mines Corporation (‘Coeur’), Bolnisi and Bolnisi’s 74% owned Canadian controlled entity Palmarejo Silver and Gold Corporation (‘Palmarejo’) had entered into agreements pursuant to which Coeur will acquire all of the shares of Bolnisi, and all of the shares of Palmarejo not owned by Bolnisi, in a transaction valued at approximately US$1.1 billion (the ‘Transaction’).

Under the terms of the Transaction, Bolnisi shareholders will receive 0.682 Coeur shares for each Bolnisi share they own (or, at the election of the Bolnisi shareholder, CHESS Depositary Interests representing Coeur shares) under a Court approved Scheme of Arrangement pursuant to Australian law, and Palmarejo shareholders will receive 2.715 Coeur shares for each Palmarejo share they own under a Court approved Plan of Arrangement pursuant to Canadian law. In addition, Bolnisi and Palmarejo shareholders will receive a nominal cash payment equal to $0.004 (US$0.003) per Bolnisi share and C$0.004 (US$0.003) per Palmarejo share.

Under the terms of the Transaction, the Company, Palmarejo and Coeur have agreed to give each other exclusivity, subject to certain exceptions and have agreed to a reciprocal break fee payable in certain circumstances equivalent to 1% of the transaction value. The Company’s break fee payable to Coeur is approximately $9.17 million (US$7.78 million) and Palmarejo’s break fee payable to Coeur amounts to approximately $3.77 million (US$3.20 million).

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 29 —	SUBSEQUENT EVENT

Merger Implementation Agreement

Subsequent to the end of the financial year, Coeur completed its due diligence under the terms of the Merger Implementation Agreement with the Company. The companies expect to begin mailing information to Bolnisi, Palmarejo and Coeur shareholders in September 2007. All three companies’ shareholder meetings are expected to be held in October 2007. Assuming timely completion of the required regulatory processes and receipt of the required shareholder and court approvals, the companies expect the Transaction to be completed in the fourth quarter of 2007.

Canadian Asset-Backed Commercial Paper

Bolnisi has, through its Canadian subsidiary company, Palmarejo, an amount of C$6.9 million (A$7.7 million) invested in Canadian Asset-Backed Commercial Paper (“ABCP”), being C$6.4 million (A$7.1 million) in Apsley Trust E and C$0.5 million (A$0.6 million) in Aurora Trust E. These ABCP investments were all rated R1-High (highest rating available for short-term commercial paper) by the Dominion Bond Rating Service (“DBRS”) at the time they were purchased.

Each of these instruments matured on 23 August 2007, but their maturities were not met by the issuers and as at the date of this report they remain outstanding.

A consortium representing banks, asset providers and major investors have agreed in principle to take steps to re-establish normal operations in the market for Canadian asset-backed securities. These steps include the proposal that all investors in such ABCP issuers exchange their holding in each issuer for long-term note on an individual issuer and series basis.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 30 —	FINANCIAL REPORTING BY SEGMENTS

The Group operates wholly within the mining industry in Australia and Mexico.

		Georgia	North	Consolidated
Geographical Segments	Australia	(Discontinued)	America	Total
	$	$	$	$

2007
Revenue
Unallocated revenue	—	—	—	2,361,755

				2,361,755

Result
Segment result	—	—	(3,751,506)	(3,751,506)
Tax expense				—
Unallocated corporate income				(914,151)

Net Profit/(loss)				(4,665,657)

Including non-cash expenses:
Share based remuneration	—	—	326,229	326,229
Assets
Segment assets	—	—	137,369,106	137,369,106
Unallocated corporate assets				629,698

				137,998,805

Including non-current assets acquired during the year:
Exploration and evaluation	—	—	9,922,654	9,922,654
Mine development	—	—	12,488,069	12,488,069
Plant and equipment	—	—	56,886,302	56,886,302

	—	—	79,297,025	79,297,025

Segment Liabilities	588,883	—	18,075,267	18,664,150

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Georgia	North	Consolidated
Geographical Segments	Australia	(Discontinued)	America	Total
	$	$	$	$

2006
Revenue
External segment revenue	—	24,325,652	95,985	24,421,637
Unallocated revenue	—	—	—	3,156,798

				27,578,435

Result
Segment result	—	10,649,993	(2,756,315)	7,893,678
Tax expense				(2,478,146)
Unallocated corporate income				1,658,598

Net Profit/(loss)				7,074,130

Including non-cash expenses:
Amortisation and depreciation	—	668,236	—	668,236
Share based remuneration	—	—	1,397,210	1,397,210
Assets
Segment assets	—	—	121,012,771	121,012,771
Unallocated corporate assets				23,098,709

				144,111,480

Including non-current assets acquired during the year:
Exploration and evaluation	—	—	19,890,494	19,890,494
Plant and equipment	—	—	6,383,922	6,383,922

	—	—	26,274,416	26,274,416

Segment Liabilities	4,383,424	—	1,557,826	5,941,250

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Georgia	North	Consolidated
Geographical Segments	Australia	(Discontinued)	America	Total
	$	$	$	$

2005
Revenue
External segment revenue	—	30,302,667	—	30,302,667
Unallocated revenue	—	—	—	797,396

				31,100,063

Result
Segment result	—	2,358,268	(779,751)	1,578,517
Tax expense				(1,016,036)
Unallocated corporate income				2,352,692

Net Profit/(loss)				2,915,173

Including non-cash expenses:
Amortisation and depreciation	—	444,099	—	444,099
Share based remuneration	—	—	243,520	243,520
Mineral tenements written off	—	4,825,263	—	4,825,263
Assets
Segment assets	—	36,018,115	18,397,116	54,415,231
Unallocated corporate assets				31,507,003

				85,922,234

Including non-current assets acquired during the year:
Exploration and evaluation	163,009	17,887	11,288,639	11,469,535
Mine development	—	206,535	—	206,535
Plant and equipment	—	497,940	158,050	655,990

	163,009	722,362	11,446,689	12,332,060

Segment Liabilities	4,274,455	16,283,535	220,028	20,778,018

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Division of the Group’s results and assets into geographical segments has been ascertained by direct location of assets. There are no intersegment revenue transactions.

	Mining	Exploration and	Consolidated
Business Segments	(Discontinued)	Development	Total
	$	$	$

2007
Revenue
Unallocated revenue	—	—	2,361,755

			2,361,755

Assets
Segment assets	—	137,369,106	137,369,106
Unallocated corporate assets			629,698

			137,998,805

Including non-current assets acquired during the year:
Exploration and evaluation	—	9,922,654	9,922,654
Mine development	—	12,488,069	12,488,069
Plant and equipment	—	56,886,302	56,886,302

	—	79,297,025	79,297,025

2006
Revenue
External segment revenue	24,325,652	95,985	24,421,637
Unallocated revenue	—	—	3,156,798

			27,578,435

Assets
Segment assets	—	121,012,771	121,012,771
Unallocated corporate assets			23,098,709

			144,111,480

Including non-current assets acquired during the year:
Exploration and evaluation	—	19,890,494	19,890,494
Plant and equipment	—	6,383,922	6,383,922

	—	26,274,416	26,274,416

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Mining	Exploration and	Consolidated
Business Segments	(Discontinued)	Development	Total
	$	$	$

2005
Revenue
External segment revenue	30,302,667	—	30,302,667
Unallocated revenue	—	—	797,396

			31,100,063

Assets
Segment assets	36,018,115	18,397,116	54,415,231
Unallocated corporate assets			31,507,003

			85,922,234

Including non-current assets acquired during the year:
Exploration and evaluation	—	11,469,535	11,469,535
Mine development	206,535	—	206,535
Plant and equipment	497,940	158,080	655,990

	704,475	11,627,585	12,332,060

All sales revenue during the prior period was to customers in the United Kingdom

NOTE 31 —	US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES DISCLOSURES

The Group’s financial statements are prepared in accordance with AIFRS. The financial information and reconciliations presented in this note set forth certain financial information that would have been presented if US Generally Accepted Accounting Principles (US GAAP) had been applied instead of AIFRS.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reconciliation to US GAAP

The following is a summary of the adjustments to profit (loss) for the years ended 30 June 2007, 2006 and 2005 that would be required if US GAAP had been applied instead of AIFRS.

	Note		2007		2006		2005
			$		$		$

Reconciliation of net profit/(loss)
Profit for the year attributable to ordinary equity holders of the Parent as reported under AIFRS			(4,366,053)		3,864,860		2,340,537
Add/(deduct)
Exploration and evaluation expenditure	(a	)	(9,224,660)		(21,635,773)		(2,758,818)
Exploration and evaluation reclassified to Property, plant and equipment	(a	)	3,385,153		—		—
Development expenditure	(b	)	(12,488,069)		—		—
Minority interest effect of above adjustments	(c	)	4,991,185		5,154,102		(1,345,818)

Total Adjustment			(13,336,391)		(16,481,671)		(4,104,636)

Net loss for the year attributable to ordinary equity holders of the Parent as reported under US GAAP			(17,702,444)		(12,616,811)		(1,764,099)

Earnings (loss) per share for profit/(loss) attributable to ordinary equity holders of the Parent measured under US GAAP:
Basic loss per share			(6.3	) cents	(4.6	) cents	(0.8	) cents
Diluted loss per share			(6.3	) cents	(4.6	) cents	(0.8	) cents
Earnings (loss) per share from discontinued operation attributable to ordinary equity holders of the Parent measured under US GAAP:
Basic loss per share			—		2.4	cents	4.6	cents
Diluted loss per share			—		2.4	cents	4.6	cents

The following is a summary of the adjustments to total parent entity interest in equity for the years ended 30 June 2007, 2006 and 2005 that would be required if US GAAP had been applied instead of AIFRS.

Reconciliation of shareholders’ equity
Total parent entity interest as reported under AIFRS			90,883,263	106,197,052	54,597,434
Add/(deduct)
Exploration and evaluation expenditure	(a	)	(11,354,362)	(39,008,722)	(14,138,199)
Development expenditure	(b	)	(39,417,117)	—	—
Minority interest effect of above adjustment	(c	)	12,924,962	9,307,778	870,210
Total Adjustment			(37,846,517)	(29,700,944)	(13,267,989)

Total parent entity interest in equity under US GAAP			53,036,746	76,496,108	41,329,445

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Basis of preparation under US GAAP

Consolidated Cash Flow Statement

The consolidated cash flow statement prepared under AIFRS (in accordance with AASB 107 ‘Cash Flow Statements’) presents substantially the same information that is required under US GAAP. However, under AIFRS interest paid has been classified as financing cash flow. Under US GAAP, it should be classified as operating cash flow.

US GAAP adjustments

An explanation of the adjustments from AIFRS to US GAAP are as follows:

(a)	Exploration and Evaluation Expenditure and Acquisition of Exploration Properties

Under AIFRS the Group follows the ’area of interest’ method in accounting for exploration and evaluation. This method differs from the ’successful efforts’ method adopted in this reconciliation to US GAAP, in that it permits certain exploration costs in defined areas of interest to be capitalised.

Under US GAAP exploration costs are charged to expense. In subsequent financial periods, amortisation or write-offs of expenditure previously capitalised under AIFRS, which would have been expensed for US GAAP purposes, is added back when determining the net loss according to US GAAP.

(b)	Development Expenditure

Under AIFRS, the Group reclassifies its capitalised exploration and expenditure to development expenditure once the technical feasibility and commercial viability of the extraction of mineral resources are demonstrable. Further development expenditure is capitalised when substantial future economic benefits are established. For US GAAP purposes, the Group expenses as incurred expenditure relating to a mine property until it has been determined that the property can be economically developed, as evidenced when proven and probable reserves are determined.

(c)	Minority Interest Effect of Above Adjustment

Adjustments to AIFRS profit/(loss) for the year and total parent entity interest in equity are disclosed before minority interest. This adjustment reflects the impact on minority interests. The adjustment also considers the impact on minority interests of adjustments to equity.

(d)	Share-based payments

The Group adopted the fair value recognition provisions of AASB 2 ’Share-based Payments’ with effect from 1 July 2005, including the retrospective restatement of comparative periods. Under US GAAP, the Group has applied the fair value recognition provisions of Statement of Financial Accounting Standard No. 123, ’Accounting for Stock-Based Compensation’ (SFAS 123) to all awards granted after 1 July 1995. In the current period, the Group adopted SFAS No. 123 (revised 2004) ’Accounting for Stock-Based Compensation’ (SFAS 123R) on a ’modified prospective basis’. However, as the Group has fully applied the fair value recognition provisions of SFAS 123, there are no additional adjustments required in the current period.

(e)	Capital Profits Reserve

The Company has recorded in its capital profits reserve an amount of $4,346 relating to the carrying amount of the revaluation reserve of a fixed asset disposed of pre 1 July 2004. When the asset was sold, the gain or loss was recorded based on the revalued amount of the asset, and the revaluation reserve transferred to capital profits reserve.

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For US GAAP purposes, long-lived assets are required to be recorded on a depreciable cost basis, and no revaluations of assets are permitted. Thus the amount reflected in the capital profits reserve would have been reflected as part of the gain or loss on disposal for US GAAP purposes. As the revaluation occurred pre 1 July 2004, there is no adjustment required in the US GAAP income or equity reconciliation for the periods presented.

(f)	Income Taxes

The Group recognises deferred income taxes on temporary differences between the carrying amount of assets and liabilities in the balance sheet and their tax bases and on tax losses. The existing policies for providing for deferred taxes are consistent with the US GAAP pronouncement, SFAS No. 109, “Accounting for Income Taxes”, except that under AIFRS, deferred tax assets are recognised only to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilised, whereas SFAS No. 109 requires deferred tax assets to be recognized in full, but reduced by a valuation allowance to an amount that is more likely than not to be realized.

The Group has recognized deferred tax assets in respect of income tax losses of $13,361,216 at 30 June 2007, $11,426,813 at 30 June 2006 and $4,241,460 at 30 June 2005 on the basis that deferred tax liabilities of the same amounts relating to net taxable temporary differences are expected to reverse in similar periods in future. In accordance with the requirements of AIFRS, these have offset by the Group in its balance sheet.

The Group however has not recognized deferred tax assets in respect of the remaining income tax capital losses and income losses of $4,739,100 as at 30 June 2007, $1,342,978 as at 30 June 2006 and $620,286 as at 30 June 2005 due to the uncertainties involving their realization.

For U.S. GAAP purposes, the amounts not recognized represent the valuation allowances that would have been recorded in each year under U.S. GAAP. As the difference between AIFRS and US GAAP relating to recognition of deferred tax assets does not affect either net profit/(loss) or shareholders equity, no adjustments have been recorded in the US GAAP reconciliation.

(g)	Income Taxes Effect of Other Adjustments

Adjustments to the AIFRS net profit/(loss) and shareholders’ equity are disclosed on a before tax basis. No adjustments relating to income tax have been recorded on the following basis:

i) Exploration and evaluation expenditure

The writing off of capitalised exploration and evaluation expenditure of $11,354,362 at 30 June 2007, $39,008,722 at 30 June 2006 and $14,138,199 at 30 June 2005 results in a reduction in the respective deferred tax liabilities for US GAAP purposes of $3,406,308, $11,702,616 and $4,241,459. However the reduction in these deferred tax liabilities is offset by an increase in the valuation allowance for US GAAP purposes, on the basis that the respective income tax losses will no longer be able to offset against taxable temporary differences that were expected to reverse in similar periods in the future. As the net impact between AIFRS and US GAAP relating to recognition of deferred tax assets does not affect either net profit/(loss) or shareholders’ equity, no adjustments for the income tax effect of these adjustments have been recorded in the US GAAP reconciliation.

ii) Development expenditure

The writing off of development expenditure of $39,417,117 at 30 June 2007 results in a reduction in the deferred tax liabilities for US GAAP purposes of $11,825,135. However the reduction in the deferred tax liabilities is offset by an increase in the valuation allowance for US GAAP purposes, on the basis that the income tax loss will no longer be able to offset against taxable temporary differences that were expected to reverse in similar periods in the future. As the net impact between AIFRS and US GAAP relating to

BOLNISI GOLD NL
AND ITS CONTROLLED ENTITIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recognition of deferred tax assets does not affect either net profit/(loss) or shareholders’ equity, no adjustments for the income tax effect of these adjustments have been recorded in the US GAAP reconciliation.

(h)	Impact of New US GAAP Accounting Standards

In July 2006, the FASB issued FIN 48, that clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more-likely-than-not for recognition of tax benefits of uncertain tax positions taken or expected to be taken in a tax return. FIN 48 also provides related guidance on measurement, derecognition, classification, interest and penalties, and disclosure. The provisions of FIN 48 will be effective for the Group beginning 1 July 2007, with any cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Group is in the process of assessing the impact of adopting FIN 48 on its results of operations and financial position.

In September 2006, the FASB issued SFAS No. 157 — “Fair value measurements”, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the FASB Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. This Statement will be effective for the Group from 1 July 2008. The Group believes that such pronouncement will not have a material impact on the Group’s financial position or results of operations.

In February 2007, the FASB issued SFAS 159 “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159, that permits the measurement of certain financial instruments at fair value. Entities may choose to measure eligible items at fair value at specified election dates, reporting unrealized gains and losses on such items at each subsequent reporting period. SFAS 159 will be effective for the Group from 1 July 2008. The Group is currently evaluating the potential impact of the fair value option but it is not expected to have a significant effect on reported financial position or results of operations.

Annex E

Consolidated Financial Statements of

PALMAREJO SILVER AND GOLD CORPORATION
(a development stage company)

Years ended June 30, 2007 and 2006, the initial 248-day period ended
June 30, 2005 and cumulative from October 25, 2004 to June 30, 2007

INDEPENDENT AUDITORS’ REPORT

We have audited the consolidated balance sheets of Palmarejo Silver and Gold Corporation (a development stage company) and its subsidiaries as at June 30, 2007 and 2006 and the consolidated statements of operations, deficit, contributed surplus and cash flows for the years ended June 30, 2007 and 2006, the initial 248-day period ended June 30, 2005 and cumulative from October 25, 2004 to June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries as at June 30, 2007 and 2006 and the results of their operations and their cash flows for the years ended June 30, 2007 and 2006, the initial 248-day period ended June 30, 2005 and cumulative from October 25, 2004 to June 30, 2007 in conformity with Canadian generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in a development stage where activities consist of mining exploration and development. The Company will periodically have to raise additional funds to continue operations, and while it has been successful in doing so in the past, there can be no assurance that it will be able to do so in the future. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 16 to the financial statements.

/s/  KPMG LLP
Chartered Accountants

Montréal, Canada
August 2, 2007, except for note 17 which is as of August 23, 2007

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International, a Swiss cooperative.
KPMG Canada provides services to KPMG LLP.

PALMAREJO SILVER AND GOLD CORPORATION
(A development stage company)

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2007	2006
	$	$

ASSETS
CURRENT ASSETS
Cash and cash equivalents (note 4)	17,275,387	7,898,399
Short-term investments (note 4)	—	49,448,419
Due from Fairview Gold Pty Limited (note 13)	—	8,182,030
Sales taxes receivable (note 5)	4,241,556	1,935,432
Prepaid expenses and deposits	294,193	96,460

	21,811,136	67,560,740
Capital assets (note 6)	59,883,241	5,541,631
Exploration projects	47,979,917	31,248,362

	129,674,294	104,350,733

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	5,163,666	455,231
Due to Reunion Gold Corporation (note 13)	40,199	46,372
Due to Fairview Gold Pty Limited (note 13)	9,258,976	—
Current portion of capital lease (note 7)	2,232,027	—

	16,694,868	501,603
Capital lease (note 7)	8,918,312
Asset retirement obligation (note 8)	—	751,839

	25,613,180	1,253,442

SHAREHOLDERS’ EQUITY
Capital stock (note 9)	98,639,299	96,693,693
Warrants (note 9)	12,357,630	12,357,630
Contributed surplus	2,818,399	3,265,156
Deficit	(9,754,214)	(9,219,188)

	104,061,114	103,097,291

	129,674,294	104,350,733

Commitments (note 10)
Proposed Merger Agreement (note 15)
Subsequent events (note 17)

See accompanying notes to consolidated financial statements.

On behalf of the Board,

/s/ Bruce McLeod	/s/ Anthony Walsh

Bruce McLeod, Director	Anthony Walsh, Director

PALMAREJO SILVER AND GOLD CORPORATION
(A development stage company)

CONSOLIDATED OPERATIONS

				Cumulative from
			Initial 248-Day	October 25,
	Year Ended	Year Ended	Period Ended	2004
	June 30,	June 30,	June 30,	to June 30,
	2007	2006	2005	2007
	$	$	$	$

REVENUES
Interest	1,805,482	700,285	73,307	2,579,074

EXPENSES
Administration	1,311,011	1,101,437	266,885	2,679,333
Merger-related expenses (note 15)	1,538,682	—	—	1,538,682
Stock-based compensation	304,350	1,216,213	2,488,008	4,008,571
Share issuance and transaction costs in excess of cash acquired at reverse takeover date	—	—	1,624,362	1,624,362
Gain on foreign exchange	(813,535)	(536,415)	(41,290)	(1,391,240)

	2,340,508	1,781,235	4,337,965	8,459,708

NET LOSS	(535,026)	(1,080,950)	(4,264,658)	(5,880,634)

Basic and diluted loss per common share (note 9)	(0.01)	(0.01)	(0.14)
Basic and diluted weighted average number of common shares outstanding (note 9)	90,738,999	75,403,248	31,052,292

See accompanying notes to consolidated financial statements.

PALMAREJO SILVER AND GOLD CORPORATION
(A development stage company)

CONSOLIDATED DEFICIT AND CONTRIBUTED SURPLUS

			Initial 248-Day	Cumulative from
	Year Ended	Year Ended	Period Ended	October 25, 2004
	June 30, 2007	June 30, 2006	June 30, 2005	to June 30, 2007
	$	$	$	$

DEFICIT
Balance, beginning of period	(9,219,188)	(4,499,978)	—	—
Net loss	(535,026)	(1,080,950)	(4,264,658)	(5,880,634)
Common share issue expenses	—	(3,638,260)	(235,320)	(3,873,580)

Balance, end of year	(9,754,214)	(9,219,188)	(4,499,978)	(9,754,214)

CONTRIBUTED SURPLUS
Balance, beginning of period	3,265,156	2,669,659	—	—
Stock-based compensation	304,350	1,216,213	2,488,008	4,008,571
Warrants and options exercised	(751,107)	(620,716)	(48,349)	(1,420,172)
Stock-based transaction and common share issue expenses	—	—	230,000	230,000

Balance, end of year	2,818,399	3,265,156	2,669,659	2,818,399

See accompanying notes to consolidated financial statements.

PALMAREJO SILVER AND GOLD CORPORATION
(A development stage company)

CONSOLIDATED CASH FLOWS

				Cumulative from
			Initial 248-Day	October 25,
	Year Ended	Year Ended	Period Ended	2004
	June 30,	June 30,	June 30,	to June 30,
	2007	2006	2005	2007
	$	$	$	$

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(535,026)	(1,080,950)	(4,264,658)	(5,880,634)
Non-cash items
Stock-based compensation	304,350	1,216,213	2,488,008	4,008,571
Common share issue expenses	—	—	250,000	250,000
Gain on foreign exchange and other	(831,351)	(840,229)	(84,935)	(1,756,515)
Changes in non-cash working capital items	(70,915)	236,558	(290,722)	(125,079)

	(1,132,942)	(468,408)	(1,902,307)	(3,503,657)
CASH FLOWS FROM INVESTING ACTIVITIES
Short-term investments	49,448,419	(49,448,419)	—	—
Cash from reverse takeover	—	—	235,320	235,320
Capital assets and exploration projects	(54,184,280)	(25,093,177)	(3,772,949)	(83,050,406)
Asset retirement obligation	(751,839)	—	—	(751,839)
Advances from (to) Fairview Gold Pty Limited	17,681,997	1,079,500	(545,084)	18,216,413

	12,194,297	(73,462,096)	(4,082,713)	(65,350,512)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of capital lease obligation	(2,878,867)	—	—	(2,878,867)
Common shares and warrants	—	75,000,000	8,500,000	83,500,000
Common share issue expenses	—	(3,638,260)	(235,320)	(3,873,580)
Exercise of warrants and options	1,194,500	7,892,391	295,112	9,382,003

	(1,684,367)	79,254,131	8,559,792	86,129,556

NET INCREASE IN CASH AND CASH EQUIVALENTS	9,376,988	5,323,627	2,574,772	17,275,387
Cash and cash equivalents, beginning of period	7,898,399	2,574,772	—	—

Cash and cash equivalents, end of year	17,275,387	7,898,399	2,574,772	17,275,387

Changes in other non-cash items:
Sales taxes receivable and deposits related to exploration projects	(2,415,736)	(1,313,215)	(553,363)
Accounts payable related to exploration projects	4,685,056	—	305,751
Equipment under capital lease	14,619,337	—	—
Issuance of shares for the reverse takeover	—	—	255,320
Issuance of shares for the acquisition of a mining project	—	—	3,939,435
Exercise of warrants and options	751,106	620,716	48,349
Exercise of warrants applied as a reduction of Due to (from) Fairview Gold Pty Limited	—	12,500,000	—

See accompanying notes to consolidated financial statements.

PALMAREJO SILVER AND GOLD CORPORATION
(A development stage Company)

CONSOLIDATED EXPENDITURES ON EXPLORATION PROJECTS

			Initial 248-Day		Cumulative from
	Year Ended	Year Ended	Period Ended	Acquisition	October 25, 2004
	June 30, 2007	June 30, 2006	June 30, 2005	(Note 3)	to June 30, 2007
	$	$	$	$	$

Balance, beginning of period	31,248,362	12,258,192	7,546,139	—	—

Geology	75,613	83,146	108,556	721,919	989,234
Drilling and assaying	9,346,493	10,432,327	2,515,469	4,356,784	26,651,073
Tenement payments	771,044	855,032	648,462	421,786	2,696,324
Land disturbance rehabilitation	104,875	752,645	—	—	857,520
Technical services and others	6,433,530	6,867,020	1,439,566	2,045,650	16,785,766

	16,731,555	18,990,170	4,712,053	7,546,139	47,979,917

Balance, end of year	47,979,917	31,248,362	12,258,192	7,546,139	47,979,917

See accompanying notes to consolidated financial statements.

PALMAREJO SILVER AND GOLD CORPORATION
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED JUNE 30, 2007

1.	GOVERNING STATUTES AND NATURE OF OPERATIONS

The Company was incorporated under the Alberta Business Corporations Act on May 11, 2004 and was continued under the Canada Business Corporations Act (“CBCA”) on March 21, 2005 following the completion of a reverse takeover (see note 3).

The Company holds a 100% interest in a group of silver and gold mineral concessions covering 12,115 hectares in the Temoris District of Chihuahua, Mexico (the “Palmarejo Project”).

At June 30, 2007, Bolnisi Gold NL (“Bolnisi”), an Australian-listed public company, owns 73.3% of the share capital of the Company.

The Company is in a development stage where its activities consist of the exploration and development of the Palmarejo Project. The Company may also stake or acquire other lands or mineral properties as such opportunities arise.

The Company has not yet determined whether its properties contain ore reserves that are economically recoverable. The recovery of costs incurred on these properties is subject to the discovery of economic ore deposits and the ability to secure appropriate financing to place these properties into production. The Company will periodically have to raise additional funds to continue operations, and while it has been successful in doing so in the past, there can be no assurance that it will be able to do so in the future.

Although the Company has taken steps to verify title to the mineral claims in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

2.	ACCOUNTING POLICIES

The consolidated financial statements are prepared in accordance with Canadian generally accounting principles (“Canadian GAAP”). As described in note 16, these principles differ in certain material respects from the principles that the Company would have followed had its consolidated financial statements been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). The significant accounting policies followed by the Company are as follows:

Accounting Estimates

The preparation of financial statements in accordance with Canadian GAAP requires management to make estimates and assumptions that affect the amounts recorded in the financial statements and notes to financial statements. These estimates and assumptions are based on management’s best knowledge of current events and current plans of actions that the Company may undertake in the future. Actual results may differ from those estimates. Significant areas where management judgement is applied are the carrying value of capital assets and exploration projects, asset retirement obligation and stock-based compensation.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries.

Cash and Cash Equivalents

Cash and cash equivalents include bank balances and short-term investments in money market instruments with an original term of less than three months that are carried at the lower of cost and fair value.

PALMAREJO SILVER AND GOLD CORPORATION
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Short-term Investments

Short-term investments consist of investments in money market instruments with an original term of three months or more, but less than one year, that are carried at the lower of cost and fair value.

Capital Assets

Capital assets, accounted for at cost, include plant, equipment and development costs. If commercial production is achieved, these assets will be depreciated over the useful life of the related mining property or on their anticipated useful life, if the useful life of the assets is less than the life of the mine. If the related mining property is abandoned, these assets will be written down to their net realizable value.

Exploration Projects

Acquisition costs and expenditures on mineral exploration programs are deferred until the commercial viability of the property is determined. If commercial production is achieved, the capitalized costs are amortized over the estimated useful life of the mine or on their anticipated useful life, if the useful life of the asset is less than the life of the mine. If a property is abandoned or the costs to date are determined to be unrecoverable, the accumulated acquisition and exploration expenditures are charged to operations in the year in which the determination is made.

Asset Retirement Obligation

The Company recognizes the fair value of an estimated liability for the future closure and reclamation costs with a corresponding increase to the carrying value of the related long-lived asset. The Company defers the amount added to the asset until the commercial viability of the property is determined. If commercial production is achieved, the Company amortizes the amount added on the same basis as the depreciation method established for the related asset. An accretion expense in relation with the discounted liability over the estimated life of the property is accounted for as an expense and added to the asset retirement obligation. The liability is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined according to differences between the carrying amounts and the tax bases of assets and liabilities. They are measured by applying enacted or substantively enacted tax rates and laws at the date of the financial statements for the years in which temporary differences are expected to reverse. The Company establishes a valuation allowance against future tax assets if, based on available information, it is more unlikely than not that some or all of the future tax assets will be realized.

Foreign Currency Translation

Monetary assets and liabilities of the Company and of its integrated subsidiaries are translated into Canadian dollars at the exchange rate in effect at the balance sheet date, whereas non-monetary assets and liabilities are translated at the exchange rate in effect at the transaction date. Revenues and expenses are translated at the average rate in effect during the year with the exception of depreciation and depletion that is translated at the historical rate. Gains and losses on exchange arising from translation are recorded in operations for the year.

Loss per Share

Loss per share is the result of net loss divided by the average outstanding number of shares during the period. Diluted loss per share is determined taking into account the dilutive effect of arrangements to issue common shares

PALMAREJO SILVER AND GOLD CORPORATION
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as if these arrangements were exercised at the beginning of the year or at the grant date. Diluted earnings per share are determined using the treasury-stock method. This method assumes that the proceeds from the exercise of stock options are used to redeem common shares at the average trade price during the period.

In the Company’s case, diluted loss per share is the same as basic loss per share as the effect of any of the outstanding options and warrants would be anti-dilutive.

Stock Option Plan

The Company measures the compensation cost of stock options issued under employee and non-employee compensation plans using a fair value-based method. Compensation costs are measured at the grant date based on the fair value of the award using the Black-Scholes option-pricing model and are recognized over the related vesting period as an expense with a corresponding increase to contributed surplus.

The Black-Scholes option-pricing model used to calculate option values, as well as other currently accepted option valuation models, were developed to estimate the fair value of freely tradeable, fully transferable options without vesting restrictions, which significantly differ from the Company’s stock option awards. The models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated values.

3.	ACQUISITION

Acquisition of the Palmarejo Project

On October 25, 2004, Palmarejo Acquisition Corporation (“Palmarejo Acquisition”) was incorporated under the CBCA to facilitate and effect the Business Combination Transaction, the acquisition and the financing described in the following paragraphs.

On March 21, 2005, the Business Combination Transaction was completed involving: (1) the acquisition by Palmarejo Acquisition from Fairview Gold Pty Limited (“Fairview”), a wholly-owned subsidiary of Bolnisi, of all of the issued and outstanding shares of Ocampo Services, Inc. and Ocampo Resources Inc. (the “U.S. Entities”) for 52,250,000 Palmarejo Acquisition common shares and 12,500,000 Palmarejo Acquisition warrants; and (2) the amalgamation of Palmarejo Acquisition with a wholly-owned subsidiary of Palmarejo Silver and Gold Corporation (the “Amalgamation”), pursuant to which holders of common shares, warrants and options of Palmarejo Acquisition received, in exchange, one Palmarejo Silver and Gold common share in exchange for each Palmarejo Acquisition common share, one Palmarejo Silver and Gold warrant in exchange for each Palmarejo Acquisition warrant and one Palmarejo Silver and Gold option in exchange for each Palmarejo Acquisition option.

The U.S. Entities own all of the issued and outstanding securities of Planet Gold SA de CV (“Planet Gold”), which held all of Bolnisi’s interests in the Palmarejo Project. Palmarejo Acquisition agreed to reimburse Bolnisi for all exploration expenses incurred at the Palmarejo Project from November 23, 2004, the date of a letter of intent (“LOI”) between Bolnisi, Palmarejo Acquisition and Bonita Capital Corporation (“Bonita”), to the closing of the Business Combination. These exploration expenses were reimbursed on April 13, 2005.

The value of the net assets acquired had been established as follows:

Accounts receivable	$162,911
Exploration projects	7,546,139
Due to Fairview Gold Pty Limited	(3,769,615)

Net assets acquired at fair value	$3,939,435

PALMAREJO SILVER AND GOLD CORPORATION
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financing

In conjunction with the Business Combination Transaction, Palmarejo Acquisition completed, in December 2004, a financing through the issuance of 8,500,000 Subscription Receipts at a price of $1.00 per Subscription Receipt for aggregate gross proceeds of $8,500,000. Each Subscription Receipt entitled the holder thereof, upon exchange or deemed exchange, to receive one Palmarejo Acquisition Share and one half of one Financing Warrant. The Subscription Receipts were deemed to be exchanged immediately prior to the Business Combination. Each whole Financing Warrant entitled the holder thereof to purchase one Palmarejo Acquisition Share at a price of $1.50 for a period of 24 months following the closing of the Financing. Commencing 180 days after the closing of the Business Combination, the Company had the right to accelerate the exercise of all outstanding Financing Warrants if the closing price of the Company’s shares was above $1.75 for 20 consecutive trading days. The Company exercised its call right on September 21, 2005.

In consideration of the services provided by the Agents in connection with the Financing, the Agents received a cash commission equal to 7% of the gross proceeds raised under the Financing and the Palmarejo Acquisition Agents’ Compensation Options to acquire up to 7% of the total number of Subscription Receipts issued pursuant to the Financing, each exercisable for one Palmarejo Acquisition Share and one half of one Financing Warrant at a price of $1.00, for a period of 24 months after completion of the Financing.

Reverse Takeover of Bonita Capital Corporation

On March 21, 2005, Bonita completed a business combination pursuant to which a wholly-owned subsidiary of Bonita, 6332625 Canada Ltd., amalgamated with Palmarejo Acquisition and Bonita issued to each Palmarejo Acquisition shareholder one common share in its capital (under the name of Palmarejo Silver and Gold Corporation), for each outstanding Palmarejo Acquisition common share as proposed in Bonita’s filing statement dated March 14, 2005. After the business combination, the shareholders of Palmarejo Acquisition controlled Bonita and consequently the business combination was accounted for as a reverse takeover. These financial statements reflect the accounts of Palmarejo Acquistion at book value since it is deemed to be the purchaser.

In accordance with the guidelines of the Canadian Institute of Chartered Accountants (EIC-10), as Bonita did not meet the definition of a business, this reverse takeover did not constitute a business combination but a capital transaction in substance. The activities of Bonita have been accounted for in the results of the Company since the date of completion of the business combination. The fair value of the net assets acquired, which consisted of cash, was established at $235,320.

4.	CASH AND SHORT-TERM INVESTMENTS

	June 30,	June 30,
	2007	2006

Cash and cash equivalents
Cash	$3,602,851	$126,440
Short-term investments with initial maturities of less than three months, bearing interest at rates varying from 4.40% to 4.53% (4.42% to 4.52% in 2006)	13,672,536	7,771,959

	$17,275,387	$7,898,399

Short-term investments
Short-term investments with initial maturities of more than three months but less than six months, bearing interest at rates varying from 4.05% to 4.10% in 2006	$—	$49,448,419

PALMAREJO SILVER AND GOLD CORPORATION
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	SALES TAXES RECEIVABLE

The sales taxes receivable consist mostly of amounts paid on the purchase of goods and services in Mexico. In the event that sales taxes claimed are not deemed reimbursable by the Mexican authorities, such amount will be reclassified to Capital assets and/or Exploration projects.

6.	CAPITAL ASSETS

Capital assets are comprised as follows:

		Accumulated	Net Book Value	Net Book Value
	Cost	Depreciation	June 30, 2007	June 30, 2006

Vehicle and office equipment	$231,399	$21,446	$209,953	$—
Equipment under capital lease	14,619,337	—	14,619,337	—
Construction in progress	45,053,951	—	45,053,951	5,541,631

	$59,904,687	$21,446	$59,883,241	$5,541,631

7.	CAPITAL LEASE

Capital lease obligations are as follows:

	June 30,	June 30,
	2007	2006

Total future lease payments	$12,781,318	$—
Less: interest	1,630,979	—

	11,150,339	—
Less: current portion	2,232,027	—

Long-term portion of capital lease	$8,918,312	$—

In December 2006, the Company entered into a 2-year lease agreement for a power station. Under the terms of the agreement, with amendment dated January 2007, the Company will pay a fixed monthly amount of US $263,148, including interest calculated at the rate of LIBOR plus 1.25%. The Company has the option at the end of the agreement to purchase the asset by paying a nominal amount.

In June 2007, the Company entered into a 5-year lease agreement for a total amount of US $30,561,508, for mining equipment to be delivered to the Company as the equipment becomes available from the supplier. Under the terms of the agreement for the 1st delivery of such mining equipment, in the amount of US $4,564,559, the Company will pay a fixed monthly amount of US $94,686, including interest calculated at the rate of LIBOR plus 3.65%. The Company has the option at the end of the agreement to purchase the equipment by paying a nominal amount.

The estimated future minimum payments under the leases are: US $2,095,000 in 2008, US $3,771,200 in 2009, US $2,447,800 in 2010, US $983,000 in 2011, US $1,074,900 in 2012 and US $94,000 in 2013.

8.	ASSET RETIREMENT OBLIGATION

The Company recorded an asset retirement obligation of $751,839 at June 30, 2006 equivalent to the amount to be paid to the National Forestry Commission of Mexico to enable the rehabilitation of specified disturbed land. This obligation was determined by the Mexican authorities based on the number of hectares deemed to be disturbed and a fixed amount of rehabilitation per hectare. During the year ended June 30, 2007, the Company paid this obligation with related future rehabilitation work to be undertaken by the National Forestry Commission of Mexico.

PALMAREJO SILVER AND GOLD CORPORATION
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	CAPITAL STOCK

Unlimited number of common shares, issuable in series.

Unlimited number of preferred shares, issuable in series. The preferred shares are issuable from time to time in one or more series in such numbers and with such attributes as the directors may determine by resolution.

The preferred shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, rank on a parity with the preferred shares of every other series and be entitled to a preference and priority over the common shares and over any other shares of the Company ranking junior to the preferred shares.

Subject to the rights, privileges, restrictions and conditions that may be attached to a particular series of preferred shares by the directors of the Company in accordance with the conditions attached to the preferred shares, in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or upon another return of capital or distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the preferred shares shall be entitled to receive, before any distribution of any part of the assets of the Company among the holders of any other shares, for each preferred share, an amount equal to the redemption price of such share and any dividends declared thereon and unpaid and no more.

Issued and Fully Paid

	Year Ended June 30, 2007		Year Ended June 30, 2006
	Number of		Number of
	Shares	Amount	Shares	Amount

Common shares
Balance, beginning of year	90,220,739	$96,693,693	64,157,425	$11,512,716
Issued
Private placement	—	—	7,894,737	62,642,370
Exercise of warrants	—	—	17,483,575	21,398,169
Exercise of stock options	1,030,999	1,945,606	685,002	1,140,438

Balance, end of year	91,251,738	$98,639,299	90,220,739	$96,693,693

June 2006 Financing

On April 19, 2006, the Company completed a private placement of 7,894,737 special warrants at a price of $9.50 per special warrant for total gross proceeds of $75,000,000. On June 19, 2006, each holder of special warrants received, without further consideration, one common share and one-half common share purchase warrant. Each whole warrant is exercisable at a price of $12.50 at any time prior to October 19, 2007. The value of the common share purchase warrants, estimated at $12,357,630 was presented separately on the consolidated balance sheets. Share issue expenses of $3,638,260, attributable to the June 2006 financing, were presented as part of the deficit.

PALMAREJO SILVER AND GOLD CORPORATION
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Warrants

The outstanding number of warrants exercisable into common shares are as follows:

				Number of
	Number of			Warrants
	Warrants	Number of		Outstanding
	Outstanding	Warrants	Number of	June 30, 2006
	June 30,	Issued	Warrants	and June 30,
Number of Warrants	2005	(Exercised)	Expired	2007

Pursuant to the acquisition(1)	12,500,000	(12,500,000)	—	—
Pursuant to the December 2004 financing(2)	4,237,500	(4,231,000)	(6,500)	—
Brokers’ warrants — 2004 financing(3)	404,950	(404,950)	—	—
Brokers’ underlying warrants — 2004 financing(3)	282,625	(282,625)	—	—
Brokers’ warrants — Bonita IPO(3)	65,000	(65,000)	—	—
Pursuant to the June 2006 financing	—	3,947,368	—	3,947,368

	17,490,075	(13,536,207)	(6,500)	3,947,368

Warrants issued as part of the December 2004 financing and the June 2006 financing were measured at the date of grant using the Black-Scholes pricing model. Values of $0.36 and $3.13, respectively, per warrant, were attributed based on the following weighted average assumptions and presented separately on the consolidated balance sheets.

	June 2006	December 2004
	Financing	Financing

Expected stock price volatility	79.10%	85.00%
Risk-free interest rate	4.09%	3.44%
Expected life of warrants	18 months	2 years
Expected dividend yield	0.00%	0.00%

(1)	On November 25, 2005, Bolnisi exercised its 12,500,000 warrants. Each warrant was exercised for one common share of the Company at a price of $1 per share. The amount was applied as a reduction of a portion of the debt due to Fairview.

(2)	Following the Company’s decision to call all of the warrants issued pursuant to the financing described in note 3, a total of 4,231,000 warrants were exercised in 2006 (12,500 in 2005), with each warrant exercised for one common share of the Company at a price of $1.50 per share. The remaining 6,500 unexercised warrants expired.

(3)	Brokers’ warrants, issued following the private placement and the IPO described in note 3, were exercised, with each warrant exercised for one common share of the Company. A total of 404,950 warrants were exercised in 2006 at a price of $1 per share (190,050 of such warrants exercised in 2005), a total of 282,625 warrants were exercised in 2006 at a price of $1.50 per share (14,875 of such warrants exercised in 2005) and a total of 65,000 warrants were exercised in 2006 at a price of $0.20 per share (20,000 of such warrants exercised in 2005).

PALMAREJO SILVER AND GOLD CORPORATION
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Option Plan

The Company has granted stock options to its directors, officers and consultants. These options are governed by the terms of the Company stock option plan and are exercisable for a period of five years following their issuance. Options granted are as follows:

	Number of	Exercise
	Options	Price

December 8, 2005	150,000	$3.90
April 5, 2005	150,000	1.95
December 23, 2004	5,530,000	1.00

The Company accounts for all stock-based compensation arrangements using the fair value method, under which a compensation expense is recorded based on the estimated fair value of the options as determined at the time of the grant. Consideration received on the exercise of stock options under the stock option plan is recorded to share capital.

The fair value of the options was estimated using the Black-Scholes option pricing model. Calculations were based on a market price of $3.90 on December 8, 2005, $1.95 on April 5, 2005 and $1.00 on December 23, 2004, an expected volatility of 80% to 85%, a risk-free interest rate ranging from 3.44% to 3.86%, an expected life of 4 years and a 0% expected dividend. The theoretical fair value of the options granted is $2.37 on December 8, 2005, $1.23 on April 5, 2005 and $0.63 on December 23, 2004 per option, according to this method. The compensation expense accrues over the vesting period.

		Year Ended		Year Ended
		June 30, 2007		June 30, 2006
	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price

Balance, beginning of year	4,833,332	$1.00	5,525,000	$1.00
	130,000	1.95	150,000	1.95
	150,000	3.90	—	—
Granted	—	—	150,000	3.90
Exercised	(940,999)	1.00	(665,002)	1.00
	(50,000)	1.95	(20,000)	1.95
	(40,000)	3.90	—	—
Cancelled	(33,333)	1.00	(26,666)	1.00

Balance, end of year	3,859,000	1.00	4,833,332	1.00
	80,000	1.95	130,000	1.95
	110,000	$3.90	150,000	$3.90

	4,049,000		5,113,332

PALMAREJO SILVER AND GOLD CORPORATION
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As at June 30, 2007, the outstanding options have the following features:

	Options Outstanding		Options Exercisable
	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price

2.50 years	3,859,000	$1.00	3,859,000	$1.00
2.75 years	80,000	1.95	80,000	1.95
3.50 years	110,000	3.90	60,000	3.90

	4,049,000		3,999,000

Loss per Common Share

Diluted net loss per share is the same as basic net loss per share as the effect of any of the outstanding options and warrants would be anti-dilutive.

10.	COMMITMENTS

In order to maintain current its rights of tenure to exploration tenements, the Company is required to make the following payments as specified by tenement licenses. These obligations, which total US $786,000 at June 30, 2007, are payable within the next 12 months.

At June 30, 2007, the Company had purchase commitments in respect of construction and development activities of $9,093,000 in addition to the purchase of mining equipment under capital lease described in note 7.

11.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments:

	June 30, 2007		June 30, 2006
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value

Cash and cash equivalents	$17,275,387	$17,275,387	$7,898,399	$7,902,264
Short-term investments	—	—	49,448,419	49,757,020
Due from (due to) Fairview Gold Pty Limited	(9,258,976)	(9,258,976)	8,182,030	8,182,030
Sales taxes receivable	4,241,556	4,241,556	1,935,432	1,935,432
Accounts payable and accrued liabilities	(5,163,666)	(5,163,666)	(455,231)	(455,231)
Due to Reunion Gold Corporation	(40,199)	(40,199)	(46,372)	(46,372)
Capital lease	(11,150,339)	(11,150,339)	—	—

Foreign Currency Risk

As all exploration expenses are incurred in a foreign currency (United States dollars, Australian dollars or Mexican pesos), the Company is exposed to currency risk. The Company does not use derivative instruments to reduce its exposure to foreign exchange risks. Financial instruments denominated in foreign currencies consist of the amount due to Fairview, sales taxes receivable, accounts payable and accrued liabilities and capital lease.

PALMAREJO SILVER AND GOLD CORPORATION
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	INCOME TAXES

The income tax provision differs from the amount resulting from the application of the Canadian statutory income tax rate as follows:

	Year Ended	Year Ended
	June 30,	June 30,
	2007	2006

Net loss before income taxes	$(535,026)	$(1,080,950)

Income tax benefit at combined Canadian statutory rate	$(171,315)	$(346,120)
Non taxable items	(175,356)	(171,279)
Unrecognized tax benefit	346,671	517,399

Income tax recovery	$—	$—

As of June 30, 2007, the future income tax assets were detailed as follows:

	June 30,	June 30,
	2007	2006

Financing fee carryforwards	$1,011,790	$1,413,520
Losses carryforward	1,280,206	1,056,169
Cumulative eligible capital deduction	467,737	—
Exploration projects	1,393	1,394

	2,761,126	2,471,083

Valuation allowance	(2,761,126)	(2,471,083)

Future income tax assets	$—	$—

Losses carried forward as at June 30, 2007 will expire as follows:

Canada

2012	$12,968
2013	324,168
2014	721,824
2015	1,231,880
2026	1,287,667
2027	632,697

$4,211,204

13.	RELATED PARTY TRANSACTIONS

Fairview settles all exploration and project development expenditures on behalf of the Company. Periodically, the Company reimburses Fairview for such expenditures and on occasions, the Company will advance funds to Fairview in anticipation of such exploration and development expenditures. At June 30, 2007, the Company had an amount payable of $9,258,976 to Fairview ($8,182,030 receivable from Fairview at June 30, 2006). The loan to (from) Fairview is interest free and repayable on demand. Also, an amount of $220,790 was charged during the year ($Nil in 2006) by a wholly-owned subsidiary of Fairview, for management services related to exploration and development activities.

PALMAREJO SILVER AND GOLD CORPORATION
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the year, an amount of $460,400 ($521,600 during the year ended June 30, 2006 and $203,900 during the initial 248-day period ended June 30, 2005) was charged by Reunion Gold Corporation (a company under common management) for management services which represent related party transactions concluded in the normal course of business. These transactions were measured at the exchange amount, which is the amount agreed upon by the parties.

14.	SEGMENTED INFORMATION

The Company operates in only one reportable sector of activity: mining exploration. The financial information by geographic sector is as follows:

Identifiable assets:

	June 30,	June 30,
	2007	2006

Mexico	$114,241,927	$38,631,667
Canada	14,073,657	65,719,066
Australia	1,358,710	—

	$129,674,294	$104,350,733

15.	PROPOSED MERGER AGREEMENT

On May 3, 2007, the Company (“Palmarejo”) and Coeur d’Alene Mines Corporation (“Coeur”) entered into a Merger Implementation Agreement (the “Palmarejo MIA”). Concurrently, Coeur entered into a Merger Implementation Agreement (the “Bolnisi MIA”) with Bolnisi Gold NL (“Bolnisi”), Palmarejo’s majority shareholder. Under the terms of the Palmarejo MIA, Palmarejo shareholders, other than Bolnisi, will receive 2.715 Coeur shares for each Palmarejo share they own and a nominal cash payment equal to C$0.004 per Palmarejo share pursuant to a plan of arrangement. Under the terms of the Bolnisi MIA, Bolnisi shareholders will receive 0.682 Coeur shares for each Bolnisi share they own and a nominal cash payment equal to A$0.004 per Bolnisi share pursuant to a scheme of arrangement.

The Transaction is subject to approval by the shareholders of Palmarejo, Coeur and Bolnisi and satisfaction of customary closing conditions (including completion of regulatory reviews and receipt of regulatory approvals). The consummation of each of the Palmarejo transaction and the Bolnisi transaction is also conditional upon the completion of the other transaction, although Coeur has the right to waive this condition, if the Palmarejo transaction does not proceed, and still proceed with the Bolnisi transaction. The Bolnisi transaction was subject to the completion of satisfactory due diligence by Coeur (which process was completed on July 3, 2007).

The Palmarejo plan of arrangement must be approved by two-thirds (2/3) of the votes cast by shareholders present and voting at a special meeting of shareholders called to consider the transaction, as well as a simple majority of the votes cast by such shareholders (excluding interested parties). The Bolnisi scheme of arrangement requires the approval of three-fourths (3/4) of the total shares voted, plus half of the shareholders present and voting at the meeting, either in person or by proxy. Both arrangements require approval by the applicable courts in Canada and Australia.

In connection with the Bolnisi transaction, each of the directors of Bolnisi has entered into a call option deed, which, between them, grants Coeur the right to acquire up to 19.9% of Bolnisi’s outstanding shares held by the directors at the same price as that offered by Coeur to other Bolnisi shareholders under the Bolnisi scheme of arrangement.

PALMAREJO SILVER AND GOLD CORPORATION
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The parties have also agreed to give each other exclusivity, subject to certain exceptions, and to a reciprocal break fee of 1% payable in certain circumstances.

Assuming timely completion of the required regulatory processes and receipt of the required shareholder and court approvals, the companies expect the transactions to be completed in the fourth quarter of calendar year 2007.

A special committee of independent directors of Palmarejo completed a review of the transaction, including seeking advice from financial advisors and legal counsel, and the special committee received a fairness opinion from the financial advisor. The special committee also retained a separate independent financial advisor to complete a formal valuation in connection with the transaction as contemplated by Canadian securities laws. After consideration, the special committee unanimously recommended approving the transaction to the Palmarejo board of directors, which subsequently approved and authorized Palmarejo to enter into the agreement. Furthermore, the Palmarejo board, on recommendation of the special committee, has authorized the submission of the transaction to its shareholders for approval at a special meeting of shareholders and the Palmarejo board has unanimously recommended that Palmarejo shareholders vote in favour of the transaction.

Merger-related expenses incurred by the Company, which have been estimated at $1,538,682 at June 30, 2007, have been presented separately on the consolidated statement of operations. These expenses include legal, financial advisory and accounting fees.

16.	DIFFERENCES BETWEEN CANADIAN AND US GAAP

The effect of the material measurement differences between Canadian and US GAAP on the Company’s balance sheet items, consolidated operations and shareholders’ equity is summarized as follows:

(a)	Exploration Projects

	June 30,	June 30,
	2007	2006

Exploration projects reported under Canadian GAAP	$47,979,917	$31,248,362
Expenditures on Exploration Projects(d)	(47,979,917)	(31,248,362)

Exploration projects reported under US GAAP	$—	$—

(b)	Shareholders’ Equity

	June 30,	June 30,
	2007	2006

Shareholders’ equity reported under Canadian GAAP	$104,061,114	$103,097,291
Expenditures on Exploration Projects(d)	(47,979,917)	(31,248,362)
Accumulated other comprehensive income(e)	—	312,466

Shareholders’ equity reported under US GAAP	$56,081,197	$72,161,395

PALMAREJO SILVER AND GOLD CORPORATION
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(c)	Consolidated Operations and Other Comprehensive Income

			Initial 248-Day
	Year Ended	Year Ended	Period Ended
	June 30,	June 30,	June 30,
	2007	2006	2005

Net loss reported under Canadian GAAP	$(535,026)	$(1,080,950)	$(4,264,658)
Add (deduct)
Expenditures on Exploration Projects(d)	(16,731,555)	(18,990,170)	(4,712,053)

Net loss reported under US GAAP, before comprehensive income adjustments	$(17,266,581)	$(20,071,120)	$(8,976,711)
Other comprehensive income
Add (deduct)
Unrealized gains on short-term investments(e)	—	312,466	—

Comprehensive income	(17,266,581)	(19,758,654)	(8,976,711)

Basic and diluted net loss per share reported under US GAAP, before comprehensive income adjustments	$(0.19)	$(0.27)	$(0.29)

(d)	Expenditures on Exploration Projects

Under Canadian GAAP, expenditures on exploration projects are deferred until the commercial viability of the property is determined. For US GAAP purposes, the Company expenses as incurred exploration expenditures relating to unproven mineral properties. When proven and probable reserves are determined for a property, subsequent exploration and development costs of the property are capitalized.

(e)	Comprehensive Income

Under US GAAP, comprehensive income is recognized and measured in accordance with FASB Statement No. 130 — Reporting Comprehensive Income. Comprehensive income includes all changes in equity other than those resulting from investments by owners and distribution to owners. Comprehensive income includes net earnings and other comprehensive income. Other comprehensive income items include unrealized gains (losses) on investments. A standard for comprehensive income and other comprehensive income is effective under Canadian GAAP on July 1, 2007.

For US GAAP purposes, certain of the Company’s short-term investments are considered as available-for-sale instruments. Available-for-sale instruments are carried at fair value with unrealized gains (losses) included in other comprehensive income until realized or until an other-than-temporary decline occurs.

(f)	Stock-based Compensation

Under Canadian GAAP, the Company measures the compensation cost of stock options issued under its employee and non-employee compensation plans using a fair value based method.

Effective January 1, 2006, the Company has applied the fair value recognition provisions of Statement of Financial Accounting Standard No. 123 — Accounting for Stock-Based Compensation (“SFAS 123”). No differences exist between the accounting for stock-based compensation in 2006 and 2007 between Canadian and US GAAP.

PALMAREJO SILVER AND GOLD CORPORATION
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	SUBSEQUENT EVENTS

At August 23, 2007, the Company had an amount of $6.9 million invested in Canadian Asset-Backed Commercial Paper (“ABCP”) which maturities were not met. The instruments remain outstanding. A consortium representing banks, asset providers and major investors are taking steps to re-establish normal operations for Canadian ABCP. The Company’s ABCP investments were all rated R1-High by the Dominion Bond Rating Service (“DBRS”) at the time they were purchased.

The Company is also in the process of securing a temporary financing with the National Bank of Canada in the amount of $2.0 million. Such financing which would expire on September 30, 2007 or at a date when the liquidity crisis is resolved, would bear interest at the prime rate less 1.50% and be secured by the investment accounts held at National Bank Trust.

Annex F-1

May 2, 2007

The Board of Directors
Coeur d’Alene Mines Corporation
505 Front Avenue
Coeur d’Alene, Idaho, 83814
United States of America

To the Board of Directors:

We understand that Coeur d’Alene Mines Corporation (“Coeur”) is proposing to enter into (i) a Merger Implementation Agreement, dated as of May 3, 2007 (the “Bolnisi Merger Agreement”) with Bolnisi Gold NL (“Bolnisi”), pursuant to which, among other things, Coeur will acquire all of the ordinary shares on issue of Bolnisi for consideration of 0.682 shares of Coeur plus A$0.004 per Bolnisi share (the “Bolnisi Consideration”), and (ii) a Merger Implementation Agreement, dated as of May 3, 2007 (the “Palmarejo Merger Agreement”, and together with the Bolnisi Merger Agreement, the “Merger Agreements”) with Palmarejo Silver and Gold Corporation (“Palmarejo”), pursuant to which, among other things, Coeur will acquire all of the common shares on issue of Palmarejo not already owned by Bolnisi for consideration of 2.715 shares of Coeur plus C$0.004 per Palmarejo share (the “Palmarejo Consideration” and, together with the Bolnisi Consideration, the “Consideration”). The acquisition of the ordinary shares of Bolnisi pursuant to the Bolnisi Merger Agreement (the “Bolnisi Acquisition”) and the acquisition of the common shares of Palmarejo not already owned by Bolnisi pursuant to the Palmarejo Merger Agreement (the “Palmarejo Acquisition”), are collectively referred to herein as the “Transaction”. It is our understanding that each of the Bolnisi Acquisition and the Palmarejo Acquisition is conditioned upon consummation of the other.

Engagement of CIBC World Markets

By letter agreements dated March 1, 2007 and April 26, 2007 (collectively, the “Engagement Agreement”), Coeur retained CIBC Australia Limited (“CIBC Australia”) as its financial advisor and to render an opinion in connection with the Transaction. Pursuant to the Engagement Agreement, Coeur has requested CIBC Australia, through its affiliate, CIBC World Markets Inc. (“CIBC World Markets”), to prepare and deliver a written opinion (the “Opinion”) to the board of directors of Coeur (the “Board of Directors”) as to the fairness, from a financial point of view, of the consideration to be paid by Coeur pursuant to the Transaction.

CIBC Australia will be paid a fee for rendering the Opinion and will be paid an additional fee contingent upon the successful completion of the Transaction. Coeur has also agreed to reimburse CIBC Australia for reasonable out-of-pocket expenses and to indemnify CIBC Australia, including its affiliates, in respect of certain liabilities that might arise out of the engagement.

Credentials of CIBC World Markets

CIBC World Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Opinion expressed herein is the opinion of CIBC World Markets and the form and content herein have been approved for release by a committee of its managing directors and internal counsel, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

F-1-1

Scope of Review

In connection with rendering our Opinion, we have reviewed and relied upon, among other things, the following:

i) Drafts of the Merger Agreements, dated Wednesday, April 25, 2007;

ii) The draft Call Option Deeds between Coeur and each of the directors of Bolnisi, dated Wednesday, April 25, 2007;

iii) The annual reports for Coeur for the years ended December 31, 2004 to 2006;

iv) The annual reports for Bolnisi for the years ended June 30, 2004 to 2006;

v) The annual reports for Palmarejo, together with its Annual Information Form, for the years ended June 30, 2005 to 2006;

vi) The unaudited half-yearly reports for the periods ending December 31, 2004 to 2006 for Bolnisi;

vii) The unaudited quarterly reports for the periods ending September 30, 2005 to December 31, 2006 for Palmarejo;

viii) The quarterly activities reports for the periods ending September 30, 2004 to December 31, 2006 for Bolnisi;

ix) The National Instrument 43-101 compliant technical report prepared for Palmarejo dated October 1, 2006;

x) The Palmarejo Prospectus dated June 15, 2006 relating to a C$75 million special warrant fundraising;

xi) Resource estimates for the Palmarejo-Trogan project announced by Bolnisi on October 25, 2006 and January 16, 2007; and

xii) The Palmarejo investor fact sheet dated March 27, 2007

xiii) Publicly available research, stock market, financial and other data pertaining to Coeur, Bolnisi, Palmarejo and other silver and gold companies which we believe to be comparable to Coeur, Bolnisi and Palmarejo;

xiv) The financial terms of certain recent business combinations in the mining industry specifically and in other industries generally;

xv) Discussions with the senior management of Coeur, Bolnisi and Palmarejo regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction, and the current operations, financial condition and future prospects of Coeur, Bolnisi and Palmarejo, respectively, and the proposed combined entity;

xvi) Certain confidential information provided by Coeur, Bolnisi and Palmarejo including corporate production and financial forecasts for Coeur, Bolnisi and Palmarejo, material contracts and agreements, executive compensation, taxation and provisioning for potential or contingent liabilities;

xvii) Certain discussions and negotiations among the representatives of Coeur, Bolnisi and Palmarejo and their respective legal advisors; and

xviii) Such other financial studies and analyses and performed such other investigations and taken into account such other matters as we have deemed necessary or appropriate.

Assumptions and Limitations

Our Opinion is subject to the assumptions, explanations and limitations set forth below.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of any of the assets or securities of Coeur, Bolnisi, Palmarejo or any of their respective affiliates and our Opinion should not be construed

F-1-2

as such, nor have we been requested to identify, solicit, consider or develop any potential alternatives to the Transaction.

We have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial, engineering, geological and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by Coeur, Bolnisi or Palmarejo and their respective representatives or advisors or otherwise obtained by us pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to or attempted to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. Without limiting the foregoing, we have not met with the independent auditors of Coeur, Bolnisi or Palmarejo and we have relied upon and assumed the accuracy and fair presentation of the audited financial statements of Coeur, Bolnisi and Palmarejo and the reports of the auditors thereon.

With respect to the financial data, operating and financial forecasts and budgets provided to us by Coeur concerning Coeur, Bolnisi, Palmarejo or the proposed combined entity and relied upon in our analysis, we have assumed (subject to the exercise of our professional judgment) that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgements of Coeur’s management, having regard to their respective business, financial condition, plans and prospects. We have relied upon, without independent verification, Coeur’s estimates of the reserve base, production profile and cash and total cost estimates of each of Coeur, Bolnisi and Palmarejo. We have not made an independent evaluation, appraisal or geological or technical assessment of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of Coeur, Bolnisi or Palmarejo, nor, except for the estimates referred to above, have we been furnished with any such evaluations, appraisals or assessments. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Coeur, Bolnisi or Palmarejo.

We have also assumed that all of the representations and warranties contained in the draft Merger Agreements referred to under the heading “Scope of Review” are correct as of the date hereof, that the Transaction will be completed substantially in accordance with the terms of the Merger Agreements and all applicable laws and that Coeur’s management information circulars relating to the Transaction will disclose all material facts relating to the Transaction and will satisfy all applicable legal requirements.

Coeur has represented to us, in a certificate of two senior officers of Coeur delivered as at the date hereof, among other things, that the information, data and other material (financial or otherwise) provided to us by or on behalf of Coeur, including the written information and discussions concerning Coeur, Bolnisi and Palmarejo and referred to above under the heading “Scope of Review” (collectively, the “Information”) are complete and correct at the date the Information was provided to us and that, since the date of the Information, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Coeur or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.

We are not legal, tax or accounting experts and make no representation as to the adequacy or the appropriateness of this Opinion for your purposes and we express no view concerning any legal, tax or accounting matters concerning the Transaction or the sufficiency of this letter for your purposes. We do not express any opinion with respect to the underlying valuation, future performance or long-term viability of Coeur, Bolnisi or Palmarejo or the trading price or value of the securities of Coeur, Bolnisis or Palmarejo following the announcement or completion of the Transaction.

We express no view as to, and our Opinion does not address, any terms or other aspects of the Transaction (other than the Bolnisi Consideration and the Palmarejo Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of Coeur to proceed with or effect the Transaction nor does our Opinion address the relative merits of the Transaction as compared to any alternative business strategies that might exist for Coeur or the effect of any other transaction in which Coeur might engage.

F-1-3

Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of Coeur, Bolnisi and Palmarejo as they are reflected in the Information and as they were represented to us in our discussions with management of Coeur and its representatives and advisors. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.

The Opinion has been provided to the Board of Directors for its exclusive use only and may not be published, disclosed to any other person, relied upon by any other person, or used by the Board of Directors for any other purpose, without the prior written consent of CIBC World Markets. Our Opinion is not to be construed as a recommendation to any person as to how to vote at any meeting of securityholders of Coeur, Bolnisi or Palmarejo.

The Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the Opinion if we learn that any of the information that we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after the date of this Opinion.

Opinion

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Consideration to be paid by Coeur pursuant to the Transaction is fair, from a financial point of view, to Coeur.

Yours very truly,

/s/ CIBC World Markets Inc.

CIBC World Markets Inc.

F-1-4

Annex F-2

2 July, 2007

The Board of Directors
Coeur d’Alene Mines Corporation
505 Front Avenue
Coeur d’Alene, Idaho, 83814
United States of America

To the Board of Directors:

We understand that Coeur d’Alene Mines Corporation (“Coeur”) has entered into (i) a Merger Implementation Agreement, dated as of May 3, 2007 (the “Bolnisi Merger Agreement”) with Bolnisi Gold NL (“Bolnisi”), pursuant to which, among other things, Coeur will acquire all of the ordinary shares on issue of Bolnisi for consideration of 0.682 shares of Coeur plus A$0.004 per Bolnisi share (the “Bolnisi Consideration”), and (ii) a Merger Implementation Agreement, dated as of May 3, 2007 (the “Palmarejo Merger Agreement”, and together with the Bolnisi Merger Agreement, the “Merger Agreements”) with Palmarejo Silver and Gold Corporation (“Palmarejo”), pursuant to which, among other things, Coeur will acquire all of the common shares on issue of Palmarejo not already owned by Bolnisi for consideration of 2.715 shares of Coeur plus C$0.004 per Palmarejo share (the “Palmarejo Consideration” and, together with the Bolnisi Consideration, the “Consideration”). The acquisition of the ordinary shares of Bolnisi pursuant to the Bolnisi Merger Agreement (the “Bolnisi Acquisition”) and the acquisition of the common shares of Palmarejo not already owned by Bolnisi pursuant to the Palmarejo Merger Agreement (the “Palmarejo Acquisition”), are collectively referred to herein as the “Transaction”. It is our understanding that each of the Bolnisi Acquisition and the Palmarejo Acquisition is conditioned upon consummation of the other.

Engagement of CIBC World Markets

By letter agreements dated March 1, 2007 and April 26, 2007 (collectively, the “Engagement Agreement”), Coeur retained CIBC Australia Limited (“CIBC Australia”) as its financial advisor and to render an opinion in connection with the Transaction. Pursuant to the Engagement Agreement, Coeur has requested CIBC Australia, through its affiliate, CIBC World Markets Inc. (“CIBC World Markets”), to prepare and deliver a written opinion (the “Opinion”) to the board of directors of Coeur (the “Board of Directors”) as to the fairness, from a financial point of view, of the consideration to be paid by Coeur pursuant to the Transaction.

CIBC Australia will be paid a fee for rendering the Opinion and will be paid an additional fee contingent upon the successful completion of the Transaction. Coeur has also agreed to reimburse CIBC Australia for reasonable out-of-pocket expenses and to indemnify CIBC Australia, including its affiliates, in respect of certain liabilities that might arise out of the engagement.

Credentials of CIBC World Markets

CIBC World Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Opinion expressed herein is the opinion of CIBC World Markets and the form and content herein have been approved for release by a committee of its managing directors and internal counsel, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

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Scope of Review

In connection with rendering our Opinion, we have reviewed and relied upon, among other things, the following:

i) The Merger Agreements;

ii) The Call Option Deeds between Coeur and each of the directors of Bolnisi;

iii) The annual reports for Coeur for the years ended December 31, 2004 to 2006;

iv) The annual reports for Bolnisi for the years ended June 30, 2004 to 2006;

v) The annual reports for Palmarejo, together with its Annual Information Form, for the years ended June 30, 2005 to 2006;

vi) The unaudited half-yearly reports for the periods ending December 31, 2004 to 2006 for Bolnisi;

vii) The unaudited quarterly reports for the periods ending September 30, 2005 to December 31, 2006 for Palmarejo;

viii) The quarterly activities reports for the periods ending September 30, 2004 to December 31, 2006 for Bolnisi;

ix) The National Instrument 43-101 compliant technical report prepared for Palmarejo dated October 1, 2006;

x) The Palmarejo Prospectus dated June 15, 2006 relating to a C$75 million special warrant fundraising;

xi) Resource estimates for the Palmarejo-Trogan project announced by Bolnisi on October 25, 2006 and January 16, 2007;

xii) The Palmarejo investor fact sheet dated March 27, 2007;

xiii) Publicly available research, stock market, financial and other data pertaining to Coeur, Bolnisi, Palmarejo and other silver and gold companies which we believe to be comparable to Coeur, Bolnisi and Palmarejo;

xiv) The financial terms of certain recent business combinations in the mining industry specifically and in other industries generally;

xv) Discussions with the senior management of Coeur, Bolnisi and Palmarejo regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction, and the current operations, financial condition and future prospects of Coeur, Bolnisi and Palmarejo, respectively, and the proposed combined entity;

xvi) Certain confidential information provided by Coeur, Bolnisi and Palmarejo including corporate production and financial forecasts for Coeur, Bolnisi and Palmarejo, material contracts and agreements, executive compensation, taxation and provisioning for potential or contingent liabilities;

xvii) Production and financial forecasts for the Palmarejo project prepared by Coeur having taken into account additional due diligence performed following announcement of the Transaction;

xviii) Certain discussions and negotiations among the representatives of Coeur, Bolnisi and Palmarejo and their respective legal advisors; and

xix) Such other financial studies and analyses and performed such other investigations and taken into account such other matters as we have deemed necessary or appropriate.

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Assumptions and Limitations

Our Opinion is subject to the assumptions, explanations and limitations set forth below.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of any of the assets or securities of Coeur, Bolnisi, Palmarejo or any of their respective affiliates and our Opinion should not be construed as such, nor have we been requested to identify, solicit, consider or develop any potential alternatives to the Transaction.

We have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial, engineering, geological and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by Coeur, Bolnisi or Palmarejo and their respective representatives or advisors or otherwise obtained by us pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to or attempted to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. Without limiting the foregoing, we have not met with the independent auditors of Coeur, Bolnisi or Palmarejo and we have relied upon and assumed the accuracy and fair presentation of the audited financial statements of Coeur, Bolnisi and Palmarejo and the reports of the auditors thereon.

With respect to the financial data, operating and financial forecasts and budgets provided to us by Coeur concerning Coeur, Bolnisi, Palmarejo or the proposed combined entity and relied upon in our analysis, we have assumed (subject to the exercise of our professional judgment) that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgements of Coeur’s management, having regard to their respective business, financial condition, plans and prospects. We have relied upon, without independent verification, Coeur’s estimates of the reserve base, production profile and cash and total cost estimates of each of Coeur, Bolnisi and Palmarejo. We have not made an independent evaluation, appraisal or geological or technical assessment of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of Coeur, Bolnisi or Palmarejo, nor, except for the estimates referred to above, have we been furnished with any such evaluations, appraisals or assessments. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Coeur, Bolnisi or Palmarejo.

We have also assumed that all of the representations and warranties contained in the Merger Agreements referred to under the heading “Scope of Review” are correct as of the date hereof, that the Transaction will be completed substantially in accordance with the terms of the Merger Agreements and all applicable laws and that Coeur’s management information circulars relating to the Transaction will disclose all material facts relating to the Transaction and will satisfy all applicable legal requirements.

Coeur has represented to us, in a certificate of two senior officers of Coeur delivered as at the date hereof, among other things, that the information, data and other material (financial or otherwise) provided to us by or on behalf of Coeur, including the written information and discussions concerning Coeur, Bolnisi and Palmarejo and referred to above under the heading “Scope of Review” (collectively, the “Information”) are complete and correct at the date the Information was provided to us and that, since the date of the Information, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Coeur or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.

We are not legal, tax or accounting experts and make no representation as to the adequacy or the appropriateness of this Opinion for your purposes and we express no view concerning any legal, tax or accounting matters concerning the Transaction or the sufficiency of this letter for your purposes. We do not express any opinion with respect to the underlying valuation, future performance or long-term viability of Coeur, Bolnisi or Palmarejo or the trading price or value of the securities of Coeur, Bolnisi or Palmarejo following the announcement or completion of the Transaction.

We express no view as to, and our Opinion does not address, any terms or other aspects of the Transaction (other than the Bolnisi Consideration and the Palmarejo Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. In addition, we express no view as to, and our Opinion does not address, the underlying

F-2-3

business decision of Coeur to proceed with or effect the Transaction nor does our Opinion address the relative merits of the Transaction as compared to any alternative business strategies that might exist for Coeur or the effect of any other transaction in which Coeur might engage.

Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of Coeur, Bolnisi and Palmarejo as they are reflected in the Information and as they were represented to us in our discussions with management of Coeur and its representatives and advisors. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, markets and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction.

The Opinion has been provided to the Board of Directors for its exclusive use only and may not be published, disclosed to any other person, relied upon by any other person, or used by the Board of Directors for any other purpose, without the prior written consent of CIBC World Markets. Our Opinion is not to be construed as a recommendation to any person as to how to vote at any meeting of securityholders of Coeur, Bolnisi or Palmarejo.

The Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the Opinion if we learn that any of the information that we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after the date of this Opinion.

Opinion

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Consideration to be paid by Coeur pursuant to the Transaction is fair, from a financial point of view, to Coeur.

Yours very truly,

/s/ CIBC World Markets Inc.

CIBC World Markets Inc.

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Annex G

Bolnisi Scheme

Bolnisi Gold NL
ACN 008 587 086
and
Scheme Shareholders

Scheme

This scheme of arrangement is made under section 411 of the Corporations Act 2001 (Cth)

Between the parties

Bolnisi	Bolnisi Gold NL ACN 008 587 086 of Level 8, 261 George Street, Sydney NSW 2000 (Bolnisi)

Scheme Shareholders	The holders of fully paid ordinary shares in Bolnisi, other than holders of Excluded Shares, at the Transaction Record Date.

1	Definitions and interpretation

1.1 Definitions

The meanings of the terms used in the Scheme are set out below.

Term	Meaning

ASIC	the Australian Securities and Investments Commission.
ASX	ASX Limited.
Business Day	has the meaning given in the Listing Rules.
CDIs	CHESS Depositary Interests which are units of beneficial ownership in Coeur Shares registered in the name of CDN.
CDN	CHESS Depositary Nominees Pty Limited ACN 071 346 506.
CHESS	the clearing house electronic sub-register system of share transfers operated by ASX Settlement and Transfer Corporation Pty Ltd.
Coeur	Coeur d’Alene Mines Corporation of 505 Front Avenue, Coeur d’Alene, Idaho 83814.
Coeur Australia	Coeur d’Alene Mines Australia Pty Ltd ACN 125 204 775 a wholly owned indirect subsidiary of Coeur.
Coeur Share	a share of common stock of Coeur, par value US$1.00 per share.
Corporations Act	the Corporations Act 2001 (Cth).
Court	the Federal Court or any other court of competent jurisdiction under the Corporations Act agreed in writing by Coeur and Bolnisi.
Deed Poll	the deed poll dated [insert date] executed by Coeur under which Coeur covenants in favour of the Scheme Shareholders to perform its obligations under the Merger Implementation Agreement and the Scheme.
Effective	the coming into effect, under section 411(10) of the Corporations Act, of the Court order made under section 411(4)(b) in relation to the Scheme.
Election Date	7.00pm on [insert date] .
End Date	the date which is seven months after execution of the Merger Implementation Agreement.
Excluded Shares	any Ordinary Shares held by Coeur or any of its subsidiaries.
Implementation Date	the fifth Business Day after the Transaction Record Date.
Ineligible Overseas Holder	an Ordinary Shareholder whose address as shown in the Register at the Transaction Record Date is in a jurisdiction other than Australia and its external territories, New Zealand or the United States, except where Coeur and Bolnisi are reasonably satisfied that the issue of Coeur Shares (or CDIs representing Coeur Shares) to the Ordinary Shareholder is not prohibited, not unduly onerous and not unduly impracticable in that jurisdiction.
Listing Rules	means the official listing rules of the ASX.

Term	Meaning

Merger Implementation Agreement	the implementation agreement dated 3 May 2007 between Bolnisi and Coeur relating to the implementation of the Scheme.
Ordinary Share	a fully paid ordinary share in Bolnisi.
Ordinary Shareholder	each person who is registered as the holder of Ordinary Shares.
Register	the register of members of Bolnisi.
Registrar	Computershare Investor Services Pty Limited.
Regulatory Authority	means an Australian or foreign government or a governmental, semi-governmental, administrative, fiscal, legislative, executive or judicial body, authority, department, commission, authority, tribunal, agency, entity or office or any minister of the Crown in right of the Commonwealth of Australia or any state or a delegate of any government. It includes a self-regulatory organisation established under statute or a stock exchange, ASIC, ASX, the TSX, the NYSE and the SEC.
Sale Agent	such person or persons appointed by agreement between Bolnisi and Coeur to sell the Coeur Shares that are attributable to Ineligible Overseas Holders under the terms of the Scheme.
Scheme	the scheme of arrangement under Part 5.1 of the Corporations Act between Bolnisi and the Scheme Shareholders as described in the Merger Implementation Agreement.
Scheme Consideration	the consideration to be provided to Scheme Shareholders for the transfer of each Scheme Share in accordance with the Scheme, being:
• a$0.004 in cash; and
• 0.682 Coeur Shares or CDIs representing Coeur Shares, at the election of the Scheme Shareholder.
Scheme Meeting	the meeting of Ordinary Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act.
Scheme Shareholder	an Ordinary Shareholder, other than a holder of Excluded Shares, as at the Transaction Record Date.
Scheme Shares	the Ordinary Shares on issue at the Transaction Record Date.
Scheme Transfer	for each Scheme Shareholder, a duly completed and executed instrument of transfer of the Ordinary Shares for the purposes of section 1071B of the Corporations Act, which may be a master transfer of all the Ordinary Shares.
Second Court Date	the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard.
Transaction Record Date	5.00pm (Sydney time), on the fifth Business Day after the date on which the Scheme, if approved, becomes Effective.
Transfer Agent	Mellon Investor Services, LLC, the transfer agent for the Coeur Shares.

1.2 Interpretation

In this Scheme, headings and bold type are for convenience only and do not affect interpretation and, unless the context requires otherwise:

(a) words importing the singular include the plural and vice versa;

(b) other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(c) a reference to a person includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture, a partnership, a trust and any Regulatory Authority;

(d) a reference to a clause, party, attachment, exhibit or schedule is a reference to a clause of, and a party, attachment, exhibit and schedule to this agreement, and a reference to this agreement includes any attachment, exhibit and schedule;

(e) a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations ordinances or by laws amending, consolidating or replacing it, whether passed by the same or another Regulatory Authority with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(f) a reference to any document (including this agreement) is to that document as varied, novated, ratified or replaced from time to time;

(g) a reference to “$” or “dollar” is to Australian currency;

(h) a reference to any time is a reference to that time in Sydney, New South Wales;

(i) a term defined in or for the purposes of the Corporations Act has the same meaning when used in this agreement; and

(j) a reference to the Listing Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.

1.3  Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2	Preliminary matters

(a) Bolnisi is a public company registered in the Australian Capital Territory and is a no liability company.

(b) At [date of scheme booklet]:

(1) 285,542,321 Ordinary Shares; and

(2) no options over Ordinary Shares,

were on issue.

(c) Coeur is a corporation organised under the laws of the State of Idaho.

(d) If the Scheme becomes Effective:

(1) Coeur will provide or procure the provision of the Scheme Consideration to Scheme Shareholders in accordance with the Scheme; and

(2) all the Scheme Shares, and all the rights and entitlements attaching to them as at the Implementation Date, will be transferred to Coeur Australia and Bolnisi will enter the name of Coeur Australia in the Register in respect of the Bolnisi Scheme Shares.

(e) Bolnisi and Coeur have agreed, by executing the Merger Implementation Agreement, to implement the Scheme.

(f) Coeur has executed the Deed Poll, pursuant to which it has covenanted to perform its obligations under this Scheme, including the obligation to provide or procure the provision of the Scheme Consideration to the Scheme Shareholders.

3	Conditions to the Scheme

(a) The Scheme is conditional on:

(1) all the conditions in clause 3.1 of the Merger Implementation Agreement having been satisfied or waived in accordance with the terms of the Merger Implementation Agreement by 5.00pm on the day before the Second Court Date;

(2) approval of the Scheme by the Court pursuant to section 411(4)(b) of the Corporations Act;

(3) the Merger Implementation Agreement not having been terminated by either party to that agreement before 8.00am on Second Court Date.

(b) The satisfaction of the conditions precedent in clause 3(a) is a condition precedent to the operation of clause 4.2.

(c) The Scheme will lapse and be of no further force or effect if the Scheme does not become Effective on or before the End Date or any later date Bolnisi and Coeur agree.

4	The Scheme

4.1  Lodgement of Court orders

Bolnisi will lodge with ASIC office copies of the Court orders under section 411 of the Corporations Act approving the Scheme by 5.00pm on the first Business Day after the day on which the Court approves the Scheme.

4.2  Transfer of Scheme Shares

(a) Coeur will provide or procure the provision of the Scheme Consideration to each Scheme Shareholder in accordance with clause 5 of this Scheme.

(b) On the Implementation Date and subject to Coeur having complied with clause 4.2(a) of this Scheme, the Scheme Shares, together with all rights and entitlements attaching to them as at the Implementation Date, will be transferred to Coeur Australia by:

(1) Bolnisi delivering to Coeur Australia the Scheme Transfer to transfer all Scheme Shares to Coeur Australia, without the need for any further act by any Scheme Shareholders; and

(2) Coeur Australia duly executing the Scheme Transfer, attending to the stamping of the Scheme Transfer (if required) and delivering it to Bolnisi for registration.

(c) Promptly upon receipt of the Scheme Transfer, Bolnisi will enter the name of Coeur Australia in the Register in respect of the Scheme Shares subject to the Scheme Transfer.

5	Provision of Scheme Consideration

5.1  Election Mechanism

Bolnisi must ensure that:

(a) the Scheme Booklet sent to Scheme Shareholders is accompanied by a form of election under which each Scheme Shareholder is requested to elect to receive either:

(1) A$0.004 in cash and 0.682 Coeur Shares; or

(2) A$0.004 in cash and CDIs representing the same number of Coeur Shares, at the election of the Scheme Shareholder (made in accordance with the terms of the Scheme in respect of all of their Scheme Shares);

(b) the Scheme Booklet sent to Scheme Shareholders is accompanied by a form of election under which each Scheme Shareholder who elects to receive CDIs must elect to either:

(1) hold their CDIs on the CHESS subregister; or

(2) hold their CDIs on the issuer-sponsored subregister rather than the CHESS subregister.

(c) the form of election provides that:

(1) any such elections will apply to all of the Scheme Shares held by a Scheme Shareholder;

(2) a valid election may be made, and once made, varied by a Scheme Shareholder by returning the election form before 7.00pm on the Election Date in writing to an address to be specified by Bolnisi in the Scheme Booklet;

(3) if valid elections is not made by a Scheme Shareholder in relation to all of the Scheme Shares held by that shareholder prior to the Election Date, then that Scheme Shareholder will be deemed to have elected to receive A$0.004 in cash and CDIs representing Coeur Shares for every Scheme Share in respect of all that Scheme Shareholder’s Scheme Shares; and

(4) in the manner considered appropriate by Bolnisi (acting reasonably), a Scheme Shareholder who holds one or more parcels of Ordinary Shares as trustee or nominee for, or otherwise on account of, another person, may make separate elections in relation to each of those parcels of Ordinary Shares; and

(d) to the extent practicable, Scheme Shareholders who have acquired Ordinary Shares after the date of dispatch of the Scheme Booklet and election form can receive an election form on request to Bolnisi before the Election Date.

5.2  Payment of the cash component of the Scheme Consideration

(a) On the Business Day prior to the Implementation Date, Bolnisi must procure that Coeur, deposits or procures the deposit in cleared funds of an amount equal to the aggregate amount of the cash component of the Scheme Consideration payable to Scheme Shareholders, into an Australian dollar denominated trust account, operated by Bolnisi as trustee for those Scheme Shareholders, to be held on trust for those Scheme Shareholders, except that any interest on the amounts deposited (less bank fees and other charges) shall be to Coeur’s account.

(b) On the Implementation Date and subject to Coeur having complied with clause 5.2(a), Bolnisi must pay or procure the payment of the cash component of the Scheme Consideration to each Scheme Shareholder from the account referred to in clause 5.2(a).

(c) The obligations of Bolnisi under clause 5.2(b) shall be satisfied by Bolnisi on the Implementation Date, dispatching, or procuring the dispatch of, a cheque to the Scheme Shareholder by prepaid post to their address recorded in the Register as at the Transaction Record Date, such cheque being drawn in the name of the Scheme Shareholder (or, in the case of joint holders, in accordance with the procedure set out in clause 5.2(e)) for the relevant amount, with that amount being denominated in Australian dollars.

(d) To the extent that there is a surplus in the amount held in the trust account, that surplus must be paid by Bolnisi to Coeur following the satisfaction of Bolnisi’s obligations under clause 5.2(c).

(e) In the case of joint holders of Scheme Shares, any cheque will be forwarded to the holder whose name appears first in the Register on the Transaction Record Date.

5.3  Payment of the scrip component of the Scheme Consideration

(a) Subject to clauses 5.3(b), 5.5 and 5.6, the obligation of Coeur to provide or procure the provision of the scrip component of the Scheme Consideration will be satisfied:

(1) in the case where shareholders elect to receive Coeur Shares, by Coeur:

(A) on the Implementation Date, procuring the Transfer Agent to entering in the shareholder register of Coeur the name and address of each such Scheme Shareholder and the number of Coeur Shares issued to them in accordance with the Scheme;

(B) on the Implementation Date (but in any event within 5 Business Days after the Implementation Date), procuring the Transfer Agent to dispatch to each such Scheme Shareholder by pre-paid post to his or her address recorded in the Register at the Transaction Record Date, uncertificated holding statements, in the name of the Scheme Shareholder representing the total number of Coeur Shares issued to that shareholder.

(2) in the case where shareholders elect to receive Coeur Shares in the form of CDIs, by Coeur on the Implementation Date:

(A) issuing to CDN to be held on trust that number of Coeur Shares that will enable CDN to issue CDIs in accordance with paragraphs (B) and (C);

(B) procuring CDN to issue to each relevant Scheme Shareholder the number of CDIs calculated in accordance with the Scheme;

(C) procuring CDN to issue to the Sale Agent the number of CDIs calculated in accordance with the Scheme and the Sale Agent will become the legal and beneficial owner of the CDIs issued to it without the need for any further acts by the relevant Ineligible Overseas Holder. For the avoidance of doubt, the Sale Agent will not be acting as a trustee, custodian, nominee or agent in respect of those CDIs, whether for the purpose of distributions to be paid on those CDIs, or any sale or transfer of those CDIs or otherwise;

(D) causing CDN’s name to be entered on the list of shareholders maintained by the Transfer Agent as the holder of the Coeur Shares issued to CDN;

(E) procuring the Transfer Agent to dispatch to CDN of a certificate in the name of CDN representing the Coeur Shares issued to CDN;

(F) procuring the name of each relevant Scheme Shareholder to be entered on the records maintained by CDN as the holder of the CDIs issued to that Scheme Shareholder; and

(G) procuring the name of the Sale Agent to be entered on the records maintained by CDN as the holder of the CDIs issued to the Sale Agent.

(3) in the case of Scheme Shareholders (or the Sale Agent) who elect to hold their CDIs on the CHESS subregister, by Coeur procuring the issue of an allotment advice that sets out the number of CDIs allotted and at the end of the month of allotment, ASX Settlement and Transfer Corporation Pty Ltd (acting on behalf of Coeur) will provide a CDI holding statement, which confirms the number of CDIs held on the CHESS subregister; and

(4) in the case of Scheme Shareholders (or the Sale Agent) who elect to hold their CDIs on the issuer-sponsored subregister rather than the CHESS subregister, by Coeur procuring the issue of a CDI holding statement which sets out the number of CDIs held on the issuer-sponsored subregister.

(b) In the case of joint holders of Scheme Shares, any uncertificated holding statements, share certificates or equivalent documentation for Coeur Shares (or CDIs representing Coeur Shares) will be issued in the names of the joint holders and forwarded to the holder whose name appears first in the Register at the Transaction Record Date.

(c) Each Scheme Shareholder to whom Coeur Shares are to be issued under this Scheme agrees:

(1) to become a shareholder of Coeur;

(2) to have their name and address entered in the Coeur shareholder register; and

(3) to be bound by the articles of incorporation and bylaws of Coeur as in force from time to time in respect of the Coeur Shares.

(d) Each Scheme Shareholder to whom CDIs representing Coeur Shares are to be issued under this Scheme agrees:

(1) to become a holder of CDIs representing Coeur Shares;

(2) to have their name and address entered in the CDI holders’ register; and

(3) to be bound by the articles of incorporation and bylaws of Coeur as in force from time to time in respect of the Coeur Shares.

5.4  Binding instructions

Any binding instructions between a Scheme Shareholder and Bolnisi relating to Ordinary Shares (including, without limitation, any instructions relating to payment of dividends or to communications from Bolnisi) will from the Implementation Date be deemed, by reason of the Scheme, to be a similarly binding instruction to and accepted by Coeur in respect of Coeur Shares or Coeur Shares in the form of CDIs issued to Scheme Shareholders until that instruction is revoked or amended in writing addressed to Coeur at its share registry.

5.5  Ineligible Overseas Holders

Coeur will be under no obligation to issue, and will not issue, any Coeur Shares (or CDIs representing Coeur Shares) to an Ineligible Overseas Holder, and instead:

(a) the Coeur Shares (or, at the election of the Sale Agent, CDIs representing Coeur Shares) which would otherwise be required to be issued to the Ineligible Overseas Holders under the Scheme will be issued to the Sale Agent (and/or to a nominee or nominees of the Sale Agent);

(b) Bolnisi will procure that, as soon as reasonably practicable (and in any event not more than 28 days after the Implementation Date), the Sale Agent, in consultation with Bolnisi and Coeur, sells or procures the sale of all of the Coeur Shares (or CDIs representing Coeur Shares) issued to the Sale Agent (and/or its nominees) pursuant to clause 5.5(a) in such manner, at such price and on such other terms as the Sale Agent determines in good faith (and at the risk of the Ineligible Overseas Holders), and remit to Bolnisi the proceeds of sale (after deduction of any applicable brokerage, costs, taxes and charges) (the Proceeds). To the extent that the Proceeds received by the Sale Agent are in a currency other than Australian dollars, the Sale Agent shall remit the Proceeds to Bolnisi in Australian dollars converted at the exchange rate prevailing 2 Business Days prior to remittance; and

(c) Bolnisi will pay or procure the payment to each Ineligible Overseas Holder, in full satisfaction of Coeur’s obligation to that Ineligible Overseas Holder described in the Scheme in respect of the scrip component of the Scheme Consideration, the amount “A” calculated in accordance with the following formula and rounded to the nearest cent:

A = (B/C) x D

where:

B =	the number of Coeur Shares (or CDIs) that would have been issued to that Ineligible Overseas Holder had it not been an Ineligible Overseas Holder;

C =	the total number of Coeur Shares (or CDIs) which would otherwise have been issued to all Ineligible Overseas Holders and which are issued to the Sale Agent (and/or its nominees); and

D =	the Proceeds (as defined in clause 5.5(b) above) or equivalent amount in Australian dollars (as determined in accordance with clause 5.5(b)).

(d) None of Bolnisi, Coeur or the Sale Agent gives any assurance as to the price that will be achieved for the sale of Coeur Shares (or CDIs) described above.

5.6  Fractional entitlements and splitting

(a) Subject to clause 5.6(b), where the calculation of the number of Coeur Shares (or CDIs) to be issued to a particular Scheme Shareholder would result in the issue of a fraction of a Coeur Share (or CDI), the fractional entitlement will, after aggregating all holdings of the Scheme Shareholder, be rounded up in the case of an entitlement to half of a Coeur Share (or CDI), or otherwise rounded up or down to the nearest whole number of Coeur Shares (or CDIs).

(b) If Coeur reasonably forms the opinion that 2 or more Scheme Shareholders, each of whom holds a number of Scheme Shares which results in rounding in accordance with clause 5.6(a) have, before the Transaction Record Date, been party to shareholding splitting or division in an attempt to obtain advantage by reference to such rounding, Coeur may send a notice to those Scheme Shareholders stating that opinion and attributing to one of them specifically identified in the notice (the Deemed Holder) all of the Scheme Shares held by all of them, upon which, for the purposes of the Scheme:

(1) the Deemed Holder will be taken to hold all the Scheme Shares referred to in the notice; and

(2) each of the other Scheme Shareholders whose names are set out in the notice, will be taken not to hold any of the Scheme Shares, and by complying with this clause 5.6(b), Coeur will be taken to have satisfied and discharged its obligations under the terms of the Scheme to all the Scheme Shareholders named in the notice.

6	Dealings in Ordinary Shares

(a) To establish the identity of the Scheme Shareholders, dealings in Ordinary Shares will only be recognised if:

(1) in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Register as the holder of the relevant Ordinary Shares by the Transaction Record Date; and

(2) in all other cases, registrable transmission applications or transfers in respect of those dealings are received on or before the Transaction Record Date at the place where the Register is kept.

(b) Bolnisi must register registrable transmission applications or transfers of the kind referred to in clause 6(a)(2) by the Transaction Record Date.

(c) If the Scheme becomes Effective, a holder of Scheme Shares (and any person claiming through that holder) must not dispose of or purport or agree to dispose of any Scheme Shares or any interest in them after the Transaction Record Date.

(d) Bolnisi will not accept for registration or recognise for any purpose any transmission application or transfer in respect of Ordinary Shares received after the Transaction Record Date.

(e) For the purpose of determining entitlements to the Scheme Consideration, Bolnisi must maintain the Register in accordance with the provisions of this clause 6 until the Scheme Consideration has been paid to the Scheme Shareholders. The Register in this form will solely determine entitlements to the Scheme Consideration.

(f) All statements of holding for Ordinary Shares will cease to have effect from the Transaction Record Date as documents of title in respect of those shares and, as from that date, each entry current at that date on the Register will cease to have effect except as evidence of entitlement to the Scheme Consideration in respect of the Ordinary Shares relating to that entry.

(g) As soon as possible on or after the Transaction Record Date, Bolnisi will ensure that details of the names, registered addresses and holdings of Ordinary Shares for each Scheme Shareholder are available to Coeur in the form Coeur reasonably requires.

7	Quotation of Ordinary Shares

(a) Bolnisi will apply to ASX to suspend trading on ASX in Ordinary Shares from the close of trading on the day Bolnisi notifies ASX that the Court has approved the Scheme under section 411(4)(b) of the Corporations Act.

(b) On a date after the Implementation Date to be determined by Coeur, Bolnisi will apply:

(1) for termination of the official quotation of Ordinary Shares on ASX; and

(2) to have itself removed from the official list of ASX.

8	General Scheme provisions

8.1  Consent to Scheme amendments

If the Court proposes to approve the Scheme subject to any alterations or conditions, Bolnisi may by its counsel consent on behalf of all persons concerned to those alterations or conditions to which Coeur has consented.

8.2  Scheme Shareholders’ agreements and representations

(a) The Scheme Shareholders agree to the transfer of their Ordinary Shares in accordance with the Scheme.

(b) To the extent permitted by law, the Scheme Shareholders are taken to have warranted to Coeur and Bolnisi on its own behalf and on behalf of Coeur that all their Ordinary Shares (including any rights attaching to those shares) which are transferred under the Scheme will, at the date of transfer, be fully paid and free from all mortgages, charges, liens, encumbrances and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind, and that they have full power and capacity to transfer their Ordinary Shares together with any rights attaching to those shares.

8.3  Title to and rights in Scheme Shares

(a) The Scheme Shareholders (and not Coeur Australia) shall be entitled to any dividends and other distributions declared or paid on the Ordinary Shares in accordance with the Merger Implementation Agreement prior to the Implementation Date.

(b) Coeur Australia will be beneficially entitled to the Ordinary Shares transferred to it under the Scheme pending registration by Bolnisi of Coeur Australia in the Register as the holder of the Ordinary Shares.

8.4  Appointment of Coeur or Coeur Australia as proxy

Upon the Scheme becoming Effective, and until Bolnisi registers Coeur Australia as the holder of all Scheme Shares in the Register, each Scheme Shareholder:

(a) is deemed to have appointed Coeur and Coeur Australia severally as attorney and agent (and directed Coeur and Coeur Australia in such capacity) to appoint a director of Coeur or Coeur Australia as its sole proxy and, where applicable, corporate representative to attend shareholders’ meetings, exercise the votes attaching to the Scheme Shares registered in their name and sign any shareholders’ resolution at the discretion of Coeur or Coeur Australia, and no Scheme Shareholder may itself attend or vote at any of those meetings or sign any resolutions, whether in person, by proxy or by corporate representative (other than pursuant to this clause 8.4(a)); and

(b) must take all other actions in the capacity of a registered holder of Scheme Shares as Coeur or Coeur Australia reasonably directs.

8.5  Effect of the Scheme

The Scheme binds Bolnisi and all Shareholders from time to time (including those who do not attend the Scheme Meeting, those who do not vote at that meeting and those who vote against this Scheme at that meeting) and, to the extent of any inconsistency and to the extent permitted by law, overrides the constitution of Bolnisi.

8.6  Enforcement of Deed Poll

Bolnisi undertakes in favour of each Scheme Shareholder to enforce the Deed Poll against Coeur on behalf of and as agent and attorney for the Scheme Shareholders.

9	Power of attorney

(a) Scheme Shareholders will be deemed to have authorised Bolnisi to do and execute all acts, matters, things and documents on the part of each Scheme Shareholder necessary to implement the Scheme, including (without limitation) executing, as agent and attorney of each Scheme Shareholder, a share transfer or transfers in relation to Scheme Shares as contemplated by clause 9(b).

(b) Each Scheme Shareholder, without the need for any further act, irrevocably appoints Bolnisi and all its directors and officers (jointly and severally) as its attorney and agent for the purpose of executing any document necessary to give effect to this Scheme including a proper instrument of transfer of its Ordinary Shares for the purposes of section 1071B of the Corporations Act, which may be a master transfer of all the Scheme Shares.

10	General

10.1  Stamp duty

Coeur will pay all stamp duty payable in connection with the transfer of Ordinary Shares to Coeur Australia.

10.2  Consent

The Scheme Shareholders consent to Bolnisi doing all things necessary or incidental to the implementation of the Scheme.

10.3  Notices

If a notice, transfer, transmission application, direction or other communication referred to in the Scheme is sent by post to Bolnisi, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Bolnisi’s registered office or at the office of the Registrar.

10.4  Governing law

(a) The Scheme is governed by the laws of New South Wales.

(b) Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales and courts of appeal from them in respect of any proceedings arising out of or in connection with this Scheme.

10.5  Further action to be taken at Bolnisi expense

Bolnisi must, at its own expense, do all things and execute all documents necessary to give full effect to this agreement and the transactions contemplated by it.

Annex H

PLAN OF ARRANGEMENT
UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1  Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a) “Affiliate” has the meaning ascribed thereto in the Corporations Act;

(b) “Arrangement” means the arrangement under section 192 of the Corporations Act on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Merger Implementation Agreement or Article 5 hereof;

(c) “Arrangement Resolution” means the special resolution passed by the Palmarejo Shareholders at the Plan Meeting (voting together as a single class) approving the Arrangement;

(d) “Articles of Arrangement” means the articles of arrangement of Palmarejo in respect of the Arrangement that are required by the Corporations Act to be sent to the Director after the Final Order is made;

(e) “Bolnisi” means Bolnisi Gold NL (ACN 008 587 086), of Level 8, 261 George Street, Sydney NSW 2000;

(f) “Business Day” means any day on which the TSX Venture Exchange is open for trading;

(g) “Canadian Bidco” means a wholly owned subsidiary of Fairview to be incorporated in Alberta;

(h) “Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 192(7) of the Corporations Act in respect of the Articles of Arrangement;

(i) “Coeur” means Coeur D’Alene Mines Corporation, a corporation existing under the laws of the State of Idaho;

(j) “Coeur Share” a share of common stock of Coeur, par value, US$1.00 per share;

(k) “Corporations Act” means the Canada Business Corporations Act, as amended;

(l) “Court” means the Ontario Superior Court of Justice;

(m) “CRA” means the Canada Revenue Agency;

(n) “Depositary” means Olympia Trust Company at its offices set out in the Letter of Transmittal;

(o) “Dissent Rights” means the rights of dissent in respect of the Arrangement described in section 3.1;

(p) “Dissenting Holder” means any Palmarejo Shareholder who has duly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such Dissent Rights;

(q) “Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

(r) “Effective Time” means the time specified in writing by Palmarejo and Canadian Bidco on the Effective Date;

(s) “Fairview” means Fairview Gold Pty Ltd., currently a wholly-owned subsidiary of Bolnisi that, immediately prior to and following the Effective Time, will be a wholly-owned, indirect subsidiary of Coeur;

(t) “Final Order” means the order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(u) “Ineligible Overseas Shareholder” means a Palmarejo Shareholder whose address as shown in the Palmarejo register of shareholders at the Effective Date is in a jurisdiction other than Canada or the United States, except where Coeur and Palmarejo are reasonably satisfied that the issue of Coeur Shares to the Palmarejo Shareholder is not prohibited, not unduly onerous and not unduly impracticable in that jurisdiction

(v) “Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Plan Meeting, as such order may be amended;

(w) “ITA” means the Income Tax Act (Canada), as amended;

(x) “Letter of Transmittal” means the letter of transmittal forwarded by Palmarejo to Palmarejo Shareholders in connection with the Arrangement, in the form accompanying the Plan Circular;

(y) “Merger Implementation Agreement” means the agreement dated May 3, 2007 among Coeur and Palmarejo, as amended in accordance thereof, providing for, among other things, the Arrangement;

(z) “Palmarejo” means Palmarejo Silver and Gold Corporation, a corporation existing under the Corporations Act;

(aa) “Palmarejo Shares” means the common shares in the capital of Palmarejo;

(bb) “Palmarejo Shareholders” means the holders of Palmarejo Shares whose names appear in the register of holders of Palmarejo Shares maintained by or on behalf of Palmarejo and, where the context so provides, includes joint holders of such Palmarejo Shares;

(cc) “Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, estate, association, trust, unincorporated organization or other entity of any kind or nature;

(dd) “Plan Circular” means the notice of the Plan Meeting and accompanying Palmarejo management information circular, including all schedules, appendices and exhibits, to be sent to the Palmarejo Shareholders in connection with the Plan Meeting, as amended, supplemented or otherwise modified to be approved by the Court and despatched to Palmarejo Shareholders in accordance with applicable Law;

(ee) “Plan Meeting” means the special meeting of Palmarejo Shareholders to be held to consider the Arrangement Resolution, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order; and

(ff) “Regulatory Authority” means a Canadian or foreign government or a governmental, semi-governmental, administrative, fiscal, legislative, executive or judicial body, authority, department, commission, authority, tribunal, agency, entity or office or any minister of the Crown or any state or a delegate of any government.

1.2  Interpretation Not Affected by Headings, Etc.

The division of this Plan of Arrangement into articles, sections and other portions and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to “Article” or “section” followed by a number refers to the specified Article or section of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement, including any appendices hereto, and any amendments, variations or supplements hereto made in accordance with the terms hereof or the Merger Implementation Agreement or made at the direction of the Court in the Final Order and do not refer to any particular Article, section or other portion of this Plan of Arrangement.

1.3  Rules of Construction

In this Plan of Arrangement, unless the context otherwise requires, (a) words importing the singular number include the plural and vice versa, (b) words importing any gender include all genders, and (c) “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

1.4  Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5  Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal are local time (Toronto, Ontario) unless otherwise stipulated herein or therein.

1.6  Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

1.7  Statutes

Any reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulations or rule which amends, supplements or supersedes any such statute, regulation or rule.

ARTICLE 2

ARRANGEMENT

2.1  Merger Implementation Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms part of the Merger Implementation Agreement and constitutes an arrangement as referred to in section 192 of the Corporations Act.

2.2  Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Palmarejo, (ii) Coeur and Canadian Bidco, (iii) all Palmarejo Shareholders and beneficial owners of Palmarejo Shares, (iv) all registered and beneficial owners of Warrants; and (v) all registered and beneficial owners of Options.

2.3  Arrangement

Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality, in each case effective at the Effective Time:

(a) the Palmarejo Shares held by any Dissenting Holders shall be deemed to have been transferred without any act or formality to Canadian Bidco (free and clear of any liens) in exchange for:

(i) $0.004 in cash; and

(ii) 2.715 Coeur Shares;

(b) each Palmarejo Share outstanding at the Effective Time and held by a Palmarejo Shareholder other than (i) a Dissenting Holder who is ultimately entitled to be paid the fair value of the Palmarejo Shares held by such Dissenting Holder or (ii) Coeur, Canadian Bidco or any Affiliate thereof, which, for greater certainty, includes Fairview (which shall not be exchanged under the Arrangement and shall remain outstanding as a Palmarejo Share held by Coeur, Canadian Bidco or any Affiliate thereof), shall be transferred without any further act or formality by the holder to Canadian Bidco in exchange for:

(i) $0.004 in cash; and

(ii) 2.715 Coeur Shares;

(c) with respect to each Palmarejo Share transferred pursuant to 2.3(a) and 2.3(b), (i) the holder of each such Palmarejo Share shall cease to be the holder of that Palmarejo Share and the name of such holder shall be removed from the applicable registers as the holder of Palmarejo Shares, and (ii) Canadian Bidco shall be recorded as the registered holder of the Palmarejo Shares so acquired and shall be deemed the legal and beneficial owner thereof (free and clear of any liens and encumbrances); and

(d) The Corporation may file an election with the CRA on the Effective Date, to be effective on the Effective Date and prior to the steps contemplated below, to cease to be a public corporation for the purposes of the ITA.

ARTICLE 3

RIGHTS OF DISSENT

3.1  Rights of Dissent

Palmarejo Shareholders may exercise dissent rights (“Dissent Rights”) in connection with the Arrangement in accordance with Section 190 of the Corporations Act, the Interim Order and this Section 3.1; provided that, notwithstanding Subsection 190(5) of the Corporations Act, the written objection to the Arrangement Resolution referred to in Subsection 190(5) of the Corporations Act must be received by Palmarejo not later than 5:00 p.m. (Toronto time) on the Business Day immediately preceding the date of the Plan Meeting. Dissenting Holders shall be deemed to have transferred Palmarejo Shares held by them to Canadian Bidco, as provided in Section 2.3(c), and if ultimately determined not to be entitled, for any reason, to be paid fair value for their Palmarejo Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Palmarejo Shares. In no case shall Coeur, Palmarejo or any other person be required to recognize such holders as holders of Palmarejo Shares after the completion of the step contemplated by Section 2.3(c).

ARTICLE 4

CERTIFICATES AND PAYMENTS

4.1  Exchange of Certificates for Consideration

(a) At or before the time of filing of the Articles of Arrangement, Canadian Bidco shall deposit with the Depositary in escrow for the benefit of Palmarejo Shareholders, cash and Coeur Shares in the aggregate amounts equal to the consideration contemplated by section 2.3(a). Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Palmarejo Shares that were exchanged for consideration, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Palmarejo Shareholder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Coeur shall cause the Depositary to deliver to such Palmarejo Shareholder, the consideration which such Palmarejo Shareholder has the right to receive under the Arrangement for such Palmarejo Shares, less any amounts withheld pursuant to section 4.3 and any certificate so surrendered shall forthwith be cancelled. The cash deposited with the Depositary shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of Canadian Bidco.

(b) Until surrendered as contemplated by this section 4.1, each certificate which immediately prior to the Effective Time represented Palmarejo Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender the consideration in lieu of such certificate as contemplated in this section 4.1, less any amounts withheld pursuant to section 4.3. Any such certificate formerly representing Palmarejo Shares not duly surrendered on or before the sixth anniversary of the Effective Date shall cease to represent a claim by or interest of any former Palmarejo Shareholder of any kind or nature against or in Palmarejo, Coeur or Canadian Bidco. On such date, all Palmarejo Shares to which the former holder of such certificate was entitled shall be deemed to have been surrendered to Canadian Bidco and consideration to which such former holder was entitled shall be deemed to have been surrendered to Coeur.

(c) Any payment made by way of cheque by the Depositary on behalf of Canadian Bidco or Palmarejo that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Effective Date, shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the consideration for Palmarejo Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Canadian Bidco or Palmarejo, as applicable.

4.2  Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Palmarejo Shares that were exchanged pursuant to section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, consideration deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such consideration is to be delivered shall as a condition precedent to the delivery of such consideration, give a bond satisfactory to Canadian Bidco and the Depositary in such sum as Canadian Bidco may direct, or otherwise indemnify Canadian Bidco and Palmarejo in a manner satisfactory to Canadian Bidco and Palmarejo, against any claim that may be made against Canadian Bidco and Palmarejo with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3  Withholding Rights

Palmarejo, Canadian Bidco, Coeur and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Palmarejo Shareholder such amounts as Palmarejo, Canadian Bidco, Coeur or the Depositary is required or permitted to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Palmarejo Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

4.4	Ineligible Overseas Shareholders

Where a Palmarejo Shareholder is an Ineligible Overseas Shareholder in relation to the issue of Coeur Shares, the number of Coeur Shares to which the Palmarejo Shareholder would otherwise be entitled under the Plan will be issued to a nominee appointed by agreement between Palmarejo and Coeur who will sell those Coeur Shares as soon as practicable and in any event not more than 28 days after the Effective Date (at the risk of that Ineligible Overseas Shareholder) and remit to Palmarejo the proceeds received, after deducting any applicable brokerage, costs, taxes and charges, to that Ineligible Overseas Shareholder in full satisfaction of that Ineligible Overseas Shareholder’s rights in relation to Coeur Shares under the Plan.

ARTICLE 5

AMENDMENTS

5.1	Amendments to Plan of Arrangement

(a) Palmarejo may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by Coeur and Canadian Bidco, (iii) filed with the Court and, if made following the Plan Meeting, approved by the Court, and (iv) communicated to Palmarejo Shareholders if and as required by the Court.

(b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Palmarejo at any time prior to the Plan Meeting (provided that Coeur and Canadian Bidco shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Plan Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Plan Meeting shall be effective only if (i) it is consented to by each of Palmarejo, Coeur and Canadian Bidco (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by Palmarejo Shareholders voting in the manner directed by the Court.

(d) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Coeur, provided that it concerns a matter which, in the reasonable opinion of Coeur, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former Palmarejo Shareholder.

(e) This Plan of Arrangement may be withdrawn prior to the occurrence of any of the events in section 2.3 in accordance with the terms of the Merger Implementation Agreement.

ARTICLE 6

FURTHER ASSURANCES

6.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Merger Implementation Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

Annex I

ARTICLES OF AMENDMENT
TO THE RESTATED AND
AMENDED ARTICLES OF INCORPORATION
OF COEUR D’ALENE MINES CORPORATION

Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows:

1.	The name of the corporation is: “Coeur d’Alene Mines Corporation.”

2.	The text of the amendment is as follows:

Article II is amended by replacing paragraph (a) of Article II with the following:

(a) The corporation is authorized to issue two classes of shares of capital stock to be designated, respectively, “common stock” and “preferred stock”. The total number of such shares which the corporation shall have the authority to issue shall be 760 million. The total number of shares of common stock authorized to be issued shall be 750 million shares, $1.00 par value per share, and the total number of shares of preferred stock authorized to be issued shall be 10 million, $1.00 par value per share.

3.	The date of adoption of the amendment(s) was: .

4.	Manner of adoption:

☐	The amendment consists exclusively of matters which do not require shareholder action pursuant to section 30-1-1002, Idaho Code, and was, therefore, adopted by the board of directors

☐	None of the corporation’s shares have been issued and was, therefore, adopted by the

☐ incorporator     ☐ board of directors.

☒	The number of shares outstanding and entitled to vote was .

The number of shares cast for and against each amendment was:

Amended article	Shares for	Shares against

Article II

Dated:   , 2007

Signed:
Name:    Dennis E. Wheeler

Capacity:	Chairman of the Board and
Chief Executive Officer

I-1

ANNEX J

CERTAIN INFORMATION REGARDING MINING PROPERTIES OF
COEUR D’ALENE MINES CORPORATION

Definitions and Interpretation	J-2
Rochester Mine	J-6
Cerro Bayo Mine	J-12
Martha Mine	J-20
Endeavor Mine	J-27
Broken Hill Mine	J-32
San Bartolomé Silver Project	J-37
Kensington Gold Project	J-46
Other Properties	J-55

Project Description and Location
Accessibility, Climate, Local Resources, Infrastructure and Physiography
History
Geologic Setting
Exploration
Mineralization
Sampling and Analysis
Security of Samples
Mineral Resource and Mineral Reserve Estimates
Mining Operations
Exploration and Development

DEFINITIONS AND INTERPRETATION

Conversion Table

In this Annex J, imperial measures and metric units are used. Conversion rates from imperial measures to metric units and from metric units to imperial measures are provided in the table set out below.

Imperial Measure	=	Metric Unit	Metric Unit	=	Imperial Measure

2.47 acres		1 hectare	0.4047 hectares		1 acre
3.28 feet		1 meter	0.3048 meters		1 foot
0.62 miles		1 kilometer	1.609 kilometers		1 mile
0.032 ounces (troy)		1 gram	31.1 grams		1 ounce
1.102 tons (short)		1 tonne	0.907 tonnes		1 ton
0.029 ounces (troy)/ton		1 gram/tonne	34.28 grams/tonne		1 ounce (troy)/ton

Glossary of Terms

“adit” — horizontal, or nearly horizontal, passage driven from the surface, for the working of a mine.

“Ag”  — silver, a metallic element with minimum fineness of 995 parts per 1000 parts pure silver.

“andesite” — a dark-colored, fine-grained extrusive rock that, when porphyritic, contains phenocrysts composed primarily of zoned sodic plagioclase (esp. andesine) and one or more of the mafic minerals (e.g. biotite, hornblende, pyroxene), with a ground-mass composed generally of the same minerals as the phenocrysts; the extrusive equivalent of diorite.

“assay” — the chemical analysis of an ore, mineral or concentrate of metal to determine the amount of valuable species.

“Au” — gold, a metallic element with minimum fineness of 999 parts per 1000 parts pure gold.

“basalt” — dark-colored igneous rock, commonly extrusive, composed primarily of calcic plagioclase and pyroxene.

“breccia”, “brecciation” — a rock composed of large, angular fragments cemented together in a finer-grained matrix. Brecciation is the process of producing a breccia by geologic processes.

“chalcopyrite” — a bright brass-yellow tetragonal mineral with the formula CuFeS2; constitutes an important ore of copper.

“CIM Standards” — CIM Definition Standards on Mineral Resources and Mineral Reserves — Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions and approved by the CIM Council of the Canadian Institute of Mining, Metallurgy and Petroleum in December 2005.

“cm” — centimeters.

“concentrate” — a product derived from separation of the valuable metal from most of the waste material in the ore.

“Cu” — copper, a ductile, malleable reddish-brown metallic element.

“cut-off grade” — the lowest grade of mineral resource considered economic; used in the calculation of reserves and resources in a given deposit.

“cyanidation” — a method of extracting gold or silver by dissolving it in a weak solution of sodium or potassium cyanide.

“dacite” — a fine-grained extrusive rock with the same general composition as andesite, but having less calcic plagioclase and more quartz.

“diamond drill” — a type of drill in which the rock cutting is done by abrasion, with a diamond impregnated bit, rather than by percussion. The drill cuts a core of rock which is recovered in long cylindrical sections. Syn: “core drill”.

“dilution” — an estimate of the amount of waste or low-grade mineralized rock which will be mined with the ore as part of normal mining practices in extracting an ore body.

“dip” — the angle between a horizontal plan and an inclined surface such as a rock formation, fault or vein.

“doré” — gold and silver bullion bars which contain gold, silver and minor amounts of impurities which will be further refined to almost pure metal.

“drift” — horizontal passage underground that follows along the length of a vein of rock formation.

“eq” or “EQ” — equivalent.

“epithermal” — formed by low-temperature (50o — 200o C) hydrothermal processes.

“fault” — a fracture in a rock where there has been displacement of the two sides.

“flotation” — a milling process by which some mineral particles are induced to become attached to bubbles of froth and float, and others to sink, so that the valuable minerals are concentrated and separated from the waste or gangue material.

“fracture” — breaks in a rock, usually due to intensive folding or faulting.

“galena” — a mineral with the chemical formula PbS and an important source of lead, often found with in veins with sphalerite.

“gangue” — that part of an ore deposit from which a metal or metals is not extracted.

“g” — grams

“g/t” — grams per tonne (metric).

“ha” — hectares; 10,000 square meters.

“heap leaching process” — a process of extracting gold and silver by placing broken ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained gold and silver, which are then recovered in metallurgical processes.

“indicated mineral resource” — the part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and test information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

“inferred mineral resource” — the part of a mineral resource for which the quantity, grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

“kg” — kilogram

“km” — kilometer.

“km2” — square kilometer.

“lb” — pound.

“load haul dump” or “LHD” — a piece of mechanical mining equipment used in an underground mine to load, transport (haul) and dump material from the mining face to the surface.

“m” — meters.

“measured mineral resource” — the part of a mineral resources for which quantity, grade or quality, densities, shape and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

“mineral reserve” — the economically mineable part of a measured or indicated mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A mineral reserve includes diluting materials and allowances for losses that may occur when the material is mined.

“mineral resource” — a concentration or occurrence of diamonds, natural solid inorganic material or natural solid fossilized organic material including base and precious metals, coal and industrial minerals in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.

“mm” — millimeter.

“NI43-101” — National Instrument 43-101 Standards of Disclosure for Mineral Projects, promulgated by the Canadian Securities Administrators effective as of December 30, 2005.

“open pit” — a surface working open to daylight, such as a quarry.

“ore” — naturally occurring material from which a valuable mineral(s) can be economically extracted.

“ore shoot” — a pipe-like, ribbon-like or chimney-like mass of ore within a deposit (usually a vein), representing the more valuable part of a deposit. Syn; “clavo”.

“oz” — ounce (troy). 1 troy ounce = 1.097 avoirdupois ounce.

“oz/ton” — troy ounces per short ton.

“Pb” — lead, a soft bluish-white, dense metallic element.

“porphyry” — an igneous rock of any composition that contains conspicuous, large mineral grains (phenocrysts) in a fine-grained matrix.

“preliminary feasibility study” — a comprehensive study of the viability of a mineral project that has advanced to a stage where the mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, has been established and an effective method of mineral processing has been determined, and includes a financial analysis based on reasonable assumptions of technical, engineering, legal, operating, economic, social, and environmental factors and the evaluation of other relevant factors which are sufficient for a qualified person, acting reasonably, to determine if all or part of the mineral resource may be classified as a mineral reserve.

“probable mineral reserves” — the economically mineable part of an indicated and, in some circumstances, a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

“proven mineral reserves” — the economically mineable part of a measured mineral resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

“pyrite” — a mineral with the chemical formula FeS2.

“pyroclastic” — rock formed by the mechanical combination of volcanic fragments.

“qualified person” — for the purposes of NI 43-101, an individual who is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development or operation or mineral project assessment, or any combination of these; and has experience relevant to the subject matter of the mineral project; and who is a member in good standing of a recognized self-regulatory organization of engineers or geoscientists.

“reverse circulation” — a rotary, percussion drilling method in which rock specimens are broken into small pieces, cuttings, and brought to surface by high pressure air passing in the annulus between an inner and outer drill casing. Abbreviation is “RC”.

“rock quality designation” or “RQD” — the cumulative length of drill core pieces longer than a certain, predetermined length in a run divided by the total length of the drill core run.

“run-of-mine ore” — mined ore which has not been subjected to any pre-treatment, such as washing, sorting or crushing prior to metallurgical processing.

“shrinkage stoping” — a method of stoping which utilizes part of the broken ore as a working platform and as support for the walls.

“silicified” — a rock altered by a silica-bearing hydrothermal solution.

“sphalerite” — the main zinc ore, with the chemical formula (Zn,Fe)S, often found in veins with galena.

“split” — a vein or seam that is separated from the main vein or seam. Syn; “loop”.

“Sn” — tin, a soft metal extracted from cassiterite.

“stope” — an excavation in an underground mine from which ore is being or has been extracted.

“strike” — the trend or direction of the intersection of a dipping a layer of rock, fault, vein or other geologic feature with a horizontal surface.

“tailings” — material rejected after recoverable valuable minerals have been extracted from the ore or concentrate.

“ton” — 2,000 pounds. Syn; short ton.

“tonne” — 1,000 kilograms.

“tuff” — a general term for all consolidated pyroclastic rocks derived from solid volcanic material which has been blown into the atmosphere by explosive activity. Adj: tuffaceous.

“vein” — an epigenetic mineral filling of a fault or other fracture, in tabular or sheet-like form, often with associated replacement of the host rock; a mineral deposit of this form and origin.

Classification of Mineral Reserves and Resources

Definitions of proven and probable mineral reserves and measured, indicated and inferred resources are those prescribed by NI 43-101 and conform to the CIM Standards.

Technical Reports

The scientific and technical information in this Annex J, relating to the Rochester Mine in Nevada, the Cerro Bayo Mine in Chile, the Martha Mine in Argentina, the Endeavor and Broken Hill mines in New South Wales, Australia and the San Bartolomé silver project in Bolivia and Kensington gold project in Alaska, is based on current technical reports in respect of these properties filed on SEDAR (www.sedar.com) in accordance with the requirements of NI43-101. Each of these reports was prepared by, or under the supervision of, Donald Birak, Coeur’s Senior Vice-President of Exploration. Mr. Birak is a qualified person under NI 43-101.

ROCHESTER MINE, NEVADA

Property Description and Location

The Rochester Mine, an open-pit silver mine that also produces significant gold, is owned and operated by Coeur Rochester, Incorporated (“CRI”), a wholly owned subsidiary of Coeur d’Alene Mines Corporation (“Coeur”). The Rochester Mine is located in the Humboldt Range of northwestern Nevada, 13 miles east of US Interstate 80 from the Oreana exit, which is 12 miles north of the town of Lovelock.

The Rochester Mine controls 541 US Federal unpatented mining claims, 54 US Federal mill-site claims, 23 patented claims, and several leases which cover an additional 53 unpatented claims. All parcels are contiguous with one another. The unpatented lode and mill site claims are on public ground administered by the US Bureau of Land Management (“BLM”) for the State of Nevada. Mineral rights at the Rochester Mine are 100% controlled by CRI. Lease payments are paid annually to four private parties: 1) Nevada Land Resources for utilities right-of-way; 2) the Ruddock Family who staked unpatented mining claims adjacent to the Nevada Packard Pit; 3) Newmont USA Ltd. for land containing two monitor wells; and 4) Sun Alternate Energy Corp. for unpatented mining claims adjacent to the Rochester Pit. All leases are in good standing. Asarco Incorporated (“Asarco”), the prior lessee, has a net smelter royalty interest, which is payable only when the market price of silver equals or exceeds $20.64/oz., up to a maximum rate of 5%.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Lovelock, Nevada is the closest population centre to the Rochester Mine. Lovelock is a rural town in Pershing County, with a population of approximately 2000 people and is located approximately 90 miles east of Reno. Pershing County is entirely within the basin and range physiographic province bound to the west and east by northward trending mountain ranges which are separated by alluvial valleys. Access to the Rochester Mine site is via a two lane paved road intersected by US Interstate 80 highway.

The mine is located within the Humboldt mountain range at an elevation of 7,000 feet. The range contains steep slopes and vegetation is typical high desert with sage brush and mountain juniper as the dominant vegetation. The area typically has four seasons with snowfall occurring sporadically from October to June and warmer dry weather from June to October. Operations are conducted 24 hours a day, 365 days a year with minor delays due to poor visibility during winter. The mine is fully supported with electricity, telephone and radio communications, production water wells, office facilities, maintenance and warehouse facilities, two open pit mining areas, crushing and conveying facilities, three heap leach pads, and a process facility. The Rochester Mine has local electrical power supplied by Sierra Pacific Power Company. Additionally, there are three 14” to 22” production wells on site that supply the process and production water. Telephone and radio communications are also available at the mine site.

History

Pershing County has a long history of mining. During the period from 1856 to 1970, 46 mining districts within the county produced ore at a value of $167 million. In addition to precious metals, the county hosts significant deposits of tungsten, antimony, iron, gypsum, copper and diatomite.

Mines in the Humboldt Range began to appear in the early 1860’s, when several high-grade silver and gold mines were discovered. The first recorded mining activity in the Humboldt Range occurred about 1860 on the northwest side of Star Peak. The first shipments of silver ore from Nenzel Hill (at the northern end of the current Rochester pit) occurred in 1909. Approximately 8.7 million ounces of silver and 76,000 ounces of gold were extracted from the property during the early 1900’s. Underground operations mined silver and gold veins that averaged 6 feet in width and averaged 12 ounces of silver and 0.1 ounces of gold per ton of ore. These operations ended in 1935.

Rochester Pit

CRI began open pit mining of the current Rochester Pit in 1986. Large scale development drilling between 1989 and 1992 provided the necessary data and geologic information to construct a solid geologic model and mineral resource. Another extensive drill program between 1999 and 2001 provided additional information confirming the necessity to relocate the original tertiary crushing system and expand the pit boundaries.

Nevada Packard Pit

The original group of “Packard” claims was staked in 1912. In 1915, a 100-ton, cyanidation mill was built and later increased to 175 tons per day. Approximately $2,000,000 in gold and silver was extracted from the underground mines from 1913 to 1923. Several companies initiated exploration activities in the Nevada Packard area between 1969 and 1995. In 1996, CRI entered into lease agreements with Packard Mining, Inc., Frank Margrave Jr. and Wilton Margrave, who then controlled the surface and mineral rights. In 1999, CRI bought out the former owners and became the owner of the Nevada Packard property. Mining of the current Nevada Packard Pit began in December, 2002.

From 1986 through 2006, CRI has mined over 156,000,000 tons of ore recovering over 116,000,000 ounces of silver and over 1,300,000 ounce of gold, making it one of the largest primary surface silver mines in the world.

Geological Setting

Regional Geology

The Rochester Mine site is located in the southern Humboldt Range, within the Great Basin of the Basin and Range physiographic province. The Humboldt Range is a north-trending horst block, bounded on the east and west by Tertiary-aged normal faults. Folding in the Cretaceous, accompanied by granodioritic intrusive events, resulted in a northerly-trending, south plunging anticline that bisects the Rochester Mine property.

The oldest rocks in the range are the Permian- to Triassic-aged Koipato Group mafic to siliceous volcanic, sedimentary and intrusive rocks and underlie the Rochester District. After episodes of erosion, the Koipato Group was followed by deposition of the Star Peak Group, which consists of Triassic-aged sediments. The Triassic-aged sedimentary rocks that flank the Humboldt Range partly define the antiform located in the Rochester District. Late Cretaceous plutonism caused extensive contact hydrothermal alteration and much of Koipato rhyolites are altered to a quartz-sericite-pyrite assemblage.

Local and Property Geology

The Rochester ore deposit, and Nevada Packard deposit, located near the nose of this regional antiformal feature, occur in the volcanic and epiclastic Permian-Triassic Koipato Group. The Koipato Group comprises (in ascending order) the Limerick Greenstone, Rochester Rhyolite, and Weaver Rhyolite stratigraphic units. The Koipato Group is overlain by a Mesozoic-aged marine-carbonate sequence of the Star Peak Group, which is exposed on the western flank of the Rochester Mine. Several intrusive stocks occur in the southern end of the range, including a late Permian leucogranite, which is exposed within a mile northeast of Packard. In addition, lower Triassic Rhyolite porphyry intrusive dikes and small stocks dot the region. A Cretaceous-aged granodiorite stock is exposed to the northwest at Rocky Canyon.

The Rochester and Weaver formations are the only mineralized rocks at the mine. Precious metals mineralization at Rochester is believed to have accompanied the Cretaceous intrusive event and has been grouped into three assemblages; silver-bearing quartz tourmaline veins, silver-bearing quartz veins without tourmaline and gold-bearing quartz tourmaline veins.

Silicification is the most pronounced alteration in the Rochester Mine host rocks, postdating an early phyllic alteration, and consists of quartz veins, quartz veinlet stockwork and silica flooded breccia. The quartz veins and veinlets typically exhibit several parallel and crosscutting stages of deposition. Milky white quartz typically is overprinted by gray to tan cryptocrystalline quartz veins and veinlets. Silica alteration was recognized early in the Rochester Mine life as an excellent guide to mineralization.

The Rochester and Nevada Packard mineralization, which are hydrothermal systems, are located within the north-south shear corridor bound by north-south wrench faults. The mine geology is characterized by penetrative thrust faults overprinted by a complex structural system of high-angle fault and fracture sets. Although there is evidence for compressional tectonism at Rochester, the majority of structures appear to have been reactivated by the most recent basin and range tectonic event.

Mineralization

Most of the gold and silver mineralization is oxidized and generally disseminated within the host Weaver and Rochester Formations. The upper Weaver units (spheroidal rhyolites and shale) do not host mineralization in the Rochester Pit, but provide an important “cap-rock” to the rising hydrothermal fluids. The upper Weaver unit (spheroidal quartz-feldspar porphyry, crystal tuffs) at Nevada Packard hosts the majority of the mineralization. This is the uppermost stratigraphic unit exposed in the Nevada Packard area.

Mineralization occurs along quartz veins and veinlets occupying predominantly high and low angle north/northeast and just west of north fault systems. These veins are discontinuous and are often displaced by crosscutting post mineral faults. The bulk of the mineralization occurs in a complex vein array system enveloping the fault zones that range in size up to several hundred feet both along strike and down dip. Mineralization is most dominant along multiple structural intersections in both rhyolite formations and locally in structurally prepared zones along the Rochester/Weaver contact. As well, major mineralized and post mineral fault systems cut the Weaver/Rochester contact. High and low angle post mineral faulting identified from pit mapping disrupted ore trends with offsets predominantly to the east and southeast.

Fine-grained silver-bearing quartz veins were the principal ore host in the early days (1912-1926). Finely disseminated argentite and cerargyrite were the most common ore minerals. A fairly narrow (10 to 100 feet) quartz stockwork zone surrounds the principal quartz veins, and is the focus of the modern exploration efforts. Silver sulfosalts, finely disseminated argentite, and minor native gold are believed to be the principal ore minerals in the stockwork zones. Fine-grained pyrite, minor sphalerite, and trace galena are the primary sulfide minerals present.

Exploration

The Rochester Mine has had extensive exploration programs from 1985 to the present. Many of the programs were comprised of reverse circulation drilling programs designed to test mineralized targets at the Rochester/Weaver contact and other targets identified from mapping and from geochemical trends. Most recent exploration by Coeur staff includes field mapping and resource development drilling. In 2006, a modest drilling campaign was begun at Nevada Packard with hopes of converting resources to reserves around the active mining pits. 27 holes were drilled totaling 5,080 feet.

Drilling

Through 2006, over 876,000 feet in 1,971, exploration holes have been drilled in and adjacent to the Rochester deposit, and over 125,000 feet in 483 exploration holes in the Nevada Packard deposit. Exploration holes are logged for lithological, mineralogical, structural, and metal grade information. This information is used in the creation of both the geologic and grade models. Drill hole cross sections are compiled on 100-foot centers in north-south and N35W orientations. These sections include drill hole assay data, rock type and alteration and are used to define new targets, geologic continuity and development of the geologic model.

Drilling to-date has been designed to drill every 200 feet along strike (NE) by 100 feet across strike of major mineralized trends. Favorable results are followed up by additional drilling to provide tighter, local control to a spacing of 100 by 100 feet. Approximately 70% of the holes drilled to-date are vertical, reverse circulation holes.

Sampling and Analysis

Sampling is performed on ten-foot increments in reverse circulation drilling under strict geologic supervision. CRI geologists or contract geologists trained by CRI geologists perform the supervision and logging of the drill samples. When drilling core, interval size varies from a minimum of 1 foot to a maximum of 10 feet based on geologic similarities. The geologist records detailed sample descriptions on drill logs.

Reverse circulation (RC) samples are collected by using a Gilson dry splitter and a wet rotary cyclone splitter. Dry samples are split to 15 to 50 pound samples and wet samples were collected in a plastic bag and bucket to obtain adequate samples. Duplicate field samples were collected every 100 feet to confirm drill results. Samples are submitted to the mine analytical lab by the geologist. All sampling procedures are completed according to industry standards.

Core samples are treated the same as reverse circulation samples. After splitting, one quarter of a core sample is submitted for assay, one quarter is metallurgicaly tested, and half is retained for future test work or further descriptive/mineralogical work. Photos are taken of the core prior to splitting to keep permanent records. Drill cutting and residual core samples are maintained in boxes, vials or chip trays and stored at the Rochester Mine site. Additionally, coarse reject samples and 90% of the 1 pound pulps are collected and stored on site for review or re-sample.

Drill hole deviation measurements have been common practice since 1996 for holes drilled over 400 feet. Although a majority of holes drilled prior to 1996 were vertical, it was determined that better control was necessary for resource estimation. Hole deviations were surveyed with gyroscopic instrumentation. The results of the deviations show an absolute (x, y and z) displacement of 20 feet for the total depths. The deviation ranges from 5-70 feet with a mean deviation of approximately 5 feet for every 100 feet measured.

In addition to the exploration drilling, blasthole drilling is performed daily. Blasthole patterns are laid out on a pattern of 14 feet by 14 feet. Drill cuttings are sampled continuously during blasthole drilling to the normal depth 25 feet. The samples are collected by drillers and labeled according to the blasthole pattern laid out by the mine surveyors. The mine surveyors collect each bag sample, confirm appropriate sample number and deliver the samples to the on-site laboratory.

Additional checks and balances for the sample program consist of face sampling and re-sampling the blasthole drill cone. This method requires the use of a Jones dry splitter on the drill pattern and the drill cutting cone to be split to a 10 pound sample and submitted to CRI lab for assay. The split samples are compared to the raw assay and evaluated for continuity.

Exploration and development drill samples have been analyzed by Inspectorate America Laboratory and American Assay Laboratories, both of which are governed by Independent Standard Organization (ISO 9000 2), and by CRI’s on site laboratory. ISO is a certifying organization that oversees quality control and standards for analytical labs. All pulps and ore grade coarse rejects have been retained and are assessable for verification. Numerous check assay programs have taken place from 1986 to present. Samples were collected at the drill location with the supervision of a CRI geologist. In addition, the qualified person has reviewed the sampling, sample preparation, security and analytical procedures and has verified the data disclosed.

The on site laboratory prepares samples that are roll-crushed then split to approximately 150 grams and oven-dried. The entire 150-gram sample is pulverized using a ring and puck pulverizer. The pulverizer produces a minus 100-mesh product (pulp) for assay. The pulverized sample is weighed and rolled to ensure homogenization. The sample is then fire assayed and followed with an atomic absorption spectrophotometry assay.

Security of Samples

Samples that were submitted to the CRI lab are collected by CRI employees and hand delivered to the lab. CRI lab personnel verify sample hole number, assay interval and store samples inside the lab. Samples sent to outside laboratories are collected on site by the outside lab and the CRI geologist provides a written chain of custody for the samples with signature of the commercial lab technician. The chain of custody is secure and directly traceable from the field to the commercial lab.

In addition to the assay pulps and ore grade coarse rejects being retained, other quality control programs have been in place for drill samples. Barren samples were inserted into each development drill sample lot on a regular basis to monitor potential sample contamination during preparation. The barren sample was collected off site and assayed by several different labs to confirm a very low or non detectable concentration of gold and silver. Attempts are made to collect a barren sample that resembles the color of drill samples.

Every month, the CRI lab randomly selects samples to be sent to reputable commercial labs for check assaying. The results are used to compare against precision and quality of the CRI lab. Development drill hole samples (pulps) will be re-run and if necessary the coarse rejects will be re-processed and assayed. Blasthole samples that can not be reconciled will be thrown out.

Mineral Resource and Mineral Reserve Estimates

Reserve and resource estimates for the Rochester Mine are normally calculated annually to semi-annually. Factors that affect reserve and resource estimates on an ongoing basis include production, metal prices, capital and operating costs, grade model updates and mine planning and pit design changes.

The criteria used to categorize the following mineral resource and mineral reserve estimates are those prescribed by the CIM Standards. Historical extraction of silver and gold since start-up of the Rochester Mine demonstrates that the mine is a viable operation.

Economic, metallurgical, environmental, and governmental factors have all been considered. At present there are no issues regarding these factors that would affect the reserve and resource estimates. At the Rochester Mine, all reserves and resources consider the combined economic weight of both silver and gold. In this manner, all reserves and resources are quantified on an equivalent silver basis; however, metal grades are broken out into their respective silver and gold components for reporting purposes.

Rochester Mineral Reserves at December 31, 2006

		Au Grade	Au Ounces	Ag Grade	Ag Ounces
Category	Tons (short)	(oz/ton)	(Contained)	(oz/ton)	(Contained)

Proven	3,720,288	.0071	26,400	0.655	2,436,498
Probable	—	—	—	—	—
Total	3,720,288	.0071	26,400	0.655	2,436,498

Rochester Mineral Resources at December 31, 2006

		Au Grade	Au Ounces	Ag Grade	Ag Ounces
Category	Tons (short)	(oz/ton)	(Contained)	(oz/ton)	(Contained)

Measured	12,304,000	.0071	87,700	0.943	11,597,900
Indicated	2,931,000	.0072	21,100	0.923	2,705,200
Subtotal	15,235,000	.0071	108,800	0.939	14,303,100
Inferred	—	—	—	—	—

Metal prices used were $475 Au and $8.00 Ag
Mineral resources are in addition to mineral reserves and do not have demonstrated economic value.

Cut-off grades (COG) are as follows.

Rochester pit

Crusher COG	0.77 Eq Ag oz/ton
Run-of-mine COG	0.81 Eq Ag oz/ton
Crusher COG — sulfide	0.82 Eq Ag oz/ton
Nevada Packard pit
Crusher COG	0.96 Eq Ag oz/ton

The Rochester Mine uses a “gold multiplier” to convert gold assays to an equivalent silver grade before the cut-off is utilized to determine quantities. The gold multiplier calculation is shown below with the calculation to combine the gold and silver grades to an equivalent silver grade.

(gold price/oz − refining cost/oz) × % gold recovery
Gold multiplier	=
(silver price/oz − refining cost/oz) × % silver recovery

Equivalent Silver (Eq Ag opt) = (Au opt * multiplier) + Ag opt
Refining cost was $0.15/ounce. Recoveries were 92% for Au and 55% for Ag.

Confidence parameters for resource classification were established from univariate statistics and normal histograms for each specific model (samples used & actual distance). This evaluation was completed for both silver and gold grade estimation. Levels of confidence were assigned to each block in the model based on the number of samples used to estimate each block and the actual distance to the nearest sample. The classifications are based on the silver evaluation because of the complexity of the model and manipulation of the blocks to establish silver equivalence. Upon extensive review of the classification categories the gold blocks mimic the silver blocks. In addition, the mineral reserve model is regularly reconciled against mine production data.

Mining Operations

Open Pits

There are two active open pit mining areas at the Rochester Mine, the Rochester Pit and Nevada Packard Pit. The Rochester Pit is a series of mining phases and setbacks, which are mined progressively in accordance with the mine plan. The second open pit area is Nevada Packard which is located approximately 1.5 miles southwest of the Rochester Pit. Like Rochester, Nevada Packard ore is truck hauled to the existing primary crusher. Each mining area has its own waste dump facilities and access roads.

Mining is completed by using two 85-ton capacity 777C, and eight 100-ton 777D Caterpillar haul trucks with two 992D and two 992G Caterpillar front-end loaders. Blastholes are drilled with one Ingersoll-Rand DM45, and three Ingersoll-Rand DML track-mounted drill rigs. Blastholes are drilled to 28-foot depths, including a 3-foot sub-drill. The holes are 6.75 inches in diameter and on a 14 x 14-foot grid spacing. The blastholes are loaded with a mixture of Ammonium Nitrate/Fuel Oil (ANFO) and emulsion and stemmed with crushed low-grade.

Mineral Processing and Metallurgical Testing

The Rochester Mine uses cyanide extraction and heap leaching following 3 stages of crushing of the mined ore. A closed circuit tertiary crushing system, in place from 1986 to 2003 was replaced with two Nordberg MP800 crushers in open circuit configuration. Construction of the new tertiary system began in April 2003.

Ore from the pit is dumped into a hopper at the primary crushing unit and fed into a jaw crusher, which crushes the rock to a nominal 8” size. The jaw crusher product is conveyed to a coarse ore stockpile which feeds the tertiary crushing system. A belt feeder is used to reclaim ore from the coarse ore stockpile. This material is conveyed to a vibrating screen and screened at 3/8”. The screen oversize is crushed in one of two cone crushers operating in parallel. The cone crusher product is combined with the screen undersize, three pounds per ton of lime is added, and the material is conveyed across an overland conveyor to the leach pads.

There are three large, dedicated leach pad facilities at the Rochester Mine, each constructed with a double-lined system that is checked for compliance with construction specifications. The double-lined system consists of a one-foot layer of compacted, low permeability clay with a primary high density polyethylene liner as the final layer. Two of the three heap leach facilities, Stages I and II, are located at the southeast end of the property. Stage I is currently being reclaimed. Stage II is currently under leach and receives mainly run-of-mine ore, which has been treated with lime. The majority of crushed ore is sent to the Stage IV pad, which is located at the north end of the property. Sodium cyanide solution is applied, via drip tube, and is allowed to filter down through the pad, leaching the precious metals in the process. This “pregnant” solution is then collected and pumped to the process plant.

The processing facility is a Merrill-Crowe plant. Clarifiers clean and filter solids such as dirt out of the solution as it enters the plant. After oxygen removal, zinc is added to the solution, which complexes with the cyanide and precipitates the precious metals. The metal is extracted using plate and frame filter presses. The media gathered off the press plates is retorted to extract mercury and then melted in a propane-fired furnace. The final product is poured out of the furnace into half-round, twenty-five inch bars.

Project-to-date metallurgical recoveries calculated from contained ounces delivered to the pads and actual recovered ounces are 86% for gold and 55% for silver through December 31, 2006.

Mine Life

Mining of in-situ reserves is expected to be completed in 2007 while leaching of ore will continue to recover silver and gold through 2011.

Markets

The final product shipped from the Rochester mine consists of doré silver and gold (98% Ag, 1.5% Au, 0.5% other material) bars weighing 350 pounds each. The bars are delivered to contracted refiner, Johnson Matthey Inc.. The refined silver and gold are sold by Johnson Matthey to a variety of buyers.

Taxes

The Rochester mine pays a state of Nevada Net Proceeds Tax. The annual tax is paid only after a $2 million (US) minimum profit level is achieved.

Permitting

CRI has obtained all necessary environmental permits and licenses from the appropriate state and federal agencies for the Rochester Mine and supporting facilities to operate. Operational standards and best management practices have been established to maintain compliance with these permits at all times.

Under the currently approved Reclamation Plan, the Rochester Pit is permitted for 1,704 acres of disturbance within the permit boundary. The Reclamation Plan is reviewed and approved jointly by the BLM and the Nevada Division of Environmental Protection — Bureau of Mining Regulation and Reclamation (“BMRR”). Over 500 acres of the disturbance have already been reclaimed as part of CRI’s concurrent reclamation program. The BLM and BMRR have granted a partial bond release on 192 of these acres.

The Nevada Packard Pit permit boundary covers 605 acres and includes 49 unpatented lode and 7 patented lode claims. The unpatented lode claims are on public ground administered by the BLM’s Winnemucca District office. The unpatented claims and mill sites are maintained yearly by way of lease agreements with the BLM and Pershing County.

Permitting for the Nevada Packard Pit was completed in 2002 with minor changes made in 2003. Coeur has permitted 200 acres of disturbance for the mining of the Nevada Packard Pit. This disturbance includes a small open pit, waste rock facilities, haul roads, and associated ancillary facilities.

Exploration and Development

Most recent exploration by Coeur staff includes field mapping and resource development drilling. This program continues in 2007 to identify new targets which may be drilled in 2007 and later years.

CERRO BAYO MINE, CHILE

Property Description and Location

The Cerro Bayo property is located in the Region XI, Chile, approximately 130 km south of Coyhaique, the capital of the region and 25 km west of the town of Chile Chico and is operated by Compañia Minera Cerro Bayo (“CMCB”) a wholly-owned subsidiary of Coeur d’Alene Mines Corporation. Region XI is an emerging precious metals province in the sparsely populated southern Aysén region of southern Chile. Besides Cerro Bayo, there are several exploration projects being operated by various companies in the area and across the border in Argentina. The region offers no impediments to exploration and mining. Year-round access is available to highways, ocean ports, and energy. Industrial services are readily available.

The 27,806 hectare (Ha) Cerro Bayo property is flanked on the north by the large Lago General Carrera (called Lake Buenos Aires in Argentina) and is accessed by a well-maintained public gravel road. The project lies on the east side of the Andes mountain range at moderate elevations ranging from 220 to 1,400 meters.

The mineral rights for the Cerro Bayo property are fully owned by CMCB. The land position of CMCB is extensive in the area, covering a continuous block formed by 23,106 Ha of patented mining claims (Concesiones de Explotacion or Mensuras) and an additional 4,700 Ha of Exploration Concessions (Pedimentos). There are several other exploration concessions located on the southeast margins of the concessions owned by CMCB.

CMCB fully owns 23,106 Ha of exploitation concessions (Concesiones de Explotacion or Mensuras) and 4,700 Ha of exploration concessions (Pedimentos).

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The closest town to Cerro Bayo is Chile Chico (population 4,000) which is accessible by paved and all-weather gravel roads, charter air service from Balmaceda, and barge service from Puerto Ibáñez on the northern side of Lago General Carrera.

The project lies on the east side of the Andes and the climate in the vicinity of Cerro Bayo can be characterized as sub-Mediterranean. Although the area is known for its strong westerly winds (sometimes exceeding 70 km/hr), the operations have rarely been impacted as a result. The elevation of the Cerro Bayo underground mines are approximately 400 to 800 meters.

Infrastructure includes typical requirements for underground and open pit mining and processing using a standard flotation circuit and includes a standard flotation mill, crushing plant, tailings dam, office complex, warehouse facility, assay laboratory, and power generation facility. In addition, Cerro Bayo has received 5 authorizations for obtaining the use of water on the concessions. A total of 600 liters per second from Lago General Carrera has been authorized.

History

Gold and silver mineralization was discovered in the western part of the Cerro Bayo District, an area named Laguna Verde, in the summer of 1984 by Freeport Chilean Exploration company (“FCEC”). Drilling of veins and potential bulk-minable stockworks commenced in 1985 and continued until August 1989. Exploration activities were discontinued, due to Freeport’s decision to terminate its Chilean investments and in early 1990, Coeur d’Alene Mines Corporation acquired FCEC, including extensive exploration concessions at Laguna Verde and other parts of Chile.

Coeur South America (formerly CDE Chilean Mining Corporation), a wholly-owned subsidiary of Coeur d’Alene Mines, resumed evaluation of the area in the second quarter of 1990. In-fill and step-out drilling and tunneling carried out in the 1990-1993 span delineated an open pit and underground mineral reserve, which led to a feasibility study and a production decision in mid 1994.

Construction of standard flotation mill installations started in 1994 west of Laguna Verde in the western part of the District, and production started in October 1995. Full production started in January 1996. Due to declining metal prices and depletion of reserves the mine operation was suspended in November 2000. Exploration conducted in 2000, before mine suspension, discovered a new high-grade vein system near the Cerro Bayo dacite dome located near the eastern part of the District, 12 km east of the mill. Coeur spent most of 2001 conducting exploration, engineering and economic evaluations of this new area. Two ramps, or declines, were driven toward the main Lucero vein starting in November 2001. Mine development pursued and the Laguna Verde processing plant was re-started in April 2002. Through 2006, over 450,000 ounces of gold and 25,000,000 ounces of silver have been mined from the various deposits in the Cerro Bayo District.

Geological Setting

Regional Geology

The Cerro Bayo District is situated within a 250-km long north-south Mesozoic volcanic belt that lies near the boundary between an eastern craton (Patagonian Plateau) and a western magmatic arc (Patagonian Cordillera). Vast amounts of silicic to intermediate calc-alkaline volcanics were erupted during Jurassic to Middle Cretaceous time in a sub-aerial, intra-arc to back-arc environment and deposited over a Late Paleozoic accretionary basement prism.

The volcanic pile contains large volumes of rhyolitic to dacitic ash flow tuffs and pyroclastic rocks interpreted to be associated with large volcanic structures. Marine sedimentary horizons deposited during restricted transgressions that occurred in the Neocomian are interbeded in places with the volcanics. The belt is unconformably overlain by plateau basalts that range in age from Early to Late Tertiary.

Local and Property Geology

The rocks exposed in the Cerro Bayo District are part of a thick pile of silicic volcanics assigned to the Ibañez Formation and are believed to represent a more or less continuous series of Jurassic to Cretaceous volcanism. The Paleozoic basement that regionally underlies the Mesozoic volcanics is not exposed in the district at least to a depth of 370 meters from the surface. Nevertheless fragments of the metamorphic rocks are contained in the overlying volcanics all over the district. The sequence is overlain by Tertiary basaltic rocks and minor volcanoclastics.

Intrusive rocks are mainly exposed west from Cerro Bayo. They form the Patagonian Batholith, core of the Andes in the region, and intrude Late Paleozoic fore-arc assemblages. The batholith is composed of a variety of granitoids that range in age from Jurassic to Miocene though most were emplaced in the Early to Middle Cretaceous. Restricted intrusive bodies have been identified east of the Andes and are represented by coeval fine-grained porphyries, Cretaceous rhyolitic and dacitic domes (such as the Cerro Bayo and Mallines domes), and Tertiary basaltic porphyries and plugs.

Four main district-scale structural orientations have been identified in the Cerro Bayo area. A regional structural study, shows that district-scale structures form parts of regional-scale structures with the same orientations. These trends correspond to arc-parallel (N-S), arc normal (E-W) and conjugate transfer structures (NE-SW and NW-SE).

Arc-parallel structures are part of a north-south oriented, deep-seated regional fault system that controls the emplacement of the Cerro Bayo dome and other domes in the area as well as some veins at Mallines, Meseta, and Brillantes areas. At Laguna Verde, a NS to NNE arcuate fault system assumed to be related to the arc-parallel structures contains brecciated veins and breccias with silver-gold-molybdenum-lead-zinc mineralization. Arc-normal structures are oriented EW and are the least frequent in number. They form faults with very large displacements in the district. Two main sets of structures are grouped within the conjugate transfer structures. The most important is the NW-SE fracture system that controls the majority of the main stage precious metal epithermal veins such as Lucero, Javiera, the Guanaco system, and the Temer, Condor and Tranque veins near Laguna Verde.

Mineralization

Gold and silver mineralization at Cerro Bayo is contained in veins, stockworks (sheeted zones), and breccias. The deposits show multiple stages of mineralization and display banding, open-space filling, and mineral assemblages typical of low sulfidation style of epithermal mineralization.

Over 50 major veins, and related splays or loops, have been identified to date within the property. Vein mineralogy consists of predominantly quartz with a minor but complex sulfide suite and accessory gangue minerals. The veins pinch and swell following pre-mineral faults and fractures. The main veins, veinlets and stockwork systems trend N15-35°W, vary in dip from vertical to 75° NW and SE, and are exposed for strike lengths of up to 2,200 meters. Widths are highly variable along strike and down dip, varying from a few centimeters up to 5 meters.

The control of mineralization is considered to be mostly structural, with mineralizing fluids channeled along pre-mineral faults. Lithology plays an important role in terms of the brittleness and ductility (plasticity) of the host rock; more brittle rocks host wide and more continuous veins.

Gold and silver occur as complex suites of minerals. Gold may be found as inclusions in pyrite, filling cavities or on irregular surfaces and less commonly in electrum and within galena and sphalerite. Silver occurs mostly commonly as silver sulfosalt minerals and less commonly in electrum. Base metal sulfides are common though not abundant in the district. These include mostly sphalerite, galena, and chalcopyrite; forming irregular aggregates, stringers, and in some cases, massive veinlets. Tetrahedrite occurs occasionally, as well as bornite and famatinite. Supergene base metal products are rare in the area, with the exception of local covellite, chalcocite (digenite, idaite), cerussite, smithsonite and minor hydrohetaerolite. Molybdenum mineralization is common in veins and breccias in the Laguna Verde area and consists of specs and fine disseminations of molybdenite accompanied by tungsten and zinc rich wulfenite and jordisite. Quartz is the main gangue and occurs in a variety of grain sizes and textures.

Hydrothermal alteration is subtle. Glacial erosion removed the acid leach zone of the system preserving at the present surface a level that was under the water table at the time of mineralization. The most pervasive alteration is silicification, which appears to have affected the host rocks over the life of the hydrothermal system. Pyritization is widespread in the district, mostly as an early stage of alteration with medium grained quartz.

Trace element geochemistry studies suggests that for the two first stages of mineral deposition the signature of mineralization in the district is best defined by gold and silver in the main stage of mineralization and also by high concentrations of zinc and molybdenum in the previous silver rich and base metal stage. The clearest enrichment in trace elements is evidenced in hydrothermal and tectonic breccias, which are enriched in lead, zinc and molybdenum. Silver values tend to be more consistent and relate to other trace elements in these bodies, though crosscutting quartz veinlets carrying gold complicate the analysis. The best correlations are between base metals, silver and molybdenum, and silver and zinc. Stockworks (sheeted zones) are enriched in gold, molybdenum and zinc, particularly where close to major brecciated structures. A lesser enrichment in silver and lead is also evident. Veins are enriched in gold, silver, and zinc and to a lesser degree in lead.

Exploration

Mineral exploration activities have been carried out continuously in the district since 1984. Activities were originally conducted by FCEC and since 1990 by Coeur’s wholly-owned subsidiary, Coeur South America. They have included as a first pass structural and alteration interpretation using satellite imagery, reconnaissance mapping at 1:5,000-1:25,000 scales and chip sampling of most promising outcrops. Selected targets have been the subject of detailed geological mapping at 1:500-1:1,000 scales, systematic trenching and channel sampling of outcrops every 5-25 meters, deep trenching of stockwork zones, thin and polished section studies, partial ICP studies of trace elements, and geophysical surveys (IP / resistivity, magnetics, CSAMT).

Core drilling has been the main means of testing targets and defining mineral resources and reserves. Restricted reverse circulation (RC) drilling has been locally used attempting to define bulk tonnage targets. Trenching and channel sampling is also used to evaluate exposed veins, stockworks or breccias. Exploratory tunnels were driven in the past into the most promising underground vein targets. The area hosts numerous exploration targets with gold and silver mineralization, distributed in different mineralized sectors (zones).

The area hosts numerous exploration targets with gold and silver mineralization, distributed in three main mineralized zones: Cerro Bayo-Guanaco-Cascada (the later being a zone with newly discovered high-grade silver and gold mineralization) and Laguna Verde. Less known mineralization, which has been the subject of preliminary work, is found in other areas: Meseta, Horquetas and Brillantes. Mining was initially concentrated in Laguna Verde, where several deposits were mined (Taitao 1, Temer 1-3, Condor 1-3, Tranque, Juncos, Breccia, NE Stockwork, etc.) by open pit and underground methods. Since early 2002 the focus of mining has concentrated on several vein deposits at Cerro Bayo (Lucero, Luz Eliana, Javiera, Celia, etc.) and Cascada.

Drilling

Cerro Bayo’s current mineral resources and mineral reserves are based on data generated from 3,551 core holes totaling 360,772 meters, 666 reverse circulation holes totaling 57,271 meters, and 25,222 underground and surface channel samples totaling 66,831 meters. To date, a combined total of 484,874 meters in core drilling, RC drilling, and channel sampling has been done at Cerro Bayo.

The majority of the core holes have been drilled with BQ (from surface and underground) and the remaining with HQ (surface), NQ (surface), Drilling has been carried out by contractors and by CMCB and Coeur South America; the later two using company-owned rigs (Diamec 252 and Diamec 262 type drills). True widths vary for much of the drilling due to mineralized stockworks and haloes associated with the veins as well as zones of splits and intersections of veins. Horizontal widths for every intercept are known, being calculated on the basis of a formula that relates vein strike and dip with drill hole azimuth and inclination and checked against underground exposures when appropriate. Horizontal widths are utilized in modeling.

Twin core drilling is employed infrequently to check specific mineralized structure. A total of 10 core holes have been twinned by a second core hole to date in the Cerro Bayo area. Twinning includes two holes in the Celia vein; five holes in the Lucero vein; two holes in Luz Eliana; and one hole in Andrea Norte. Holes were selected to be representative of the different domains and grades in each of the veins. A total of 728.5 meters were drilled for this purpose with BQ (3 holes) and NQ (7 holes) core sizes. Core was split in half and assayed at ALS-Chemex laboratory in Santiago. Six blanks and seven standards were included for laboratory check.

Coordinates for drill hole collars are surveyed with industry standard survey techniques using both in-house and contract surveyors. Results are reproducible to within a few centimeters. Coordinates are checked and verified prior to use in modeling work. Sperry-sun down hole surveys have been taken on the majority of the core holes. Results from Sperry-sun surveys show slightly less than 4o horizontal and 1.5o vertical deviations per 100 meters. This is based on 481 surveyed core holes totaling 45,719 meters of drilling. A multi-shot down-hole (Reflextm) survey instrument was purchased in 2004 and has been utilized since for down-hole surveying every 3 meters along the holes. The surveying information is incorporated in the 3D geological modeling of mineral resources.

Sampling and Analysis

Sampling of core drilling is performed under strict geological criteria. Geologic and geotechnical logging are performed on the core. Core recoveries are consistently high, averaging over 90%. Mineralized intervals are selected for assaying for gold and silver content. In cases where the holes are aimed for a specific target, sampling is carried out only in selected intervals of geological interest (veins, veinlets or stockworks), as well as in the adjacent footwall and hanging-wall host rock. Sampling interval size varies from a minimum of 0.15 meter to a maximum of 2.0 meters. The mean length is 0.50 meters. Due to the small core size (BQ), the entire core is consumed in the assaying process. Digital photographs are taken of the core to keep a permanent record. Intervals that are not assayed are in storage at the mine site. Each sample is assayed in-house at the CMCB laboratory on site. Coarse rejects and pulps are retained for future test work or further mineralogical and metallurgical works.

RC drilling was carried out at the Laguna Verde area in the very early stage of exploration in the district; between 1990 and 1992, and was recently reassumed at Laguna Verde starting in November 2003. Recent RC drilling was drilled using contracted services using 5.5 inch bit. Sampling was performed on 1.0 meter increments with a targeted total sample size of 40-45kg. The drill hole cuttings are logged by the geologists for lithological, structural, and mineralogical information. Boxes with cuttings of the sampled intervals are stored. The reject material for any area is bagged and stored until the drilling campaign, interpretation and modeling are complete for that area, in order to review or resample if needed.

In addition to the drilling data, nearly channel sampling totaling over with a total of over 66,000 meters are included in the data base. Channel sampling is done with a jack hammer in both open pits and underground. Samples are taken perpendicular to the mineralized structures. The minimum sample length is 0.30 m and the maximum length is 1.00 m. The overall length, number of individual samples and weight of the channel sample(s) is determined by the width of the mineralized structure and associated “stockwork”.

Stockpiles are routinely collected and analyzed at CMCB’s on-site laboratory.

There is a complete assay laboratory located at site. This lab contains all the facilities for sample preparation, fire, wet and atomic absorption assays, as well as offices, washrooms, reagents and general storage. Both mine and exploration samples are assayed in this facility. Outside consultants have set up the testing procedures in accordance with industry standards.

A rigorous QA/QC program is performed in-house at the Cerro Bayo lab and consists of running 5% of the sample pulps in duplicate. In addition, all concentrate assays also have duplicate checks. Duplicate assays should fall within 10 percent of the original assay value. When duplicate assays do not meet these requirements, the duplicate sample, as well as the previous and following samples are rerun and checked against the first duplicate and the original assay. Based on the duplicate assaying results, the laboratory shows good precision levels for both gold and silver assaying.

In addition to duplicate assaying, CMCB uses several standard samples, compiled from individual samples from Cerro Bayo veins, to further analyze quality assurance and control. The statistics for standards show acceptable relative errors in gold and silver for all standards. Based on the results of standard assaying, the CMCB lab produces acceptable accuracy for both gold and silver in all grade ranges. Selected duplicate sample pulps and standards are also sent to an external laboratory for verification on a regular basis and show acceptable precision between the two laboratories.

Security of Samples

Each sample delivered to the mine laboratory is identified with a unique sample number that is tracked throughout the assaying process. The assay information comes directly from the lab in an electronic format and is merged into the database using sample numbers or IDs. Once the lab has finalized assays they are put into a dedicated directory on the network. The database automatically detects new assay files and options exist for selecting those files (or assays) to be imported into the database. This import process automatically checks for duplicates, missing sample IDs, or any other non-conforming assays (NC’s) for investigation.

Checks are complete for any non-conforming assay information such as duplicate samples and missing sample IDs. The database also has built in features such as automatically calculating sample lengths that minimize possible error generators. Security features on the database include back-end lock-out and history tracking. This ensures that no one can alter the data, tables, or forms of the database from the back-end. The database tracks each and every change made to the database and tags who and when made the change. This includes any new data entry or any change to previously entered data.

Mineral Resource and Mineral Reserve Estimates

Mineral reserve and mineral resource estimates for the Cerro Bayo mine are normally calculated on an annual or semi-annual basis. Factors that affect reserve and resource estimates on an ongoing basis include production, metals prices, capital and operating costs, grade model updates and mine planning and pit design changes.

The criteria used to categorize the following mineral resource and mineral reserve estimates are those prescribed by the CIM Standards. Economic, metallurgical, environmental, and governmental factors have all been considered. At present there are no issues regarding these factors that would affect the reserve and resource estimates. All reserves and resources consider the combined economic weight of both silver and gold. In this manner, all reserves and resources are quantified on an equivalent gold basis; however, metal grades are broken out into their respective silver and gold components for reporting purposes.

Confidence parameters for resource classification were established from univariate statistics and spatial relationship (samples used & anisotropic distance). This evaluation was completed for gold grade estimation only. Classifications were assigned to each block in the model based on the number of samples used to estimate each block and the anisotropic distance to the nearest sample.

Two distinct grade models may be created for veins with Gemcom software: the 2-D model, and the 3-D model. Each series involves estimating silver and gold models and then creating an equivalent gold grade model through simple calculations involving the silver and gold models. Both 3-D and 2-D models were utilized for reporting resources. To eliminate possible duplication of reserve volume and grades, the mining design solids were used to select and initialize to zero blocks that fell within the solid. Remaining blocks were used to report resources.

Mining solids or excavation solids were created utilizing the geologic solids, drill hole information, block grades, and operational issues such as minimum mining widths and mining methods. Stope outlines (3D rings) are constructed on both plan and vertical sections. Solids are created using the 2 sets of 3D rings (same as geologic solid creation). Reserves were reported using the mine design solids for volumetric and grade calculations. Reserves include dilution and mining loss considerations.

Cerro Bayo Mineral Reserves at June 30, 2007

		Au Grade	Au Ounces	Ag Grade	Ag Ounces
Category	Tonnes	(g/t)	(Contained)	(g/t)	(Contained)

Proven	543,000	4.74	83,000	287	5,017,000
Probable	501,000	4.63	74,000	265	4,275,000
Total	1,044,000	4.69	157,000	277	9,292,000

Cerro Bayo Mineral Resources at June 30, 2007

		Au Grade	Au Ounces	Ag Grade	Ag Ounces
Category	Tonnes	(g/t)	(Contained)	(g/t)	(Contained)

Measured	416,000	5.19	69,500	304	4,070,000
Indicated	658,000	4.78	101,000	198	4,195,000
Subtotal	1,074,000	4.94	170,500	239	8,265,000
Inferred	1,039,000	5.32	177,500	288	9,606,000

Metal prices used were $550 Au and $10 Ag
Mineral resources are in addition to mineral reserves and do not have demonstrated economic value.
Cut-off grades (COG) vary between 4.46 and 5.26 Au Eq g/t.

A “silver divisor” is used to convert silver assays to an equivalent gold grade. This calculation is shown below.

(Gold price/oz) * (Au Recovery, 91%)
Silver Divisor	=
(Silver price/oz) * (Ag Recovery, 92%)

This divisor is used to create the equivalent gold grade model with the following equation:

Equivalent Gold (Au Eq g/t) = Gold (Au g/t) + (Silver g/t / Divisor).

Mining Operations

The current mining activities of CMCB, all of which are currently conducted by underground methods, are centered at the Cerro Bayo and Laguna Verde areas.

Underground Mining

Mining methods utilized or to be utilized for extracting the mineral reserve include open pit and three types of underground mining techniques; shrinkage stoping, cut and fill stoping and, long hole stoping.

Shrinkage stoping methods have been used very successfully at Cerro Bayo and normally 100% extraction of the stope is achievable. This is the method utilized in the larger, more continuous veins such as Javiera. Dilution added to the shrinkage reserves include 100% of low grade within the mine solid plus and additional 10% to 25% of the total volume at zero grade. The dilution depends on the vein width in the stope. Losses of 5% are considered.

Cut and fill stoping methods have been successfully used at Cerro Bayo on very narrow veins that will not support shrinkage stoping due to extreme amounts of dilution associated with 1.20 meter minimum mining widths. Since a very narrow (0.50 meter) cut is achievable, dilution is significantly less than shrinkage stoping. Dilution added to the cut and fill reserves include 0.20 meters in width at zero grade. Losses of 5% are considered.

Long hole stoping is a new method of ore extraction at Cerro Bayo and is most appropriate on the widest and steepest veins. It is being used on Cascada and will be part of the mining plan for Marcela Sur. This method will permit faster extraction and cheaper mining costs.

Mineral Processing and Metallurgical Testing

The Laguna Verde mineral processing plant comprises a crushing, grinding and flotation facility with a design capacity of approximately 1,500 mtpd. The plant produces a bulk sulphide concentrate containing gold and silver which is sold to third party smelters.

Ore is received from various mining areas in the district and as such may respond differently during processing. Therefore, blending of the mineral is important to maintain maximum milling efficiencies and an active stockpile is maintained. The mine provides ore to the mill in trucks dumping to a set of stockpiles at the mill where the ore is crushed, in a 1,070 mm x 1,220 mm (42” x 48”) jaw crusher, then ground in a semi-autogenous grinding (“SAG”) mill (5.5 m x 2.8 m) with a 1,000 kW drive. The unit is equipped with an internal re-circulating trommel to return the oversize material to the SAG mill.

Following grinding, the ore is processed in a series of industry-standard flotation cells first being a flash flotation cell followed by a rougher/scavenger flotation cell configuration. The flash cell recovers 45 to 65% of the total floatable gold and 40 to 50% floatable silver. After the rougher/scavenger circuit concentrate is processed by regrinding, further treatment in a column cell, and finished with two more stages of cleaner flotation.

The concentrate dewatering circuit consists of a 9 m diameter thickener, a 4 m diameter x 4 m high agitated stock tank and two Larox pressure filters. Typically only one filter is required, while the second one is on standby. The filtered concentrate drops from the filters into the concentrate load out area.

Actual mill production records for 2006 show the following recoveries for gold and silver.

Ore	Au Recovery	Ag Recovery

Cerro Bayo Average	91.6%	93.8%
Martha Average	91.0%	95.0%

Mine Life

The base case life-of-mine plan consists of only proven and probable reserves and extends through 2009. Martha Mine ores purchased is also included in the plan.

Markets

Concentrates are sold under contract to private refiners. Current contracts are with DOWA Mining Company, Ltd. located in Japan and Met-Mex Peñoles SA de CV Mexico located in Mexico. The awarding of the contract is done under corporate bidding procedures and controls. The actual contract is within normal market parameters for concentrate sales.

Taxes

As of June 30, 2007, CMCB has an accumulated tax loss of US$27,202,195. CMCB will not be paying any taxes on profits until this loss is completely offset. CMCB has entered into an agreement under Chilean law D.L. No. 600 where by CMCB’s profits can be taxed at the agreed rate of 42% at its maximum, once the loss is exhausted.

CMCB pays a value added tax of 19% on all equipment, supplies, parts and services. These taxes are exempt for the production of export products. CMCB exports 100% of its production and therefore receives a refund for practically all of the tax payments.

CMCB pays between 2.4 and 3% on gross salaries up to a taxable wage maximum of 90 UF (unidad de fomento) per each employee. Each UF equals 18,336 on current Chilean pesos. CMCB incurs a cost of approximately US$160,000 per year on this tax.

CMCB retains 10% and forwards to the Chilean IRS 10% on all services rendered by outside professionals.

Permitting

All the mining operations of CMCB are fully protected by the mining concessions owned by the CMCB. CMCB has an obligation to post a bond for tailings dam reclamation and remediation. The cost of the bond is $15,000 per year plus a negotiable letter of credit for $1,200,000. CMCB has all environmental permits required for current operations. The recent ABA analysis and wet cell test that have been conducted illustrated that there is a potential for acid rock drainage (ARD). ARD potential is manageable but increases the closure cost and makes it necessary to take operational measures to control or avoid ARD.

Hazardous substances such as diesel fuel and oil are handled on a daily basis. These substances can contaminate the superficial or underground water supplies if spilled. Waste oils are collected, treated, and disposed of by a licensed third party.

Airborne particles from the tailings dam could rise above required standards and force expenditures to correct the problem. The underground mines occasionally encounter areas of perched water that requires management and mitigation on a case by case basis.

The tailings dam has a maximum of three years of capacity remaining, sufficient to process all the current mineral reserves. Alternative areas are being reviewed for dam construction.

Exploration and Development

Exploration is underway to 1) discover and define new gold and silver mineral resources and 2) develop mineral resources to mineral reserve status. Exploration at Cerro Bayo has been very successful for Coeur. Since 2001, Exploration has consistently replaced reserves at a rate that exceeds annual mine production depletion. For 2007 the exploration program will total over 28,800 meters of core drilling to discover new mineral resources and an additional 30,000 meters planned to define resources to mineral reserves.

MARTHA MINE, ARGENTINA

Property Description and Location

The Martha Mine is owned and operated by Coeur Argentina S.R.L. (CA), a wholly owned subsidiary of Coeur d’Alene Mines Corporation (Coeur) of Coeur d’Alene, Idaho. The mine is located in the Santa Cruz Province (the “Province”) near the town of Gobernador Gregores in southern Argentina. Martha is an underground high-grade silver mine that also produces minor amounts of gold. Santa Cruz is an emerging precious metals province in the sparsely populated southern Patagonia region of southern Argentina. Martha, San Jose and Cerro Vanguardia are the most prominent mines in the area. Several advanced exploration projects are being operated by various companies.

The Province offers no impediments to exploration and mining. Year-round access is available to highways, ocean ports, and energy. A prolific oil industry supports the local economies and infrastructure. Industrial services are readily available.

Minerals are owned by the Provincial government. Individual provinces are allowed to impose a maximum 3% mine royalty on mineral production. Exploration rights are acquired by filing a cateo, which gives exclusive prospecting rights for an area for a period of time, generally 3 years with the Provincial mining authorities. The holder of a cateo has exclusive right to establish a Manifestation of Discovery (MD) on that cateo. MD’s can also be set without a cateo on any land not covered by someone else’s cateo. MD’s are filed as either a vein or a disseminated discovery. A square protection zone can be declared around the discovery of up to 840 hectares for a vein MD or 7,000 hectares for a disseminated MD. The protection zone grants the holder exclusive rights for an indefinite period, during which the holder must provide an annual report presenting a program of exploration work and investments related to the protection zone. An MD can later be upgraded to a Mina (exploitation claim), which gives the holder the right to begin commercial extraction of minerals.

The mineral rights in the area are fully owned by CA. The land position of CA is extensive in the area; totaling 54,158 Ha of exploration claims, 35,599 Ha of discovery claims and 142 Ha of exploitation claims for a total of 89,898 Ha. Martha is centered on the exploitation claims, which fully cover the area where reserves and resources are being reported. The exploration and mining claims have been legally surveyed. Surface rights covering the Martha Deposit are controlled by the 35,705-hectare Cerro 1o de Abril Estancia which is owned by CA.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Martha is located 50 km northeast of Gobernador Gregores and 173 km northwest of Puerto San Julian, which are both active population centers. Access is by public gravel roads comprised of national routes 25 (east/west) and 12 (north/south).

The topography of the area is in general smooth with rounded hills with an average altitude of 300-400 m above sea level. Access is good, through unpaved main roads and local trails. The area is fully accessible to four-wheel-drive vehicles.

The climate is harsh in wintertime with frequent snowfalls and strong winds. The winter conditions can affect production by temporarily closing the road used in transporting material to CMCB. Temporary closures are normally two or three days.

Surface water is available from ponds and springs and underground water resources may be found in some extensive gravel flats. Water is also available from de-watering activities at both the Martha and R4 underground operations. Sufficient water for all operational aspects is available from these sources.

Infrastructure includes a man-camp, main shop and warehouse, assay lab, diesel storage, diesel power generation, and an office complex located on the Cerro 1o de Abril Estancia. Mine site infrastructure includes diesel storage, diesel power generation, explosive storage facilities, crushing plant, shop and warehouse, lunch room, and container type operations offices are sufficient for all foreseen mining activities.

History

Martha was discovered in 1997 by Yamana Resources Inc. (“Yamana”) Drilling was initiated on the property in January 1998 when shallow reverse circulation holes were drilled, returning precious metals values of interest in oxidized ores along the Martha Mine vein system and defined a mineral resource. The mineral resource was evaluated late in 1999 and a mine plan was produced in February 2000. The mineral rights were transferred to Campania Minera Polimet S.A. (Polimet) a wholly owned subsidiary of Yamana in Argentina.

On April 3, 2002, Coeur purchased 100 percent interest of Polimet for total cash consideration of US$2.5 million. With this purchase, Coeur acquired the Martha high-grade underground silver mine in the Santa Cruz Province of Argentina. In addition to the Martha mine, Coeur received a highly prospective land package in the immediate area of 65,000 hectares. The acquisition of the Martha mine was a strategic move for Coeur because of the availability of the CMCB mill located near Chile Chico, XI Region, Chile. The mineral was high enough grade to justify transportation to the facilities at CMCB. A mineral purchase agreement between Polimet and CMCB was approved and transportation of mineral began in late June, 2002.

Geological Setting

Regional Geology

The Martha District is located in the Deseado Massif, an extensive volcanic field of Jurassic age, which hosts several precious metal deposits and occurrences. The Deseado Massif is characterized by a rigid positive behavior, which contrasts with a marked subsidence to the north and southwest, which generated the well-defined pericratonic basins that contain the oilfields of Southern Argentina.

Large amounts of silicic to intermediate volcanics were erupted in the area in Jurassic times in a sub-aerial, cratonic (back-arc), tensional environment, over-imposed on a Paleozoic basement. The volcanic pile is mainly composed of rhyolitic to dacitic flows. Two main lithologic units are distinguished in the region: a basal sequence of more intermediate to basic volcanics that includes andesites, basalts and agglomerates; and an extensive upper acidic unit formed by rhyolitic welded ignimbrites, tuffs, ash fall tuffs, and agglomerates with interbeded dacites.

Several small basins were developed in the area after the main volcanic episodes, a consequence of intense block faulting. Continental sediments were deposited in the Upper Jurassic to Lower Cretaceous in those basins, represented by tuffaceous sandstones, tuffites, limestones, conglomerates, and shales. Basaltic plateau volcanism was dominant during the Tertiary span coupled with minor marine ingressions that produced the deposition of sandstones, shales and fossiliferous limestones.

Local and Deposit Geology

The rocks exposed in the Martha District are part of a thick pile of acidic volcanics assigned to the Jurassic-aged Chon Aike Formation. The Paleozoic basement and the basal andesitic unit of the Mesozoic pile are not exposed in the area. The acidic sequence is overlain mainly by Tertiary basaltic flows and Cretaceous sediments.

Intrusive rocks are scarce in the area. They are represented by irregular bodies of rhyolitic porphyries that intrude the main silicic volcanic units, and by basaltic plugs that pierce the whole sequence.

Because of the extensive cover, structure is not evident in the field. From a structural point of view the area is characterized mainly by block faulting as a response to two main fracturing systems that trend northwest. Movements are in general left lateral along the main faults. Several main structural patterns are recognized in the District; the most significant trending E-W, N60W and N30W. A N-S trend has also been recognized. The first two systems host mineralized veins, and the last system produces left lateral displacement of the mineral bodies. Some arcuate features are recognized north of Martha, possibly representing fractures related to the margins of a caldera.

Mineralization

Silver-gold mineralization at the Martha District is contained in veins, veinlet systems (sheeted zones or stockworks), and subordinate breccias hosted preferentially in WNW trending faults. The deposits display multiple stages of mineralization, displaying open-space filling and banding. The epithermal nature of mineralization is evident with local bonanza grades.

Over 20 veins have been identified in the district. Veins pinch and swell following pre-mineral faults and fractures. The veins present massive textures with intergrowths of quartz and adularia crystals up to 2 cm in diameter, ocherous textures where the silver-gold ores are normally deposited, banded textures with alternating bands of quartz-adularia and silver sulphosalts, and brecciated textures with siliceous cement associated to pyrite disseminations.

The stockworks are developed in silicified and argillized zones. They are made of gray silica with fine-grained pyrite in their margins. Veinlet systems consist of gray silica veinlets with fine disseminations of pyrite or barren white quartz veinlets.

The geometry of the mineralized bodies, their mineralogy, and the spatial relation between different mineralized phases suggests that WNW and ENE fractures with open spaces were generated as an initial stage of development. The first mineralizing pulse produced intense pyritization along the main faults. A second pulse produced the development of quartz-adularia-copper-lead-zinc veins and veinlets. Cross cutting faults were generated following a N30W preferential direction. A third pulse introduced the main precious metals mineralization as systems of quartz-pyrargyrite veinlets that are oblique to the main quartz veins and also cross haloes with disseminations of pyrite. The gold/silver ratio in the main ore bodies approaches 1:1,000.

Hydrothermal alteration is, in general, weak in the district. A moderate to weak silico-argillic alteration coupled with weak silicification and hematization is identified in the vicinities of the main mineralized structures, grading inwards into a moderate to strong silicification restricted to a few meters in both walls of the veins. A weak propylitic alteration is evidenced as a regional geologic feature.

Ore mineralogy is complex, particularly in the upper oxidized zone. Primary ores are composed of silver sulphosalts (mainly pyrargyrite), native silver, electrum, chalcopyrite, galena, and sphalerite, in a gangue of quartz, adularia, pyrite and some clays. Oxidized ores are composed of native silver, limonite, hematite, jarosite, clays, and a suite of silver, copper and lead oxides (mainly boleite, azurite, and plumbojarosite).

Exploration

The exploration targets at Martha include veins, veinlet systems and stockworks (sheeted zones) hosted in moderately welded Mesozoic rhyolites. The main mineralized systems trend N30-70°W, vary in dip from vertical to 65°S, and are exposed over strike lengths of 50 to 1,200 meters. Widths are highly variable along strike and down dip, varying from a few centimeters up to 3 meters.

Exploration activities have been carried out in the area since 1995. Activities have included structural and alteration interpretation using satellite imagery, geophysical surveys, reconnaissance mapping at 1:5,000-1:25,000 scales and chip sampling of most promising outcrops. Selected targets have been the subject of detailed geological mapping at 1:250-1:2,000 scales, systematic channel sampling of outcrops every 5-25 meters, deep trenching of veins and stockwork zones, thin and polished section studies, partial ICP studies of trace elements and local geophysical surveys (airborne magnetics and radiometric, and ground IP/resistivity, magnetics and CSAMT).

Core drilling has been the main means of evaluating resources. Reverse circulation (RC) drilling has been used as an exploration tool to define the surface mineral indications along strike and down dip. Resources have been defined from geological models prepared on cross sectional and plan views. 2D and 3D block models prepared using geostatistical parameters have been used since 2002 to produce resource estimates.

The substantial exploration activities have resulted in a large database of drill hole and channel sample information that is currently maintained as an Access database, with plans to migrate the data to a new, Acquire database in 2007 and 2008. The database has been updated and verified by Coeur staff regularly.

Drilling

The Martha Mine mineral resources and reserves are based on data generated from; 708 core holes totaling 72,347 meters, 321 RC holes totaling 15,483 meters, and 1,646 channel samples totaling 3,100 meters. Three sizes of core have been drilled at Martha; NQ core drilled from surface and underground, HQ core drilled from surface; and IEW (25mm) core drilled from underground with a packsack drill. The surface core is drilled using contract drilling.

The drilled core is put into core boxes and transported to the camp/office complex where it is logged by the geologist for lithological, structural, and mineralogical information. Mineralized intervals are selected for assaying for gold and silver content. Sample interval size varies from a minimum of 0.15 meters to a maximum of 1.5 meters based on geologic features. These intervals are cut in half with a diamond core saw. One half of the core is sent to the lab for assaying and the remainder retained for future use. All unused core is in storage at the mine site and is available for viewing.

The underground core is drilled using CA personnel. The drilled core is put into core boxes and transported to the camp/office complex where it is logged by the geologist for lithological, structural, and mineralogical information. Mineralized intervals are selected for assaying for gold and silver content. Sample interval size varies from a minimum of 0.15 meters to a maximum of 1.5 meters based on geologic features. Due to the small core size, the entire core is consumed in the assaying process. Intervals that are not assayed are in storage at the mine site.

Core recovery is calculated on the basis of actual versus theoretical meterage. RQD is measured as a proportion of core longer than 0.1 m to the full drilled length per core round. Core recoveries are good in the district; varying from 68% in few areas of low welding to 99% in welded rhyolites, with an average of 92-93%. RQD measurements vary from 16% to 79% and average 50.5%.

RC drilling was performed up to 2006 by CA exploration personnel using a track mounted EXPLORER reverse circulation drill that drills a 5 inch hole. Sampling is performed on 0.50 or 1.0 meter increments with a targeted sample size of 7-10 kg. The sample collected in the cyclone is split in half if the sample interval is 1.0 m. If the sample interval is 0.50 m, the entire sample is sent to the lab. The drill hole cuttings are logged by the geologist for lithological and mineralogical information. If considered appropriate, boxes with cuttings from selected intervals are stored. The reject material for an area is bagged and maintained in the field until the interpretation and modeling processes are complete for an area in order to review or resample.

In addition to the drilling, over 1,646 channels with a total of 3,100 meters are included in the data base. Most of the channels are back channels cut into the vein in underground workings, with the remaining cut into the vein on surface. A normal channel is cut (chiseled) 0.1m wide by 0.1m deep and normally would completely cross the mineralized structure. On surface, a zone around the area to be sampled is carefully cleaned followed by placing a clean sample collection cloth before chiseling the sample. Beginning and ending locations of each channel are surveyed to locate the channel in true 3-D space.

Coordinates for drill hole collars are surveyed with industry standard survey techniques using both in-house and contract surveyors. Results are reproducible to within a few centimeters. Coordinates are checked and verified prior to use in modeling work. Tropari down-hole surveys were done on drilling completed prior to July 1, 2003. Surveys showed large changes in direction, mainly in the azimuth, in many of the holes. The Tropari results were interpreted as not being reliable and so were not utilized in the deposit modeling. After July 1, 2003 Sperry-Sun down-hole survey techniques have been utilized. No Sperry-sun down hole surveys have been done on any reverse circulation drilling. A multi-shot, down-hole Reflextm instrument was purchased in 2004 and has been utilized since for surveys every 3 meters down hole. The survey data is incorporated into the estimation of mineral resources.

Sampling and Analysis

Each core and RC drill sample is identified with a unique sample number that is tracked throughout the assaying process. The samples are first dried then the sample is jaw crushed, roll crushed then split to approximately 1.50 kg. This 1.50 kg sample is pulverized using a plate pulverizer and further split to approximately 200 grams. This split is then further pulverized with a ring and puck pulverizer to 0.106 mm. The pulverized sample is rolled and transferred to a numbered envelope. Silica sand is pulverized at the end of the entire sample run in order to minimize possible contamination for the next run.

Assaying is a fire assay with a gravimetric finish. Each sample is fire-assayed using a traditional lead oxide flux as well as a known addition of silver (in quart). The samples are placed in gas fired assay furnaces.

An internal quality control program was developed for the Martha lab. It comprises running 20% of assays in duplicate and inserting standards at 20% of sample volume. Exploration drilling is also subject to external assaying analysis.

The main QA/QC program is performed in-house at the Martha lab and consists of running 20% of the assay pulps in duplicate. Duplicate pulps should fall within 10 percent of the original assay value. When duplicate assays do not meet these requirements, the duplicate sample, as well as the previous and following samples are rerun and checked against the first duplicate and the original assay.

Security of Samples

A rigorous data validation process has been done on the Martha data. Several validation techniques have been utilized in this process. The first error checking procedure is completed using the master database. Checks are complete for any non-conforming assay information such as duplicate samples and missing sample IDs. The database also automatically calculates sample lengths, minimizing possible error generators. The database also generates reports that allow the data to be checked visually. The second error checking procedure is done with the Gemcom Mine Planning software. Gemcom has good checking capabilities for errors in header, survey, and assay information. The third procedure involves visually checking the data. A complete check of hard copy versus Gemcom data is done. In addition, each drill hole that is imported into Gemcom is visually checked to ensure that all locations and survey information are correct.

Security features on the database include back-end lock-out and history tracking. Only the database manager has the password that allows access to the back-end. This ensures that no one can alter the data, tables, or forms of the database from the back-end. The database tracks each and every change made to the database.

Senior project personnel have portable versions of the database on their laptop computers. This allows them access to the data at all times. Nevertheless, the portable databases are only up-to-date to the point that the master database is copied onto the laptop as no data entry is allowed on the portable version. Policy dictates that the database is only copied from the master to the portable. Copying from the portable to the master is not allowed, which ensures the integrity of the master database.

Mineral Resource and Mineral Reserve Estimates

Reserve and resource estimates for the Martha Mine are normally calculated on an annual or semi-annual basis. Factors that affect reserve and resource estimates on an ongoing basis include production, metal prices, capital and operating costs, grade model updates, mine planning and pit design changes.

Economic, metallurgical, environmental, and governmental factors have all been considered. At present there are no known issues regarding these factors that would affect the reserve and resource estimates. All reserves and resources consider the combined economic weight of both silver and gold. In this manner, all reserves and resources are quantified on an equivalent silver basis; however, metal grades are broken out into their respective silver and gold components for reporting purposes.

Both 3-D and 2-D models are utilized. To eliminate possible duplication of reserve volume and grades, the mining design solids are used to select and initialize to zero blocks that fell within the solid. Remaining blocks are used to report resources. Resources are reported in-situ and do not include dilution. Only 3D models are utilized for reporting reserves. Mining solids or excavation solids are created utilizing the geologic solids, drill hole information, block grades, and operational issues such as minimum mining widths and mining methods. Stope outlines are constructed on vertical sections and excavation solids are created. Reserves are reported using the mine design solids for volumetric and grade calculations. Reserves include dilution and mining loss considerations.

Martha Mineral Reserves at June 30, 2007

		Au Grade	Au Ounces	Ag Grade	Ag Ounces
Category	Tonnes	(g/t)	(Contained)	(g/t)	(Contained)

Proven	30,500	4.03	3,900	2,703	2,646,000
Probable	72,700	2.83	6,600	2,108	4,930,000
Total	103,200	3.18	10,500	2,284	7,576,000

Martha Mineral Resources at June 30, 2007

		Au Grade	Au Ounces	Ag Grade	Ag Ounces
Category	Tonnes	(g/t)	(Contained)	(g/t)	(Contained)

Measured	19,500	2.34	1,800	1,784	1,125,000
Indicated	32,000	2.67	2,000	2,745	2,110,000
Subtotal	51,500	2.55	3,800	2,381	3,235,000
Inferred	67,000	1.71	1,500	3,693	3,374,000
Metal prices used were $550 Au and $10 Ag
Mineral resources are in addition to mineral reserves and do not have demonstrated economic value.
Cut-off grades (COG) were variable between 500 — 800 g/t Ag Eq.

Martha uses a “gold multiplier” to convert gold grades to an equivalent silver grade for mine planning and budgeting purposes. This calculation is shown below.

(Gold price/oz) * (Au Recovery, 89/3%
Gold Multiplier	=
(Silver price/oz) * (Ag Recovery, 91.93%)

Recoveries are based on the payable metal from the sales contract with CMCB. This multiplier is used to create the equivalent silver grade model with the following equation:

Equivalent Silver (Ag Eq g/t) = (Gold g/t * Multiplier) + Silver g/t.

Mining Operations

The current mining method only consists of underground shrinkage stope mining, but open pit mining has been successful in the past and could be utilized for near surface extraction. Final underground stopes are designed using 3-D modeling methods. In 3-D models, mining solids or excavation solids are created utilizing the geologic solids, drill hole and channel sampling information, and operational issues such as minimum mining widths and mining methods. Stope outlines are constructed on plan and/or vertical sections. Solids are created using these stope outlines. Reserves are reported using the mine design solids for volumetric and grade calculations.

Shrinkage stoping methods have been used very successfully at Martha. The shrinkage stope design calls for a basal drift to be driven at the lower level of the stope. Raises driven to the ultimate height of the shrinkage stope provide access and ventilation to the stopes. A remote control scoop is utilized to extract blasted ore. This method reduces development meters and time. Normally 100% extraction of the stope is achievable, but depends on the ability to extract the pillars between the access raise(s) and the stope following stope extraction.

Shrinkage levels are drilled to a 2.5 meter depth. Geologic control is given for each lift and controls the dimension of the stope. Back channel samples are taken every other lift for grade control. Additional grab and channel sampling is done on an as-needed basis for grade control. Dilution added to the shrinkage reserves include 100% of low grade within the mine solid plus an additional 10% to 25% of the total volume at zero grade. The dilution depends on the vein width in the stope. Losses of 5% to 10% are considered.

Mineral Processing and Metallurgical Testing

The R4 area ore is a rich and clean ore making it excellent mill and smelter feed. It has a high silica content (quartz) and is generally free of deleterious elements. Only minor amounts of copper, antimony, and lead are associated with the silver minerals. Ore mineralogy is complex particularly in the upper oxidized zone. Primary ores are composed of silver sulphosalts (mainly pyrargyrite), native silver, electrum, chalcopyrite, galena, and sphalerite, in a gangue of quartz, adularia, pyrite and some clays. Oxidized ores are composed of native silver, limonite, hematite, jarosite, clays, and a suit of silver, copper and lead oxides (mainly boleite, azurite, and plumbojarosite). The metallurgy changes within the deposit depending on the amount of oxidation with a lower recovery in the oxidized material. The amount of oxidized material is estimated at 42% of the total.

Historical plant metallurgical results for the Martha sulfide ores returned recoveries of 91% to 92% for gold and 92% to 93% for silver. Concentration ratios ranged from 45 to 50:1 and are very dependant on accompanying metals such as copper, zinc, lead, and iron. The R4 area sulfide ore is expected to have similar metallurgical results.

A single floatation test has been done on the R4 oxidized ore. The oxidized ore appears to be harder, requiring 33 minutes to grind to the floatation testing size of 70% passing 200 mesh versus the sulfide material of 22 to 24 minutes. Test recoveries of 85% for gold and 91% for silver were realized. The concentration ratio was 45:1.

Mine Life

The base case life-of-mine plan consists of only proven and probable reserves and extends through 2008. The mine plan includes mining of the remaining measured and indicated mineral resource. No inferred resources were included in the mine plan.

Markets

Concentrates are produced at Cerro Bayo and sold under contract to private refiners. Current contracts are with DOWA Mining Company, Ltd. located in Japan and Met-Mex Peñoles SA de CV Mexico located in Mexico. The awarding of the contract is done under corporate bidding procedures and controls. The actual contract is within normal market parameters for concentrate sales. Martha also ships some high-grade (+ X g/t) directly to smelters in Germany.

Taxes and Royalties

A royalty of 3 of the “pit-head” ore value is paid the province of Santa Cruz and a 2% net smelter return royalty is paid to Royal Gold, Inc, a US-based precious metals royalty company.

Exploration and Development

Exploration is underway to 1) discover and define new gold and silver mineral resources and 2) develop mineral resources to mineral reserve status. Exploration at Martha has been very successful for Coeur. Since acquisition, exploration has consistently replaced annual mine production and discovered new mineralization. The 2007 exploration program is budgeted for $1.49 million for discovery of new mineral resources and $0.6 for development of mineral resource to mineral reserves.

ENDEAVOR MINE. NEW SOUTH WALES, AUSTRALIA

Property Description and Location

The Endeavor Mine, a sedimentary rock-hosted zinc, lead and silver deposit, is located in the Cobar Field, 53km northwest of the town of Cobar in west central New South Wales, Australia. The mine is owned by CBH Resources (“CBH”), a publicly-traded Australian mining company and its Endeavor mineral tenure consists of five contiguous mining leases that together total 4,096 hectares, all of which have been legally surveyed. All known mineralized zones in which mining operations are currently conducted and in which mineral reserves and mineral resources exist are contained within these leases. All required permits and licenses are in place and current. The property is not subject to any known third-party royalties, back-in rights, payments, or other agreements or encumbrances, except a royalty to the government of New South Wales in the amount of 4% of net revenue, subject to deductions.

Coeur owns the silver mineral reserves and production contained in the total reserves at the Endeavor Mine under a 2005 purchase agreement with CBH. Under the terms of the transaction, as amended in 2006, between Coeur and CBH, Coeur retains the right to a maximum of 20.0 million ounces of payable silver contained in the mineral reserves, mineral resources, and future discoveries within the Endeavor Mine.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Access to the Endeavor Mine is via paved roads northwest of the town of Cobar, a distance of approximately 50km. The topography of the mine operating area is generally flat. Because the overall climate of the area is temperate, weather has very little effect on surface plant operations, ore haulage, or concentrate production/transportation, and a negligible effect on underground ore production. Concentrates from the operation are shipped via rail to smelters and port facilities. There is a well developed regional transportation and power infrastructure, sufficient water is available for processing, and a skilled local labor pool exists. Tailings and mine waste disposal areas are adequate for the remaining life of mine mineral reserves.

History

The zinc-lead-silver deposit currently exploited by CBH’s Endeavor Mine operations (which was originally known as the Elura Mine) was discovered in 1973. Initial production commenced in 1983, and the mine operated continuously until acquired by CBH from Pasminco Limited on September 12, 2003.

Geologic Setting

Regional Geology

The Endeavor deposit, formerly know as the Elura deposit, occurs in Paleozoic-aged rocks of the Ampitheatre Group in Cobar Basin situated in the northern central portion of what previous workers have referred to as the Lachlan Orogen. The orogen is broken into Southwestern, Western, Central, and Eastern belts. The central and southern portion of the Central Belt consists of Silurian granites of the Wagga Tin Belt, which abuts the Cobar Basin to the north. The Eastern belt consists of Ordovician calk-alkaline volcanic/volcanoclastic rocks which host a variety of mineralization types, including porphyry-style copper/gold deposits (Lake Cowal and Cadia) and epithermal deposits (Peak Hill and Gidginbung). Other mineralized deposits in the orogen occur in Ordovician/Devonian turbidite sequences and include the gold deposits at Ballarat.

It is believed that the north-south trending basins in the region were developed due to regional crustal extension during the late Silurian Lachlan Orogen. The Cobar Basin is a graben block that hosts the Cobar Field, a mineralized belt that extends approximately 80km in a north-south direction and up to 40km east-west along the basin’s eastern margin. Mineralized deposits that have recently been exploited in the Cobar Field include the CSA, Peak, New Occidental, and New Cobar operations adjacent to and south of the town of Cobar, and the Endeavor.

Local and Property Geology

The Endeavor deposit consists of seven massive sulfide lenses that collectively trend northwest and plunge sub-vertically to the west. The Main Zone, located on the southern end of the deposit and comprised of two zones joined over much of their vertical extent, was the focus of the majority of the mine’s production prior to CBH’s acquisition of the operation. The smaller lenses are collectively referred to as the Northern Pods. The size of the lenses varies from 30m-100m along strike by 50m-300m down dip by 5m-50m across strike.

Although the origin of this and other deposits in the Cobar Field are subject to debate, recent workers believe that the deposits are epigenetic.

Zoning of the sulfides within each lens is gradational, with grades averaging 9% Zn and 6% Pb in the innermost PO (pyrrhotite-rich) and PY (pyrite dominant) zones and decreasing moving outwards into the SIPY (siliceous pyrite) and SIPO (siliceous pyrrhotite) zones (12% combined Zn/Pb). Silver grades average 54 g/t to 58 g/t in all four of these zones, although in the upper levels of the mine, silver grades often exceeded 100 g/t Ag.

Mineralization

The mineral resources that comprises the Endeavor deposit occurs in mineable concentrations in seven massive sulfide lenses that collectively trend northwest-southeast (±N15-20oW) and plunge steeply to the west. These lenses consist of the Main Zone (a combination of two converging zones) located on the southern end of the deposit, and five smaller lenses collectively referred to as the Northern Pods. The size of the lenses varies from 100m along strike by 300m down dip by 50m across strike in the Main Zone to less than 30m along strike by 50m down dip by 5m across strike in the Northern Pods.

The mineralization in the Main Zone and Northern Pods is discordant with bedding in the CSA Siltstone, the host to all mineralization on which mineral reserves are currently based. Zoning of the sulfides within each lens is gradational, moving outwards from a central core dominated by pyrrhotite into strongly pyritic mineralization on the outer edges of the central portion of the massive sulfide lenses. Surrounding the central massive sulfide core is a zone of silicified pyrite/pyrrhotite stockwork vein mineralization in silicified siltstones or quartz breccias. Peripheral to this zone, the CSA Siltstone host is strongly chlorite altered, folded, and faulted.

Strong chlorite alteration, folding and faulting exists within the CSA Siltstone immediately surrounding the inner sulfide-rich zones. Folds are typically of short extent with quartz veining and brecciation often occurring along massive sulfide margins. Locally shears often connect between fold limbs.

Exploration

CBH continues to explore in the Endeavor Mine for extensions of the Elura deposit. Currently, in CBH’s view the most prospective underground exploration target is a mineralized zone that is situated below the top of a limestone reef approximately 250m below the bottom of current mine development. While the results from the 2005 — 2006 drilling program in this area are encouraging as far as zinc and lead, Coeur believes that the silver grades are erratic. Another prospective exploration target with better silver potential is the northern Z6 extension.

Drilling

Drilling in the deposit consists of approximately 1,600 NQ, BQ, LTK-48, and AQ diamond core holes that were drilled from both the surface and from underground workings. All drill hole collars have been transit surveyed, and all holes have single shot down-hole surveys. Core recovery through the zones of primary mineralization in the deposit is excellent (+95%).

Because computer block modeling methods are used to estimate mineral resources at the Endeavor Mine, true widths are not calculated for each mineralized drill hole intercept. However, the extensive number of holes drilled through the deposit to date has sufficiently defined the orientation and continuity of the mineralization, and this orientation and continuity has been repeatedly confirmed by subsequent mining. Drilling continues to extend the deposit to depth and to the north.

Sampling and Analysis

Only samples of diamond drill core are used for mineral resource estimation. Within geologic assemblages, the maximum and minimum sample lengths are set at 2.0m and 0.30m, respectively. Core is sawn longitudinally in half, with 1/2 sent for assay. For check sampling, the half core remaining in storage is sawn in half again, providing 1/4 of the original core for shipment to the check laboratory. In Coeur’s opinion, the sampling methods and approach employed by CBH at the Endeavor Mine meet CIM guidelines as adopted by NI 43-101, and there are no drilling, sampling, or core recovery factors that could materially affect the reliability of the sample results.

Currently, preparation of core samples for assay at the Endeavor on-site laboratory begins with the samples being passed through a jaw crusher that reduces sample size to approximately 80% minus 30 mesh. The samples are then riffle split to reduce sample weight to approximately 200g. The entire 200g sample is then pulverized to 100% passing 45µm. No employee, officer, director, or associate of Coeur has been or currently is directly involved in the preparation of any samples from the Endeavor Mine.

Since CBH acquired the mine, all drill core samples have been analyzed at the on-site operations laboratory. After preparation, the samples are then digested in aqua regia and analyzed by AAS for lead, zinc, silver, copper and iron. CBH continues to have an active QA/QC program for sample assays. External QA/QC checks include the submission standard and blank samples and quarter-cut core check samples into the sample stream every 25 samples. QA/QC results indicate very good performance on the part of the Endeavor on-site laboratory.

Security of Samples

Currently, CBH retains complete chain of custody control on all samples between the drill rigs, the logging and sawing area, and the on-site laboratory.

The drill hole intercepts used for estimation of the current Endeavor mineral resources were spatially verified by Coeur. Coeur also reviewed the Vulcan® assay database for common errors such as overlapping intervals, etc. and verified that the database is free of such errors. Approximately 1% of the total silver assays in the current electronic database were checked by Coeur against laboratory assay certificates for data entry errors. The results of these checks indicate an error rate on the order of 2%, which in Coeur’s opinion is acceptable.

Mineral Resource and Mineral Reserve Estimates

CBH normally estimates mineral resources and reserves annually effective at the end of its fiscal year (July through June). It typically estimates mineral resources using Vulcan®, a widely used commercial mining software system. Geological interpretations were made from drill core and mapping of underground workings. Then, a composite ordinary kriged block model was constructed using two separate sets of parameters for the resource calculation for the areas above and below the 9,370 meter level.

Estimates of the resource were generally only made for those zones for which a reserve was later estimated. A cutoff grade of 4.3% zinc equivalent was used for the resource estimate and reserve estimation (equates to a US$41.20 gross revenue per ore block). Stopes were constructed using Surpac® mining software taking into account factors such as expected overbreak. Tonnes and grade for each shape were extracted from the resource block model using Vulcan®. Five types of stoping blocks were identified:

1) Primary

2) Secondary (against unconsolidated fill)

3) Sublevel Cave (under fill)

4) Sublevel Cave (under paste)

Each block was classified and expected performance (recovery and dilution factors) applied to each shape. Dilution factors were estimated with past reconciliations at Endeavor. Mining recovery was estimated considering reconciliations at Endeavor compared to similar operations (avg. 82% zinc and 75% lead). It should be noted that 660,000 tonnes of inferred resource fell within reserve shapes and has been included at a zero grade.

The mineral reserves and additional measured and indicated mineral resources, are summarized effective June 30, 2006 as follows:

Endeavor Mineral Reserves at June 30, 2006

		Au Grade	Au Ounces	Ag Grade	Ag Ounces
Category	Tons (short)	(oz/ton)	(Contained)	(oz/ton)	(Contained)

Proven	9,700,000	—	—	1.6	15,419,620
Probable	11,700,000	—	—	1.4	16,562,909
Total	21,400,000	—	—	1.5	31,982,500

Endeavor Mineral Resources at June 30, 2006

		Au Grade	Au Ounces	Ag Grade	Ag Ounces
Category	Tons (short)	(oz/ton)	(Contained)	(oz/ton)	(Contained)

Measured	3,800,000	—	—	3.0	11,259,280
Indicated	4,500,000	—	—	3.1	14,104,644
Subtotal	8,300,000	—	—	3.1	25,363,924
Inferred	1,100,000	—	—	2.5	2,764,986

The mineral reserves and resources are based on the cutoff grade of 4.3% zinc equivalent (equates to a US$41.20 gross revenue per ore block) using metal prices of US$0.91/lb for zinc, US$0.34/lb for lead, and US$10.00/oz for silver.

Mineral resources are in addition to mineral reserves and do not have demonstrated economic value.

Mining Operations

Underground

Mining consists of long hole stoping between sublevels that range from 45m to 60m apart vertically. Ore is broken by blasting rings of holes while retreating from an open slot raise. Broken muck is picked up on the lower sublevel by LHD units and loaded into Roadrain® underground trucks for haulage to the underground crusher on 6 Level or direct to the surface. Crushed ore is hoisted up the production shaft. Currently mine production averages approximately 1.0 to 1.2 million tonnes of ore per year.

CBH built a paste backfill system, critical to the successful mining of the remaining mineral reserves and to achieve forecast production of 1.2 million tonnes of ore per year. In addition, production is ramping up following the ground fall in 2005.

Mineral Processing and Metallurgical Testing

The Endeavor process plant is a conventional grinding-differential flotation mill originally designed to treat approximately 1.1 million tonnes per year and produce separate lead and zinc concentrates which are shipped off site for smelting and refining and recovery of contained metal values. The mineralization in the Elura deposit is fine grained and complex, with the lead/zinc mineralization occurring in association with a similarly fine-grained iron sulfide matrix. The current targeted product from the grinding circuit is 80% passing 45 microns. With respect to silver, payable silver values recovered from Endeavor ore are associated with lead concentrate. Process plant recovery of silver has ranged from 43.6% to 60% since 1999. Silver values reporting to the zinc concentrate are not payable under current smelting contracts.

Mine Life

The current mine life extends to 2012. Additions to reserves from ongoing exploration and resource development, as well as metal price increases, are expected to extend the mine life beyond 2012.

Markets

CBH currently markets its lead and zinc concentrates to the Ziniflex Cockle Creek smelter at Newcastle, New South Wales (lead and zinc concentrates), the Port Pirie, South Australia smelter (lead concentrates only) and the Risdon smelter located in Hobart, Tasmania (zinc concentrates only). In addition, currently lead concentrate production in excess of 70,000 tonnes per year is sold on the spot market.

With respect to the marketing of the silver due Coeur, CBH will, on behalf and as agent for Coeur, sell and deliver the silver to smelters under existing concentrate sales agreements. The smelters will then either pay Coeur directly for the silver contained in the concentrates or CBH will receive payment from the smelter on behalf of Coeur and remit such payments to Coeur.

Taxes

The corporate tax rate on profits in Australia is 30%. In addition, Coeur will be subject to U.S. corporate income taxes. Although production from the Endeavor operation is subject to a royalty to the government of New South Wales in the amount of 4% of net revenue (subject to deductions), this cost is covered by CBH as a normal operating expense.

Permitting

The Endeavor Mine continues to operate in accordance with the Department of Mineral Resources Mining, Rehabilitation and Environmental Management Process (“MREMP”) under a Mining Operations Plan (“MOP”). CBH is currently operating the mine in accordance with the latest amendments to the MOP.

Exploration and Development

The Endeavor Mine continues to conduct exploration largely with core drilling from underground and surface platforms.

BROKEN HILL MINE, NEW SOUTH WALES, AUSTRALIA

Property Description and Location

Coeur purchased the silver production and reserves contained in the total mineral reserves at the Broken Hill mine. The mine is located at the town of Broken Hill, New South Wales, Australia and is owned and operated by Perilya Limited (Perilya) an Australian publicly-traded mining company. Perilya controls mining concessions in the historic Broken Hill District, which total 7,478.57 hectares. All concessions have been legally surveyed. All of Perilya’s mining and processing facilities and all mineral reserves and resources are contained on these concessions.

Under modified terms of this financial transaction between Coeur and Perilya, Coeur will own the rights to a maximum of 24.5 million contained (17.2 million payable) troy ounces of silver to be mined from mineral reserves, resources and future discoveries at the Broken Hill mine. All rights to the mineral concessions, mining or ore processing facilities or any other property rights are retained by Perilya and Perilya will continue to be the mine operator.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Broken Hill is located in the far west of New South Wales about 1170 kilometers west of Sydney and 50 kilometers from the South Australian Border to the west.

Currently hosting a population of around 21,000 people, the city of Broken Hill is situated in a semi-arid range land environment. Rainfall is highly variable, with an annual average of approximately 250 mm with no seasonal pattern. Temperature is also variable with extremes ranging from −2° C minimum winter temperatures up to 46° C in summer. Resultant evaporation rates exceed rainfall.

The city of Broken Hill lies in the Barrier Ranges, a low range of hills with immature soils and scattered, linear rock outcrops. The original surface expression of ore along one of these linear rock outcrops has resulted in the Broken Hill ore body being commonly referred to as the “Line of Lode”.

History

The history of the Broken Hill mine extends back to 1883 when Charles Rasp, a worker at a local livestock ranch, examined rocks from prominent craggy, black hill and noticed that they were unusually heavy. While anomalous, the silver and lead values in Rasp’s samples were not ore-grade due to the presence of strong oxidation which produced a ferrous and manganiferous, leached rock or gossan. Subsequent shafts exposed the primary, silver-rich ores beneath the gossan. Though rich in base metals, it was silver that made Broken Hill famous worldwide. Over 500 million ounces of silver have been produced from the Broken Hill mines since discovery.

On 31 May 2002 Perilya successfully completed the purchase of the Broken Hill mine from Pasminco Limited.

Geologic Setting

Regional Geology

The zinc/lead/silver deposits of the Broken Hill District are hosted in the Broken Hill Block of Proterozoic-aged metasedimentary and igneous rocks of the Willyama Supergroup which form a belt that extends from east of the Broken Hill into the state of South Australia to the west. It has been estimated that the Willyama Supergroup may have been 8 to 9 kilometers thick.

Precursors to the metamorphic rocks were sandstone, siltstone, shale and volcanic rocks metamorphosed to schist and gneiss by temperature and pressure related to large-scale regional folding, burial and local intrusive activity. This regional metamorphism, dated at 1710 to 1690 million years ago (mya), is believed to have reached temperatures of 550° C in the north and 800° C in the south. It was the first of a series of structural events that produced the extensive north-trending fold and fault blocks typical of the Broken Hill Block.

Subsequent to the early, regional folding and high-temperature metamorphism event, rocks of the Broken Hill region were subject to further folding, faulting and lower temperature metamorphism forming relatively narrow zones of fault-related schist, followed by intrusion of small granitic bodies at approximately 1490 mya. One of the more prominent faults formed at this time is the Globe-Vauxhall Shear which trends NNE across the Broken Hill District.

Prior to the end of the Proterozoic, several periods of uplift and erosion are documented as well as emplacement of diabase and pyroxenite dikes and stocks. This was followed by a final period of low-temperature metamorphism at around 500 mya, intrusion of pegmatite dikes and local, small-scale lead-silver veins.

Local and Property Geology

The geology of the Broken Hill ore deposits has been studied extensively over its 120 some years of mining history. Within that time frame descriptive (shape, composition) studies have produced a coherent picture of the deposits. However, due to the highly complex and intense metamorphic history, the stratigraphic succession and structural geology of the district and relationship of the sulfide ore deposits to the stratigraphy and structural elements are much less well known.

The Broken Hill ore deposits lay in a thick sequence of highly-metamorphosed Proterozoic sedimentary and volcanic rocks termed the Willyama Supergroup. The Willyama Supergroup, consisting of the Sundown, Broken Hill and Thackaringa groups at the mine, is well-exposed within a radius of 80 kilometers of Broken Hill and, in addition to the world-class deposits of zinc, lead and silver, also contains minor occurrences of iron, manganese, copper, cobalt, nickel, tungsten, uranium and tin. The main Zinc/Lead/Silver ore deposit forms a belt called “The Line of Lode” which is more than 7 kilometers long (NE-SW) and up to 250 meters wide (NW-SE). The lode has been folded, faulted and sheared into its present shape. The main minerals mined are galena and sphalerite, from which lead, zinc and silver are extracted.

Mineralization

The zinc/lead/silver deposits of the Broken Hill district are thin, tabular-shaped, steeply dipping as massive sulfides lenses or lodes roughly conformable to host rock stratigraphy. The Perilya ore deposits are subdivided into Southern and Northern operations.

Mineralization at the Southern Operations consists of six, NE-striking, steeply dipping lodes, traditionally categorized as Lead Lodes (2 and 3 Lens) and Zinc Lodes (A, B and C Lodes, 1 Lens). The two Lead lodes/lenses are distinct bodies to the north, but merge towards the south. The Lead Lodes are generally large, regular massive sulfide bodies, with sharp high-grade contacts. The Lead lenses may have formed at the top of the ore system but have been folded into their current position, beneath the zinc lodes.

The A zinc lode is a series of ore lenses of variable thickness; continuity and grade in both dip and strike directions. The A lode has traditionally been divided into Southern A Lode (SAL), Western A Lode (WAL), South Eastern A Lode (SEAL) and A Lode.

The B Lode is a massive sulfide body with fairly regular shape, size and grade. There is a gradual drop in grade to the western (footwall) contact and a sharp drop in grade to the structural eastern (hanging wall) contact.

C Lode is a mineralized blue quartz — garnet — gahnite deposit with variable grade and continuity in all directions. Mineralization is most continuous along strike and comprised of discrete sub-parallel remobilized stringers in more weakly mineralized siliceous rock.

The number 1 Zinc lode/lens is locally similar to the Lead Lodes, however it is predominantly made up of two, narrow (less than 5 m) high-grade lenses that are fairly continuous in dip and strike directions. The gangue mineralogy is dominated by quartz and calcite.

Mining at the North Operations was completed in 1993 after producing an estimated 34 dmt, mainly from the underground operation and 0.7 dmt from a surface mining. The mineralization at the North Mine consisted of the high-grade lead 2 and 3 lens and one minor, zinc lode. The lenses are associated with a well-developed pale, creamy, pink garnet-quartz rock. Between the two lenses, extensive silicification and sulfide remobilization formed large zones of siliceous blue-quartz lode.

Exploration

Exploration by Perilya continues in and around the Broken Hill mine area. The focus of current exploration is to define mineral reserve outlines to improve stope design, to enhance continuity of mineral resources to a higher standard of continuity (i.e. inferred to indicated), expand mineral resources and, permit an economic assessment for possible conversion of mineral resources to mineral reserve status. Extensional drilling during 2005 and 2006 has delivered 670,000 tonnes of Ore Reserves.

Within the scope of the purchase agreement between Coeur and Perilya, Coeur retains the rights to 24.5 million contained (17.2 payable) ounces of silver. The current mineral reserves total 18 million contained ounces. The remaining 6.5 million ounces must come from upgrading and conversion of silver contained in additional mineral resources to mineral reserves and/or new discoveries or extensions on the property.

Since acquiring the mine in 2002, Perilya has maintained a stable mineral resource and reserve despite annual production depletion. This stable mineral resource and reserve has been the result of focused exploration within the South and North mining areas.

Drilling

The Broken Hill deposit has been extensively drilled over its history. Over 12,032 surface and underground diamond drill holes have been completed to define the current deposit for a total of 1,117,244 meters of drilling as of March 2006. BQ (36.5 mm) was common from 1980 to 2003 while LTK60 core (44 mm) is currently used.

The vast majority, 95%, of the core hole collars have been surveyed (N, E and Elev.) and down-hole surveys are taken every 20 or 30 meters down-hole with a Reflex EZ-Shot device by contracted drill crews. Survey results are compared to plan before they are loaded into the drill hole data base (MS-Access). Core recoveries at Broken Hill are very good (95%). Coeur believes the drilling techniques employed provide a reasonable and acceptable basis for sampling the deposit.

Sampling and Analysis

Underground core holes are drilled from stations located along the main access ramps or adjacent to access cross-cuts and lateral drifts. Overall drill coverage varies, but most of the un-mined portion of the deposit containing the current mineral reserves has been drilled on a spacing of at least 40m horizontally by 20m vertically.

Sampling of diamond drill core from a hole begins at the first occurrence of base metal and iron sulfides in the core. The samples represented in the database are obtained from drill core cut longitudinally, with 1/2 sent for assay and 1/2 retained in the core storage facility. The remaining 1/2 core sample in the storage facility is occasionally used as a check.

Drill core is supplied to Perilya’s onsite laboratory, operated by an independent contractor. The core samples are submitted dry then crushed to approximately a 2mm grain-size. The crushed sample is split and duplicate splits are taken every 2 samples within each batch. The split portion is pulverized to a grain size of 75µ. The resultant pulp is then bagged and sent to the lab where a 0.5g sample is weighed for analysis.

Samples are analyzed at Perilya’s on-site laboratory and subject to standard chemical analysis procedures to derive lead, copper, iron and silver contents measured by flame absorption spectrometry using acid/acetate matrix matched calibration solutions. Since Perilya acquired the mine, all drill core samples have been analyzed at the on-site operations laboratory.

Since taking over the mine operation from Pasminco, Perilya has maintained an active QA/QC program. The program includes the use of commercial standards, blank samples and replicate analyses.

Security of Samples

The current drilling contractor is responsible for the drill core up until the time it is delivered to the core racks at the drill core storage area. This includes transport from both underground at Southern Operation and from the North Mine. Perilya then has custody of the drill core during logging, cutting and storage of retained core. Samples for assay become the responsibility of the contract laboratory company once delivered to the facility. At this time the core yard technician and the Aminya Laboratories P/L representative both sign off on delivery of the samples of drill core. This is a fairly new process that was instituted because occasionally when samples were missing there was no paper trail to track it down. Perilya plans to introduce a similar procedure for underground grab samples and blast hole samples.

Mineral Resource and Mineral Reserve Estimates

Perilya normally estimates mineral resources and reserves annually effective at the end of its fiscal year (July through June). Mineral resources were estimated using zinc, lead, silver, copper, and iron assay data from diamond core drill samples. Over 12,032 drill holes (1,117,244m drilled) were used in the most recent Perilya mineral resource estimate. From April 1, 2005 to June 30, 2006 a total of 418 holes were drilled totaling 34,590.60 meters.

Three-dimensional geologic domains were used to constrain the grade estimation in the Broken Hill deposit. These domains are based on combined lead and zinc grades identified by geologic mapping and core logging. Domain solids are then defined using geological interpretations from 1:500 scale cross-section spaced at 9.906m to 19.81m intervals through the deposit. These sections include all drill holes that fall within the influence of that section and also the mapped geology of relevant underground openings. The cross sectional domain outlines are then linked by wireframing in Vulcan to form three dimensional solids.

Perilya composited all assay data into 1.0 m interval lengths, prior to grade estimation, within the individual mineralized domains. Each composite received a code that corresponded to the unique geologic domain in which it was located. Block grades were estimated primarily using ordinary kriging and, in some cases, inverse distance methods on the 1.0 m composites. The variography used for ordinary kriging is the basis for the search direction and distance criteria used in the mineral resource estimate.

After grades were estimated, the parent blocks were divided into sub-blocks based on the domain constraints. The resultant sub-blocks were used in an effort to better model the domain boundaries for subsequent mine design. The three-dimensional shapes of the mine development and the mined stope shapes were also used as sub-block boundaries, which ensured that all mined out areas were removed from the estimation.

The Broken Hill Mine Proven and Probable Mineral Reserves are summarized below. The estimates are reported in short tons and ounce per ton Ag.

Broken Hill Mineral Reserves at June 30, 2006

		Au Grade	Au Ounces	Ag Grade	Ag Ounces
Category	Tons (short)	(oz/ton)	(Contained)	(oz/ton)	(Contained)

Proven	10,060,000	—	—	1.46	14,647,578
Probable	2,840,000	—	—	1.18	3,367,753
Total	12,910,000	—	—	1.40	18,015,331

Broken Hill Mineral Resources at June 30, 2006

		Au Grade	Au Ounces	Ag Grade	Ag Ounces
Category	Tons (short)	(oz/ton)	(Contained)	(oz/ton)	(Contained)

Measured	2,110,000	—	—	2.31	4,869,687
Indicated	1,510,000	—	—	1.96	2,955,545
Subtotal	3,620,000	—	—	2.16	7,825,232
Inferred	7,260,000	—	—	4.64	33,673,520

Mineral reserves are based on long-term metal prices as follows:

Zn: US$0.91/lb ,Pb: US$0.41/lb,Ag: US$10.12/oz,Au: US$500/oz,Cu: US$1.36/lbs

Mineral resources are in addition to mineral reserves and do have demonstrated economic value. The mineral resources are based on a combined lead and zinc cutoff of 7.0% and are calculated within the geologically-constrained high-grade lode domains. The boundary for these lodes approximates a cut-off of 7% combined lead and zinc that would cover the site costs and varying metals prices.

Mining Operations

Underground

Perilya is currently producing lead, zinc, and silver from two separate underground operations at Broken Hill — the Southern Operations, located on the southwestern end of the main Broken Hill trend, and the North mine, located on the northern end of the trend. Ore from the North mine is shipped via conventional surface rail cars to the Southern Operations concentrator.

Currently, mining at both operations utilizes a longhole open stoping method that has been modified to allow extraction of ore remnants and pillars left by previous operators. Longhole stoping currently accounts for up to 77% of total underground ore production, pillar extraction contributing 6% and development ore contributing the remaining 17%. In order to meet production goals, a large inventory of stopes must be available at any one time, as fluctuations in the mine plan and schedule are common.

Mineral Processing and Metallurgical Testing

The processing plant is a conventional grinding/differential flotation mill with a rated capacity of 3.1 million tonnes of ore per year. Currently, annual plant production is restricted to 2.1 million tonnes of ore. The plant produces separate premium coarse-grained lead and zinc concentrates that are shipped by rail to off-site ports and/or smelters. The lead concentrates are sold for treatment by Zinifex Limited (“Zinifex”) at its lead smelter in Port Pirie. Zinc concentrates are sold to Pasminco’s Risdon Smelter and to smelters overseas. Currently, Korea Zinc Company Ltd is treating a portion of the zinc concentrates.

The milling facilities (originally constructed in 1952) have undergone extensive expansion and retrofit programs over the years, resulting in a reasonably flexible milling circuit. Additional upgrades are planned, including installation of on-stream analyzers that will improve the process monitoring and plant control.

The tailings disposal facility is situated adjacent to the concentrator. Tails may be used as stope back fill or stored in a 2,300-cubic-meter capacity sand tank. Any portion of the final flotation tailings not used for mine backfill is pumped to the tailings dam and distributed. Central decant towers are used at the dam and the reclaimed water is pumped to the mill for re-use as make-up water.

Mine Life

Estimated to be 2012 based on mineral reserves.

Markets

Perilya ships lead and zinc concentrates to smelter owned by Zinifex and Korea Zinc Company Ltd. With respect to marketing of the silver due Coeur, Perilya sells and delivers the silver to smelters under existing sales agreements within market parameters. The smelter either pay Coeur directly or to Perilya on behalf of Coeur.

Taxes

The corporate tax rate on profits in Australia is 30%. In addition, Coeur is subject to US corporate taxes. Perilya pays a 4% net revenue royalty to the New South Wales government but Coeur’s silver is not affected by this tax.

Permitting

The permits and licenses currently held by Perilya at the Broken Hill mine are summarized as follows.

License/Permit	Relevant Authority/Act	End Date

Consolidated Mining Leases 4,5,6,8,9,10,11,12 & 13	Department of Primary Industries - Mineral Resources (DPI (MR))	Renewal in Process
Environment Protection License 2683	EPA	End of Mine Life
Environment Protection License 2688	EPA	End of Mine Life
Acknowledgement of Notification of Dangerous Goods on Premises (Acknowledgement No. 35/001325)	Work Cover New South Wales	1/01/2007
Acknowledgement of Notification of Dangerous Goods on Premises (Acknowledgement No. 35/006810)	Work Cover New South Wales	11/03/2007
License to Sell/Posses Radiation Apparatus &/Substances License No. 27096	EPA	30/06/2007
Dewatering (Bore) License (60 BL 216435)	Department of Natural Resources (DNR)	24/10/2010
Dewatering (Bore) License (60 BL 216123)	DNR	24/8/2009
Bulk Shipping Facility	Environmental Protection Authority South Australia	30/9/2008
Refrigerant Trading Authorization (Authorization No. AU04969)	Australian Government -- Department of the Environment and Heritage	6/9/2007
License to Store — Explosives (No. 07-100008-001)	Work Cover New South Wales	08/05/2011

Exploration and Development

The Broken Hill mine staff continues to conduct exploration largely with core drilling from underground and surface platforms. The main area of exploration is in the South Mine. Additionally, exploration is being conducted by Perilya at the North Mine and in a regional sense around the Broken Hill District on Perilya’s mineral leases.

SAN BARTOLOMÉ SILVER PROJECT, BOLIVIA

Property Description and Location

Coeur’s San Bartolomé silver development project is located south of the city of Potosí, Bolivia. The silver deposits comprising the Project are located on the flanks of Cerro Rico and comprise over 5,500 hectares (14,000 acres) of mining and surface rights.

Coeur conducts business in Bolivia through its wholly-owned Bolivian subsidiary, Empresa Minera Manquiri S.A. (or “Manquiri”). Coeur acquired Manquiri and some other silver assets outside of Bolivia from Asarco in 1999, and all of Coeur’s assets in Bolivia are held through Manquiri. The assets consist of the San Bartolomé project and an early-stage exploration stage project in southern Potosí Department, called Rio Blanco (formerly Khory Huasi). Manquiri maintains an administrative office in La Paz and an operations office at the project site in Potosí.

The Bolivian national mining company, Corporación Minera de Bolivia (“COMIBOL”), is the underlying owner of all of the mining rights relating to the San Bartolomé project, with the exception of the Thuru property, which is owned by the Cooperativa Reserva Fiscal. Except for Thuru, COMIBOL has leased the mining rights for the surface sucu or pallaco gravel deposits to several Potosí cooperatives. The cooperatives in turn have sub-leased their mining rights to Manquiri through a series of “joint venture” contracts.

In addition to the agreements with the cooperatives, Coeur, through Manquiri, holds the following additional mining rights.

•	Lease with COMIBOL for the up-slope extensions of deposits above 4,400 m and the oxide San Miguel mill tailings.

•	Lease contract for the PLAHIPO (defined below) dumps and ancillary surface facilities (from Compania Minera Don Mario).

•	Surface rights for Atlantida and Atlantida Segunda for the areas where the San Bartolomé surface facilities will be installed.

•	Mining concessions for the area encompassed by the tailings facility.

•	Sub-leases with three cooperatives for oxide dumps not included in the PLAHIPO lease.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The San Bartolomé Mining Project ranges from 0.5 to 4 kilometers south of the city of Potosí and is accessible via paved and all-weather dirt roads. The city of Potosí is the largest population center proximal to the mine site with approximately 133,000 inhabitants.

Potosí is connected to the capital city of La Paz and to the Chilean port cities of Arica and Iquique by all-weather roads. Rail service is available from Potosí north to La Paz and then to the coastal city of Arica, Chile. The rail line also runs south from Potosí through Ollague on the Chilean frontier and then on to Antofagasta, Chile. A small airport near Potosí is capable of handling medium-sized twin engine, high altitude propeller-driven aircraft. A larger airport, with daily commercial service from La Paz, is located at Sucre, a 2.5 hour drive to the east.

Potosí is situated in the Cordillera Central, east of the Andean divide. The elevation of the city is 3,900 meters and the project area ranges from 3,900 to 4,700 meters above sea level. There are three main pallaco deposits on the flanks of Cerro Rico: Huacajchi, Santa Rita, and Diablo (Diablo Este and Diablo Norte).

The San Bartolomé mining activities will be carried out around the periphery and on the lower slopes of the mountain known as Cerro Rico de Potosí. The metallurgical processing plant will be installed at Morado Punta, at Canta-Canta hill located southeast of Cerro Rico, west of the Pan-American Highway, and southwest of the Potosí Hydrometallurgical Plant (“PLAHIPO”). Solid waste deposits will be located in the Martinez Valley, east of the Pan-American Highway.

The Project water supply will be extracted from sources belonging to Administración Autónoma para Obras Sanitarias — Potosí (“AAPOS”). This water is currently not used for human consumption, and as such there will be no competition for this resource between the communities and the Project. Moreover, Project operations foresee recycling all available water during operations. In November 2001 Coeur and the Potosí water authority, AAPOS, signed a letter of intent whereby AAPOS agreed in principle to supply industrial water to the San Bartolomé project.

History

Silver was first discovered on Cerro Rico sometime around 1545, and mine production immediately started. Initial grades were extremely high, averaging 7,000 oz/ton Ag (25%) for the first 27 years of production. By 1650, Potosí was the largest city in the Western Hemisphere with 160,000 inhabitants. By the early 1700’s, production of silver had begun to decline though still significant production continued well into the late 19th century and continues today through the activity of small mining cooperatives. The cooperatives currently exploit high-grade silver and zinc-rich sulfide veins by underground methods.

Tin has been mined from Cerro Rico since colonial times but on a limited basis. Completion of the railroad link from the coast at Antofagasta, Chile, to Potosí in 1912 made tin mining at Cerro Rico highly profitable and created a large scale tin boom in Bolivia during the early 20th century. A two-thirds reduction in tin prices following World War II created a depression in the Bolivian economy. This, combined with the aftermath of the Chaco war, led to the Revolution of 1952, in which the country’s largest tin mines, including Cerro Rico, were nationalized into the COMIBOL.

After nationalization the Cerro Rico was essentially divided in half, with all workings below the 4,375 m elevation contour worked by COMIBOL and the portion above 4,375 m worked by artisinal miners and local cooperatives. COMIBOL also took possession of those portions of the upper part of the mountain not worked by the small miners. COMIBOL’s operation suffered from a lack of capital and expertise and was significantly over-manned and COMIBOL’s underground mining operations closed in 1985. Currently, the former COMIBOL underground mines are being operated by numerous local mining cooperatives that collectively employ up to 17,000 workers. In total, approximately 3,000 tonnes of sulfide ore is produced daily by the cooperatives from the underground workings.

In the late 1980s, Compañia Minera Concepcion (“COMCO”), a joint venture between Comsur and Rio Tinto Zinc (RTZ), began removing dumps scattered on the sides of Cerro Rico for heap leaching in a facility located several kilometers to the southeast (the “Plahipo” site). To-date, approximately 3 million tonnes of material averaging 213 g/t Ag were processed by COMCO. COMCO ceased operations in 2003.

The colluvial/alluvial deposits at Cerro Rico called “pallacos” have long been known. These deposits were mined on a limited scale during the rainy season by artisinal miners who diverted the run-off and washed the gravel to recover tin in the form of fine cassiterite using crude riffles, screens and jigs. The deposits of reworked material are known as “sucus”. Activity of this sort all but ceased in 1985 following a fall in tin prices. The sucus were never mined for silver. Silver-rich boulder piles (“troceras”) from past tin mining activities are still present and are part of the San Bartolomé mineral resource.

Asarco began evaluation of the pallaco and sucus deposits in 1995 by channel sampling the steep faces that were exposed by placer tin mining. This work identified the Huacajchi deposit as the richest of the six known deposits. Samples from this phase of the work were screened and various size fractions were assayed. This work demonstrated that the cobbles in the gravel contained significantly more silver than the finer matrix material.

Coeur acquired the property in May, 1999 and in accordance with recommendations made by The Winters Group (“TWG”) began its evaluation which involved preliminary metallurgical testing and a critical analysis of the Asarco data by Francis Pitard Sampling Consultants (“FPSC”). FPSC also performed a review of sampling protocols used by Asarco and provided recommendations on appropriate sampling methods for the pallaco deposits. Coeur initiated the sampling program using traditional pozo sampling techniques (shaft sampling), but quickly recognized that pozo sampling alone could not provide a sufficient number of sample sites within a reasonable timeframe. An investigation of alternative sampling methods identified the Barber rotary drilling method as a viable alternative that could provide sufficient sample recovery. By the end of 2000, Coeur had completed nearly 4000 meters of drilling and pozo sampling along with an initial resource estimate.

Geologic Setting

Regional Geology

The Andean Highlands of Bolivia consists of two regional mountain chains, the Cordillera Occidental and Oriental, separated by the Altiplano; a broad, tectonic basin filled with Tertiary continental clastic sedimentary rocks. The Cordillera Occidental is primarily andesitic volcanic rocks and rhyolite ash-flow tuffs. The Cordillera Oriental is underlain by a thick sequence of intensely folded lower Paleozoic marine clastic sedimentary rocks overlain by similarly deformed Cretaceous to lower Tertiary continental sedimentary rocks, un-deformed late Tertiary unconsolidated continental sediments and late Oligocene to Pliocene volcanic rocks.

The Cordillera Oriental hosts most of the metalliferous mineral deposits in Bolivia, including the Bolivian Tin Belt. The southern portion of the Bolivian Tin Belt, in which Cerro Rico de Potosí is located, hosts numerous silver-rich polymetallic tin deposits related to small rhyodacite to dacite porphyry domes or shallow-level stocks of early to middle Miocene age. The rich silver-tin veins mined at Cerro Rico are centered on such a rhyodacitic dome complex.

Local and Property Geology

Basement rocks at Cerro Rico are predominantly Ordovician- to Silurian-aged continental clastic and shallow marine sedimentary rocks and locally Cretaceous-aged continental clastic rocks. Directly beneath Cerro Rico, basement rocks are overlain by a thick sequence of middle Miocene-aged volcanic and volcanoclastic rocks termed the Caracoles Formation. In aggregate, rocks of the Caracoles Formation comprise a maar complex, of three separate units, formed along the western margin (ring fracture) of the Kari Kari Caldera.

A rhyodacite dome complex forms the core of Cerro Rico, a conical hill rising to an elevation of nearly 5000 meters. It has been referred to as a dome, subvolcanic dome or mushroom-shaped stock. Exposures in mine workings suggest that it is a high-level, single-stage intrusion emplaced along the margin of a maar tuff ring at its contact with lacustrine sediments filling the crater’s center. The intrusion consists of an upward-flaring dome covering an area 1.2 by 1.7 km at the surface and narrowing to a 100 by 400 m feeder dike at a depth of 700 meters below the present day summit. Margins of the intrusion cut Paleozoic sedimentary rocks near vertically at depth, but flare outward and override Caracoles formation rocks at higher levels. Cerro Rico rhyodacite porphyry has been dated at 13.8 Ma and mineralization dated at 13.76 Ma. Estimates of the duration of the mineralizing system range form 300,000 to 1.75 million years based on dates and fragments of pyritized Cerro Rico rhyodacite in the 11.7 Ma old Huacajchi tuff.

Exceptionally rich silver mineralization was discovered at Cerro Rico in 1545. It has since proven to be arguably the world’s largest single silver deposit, producing over 1 billion ounces of silver since its discovery. Most of the historic production came from a northeast-trending, 300 m wide by 1200 m long, zone of closely spaced, en echelon veins cross-cutting the rhyodacite intrusion which forms the crest of Cerro Rico. Significant quantities of tin have also been mined from vein mineralization at depth and from surficial deposits of alluvial/colluvial detritus eroded from the crest of the mountain. The San Bartolomé project will recover silver from the surficial deposits and from oxidized waste-rock dumps resulting from historic underground mining operations.

The Huacajchi, Santa Rita and Diablo deposits consist of accumulations of unconsolidated, but well compacted gravel (termed ‘pallaco’ and ‘escombreras’) resulting from mass wasting of exposed bedrock. Pallaco consists of a mixture of mineralized debris derived from either the rhyodacite intrusion forming the core of Cerro Rico or more weakly mineralized wall-rock sediments. Escombreras are essentially undisturbed talus at the upslope edges of the pallaco deposits. Escombreras consist mostly of coarse fragments of well mineralized intrusion and, consequently, has a significantly higher average silver grade. The oxidized waste-rock dumps are a byproduct of underground mining of high-grade silver-tin veins within the core of Cerro Rico. Pallaco and sucu deposits constitute approximately 95% of the mineral resource, with escombreras and oxidized waste-rock dumps comprising the remaining 5%.

Mineralization

Historically, both silver and tin production from Cerro Rico has been mostly from narrow veins mined underground; hosted primarily in the rhyodacite intrusion, but at depth, where the intrusion narrows, they extend into the wall rocks. Individual veins range in width from centimeters to several meters and have been mined over a vertical distance of nearly 1200 meters.

Both wall-rock alteration and vein mineralization show pronounced vertical and horizontal zoning. Alteration grades upward from a high-temperature core of quartz-tourmaline at depth through quartz-sericite pyrite and quartz-dickite into pervasive silicification. Silicification in the upper levels of the system is so intense that it has leached all the feldspar and ferromagnesian minerals leaving ‘vugs’ in their place. These voids were depositional sites for latter disseminated silver and tin mineralization during vein deposition. This “vuggy-silica” alteration is typical of high sulfidation style deposits.

Vein mineralization is zoned vertically from a high-temperature core of quartz-pyrite-cassiterite-arsenopyrite-bismuthinite at depth through an intermediate zone of quartz-stannite-sphalerite-chalcopyrite-tetrahedrite to an upper zone of ruby silver-native silver-cassiterite-jamesonite-boulangerite. Silver-bearing minerals are zoned from tetrahedrite-andorite at depth upward into argentite-pyrargyrite-native silver in the upper levels of the system.

Silver mineralization post-dates tin and becomes enriched upward in the system. Both the tin and silver disseminated in the quartz-tourmaline and vuggy-silica alteration were deposited contemporaneously with similar vein mineralization. The intensity of the disseminated mineralization increases with increasing proximity to the sheeted-vein zone. Silver occurs as native silver, chlorargyrite, pyrargyrite, argentite, argentojarosite, argentian psilomelane, and silver-bearing iron oxides and hydroxides. On average about 70% of the contained silver is recoverable through cyanide leaching. The other 30% is contained in refractory iron compounds or is silica encapsulated. Silver will be recovered from the pallaco deposits, but more precisely, from the mineralized hard-rock fragments within the pallaco deposits. Although subjected to varying degrees of weathering, erosion, and transport, these cobbles have retained much of their original character and more importantly, their original silver content.

Exploration

The distribution and grade of the pallaco deposits and oxide-waste dumps have been defined through extensive exploration sampling. Both the vertical and lateral extent of the mineralized deposits have been determined in detail. Evaluation of the pallaco deposits has been conducted using three methods of sampling; surface-channel sampling of vertical to near vertical faces of former hydraulic mining excavations, hand-dug one meter by one meter vertical shafts (pozos), and rotary drilling. Oxide dumps were sampled using a combination of hand-dug 1 m x 1 m vertical shafts and large pits dug with a hydraulic excavator. Sample collection, preparation, and assaying followed the same protocols as used for the pallaco evaluations. Samples from all pallaco-sampling methods are treated as drill holes for the purposes of geologic modeling and mineral-resource estimation.

Exploration sampling has been conducted with the assistance of Manquiri’s geological contractor Expromin, S.A. under the direct supervision of senior Coeur staff geologists and metallurgists. Expromin also assisted Asarco with exploration programs prior to Manquiri acquiring the property in 1999. Reasonable effort has been made to validate all sample and drill/pozo log geological data collected by Asarco prior to inclusion in the database. The Asarco data constitutes approximately 31% of the assays database.

Drilling

Coeur’s exploration activities on the San Bartolomé Project have consisted of a combination of surface-channel trenching, RC drilling, Barber drilling (reverse-circulation drilling within a 6 inch diameter casing), and hand-dug pozos. Coeur has also prepared detailed topographical maps covering the property. From these samples, Coeur has collected information regarding lithology and alteration, weight percentage of particle size fractions at various screen sizes, moisture content, bulk density, water table location, and silver and tin grade. Coeur’s exploration program was designed principally to define the content of the already identified deposits with a sufficient confidence level to permit the preparation of a resource estimate.

All drill holes and pozos are orientated vertically and most channel samples have a near vertical orientation. The pallaco deposits are essentially draped over a pre-existing topographic surface with slopes ranging from near horizontal to 45 degrees. Consequentially, the orientation and thickness varies significantly over short distances.

Holes are drilled or excavated from surface to bedrock with limitation that hand-dug pozos normally cannot be safely excavated beyond a depth of 20 to 25 meters. The average drill hole/pozo spacing is in the range of 70 to 80 meters and total of over 9,400 samples have been collected of which about 31% are from the Asarco period. Subsequent to the 2004 mineral resource and reserves estimate, over 60 new pozos (hand dug 1 meter x 1 meter vertical shafts) were excavated and assayed over one meter intervals. These new pozos targeted the upslope higher-grade extensions of the three deposits. Their inclusion in the database has helped to better define the bedrock surface, and significantly increased the density of +8 mesh weight percent and silver assay data for modeling purposes. From April 1, 2005 to June 30, 2006 a total of 418 holes were drilled totaling 34,590.60 meters.

Sampling and Analysis

The geologic character of the San Bartolomé ore requires careful sampling to acquire a representative sample. Several techniques have been employed to insure accurate sampling and to adequately define the grade and tonnage of mill feed. All sampling has been done on one meter intervals. Sample types have been ranked for inclusion in the resource-estimate database as follows;

1) 1 cubic-meter pozo samples, 2) pozo/surface channel samples, 3) Barber drill samples, 4) RC samples.

Coeur devised a preferred protocol, the “RC Protocol”, based on recommendations from various consultant groups and its own sample studies. The RC Protocol was designed to process Barber drill samples which normally are crushed by the drilling process to <1/4” (6.35 mm). The Protocol is summarized as follows:

1. Drill samples are collected at the drill cyclone discharge

2. Samples are split to a minimum 15 kg using a riffle splitter

3. Sample is sealed in plastic bag, weighed, and shipped to assay laboratory

4. At laboratory, dried overnight at 107° and weighed to determine moisture content

Drill samples were split using a riffle splitter at the drill to a minimum 15 kg sample. Samples were collected by Coeur staff and its contractors at the drill, weighed, sealed in plastic bags and shipped to the assay laboratory. At the laboratory, the 15 kg samples were dried overnight at 107° to determine moisture content. Coeur has also applied the RC Protocol to pozo (1m3 and channel) and surface (channel) samples.

All samples have been analyzed, under industry standard techniques by Cone Geochemical, Lakewood, CO, Bondar Clegg in Oruru, Bolivia and later by ALS-Chemex. Cone Geochemical ceased operations at the end of 2000. Coeur selected approximately 200 assay pulps which had originally been assayed at Cone for re-assay at Bondar Clegg in Oruru. A comparison of the duplicate samples and a check of the standards assays indicated Bondar Clegg could be used as the primary assay laboratory. Bondar Clegg was acquired by ALS Chemex during 2003. Samples continued to be prepared at Oruru, but pulps were shipped to the ALS Chemex laboratory in Vancouver, B.C., Canada for analysis. Coeur monitor all laboratories through the use of standards.

Security of Samples

To insure and verify the accuracy and reproducibility of the data collected during the evaluation of the San Bartolomé project, Coeur implemented a full spectrum sample checking and analytical QA/QC program.

Data collected in the field was subjected to several levels of verification prior to being included in the database. Once included in the database, it was verified again to check collar locations and consistency with surrounding data. Coeur’s sample and assay-laboratory preparation protocols were followed rigorously from sample collection through assay pulp preparation to insure consistency of the assay results. The geochemical standards and blanks were included in every sample batch sent to the laboratory. Every 20th sample in the sorted assay batch was replaced with one of the standards or a blank of approximately the same weight. The replaced samples were then used to create a false pozo within the assay batch. This was done to insure that standards and blanks are ‘blind’ to the laboratory. Once the assays were received, each standard was checked to determine if the assay was within acceptable range. If not, the entire assay batch was returned for re-assay. When the standard returned an assay within an acceptable range, the assays were used in the database.

Coeur submitted 792 pulp duplicates that were originally assayed at Cone Geochemical in 2000 to Bondar Clegg, Oruro and Bondar Clegg, Coquimbo for an assay comparison. Coeur concluded that although a good correlation existed between the sets of analyses, there was a slight bias (<5%) in favor of Cone. Overall, the level of performance of the original lab was deemed to be acceptable.

Mineral Resource and Mineral Reserve Estimates

Three-dimensional geologic domains were used to constrain the grade estimation in the San Bartolomé deposits. The geology of the three deposits has been mapped and differentiated into six geologic domains. Domain surfaces and solids were created using geological interpretations and domain outlines. The current topographic surface was developed in 1999-2000 by the Bolivian Instituto Geografic Militar (IGM) from areal photography and a detailed ground topographic survey. The geologic surfaces constructed for San Bartolomé consist of:

•	Pre-dump Surface — the bottom of historic surface dumps;

•	Footwall Surface — the base of the “pallaco” (the primary material of interest); and

•	Bedrock surface.

These material types are generally draped over the underlying bedrock, and hence the underlying surfaces bear a relationship with topography. Coeur produced an interpolated estimate of the down-hole distance from topography to each of the surfaces. The elevations of the surfaces were then defined by subtracting this interpolated distance from the topographic surface. This interpretation accurately models the majority of the areas but does not always adequately define channels and depressions in bedrock which have been filled with debris, resulting in relatively gentle surface topography above more dramatic bedrock topography (i.e. potential for additional tonnage of pallaco resource). By taking this approach, a much greater consistency in the relationship between topography and the underlying surfaces was established, and the underlying surfaces are forced to follow undulations in topography. In addition, this approach also precludes the possibility of lower surfaces crossing above upper ones.

The surface values were estimated to grids with a cell size of 4 meters by 4 meters using inverse distance (ID). The modeled surfaces for the base of the pallaco, and top of bedrock were then checked against the total depth of the hole. Where these were found to be above the total depth of the hole, dummy values for these surfaces were established at the total depth value, thus establishing a minimum pallaco thickness at these points.

Variography was done on Run of Mine (“ROM”) Ag and +8 mesh weight% by deposit and by domain within each deposit. In general the variograms for RoM Ag and plus 8 mesh fraction are fairly well structured and amenable to model fitting with a low relative nugget effect. Silver grades were estimated into transformed 3-dimensional block models for each element. The block model dimensions were 20m (X) x 20m (Y) x 2.5m (Z) to better conform to the 5m mining bench height.

The most fundamental estimation approach used for the new Mineral Resource consisted of a spatial transformation of the data to a flat plane defined by setting the midpoint surface between the existing topography and bedrock to a single common elevation. This transformation removed the irregular and highly variable topographic features which have been problematic in orienting search and weighting ellipsoids to the detriment of the estimation to all of the material of interest. The transformation was applied to the block models by estimating the difference between the real-space elevation of the datum surface and the datum value as discussed in the previous section. This difference was then used to create a dummy block elevation which was used as the reference elevation during estimation from the transformed composites to the block model.

Once the composite data and the block models were transformed ordinary kriging was used to interpolate the ROM silver grades and +8 mesh Wt%. The April 2007 mineral resource model and mineral reserve estimates are reported as in situ (ROM) pallaco. Of this total mineral resource, approximately 90% will be upgraded by wet screening prior to milling. Wet screening at 8 mesh, on average, allows discarding 40% of the tonnage while retaining 70% of the contained silver. Coeur was able to generate adequate variograms from the +8 mesh silver composites. The mineral resources for the San Bartolomé Project are summarized below.

San Bartolomé Mineral Reserves at April 30, 2007

		Au Grade	Au Ounces	Ag Grade	Ag Ounces
Category	Tonnes	(g/t)	(Contained)	(g/t)	(Contained)

Proven	—	—	—	—	—
Probable	41,824,264	—	—	115.6	155,389,297
Total	41,824,264	—	—	115.6	155,389,297

San Bartolomé Mineral Resources at April 30, 2007

		Au Grade	Au Ounces	Ag Grade	Ag Ounces
Category	Tonnes	(g/t)	(Contained)	(g/t)	(Contained)

Measured	—	—	—	—	—
Indicated	10,812,122	—	—	93	32,339,634
Subtotal	10,812,122	—	—	93	32,339,634
Inferred	203,933	—	—	61	399,711

Metal prices used were $8.00 Ag
Mineral resources are in addition to mineral reserves and do not have demonstrated economic value.
Cut-off grade (COG) was 50 g/t.

Mining Operations

Open Pits

The San Bartolomé Project will mine only unconsolidated materials (pallacos, sucus and oxidized waste dumps). Mining will be straightforward due to the geological nature of these materials. Proven, conventional open-pit techniques will be used and no blasting will be required. Track dozers will rip consolidated pallaco and generally push material to wheel loaders. In some steeper areas, particularly at high elevations where the pallaco is thin, an excavator will be used for road construction, ore extraction, and truck loading. Bench heights will vary depending on short-range variations in the detailed mine plan. Relatively widely spaced loading intervals, up to 30 m apart, will be required in steep footwall areas. Gently sloping footwall areas and areas of significant ore thickness with internal access will be mined at low face heights between 4 m and 8 m.

The mining operations will maintain the stability of the open pit slopes, as well as of Cerro Rico, and old mine portals (bocaminas) in the mine areas will be preserved. If necessary and appropriate, waste and unexploited materials, including non-mineralized material or material of a grade less than the cutoff grade, will be used to fill, stabilize and re-contour the open cuts as a remediation measure.

Mine and process-plant infrastructure has been located external to the proposed mining limits wherever possible. Other infrastructure such as access roads, mine entrances, mine facilities, and power lines belonging to the mining cooperatives and located within the mining limits will be removed and re-established once each phase of mining has been completed.

Mineral Processing and Metallurgical Testing

Three broad ore classifications have been defined for metallurgical analysis and process design. These include: 1) screened ore (run-of-mine (ROM) ore) within the lower portions of the Huacajchi, Santa Rita, Diablo Este, and Diablo Norte deposits; 2) whole ore within the upper portions of the Huacajchi, Santa Rita and Diablo Este deposits; and 3) oxide waste dumps.

The metallurgical process facility is located on the southern flank of Cerro Rico at a site along the Pan American highway known as Punta Morado (Canta-Canta Hill). The facilities consist of grinding followed by agitation leaching, countercurrent decantation (CCD), and final metal recovery in a Merrill-Crowe zinc precipitation circuit.

ROM (screened) ore will be passed through a grizzly with the oversize sent to a jaw crusher. The undersized will be slurried in a rotary scrubber and then wet screened to remove the minus 8 mesh material prior to being fed to the SAG/ball mill circuit. The minus 8 mesh reject will be delivered directly to the fine tailings facility (FDF). Whole ore will be fed directly to the jaw crusher, crushed to minus 15 cm, and fed to the SAG/ball mill circuit. The oxide-dump ore will be handled in a similar manner.

The grinding circuit will be fed at an average of 5,000 tpd combined plus 8 mesh screened ore and whole/oxide dump ore. The grinding circuit will produce minus 200 mesh discharge which will be fed to an agitated-tank leach circuit operating at 40% solids. Leach residence time will average 60 hours. Average net cyanide consumption is 0.39 kg/t of ore. Average leach extractions for the various ore types are summarized as follows.

Average Forecasted Leach Extractions by Ore Type

Ore Type	% Extraction

Plus 8 Mesh Screened Ore
Huacajchi	75.1
Santa Rita	79.5
Diablo Este	73.9
Diablo Norte	71.0
Whole Ore
Huacajchi	79.8
Santa Rita	78.4
Diablo Este	80.8
Oxide Dumps	82.8

The extracted pregnant solutions are fed to a silver recovery plant where silver is extracted in a conventional Merrill-Crowe zinc precipitation plant followed by a conventional silver refinery to produce doré. Residual solids from the leach circuit are fed to a paste thickener which will provide slurry to the dry-stacked tailing facility (DSF). Fine tailings from the ROM ore scrubber (minus 8 mesh) and tailings from the leach circuit will be stored in separate disposal facilities. Both are designed as zero-discharge systems.

Mine Life

Mine life is currently projected to last 15 years. Very little additional exploration potential in terms of surficial deposits located on the flanks of Cerro Rico exists, as the property has been extensively explored and well-defined. There is potential to increase mine life with existing economic material and potentially economic material derived from existing (remaining) resources. This would require increasing (and permitting) tailings storage capacity.

Taxes

Boliva’s tax regime is complex. It consists of a combination of Direct and Indirect taxes. Direct taxes cover corporate income and mining while indirect taxes are value added, import, consumption payroll and property tax among others.

Marketing

Presently, the San Bartolomé project is under construction and no silver is being produced or marketed.

Permitting

Coeur’s permitting application consisted of two documents. The Auditoria Ambiental de Línea Base (ALBA, or Environmental Baseline Audit) describes all of the pre-existing environmental liabilities in the project area. At San Bartolomé, due to the effects of over 450 years of uninterrupted mining, the impacts to the environment have been severe. The ALBA describes the baseline flora and fauna of the area. It also describes the topography, weather, ground and surface waters, the socio-economic characteristics of the area and all identifiable pollution that has been caused by prior human activities. This includes mine wastes, acid rock drainage, wildlife impacts, agricultural impacts, geomorphology of Cerro Rico, air, soil and water impacts and those impacts on the inhabitants of the region. Under Bolivian law, Coeur is not responsible for pre-existing environmental liabilities identified in the ALBA.

The second permitting application document is the Estudio de Evaluacion de Impacto Ambiental (“EEIA”, or Environmental Impact Study), which describes the San Bartolomé Project and its impact on the area and the local communities. The EEIA describes the project in detail including operating parameters, flows, equipment, tailings facilities, mine plans, reclamation plans, chemicals, chemical spill plans, and other parameters as defined by the Flour feasibility study. An environmental protection plan and a reclamation plan for the operation are included. All of the assumptions and assertions are supported by engineering analyses that are part of the document.

As the owner and operator of San Bartolomé, Coeur will be confronted with numerous social demands and obligations in the Potosí community. Because of the mining tradition and history in Potosí the social aspects of the San Bartolomé project will assume a much higher importance than for many mining projects. Coeur will establish a Foundation (“FUNDESPO”), similar to the Inti Raymi Foundation that Battle Mountain Gold (now Newmont Gold Corporation) established for the Korri Kollo mine near Oruro, Bolivia. Coeur’s strategic alliance with the cooperatives combined with the foundation, constitute the cornerstone of Coeur’s strategy to maintain a positive image and community support.

Exploration and Development

Coeur is currently completing construction of the San Bartolomé silver project with anticipated start-up in 2008. No exploration is planned for 2008 at the present time.

KENSINGTON GOLD PROJECT, ALASKA

Property Description and Location

The Kensington Gold Mine is located within the Berner’s Bay Mining District 45 miles northwest of Juneau, Alaska. The project is wholly-owned and operated by Coeur Alaska, Inc. (“Coeur Alaska”), a wholly owned subsidiary of Coeur.

The mine area consists of two contiguous properties, Kensington and Jualin, which constitute the majority of the Berner’s Bay mining district. Both are held through a combination of state and federal patented and unpatented lode mining claims either owned directly or under lease. The combined land holdings total over 13,500 acres, nearly 900 of which are covered by federal patented lode claims. All of the defined mineral resources and mineral reserves on both the Kensington and Jualin properties are controlled by patented lode claims. At Kensington, 49 of these claims are held under a lease-purchase agreement and another two under an option to purchase agreement.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Kensington-Jualin project area lies at the southern terminus of the Kakuhan Range where it merges with the Coast Range Mountains. Terrain is generally rugged within the project area, extending from sea level to over 4,700 ft. in elevation. Topographic relief ranges from moderate near sea level to rugged at the base of Lions Head

Mountain. Vegetation ranges from dense coniferous forest at sea level through dense brush to bare rock. Tree line is between 3,000 and 3,500 ft. in elevation depending on slope aspect. Southeastern Alaska’s climate is the warmest and wettest in Alaska with over up to 90 inches of annual precipitation in the Juneau area.

The climate in the project vicinity is maritime with a mean annual precipitation of about 58 inches at the lower mine elevations. Annual snowfall varies from a few feet at sea level to greater than 10 ft. at the 2050 level portal. Snow removal equipment is required to keep site roads open during winter months, but there are no seasonal restrictions anticipated for operations.

Access to the Kensington and Jualin properties is by aircraft (helicopter or float plane) or boat from Juneau. Kensington is presently reached via Lynn Canal to the support facilities at Comet Beach on the eastern shore of Lynn Canal. Access to existing mine workings (850 level portal) is by three miles of all-weather gravel road from Comet Beach. The Jualin property is accessed by boat from the north end of the public road at Echo Cove (south side of Berner’s Bay) to a landing at Slate Creek Cove (north side of Berner’s Bay), then five miles by an all-weather gravel road to the Jualin camp. Heavy equipment and supplies are brought to both camps directly from Juneau by barge. The entire project site is heavily forested. Tides in the project area range from −5 feet to +20 feet.

Juneau provides the majority of services required to support planned operations at Kensington, with other nearby communities including Haines and Skagway adding to the potential employment base. The area has a long mining history and there are active mines in the area from which Coeur can realize vendor synergies and have access to local, skilled miners. The Alaska Marine Highway is the primary form of transportation between the three communities, and dedicated ferries will transport mine employees to and from Kensington on a regular basis.

Power for the existing and future activities at Kensington and Jualin is supplied by diesel generators. Process water will be secured by water rights to Johnson Creek and by recirculating process water discharged into the tailings treatment facility. Potable water is supplied from the same Johnson Creek source and treated as required, making it safe for human consumption. An on-site sewage treatment plant will be constructed to handle wastes generated on site.

Surface rights over the combined Kensington-Jualin properties is more than sufficient to meet project needs for the processing plant site, tailings impoundments, waste-rock storage, ore stockpiles, and ancillary facilities. Extensive infrastructure development has been completed on the Kensington and Jualin properties.

History

The first recorded gold production from what would become the Berner’s Bay mining district came from the Northern Lights claim on the Johnson vein in 1887. By the early 1900s, numerous other gold-bearing quartz veins had been discovered and mined. Intermittent production continued until the late 1920s when organized mining of the Jualin mine ceased. Attempts were made to revive the Kensington and Jualin mines during the 1930s with little success, and the district became inactive by the beginning of World War II.

Recorded production from the district is estimated at nearly 137,000 tons containing about 61,000 ounces of gold. Most of this came from the Comet and Jualin mines, which produced 22,500 and 36,000 ounces of gold, respectively. The Kensington mine produced approximately 2,600 ounces. Average grades ranged from 0.3 oz/t for Kensington to 0.6 oz/t for Comet and Jualin.

The Kensington mine was acquired by Alan Wright in the early 1960s and optioned to Homestake Mining Co. for the 1980 field season. It was then optioned to Placid Oil Company from late 1980 through 1985. Placid Oil Company completed 13,626 ft. of core drilling on the Kensington deposit and an additional 14,076 ft. on other vein targets. Their efforts resulted in identification of significant gold mineralization in the upper levels of the Kensington deposit.

Coeur Alaska acquired the Kensington Property from Placid Oil Company in 1987 and formed a joint venture (the “Kensington Venture”) with Echo Bay Mines Ltd (“Echo Bay”). The joint venture, with Echo Bay as operator, brought the project to a feasibility study level by 1993. The project was then placed on care and maintenance due to declining gold prices.

Coeur Alaska acquired total control of the Kensington Property in July 1995 by purchasing Echo Bay’s 50% interest. By 1997, Coeur had redefined the project, prepared another feasibility study and completed permitting. The project, as defined by the 1997 development plan, required a minimum average gold price of $416 per ounce over the life of the mine. Gold prices continued to decline, however, making the project economically unattractive.

Coeur undertook an extensive exploration program in 1998 to define additional resources directly adjacent to the main deposits and this substantially increased the gold resource base. However, the increased gold base was insufficient to overcome further declines in the price of gold. Efforts since 1998 have been focused on optimizing project economics and modifying the project development plan to reduce capital and operating costs. Coeur Alaska completed 34,035 ft of drilling at Kensington during the second half of 2005, followed by 32,249 ft of drilling during 2006. The objective of this drilling program was to convert inferred resource ounces to the indicated resource category.

Exploration interest in Jualin was renewed in 1978 when Hyak Mining Company, Inc. (“Hyak”) located claims covering the core of the vein system. Hyak leased and optioned the property to other mining companies throughout the 1980s, during which time extensive geological mapping, drilling and related exploration work was conducted. In 1987 Hyak optioned the property under a 20 year lease to International Curator Resources (“Curator”).

In 1993, Coeur Alaska entered into an earn-in agreement with Curator giving it the right to earn a two-thirds interest in the Jualin Property lease. Coeur acquired a 100% interest in the Jualin Property lease from Curator in 1994. Coeur Alaska completed a 5,212 ft drill program at Jualin during the second half of 2005 along with a district helicopter supported aero magnetic survey, followed by 13,455 ft of drilling during 2006.

Geologic Setting

Regional Geology

The Berner’s Bay mining district is located at the northern end of the Juneau Gold Belt, a 120 mile long, and 10 mile wide structural zone hosting the A-J, Treadwell, and Kensington deposits. The Berner’s Bay deposits are somewhat unique in the Juneau Gold Belt because of the presence of significant amounts of tellurides in the mineralization and local high-grade nature.

The Berner’s Bay mining district is underlain by Triassic-aged mafic metavolcanic rocks to the northeast and Cretaceous-aged pelitic sediments to the southwest. The contact between these two stratigraphic units has been intruded by a Cretaceous-aged stock, termed Jualin diorite. Two regional, northwest-trending shear zones, the Gastineau and Kensington shear zones, pass through and control the structural fabric of the district. The Jualin diorite, measuring approximately 5 miles by 3 miles, is elongated roughly parallel to the regional structural fabric. Regional deformation and, more specifically, shearing associated with the Kensington shear zone controlled the emplacement of gold-bearing, mesothermal quartz-carbonate veins within the district.

Local and Property Geology

Mineralized zones at Kensington occur, in large scale, as north-trending ladder veins and veins swarms that are tabular to sigmoidal in form but not commonly bounded by obvious, discrete contacts (i.e. gradational contacts). The north-south trend is apparently formed as dilation related to the regional-scale, northwest-oriented shears.

Fault density and reactivation of older faults from progressive deformation appears to be an important ore controlling feature of Kensington. Where faults are relatively widely-spaced and less deformed, mineralization is constrained to the fault. A total of four deformation events have been recognized at Kensington (D1, D2, D3, and D4). D1 is believed to have commenced around 110 million years ago (ma) while D4 is believed to have occurred at around 53 ma. Gold mineralization was coeval with D3 deformation which developed as a system of right-lateral, reverse, wrench faults.

Nine separate zones of gold mineralization are recognized at Kensington with seven of these zones comprising the current mineral resource. Additional gold occurrences are present throughout the greater Kensington-Jualin area and will be the focus of future exploration efforts. Zone 10, the largest of the nine zones, developed as a dilation zone during D3 deformation.

Gold-bearing quartz-carbonate vein deposits in the district have been divided into five groups based on their structural affinity: 1) large-scale, “ladder-vein” dilation zones (Kensington Zones 10, 20, 30, and 50), 2) shear-hosted dilation zones ( Kensington Zone 41, 44 and 45, Elmira, Eureka, and Johnson), 3) shear-hosted quartz veins (Ophir, Bear), 4) extensional veins (Comet, Ivanhoe, Horrible, Northern Belle, Selkirk-Acropolis, Seward), and 5) sigmoid loops with shear-hosted fissure veins (Jualin).

Mineralization associated with two of these deposit types is of greatest economic significance. First, and most important, are large dilation-zone hosted vein swarms (Kensington zones, Eureka, and Elmira), which host the majority of the mineralization. Second, smaller, less continuous, fissure veins (Horrible, Jualin, and Comet) which contain significantly higher gold grades. Drill-delineated gold resources have been defined both in the Kensington area (Kensington zones, Eureka, Horrible, and Elmira deposits) and at Jualin (#4 vein and Empire zone).

The structural geology which forms the basis of geologic models employed at Kensington is well understood and documented. Investigation and exploration of these deposit types is currently focused on infill drilling and defining the extents of known mineralization.

Mineralization

The Kensington deposit in aggregate consists of seven mineralized bodies termed Zones 10, 20, 30, 41, 44, 45, and 50. They are localized between and along several northwest-trending, district-scale shear zones comprising the Kensington shear zone. The deposits are bounded on the north by the contact with metavolcanic rocks and on the south by a major northwest-trending shear zone. They form an en-echelon series of deposits dipping to the east and extending from surface to at least 500 ft. below sea level (approx. 3500 ft.). Individual deposits are hosted in two general structural settings:

1) large swarms of discontinuous quartz-carbonate-pyrite veins in biaxial sets within dilation zones formed between right-lateral reverse conjugate faults (zones 10, 20, 30 and 50); and

2) smaller, more massive vein zones formed in localized dilations along individual shear zones (zones 41, 44, and 45). Large dilation zones (Zones 10 and 50) typically have a tabular to sigmoidal shape and grade outward into unmineralized diorite.

Vein forms range from more massive quartz-carbonate-pyrite veins (e.g., Zone 41) to extensive swarms of cross-cutting, biaxial sets of discontinuous veinlets (e.g., Zone 10 and 30). Vein mineralization is characterized by gold and gold-silver telluride minerals with minor associated native gold. Most of the gold is contained in calaverite (AuTe2) which occurs in association with native gold as inclusions in and interstitial to pyrite grains and in microfractures in pyrite. Trace amounts of petzite (Ag3AuTe2), coloradoite (HgTe) and altaite (PbTe) have also been noted. Minor amounts of chalcopyrite are also present along with trace amounts of bornite, molybdenite, sphalerite, galena, and pyrrhotite.

Other Deposits

The Eureka deposit is approximately 600 ft. west of Zone 30 as a single, large shear-hosted dilation zone with a similar strike and dip to Zone 30. Drilling has defined a narrow zone of more consistent veining and higher gold values measuring approximately 600 ft. long and centered on the 2050 level adit.

The Elmira deposit is hosted in a broad, shear-hosted dilation zone approximately 2,500 ft. east of Zone 10. The mineralized zone averages in excess of 100-feet in width and consists of gold-bearing quartz-carbonate veins developed in an extensive dilation zone associated with the Elmira shear. Zones of ore-grade mineralization are relatively narrow, ranging from 10 ft. to 20 ft. and are limited to above the 1,400 ft. elevation.

During excavation of the 850 level adit, a 5 ft. to 15 ft. wide massive quartz vein, now called the Horrible Vein, was intersected at about 2,800 ft. from the portal. Subsequent drilling delineated a mineralized structural zone over a distance of 600 ft. along strike and 600 ft. down dip. It strikes north-south, dips 50 to 60 degrees east, and hosts a locally discontinuous, massive, sheared quartz vein containing pods and lenses of pyrite, petzite, calaverite, hessite, chalcopyrite, galena and native gold. Exposures in drifts on either side of the 850 level haulage drift show a vein width ranging from 2 ft. to 20 ft.

The second most productive gold producer in the Berner’s Bay district is the historic Comet mine which lies approximately one mile south-southeast of the Kensington deposits on the north side of the divide between Sherman and Johnson Creeks. Two gold-bearing quartz veins were exploited historically over a distance of 700 ft. horizontally and 600 ft. vertically. They are shear-hosted, extensional veins ranging from 1 ft. to 8 ft. in thickness hosted in Jualin diorite at its contact with metasedimentary rocks to the southwest. Mineralization consists of quartz-carbonate veins with trace amounts of galena, chalcopyrite, tetrahedrite and molybdenite. Gold occurs as electrum, petzite, and hessite.

Exploration in the Johnson Creek Basin, both historically and recently, has been concentrated primarily on the historic Jualin mine area. Two deposits of significance have been delineated by exploration drilling: 1) Jualin veins (#1 through #4), and 2) the Empire zone. Other prospects which have been given at least some exploration attention include the Fremming, Valentine, Yankee, Big Lake, Babcock, DZ, and Gold King.

Mineralization in the Jualin mine area is hosted in sheared, Jualin diorite adjacent to its contact with metasedimentary rocks to the southwest. Several stages of mineralization have been recognized, two of which are of economic significance. The most significant are large, high-grade quartz-carbonate veins often containing multi-ounce per ton gold concentrations. High-grade ore shoots along three of these veins were mined from the surface to a depth of about 300 feet. Average grades were in the 0.5 to 0.6 oz/t gold range. A fourth vein, the #4 vein, was discovered during drilling by Placer Dome around 1990. This vein is not exposed on the surface and was not intersected during historic mining activities. The average grade of the #4 vein, based on uncapped drill-core assays, is estimated to exceed 1.0 oz/t gold.

Exploration

In exploration terms, the mineralized zones in the Berner’s Bay district present two primary types of targets: 1) moderate-grade, large-tonnage deposits occurring as quartz-vein swarms hosted in dilation zones between major through-going shear zones (Kensington zones, Eureka, Elmira, and possibly the Empire and DZ prospects); and 2) smaller-tonnage, higher-grade targets hosted in discreet veins or groups of veins in or directly adjacent to major through-going shear structures (Jualin, Horrible, Comet, Johnson, Big Lakes-Yankee, Ivanhoe, Hope, Bear, Seward-Thomas, etc.).

Buried or blind targets, with little or no surface expression, are common in the district. The three most notable examples being the Kensington zones (only Zone 30 was known before driving of the 850 level adit), the down-dip extension of the Horrible vein (also discovered by the 850 level adit), and the Jualin #4 vein (discovered by exploration drilling). Other such, previously undetected, deposits are expected to be present in similar geologic/structural settings within the Kensington-Jualin claim block.

Significant progress has been made toward understanding the geologic history and structural setting of the known deposits. Definition of their association with specific, traceable structural zones and the structural settings localizing mineralization along these trends has helped to define prospective areas warranting further investigation.

Drilling

Resource estimates of the Kensington zones are based on core-drill assays supplemented with local sampling of underground development workings. Diamond drilling by Placid Oil prior to the Kensington Venture, totaling 13,626 feet, was restricted to defining Zone 30 mineralization from the 2050 level. Placid also completed an additional 14,076 feet of diamond drilling into other targets in the Sherman Creek basin (Johnson, Bear, Elmira). Between 1989 and 1993, the Kensington Venture (Coeur and Echo Bay) completed another 468 diamond drill holes totaling over 285,000 feet.

Coeur Alaska drilled an additional 76 diamond drill holes totaling over 57,000 feet. in 1998. Core sizes ranged from BQ to NQ, with the majority being NQ-sized core. All drill-hole collars have been surveyed and tied to the mine grid. Down-hole surveys have been taken for most holes using a Reflex Fotobor or Maxibor. Mineralized intercepts cut by drilling have been converted to true thicknesses where discrete vein structures permit and used to define zones of mineralization where the control of mineralization is by vein swarms and clusters of variable and complex orientations. This work has been verified and constrained by geologic mapping and sampling of the nearly 27,000 feet of underground development on the property.

In 2005 Coeur Alaska completed 72 holes totaling 34,035 ft and in 2006 completed another 34 holes totaling 32,249 feet. The combined drilling focused on conversion of inferred category resources to a higher confidence indicated category resource, and resulted in 632,000 inferred ounces of gold upgraded to an indicated classification.

Sampling and Analysis

Since Coeur started the Kensington Venture program in 1987, approximately 457,241 feet of drill core has been logged in detail, photographed, and mineralized intervals analyzed using whole-core, one-assay ton fire assays on intervals ranging from 2 ft. to 5 ft.

All 2005 and 2006 analyses used a 2 assay-ton charge. Coeur’s sampling and assaying, whether on drill samples or underground faces, has been performed according to Coeur procedures as described below.

1. All drill collars surveyed.

2. Fotobor and Maxibor downhole surveys employed.

3. All drill core is photographed. Core size of AQ (Placid Oil programs) BQ and NQ (1.1, 1.4 and 1.9 inch diameter, respectively) with the majority being NQ. All 2005 and 2006 drilling is NQ.

4. Sample lengths of 2, 3 4 and 5 feet are marked on the core, based on vein mineralization geometry and other geological features. Core recovery over each sample interval is noted. Peripheral to visible vein features, core is sampled a minimum of 10 to 30 feet on either side of the vein. Sample intervals are based on the distribution of vein density, vein type, pyrite content, and any other geological feature needing assay definition.

5. All core is bagged and labeled with unique composite sample number denoting the target (i.e. K for Kensington zones), the drill hole number and sequential sample number. All numbers are recorded on the drill log.

In general sample quality is good and the sampling protocol representative of the geologic setting of the gold mineralized veins and vein swarms. No bias in sampling is known to exist with the drill or face sampling conducted at Kensington as confirmed in the comparison of bulk samples to core and from routine analytical check procedures.

Security of Samples

Coeur staff and staff members from other parties (i.e. Echo Bay Mines) selected the core samples and shipped them to the independent laboratories for analysis. Gold analyses were performed by industry-standard fire assay techniques with a 1 assay-ton charge and gravimetric finish. All 2005 and 2006 analyses used a 2 assay-ton charge. Independent laboratories used by Coeur to prepare and assay Kensington samples include American Assay Laboratories Inc., Barringer (Inspectorate ISO 9001:2000 Certification), Bondar-Clegg (ALS Chemex ISO 9001:2000 Certification) and Cone Geochemical; widely known and utilized commercial laboratories in North America during the time.

Quality assurance/quality control (QA/QC) procedures included routine check assays of original pulps, check assays of duplicate pulps from coarse rejects, geochemical blanks, and known standards to determine contamination during sample preparation. Metallic-screen analyses have also been performed to check for coarse gold. Reproducibility of high-grade samples has been checked using cyanide-soluble gold assays.

The 2005-2006 exploration program was enhanced to include site-specific geochemical standards and the existing QA/QC program implemented in 2005 meets or exceeds all industry standards with regard to sample preparation, sample security, and analytical procedures and protocols.

The Vulcan database used for resource estimation was validated and cross-referenced with certified lab assay sheets and checked by Coeur’s technical staff. Data from the Vulcan database along with data from the lab certificates was loaded into a spreadsheet that compares values and cross validates.

Mineral Resource and Mineral Reserve Estimates

The mineral resources and mineral reserves for the Kensington project have been evaluated by a number of different experts during the past 12 years. Coeur has conducted considerable exploration that includes 40,000 feet of underground development and 457,241 feet of core drilling as well as geological mapping and sampling of development exposures. All of the sampling, drilling and other geological work has been digitized to enable detailed modeling of Kensington.

The Coeur geologic modeling results were verified by Snowden Mineral Industry Consultants who simultaneously conducted an independent modeling exercise. The episodic character of the Kensington veins in Zones 10 and 41 is well evident and supported by prior Coeur and consultant studies and underground inspection. The multi-veined, variable orientation stockwork character of the main zones has been drill tested and all wireframes adjusted accordingly and validated for volume calculations.

Indicator variogram methods to model the directions and extent of grade continuity were carried out to apply Multiple Indicator Kriging (MIK) to the Kensington Zones thus replacing Conditional Simulation methods.

The Horrible and Eureka veins are structurally less complex than the main Kensington Zones, and mining is expected to be less selective on these structures. Traditional Kriged block estimates were used by Snowden in 2004 to update the initial polygonal estimates completed in 2000 and were not changed for the year-end 2006 estimation.

Coeur edited all the Kensington wireframes to reflect the large additional 2005 and 2006 drilling. In all, there are 9 distinct wireframes (10 main, 10 upper, 11, 20, 30, 35, 41, 42, 50) at the heart of the Kensington mineralized Zones, with an additional 2 wireframes for the satellite Horrible and Eureka Veins. It should be noted that there was no new drilling in the Horrible, and Eureka veins since the 2004 Snowden CS resource estimation, hence the wireframes for those veins were not adjusted.

The method of constructing the mine planning model for Zones 10 to 50 involved the use of Multiple Indicator Kriging (MIK). This method replaced of the conditional simulation method used by Snowden in 2004. MIK is one of the few techniques that adequately addresses mixed data populations and was selected as an interpolation method to make the transition from conditional simulation reasonable.

Kensington Mineral Reserves at December 31, 2006

		Au Grade	Au Ounces	Ag Grade	Ag Ounces
Category	Tons (short)	(oz/ton)	(Contained)	(oz/ton)	(Contained)

Proven	—	—	—	—	—
Probable	4,418,556	0.306	1,352,140	—	—
Total	4,418,556	0.306	1,352,140	—	—

Kensington Mineral Resources at December 31, 2006

		Au Grade	Au Ounces	Ag Grade	Ag Ounces
Category	Tons (short)	(oz/ton)	(Contained)	(oz/ton)	(Contained)

Measured	—	—	—	—	—
Indicated	3,136,057	0.199	623,238	—	—
Subtotal	3,136,057	0.199	623,238	—	—
Inferred	1,183,640	0.205	242,675	—	—

Metal prices used were $550 Au
Mineral resources are in addition to mineral reserves and do not have demonstrated economic value.
Cut-off grades (COG) were 0.120 oz/ton for mineral resources and 0.16 for mineral reserves.

Mining Operations

Underground

The primary mining method will be longhole stoping with backfill. Drift and fill mining and benching will be utilized in the higher-grade Zone 41.

Mineral Processing and Metallurgical Testing

Metallurgical test work on the Kensington Project has been conducted at the facilities of five separate independent consultants. The testing included several different flotation and cyanidation tests, gravity separation and regrind tests. The process facilities, which have been built based on prior testing and are nearly complete, are located at an elevation of 910 feet above sea level near the Jualin mine portal, approximately 5 1/2 miles from the port facility at Slate Creek Cove. Ore is received from the underground mine by 40 ton trucks and either stockpiled on the crusher pad or directly fed to the crusher. The crusher pad is on the same elevation as the portal, which is about 50 feet higher than the plant pad.

The process facility is near the crusher, surface maintenance shops, surface warehouse, diesel-generated power plant, and other typical facilities located at this site. The plant includes a jaw crusher and fine crushing circuit, followed by a single primary ball mill and one re-grind ball mill. Gold recovery is by a combination of flotation and gravity concentration, followed by concentrate regrind and cleaner flotation. Overall gold recovery is expected to average 95.3%.

Flotation concentrates are filtered, packaged in two-ton flow bags, and loaded into shipping sea containers for shipment to third party processing facilities. Flotation final tailings are transported to the tailings disposal area.

Analysis of Kensington concentrates indicates there are no other credits or deductions to consider at this time. Shipping rates for transportation of bagged concentrates have also been updated and incorporated into the cost structure of Kensington operations. Suggested smelter terms and transportation costs appear to be within market parameters, realizing that market parameters for both of these issues are constantly changing.

The project incorporates a State of Alaska Mining License Tax (per Chapter 43.65.010) at 7% per annum after allowances for depletion. Kensington will be exempt from taxes for 3 1/2 years after the start of production. The tax is calculated on Net Income less $100,000 per annum. No other taxes are considered. The project incorporates an annual 3% Production Royalty of net income payable starting the first year of production to the State of Alaska (per Chapter 38.05.212). This royalty has been included in Coeur’s updated economic assessment and allows for deduction of overhead and operating expenses, development costs, depreciation, taxes, losses sustained, an exploration incentive credit but excludes allowances for depletion and federal income tax.

Total estimated taxes, over the 10 year mine life, included in Coeur’s updated economic assessment, at the $550 price per gold ounce used in the operating plan base case economic analysis is approximately $5.05 million. Total royalties to the State of Alaska for the same operating plan are estimated to be $5.01 million.

Coeur Alaska is obligated to pay Echo Bay a scaled net smelter return royalty on 1.0 million ounces of future gold production after Coeur Alaska recoups the $32.5 million purchase price and its construction and development expenditures incurred after July 7, 1995 in connection with placing the property into commercial production. The royalty ranges from 1% at $400 gold prices to a maximum of 2 1/2% at gold prices above $475, with the royalty to be capped at 1.0 million ounces of production. With the estimated capital and costs and payback period used in current financial modeling at $550/oz gold, no royalty payments to Echo Bay are anticipated. Royalties on production from Jualin properties are not included in the financial model since no reserves are identified on the Jualin properties at this time.

Mine Life

Based on mineral reserves, the mine life is estimated to through 2017.

Taxes

The project will be subject to various taxes; State of Alaska Mining License Tax (exempted for first 3 1/2 years), State of Alaska Production Royalty (3% on net income). Total estimated taxes of $5.05 million are factored in the life of mine plan.

Marketing

Recent discussions with several smelters resulted in the following smelter terms used for calculating an updated Net Smelter Return for the Kensington Project:

Payable:
Au: 97.25% recovery
Treatment Charge: $104/dry ton concentrate
Refining Charge: $5/oz of payable Au

Permitting

All required local, state and federal permits for construction have been issued. The key permits include:

•	Environmental Impact Assessment and Record of Decision issued December 9, 2004 by the U.S. Dept. of Agriculture-Forest Service.

•	Plan of Operations. Issued by The U.S Department of Agriculture-Forest Service on June 13, 2005.

•	National Pollutant Discharge Elimination System Permit (NPDES) issued U.S. EPA in June 2005 and certified by the State of Alaska.

•	Section 404 Permit(s) issued, along with the Section 401 certification of the state, in June 2005 by US Army Corps of Engineers (the Corps). These are required for the Cascade Point and Slate Creek Cove dock facilities, dredging or fill activities in wetlands including the Lower Slate Lake TSF dam and impoundment. (The Section 404 permit has been the subject of litigation. For a more complete discussion, see the section entitled “Information Concerning Coeur — Business — Overview of Mining Properties and Interests” in the Proxy Statement.)

•	Corps Section 10 Permit(s).

•	Non-Point Source Control Program. Kensington obtained a Construction General Permit for stormwater run-off management regulations, including development of a Storm Water Pollution Prevention Plan particularly for the process plant area and the concentrate storage and load-out facility.

•	Clean Air Act permit involves both EPA and state approval of Air Quality Control Permit to Construct.

•	Federal Consultation(s) with the United States Fish & Wildlife Service (USF&WS) and the National Marine Fisheries Service (NMFS) in administering the Endangered Species Act (ESA), and the Bald Eagle Protection Act.

•	Other Federal Requirements; fuelling (U.S. Coast Guard), the explosives permit (Bureau of Tobacco and Firearms), and the Mine Safety & Health Administration program, and Executive Orders 11990 and 11988.

•	Water Rights permits obtained from Alaska Department of Natural Resources (ADNR) which authorize the use of surface water and groundwater supplies.

•	Tideland Permit(s) required by ADNR for permanent improvements to tidelands i.e. breakwater and dock facilities at Cascade Point and Slate Creek Cove.

•	Rights-of-Way required by ADNR for the fuel transfer and concentrate transfer facilities.

•	Dam Safety Permit required by ADNR to construct the Lower Slate Lake TSF dam, including engineering design review.

•	Wastewater Permit(s) required for sanitary wastewater treatment and disposal systems, such as the facilities at the mine site.

•	Spill Contingency Plan required for hauling fuel from the Slate Creek Cove dock to the mine and processing plant (ADEC).

•	Fish Passage and Fish Habitat permits were issued to divert, obstruct or modify natural flows of an anadromous fishery, or in the case of Lower Slate Lake, temporarily eliminating the resident fishery.

•	Instream Flows — The project will be required to maintain instream flows sufficient to support critical fisheries habitat (ADF&G).

•	City & Borough of Juneau (CBJ) Large Mine Permit.

The Kensington Mine has in place a reclamation insurance policy designed to address anticipated future expenses with reclamation and closure. The two primary components are a reclamation insurance policy and reclamation bonds. The policy is designed to pay for future reclamation costs. This is a “finite policy,” based on detailed cost estimates. The insurance policy also provides excess coverage, in the event actual costs exceed the current estimate. The bonds are traditional reclamation bonds placed with the USFS, the lead regulatory agency for the Kensington Project. The combined program serves to insure increases in surety obligations over time within the limits of the policy, without having to post additional collateral. This provides maximum opportunity for modifying the project in the future, including expansions and upgrades as the program evolves. In addition, a reclamation reserve has been included for the post-closure long-term care and maintenance requirements.

Exploration and Development

Future exploration programs will target additional mineral resources around the main Kensington deposit. Other targets for exploration will be the Jualin area, and the Horrible, Elmira and Eureka veins.

OTHER PROPERTIES

In addition to exploration at its operating and development properties, Coeur conducts a large grassroots (greenfields) exploration program to find new mineral deposits and define new mining opportunities. Currently the largest components of this program are devoted to the Santa Cruz Province of southern Argentina and to the Lake Victoria Gold Belt of Tanzania and but it has also budgeted for exploration in other parts of the world as well.

Argentina, Santa Cruz Province

Coeur continued reconnaissance in Santa Cruz Province where its activities in 2006 resulted in identification and acquisition of four new exploration-stage properties believed to be prospective for silver and gold mineralization. These properties are El Aguila, Sol de Mayo, Sascha and Joaquin. El Aguila and Sol de Mayo are controlled by private Argentine interest. Coeur has the right to purchase both properties from the owners, who will retain a production royalty, after completion of staged work and payment obligations. Sascha and Joaquin are controlled by Mirasol Resources Ltd. a publicly-traded, Canadian exploration company. Coeur has the right to earn up to a 71% managing interest in a joint venture with Mirasol in return for staged work and payment obligations.

Coeur plans to continue to explore its new holdings and seek additional opportunities in Santa Cruz in 2007 and has budgeted $2.6 million for these activities.

Tanzania, Africa

During the first quarter of 2004, Coeur acquired ten prospecting licenses for properties located in the Lake Victoria Gold Belt of Tanzania, Africa and added Saragurwa and Bismark in 2005 and 2006. Except for Saragurwa and Bismark, which are owned by private Tanzanian interests, all properties are held 100% by a Tanzanian subsidiary of Coeur via prospecting or primary mining license provisions of the Tanzania Mining Code. After subsequent exploration, the company reduced its concessions to 8 separate parcels, currently and has applied for two new prospecting licences.

During 2006, exploration work consisted of mapping, trenching, sampling and acquisition and interpretation of detailed airborne geophysical data. As a result of this work, a large zone of anomalous gold-in-soil values, measuring over 1.2 miles long in an east-west orientation, by over 0.3 miles wide was defined on the Kiziba Hill property, a 105 square kilometer sized property which lies on the same belt of Archean-aged rocks, commonly termed “greenstone”, which host the Geita gold mine to the east. Greenstones, a mixture of volcanic, sedimentary and intrusive rocks, are a major host to gold mineralization around the globe. Gold anomalies were also defined on the Bunda 1 property to the northeast of the city of Mwanza.

In 2006, over 44,000 feet of shallow, rotary air blast drilling (RAB) was conducted over the gold-in-soil anomalies at Kiziba Hill. This work verified the bedrock source of the surface gold anomalies and aided in producing a map of the bedrock beneath the laterite cover, which in places reached over 75 feet in thickness. Basal rotary air blast gold anomalies are spatially coincident with contacts between volcanic rocks and later intrusive rocks of felsic (granitic) composition and along major east-west shear/fault zones. Also in 2006, 180 meters of core drilling was completed on Saragurwa.

Coeur plans to continue to explore its holdings and seek additional opportunities in Tanzania and has budgeted $1.8 million for these activities.

Puchuldiza, Chile

Puchuldiza is a large, epithermal, hot spring deposit in a setting very similar to other such gold deposits in the USA, New Zealand and Japan. Gold mineralization can be found throughout the property in systems of veins, veinlets and stockworks developed in explosion breccias and silicified zones.

On November 28, 2001, Coeur signed an agreement with Barrick Gold Corporation (“Barrick”) relating to Coeur’s Puchuldiza gold property located approximately 250 kms northeast of the port city of Iquique in northern Chile. Under the terms of the agreement, Barrick can earn a 75% interest in the property in return for exploration expenditures of $2.25 million over the next five years (the initial period). For an additional $5.8 million in exploration spending, Barrick can increase its property interest to 85%. Coeur, however, can recover its full 25% interest by making a cash payment to Barrick equivalent to 25% of Barrick’s additional expenditure of $5.8 million, plus a 50% penalty.

Since 2001, Barrick has spent approximately $1.95 million on geologic mapping, geochemical and geophysical surveys and drilling on the Puchuldiza property. A total of 4.375 meters (14,350 feet) of drilling in 17 core holes has been completed. Results of their work have been encouraging enough for Barrick to plan follow-up work. In 2007, Coeur granted to Barrick a 24-month extension of the initial period and Barrick must spend a cumulative total of $2.45 million by the end of the initial period to earn a 75% interest.

Annex K

Certain Information Regarding Mining Properties of Palmarejo and Bolnisi

Technical Report and Qualified Persons

The following descriptions and summaries of the Palmarejo-Trogan Project are taken from the report entitled “Updated Technical Report — Palmarejo-Trogan Project, Chihuahua, Mexico” (the “Technical Report”) prepared by Michael M. Gustin, P.Geo. and Neil B. Prenn, P.Eng. of Mine Development Associates Inc. (“MDA”) dated September 17, 2007. A copy of the Technical Report has been filed by Palmarejo on SEDAR at www.sedar.com. Mr. Gustin and Mr. Prenn are “qualified persons” as defined in National Instrument 43-101 (“NI 43-101”), are independent of Palmarejo and have reviewed and verified the scientific and technical mining disclosure with respect to the Palmarejo-Trogan Project contained in this proxy statement.

Palmarejo Project

The nature and extent of Palmarejo’s title to and interest in the concessions comprising the Palmarejo-Trogan Project are as follows:

Corporacion Minera de Palmarejo (Ruben Rodríguez Villegas) Agreement

A lease and option to purchase agreement between Planet Gold and the Corporacion Minera de Palmarejo (Ruben Rodriguez Villegas) for 10 concessions totaling approximately 642 hectares (see table below) was signed on June 26, 2003. The historic Palmarejo mine, as well as the mineral resources discussed below under the heading Mineral Resources, are located within the northern block of these concessions. Pursuant to this agreement, a five-year exploration right over the property was granted to Planet Gold in exchange for cash payments, including US$20,000, which was paid on signing and a further nine escalating semi-annual payments totaling US$365,000, which also have been paid. Planet Gold exercised the option and acquired a 100% interest in the concessions by making a final payment of US$115,000 in April 2005.

Palmarejo Concessions

Name	Title Number	Area (Has.)	Concession Type	Expiration Date

La Mexicana	T-212281	142.1410	Mining	September 28, 2050
Carmelita	T-209976	5.3430	Mining	August 30, 2049
La Aurelia	T-209541	10.000	Mining	August 2, 2049
Cabellero Azteca	T-209975	5.0510	Mining	August 30, 2049
Lezcura	T-210479	14.5465	Mining	October 7, 2049
El Risco	T-210163	24.0000	Mining	September 9, 2049
Unif. Huruapa	T-195487	213.7755	Mining	December 13, 2039
Palmarejo	T-164465	52.0755	Mining	May 8, 2029
Santo Domingo	T-194678	15.3737	Mining	May 6, 2042
San Carlos	T-188817	160.0000	Mining	November 28, 2040
Total		642.3062

Aldo Arturo Aguayo Dozal Agreement

On July 7, 2003, an application for the Trogan concession was submitted to the Chihuahua Informe Pericial. This application was configured to surround the Palmarejo mine area and other properties of interest along major NW- and WNW-trending structures; the initial application covered about 16 km in a NW-SE direction by 3 to 5 km in a NE-SW direction. From the application, two mining concessions totaling about 3,852 hectares (see table below) were granted in the name of Aldo Arturo Aguayo Dozal, a Mexican employee of Planet Gold, on February 19, 2004. On October 15, 2004, Aldo Arturo Aguayo Dozal transferred all rights to the Trogan and Trogan Fraccion mining concessions to Planet Gold for a nominal sum.

Trogan — Trogan Fraccion Concessions

Name	Title Number	Area (Has.)	Concession Type	Expiration Date

Trogan	T-221490	3,844.5413	Mining	February 18, 2054
Trogan Fraccion	T-221491	7.9682	Mining	February 18, 2054
Total		3,852.5095

Jacobo Valenzuela Agreement

A lease and option to purchase agreement between Planet Gold and Carmen Breach Russo Viuda de Valenzuela, the heir of the late Sr. Francisco Jacobo Valenzuela for concessions totaling 49 hectares (see table below) was signed on October 9, 2003. The concessions lie in three separate areas within the broader project region. The agreement, which can be terminated with 30 days’ notice by Planet Gold, grants Planet Gold an exclusive four-year exploration right over the concessions in exchange for cash payments, including US$25,000 paid on signing and seven escalating semi-annual payments totaling US$205,000 of which US$155,000 has been paid. When these obligations are fulfilled, Planet Gold can acquire a 100% interest in the concessions by making a final payment of US$70,000 by the end of four years from the effective date of the option agreement.

Jacobo Valenzuela Agreement Concessions

Name	Title Number	Area (Has.)	Concession Type	Expiration Date

Patria Vieja	T-167323	4.0000	Mining	November 2, 2030
Nueva Patria	T-167281	11.0000	Mining	October 29, 2030
Maclovia	T-167282	6.0000	Mining	October 29, 2030
San Juan de Dios	T-167322	23.0000	Mining	November 2, 2030
Carrizo Anexas	T-167284	1.0000	Mining	October 29, 2030
Carrizo	T-167283	4.0000	Mining	October 29, 2030
Total		49.0000

Mrs. Carmen Valenzuela (the heir of Sr. Valenzuela) is currently the registered owner of 60% of the Carrizo and Carrizo Anexas concessions. Mrs. Valenzuela will need to complete a transfer of rights to the remaining 40% before Planet Gold can acquire a 100% interest in these two concessions. The transfer is being delayed as a result of the death of the registered owner of the 40% interest. In addition, the registration of the San Juan de Dios concession must be updated to reflect the death of Sr. Jacobo Valenzuela and the transfer of rights to Ms. Carmen Valenzuela. Planet Gold believes the transfers will be completed and the registry updated before the termination of the lease and option agreement.

Ricardo Rodriguez Lugo and Joaquin Rodriguez Lugo Agreement

A lease and option to purchase agreement between Planet Gold and Messrs Ricardo Rodriguez Lugo and Joaquin Rodriguez Lugo for concessions totaling about 101 hectares (see table below) was signed on April 20, 2004. The agreement, which can be terminated with 30 days’ notice by Planet Gold, grants Planet Gold an exclusive four-year exploration right over the concessions in exchange for cash payments, including US$12,800 which was paid on signing and seven escalating semi-annual payments totaling US$102,800 of which US$26,800 has been paid. When these obligations are fulfilled, Planet Gold can acquire a 100% interest in the concessions by making a final payment of US$80,000 by the end of 4.5 years from the effective date of the agreement.

Ricardo Rodriguez Lugo and Joaquin Rodriguez Lugo Agreement Concessions

Name	Title Number	Area (Has.)	Concession Type	Expiration Date

La Buena Fe	T-188820	60.0000	Mining	November 28, 2040
Ampl La Buena Fe	T-209648	40.8701	Mining	August 2, 2049
Total		100.8701

La Moderna Concession

Under the terms of a purchase agreement between Planet Gold and Francisco Yanez Medina, signed on September 14, 2004, Planet Gold purchased the 75.8635-hectares La Moderna mining concession for US$12,000. The concession is valid through to September 22, 2055.

La Moderna Concession

Name	Title Number	Area (Has.)	Concession Type	Expiration Date

La Moderna	208350	75.8635	Mining	September 22, 2055

Los Tajos Concession

Palmarejo acquired a 100% interest in the Los Tajos mining concession from Arturo Perea Saenz for US$25,000 on April 21, 2005.

Los Tajos Concession

Name	Title Number	Area (Has.)	Concession Type	Expiration Date

Los Tajos	186009	2.7043	Mining	December 13, 2039

La Victoria Concession Agreement

Planet Gold signed a lease and purchase option agreement with Eva Alicia Fontes Manriquez and her husband Jim Patterson on the La Victoria concession on May 5, 2005. Under this agreement, Planet Gold holds a three-year exploration right for escalating semi-annual payments totaling US$180,000, of which US$65,000 have been paid (inclusive of US$20,000 paid upon execution of the agreement). On or before the conclusion of the three-year period, Planet Gold retains the right to purchase 100% ownership of the concession for an additional US$120,000.

La Victoria Concession

Name	Title Number	Area (Has.)	Concession Type	Expiration Date

La Victoria	210320	76.0883	Mining	September 23, 2049

Planet Gold Concessions

The concessions listed in the table below were granted to Planet Gold between April and November 2005. They are 100% owned by Planet Gold.

Planet Gold Concessions

Name	Title Number	Area (Has.)	Concession Type	Expiration Date

Amplicion Trogan	224118	703.2318	Mining	April 7, 2055
Amplicion Trogan Oeste	225223	1699.9939	Mining	August 4, 2055
Trogan Norte 1	225278	1024.0000	Mining	August 11, 2055
Trogan Norte 2	225279	1019.2222	Mining	August 11, 2055
Trogan Oeste	225308	2699.0748	Mining	August 15, 2055
La Buena Fe Norte	226201	98.0878	Mining	November 30, 2055
Total		7243.6105

Virginia Concession

Under the terms of a purchase agreement between Planet Gold and Mrs. Maritza Rascon Serrano signed on May 16, 2006, Planet Gold purchased the 12 hectares Virginia mining concession for a total price of US$625,000 payable as follows: US$300,000 was paid upon signing of the agreement. The balance will be paid by five successive payments of US$25,000 (each payable every four months after the date of the agreement) and one final payment of US$200,000 to be paid 24 months after the date of the agreement.

Virginia Concession

Name	Title Number	Area (Has.)	Concession Type	Expiration Date

Virginia	214101	12.0906	Mining	August 9, 2051

La Estrella Concession

In February 2004, Planet Gold entered into an agreement with the owner of the 59 hectares La Estrella mining concession. The agreement provided that the concession will be sold to Planet Gold for the amount of US$500,000 payable in seven installments and that the concession would be transferred and registered in the name of Planet Gold only after the payment of the first installment of C$150,000. This payment was made on May 16, 2006 and the La Estrella concession is now registered in the name of Planet Gold. The balance of the purchase price is payable in five successive payments of US$25,000. The first three payments of US$25,000 have been made and the others will be due September 16, 2007, and January 16, 2008. One final payment of US$225,000 will be payable on May 16, 2008. If Planet Gold fails to make any of the purchase price payments, the concession will be transferred back to the owner.

La Estrella Concession

Name	Title Number	Area (Has.)	Concession Type	Expiration Date

La Estrella	189692	59.5863	Mining	December 4, 2040

Mexican Law Amendments

In February 2005, the Mexican Mining Law was amended. As a result, the Mexican authorities have not issued “exploration” concessions since January 1, 2006. All existing exploration concessions have been automatically converted into mining concessions and their expiration dates are 50 years from the date the exploration concession was originally issued.

Ejido Agreements

Planet Gold has entered into agreements that allow surface disturbance for the purpose of conducting exploration activities from the four ejidos, or surface owner councils, that cover the Planet Gold land holdings — the Palmarejo, Guazapares, Guerra al Tiran, and Aqua Salada ejidos. These agreements allow Planet Gold to carry out exploration on the ejidos ground in exchange for paying nominal sums determined by the areas of disturbance associated with the construction of new roads, drill pads, etc. As part of their public relations program with the local inhabitants, Planet Gold has also granted requests by the ejidos to purchase plumbing and building materials for an elementary school in the village of Palmarejo and use a dozer contracted by Planet Gold to prepare a site for the school as well as upgrade portions of the Temoris-Palmarejo gravel road. The agreements with the Palmarejo, Guazapares, and Guerra al Tiran ejidos are effective through November 2009, while the Agua Salada agreement is effective through September 2010.

Subsequent to the above-mentioned agreements, Planet Gold executed agreements with the Palmarejo and Guazapares ejidos covering surface activities involved with the exploration, exploitation and processing of mineral deposits, the construction of all necessary mining and processing facilities, and the undertaking of mining operations. The agreements were signed on October 16, 2005 and October 30, 2005, respectively, and are effective for 15 years with an option to extend the terms for an additional 15 years.

Environmental Matters and Permits

An environmental study was commissioned by Planet Gold for the purpose of obtaining an exploration permit for the Palmarejo Project on behalf of Planet Gold. Heuristica Ambiental, environmental consultants from Hermosillo, Sonora, were contracted to carry out the study and permitting. Heuristica Ambiental submitted two NOM-120 applications to permit exploration activities to the Mexican Ministry of the Environment and Natural Resources’ Chihuahua office (“SEMARNAT”) on January 15, 2004, one for the Palmarejo Project area and one for the Trogan license area. The two permits became active on January 20, 2004. A similar permit was obtained for the Guadalupe area. These permits allow Planet Gold to dig 200 trenches, construct 10 km of 5-meter wide roads, and drill 300 holes over a 3-year time period. A total disturbance on 10 hectares is allowed for each permit.

Planet Gold filed an environmental impact study for the Palmarejo Project with the Secretariat of Environmental and Natural Resources, the Mexican Government environmental authority (“SEMARNAT”) on March 13, 2006. The study covers the potential impacts of a commercial mining operation at the Palmarejo Project, including open pit mining, mill and flotation processing, waste dumps, tailings and tailings dam, etc. The environmental permit was granted on May 23, 2006. The permit approves mining activities for a 10 year period, plus 3 years for reclamation, based on the Palmarejo project mine plan as submitted by Planet Gold to SEMARNAT. If Palmarejo’s mine plans change, Palmarejo can apply to SEMARNAT for an extension of the environmental permit.

Planet Gold also filed with SEMARNAT a Change of Soil Use application in May, 2006. The Change of Use of Surface Permit for the Palmarejo Project was approved on August 31, 2006. This permit allows Palmarejo to use the Palmarejo project land for mining purposes rather than its current use as forest land.

The permit also specifies that the restoration, replanting, rehabilitation and upkeep requirements for the Palmarejo Project site will be undertaken by the Mexican National Forest Commission in return for a single environmental compensation payment by Palmarejo in the amount of approximately C$750,000, which payment has been made.

The small village of Palmarejo lies approximately 0.5 km to the northwest of the Palmarejo Project’s mineral resources reported below. While the people of the village appear to be supportive of the operations that Planet Gold is undertaking at present, it is not clear what financial and/or time-related impacts to the permitting of a mining operation, if any, the presence of the village might create.

History

Pre-Planet Gold Exploration and Mining History

The Palmarejo-Trogan Project area lies within the Temoris mining district, which is reported to have had large but unknown quantities of silver and gold production dating from Spanish colonial times. Although local miners claim that mines such as Todos Santos, La Patria, Carmelita, and Guadalupe have been worked for over 100 years, there is no known record of their past production, and they are now abandoned. Many small adits and superficial workings along the district’s two main mineralized structural trends, the Virginia and Guadalupe trends, attest to past mining activity.

Reported mining activities at Palmarejo started in 1818, but mining ceased in the early 1900s at the time of the Mexican Revolution. Intermittent small-scale production continued throughout the 20th century. There are no production records for the early period of mining at Palmarejo prior to 1909, although some estimates of approximate production were made, as described in the Technical Report.

Production at Palmarejo was resumed by Minas Huruapa, S.A. de C.V. (“Minas Huruapa”) during the period from 1979 to 1992. Records newly provided by Jorge Cordoba, General Director of Operations for Minas Huruapa at Palmarejo, indicate that Minas Huruapa mined 168,352 tonnes of ore grading 297 g Ag/t and 1.37 g Au/t. See table below.

Minas Huruapa Production at Palmarejo Mine: 1979 to 1992

		Mined Grade
Year	Tonnes	g Au/t	g Ag/t

1979	735	0.24	142
1980	7,455	0.79	201
1981	12,383	1.49	275
1982	10,459	1.69	436
1983	11,500	1.59	335
1984	12,562	1.83	345
1985	12,991	1.41	317
1986	12,712	1.50	317
1987	13,708	1.10	260
1988	14,410	1.10	280
1989	12,889	1.00	258
1990	17,782	1.20	289
1991	18,186	1.30	269
1992	10,580	1.50	302

Totals	168,352	1.37	297

The La Currita Mine, located adjacent to the Palmarejo-Trogan Project in the Guadalupe area, produced at a rate of about 100 tons per day from 1985 to 1998. The gold-silver ore from the mine was processed at a 150 ton per day flotation mill that also received ore from other area mines. Production ceased at La Currita due to low metal prices. Kalahari Resources Inc. undertook exploration drilling at La Currita in 1991, while Silver Standard Resources Inc. did additional drilling in 1998. Minor unrecorded production occurred from several other areas within the Palmarejo-Trogan area, including in the Guadalupe and La Patria areas.

High-grade gold-silver shoots at the Guerra-al-Tirano, Convirginia (Virginia) and Juan de Dios prospects are being mined by local miners today. These small underground mines do not use modern mining practices, with little grade control or constant production rates. Ore is trucked to a mill near the town of Los Llanos for flotation, with the concentrate sent for refining in Torreon, Durango.

Historic Resource Estimates

Several estimates in respect of mineralization at the Palmarejo mine were completed between 1909 and 1996. There are insufficient details available on the procedures used in these estimates to permit MDA to determine that any of the estimates meet NI 43-101 standards, and none of the estimates are classified. Accordingly, these resource figures are presented here merely as an item of historical interest with respect to the exploration target and should not be construed as being representative of actual Mineral Reserves (under NI 43-101) present at the Palmarejo Project.

The following table shows mineral inventory estimates, consisting of mineralized material lying between workings existing at the time, prepared by or for some of the companies who have been involved with the Palmarejo mine from 1909 to 1996. No drilling data are known to have been used for any of these calculations. The use of the term “reserve” in this table is not consistent with NI 43-101. MDA knows little of the techniques and parameters used in these estimates. MDA believes that none of these estimates were prepared in full compliance with the provisions of NI 43-101.

Previous Estimates of “Reserves” for the Palmarejo Mine

			Grade		Ounces
Estimator	Date	Tonnes	g Au/t	g Ag/t	Au Oz	Ag Oz

E.T. McCarthy	1909	615,000	?	559	?	11,054,180
W.D. Hole	1919	446,142	3.0	407	43,175	5,838,578
Garcia y Cisneros	1969	189,000	3.4	482	20,662	2,929,196
E.T. Knight	1975	416,000	2.5	428	33,440	5, 725,016
San Luis	1978	150,014	2.8	356	13,506	1,717,202
Minas Huruapa	1990	124,139	2.4	294	9,574	1,176,898
San Luis	1996	120,407	1.6	231	6,194	894,341

Planet Gold calculated an inferred resource for the Palmarejo mine based on exploration by Planet Gold completed through June 2004. This resource estimate has been updated, refined, and replaced by the estimate discussed herein.

Planet Gold Exploration History (prior to the Acquisition of Planet Gold by Palmarejo)

Other than the drilling at the La Currita mine mentioned above, the only other drilling known to be completed within the Palmarejo-Trogan property prior to that of Planet Gold is the drilling of five holes in the underground workings prior to 1909.

In January and February of 2003, Hall Stewart conducted a reconnaissance study on behalf of Planet Gold of the Palmarejo-Trogan Project area. Stewart’s work led to Planet Gold’s submission of the Trogan application and the initiation of negotiations on internal claims. Detailed field investigations by Planet Gold began immediately following the signing of the Corporacion Minera de Palmarejo (Ruben Rodriguez Villegas) agreement in June 2003.

Reconnaissance surface mapping, trenching, and underground sampling and mapping on known prospects within the project area led to the identification of significant precious metal anomalies in the Palmarejo Project area. A more focused trenching and underground sampling effort was then undertaken at the Palmarejo Project, and drill testing commenced in November 2003 with a single reverse circulation (“RC”) rig.

Sixty-eight surface trenches, for a total of 1,500 m, were constructed and sampled by Planet Gold as part of the reconnaissance of the Trogan area through June 2005. These trenches vary in width from 1 to 116 m. An additional 43 trenches were completed at Palmarejo for a total of 927 m. The trenches were completed with picks and shovels to a depth of up to 1 m, with samples chipped over 3-m intervals. The trenches were also mapped for lithology, alteration, structural controls of mineralization, oxidation, and stratigraphy. The results from the trench sampling were not used in the updated estimation of the Palmarejo Project mineral resources. Additional rock chip, mine dump, and select geochemical samples from various parts of the project area were also collected and assayed.

Drilling by Planet Gold was initiated in November 2003 and began with the drill testing of the La Prieta vein structure, as the most extensive historic mining occurred within this structure. Drilling then progressed to testing both the La Prieta and La Blanca structures with focused drilling undertaken in the areas of the Rosario, Tuscan, Halls, 76 and 108 mineralized shoots. The details of such drilling are detailed below.

Planet Gold collected almost 2,200 shortwave infrared (“SWIR”) spectral measurements from drill samples from holes on a series of sections across the La Blanca and La Prieta structures using an ASD Terraspec instrument. An additional 500 SWIR spectra were measured as part of a regional alteration-mapping program on the Trogan project. A new exploration model using structural and stratigraphic targets, high-level clay mineralogy, and the gold-silver and pathfinder-element geochemistry is currently being developed and applied throughout the Trogan project.

One hundred and eighty-six Palmarejo drill samples and 282 trench-sample pulps were analyzed for a 50-element suite by combination ICP-MS and ICP-AES. The goal of these geochemical analyses was to evaluate vertical and lateral zoning of major and trace elements in the mineralized shoots at Palmarejo.

Geologic Setting

Regional Geology

The Palmarejo-Trogan Project lies near the western edge of the Sierra Madre Occidental, a north-northwest-trending volcanic plateau that separates the southward extension of the Basin and Range Province of the southwestern United States into two parts; these two areas of extension have been referred to as the eastern and western Mexican Basin and Range provinces. The Palmarejo-Trogan Project is near the boundary between the Sierra Madre Occidental and western Mexican Basin and Range Province.

Basement rocks in the Sierra Madre Occidental are obscured by Cenozoic volcanic flows, tuffs, and related intrusions but are inferred to include Proterozoic basement rocks, overlying Paleozoic shelf and eugeosynclinal sedimentary rocks, possibly scattered Triassic-Jurassic clastic rocks, and Mesozoic intrusions. The Palmarejo Project area lies southwest of the west-northwest- to northwest-trending Mojave-Sonora Megashear, along which an estimated 700-800 km of left-lateral slip is thought to have occurred during the Jurassic period.

Cenozoic magmatic rocks in northern Mexico, including the Sierra Madre Occidental, are generally thought to reflect subduction-related continental arc magmatism that slowly migrated eastward during the early Tertiary and then retreated westward more quickly, reaching the western margin of the continent by the end of the Oligocene epoch. The eastward migration is represented in the Sierra Madre Occidental by the Late Cretaceous-Paleogene “Lower Volcanic Series” or Nacozari Group, of calc-alkaline composition. Over 2,000 m of predominantly andesitic volcanic rocks, with some interlayered ash flows and associated intrusions, comprise the lower volcanic series. Rhyolitic ignimbrites and flows, with subordinate andesite, dacite, and basalt, formed during Eocene and Oligocene caldera eruptions. These volcanic rocks form a one-kilometre-thick unit that unconformably overlies the Lower Volcanic Series andesitic rocks and constitutes the “Upper Volcanic Supergroup” of the Sierra Madre Occidental. The Upper Volcanic Supergroup is also commonly referred to as the Upper Volcanic Series, or Yecora Group. The ignimbrites are gently dipping to flat lying. As the magmatic arc retreated to the western edge of the continent, becoming inactive by the end of middle Miocene time, late Oligocene to Miocene (24-17 million year old) basaltic andesites were erupted in a backarc basin in the Sierra Madre Occidental. Still younger alkalic basalts related to Basin and Range extension are found in and east of the range. Although there appears to have been little late Cenozoic extension in the Sierra Madre Occidental itself, extensional Basin and Range-type structures and ranges formed to the east and west.

In the Temoris mining district, the lowest exposed unit of the lower volcanic series consists of rhyolitic flows and volcaniclastic units and related shallow intrusions. These are overlain by andesitic flows and epiclastic rocks with related andesitic porphyry intrusions. Local pillow lavas and limestone within the andesitic sequence attest to their deposition in a subaqueous environment. Younger dacite and rhyolite intrusions have been said to be part of the Lower Volcanic Series, but could be related to the Upper Volcanic Series instead. Cliff-forming rhyolitic ignimbrites of the Upper Volcanic Series are well exposed in the eastern and southern parts of the project area.

Mineralization in the district, which is hosted in the Lower Volcanic Series, may be synchronous with the upper dacite and rhyolite intrusions. The Lower Volcanic Series exhibits regional propylitic alteration.

Structural extension in the district takes the form of what are interpreted to be listric normal faults striking north-south to north-northwest, with west-northwest-trending flexures, as well as dilation of west-northwest-trending fractures, caused by strike-slip faulting.

A gold-silver metallogenic province that hosts low-sulfidation epithermal polymetallic gold-silver deposits lies along the western margin of the Sierra Madre Occidental. This province appears to exhibit a regional zonation of silver-rich deposits (Au:Ag ratios of 1:150) to the west and gold-rich deposits (Au:Ag of 1:40) to the east. The Palmarejo-Trogan Project, a silver-rich deposit, lies in the western part of this province.

Palmarejo Project Local Geology

The Lower Volcanic Series is exposed in the central parts of the Palmarejo Project and the Upper Volcanic Series is exposed in the northern, northeastern and southwestern limits of the property.

Basal rhyolite and overlying sedimentary rocks and andesites of the Lower Volcanic Series comprise the surface and underground exposures at Palmarejo. Ignimbrites of the Upper Volcanic Series are not exposed in the mine area, but are visible on surrounding ridge tops. Based on satellite imagery, it has been suggested that the Palmarejo area is situated on the southwestern flank of a small caldera.

The Palmarejo Project mineral resources described below lie within and adjacent to the La Prieta and La Blanca vein structures. The La Prieta structure extends for at least two kilometres, has a variable strike that averages about 115o, and dips to the southwest at 35o to 85o. According to one study, west-northwest-striking faults such as the La Prieta structure may have become dilated and mineralized during strike-slip movement on the more prominent north-northwest-striking structures, such as the La Blanca structure.

The La Blanca vein structure strikes about 160o, has an average dip of about 50o to the southwest, and is thought to be a listric normal fault that parallels the trend of the regional faults in the Sierra Madre Occidental. Faults with similar orientations are the most commonly mineralized structures in the Temoris district.

A broad zone of mineralized quartz stockwork formed at the intersection of the La Blanca and La Prieta structures. It has been suggested that north-trending splays from other north-northwest-striking structures at Palmarejo may offset both the La Blanca and La Prieta faults.

Trogan License Area Local Geology

The Lower Volcanic Series is exposed in the northern and western parts of the Trogan Exploration Area, with the Upper Volcanic series exposed to the east. North-northwest-striking normal faults similar to La Blanca are common throughout the concession and host mineralization at a number of prospects and old mines. Some of these prospects are described below.

Guadalupe Area Local Geology

The Guadalupe Project is about six kilometers southeast of Palmarejo and includes the Guadalupe, Guadalupe Norte, El Salto and Las Animas prospects. It is located within the northwest-trending Guadalupe — Las Animas structure that can be traced for 2,000m along strike and has an average dip of approximately 55o to the northeast.

Mapping indicates both normal and strike-slip offset across the fault, with vertical displacement estimated to be at least a few hundred meters. Secondary west-northwest- and north-northeast-trending structures have been identified by surface mapping in the Guadalupe area.

The Guadalupe project comprises silver- and gold-bearing quartz-carbonate veins hosted in a volcanic-sedimentary package that is intruded by a felsic dome complex. The stratigraphic sequence of the volcanic-sedimentary package at Guadalupe is similar to that at Palmarejo. The Guadalupe hanging-wall block consists of predominantly flat-lying volcaniclastic sandstones, mudstones, and conglomerates that are overlain by amygdaloidal basalt, porphyry andesite, conglomerate, andesite tuff, and phenocryst-rich andesite. The footwall block comprises the lower volcaniclastic units and basaltic-andesitic lavas. The felsic-dome complex intrudes both blocks and is characterized by flow-banded and porphyritic rhyolite dikes and domes. Contact breccias are locally developed along the margins of the dome. Talus deposits containing fragments of flow-banded and porphyritic rhyolite partially overlies the structure between Guadalupe and Las Animas.

The northwest extension of the Guadalupe structure is characterized by a clay bloom that extends at least 450m beyond the limit of existing drill coverage at the Guadalupe Norte prospect.

La Patria Area Local Geology

The La Patria project is located about seven kilometers south-southeast of Palmarejo and includes the La Patria, La Virginia, and Maclovia prospects. It is located within the northwest-trending La Patria — Todos Santos structure that can be traced for over 4,000m along strike.

Prospects at the La Patria project have a combined strike length of 1,700m and are spatially associated with subparallel faults that strike predominantly northwest (335°) and dip approximately 45° to the northeast. Mapping suggests dominant displacement along the structure includes both normal and strike-slip movement. Several prospects, including Santa Ursula and Todos Santos, are located over several kilometers along strike to the northwest of the La Patria.

The La Patria project comprises gold- and silver-bearing quartz-carbonate veins hosted in a volcanic-sedimentary package that is intruded by felsic dikes. The hanging-wall block consists of interlayered flat-lying amygdaloidal basalt, andesite porphyry, sandstones, mudstones, and conglomerates. The footwall block comprises porphyritic granodiorite, welded rhyolite ignimbrite, conglomerates, and the interlayered volcanic-sedimentary package. Felsic dikes with flow-banded and porphyritic textures intrude both the footwall and hanging-wall blocks.

Mineralization

Deposit Types

Mineralization in the Palmarejo-Trogan Project area consists of epithermal, low sulfidation, gold-silver vein/breccia deposits with strong vertical zoning occurring in north-northwest-striking and west-northwest-striking structures. Early quartz-carbonate veins are locally overprinted by high-grade silver-gold veins. This deposit type is common within the silver-gold metallogenic province of the Sierra Madre Occidental, and accounts for much of the historic silver and gold production from the province.

The silver and gold deposits are characterized by pervasive silicification, quartz-fill expansion breccias, and sheeted veins. Multiple phases of mineralization produced several phases of silica, ranging from chalcedony to comb quartz, and two periods of silver-gold mineralization. As noted in one study, low-sulfidation polymetallic silver-gold mineralization dominates the Palmarejo resource area. This strongly zoned mineralization is characterized by pyrite, sphalerite, galena, and argentite (acanthite) that were typically deposited in quartz vein/breccias at lower elevations, and higher-grade precious metals mineralization was deposited with fine-grained, black, silver-rich sulfide bands or breccia-infill in the upper portions of the structures. Much of the gold and silver mineralization is succeeded by the bulk of the quartz-vein material, which is weakly mineralized and tends to lie in the interior portion of the veins in the mineralized shoots.

Silicic, argillic, chloritic, and hematitic alteration were noted during underground mapping at the Palmarejo. Gold is present as native gold and electrum, while silver occurs as acanthite, electrum/argentian gold, native silver, and aurorite.

Based on petrographic examination of mineralized drill core samples, it has been suggested that the mineralization may be similar paragenetically to silver-dominant systems such as Candelaria, Nevada, and Arcata, Peru.

Palmarejo-Trogan Project Mineralization

The Palmarejo-Trogan Project mineral resources discussed below are located at Palmarejo, Guadalupe and La Patria. The mineralization at Palmarejo, Guadalupe and La Patria is described first, followed by brief descriptions of mineralization present elsewhere in the Palmarejo-Trogan exploration area.

Host rocks are an important influence on vein formation at Palmarejo-Trogan,, especially competent brittle hosts that allow development of through-going fractures. Silicified laminated sandstones of one unit are particularly favorable hosts, while the lower rhyolites at Palmarejo, although silicified, tend to develop many small fractures rather than through-going fissure veins even though the rhyolites are silicified. Dilational portions of fault zones, such as flexures, link veins in fault jogs, or stockwork tension veins, favor development of the mineralized shoots, or clavos. Throughout the Palmarejo-Trogan area, left-stepping (west-northwest) bends in the generally northwest-trending structures are particularly favorable sites for clavo development. Increased normal fault displacement also appears to be important, and structures such as Tres Cruces that have little normal fault displacement tend not to be well mineralized.

Palmarejo Area

Gold-silver veins and vein/breccias occur within, and at the intersection of, the west-northwest-striking La Prieta structure and the north-northwest-striking La Blanca structure. Multiple stages of hydrothermal activity and mineralization filled these structures with quartz veins and formed quartz stockwork mineralization within the wedge of rock formed by the intersection of the structures. Both the La Prieta and La Blanca veins have polymetallic silver-gold vein/breccias with an epithermal gold-silver overprint that forms high-grade shoots in the steeper-dipping portions of the listric normal faults. Early mining focused on the La Prieta vein, where high-grade silver mineralization was present as bands of fine-grained acanthite and galena within the vein. Steeply plunging, high-grade mineralized shoots, or clavos, have been identified in each of the vein structures.

Further detailed information in respect of mineralization, based upon petrographic and scanning electron microscope work, is included in the Technical Report.

Drilling by Planet Gold along the La Prieta vein structure has tested approximately 3.5 km of strike length and has penetrated the structure over an elevation range of about 900 to 1,250 m. Approximately 1 km of strike length of the La Blanca vein has been tested, through an elevation range of about 750 to 1,250 m.

The Palmarejo mineral resources remain open for possible expansion in several areas.

Drilling has tested the intersection zone of the La Prieta and La Blanca structures, referred to as the Rosario clavo, below the deepest mineralization intercepted in either of the principle structures. The presence of significant mineralization in the deep Rosario target has been demonstrated by hole PMDH522D, which returned 24.4m grading 2.30 g Au/t and 196 g Ag/t in stockwork mineralization in the hanging wall of the La Blanca structure more than 200 meters down plunge from the previously deepest intercept in the Rosario clavo. In addition, six holes completed in the area between the Rosario and the 76 clavo since the most recent resource estimation in these areas have extended the Rosario mineralization southeast along the La Blanca structure.

Guadalupe Area

The Guadalupe project is located along a northeast-plunging structure that hosts the Guadalupe Norte, Guadalupe, and Las Animas prospects. A fourth and less explored target, El Salto, is situated between Guadalupe and Las Animas. Together with the La Currita prospect, a periodically active silver-gold mine that lies immediately beyond the limits of the Planet Gold landholdings, old mines and prospects occur over a six-kilometer strike length of the Guadalupe structure.

The limited amount of available historical data suggest that prior to Planet Gold’s work Guadalupe was identified as a silver-rich (>300 g Ag/t) vein with low-grade gold (<0.7g Au/t) and an average width of approximately five meters.

The silver-gold (±base metals) mineralization at Guadalupe occurs predominantly within northwest-trending quartz-carbonate breccia veins enveloped by variably developed quartz hydrothermal breccias and quartz-

stockwork zones. The multiphase quartz-carbonate breccia veins have an average dip of 55° to the northeast and range in thickness from less than a meter to at least 15 meters (true width). Subparallel veins of varying thicknesses are hosted in both the hanging-wall and footwall blocks.

Quartz-stockwork zones are typically developed in the hanging-wall blocks or between closely-spaced subparallel quartz-carbonate-bearing structures. Sigmoidal quartz veins are locally developed in the footwall block. In the footwall at El Salto, east-trending, shallowly dipping banded chalcedony/quartz veins over 5m in width are developed in a possible fault jog setting.

The quartz-carbonate breccia veins at Guadalupe are hosted in both the volcanic-sedimentary package and the felsic-dome complex. Outcrop expressions of the structure are dominantly characterized by moderately to pervasively clay-altered wall rocks and laterally discontinuous quartz veins with thicknesses ranging from millimeters to a few meters. The clay-rich fault trace is best preserved at Guadalupe Norte. Beneath the clay-rich upper zone, the quartz-carbonate breccia vein swells up to 15 meters true width and is spatially associated with quartz-carbonate-pyrite-sericite-clayepidote-chlorite alteration in the wall rock.

Precious and base-metal mineral assemblages are dominated by fine-grained pyrite, argentite (acanthite), sphalerite, galena, and electrum. Free gold was found in some specimens that contain narrow semimassive sulfide mineralization, hypogene hematite-siderite, or have been altered by supergene processes. Hypogene mineralization typically occurs as bands and disseminations in veins and, to a lesser extent, as 2 to 4cm wide semi-massive sulfide vein infill. Clay-rich fault zones in the upper portion of the deposit are barren to poorly mineralized.

Results from the drilling indicate that shallow levels of the structure are characterized by silver mineralization, while significant gold values are encountered at depths of about 200m vertical or greater (generally below 1300m elevation). A barren clay-rich zone overlies silver-dominant mineralization and suggests a setting similar to that at the 76 clavo at Palmarejo.

Early drilling by Planet Gold intersected well-mineralized, silver-dominated quartz-carbonate breccia veins between the clay alteration zone and the 1,300m elevation. Recent deep drilling down-dip of the silver-rich portion of the system has delineated several wide zones with strongly mineralized gold-silver breccia veins located predominantly between the 1,300 and 1,100m elevation levels. These results, in addition to surface geological interpretations, suggest that Guadalupe target represents the highest levels of a fully preserved epithermal system.

Multiphase silver-gold (± base metal) mineralization at Guadalupe comprises three main temporal and spatial styles, including:

•	early gold-rich quartz-sulfide style mineralization typically developed at deeper levels;

•	polymetallic silver-rich mineralization at intermediate levels characterized by pyrite-argentite (acanthite)-sphalerite-galena and minor chalcopyrite in the presence of several carbonate species and hypogene hematite; and

•	polymetallic silver-rich mineralization at shallow levels in the presence of abundant argentite (acanthite) and local electrum and free gold in association with white sphalerite and pyrite.

La Patria Area

The La Patria project lies within the northeast dipping La Patria — Todos Santos structure, approximately 6.5 km south-southeast of Palmarejo. Numerous prospects lie along the structure, which can by traced for over four kilometers. The La Patria project comprises the La Patria, La Virginia, and Maclovia prospects that have a combined strike length of 1.7km.

The gold-silver mineralization at La Patria is predominantly controlled by northwest-trending quartz ±carbonate breccia veins enveloped by variably developed quartz hydrothermal breccias and quartz-stockwork zones. The multiphase quartz ± carbonate breccia veins have an average dip of 45° to the northeast and range in thickness from less than a meter up to 15 meters (true width). A flexure in the structure is coincident with the vein dipping shallowly to the north-northeast at the La Patria prospect.

Several hanging-wall splays are observed within the upper 100m of the system and merge with the principal structure at depth. Quartz-stockwork zones are typically developed in the hanging-wall blocks, whereas narrow (less than 5cm wide) sigmoidal veins are hosted in the footwall block.

The breccia veins at La Patria are dominantly hosted in the volcano-sedimentary package and, to a lesser extent, within or along the margins of felsic dikes. Outcrop expressions of the structure are characterized by laterally discontinuous quartz veins with thicknesses ranging from centimeters to several meters, as well as moderate clay-rich fault traces. Alteration selvedges of quartz-sericite-pyrite with minor epidote-chlorite-carbonate-clay are spatially associated with the veins and variably developed in the host rocks. Potassic feldspar locally occurs at deeper levels. Sandstone and mudstone units are intensely to moderately quartz-pyrite altered locally and may provide competent host rocks for vein development.

Multi-phase precious and base-metal mineral assemblages at the La Patria project are dominated by fine- to coarse-grained pyrite, sphalerite, galena, chalcopyrite, and minor argentite (acanthite). Metal ratios indicate a gold-rich system, with Ag:Au ratios being generally less than 50, and increasing base metals at depth. Three main mineralization stages include:

•	early-stage fine-grained sphalerite-galena-pyrite as infill of comb-quartz veins;

•	intermediate-stage medium- to coarse-grained sphalerite-galena-pyrite-chalcopyrite ± argentite (acanthite) developed along altered wall-rock clasts and vein margins; and

•	late-stage black silica with fine-grained sulfide bands associated with hydrothermal quartz breccias that are crosscut by coarse-grained pyrite-carbonate-filled breccias.

Results from drilling indicate that the upper portion of the currently preserved La Patria structure contains modest to strong gold ± silver mineralization over vertical depths of about 150m. The lower portion of the drilled structure is characterized by increasing medium- to coarse-grained base-metal minerals and potassic feldspar. These results, in addition to surface geological interpretations, suggest that La Patria represents a partially preserved epithermal system that is more deeply eroded than Palmarejo and Guadalupe.

The Maclovia prospect is located about 900m south-southeast of La Patria. The area is characterized by a series of six or seven narrow structures that have been intermittently prospected and mined by traditional hand methods. Prospects along the veins are located on both sides of a steeply incised valley, so that more than 100 vertical meters of the vein system are exposed.

Trogan Area

Northwest- to north-northwest-striking silver-gold vein systems, similar to the La Blanca, La Prieta and Guadalupe structures, have been identified elsewhere in the Palmarejo-Trogan project area. These generally lie within three structural trends: the Virginia, Hundidos, and Guerra al Tirano trends.

La Virginia Trend

The La Virginia trend refers to a group of northwest-trending mineralized structures in the central portion of the Trogan area. The La Virginia trend extends for over four kilometers from north of the Todos Santos-Canadensia prospect area south to La Patria, which includes the La Patria, La Virginia and Maclovia prospects. Quartz-sulfide gold and polymetallic gold-silver at La Patria and other prospects along the Virginia trend are flanked by epithermal gold-silver mineralization, such as at Todos Santos.

Todos Santos-Canadensia.  The La Virginia structure can be traced from El Carrizo to La Patria. The Todos Santos-Canadensia area lies along the northwestern portion of the Virginia trend, about four kilometers south of Palmarejo. Todos Santos contains small mine workings along a two- to three-meter-wide quartz vein that lies within a northeast-dipping fault. The vein consists primarily of a breccia cemented by comb quartz. The La Canadensia prospect occurs within a breccia emplaced along a west-northwest-striking fault. This breccia contains silicified wall-rock fragments with quartz infill.

In September 2003, a widely spaced trenching and select underground channel-sampling program undertaken by Planet Gold at both of these prospects returned up to 11g Au/t and 23 to 208g Ag/t. These anomalous results are contained within a clay alteration zone up to 150m in width.

The Todos Santos — Canadensia target is formed by two left-lateral flexures along the Todos Santos-Esperanza Fault. The overall strike of the structure is about 340°, but deflects to 300° within the target area. The flexure has been mapped on the surface as well as in underground stopes that are localized along the deflection. The host rocks are andesite and basalt in the hanging wall, with epiclastic sediments in the footwall.

Fourteen core holes totaling 1,477m had been drilled at Todos Santos — Canadensia by Planet Gold through mid-2006. Narrow zones of mineralization were generally intersected in quartz-vein breccia at Todos Santos, although hole 11, the northernmost hole drilled, returned an intercept of 2.2m grading 12.6 g Au/t and 154.9 g Ag/t; further exploration is planned to follow up the mineralization intersected in this hole.

At Canadensia, holes 1 and 3 targeted the structure at shallow depths and intersected a quartz-vein breccia up to 10m wide. Anomalous to weak gold-silver mineralization was returned in these holes along the footwall contact of the structure above the main Canadensia underground workings. Other holes at Canadensia failed to return significant results.

Hundidos Trend.  The Hundidos trend consists of steeply northeast-dipping, west-northwest-striking structures lying between the Palmarejo area and the La Virginia trend. The Hundidos trend includes the Los Hundidos and Cerro de los Hilos prospect areas. The Los Hundidos — Cerro de Los Hilos prospect area lies along a northwest-trending structure known as the Los Hundidos fault, which is north of Todos Santos. Cerro de Los Hilos lies on the Los Hundidos structure about 0.5km north of the main Los Hundidos workings. Numerous narrow veins (typically <0.3m wide) have been explored in workings to depths of 1.5 to 2m over a 100-meter wide zone in the hanging wall of the Los Hundidos fault.

Planet Gold excavated a 116-meter long trench across the zone of workings. Sampling of the trench returned the following results:

	From	To	Interval
Trench ID	(m)	(m)	(m)	g Au/t	g Ag/t

	0	6	6	.39	65
PMTR 141	28	74	46	.71	37
	82	114	32	.82	17

One study considered the exposed Los Hundidos — Cerro de Los Hilos mineralization to be relatively deep in the epithermal system. If accurate, Cerro de Los Hilos is likely to be more of a low-grade bulk-mineralized target than a high-grade vein target. Another view is that the potential strike length of the target is about 250m.

A six-hole RC program, for a total of 911m, was completed at Cerro de Los Hilos in 2005. Narrow (1.5 to 3m) low-grade (0.5 to 3.25 g/t Au and 7 to 54 g/t Ag) values were returned from this drilling. In September and October 2006, 11 RC holes totaling 1,158.24 m were drilled into the sub-vertical, northwest striking Hundidos structure along strike to the northwest and southeast of the 2005 drilling. Only one of the 2006 holes encountered significant mineralization. Drill results are available in Palmarejo Silver and Gold press releases on the sedar.com website.

Cerro de Los Hilos SE

The Cerro de Los Hilos SE target is an isolated oxidized anomaly superimposed onto a composite rhyolite dike that lies 1.3 km southeast of Cerro de Los Hilos. Six holes were drilled at this target area; two holes intersected quartz veinlets with black sulfides and weakly anomalous silver within a quartz-feldspar unit that underlies the rhyolite dike. Results for three of the holes were pending at the date of the Technical Report.

Hundidos West.  Cerro Colorado is located about 1.5km northwest of Cerro de Los Hilos along the Chinipas Road. The prospect is characterized by a prominent silicified rhyolite ridge surrounded by hematite-clay altered rocks. Sampling of surface trenches returned anomalous gold (up to 0.5 g Au/t) values related to quartz- sulfide veins.

Guerra al Tirano.  Preliminary sampling has been completed at Guerra al Tirano, which lies in the southern portion of the Virginia trend. The old Guerra al Tirano mine itself is not controlled by Planet Gold, but the neighboring district is part of the Trogan license. Anomalous silver results, including 220 and 470 g Ag/t, were obtained from a two-meter wide vein containing numerous small prospects. Several other veins also returned anomalous silver results ranging from 23 to 83 g Ag/t.

Planet Gold began drilling at the Guerra al Tirano target in late January 2006, and three core holes, for a total of 621m, were completed in this Phase. The focus of the first three holes was the Tres Cruces structure (Aster 1 Prospect), which lies directly east of the main Guerra al Tirano structure. One of the holes intersected a narrow fragment-supported quartz-pyrite breccia and the two others tested the down-dip continuation of the main Reyna de Oro structure, encountering weakly mineralized quartz vein breccia. All three holes returned only weak mineralization.

Drilling

Summary

Planet Gold initiated drilling at the Palmarejo Project in November 2003 and drilling has been essentially continuous since that time. In addition, drilling has been conducted more recently at the Guadalupe, Todos Santos, La Patria, San Juan de Dios, Guerra al Tirano and La Finca targets. The only drilling known by MDA to have been completed at Palmajero prior to Planet Gold consists of five underground holes drilled in the early 1900s. Beyond their reported existence, no further information about these holes is known to MDA.

Palmarejo Mineral Resource Drilling Data

The resources reported below were estimated using the data provided by a total of 732 holes drilled by Planet Gold at Palmarejo through late September 2006, including 527 RC holes, 117 core holes, and 88 core continuations of RC holes. This database includes holes drilled at the La Finca, San Juan de Dios and Los Hilos prospect areas in 2005 and 2006, which lie outside the limits of the resource.

Palmarejo Resource Drilling Summary

		RC		Core
Company	Year	No.	Meters	No.		Meters	Total Drill Holes	Total Meters

Planet Gold	2003-2006	527	89,793	205	(1)	36,579	732	126,372

(1)	Includes 88 core continuations of RC holes.

Essentially all of the drill holes that cut the La Prieta vein intersected the structure at roughly right angles to the vein orientation, so that drilled vein thicknesses are reasonably close to true thicknesses. Although some of the early Planet Gold drill holes targeting the La Prieta structure cut the La Blanca vein obliquely, later holes were generally oriented to attempt to cross both principal structures at high-angles.

The drill-hole database used for the Palmarejo mineral resource estimation is briefly summarized below.

Palmarejo Drill-Hole Database: Summary

Item	Value

Number of Drill Holes	732
Total Length(m)	126,372
Average Length(m)	196	(1)
Meters Sampled & Assayed	91,495
Drill-Hole Assays	64,818
Holes With Down-Hole Surveys	629

(1)	Average total length of holes, with RC pre-collars and core tails considered to be one hole.

The drill-hole collar locations were surveyed by Palmarejo personnel. Down-hole surveys were not completed on 103 of the drill holes, due to lack of survey data at the time of the estimation, hole collapse that prevented surveying or faulty survey-data collection.

The drill-hole database is summarized in the Technical Report.

The mean silver and gold grades for the core holes are significantly higher than the RC holes. This is due to a location, as most of the core samples are derived from core tails of previously drilled RC holes. These core tails tended to drill a higher percentage of mineralized material than the RC holes.

Guadalupe Mineral Resource Drill Data

Guadalupe mineral resources summarized herein were estimated using data provided by 130 drill holes. The resource database is summarized at greater length in the Technical Report. The database was created by Planet Gold in the same manner as described above for the Palmarejo database, and was similarly check by MDA.

Guadalupe Resource Drilling Summary

		RC		Core			Total Drill	Total
Company	Year	No.	Meters	No.		Meters	Holes	Meters

Planet Gold	2005-2006	62	13,293	75	(1)	22,963	130	36,256

(1)	Includes 7 core continuations of RC holes.

The drill-hole database used for the Guadalupe mineral resource estimation is briefly summarized below.

Guadalupe Drill-Hole Database: Summary

Item	Value

Number of Drill Holes	128
Total Length(m)	35,790
Average Length(m)	280
Meters Sampled & Assayed (Au & Ag)	14,037
Drill-Hole Assays (Au & Ag)	12,444
Holes With Down-Hole Surveys	113

(1)	Average total length of holes, with RC pre-collars and core tails considered to be one hole.

Guadalupe Drill-Hole Database: Gold Sample Statistics by Drill Type

	Samples		Grade (g Au/t)
		Avg.				Std
Type	No.	Length	Mean	Min	Max	Dev	CV

RC	5,411	1.52 m	0.09	0	18.55	0.49	5.44
Core	7,033	0.82 m	0.59	0	315.00	6.39	10.83
Total	12,444	1.13 m	0.37	0	315.00	4.82	13.04

Guadalupe Drill-Hole Database: Silver Sample Statistics by Drill Type

	Samples		Grade (g Ag/t)
		Avg.				Std
Type	No.	Length	Mean	Min	Max	Dev	CV

RC	5,411	1.52 m	13	0	3,640	75	5.8
Core	7,033	0.82 m	39	0	4,420	134	3.5
Total	12,444	1.13 m	27	0	4,420	113	4.0

La Patria Mineral Resource Drill Data

La Patria mineral resources summarized below were estimated using data provided by 62 drill holes. The resource database is summarized in the Technical Report. The database was created by Planet Gold in the same manner as described above for the Palmarejo database, and was similarly checked by MDA.

La Patria Resource Drilling Summary

						Total
		RC		Core		Drill	Total
Company	Year	No.	Meters	No.	Meters	Holes	Meters

Planet Gold	2005-2006	50	8,183	12	2,911	62	11,094

La Patria Drill-Hole Database: Summary

Item	Value

Number of Drill Holes with Assays	60
Total Length(m)	10,498
Average Length(m)	175
Drill-Hole Assays (Au & Ag)	6,054
Holes with Down-Hole Surveys	55

La Patria Drill-Hole Database: Gold Sample Statistics by Drill Type

	Samples		Grade (g Au/t)
		Avg.				Std
Type	No.	Length	Mean	Min	Max	Dev	CV

RC	5,204	1.52 m	0.21	0	25.90	0.87	4.14
Core	850	1.01 m	0.86	0	41.00	3.07	3.57
Total	6,054	1.27 m	0.30	0	41.00	1.42	4.73

La Patria Drill-Hole Database: Silver Sample Statistics by Drill Type

	Samples		Grade (g Ag/t)
		Avg.				Std
Type	No.	Length	Mean	Min	Max	Dev	CV

RC	5,204	1.52 m	5	0	811	25	5
Core	850	1.01 m	27	0	2,450	100	4
Total	6,054	1.27 m	6	0	2,450	44	7

Six RC holes, for a total of 1,052m were drilled at Palmarejo in 2007, and therefore were not included in the Palmarejo resource database. These were drilled to test an area between the Rosario and La Blanca resources (see the Technical Report).

Subsequent to the 2007 Guadalupe resource estimate and through to August 26, 2007, Planet Gold had completed a further 48 holes, for a total of 16,060m, at the project (set out in the table below). These holes have focused on expanding the existing resource base, infill drilling with the goal of providing sufficient data to bring portions of the Inferred resources into Measured and Indicated categories, and exploratory drilling.

Guadalupe Post-Resource Drilling Summary

						Total
		RC		Core		Drill	Total
Company	Year	No.	Meters	No.	Meters	Holes	Meters

Planet Gold	2007	15	3,229	39(1)	12,831	48	16,060

(1)	Includes 4 core continuations of RC holes & 2 core (wedge) continuations of core holes.

As of August 16, 2007, Planet Gold had completed 59 drill holes (totaling 14,772m) at La Patria that are not included in the resource estimation (set out in the table below). These holes have predominantly focused on expanding the project resources, although minor infill drilling was also completed.

LaPatria Post-Resource Drilling Summary

						Total
		RC		Core		Drill	Total
Company	Year	No.	Meters	No.	Meters	Holes	Meters

Planet Gold	2006-2007	29	5,831	30	8,941	59	14,772

Other Palmarejo-Trogan Drilling

Drilling by Planet Gold up to August 18, 2007 on the Trogan Exploration targets (located outside of the Palmarejo resource area), including the results of the drilling programs, is summarized below:

Trogan Drilling Summary

		RC		Core		Totals
Year	Target	No.	Meters	No.	Meters	No.	Meters

2005	Todos Santos-Canadensia	0	0	14	1,477	14	1,477
2005-2007	Cerro de Los Hilos[1]	17	3,782	0	0	17	3,782
2005-2007	La Finca[1]	37	7,033	9	1,489	46	8,522
2006-2007	San Juan de Dios[1]	43	6,602	0	0	43	6,602
2006-2007	Cerro de Los Hilos SE	6	1,158	0	0	6	1,158
2006	Guerra al Tirano	0	0	5	1,414	5	1,414
2007	Los Bancos	10	3,664	0	0	10	3,664
2007	Palmarejo North	7	791	0	0	7	791
		120	23,030	28	4,380	148	27,410

(1)	Drill data included in the above drilling data tables.

These targets, including the results of the drilling program, are discussed in more detail above under “Mineralization — Trogan Exploration Area Mineralization”.

Reverse Circulation Drilling and Logging

Reverse circulation drilling was carried out by Layne de Mexico, S.A. de C.V. (“Layne”), Dateline, S.A. de C.V. (“Dateline”) and Major Drilling S.A. de C.V. (“Major”). Detailed information is provided in the Technical Report.

The RC drill chips were logged for stratigraphy, alteration, weathering degree, quartz percent, and metallic minerals to aid in geological and sectional interpretation.

The water table in the project area is variable due to the topographic relief. If enough water was encountered to cause the sample exiting the cyclone to be wet, the RC holes were terminated and completed with a core tail.

Core Drilling and Logging

Diamond core drilling was carried out by Layne, Major and Perforaciones Godbe de Mexico, S.A. de C.V. (“Godbe”). Detailed information is provided in the Technical Report. All rigs were set up to drill HQ-diameter core with the ability to reduce to NQ if necessary. Water was supplied by water truck and/or pump and water line running from Palmarejo creek.

The core holes that were collared at the surface recovered HQ or PQ core, unless the intersection of voids or down-hole drilling problems were encountered, in which case the drillers reduced to NQ or HQ, respectively. The core tails, which were drilled when RC holes were terminated prematurely due to encountering groundwater, recovered NQ core.

Diamond core holes were logged for geology, including graphic logs for stratigraphy and visual identification of ore zones, and for geotechnical data.

Down-Hole Surveying

Drill holes were surveyed with either a Reflex Maxibore non-magnetic one-shot system or an Accu-shot. With the Reflex Maxibore, a shot is taken approximately every 30m or 50m from where core drilling begins to the bottom of the hole. Results from the down-hole survey program were similar to the RC survey results, with minor increases in the drill-hole dips recorded with increasing depth. The greatest change in dip and bearing is found in drill holes that passed through workings, as the drill rods often re-entered solid rock at a greater dip and slight change of bearing in a counter-clockwise direction. The Accu-shot is a magnetic single-shot down-hole camera supplied by International Directional Services. This tool simultaneously records the inclination and magnetic direction of the hole on film. The accuracy of the Accu-shot is to a quarter of a degree in inclination and a half a degree in azimuth. A shot is taken approximately every 30m from the collar to the bottom of the hole.

Results from the down-hole surveying show a minor increase in the hole dip due to the droop from the weight of the rods, especially in holes drilled to depths of 200m or greater. The greatest change in dip and bearing is found in holes that have drilled through workings, which often re-enter the footwall at a greater dip and slight change of bearing in a counter-clockwise direction.

Sampling Method and Approach

Summary

The Palmarejo, Guadalupe and La Patria resource databases include RC and core holes drilled by Planet Gold. MDA believes that the RC and core sampling procedures have provided samples that are representative and of sufficient quality for use in the resource estimation discussed below. Sampling methods and approaches used for all Palmarejo-Trogan RC and core holes are the same, except as otherwise described herein or in the Technical Report.

Reverse Circulation Sampling

RC chips were recovered up through the center of the double-wall pipe, and the sample was discharged at the surface via a cyclone directly onto a contractor-supplied three-tiered Jones splitter. If groundwater caused the sample exiting the cyclone to be wet, and the hole could not be dried with the addition of a compressed air booster, the sampling was halted, the RC portion of the hole was terminated, and any continuation of the hole was completed by coring. The depth that groundwater was encountered was logged by the supervising geologist.

Each entire 1.52m sample was collected into a cyclone and then released into a hopper into a Gilson, riffle-type splitter. The sample was initially split so that half of the material was discarded. The remaining half was split in half again, and each of these quarter splits were poured directly from the splitter pans into a bucket containing sample bags. The sample numbers were recorded as the drilling progressed by a geologist that supervised the RC drilling. One quarter split was used as the sample for assaying and the other was stored as an archive duplicate. Once bagged, the samples were placed in order on the ground near the drill. All samples to be submitted for analyses were placed at a collection point on the drill pad for the weekly pickup by a sample truck sent by the assay lab.

One of the quarter splits was sent to the ALS Chemex (“Chemex”) facilities in Chihuahua City, Chihuahua or Hermosillo, Sonora. A duplicate quarter split was also periodically inserted into the sample stream sent to Chemex. The remaining one-quarter duplicate splits were stored on site in steel drums.

An air hose was used to clean out residual dust and fines from the Jones splitter trays before collecting the next sample.

Due to the nature of RC drilling, the possibility of contamination of drill cuttings from intervals higher in the hole is a concern, especially when groundwater is encountered or drilling fluids are added. No wet RC samples were collected at Palmarejo, and drilling fluids are used sparingly, if at all, which greatly decreases the possibility of contamination.

A suspicious tail of mineralized samples in one RC hole was noted, however. The hole had passed through a well mineralized section of the La Prieta structure and returned an anomalously thick section of footwall mineralization immediately below. The suspicious footwall assays were not incorporated into the resource modeling or estimation.

Core Sampling

The core is removed from the core barrel and placed into wooden boxes in the case of PQ core and plastic boxes for HQ and NQ core. All breaks of the core made by the drillers were marked in order to assist in the differentiation of natural vs. manmade fractures. On selected Palmarejo holes, the core driller marked an orientation at the top of the core run prior to retrieving the core barrel with a spear-system that is sent by wireline. The core barrel was then retrieved and placed into core boxes. Oriented core has not been collected at either Guadalupe or La Patria.

At the core shed, the core was first pieced together by a geologist or technician, with the orientation mark facing up (if applicable). Cut lines were then traced along the core axis, sample intervals were marked on the core, and the intervals were assigned sample numbers. The sample lengths for wall rock average 1.5m at Palmarejo and 1.0m at Guadalupe and La Patria. At all projects, suspected mineralized zones were sampled at intervals averaging about 0.5m. Sample lengths were variably adjusted by the supervising geologist to avoid sampling across geological contacts. Digital photographs of wetted core were taken and the core was then sawed into two halves along the cut lines. The half of the core to the right of the orientation line was chosen for assaying and placed in a numbered bag along with a sample tag. A duplicate tag was kept in the sample-tag book and archived at the Palmarejo field office. The left side of the core was retained in the core boxes on site.

After assigning 100% recovery to 31 intervals in the database with recoveries that exceed 100% at Palmarejo, recoveries average 93% in the 2,763 core intervals with recovery data in the database. Within the La Patria and La Blanca structures, the 250 intervals averaged 89% recovery. The relationship between core recovery and metal grades at Palmarejo and Palmarejo core — RC twin holes are discussed in the Technical Report.

The 12 core holes used in the La Patria resource estimate have an average core recovery of 95.2%, while the 75 core holes at Guadalupe have an average recovery of 94.7%. Many of the poor recovery intervals in these holes occur in the first few meters of the holes.

Sample Preparation, Analysis and Security

Planet Gold used Chemex as the primary assay laboratory for the project. Chemex has ISO 9002 laboratory accreditation and ISO:9001:2000 for North America. MDA believes that the analytical procedures employed by Chemex on the Palmarejo project samples meet industry standards.

Sample Preparation

The RC samples for assaying were stored at a sample collection point within the drilling area, while the core samples were stored in the core shed at the old mill site at Palmarejo. A truck picked up the RC and core samples each Monday and drove the samples to the Chemex facilities in Chihuahua City, Chihuahua, or Hermosillo, Sonora. Sample preparation consisted of drying, crushing, splitting and grinding. Specific information is included in the Technical Report. The prepared pulps were then shipped to the Chemex laboratory in Vancouver, British Columbia for analysis.

MDA believes that the sample preparation procedures implemented meet industry standards. The core sample security is also adequate. MDA recommends that the RC samples be stored in a secure place, similar to the core samples, although MDA’s review of the project has not led to any indications of problems with sample security.

Analytical Procedures

Gold and silver were analysed by Chemex using fire assay fusion with a gravimetric finish on 30 g samples. The lower detection limits were 0.05 g Au/t and 5 g Ag/t; the upper detection limit for silver was 10,000g Ag/t.

Results from the initial assaying that exceeded the upper detection limit for silver were analyzed by Chemex using a fire assaying method with rigorous impurity corrections. Analyses were run in triplicate, with internal standards and replicates included in the analytical sequence. The results of samples, synthetic standards and replicate data were reviewed by Chemex before approval. If discrepancies were noted, appropriate re-analyses were run. This technique yields a lower detection limit for silver of 0.02 oz Ag/ton (0.69 g Ag/t) and an upper limit of 29,166 oz Ag/ton (999,986 g Ag/t).

Screen-fire assaying of selected samples in 2007 was also performed by Chemex.

Check-analyses on pulps were completed at ACME Analytical Laboratories in Vancouver, British Columbia, using fire assay with ICP-ES metal determination.

Data available for assay verification studies include blanks, duplicates submitted regularly into the sample stream, duplicates of entire drill holes, internal laboratory check data, twin hole data, and samples sent for check assaying by MDA. More detailed information in respect of these verification measures is included in the Technical Report.

Mineral Processing and Metallurgical Testing

Ten metallurgical programs have been completed for Planet Gold on the Palmarejo mineralization through 2005; no metallurgical testing specific to the Guadalupe or La Patria projects has been undertaken. The work on Palmarejo has yielded positive results for flotation of ground material with cyanide recovery of the silver and gold from the flotation concentrate. The metallurgical data reviewed by MDA in the Technical Report were used solely for the purposes of deriving of deriving reasonable and appropriate cutoffs for mineral resource reporting.

The metallurgical testing programs, conducted by five different companies for Planet Gold, are described in the Technical Report.

Mineral Resources

Classification of Mineral Resources

Cautionary Note to U.S. Investors Concerning Estimates of Measured, Indicated and Inferred Resources

The mineral resource table under this section “Mineral Resources” uses the terms “measured”, “indicated” and “inferred” resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the SEC does not recognize them.

“Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. United States investors are also cautioned not to assume that all or any part of an inferred mineral resource exists, or is economically or legally mineable.

Estimation and Qualified Persons

Mineral resource estimation described in this proxy statement and the Technical Report was prepared in accordance with NI 43-101. The modeling and estimate of silver and gold resources were done under the supervision of by Michael M Gustin, a qualified person with respect to mineral resource estimation under NI 43-101. Mr. Gustin is independent of Planet Gold, Palmarejo and Bolnisi in accordance with the definitions and criteria set forth in NI 43-101. The mineral resource estimation completed by MDA for the Palmarejo deposit is an update of the resources reported in MDA’s 2005

Palmarejo-Trogan technical report dated October 1, 2006. There are no mineral reserves estimated for the Palmarejo-Trogan Project.

Modeling and methodologies used are discussed in the Technical Report.

Palmarejo Project Mineral Resources

The following table lists the gold and silver resources by class for the Palmarejo Project.

A gold-equivalent cutoff was used to tabulate the resources, with the gold-equivalent grade calculated from the gold and silver values as follows: Au_eq = Au + Ag/55. The equivalency ratio is derived in consideration of historic precious metal price ratios, with a bias toward more recent ratios, as well as the projected Palmarejo Project metallurgical recoveries.

Palmarejo and MDA believe that a cutoff of 0.8g Au-equivalent is reasonable for the reporting of the Palmarejo mineral resources due to the potential availability of the resources to open pit extraction; the resources are also tabulated at additional cutoffs in the following tables in order to provide grade-distribution information.

Palmarejo Project Silver and Gold Resources By Class
Palmarejo Measured Resources

Au-equiv./t(1) Cutoff	tonnes	g Ag/tonne	oz Ag	g Au/tonne	oz Au

0.8	5,100,000	197	32,520,000	2.22	367,000
1.0	4,700,000	213	32,040,000	2.41	363,000
1.5	3,700,000	257	30,660,000	2.93	349,000
2.0	3,100,000	297	29,380,000	3.41	337,000
2.5	2,700,000	330	28,340,000	3.81	327,000
3.0	2,400,000	360	27,330,000	4.19	318,000
3.5	2,100,000	387	26,440,000	4.53	310,000

Palmarejo Indicated Resources

Au-equiv./t(1) Cutoff	tonnes	g Ag/tonne	oz Ag	g Au/tonne	oz Au

0.8	8,800,000	184	52,390,000	2.01	571,000
1.0	7,900,000	202	51,500,000	2.20	560,000
1.5	6,100,000	249	49,070,000	2.71	534,000
2.0	5,100,000	288	46,990,000	3.14	513,000
2.5	4,300,000	324	45,120,000	3.55	493,000
3.0	3,800,000	357	43,380,000	3.93	476,000
3.5	3,300,000	389	41,750,000	4.29	461,000

Palmarejo Inferred Resources

Au-equiv./t(1) Cutoff	tonnes	g Ag/tonne	oz Ag	g Au/tonne	oz Au

0.8	4,500,000	153	22,290,000	1.39	203,000
1.0	3,800,000	175	21,610,000	1.58	195,000
1.5	2,700,000	228	20,080,000	2.04	180,000
2.0	2,200,000	273	18,900,000	2.44	169,000
2.5	1,800,000	314	17,900,000	2.80	160,000
3.0	1,500,000	351	17,020,000	3.14	152,000
3.5	1,300,000	388	16,200,000	3.48	146,000

(1)	Au-equiv./t = Au grade + (Ag grade ÷ 55). Gold equivalent grades are calculated using a gold to silver ratio of 1:55 based on a review of historic gold and silver price ratios, as well as projected metallurgical recoveries at the Palmarejo Project (as discussed in the Technical Report).

(2)	Mineral resources that are not mineral reserves do not have a demonstrated economic viability.

Data

A model was created for estimating the silver and gold resources at Palmarejo from data generated by Planet Gold through late September 2006, including geologic mapping, RC and core drilling results, and surveying of underground workings. Maps of underground workings prepared by previous operators were also incorporated into the modeling. Aerial photography was used to create a topographic model with two-meter contours. These data were incorporated into a digital database, and all subsequent modeling of the Palmarejo resource was performed using Surpac® mining software.

Deposit Geology Pertinent to Resource Estimation

The primary controls of the silver and gold at Palmarejo are the west-northwest-striking La Prieta and northwest-striking La Blanca quartz vein structures, both of which dip to the southwest, as well as the broader zone of sheeted quartz-vein stockwork mineralization found at the intersection of the two structures. Significant zones of hanging wall and footwall stockwork mineralization of varying widths also lie along both principal structures distal from the area of the structural intersection.

Guadalupe Mineral Resources

The following Guadalupe mineral resources conform to the definitions adopted by the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”), December, 2005, and meet the criteria of those definitions. The table below lists the Guadalupe silver and gold resources.

Guadalupe Indicated Resources

Au-equiv./t(1) Cutoff
0 to 150m	>150m
Depth	Depth	tonnes	g Ag/tonne	oz Ag	g Au/tonne	oz Au

0.8	2.5	710,000	166	3,790,000	2.15	49,000
1.5	2.5	610,000	184	3,610,000	2.49	49,000
2.0	2.5	570,000	192	3,490,000	2.66	48,000
2.5	2.5	540,000	196	3,400,000	2.78	48,000
3.0	3.0	440,000	217	3,090,000	3.19	45,000
5.0	5.0	220,000	303	2,090,000	5.13	35,000
10.0	10.0	64,000	481	995,000	10.65	22,000

Guadalupe Inferred Resources

Au-equiv./t(1) Cutoff
0 to 150m	>150m
Depth	Depth	tonnes	g Ag/tonne	oz Ag	g Au/tonne	oz Au

0.8	2.5	8,000,000	136	35,120,000	1.34	345,000
1.5	2.5	6,500,000	157	32,530,000	1.63	337,000
2.0	2.5	5,900,000	164	31,180,000	1.75	332,000
2.5	2.5	5,600,000	168	30,040,000	1.83	327,000
3.0	3.0	4,300,000	186	25,970,000	2.11	294,000
5.0	5.0	1,600,000	264	13,400,000	3.64	185,000
10.0	10.0	330,000	414	4,350,000	7.44	78,000

(1)	Au-equiv./t = Au grade + (Ag grade ÷ 55). Gold equivalent grades are calculated using a gold to silver ratio of 1:55 based on a review of historic gold and silver price ratios, as well as Palmarejo Project projected metallurgical recoveries (as discussed in the Technical Report).

Two gold-equivalent cutoffs were used to tabulate the block-diluted resources. The gold-equivalent grade is calculated from the gold and silver values as follows: Au-equivalent grade = Au grade + (Ag grade ÷ 55). The derivation of the equivalency ratio is explained in section 17.1.7 of the Technical Report. A cutoff of 0.8 Au-equivalent/t was used for tabulating resources to a depth of 150m below the surface. This cutoff was chosen to capture mineralization potentially available to open-pit extraction. A cutoff of 2.5 g Au-equivalent/t was applied to the blocks lying deeper than 150m below the surface. This higher cutoff was chosen to reflect mineralization potentially available to higher-cost underground extraction. The resources are also tabulated at additional cutoffs in the above tables in order to provide grade-distribution information.

The Guadalupe silver and gold resources are classified primarily as Inferred due to a combination of insufficient drill data in some areas and the relatively simplistic sectional-modeling approach. This technique, in which sectional mineral-domain interpretations are projected half the distance to neighboring sections, yields representative resource tonnes and grades, but can introduce inaccuracies in the location of the mineralization as distances from the controlling cross sections increase. These inaccuracies were minimized by the use of variable horizontal projections, which were used to mimic the strike of the mineralized zones, thereby allowing some of the resources to be classified as Indicated.

La Patria Mineral Resources

The following table lists the minor gold and silver inferred resources defined to date at La Patria.

A gold-equivalent cutoff was used to tabulate the resources, with the gold-equivalent grade calculated from the gold and silver values as follows: Au_eq = Au + Ag/55. The equivalency ratio is derived in consideration of historic precious metal price ratios, with a bias toward more recent ratios, as well as the projected Palmarejo Project metallurgical recoveries.

Palmarejo and MDA believe that a cutoff of 0.8g Au-equivalent is reasonable for the reporting of the La Patria mineral resources due to the potential availability of the resources to open pit extraction; the resources are also tabulated at additional cutoffs in the following tables in order to provide grade-distribution information.

La Patria Silver and Gold Resources

Inferred Resources

Cut-off		Au	Au	Ag	Ag
(g/t AuEq)	Tonnes	(g/t)	(Oz)	(g/t)	(Oz)

0.8	3,600,000	1.49	171,000	35	4,030,000
1.0	2,600,000	1.81	152,000	43	3,600,000
1.5	1,700,000	2.34	126,000	57	3,050,000
2.0	1,200,000	2.73	109,000	67	2,660,000
2.5	830,000	3.29	88,000	82	2,190,000
3.0	530,000	4.05	69,000	104	1,770,000
4.0	340,000	4.98	55,000	130	1,430,000
5.0	260,000	5.54	46,000	149	1,250,000
10.0	71,000	8.06	19,000	242	556,000

The above resources include all mineralization between present day topography and an identical surface created 200 meters lower, as an approximation of material potentially available for open pit extraction, as required by the Australian JORC and Canadian NI 43-101 Codes.

El Realito Gold-Silver Project: Temoris, Chihuahua, Mexico

Bolnisi has, through its wholly owned Mexican subsidiary, Wyalong SA de CV (“Wyalong”), entered into two acquisition agreements over 9 tenements covering 641 hectares and has received titles for a further 5 tenements including an all encompassing claim, known as Septentrion, covering 7,472 hectares. Collectively known as the El Realito project, these tenements which cover 8,113 hectares are located in the Artega mining district of the Guazapares Municipality, Chihuahua State, some 30 kilometers southeast of Palmarejo Project.

Tenement Summary

The tenements and acquisition agreements which comprise the El Realito project are:

•	five El Realito project tenements totaling approximately 7,472 hectares owned 100% by Wyalong; and

•	two acquisition agreements which can be terminated with 30 days’ notice by Wyalong.

The first acquisition agreement grants Wyalong a 5 year exploration right from March 17, 2004 over 5 tenements covering approximately 422 hectares for escalating six monthly payments totaling US$500,000 (of which US$260,000 has been paid). At any time during this period, by making all outstanding payments, 100% ownership of the tenement area will be transferred to Wyalong.

The second acquisition agreement grants Wyalong a 5 year exploration right from September 29, 2004 over 4 tenements covering approximately 219 hectares for escalating six monthly payments totaling US$901,000 (of which US$197,000 has been paid). At any time during this period, by making all outstanding payments, 100% ownership of the tenement area will be transferred to Wyalong.

Project Summary

El Realito is a typical Mexican polymetallic Au-Ag vein system where high silver and gold grades have been exposed in structurally controlled ore shoots. The mineralized quartz veins are hosted by a north-northwest striking fault breccia separating footwall Mesozoic calcareous siltstones and hangingwall Lower Tertiary andesitic and dacitic volcanic rocks. The El Realito fault has been traced for more than 3.0 kilometers, dips 30 to 40 degrees to the west and has formed a dip slope. Detailed mapping at the beginning of the year defined structural controls on high-grade gold-silver mineralization. A series of southwest-plunging clavos (e.g. El Realito, Chalate and El Pinito) occur at inflection points along the main El Realito fault where the strike changes locally from north to northwest.

Various Mexican and North American companies expressed interest in the property in the late 1980s and early 1990s, one of which drilled 29 RC for 784 meters and 25 diamond core holes for 481 meters. Recoveries of diamond holes were extremely poor in the mineralized sections and in only 3 holes did recovery exceed 50%. Silver assays from recent sampling are consistently higher than those reported in historical drilling results confirming suspicions that previous work has underestimated silver concentrations at El Realito.

Preparations are underway for the drilling program due to commence at El Realito as soon as drilling equipment and personnel become available.

From the commencement of exploration drilling at El Realito in November 2005, 75 RC drill holes have been completed for a total of 3,924 meters.

Due to the focus of activities on the Palmarejo project and Trogan tenements, no field work was undertaken during the year ended June 30, 2007. Bolnisi plans to undertake some metallurgical testwork and prepare an initial resource estimate for the El Realito project.

Yecora Gold-Silver Project: Sonora, Mexico

Bolnisi has, through its wholly owned Mexican subsidiary, Darbazi SA de CV (“Darbazi”), entered into an acquisition agreement over 4 tenements covering 217 hectares and has received titles for another 11 exploration tenements from the Sonora Mines Department including an all encompassing claim, known as Guacamaya, covering 8,085 hectares. Collectively known as the Yecora project, these tenements which cover approximately 8,302 hectares are located in the east of the state of Sonora, Mexico close to the Chihuahua state border and the Federal Highway connecting Hermosillo to Chihuahua.

Tenement Summary

The tenements and acquisition agreements which comprise the Yecora project are:

•	eleven Yecora project tenements totaling approximately 8,085 hectares owned 100% by Darbazi; and

•	an acquisition agreement which can be terminated with 30 days’ notice by Darbazi which grants Darbazi a 5.5 year exploration right from 8 October 2003 over 4 tenements covering approximately 217 hectares for escalating six monthly payments totaling US$1,105,000 (of which US$205,000 has been paid). At any time during this period, by making all outstanding payments, 100% ownership of the tenement area will be transferred to Darbazi.

Project Summary

The Yecora project occurs in polymetallic gold-silver district with multiple occurrences of visible gold. Historic mining in the district has been limited to surface pits and shallow underground workings. Bolnisi’s Guacamaya license area surrounds 16 kilometers of north-northwest striking structures that host the San Francisco and Martha deposits. Two tenements surrounding these deposits are not controlled by Bolnisi.

Gold-silver mineralization is hosted primarily in Lower Volcanic Series andesitic rocks typical of many epithermal Ag-Au deposits in the Sierra Madre Occidental. The Martha and San Francisco structures have been identified as the two principal mineralized trends within the Guacamaya project area. Gold-silver bearing quartz-carbonate veins are characterized by brecciated, colloform banded and cockade epithermal textures and vary from 1.0 to 5.0 meters wide. The mineralization style is typically polymetallic-carbonate Au-Ag but there is evidence of a high level overprint by high grade Au and Ag at some prospects (e.g. Martha). Supergene enrichment of gold has occurred at many prospects (e.g. Martha, Balila, Maguarichic) resulting in near surface high grades.

Apart from limited drilling, trenching and prospecting on a single tenement, there has been no modern exploration undertaken within the license area. Due to the focus of activities on the Palmarejo project and Trogan tenements, no drilling was undertaken during the year ended June 30, 2007.

Data assessment and field reconnaissance work is ongoing. Drilling is planned to be undertaken in the future when landowner agreements over the two tenements surrounding Bolnisi’s tenements which are not controlled by Bolnisi are finalized.

Vote by Internet	www.cesvote.com

Use the Internet to transmit your proxy until 6:00 a.m. EST on the morning of the Special Meeting. Have your proxy card in hand when you access the website listed above and follow the instructions provided.

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Use any touch-tone telephone to transmit your proxy until 6:00 a.m. EST on the morning of the Special Meeting. Have your proxy card in hand when you call and follow the instructions provided.

Vote by Mail

Please mark, sign, date and promptly mail your proxy card using the postage-paid envelope provided or return your proxy card to: Coeur d’Alene Mines Corporation, c/o Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230-3230 to ensure that your vote is received prior to the Special Meeting on December 3, 2007.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Sign and return your proxy
touch-tone telephone:	cast your vote:	in the postage-paid
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Control Number è
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE
ê PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

Coeur d’Alene Mines Corporation	Special Meeting Proxy Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned hereby appoints Dennis E. Wheeler or, in his absence, James A. Sabala, proxy of the undersigned, with full power of substitution, and hereby authorizes him to vote as indicated on the reverse side all shares of Coeur d’Alene Mines Corporation common stock the undersigned is entitled to vote at the special meeting of Coeur d’Alene Mines’ shareholders, to be held at The Coeur d’Alene Resort and Conference Center, located at Second Street and Front Avenue, Coeur d’Alene, Idaho at 9:30 a.m., local time, on December 3, 2007, and any adjournment(s) or postponement(s) thereof.
If no direction is provided, this proxy will be voted FOR proposals 1, 2 and 3.

, 2007

Shareholder Sign Here	Date

, 2007

Co-Shareholder Sign Here	Date
Please sign exactly as name appears hereon. Joint shareholders should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full title. If a partnership, please sign in partnership name by authorized person, giving full title.

COEUR D’ALENE MINES CORPORATION
VOTE YOUR SHARES VIA THE INTERNET OR BY TELEPHONE
Dear Shareholder:
Your vote is important. Coeur d’Alene Mines Corporation encourages you to submit your proxy electronically via the Internet or by telephone, both of which are available 24 hours per day, seven days per week. If you vote your proxy by Internet or telephone, you do NOT need to mail your proxy card.
•	To submit your proxy electronically via the Internet, go to the Website: http://www.cesvote.com and follow the prompts. You must use the control number printed in the box by the arrow on the reverse side of this card.

•	To submit your proxy by telephone, use a touch-tone telephone and call 1-888-693-8683. You must use the control number printed in the box by the arrow on the reverse side of this card.
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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE
ê PERFORATION, DETACH AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE. ê

Coeur d’Alene Mines Corporation	Special Meeting Proxy Card

WHEN PROPERLY EXECUTED, ASSUMING THE UNDERSIGNED IS AN OWNER ON THE RECORD DATE, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH BELOW.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
1.	To approve an amendment to Coeur d’Alene Mines Corporation’s (“Coeur”) articles of incorporation to increase the authorized number of shares of Coeur common stock, par value $1.00 per share (“Coeur common stock”), from 500,000,000 to 750,000,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	To approve the proposed issuance of new shares of Coeur common stock to Bolnisi Gold NL (“Bolnisi”) shareholders in connection with the combination of Bolnisi with Coeur, and the proposed issuance of new shares of Coeur common stock to Palmarejo Silver and Gold Corporation (“Palmarejo”) shareholders in connection with the combination of Palmarejo and Coeur.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt any of the foregoing proposals.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	In their discretion, the proxies are authorized to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
(Continued, and please sign on reverse side)